As filed with the U.S. Securities and Exchange Commission on August 5, 2021.

Registration No. 333-257710

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1
to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Genesis Park Acquisition Corp.*

(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	98-1550429
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2000 Edwards Street, Suite B

Houston, TX 77007

(713) 489-4650

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David Bilger

Genesis Park Acquisition Corp.

2000 Edwards Street, Suite B

Houston, TX 77007

(713) 489-4650

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies of all communications, including communications sent to agent for service, should be sent to:

William H. Gump Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000	Angela Olivarez Jesse P. Myers Willkie Farr & Gallagher LLP 600 Travis Street, Suite 2100 Houston, Texas 77002 (713) 510-1700	Robert M. Hayward, P.C. Alexander M. Schwartz Kirkland & Ellis LLP 300 North LaSalle Street Chicago, Illinois 60654 (312) 862-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITY BEING REGISTERED	AMOUNT BEING REGISTERED(4)	PROPOSED MAXIMUM OFFERING PRICE PER SECURITY (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE(8)(9)
New Redwire Common Stock(1)	20,472,028	$10.315(5)	$211,168,968.82	$23,038.54
New Redwire Common Stock(2)	15,920,979	$11.50(6)	$183,091,258.50	$19,975.26
Warrants to purchase New Redwire Common Stock(3)	15,920,979	$2.334(7)	$37,159,564.99	$4,054.11
Total			$431,419,792.31	$47,067.91

(1)

The number of shares of common stock of the registrant (“GPAC” and after the Domestication (as defined herein), “New Redwire”) being registered represents (i) 16,377,622 Class A ordinary shares issued in GPAC’s initial public offering, which will be converted by operation of law into shares of common stock of New Redwire (the “New Redwire Common Stock”) in the Domestication and (ii) 4,094,406 Class B ordinary shares held by Genesis Park Holdings (the “Sponsor”), which will be converted by operation of law into shares of New Redwire Common Stock in the Domestication.

(2)

Represents shares of New Redwire Common Stock to be issued upon the exercise of (i) 8,188,811 warrants to purchase Class A ordinary shares underlying units issued in GPAC’s initial public offering (“public warrants”), (ii) 5,732,168 warrants to purchase Class A ordinary shares that were issued in a private placement simultaneously with the closing of GPAC’s initial public offering (“private placement warrants”), of which 5,406,541 were issued to and are held by the Sponsor and 325,627 were issued to and are held by Jefferies LLC (“Jefferies”), in each case, after giving effect to the forfeiture by the Sponsor and Jefferies of 1,886,000 and 114,000 private placement warrants, respectively, in connection with the consummation of the business combination described herein (the “Business Combination”) and (iii) 2,000,000 warrants to purchase New Redwire Common Stock that are issuable to Redwire, LLC (“Holdings”) upon consummation of the Business Combination with such newly issued warrants to have terms identical to the private placement warrants (the “closing warrants,” and collectively with the public warrants and the private placement warrants, the “warrants”). All of the warrants will automatically be converted by operation of law into warrants to acquire shares of New Redwire Common Stock in the Domestication.

(3)

The number of warrants to acquire shares of New Redwire Common Stock being registered represents (i) 8,188,811 public warrants, (ii) 5,732,168 private placement warrants and (iii) 2,000,000 closing warrants.

(4)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of GPAC on the New York Stock Exchange (“NYSE”) on June 30, 2021 ($10.315 per Class A ordinary share). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(6)	Represents the exercise price of the warrants.
(7)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the GPAC public warrants on the NYSE on June 30, 2021 ($2.334 per warrant). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(8)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.
(9)	Previously paid.
*

Immediately prior to the consummation of the Business Combination, GPAC intends to effect a deregistration and a transfer by way of continuation to Delaware pursuant to Sections 206 through 209 of Part XII of the Companies Act (as Revised) of the Cayman Islands and Section 388 of the Delaware General Corporation Law, pursuant to which GPAC’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “Redwire Corporation” upon the consummation of the Domestication. As used herein, “New Redwire” refers to GPAC after giving effect to the Domestication.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The Registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus forms a part, is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION, DATED August 5, 2021

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF GENESIS PARK ACQUISITION CORP.

PROSPECTUS FOR

36,393,007 SHARES OF COMMON STOCK AND 15,920,979 WARRANTS OF GENESIS PARK ACQUISITION CORP. (AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE, WHICH WILL BE RENAMED REDWIRE CORPORATION IN CONNECTION WITH THE DOMESTICATION DESCRIBED HEREIN)

The board of directors of Genesis Park Acquisition Corp., a Cayman Islands exempted company (“GPAC”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated as of March 25, 2021 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among GPAC, Shepard Merger Sub Corporation, a Delaware corporation and direct, wholly owned subsidiary of GPAC (“Merger Sub”), Cosmos Intermediate, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Holdings (“Cosmos”), and Redwire, LLC, a Delaware limited liability company (“Holdings”), a copy of which is attached to this proxy statement/prospectus as Annex A, including the domestication of GPAC as a Delaware corporation (the “Domestication”). As described in this proxy statement/prospectus, GPAC’s shareholders are being asked to consider a vote upon, among other items, each of the Domestication and the Business Combination. As used in this proxy statement/prospectus, “New Redwire” refers to GPAC after giving effect to the consummation of the Domestication and the Business Combination.

In connection with the Domestication, on the Closing Date and prior to the First Effective Time (as defined below): (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), and each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”), of GPAC will be converted into one share of common stock, par value $0.0001 per share, of New Redwire (the “New Redwire Common Stock”); (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of GPAC will automatically represent the right to purchase one share of New Redwire Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the warrant agreement, dated November 23, 2020, between GPAC and Continental Stock Transfer & Trust Company, as warrant agent (as may be amended, supplemented or otherwise modified from time to time, the “GPAC Warrant Agreement”); (iii) the governing documents of GPAC will be amended and restated and will become the certificate of incorporation and the bylaws of New Redwire, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively; and (iv) GPAC’s name will change to “Redwire Corporation.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of GPAC that has not been previously separated into the underlying Class A ordinary shares of GPAC and the underlying warrants of GPAC prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Redwire Common Stock and one-half of one warrant representing the right to purchase one share of New Redwire Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the GPAC Warrant Agreement.

At the closing of the Business Combination (the “Closing”), promptly following the consummation of the Domestication: (i) Merger Sub will merge with and into Cosmos (the “First Merger”), with Cosmos as the surviving company in the First Merger, and after giving effect to the First Merger, Cosmos will be a wholly-owned subsidiary of New Redwire (the time that the First Merger becomes effective being referred to as the “First Effective Time”) and (ii) immediately following the First Effective Time, Cosmos will merge with and into New Redwire (the “Second Merger” and together with the First Merger, the “Mergers”), with New Redwire as the surviving entity in the Second Merger. After giving effect to the Mergers, New Redwire will be the direct or indirect parent company for each of the direct and indirect subsidiaries of Cosmos prior to the Mergers.

In accordance with the terms and subject to the conditions of the Merger Agreement, at the First Effective Time, the common units of Cosmos issued and outstanding as of immediately prior to the First Effective Time (other than units held by Cosmos as treasury units or owned by GPAC, Merger Sub or Cosmos immediately prior to the First Effective Time (which units will be cancelled for no consideration as part of the First Merger)) will be cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate, the merger consideration comprised of $75,000,000 in cash, 37,200,000 shares of New Redwire Common Stock and 2,000,000 warrants to purchase shares of New Redwire Common Stock, without interest and otherwise in accordance with the terms of the Merger Agreement.

This prospectus covers 36,393,007 shares of New Redwire Common Stock and 15,920,979 warrants to acquire shares of New Redwire Common Stock of which (i) 34,393,007 shares of New Redwire Common Stock and 13,920,979 warrants to acquire shares of New Redwire Common Stock are to be issued or are issuable to the existing shareholders of GPAC in connection with the Domestication and the Business Combination and (ii) 2,000,000 warrants to acquire shares of New Redwire Common Stock are to be issued to Holdings in connection with the Business Combination and 2,000,000 shares of New Redwire Common Stock are underlying such warrants. The foregoing share and warrant amounts give effect to the surrender and forfeiture for no consideration by Genesis Park Holdings (the “Sponsor”) and Jefferies LLC (“Jefferies”) of an aggregate of 2,000,000 private placement warrants immediately prior to the Closing pursuant to the Forfeiture Agreement, dated as of March 25, 2021, by and among GPAC, the Sponsor, Jefferies, Holdings and Cosmos.

GPAC’s units, public shares and public warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “GPAC.U,” “GPAC” and “GPAC WS,” respectively. GPAC will apply for listing, to be effective at the time of the Business Combination, of New Redwire Common Stock and warrants on the NYSE under the proposed symbols “RDW” and “RDW WS,” respectively. It is a condition to the consummation of the Business Combination that the 37,200,000 shares of New Redwire Common Stock to be issued to Holdings at the Closing be approved for listing on the NYSE, subject to official notice of issuance, but there can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless such NYSE condition set forth in the Merger Agreement is waived by the applicable parties.

The accompanying proxy statement/prospectus provides shareholders of GPAC with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of GPAC. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety.

When you consider the Business Combination and the other proposals presented to GPAC’s shareholders in the accompanying proxy statement/prospectus, you should keep in mind that the Sponsor and GPAC’s directors and executive officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a shareholder in GPAC. See the section entitled “Business Combination Proposal—Interests of GPAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

You should also carefully consider the risk factors described in “Risk Factors” beginning on page 33 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated                , 2021, and

is first being mailed to GPAC’s shareholders on or about                , 2021.

GENESIS PARK ACQUISITION CORP.

2000 Edwards Street

Suite B

Houston, Texas 77007

Dear Genesis Park Acquisition Corp. Shareholders:

You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of Genesis Park Acquisition Corp., a Cayman Islands exempted company (“GPAC”), at the offices of Willkie Farr & Gallagher LLP located at 787 Seventh Avenue, New York, New York 10019 and virtually via the Internet at                , Eastern Time, on                , 2021, or at such other time, on such other date and at such other place to which the meeting may be adjourned. Due to public health concerns regarding the COVID-19 pandemic, and the importance of ensuring the health and safety of GPAC directors, officers, employees and shareholders, GPAC shareholders are encouraged to attend the extraordinary general meeting virtually via the Internet. The GPAC extraordinary general meeting can be accessed by visiting https://www.cstproxy.com/genesispark/sm2021, which is referred to in the accompanying proxy statement/prospectus as the GPAC meeting website, where GPAC shareholders will be able to listen to the meeting, submit questions and vote online.

As further described in the accompanying proxy statement/prospectus, in connection with the Domestication (as defined below), on the date of the closing of the Business Combination (as defined below) (the “Closing Date”) prior to the First Effective Time (as defined below), among other things, (i) GPAC will change its name to “Redwire Corporation,” (ii) all of the outstanding ordinary shares of GPAC will be converted into common stock of a new Delaware corporation and all of the outstanding GPAC warrants will be converted into warrants to purchase common stock of a new Delaware corporation and (iii) the governing documents of GPAC will be amended and restated. As used in the accompanying proxy statement/prospectus, “New Redwire” refers to GPAC after giving effect to the Domestication and the transactions contemplated by the Merger Agreement (as defined below) (collectively, the “Business Combination”).

At the extraordinary general meeting, GPAC shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal,” to approve and adopt the Agreement and Plan of Merger, dated as of March 25, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among GPAC, Shepard Merger Sub Corporation, a Delaware corporation and direct, wholly owned subsidiary of GPAC (“Merger Sub”), Cosmos Intermediate, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Holdings (“Cosmos”), and Redwire, LLC, a Delaware limited liability company (“Holdings”), and including the transactions contemplated thereby. A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Merger Agreement, the following transactions will occur on the Closing Date:

(a)

Prior to the time at which the First Merger becomes effective (the “First Effective Time”), GPAC will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which GPAC will change its name to “Redwire Corporation” (“New Redwire”). For further details, see “Proposal No. 2—The Domestication Proposal.”

(b)

Pursuant to the Forfeiture Agreement, dated as of March 25, 2021 (the “Warrant Forfeiture Agreement”), by and among GPAC, Genesis Park Holdings (the “Sponsor”), Jefferies LLC (“Jefferies”), Holdings and Cosmos, prior to the closing of the Business Combination (the “Closing”), the Sponsor and Jefferies will surrender and forfeit to GPAC for no consideration an aggregate of 2,000,000 private placement warrants, with such amount of warrants corresponding to the number of newly issued warrants to purchase shares of New Redwire Common Stock to be issued by New Redwire to Holdings at the Closing as part of the consideration in respect of the First Merger (as defined below).

(c)

At the First Effective Time, (i) Merger Sub will merge with and into Cosmos (the “First Merger”), with Cosmos as the surviving company in the First Merger and, after giving effect to such First Merger, Cosmos will be a wholly-owned subsidiary of New Redwire and (ii) the common units of Cosmos issued and outstanding as of immediately prior to the First Effective Time (other than units held by Cosmos as treasury units or owned by GPAC, Merger Sub or Cosmos immediately prior to the First Effective Time (which units will be cancelled for no consideration as part of the First Merger)) will be cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate, the merger consideration comprised of $75,000,000 in cash, 37,200,000 shares of New Redwire Common Stock and 2,000,000 warrants to purchase shares of New Redwire Common Stock, without interest and otherwise in accordance with the terms of the Merger Agreement.

(d)

Immediately following the First Effective Time, Cosmos will merge with and into New Redwire (the “Second Merger” and together with the First Merger, the “Mergers”), with New Redwire as the surviving entity in the Second Merger. After giving effect to the Mergers, New Redwire will be the direct or indirect parent company for each of the direct and indirect subsidiaries of Cosmos prior to the Mergers.

In connection with the foregoing and concurrently with the execution of the Merger Agreement, GPAC entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which the PIPE Investors have agreed to subscribe for and purchase from GPAC, and GPAC has agreed to issue and sell to the PIPE Investors, following the Domestication, an aggregate of 10,000,000 shares of New Redwire Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $100,000,000 (the “PIPE Financing”). The shares of New Redwire Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. GPAC will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

You will also be asked to consider and vote upon (a) a proposal to approve the Domestication, which is referred to herein as the “Domestication Proposal,” (b) a proposal to approve by special resolution the adoption and approval of the proposed new certificate of incorporation and bylaws, which is referred to herein as the “Charter Amendment Proposal,” (c) four separate proposals to approve material differences between GPAC’s existing amended and restated memorandum and articles of association (the “Existing Governing Documents”) and the proposed new certificate of incorporation of New Redwire and the proposed new bylaws of New Redwire upon the Domestication, copies of which are attached to the accompanying proxy statement/prospectus as Annexes C and D, respectively, and which are referred to herein collectively as the “Governing Documents Proposals,” (d) a proposal to approve, for purpose of complying with NYSE Listing Rule 312.03, the issuance of New Redwire Common Stock in connection with the Business Combination and the PIPE Financing, which is referred to herein as the “NYSE Proposal,” (e) a proposal to approve and adopt the Redwire Corporation 2021 Omnibus Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex J, which is referred to herein as the “Incentive Equity Plan Proposal,” (f) a proposal to approve and adopt the Redwire Corporation 2021 Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex K, which is referred to herein as the “Employee Stock Purchase Plan Proposal,” and (g) a proposal to adjourn the extraordinary general meeting to a later date or dates to the extent necessary, which is referred to herein as the “Adjournment Proposal.”

The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the NYSE Proposal and the Incentive Equity Plan Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. The Governing Documents Proposals and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

The Adjournment Proposal provides for a vote to adjourn the extraordinary general meeting to a later date or dates (a) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to GPAC shareholders, (b) in order to solicit additional proxies from GPAC shareholders in favor of one or more of the proposals at the extraordinary general meeting or (c) if GPAC shareholders redeem an amount of the public shares such that the condition to consummation of the Business Combination that the aggregate cash in the trust account, together with the aggregate gross proceeds from the PIPE Financing, equal no less than $185,000,000 after deducting any amounts paid to GPAC shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the Closing, including the Sponsor Agreement, the Subscription Agreements, the Voting and Support Agreements, the Investor Rights Agreement and the Warrant Forfeiture Agreement (each as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal—Related Agreements” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Existing Governing Documents, a holder of GPAC’s public shares (a “public shareholder”) may request that GPAC redeem all or a portion of such public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (“Continental”), GPAC’s transfer agent, directly and instruct Continental to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem their public shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, New Redwire will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of GPAC’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of the Record Date, this would have amounted to approximately $10.15 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of New Redwire Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of GPAC—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such excess public shares would be converted into the merger consideration in connection with the Business Combination.

Genesis Park Holdings (the “Sponsor”) and each of our officers and directors has, pursuant to the Sponsor Agreement, agreed, among other things, to vote all of their ordinary shares in favor of the Business Combination and the other proposals being presented at the extraordinary general meeting and not to elect to redeem or tender or submit for redemption their ordinary shares in connection with the Business Combination, and the Class B ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per share redemption price. Additionally, each of Genesis Park II LP (“Genesis Park”) and certain funds managed by Crescent Park Management, L.P (“Crescent Park” and such funds, the “Crescent Park Funds”) has, pursuant to their respective Voting and Support Agreement entered into with Cosmos and Holdings, agreed, among other things, to vote all of the ordinary shares held by Genesis Park and the Crescent Park Funds, respectively, in favor of the Business Combination and the other proposals being presented at the extraordinary general meeting and not to elect to redeem or tender or submit for redemption their ordinary shares in connection with the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor, Genesis Park, the Crescent Park Funds and our officers and directors collectively own approximately 38.0% of the issued and outstanding ordinary shares of GPAC. For more information related to the Sponsor Agreement and the Voting and Support Agreements, please see “Business Combination Proposal—Related Agreements—Sponsor Agreement” and “—Voting and Support Agreements” in the accompanying proxy statement/prospectus.

The Merger Agreement is subject to the satisfaction or waiver of certain closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement. In addition, in no event will GPAC redeem public shares in an amount that would cause New Redwire’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the Business Combination and the PIPE Financing.

GPAC is providing the accompanying proxy statement/prospectus and accompanying proxy card to GPAC’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by GPAC’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of GPAC’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 33 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of GPAC has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Mergers, and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Mergers, and “FOR” all other proposals presented to GPAC’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of GPAC, you should keep in mind that GPAC’s directors and executive officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a shareholder in GPAC. See the section entitled “Business Combination Proposal—Interests of GPAC’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Domestication Proposal and the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and who vote on such matter. The approval of each of the Business Combination Proposal, the Governing Documents Proposals, the NYSE Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal requires (or will be sought as) an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting on such matter, vote on such matter.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Governing Documents

Proposals and Employee Stock Purchase Plan Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO GPAC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of GPAC’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

David N. Siegel
Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated                 , 2021 and is first being mailed to shareholders on or about                 , 2021.

GENESIS PARK ACQUISITION CORP.

2000 Edwards Street

Suite B

Houston, Texas 77007

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON                 , 2021

TO THE SHAREHOLDERS OF GENESIS PARK ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “extraordinary general meeting”) of Genesis Park Acquisition Corp., a Cayman Islands exempted company (“GPAC”), will be held at the offices of Willkie Farr & Gallagher LLP located at 787 Seventh Avenue, New York, New York 10019 and virtually via the Internet at                , Eastern Time, on                , 2021, or at such other time, on such other date and at such other place to which the meeting may be adjourned. Due to public health concerns regarding the COVID-19 pandemic, and the importance of ensuring the health and safety of GPAC directors, officers, employees and shareholders, GPAC shareholders are encouraged to attend the extraordinary general meeting virtually via the Internet. The GPAC extraordinary general meeting can be accessed by visiting https://www.cstproxy.com/genesispark/sm2021, which is referred to in the accompanying proxy statement/prospectus as the GPAC meeting website, where GPAC shareholders will be able to listen to the meeting, submit questions and vote online. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

•

Proposal No. 1—The Business Combination Proposal—RESOLVED, as an ordinary resolution, that (a) GPAC’s entry into the Agreement and Plan of Merger, dated as of March 25, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among GPAC, Shepard Merger Sub Corporation, a Delaware corporation and direct, wholly owned subsidiary of GPAC (“Merger Sub”), Cosmos Intermediate, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Holdings (“Cosmos”), and Redwire, LLC, a Delaware limited liability company (“Holdings”), a copy of which is attached to this proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of GPAC as an exempted company in the Cayman Islands and the continuation and domestication of GPAC as a corporation in the State of Delaware with the name “Redwire Corporation” (i) Merger Sub will merge with and into Cosmos (the “First Merger”), with Cosmos as the surviving company in the First Merger and, after giving effect to such First Merger, Cosmos will be a wholly owned subsidiary of GPAC (the time that the First Merger becomes effective being referred to as the “First Effective Time”), (ii) the common units of Cosmos issued and outstanding as of immediately prior to the First Effective Time (other than units held by Cosmos as treasury units or owned by GPAC, Merger Sub or Cosmos immediately prior to the First Effective Time (which units will be cancelled for no consideration as part of the First Merger)) will be cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate, the merger consideration comprised of $75,000,000 in cash, 37,200,000 shares of common stock, par value $0.0001 per share, of New Redwire (the “New Redwire Common Stock”) and 2,000,000 warrants to purchase shares of New Redwire Common Stock, without interest and otherwise in accordance with the terms of the Merger Agreement and (iii) immediately following the First Effective Time, Cosmos will merge with and into New Redwire (the “Second Merger” and together with the First Merger, the “Mergers”), with New Redwire as the surviving company in the Second Merger and the direct or indirect parent company of each of the direct and indirect subsidiaries of Cosmos prior to the Mergers and (b) certain related agreements executed at the same time as the Merger Agreement (including the Sponsor Agreement in the form attached to the proxy statement/prospectus as Annex E, the Subscription Agreements in the form attached to the proxy statement/prospectus as Annex F, the Voting and Support Agreements in the forms attached to the proxy statement/prospectus as Annex G, the Investor Rights Agreement in the form attached to the proxy statement/prospectus as Annex H and the Warrant Forfeiture Agreement in the form attached to the proxy/prospectus as Annex I) and the transactions contemplated thereby, in each case be approved, ratified and confirmed in all respects.

•

Proposal No. 2—The Domestication Proposal—RESOLVED, as a special resolution, that GPAC be transferred by way of continuation to Delaware pursuant to Sections 206 through 209 of Part XII of the Companies Act (as Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware (“DGCL”) and, immediately upon being de-registered in the Cayman Islands, GPAC be continued and domesticated as a corporation under the laws of the State of Delaware (the “Domestication” and collectively with the Mergers and the other transactions contemplated by the Merger Agreement, including the PIPE Financing (as defined below), the “Business Combination”) and, conditioned upon, and with effect from, the registration of GPAC as a corporation in the State of Delaware, the name of GPAC be changed from “Genesis Park Acquisition Corp.” to “Redwire Corporation” be approved.

•

Proposal No. 3—Charter Amendment Proposal— RESOLVED, as a special resolution, that the existing amended and restated memorandum and articles of association of GPAC (together, the “Existing Governing Documents”) be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation, a copy of which is attached to the proxy statement/prospectus as Annex C (the “Proposed Certificate of Incorporation”) and the proposed new bylaws, a copy of which is attached to the proxy statement/prospectus as Annex D (the “Proposed Bylaws” and together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”) of “Redwire Corporation” upon the Domestication, be approved as the certificate of incorporation and bylaws, respectively, of Redwire Corporation, effective upon the effectiveness of the Domestication.

•

Governing Documents Proposals—to consider and vote upon the following four separate non-binding, advisory resolutions to approve certain features of the Proposed Certificate of Incorporation and Proposed Bylaws, each of which is proposed as an ordinary resolution (such proposals, collectively, the “Governing Documents Proposals”):

•

Proposal No. 4—Governing Documents Proposal A—RESOLVED, as a non-binding, advisory resolution, that the change in the authorized share capital of GPAC from (i) US$25,200 divided into 230,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 2,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of common stock, par value $0.0001 per share, of New Redwire (the “New Redwire Common Stock”) and 100,000,000 shares of preferred stock, par value $0.0001 per share, of New Redwire (the “New Redwire Preferred Stock”), be approved.

•

Proposal No. 5—Governing Documents Proposal B—RESOLVED, as a non-binding, advisory resolution, that the authorization to the board of directors of New Redwire to issue all or any shares of New Redwire Preferred Stock in one or more series and to fix for each such series such voting powers, designations, preferences and rights and such qualifications, limitations or restrictions thereof, as may be determined by the New Redwire Board and as may be permitted by the DGCL be approved.

•

Proposal No. 6—Governing Documents Proposal C—RESOLVED, as a non-binding, advisory resolution, that the removal of the ability of New Redwire stockholders to take action by written consent in lieu of a meeting from and after the time that Holdings and its permitted transferees no longer beneficially own a majority of the voting power of the then-outstanding shares of capital stock of New Redwire be approved.

•

Proposal No. 7—Governing Documents Proposal D—RESOLVED, as a non-binding, advisory resolution, that the amendment and restatement of the Existing Governing Documents be approved and that all other changes necessary or, as mutually agreed in good faith by GPAC, Holdings and Cosmos, desirable in connection with the replacement of the Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the accompanying proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “Genesis Park Acquisition Corp.” to “Redwire Corporation” (which is expected to occur upon the consummation of the Domestication), (ii) adopting the DGCL default rule of perpetual existence for New Redwire; (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended, (iv) electing to not be governed by Section 203 of the DGCL and limit certain corporate takeovers by interested stockholders and (v) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved.

•

Proposal No. 8—The NYSE Proposal—RESOLVED, as an ordinary resolution, that for purposes of complying with the applicable provisions of New York Stock Exchange (the “NYSE”) Listing Rule 312.03, the issuance of (i) 37,200,000 shares of New Redwire Common Stock to Holdings in the Business Combination and (ii) an aggregate of 10,000,000 shares of New Redwire Common Stock at a price of $10.00 per share pursuant to the Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), for aggregate gross proceeds of $100,000,000 (the “PIPE Financing”) be approved.

•

Proposal No. 9—The Incentive Equity Plan Proposal—RESOLVED, as an ordinary resolution, that the Redwire Corporation 2021 Omnibus Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved.

•

Proposal No. 10—The Employee Stock Purchase Plan Proposal—RESOLVED, as an ordinary resolution, that the Redwire Corporation 2021 Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex K, be adopted and approved.

•

Proposal No. 11—The Adjournment Proposal—RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (a) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to GPAC shareholders, (b) in order to solicit additional proxies from GPAC shareholders in favor of one or more of the proposals at the extraordinary general meeting or (c) if GPAC shareholders redeem an amount of the public shares such that the condition to consummation of the Business Combination that the aggregate cash in the trust account, together with the aggregate gross proceeds from the PIPE Financing, equal no less than $185,000,000 after deducting any amounts paid to GPAC shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied, at the extraordinary general meeting be approved.

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the NYSE Proposal and the Incentive Equity Plan Proposal (collectively, the “Condition Precedent Proposals”) is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Governing Documents Proposals and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.

These items of business are described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on August 2, 2021 (the “Record Date”) are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

The accompanying proxy statement/prospectus and accompanying proxy card are being provided to GPAC’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of GPAC’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 33 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of GPAC has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Mergers, and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Mergers, and “FOR” all other proposals presented to GPAC’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of GPAC, you should keep in mind that GPAC’s directors and executive officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a shareholder in GPAC. See the section entitled “Business Combination Proposal—Interests of GPAC’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Governing Documents, a public shareholder may request that New Redwire redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if:

(a)

you (i) hold public shares or (ii) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(b)

you submit a written request to Continental Stock Transfer & Trust Company (“Continental”), GPAC’s transfer agent, in which you (i) request that New Redwire redeem all or a portion of your public shares for cash and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(c)	you deliver your public shares to Continental physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m. Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, New Redwire will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of GPAC’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of the Record Date, this would have amounted to approximately $10.15 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of New Redwire Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of GPAC—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such excess public shares would be converted into the merger consideration in connection with the Business Combination.

Genesis Park Holdings (the “Sponsor”) and each of our officers and directors has, pursuant to the Sponsor Agreement, agreed, among other things, to vote all of their ordinary shares in favor of the Business Combination and the other proposals being presented at the extraordinary general meeting and not to elect to redeem or tender or submit for redemption their ordinary shares in connection with the Business Combination, and the Class B ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per share redemption price. Additionally, each of Genesis Park II LP (“Genesis Park”) and certain funds managed by Crescent Park Management, L.P (“Crescent Park” and such funds, the “Crescent Park Funds”) has, pursuant to their respective Voting and Support Agreement entered into with Cosmos and Holdings, agreed, among other things, to vote all of the ordinary shares held by Genesis Park and the Crescent Park Funds, respectively, in favor of the Business Combination and the other proposals being presented at the extraordinary general meeting and not to elect to redeem or tender or submit for redemption their ordinary shares in connection with the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor, Genesis Park, the Crescent Park Funds and our officers and directors collectively own approximately 38.0% of the issued and outstanding ordinary shares of GPAC. For more information related to the Sponsor Agreement and the Voting and Support Agreements, please see “Business Combination Proposal—Related Agreements—Sponsor Agreement” and “—Voting and Support Agreements” in the accompanying proxy statement/prospectus.

The Merger Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement. In addition, in no event will GPAC redeem public shares in an amount that would cause New Redwire’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to Business Combination and the PIPE Financing.

The approval of each of the Domestication Proposal and the Charter Amendment Proposal requires a special resolution under Cayman Islands law being the affirmative vote of holders of at least two-thirds of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and who vote on such matter. The approval of each of the Business Combination Proposal, the Governing Documents Proposals, the NYSE Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal requires (or will be sought as) an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of at least a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting on such matter, vote on such matter.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Governing Documents Proposals and Employee Stock Purchase Plan Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the accompanying proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing GNPK.info@investor.morrowsodali.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Genesis Park Acquisition Corp.

David N. Siegel

Chairman of the Board of Directors

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO GPAC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

i

ADDITIONAL INFORMATION

You may request copies of the accompanying proxy statement/prospectus and any other publicly available information concerning GPAC, without charge, by written request to Genesis Park Acquisition Corp., 2000 Edwards Street, Suite B, Houston, Texas 77007, or by telephone request at (713) 489-4650; or Morrow Sodali LLC (“Morrow Sodali”), our proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing GNPK.info@investor.morrowsodali.com or from the SEC through the SEC website at www.sec.gov.

In order for GPAC’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of GPAC shareholders to be held on                 , 2021, you must request the information no later than five business days prior to the date of the extraordinary general meeting, by                , 2021.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•

“Adams Street Credit Agreement” are to that certain Credit Agreement, dated as of October 28, 2020, by and among Cosmos Acquisition, LLC, Cosmos Finance, LLC, Adams Street Credit Advisors LP, as the administrative agent and collateral agent thereunder, and each other party named therein, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time;

•	“Business Combination” are to the Domestication, the Mergers and the other transactions contemplated by the Merger Agreement, collectively, including the PIPE Financing;

•	“Cayman Islands Companies Act” are to the Companies Act (as Revised) of the Cayman Islands;

•

“Class A ordinary shares” are to the Class A ordinary shares, par value $0.0001 per share, of GPAC prior to the Domestication, which have been authorized pursuant to the Existing Governing Documents and which will automatically convert, on a one-for-one basis, into shares of New Redwire Common Stock in connection with the Domestication;

•

“Class B ordinary shares” or “founder shares” are to the 4,094,406 Class B ordinary shares, par value $0.0001 per share, of GPAC outstanding as of the date of this proxy statement/prospectus that were issued to the Sponsor in a private placement prior to our initial public offering, and, in connection with the Domestication, will automatically convert, on a one-for-one basis, into shares of New Redwire Common Stock;

•	“Closing” are to the closing of the Business Combination;

•

“Closing Date” are to that date that is in no event later than the third (3rd) business day following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described under the section entitled “Business Combination Proposal—Conditions to Closing of the Business Combination” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions), or at such other date as GPAC, Holdings and Cosmos may agree in writing;

•

“Condition Precedent Proposals” are to the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the NYSE Proposal and the Incentive Equity Plan Proposal, collectively;

•	“Continental” are to Continental Stock Transfer & Trust Company, GPAC’s transfer agent;

•	“Cosmos” are to Cosmos Intermediate, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Holdings;

•	“COVID-19” or the “COVID-19 pandemic” are to SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks;

•	“Crescent Park Funds” are to certain funds managed by Crescent Park Management, L.P.;

•

“Domestication” are to the transfer by way of continuation and deregistration of GPAC from the Cayman Islands and the continuation and domestication of GPAC as a corporation incorporated in the State of Delaware;

•

“Employee Stock Purchase Plan” or “ESPP” are to the Redwire Corporation 2021 Employee Stock Purchase Plan to be considered for adoption and approval by GPAC shareholders pursuant to the Employee Stock Purchase Plan Proposal;

•	“Existing Governing Documents” are to the Amended and Restated Memorandum and Articles of Association of GPAC;

•

“extraordinary general meeting” are to the extraordinary general meeting of GPAC to be held at the offices of Willkie Farr & Gallagher LLP located at 787 Seventh Avenue, New York, New York 10019 and virtually via the Internet by visiting https://www.cstproxy.com/genesispark/sm2021, at                , Eastern Time, on                , 2021, or at such other time, on such other date and at such other place to which the meeting may be adjourned;

•	“First Effective Time” are to the time at which the First Merger becomes effective;

•	“First Merger” are to the merger of Merger Sub with and into Cosmos, with Cosmos surviving the first merger as a wholly owned subsidiary of GPAC;

•	“Genesis Park” are to Genesis Park II, L.P.;

•	“GPAC,” “we,” “us” or “our” are to Genesis Park Acquisition Corp., a Cayman Islands exempted company, prior to the consummation of the Domestication;

•	“GPAC Advisory Committee” are to the advisory committee of GPAC;

•	“GPAC Board” are to the board of directors of GPAC;

•	“Holdings” are to Redwire, LLC, a Delaware limited liability company;

•

“Incentive Equity Plan” are to the Redwire Corporation 2021 Omnibus Equity Incentive Plan to be considered for adoption and approval by GPAC shareholders pursuant to the Incentive Equity Plan Proposal;

•	“initial public offering” are to GPAC’s initial public offering that was consummated on November 27, 2020;

•	“Insiders” are to Paul W. Hobby, Jonathan E. Baliff, David Bilger, David N. Siegel, Thomas Dan Friedkin, Andrea Fischer Newman, Richard H. Anderson and Wayne Gilbert West;

•

“Investor Rights Agreement” are to the Investor Rights Agreement, dated as of March 25, 2021, by and among Genesis Park, the Sponsor, GPAC, Holdings and Jefferies, pursuant to which the parties have set forth, among other things, their agreements with respect to certain governance matters, registration rights and lock-up periods from and after the closing of the Business Combination;

•	“Jefferies” are to Jefferies LLC;

•

“Merger Agreement” are to that certain Agreement and Plan of Merger, dated as of March 25, 2021, by and among GPAC, Merger Sub, Cosmos and Holdings, a copy of which is attached to this proxy statement/prospectus as Annex A;

•	“Merger Sub” are to Shepard Merger Sub Corporation, a Delaware corporation and direct, wholly-owned subsidiary of GPAC prior to the Business Combination;

•	“Mergers” are to the First Merger and the Second Merger;

•

“Minimum Available Closing Cash” are to (x) all amounts in the trust account (after reduction for the aggregate amount of payments to GPAC shareholders that exercise their redemption rights in connection with the Business Combination), plus (y) the aggregate amount of cash that has been funded to and remains with GPAC pursuant to the Subscription Agreements as of immediately prior to the Closing;

•	“Minimum Available Closing Cash Condition” are to the condition that the Minimum Available Closing Cash be greater than or equal to $185,000,000;

•	“New Redwire” are to Redwire Corporation (f.k.a. Genesis Park Acquisition Corp.) upon and after the Domestication;

•	“New Redwire Board” are to the board of directors of New Redwire;

•	“New Redwire Common Stock” are to the shares of common stock, par value $0.0001 per share, of New Redwire;

•	“New Redwire Preferred Stock” are to the shares of preferred stock, par value $0.0001 per share, of New Redwire;

•	“NYSE” are to the New York Stock Exchange;

•	“ordinary shares” are to GPAC’s Class A ordinary shares and Class B ordinary shares;

•	“Other Acquisitions” are to, collectively, the acquisitions of Deep Space Systems, Inc., LoadPath, LLC and Oakman Aerospace, Inc. by Cosmos Acquisition, LLC;

•

“PIPE Financing” are to the transactions contemplated by the Subscription Agreements pursuant to which the PIPE Investors have agreed to subscribe for and purchase from GPAC, and GPAC has agreed to issue and sell to the PIPE Investors, following the Domestication and substantially concurrent with the Closing, an aggregate of 10,000,000 shares of New Redwire Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $100,000,000;

•	“PIPE Investors” are to the investors participating in the PIPE Financing, collectively;

•

“private placement warrants” are to the 7,732,168 warrants to purchase Class A ordinary shares outstanding as of the date of this proxy statement/prospectus that were issued in a private placement simultaneously with the closing of GPAC’s initial public offering, of which (i) 7,292,541 were issued to and are held by the Sponsor and 439,627 were issued to and are held by Jefferies and (ii) 1,886,000 and 114,000 are subject to forfeiture by the Sponsor and Jefferies, respectively, in each case pursuant to the Warrant Forfeiture Agreement, and which are substantially identical to the public warrants sold as part of the units in the initial public offering, subject to certain limited exceptions;

•	“pro forma” are to giving pro forma effect to the Business Combination, including the Mergers and the PIPE Financing;

•	“Proposed Bylaws” are to the proposed bylaws of New Redwire to be effective upon the Domestication, a copy of which is attached to this proxy statement/prospectus as Annex D;

•

“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of New Redwire to be effective upon the Domestication, a copy of which is attached to this proxy statement/prospectus as Annex C;

•	“Proposed Governing Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•	“public shareholders” are to holders of public shares, whether acquired in GPAC’s initial public offering or acquired in the secondary market;

•	“public shares” are to the currently outstanding 16,377,622 Class A ordinary shares of GPAC, whether acquired in GPAC’s initial public offering or acquired in the secondary market;

•

“public warrants” are to the currently outstanding 8,188,811 redeemable warrants to purchase Class A ordinary shares of GPAC that were issued by GPAC in its initial public offering and which will be exercisable for shares of New Redwire Common Stock after the Closing;

•	“Record Date” are to August 2, 2021, the record date for the extraordinary general meeting;

•	“redemption” are to each redemption of public shares for cash pursuant to the Existing Governing Documents;

•	“Redwire” are to, collectively, Cosmos and its direct and indirect subsidiaries, including the Redwire Subsidiaries, unless the context otherwise requires;

•

“Redwire Subsidiaries” are to, collectively, (i) Cosmos Finance, LLC, a Delaware limited liability company, which will be renamed Redwire Intermediate Holdings, LLC as soon as practicable after the Second Effective Time, (ii) Cosmos Acquisition, LLC, a Delaware limited liability company, which will be renamed Redwire Holdings, LLC as soon as practicable after the Second Effective Time, (iii) Deployable Space Systems Inc., a California corporation, (iv) Deep Space Systems, Inc., a Delaware corporation, (v) Adcole Space, LLC, a Delaware limited liability company, (vi) In Space

v

Group Inc., a Delaware corporation, (vii) Roccor, LLC, a Colorado limited liability company, (viii) Loadpath, LLC, a New Mexico limited liability company, (ix) Oakman Aerospace, LLC, a Colorado limited liability company, (x) Redwire Space, Inc., a Delaware corporation, (xi) Made In Space Europe, LLC, a Delaware limited liability company, and (xii) Made In Space Europe S.a.r.l., a Luxembourg société à responsabilité limitée;

•	“SEC” are to the U.S. Securities and Exchange Commission;

•	“Second Effective Time” are to the time at which the Second Merger becomes effective;

•	“Second Merger” are to the merger of Cosmos with and into GPAC, with GPAC surviving as the direct or indirect parent company of each of the Redwire Subsidiaries;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Sponsor” are to Genesis Park Holdings, a Cayman Islands exempted limited liability company;

•

“Sponsor Agreement” are to the Amended and Restated Sponsor Agreement, dated as of March 25, 2021, entered into by GPAC, the Sponsor and the Insiders, which amends and restates that certain letter agreement, dated November 23, 2020, entered into by GPAC, the Sponsor and the Insiders in connection with GPAC’s initial public offering;

•	“Subscription Agreements” are to, collectively, the subscription agreements entered into by GPAC and each of the PIPE Investors in connection with the PIPE Financing;

•

“SVB Loan Agreement” are to that certain Credit Agreement, dated as of October 28, 2020, by and among Cosmos, Silicon Valley Bank, Stifel Bank and Western Alliance, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time;

•

“SVB Payoff Amount” are to any and all amounts necessary to discharge all outstanding obligations of Cosmos and its direct and indirect subsidiaries under the SVB Loan Agreement as set forth in the payoff letter with respect to all such amounts, which payoff letter will be delivered to GPAC at least two business days prior to the Closing as set forth in the Merger Agreement;

•	“transfer agent” are to Continental, GPAC’s transfer agent;

•

“trust account” are to the trust account established at the consummation of GPAC’s initial public offering that holds the proceeds of GPAC’s initial public offering and sale of the private placement warrants, which account is maintained by Continental, acting as trustee;

•

“units” are to the units of GPAC, each unit representing one Class A ordinary share and one-half of one warrant to acquire one Class A ordinary share, that were offered and sold by GPAC in its initial public offering;

•

“Voting and Support Agreement” are to, collectively, the Voting and Support Agreements, dated as of March 25, 2021, entered into by each of Genesis Park and the Crescent Park Funds with Cosmos and Holdings, pursuant to which Genesis Park and the Crescent Park Funds have agreed, among other things, to vote all of their ordinary shares in favor of the Business Combination and the other proposals being presented at the extraordinary general meeting;

•	“warrants” are to the public warrants and the private placement warrants; and

•

“Warrant Forfeiture Agreement” are to the Forfeiture Agreement, dated as of March 25, 2021, by and among GPAC, the Sponsor, Jefferies, Holdings and Cosmos, pursuant to which the Sponsor and Jefferies will surrender and forfeit to GPAC for no consideration an aggregate of 2,000,000 private placement warrants in connection with the closing of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to Redwire has been provided by Redwire and its respective management, and forward-looking statements include statements relating to our and its respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The following factors, among others, could cause actual results and events to differ materially from those set forth or contemplated in the forward-looking statements:

•	Redwire’s limited operating history makes it difficult to evaluate its future prospects and the risks and challenges it may encounter;

•

Redwire’s projections of future financial results are based on a number of assumptions by Redwire’s management, some or all of which may prove to be incorrect, and actual results may differ materially and adversely from such projections;

•

if Redwire is unable to successfully integrate its recently completed and future acquisitions or successfully select, execute or integrate future acquisitions into the business, Redwire’s operations and financial condition could be materially and adversely affected;

•

the market for in-space infrastructure services has not been established with precision, is still emerging and may not achieve the growth potential that GPAC and Redwire expect or may grow more slowly than expected;

•	Redwire may not be able to convert its orders in backlog into revenue;

•

if Redwire fails to adequately protect its intellectual property rights, its competitive position could be impaired and its intellectual property applications for registration may not issue or be registered, which could have a material adverse effect on Redwire’s ability to prevent others from commercially exploiting projects similar to Redwire’s;

•	protecting and defending against intellectual property claims could have a material adverse effect on Redwire’s business;

•

Redwire’s business is subject to a wide variety of extensive and evolving government laws and regulations, and failure to comply with such laws and regulations could have a material adverse effect on Redwire’s business;

•	Redwire has government customers, which subjects Redwire to risks including early termination, audits, investigations, sanctions and penalties;

•	data breaches or incidents involving Redwire’s technology could damage its business, reputation and brand and substantially harm its business and results of operations;

•

Redwire is highly dependent on its senior management team and other highly skilled personnel, and if it is not successful in attracting or retaining highly qualified personnel, it may not be able to successfully implement its business strategy;

•

Redwire’s operating results may fluctuate significantly, which makes its future operating results difficult to predict and could cause its operating results to fall below expectations or any guidance that Redwire may provide;

•	Redwire will incur significant expenses and capital expenditures in the future to execute its business plan and it may be unable to adequately control its expenses;

•	Redwire’s ability to successfully implement its business plan will depend on a number of factors outside of its control;

•	Redwire’s management has limited experience in operating a public company;

•	Redwire may not be able to successfully develop its technology and services;

•

competition with existing or new companies could cause downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities, and the loss of market share;

•	the current pandemic outbreak of a novel strain of coronavirus, also known as COVID-19, may continue to disrupt and adversely affect Redwire’s business;

•	adverse publicity stemming from any incident involving Redwire or its competitors could have a material adverse effect on Redwire’s business, financial condition and results of operations;

•	Redwire may not be able to adapt to and satisfy customer demands in a timely and cost-effective manner;

•	Redwire may not be able to respond to commercial industry cycles in terms of cost structure, manufacturing capacity, and/or personnel needs;

•	any delays in the development, design, engineering and manufacturing of Redwire’s products and services may adversely affect Redwire’s business, financial condition and results of operations;

•	Redwire may be adversely affected by other economic, business, and/or competitive factors;

•

events, changes or other circumstances, many of which are beyond the control of GPAC and Redwire, could give rise to the termination of negotiations and any subsequent definitive agreements with respect to the Business Combination;

•

any legal proceedings that may be instituted against GPAC, Redwire, New Redwire or others following the announcement of the Business Combination and any definitive agreements with respect thereto could affect the ability of the parties to complete the Business Combination in a timely manner, or at all, and could adversely affect the business, financial condition and results of operations of New Redwire following the consummation of the Business Combination;

•	the consummation of the Business Combination is subject to a number of conditions, many of which are beyond the control of GPAC and Redwire, including the approval of the shareholders of GPAC;

•

the restatement of GPAC’s financial statements in May 2021 has subjected GPAC to additional risks and uncertainties, including increased professional costs and the increased possibility of legal proceedings;

•

each of GPAC and Redwire has identified material weaknesses in its internal control over financial reporting that, if not remediated, may not allow GPAC and, following the closing of the Business Combination, New Redwire, to report its financial condition or results of operations accurately or timely;

•

changes to the proposed structure of the Business Combination could be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination;

•	GPAC and, following the closing of the Business Combination, New Redwire, may be unable to meet stock exchange listing standards;

•	the announcement, pendency and consummation of the Business Combination could disrupt the current plans and operations of Redwire;

•

the benefits of the Business Combination may not be realized to the extent currently anticipated by GPAC and Redwire, or at all. The ability to recognize any such benefits may be affected by, among other things, competition, the ability of New Redwire to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees;

•	the costs related to the Business Combination could be significantly higher than currently anticipated;

•	changes in applicable laws or regulations could impact the ability of the parties to consummate the Business Combination in a timely manner or at all;

•	substantial future sales or other issuances of our common stock could depress the market for our common stock; and

•	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us and/or Redwire. There can be no assurance that future developments affecting us and/or Redwire will be those that we and/or Redwire have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Redwire) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. Neither we nor Redwire undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect GPAC and/or Redwire.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF GPAC

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to GPAC’s shareholders. We urge shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at the offices of Willkie Farr & Gallagher LLP located at 787 Seventh Avenue, New York, New York 10019 and virtually via the Internet by visiting https://www.cstproxy.com/genesispark/sm2021, at                , Eastern Time, on                , 2021.

Q:	Why am I receiving this proxy statement/prospectus?

A:

GPAC shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Merger Agreement, among other things, (i), on the Closing Date prior to the First Effective Time, GPAC will be renamed “Redwire Corporation” and (ii) at the First Effective Time, all units of Cosmos outstanding as of immediately prior to the First Effective Time (other than units held by Cosmos as treasury units or owned by GPAC, Merger Sub or Cosmos immediately prior to the First Effective Time (which units will be cancelled for no consideration as part of the First Merger)) will be cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate, the merger consideration comprised of $75,000,000 in cash, 37,200,000 shares of New Redwire Common Stock and 2,000,000 warrants to purchase New Redwire Common Stock, without interest and otherwise in accordance with the terms of the Merger Agreement. See “Business Combination Proposal.”

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Merger Agreement in its entirety. This proxy statement/prospectus includes descriptions of the Merger Agreement and particular provisions therein. These descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of the Merger Agreement.

The approval of each of the Domestication Proposal and the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting on such matter, vote on such matter. The approval of each of the Business Combination Proposal, the Governing Documents Proposals, the NYSE Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal requires (or will be sought as) an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of at least a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting on such matter, vote on such matter.

In connection with the Domestication, on the Closing Date prior to the First Effective Time, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of GPAC will convert automatically by operation of law, on a one-for-one basis, into shares of New Redwire Common Stock; (ii) each issued and outstanding warrant to purchase Class A ordinary shares of GPAC will automatically represent the right to purchase one share of New Redwire Common Stock at an exercise price of $11.50 per share of New Redwire Common Stock on the terms and conditions set forth in the GPAC Warrant Agreement; and (iii) each issued and outstanding unit of GPAC that has not been previously separated into the underlying Class A ordinary share of GPAC and underlying GPAC warrant upon the request of the holder thereof prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Redwire Common Stock and one-half of one warrant representing the right to purchase one share of New Redwire Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the GPAC Warrant Agreement. See “Domestication Proposal.”

x

The provisions of the Proposed Governing Documents will differ in certain material respects from the Existing Governing Documents. Please see “What amendments will be made to the current constitutional documents of GPAC?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	What proposals are shareholders of GPAC being asked to vote upon?

A:	At the extraordinary general meeting, GPAC is asking holders of its ordinary shares to consider and vote upon eleven (11) separate proposals:

•	a proposal to approve and adopt by ordinary resolution the Merger Agreement, including the Mergers, and the transactions contemplated thereby;

•	a proposal to approve by special resolution the Domestication;

•

a proposal to approve by special resolution that the Existing Governing Documents be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and the Proposed Bylaws (the “Charter Amendment Proposal”);

•	the following four separate proposals to approve by non-binding, advisory resolution the following material differences between the Existing Governing Documents and the Proposed Governing Documents:

•

to authorize the change in the authorized share capital of GPAC from (i) US$25,200 divided into 230,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 2,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of New Redwire Common Stock and 100,000,000 shares of New Redwire Preferred Stock;

•

to authorize the New Redwire Board to, without further stockholder approval, issue all or any shares of New Redwire Preferred Stock in one or more series and to fix for each such series such voting powers, designations, preferences and rights and such qualifications, limitations or restrictions thereof, as may be determined by the New Redwire Board and as may be permitted by the DGCL;

•

the removal of the ability of New Redwire stockholders to take action by written consent in lieu of a meeting from and after the time that Holdings and its permitted transferees no longer beneficially own a majority of the voting power of the then-outstanding shares of capital stock of New Redwire; and

•

to amend and restate the Existing Governing Documents and authorize all other changes necessary or, as mutually agreed in good faith by GPAC and Redwire, desirable in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents as part of the Domestication;

•

a proposal to approve by ordinary resolution the issuance of shares of New Redwire Common Stock in connection with the Business Combination and the PIPE Financing in compliance with the NYSE Listing Rules;

•	a proposal to approve and adopt by ordinary resolution the Incentive Equity Plan;

•	a proposal to approve and adopt by ordinary resolution the Employee Stock Purchase Plan; and

•

a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated.

For additional information on the proposals GPAC is asking holders of its ordinary shares to consider and vote upon, please see “Business Combination Proposal,” “Domestication Proposal,” “Charter Amendment Proposal,” “Governing Documents Proposals,” “NYSE Proposal,” “Incentive Equity Plan Proposal,” “Employee Stock Purchase Plan Proposal” and “Adjournment Proposal.”

GPAC will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of GPAC should read it carefully.

After careful consideration, the GPAC Board has unanimously determined that the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, each of the Governing Documents Proposals, the NYSE Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal are in the best interests of GPAC and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of these proposals.

The existence of financial and personal interests of one or more of GPAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of GPAC and its shareholders and what they may believe is best for New Redwire or themselves in determining to recommend that shareholders vote for the proposals. In addition, GPAC’s directors and executive officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a shareholder in GPAC. See the section entitled “Business Combination Proposal—Interests of GPAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	Why is GPAC proposing the Business Combination?

A:

GPAC is a blank check company incorporated on July 29, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although GPAC may pursue an acquisition opportunity in any business, industry, sector or geographical location for purposes of consummating an initial business combination, GPAC has focused on companies in the aerospace and aviation services sectors. GPAC is not permitted under its Existing Governing Documents to effect a business combination with a blank check company or a similar type of company with nominal operations.

GPAC has identified several criteria and guidelines it believes are important for evaluating acquisition opportunities. GPAC has sought to identify potential targets that it believes meet some or all of the following criteria and guidelines: provides asset management, aircraft services, airport services, aerospace technology or operations services to commercial passenger airlines, cargo airlines, business aviation operators or special mission operators; an enterprise value between $500 million and $1 billion; strong standing with either United States or European clients; robust business fundamentals including strong customer relationships, recurring revenue streams and positive industry trends in the long-term; strong returns in both public and private markets; and a strong management team that could benefit from GPAC’s extensive networks and insights within the aerospace and aviation services sector and a business that will benefit from being a public company. Based on these criteria and guidelines, GPAC developed a more detailed list of key target characteristics against which to compare and rank identified target opportunities. These key target characteristics were categorized in terms of actionability, business quality, revenue growth potential, size and competitive position, which categories were in turn assigned relative weights of 35%, 25%, 20%, 10% and 10%, respectively, to reflect GPAC’s view of the relative significance of each category for purposes of determining GPAC’s weighted ranking of each identified target opportunity.

When applying the above criteria and guidelines to its consideration of a potential business combination with Redwire and when assessing Redwire’s key target characteristics based on the above categories and weighting methodology, the GPAC Board determined that such business combination met all or most of the criteria and guidelines above and that Redwire’s relative weighted ranking was comparable to or better than those of the other target opportunities that were available to GPAC. However, there is no assurance of this. See “Business Combination Proposal—The GPAC Board’s Reasons for the Business Combination.”

Although the GPAC Board believes that the Business Combination with Redwire presents an attractive business combination opportunity and is in the best interests of GPAC and its shareholders, the GPAC Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail below under the question “What factors did the GPAC Board consider in connection with its decision to approve the Business Combination and to recommend that GPAC’s shareholders vote in favor of the Business Combination?” and in the sections entitled “Business Combination Proposal—The GPAC Board’s Reasons for the Business Combination” and “Risk Factors—Risks Related to Redwire and New Redwire’s Business Following the Business Combination.”

Q:	What factors did the GPAC Board consider in connection with its decision to approve the Business Combination and to recommend that GPAC’s shareholders vote in favor of the Business Combination?

A:

The GPAC Board considered a variety of factors in connection with its evaluation of the Business Combination. In particular, the GPAC Board considered the following positive factors, although not weighted or in any order of significance, in deciding to approve the Business Combination Proposal:

•	Redwire’s large and growing market opportunity;

•	Redwire’s decades of space flight heritage;

•	Redwire’s position as a purpose-built pure play independent provider of solutions across all major space industry segments, aligned with premier customers on major programs;

•	Redwire’s attractive entry valuation;

•	The fact that Redwire has current revenue, EBITDA and free cash flow unlike many of its competitors that are engaging in transactions with special purpose acquisition companies;

•	Redwire’s valuable portfolio of proprietary technologies;

•	Redwire’s position at the forefront of the new space economy enabling it to capitalize on potential public investor enthusiasm for space companies;

•	Redwire’s experienced and proven management team;

•	Redwire’s access to working capital;

•	Redwire’s financial condition and business and financial plan and model;

•	the financial commitment of the PIPE Investors;

•	Redwire’s attractiveness as a target;

•	an evaluation of the target opportunities then available to GPAC;

•	Holdings’ continued ownership and status as the largest stockholder of New Redwire after the Closing;

•	the scope and results of the due diligence conducted by GPAC and its outside advisors and the other information available to GPAC regarding Redwire; and

•	the terms of the Merger Agreement and the other related agreements.

In addition to the various risks associated with the business of Redwire, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, the GPAC Board also considered a variety of uncertainties, risks and other potentially negative factors, although not weighted or in any order of significance, concerning the Business Combination, including but not limited to the following:

•	the possibility that the Business Combination may not be completed;

•

the potential adverse consequences if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction;

•

Redwire’s business risks, including the risks associated with the successful implementation of Redwire’s long-term business plan and strategy and Redwire realizing the anticipated benefits of the Business Combination, and the risk of GPAC’s shareholders being subject to Redwire’s business risks, which are different from the risks related to holding public shares of GPAC;

•

the post-Business Combination corporate governance terms and provisions in the Merger Agreement, the Investor Rights Agreement and the Proposed Governing Documents and the effect of those provisions on the governance of New Redwire, in particular Holdings’ ability to control or influence the outcome of actions after the closing even when it no longer controls a majority of the common stock and its ability to designate directors to the board of New Redwire;

•	that GPAC did not obtain a fairness opinion in connection with the Business Combination;

•	that the Merger Agreement provides that GPAC will not have any surviving remedies after the Closing to recover for losses resulting from a breach of the Merger Agreement by Holdings or Cosmos;

•	litigation risk with respect to the Business Combination;

•	the fees and expenses associated with completing the Business Combination;

•	the potential for diversion of the attention of Redwire’s management and employees and the potential negative effects on Redwire’s business; and

•	the uncertainties regarding the potential impacts of the COVID-19 virus and related economic disruptions on Redwire’s operations and demand for its products and services.

The preceding discussion of the information and factors considered by the GPAC Board includes the principal positive and negative factors, but is not intended to be exhaustive and may not include all of the factors considered by the GPAC Board. As described above, in reaching its decision, the GPAC Board also utilized and applied categories of key target characteristics that were based on the general, non-exhaustive acquisition criteria and guidelines described in the prospectus for GPAC’s initial public offering to evaluate Redwire and the Business Combination and to compare and rank identified target opportunities based on the relative weights that were assigned to such categories. However, the list of key target characteristics, the categorization of such characteristics and the assignment of relative weights to such categories of characteristics is inherently subjective and there can be no assurance that the list of such key characteristics, or the categorization or relative weighting thereof, if developed or applied differently, would not have yielded a different outcome. In addition, notwithstanding the GPAC Board’s utilization of such categories and relative weighting methodology in considering Redwire and other target opportunities, individual members of the GPAC Board may have given different weight to different characteristics and factors. However, the determinations reached by the GPAC Board as a whole with respect to Redwire and the Business Combination utilizing the criteria, guidelines, relative weighting methodology and process described above were favorable to and in support of its recommendations.

The GPAC Board concluded that the potential benefits that it expected GPAC and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the GPAC Board (i) approved the Merger Agreement and related transaction agreements and the transactions contemplated thereby, (ii) determined that the Merger Agreement and related transaction agreements and the transactions contemplated thereby are in the best interest of GPAC and (iii) recommended that the shareholders of GPAC approve and adopt the Merger Agreement and related transaction agreements and the transactions contemplated thereby and the other matters to be presented at an extraordinary general meeting of the shareholders of GPAC.

For more information about the factors considered by GPAC’s Board, see “Business Combination Proposal—The GPAC’s Board’s Reasons for the Business Combination.”

Q:

Do the Sponsor or any of GPAC’s directors or executive officers have interests that are different from, or in addition to (and which may conflict with), the interests of GPAC’s shareholders with respect to the Business Combination?

A:

Yes. The Sponsor and GPAC’s directors and executive officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), those of GPAC’s shareholders and warrantholders generally. These interests include, among other things, the interests listed below:

•	the fact that the Sponsor and the Insiders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•	the fact that the Sponsor and the Insiders have agreed to vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus;

•

the fact that the Sponsor paid an aggregate of $25,000 for the 4,094,406 Class B ordinary shares it currently owns and such securities had an estimated aggregate market value of $41,107,836.24 based upon the closing price of $10.04 per public share on the NYSE on the Record Date, and such securities may have a significantly higher value at the time of the Business Combination;

•

the fact that the Sponsor paid $7,292,541 for the 7,292,541 private placement warrants it currently owns and such warrants had an estimated aggregate market value of $14,439,231.18 based upon the closing price of $1.98 per public warrant on the NYSE on the Record Date, and such warrants would be worthless if a business combination is not consummated by May 27, 2022 (unless such date is extended in accordance with the Existing Governing Documents);

•

the fact that the Sponsor and GPAC’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if GPAC fails to complete an initial business combination by May 27, 2022;

•	the fact that the Investor Rights Agreement will be entered into by the Sponsor;

•

the fact that the Sponsor entered into the Sponsor Agreement pursuant to which the lock-up period to which the Sponsor and our directors and executive officers are subject was amended to provide for termination of the lock-up period 180 days after the consummation of the Business Combination (other than with respect to the private placement warrants and the New Redwire Common Stock underlying such warrants, for which the termination of the lock-up period is 30 days after the consummation of the Business Combination, and with respect to any equity securities acquired in connection with the PIPE Financing, which will not be subject to a lock-up period);

•	the continued indemnification of GPAC’s directors and officers and the continuation of GPAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•	the fact that certain GPAC directors will continue as directors of New Redwire;

•

the fact that the Sponsor and GPAC’s officers and directors will lose their entire investment in GPAC and will not be reimbursed for any out-of-pocket expenses, which expenses amounted to approximately $62,258 as of the Record Date, if an initial business combination is not consummated by May 27, 2022; and

•

the fact that if the trust account is liquidated, including in the event GPAC is unable to complete an initial business combination by May 27, 2022, the Sponsor has agreed to indemnify GPAC to ensure that the proceeds in the trust account are not reduced below $10.15 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which GPAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to GPAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account.

See “Business Combination Proposal—Interests of GPAC’s Directors and Executive Officers in the Business Combination” for additional information on interests of GPAC’s directors and executive officers. The existence of personal and financial interests of one or more of GPAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of GPAC and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, the personal and financial interests of our initial shareholders as well as GPAC’s directors and executive officers may have influenced their motivation in identifying and selecting Redwire as a business combination target, and may influence their motivation in completing the Business Combination and the operation of the business of New Redwire following the Business Combination. In considering the recommendations of the GPAC Board to vote for the proposals, GPAC’s shareholders should consider these interests.

Q:	Did the GPAC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

No. The GPAC Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. However, GPAC’s management, the members of the GPAC Board and the other representatives of GPAC have substantial experience in evaluating the operating and financial merits of companies similar to Redwire and reviewed certain financial information of Redwire and compared it to certain publicly traded companies, selected based on the experience and the professional judgment of GPAC’s management team and its advisors, which enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of the GPAC Board in valuing Redwire’s business and assuming the risk that the GPAC Board may not have properly valued such business.

Q:	What will Holdings receive as consideration in the Business Combination?

A:

On the date of Closing, promptly following the consummation of the Domestication, Merger Sub will merge with and into Cosmos, with Cosmos as the surviving company in the merger (the “First Merger”) and, after giving effect to the First Merger, Cosmos will be a wholly-owned subsidiary of GPAC. In accordance with the terms and subject to the conditions of the Merger Agreement, at the First Effective Time, the common units of Cosmos issued and outstanding as of immediately prior to the First Effective Time (other than units held by Cosmos as treasury units or owned by GPAC, Merger Sub or Cosmos immediately prior to the First Effective Time (which units will be cancelled for no consideration as part of the First Merger)) will be cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate, the merger consideration comprised of $75,000,000 in cash, 37,200,000 shares of New Redwire Common Stock and 2,000,000 warrants to purchase shares of New Redwire Common Stock, without interest and otherwise in accordance with the terms of the Merger Agreement.

Q:	How will New Redwire be managed following the Business Combination?

A:

Following the Closing, it is expected that the current management of Redwire will become the management of New Redwire, and that the New Redwire Board will consist of seven directors. Five directors will be nominated by Holdings and two directors will be nominated by the Sponsor. It is expected that the New Redwire Board will initially consist of Jonathan E. Baliff, John Bolton, Reggie Brothers, Peter Cannito, Les Daniels, Kirk Konert and Joanne Isham. For additional information, please see “Management of New Redwire Following the Business Combination.”

Q:	What equity stake will current GPAC shareholders and Holdings have in New Redwire immediately after the consummation of the Business Combination?

A:

As of the date of this proxy statement/prospectus, there are (i) 16,377,622 Class A ordinary shares outstanding underlying units issued in GPAC’s initial public offering, (ii) 4,094,406 Class B ordinary shares outstanding held by the Sponsor, (iii) 7,732,168 private placement warrants outstanding, of which 7,292,541 are held by the Sponsor and 439,627 are held by Jefferies, and (iv) 8,188,811 public warrants outstanding. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Redwire Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of GPAC’s outstanding public shares are redeemed in connection with the Business Combination), GPAC’s fully-diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 36,393,007 ordinary shares.

Pursuant to the Warrant Forfeiture Agreement, immediately prior to (and contingent upon) the Closing, the Sponsor and Jefferies will surrender and forfeit to GPAC for no consideration an aggregate of 2,000,000 private placement warrants, with such amount of warrants corresponding to the number of newly issued warrants to purchase shares of New Redwire Common Stock to be issued to Holdings upon consummation of the Business Combination. Of such surrendered and forfeited private placement warrants, 1,886,000 will be surrendered and forfeited by the Sponsor and 114,000 will be surrendered and forfeited by Jefferies. The new warrants to be issued to Holdings will be identical to the private placement warrants, including that such newly issued warrants will be designated as private placement warrants under the GPAC Warrant Agreement.

The following table illustrates varying estimated ownership levels in New Redwire Common Stock immediately following the consummation of the Business Combination, based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 37,200,000 shares of New Redwire Common Stock are issued to Holdings at the Closing; (ii) 10,000,000 shares of New Redwire Common Stock are issued to the PIPE Investors in the PIPE Financing; and (iii) no public warrants or private placement warrants to purchase New Redwire Common Stock that will be outstanding immediately following the Closing have been exercised. If the actual facts are different than these assumptions, the ownership percentages in New Redwire will be different.

	Share Ownership in New Redwire
	No redemptions	Maximum redemptions(1)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
GPAC public shareholders	24.2%	14.0%
Sponsor(2)	6.1%	6.9%
PIPE Investors	14.8%	16.8%
Holdings	54.9%	62.3%

(1)

Assumes that 8,004,296 of GPAC’s outstanding public shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the Minimum Closing Cash Condition based on a per share redemption price of $10.15 per share) are redeemed in connection with the Business Combination.

(2)	Includes 4,094,406 Class B ordinary shares held by the Sponsor originally acquired in connection with GPAC’s initial public offering.

For further details, see “Business Combination Proposal—Business Combination Consideration.”

Q:	Why is GPAC proposing the Domestication?

A:

The GPAC Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the GPAC Board believes that any direct benefit that the Delaware General Corporation Law (the “DGCL”) provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The GPAC Board believes that there are several reasons why transfer by way of continuation to Delaware is in the best interests of GPAC and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal—Reasons for the Domestication.”

To effect the Domestication, we will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to closing the Business Combination under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting on such matter, vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q:	What amendments will be made to the current constitutional documents of GPAC?

A:

The consummation of the Business Combination is conditioned on, among other things, the Domestication. Accordingly, in addition to voting on the Business Combination, GPAC’s shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and replace GPAC’s Existing Governing Documents, in each case, under Cayman Islands law, with the Proposed Governing Documents, in each case, under the DGCL, which differ from the Existing Governing Documents in the following material respects:

Existing Governing Documents	Proposed Governing Documents

Authorized Shares (Governing Documents Proposal A)

The share capital under the Existing Governing Documents is US$25,200 divided into 230,000,000 Class A ordinary shares of par value US$0.0001 per share, 20,000,000 Class B ordinary shares of par value US$0.0001 per share, and 2,000,000 preference shares of par value US$0.0001 per share.	The Proposed Governing Documents authorize 500,000,000 shares of common stock, par value $0.0001 per share, of New Redwire (the “New Redwire Common Stock”) and 100,000,000 shares of preferred stock, par value $0.0001 per share, of New Redwire (the “New Redwire Preferred Stock”).

See paragraph 5 of the Amended and Restated Memorandum of Association.	See Article IV of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Governing Documents Proposal B)

The Existing Governing Documents authorize the issuance of 2,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by the GPAC Board. Accordingly, the GPAC Board is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares (except to the extent it may affect the ability of GPAC to carry out a conversion of GPAC Class B ordinary shares on the Closing Date,	The Proposed Governing Documents authorize the New Redwire Board to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the New Redwire Board may determine.

Existing Governing Documents	Proposed Governing Documents
as contemplated by the Existing Governing Documents or is considered by the GPAC Board to have a material adverse effect on the rights of any other class of shares).

See paragraph 5 of the Amended and Restated Memorandum of Association and Articles 3 and 10 of the Amended and Restated Articles of Association.	See Article IV subsection B of the Proposed Certificate of Incorporation.

Shareholder/Stockholder Written Consent In Lieu of a Meeting (Governing Documents Proposal C)

The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Governing Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but at any time when Holdings and its permitted transferees beneficially own 50% or more of the voting power of New Redwire, any action may be taken by written consent without a meeting, without prior notice and without a vote. If Holdings and its permitted transferees own less than 50% of the voting power of New Redwire, any action required or permitted to be effected by the stockholders must be taken at a duly called meeting (provided, however, that holders of New Redwire Preferred Stock voting separately as a series or a class of such series may take action by written consent without a meeting, without prior notice and without a vote, to the extent provided for in the applicable certificate of designation related to such New Redwire Preferred Stock).

See Articles 22 and 23 of the Amended and Restated Articles of Association.	See Article VIII subsection A of the Proposed Certificate of Incorporation.

Corporate Name (Governing Documents Proposal D)

The Existing Governing Documents provide the name of the company is “Genesis Park Acquisition Corp.”	The Proposed Governing Documents will provide that the name of the corporation will be “Redwire Corporation.”

See paragraph 1 of the Amended and Restated Memorandum and Articles of Association.	See Article I of the Proposed Certificate of Incorporation.

Perpetual Existence (Governing Documents Proposal D)

The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by May 27, 2022 (18 months after the closing of GPAC’s initial public offering), GPAC will cease all operations except for the purposes of winding up and will redeem the shares issued in GPAC’s initial public offering and liquidate its trust account.

See Article 49 of the Articles of Association.

The Proposed Governing Documents do not include any provisions relating to New Redwire’s ongoing existence; the default under the DGCL will make New Redwire’s existence perpetual.

This is the default rule under the DGCL.

Existing Governing Documents	Proposed Governing Documents

Exclusive Forum (Governing Documents Proposal D)

The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act.

See Article XI subsections A of the Proposed Certificate of Incorporation.

Takeovers by Interested Stockholders (Governing Documents Proposal D)

The Existing Governing Documents do not provide restrictions on takeovers of GPAC by a related shareholder following a business combination.	The Proposed Governing Documents will have New Redwire elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but will provide other restrictions regarding takeovers by interested stockholders.

See Article X subsections A and B of the Proposed Certificate of Incorporation.

Provisions Related to Status as Blank Check Company (Governing Documents Proposal D)

The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

See Articles 8, 17, and 49 of the Amended and Restated Articles of Association.

Q:	How will the Domestication affect my ordinary shares, warrants and units?

A:

In connection with the Domestication, on the Closing Date and prior to the First Effective Time, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of GPAC will convert automatically by operation of law, on a one-for-one basis, into shares of New Redwire Common Stock; (ii) each issued and outstanding warrant to purchase Class A ordinary shares of GPAC will automatically represent the right to purchase one share of New Redwire Common Stock at an exercise price of $11.50 per share of New Redwire Common Stock on the terms and conditions set forth in the GPAC Warrant Agreement; and (iii) each issued and outstanding unit of GPAC that has not been previously separated into the underlying Class A ordinary share of GPAC and underlying GPAC warrant upon the request of the holder thereof prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Redwire Common Stock and one-half of one warrant representing the right to purchase one share of New Redwire Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the GPAC Warrant Agreement. See “Domestication Proposal.”

Q:	What are the U.S. federal income tax consequences of the Domestication?

A:

Based on, and subject to, the assumptions, qualifications and limitations set forth in the opinion included as Exhibit 8.1 hereto, it is the opinion of Willkie Farr & Gallagher LLP that the Domestication should constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code, as discussed more fully under “U.S. Federal Income Tax Considerations.” However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as GPAC, this result is not entirely clear. In the case of a transaction, such as the Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—U.S. Holders” below) will be subject to Section 367(b) of the Code and, as a result of the Domestication:

•

a U.S. Holder whose public shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of GPAC’s earnings in income;

•

a U.S. Holder whose public shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of our shares entitled to vote and less than 10% of the total value of all classes of our shares will generally recognize gain (but not loss) on the exchange of public shares for shares of New Redwire Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to its public shares provided certain other requirements are satisfied; and

•

a U.S. Holder whose public shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of our shares entitled to vote or 10% or more of the total value of all classes of our shares will generally be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its public shares provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (participation exemption).

GPAC does not expect to have significant cumulative earnings and profits through the date of the Domestication.

In the case of a transaction, such as the Domestication, that should qualify as a “reorganization” under Section 368(a)(1)(F) of the Code, a U.S. Holder of public shares may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its public shares for shares of New Redwire Common Stock pursuant to the Domestication under the “passive foreign investment company” (“PFIC”) rules of the Code equal to the excess, if any, of the fair market value of the shares of New Redwire Common Stock received in the Domestication over the U.S. Holder’s adjusted tax basis in the corresponding public shares surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “U.S. Federal Income Tax Considerations.”

Additionally, the Domestication may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such non-U.S. Holder’s shares of New Redwire Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations.”

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such excess public shares would be converted into the merger consideration in connection with the Business Combination.

The Sponsor, Genesis Park and Crescent Park Funds have each agreed to waive their redemption rights with respect to all of their ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:	How do I exercise my redemption rights?

A:	If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)

(a) hold public shares or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, GPAC’s transfer agent, in which you (a) request that we redeem all or a portion of your public shares for cash and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m. Eastern Time, on                , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. The address of Continental is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct Continental to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of the Record Date, this would have amounted to approximately $10.15 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption takes place following the Domestication and, accordingly, it is shares of New Redwire Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:

No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You are requested to cause your public shares to be separated and delivered to Continental by 5:00 p.m., Eastern Time, on                , 2021 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

We expect that a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations—U.S. Holders”) that exercises its redemption rights to receive cash from the trust account in exchange for its shares of New Redwire Common Stock will generally be treated as selling such shares of New Redwire Common Stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of shares of New Redwire Common Stock that such U.S. Holder owns or is deemed to own (including through the ownership of warrants) prior to and following the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur immediately prior to the redemption by any public shareholder, U.S. Holders exercising redemption rights will take into account the potential tax consequences of Section 367(b) of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of the exercise of redemption rights, including pursuant to Section 367(b) of the Code and the PFIC rules, are discussed more fully below under “U.S. Federal Income Tax Considerations—U.S. Holders.” All holders of our public shares considering exercising their redemption rights are urged to consult their tax advisors on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws.

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:

Following the closing of GPAC’s initial public offering, an amount equal to $166,232,863.30 ($10.15 per unit) of the net proceeds from GPAC’s initial public offering and the sale of the private placement warrants was placed in the trust account. As of the Record Date, funds in the trust account totaled approximately $166,290,977.56 and were held in money market funds. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or (ii) the redemption of all of the public shares if we are unable to complete a business combination by May 27, 2022 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

If GPAC’s initial business combination is paid for using equity or debt securities or not all of the funds released from the trust account are used for payment of the consideration in connection with GPAC’s initial business combination or used for redemptions or purchases of the public shares, New Redwire may apply the balance of the cash released to it from the trust account for general corporate purposes, including for maintenance or expansion of operations of New Redwire, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination.”

Q:	What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:

GPAC’s public shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

The Merger Agreement provides that the obligations of Redwire to consummate the Business Combination are conditioned on, among other things, that as of the Closing, the Minimum Available Closing Cash is equal to not less than $185,000,000. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated.

In no event will GPAC redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the Business Combination and the PIPE Financing.

Additionally, as a result of redemptions, the trading market for the New Redwire Common Stock may be less liquid than the market for the public shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for the NYSE or another national securities exchange.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the transactions contemplated by the Merger Agreement having expired or been terminated; (iii) GPAC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the Business Combination and the PIPE Financing; (iv) the Minimum Closing Cash Condition; (v) the shares of New Redwire Common Stock to be issued in connection with the First Merger being approved for listing on the NYSE, subject to official notice of issuance; and (vi) the consummation of the Domestication. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated.

For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Q:	When do you expect the Business Combination to be completed?

A:

It is currently expected that the Business Combination will be consummated in the third quarter of 2021. This date depends, among other things, on the approval of the proposals to be put to GPAC shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to GPAC shareholders, (ii) in order to solicit additional proxies from GPAC shareholders in favor of one or more of the proposals at the extraordinary general meeting or (iii) if GPAC shareholders redeem an amount of public shares such that the Minimum Closing Cash Condition would not be satisfied. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Q:	What happens if the Business Combination is not consummated?

A:

GPAC will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement. If GPAC is not able to consummate the Business Combination with Redwire nor able to complete another business combination by May 27, 2022, in each case, as such date may be extended pursuant to its Existing Governing Documents, GPAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to GPAC to fund its regulatory compliance requirements to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of GPAC’s remaining shareholders and the GPAC Board, liquidate and dissolve, subject in each case to GPAC’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws.

Q:	Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:	Neither GPAC’s shareholders nor GPAC’s warrantholders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Q:	What do I need to do now?

A:

GPAC urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a GPAC shareholder and/or warrantholder. GPAC’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:

If you are a holder of record of ordinary shares on the date fixed as the record date for the extraordinary general meeting, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:	When and where will the extraordinary general meeting be held?

A:

The extraordinary general meeting will be held at the offices of Willkie Farr & Gallagher LLP located at 787 Seventh Avenue, New York, New York 10019 and virtually via the Internet by visiting https://www.cstproxy.com/genesispark/sm2021, at                , Eastern Time, on                , 2021, unless the extraordinary general meeting is adjourned.

Q:	How do I attend a virtual extraordinary general meeting?

A:

As a registered shareholder, you received a proxy card from Continental. The form contains instructions on how to attend the virtual extraordinary general meeting, including the URL address and your control number. You will need your control number for access to the extraordinary general meeting. If you do not have your control number, contact Continental at 917-262-2373 or email proxy@continentalstock.com.

You can pre-register to attend the virtual extraordinary general meeting starting                 , 2021 at 9:00am EST. Enter the URL address https://www.cstproxy.com/genesispark/sm2021 into your browser and enter your control number, name and email address. Once you pre-register, you may vote or enter questions in the chat box. At the start of the extraordinary general meeting, you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the extraordinary general meeting.

Beneficial investors, who own their investments through a bank or broker, will need to contact Continental to receive a control number. If you plan to vote at the extraordinary general meeting, you will need to have a legal proxy from your bank or broker; or, if you would like to join the extraordinary general meeting but not vote, Continental will issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number. Continental can be contacted at the number or email address above. Please allow up to 72 hours prior to the extraordinary general meeting for processing your control number.

If you do not have internet capabilities, you can listen to the extraordinary general meeting by dialing 1 877-770-3647 or, if you are outside the U.S. and Canada, +1 312-780-0854 (standard rates apply). When prompted, enter the pin number 47516234 #. This is listen-only and you will not be able to vote or enter questions during the extraordinary general meeting.

Q:	How will the COVID-19 pandemic impact in-person voting at the extraordinary general meeting?

A:

GPAC intends to hold the extraordinary general meeting in person and virtually via the Internet. However, GPAC is sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving nature of the COVID-19 situation. As a result, GPAC may impose additional procedures or limitations on meeting attendees. GPAC plans to announce any such updates in a press release filed with the SEC and on its proxy website, and GPAC encourages you to check this website prior to the meeting if you plan to attend.

Q:	What impact will the COVID-19 pandemic have on the Business Combination?

A:

Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the coronavirus outbreak on the businesses of GPAC and Redwire, and there is no guarantee that efforts by GPAC and Redwire to address the adverse impacts of COVID-19 will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and actions taken to contain COVID-19 or its impact, among others. If GPAC or Redwire are unable to recover from a business disruption on a timely basis, the Business Combination and New Redwire’s business, financial condition and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by COVID-19 and become more costly. Each of GPAC and Redwire may also incur additional costs to remedy damages caused by any such disruptions, which could adversely affect its financial condition and results of operations.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:

GPAC has fixed August 2, 2021 as the record date for the extraordinary general meeting (the “Record Date”). If you were a shareholder of GPAC at the close of business on the Record Date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:	How many votes do I have?

A:

GPAC shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the Record Date. As of the close of business on the Record Date, there were 20,472,028 ordinary shares issued and outstanding, of which 16,377,622 were issued and outstanding public shares.

Q:	What constitutes a quorum?

A:

A quorum of GPAC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the Record Date, 10,236,015 ordinary shares would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?

A:	The following votes are required for each proposal at the extraordinary general meeting:

(i)

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote on such matter.

(ii)

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting on such matter, vote on such matter.

(iii)

Charter Amendment Proposal: The approval of the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting on such matter, vote on such matter.

(iv)

Governing Documents Proposals: The approval of the Governing Documents Proposals will be sought as an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Because the votes on the Governing Documents Proposals are advisory only, they will not be binding.

(v)

NYSE Proposal: The approval of the NYSE Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote on such matter.

(vi)

Incentive Equity Plan Proposal: The approval of the Incentive Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote on such matter.

(vii)

Employee Stock Purchase Plan Proposal: The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

(viii)

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote on such matter.

Q:	What are the recommendations of the GPAC Board?

A:

The GPAC Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interests of GPAC and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the separate Governing Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the

Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of GPAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of GPAC and its shareholders and what they may believe is best for New Redwire or themselves in determining to recommend that shareholders vote for the proposals. In addition, GPAC’s directors and executive officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a shareholder in GPAC. See the section entitled “Business Combination Proposal—Interests of GPAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	How does the Sponsor intend to vote its shares?

A:

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, pursuant to the Sponsor Agreement, the Sponsor and each of our officers and directors has agreed, among other things, to vote any founder shares held by them and any public shares purchased during or after our initial public offering (including in open market and privately-negotiated transactions) in favor of the Business Combination and not to elect to redeem or tender or submit for redemption their ordinary shares in connection with the Business Combination, and the Class B ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per share redemption price. Additionally, each of Genesis Park and the Crescent Park Funds has, pursuant to their respective Voting and Support Agreement entered into with Cosmos and Holdings, agreed, among other things, to vote all of the ordinary shares held by Genesis Park and the Crescent Park Funds, respectively, in favor of the Business Combination and the other proposals being presented at the extraordinary general meeting and not to elect to redeem or tender or submit for redemption their ordinary shares in connection with the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor owns 4,094,406, or approximately 20.0%, of the issued and outstanding ordinary shares (excluding the shares underlying the private placement warrants), Genesis Park and the Crescent Park Funds collectively own 3,547,125, or approximately 17.3% of the issued and outstanding ordinary shares (excluding the shares underlying the private placement warrants), and our directors and officers collectively own 145,000 public shares. As a result, we would need only an additional 2,449,484, or 15.0% (assuming all outstanding ordinary shares are voted), or no ordinary shares (assuming only the minimum number of ordinary shares representing a quorum are voted), in each case, of the 16,377,622 public shares sold in our initial public offering to be voted in favor of the Business Combination in order to have the Business Combination approved. For more information related to the Sponsor Agreement and Voting and Support Agreements, see “Business Combination Proposal—Related Agreements—Sponsor Agreement” and “—Voting and Support Agreements” in the accompanying proxy statement/prospectus.

At any time at or prior to the Business Combination, during a period when it is not then aware of any material nonpublic information regarding GPAC or its securities, the Sponsor, Holdings, Cosmos and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of GPAC ordinary shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Holdings, Cosmos and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposals, the NYSE Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal and the Charter Amendment Proposal are approved by the affirmative vote of holders of at least two-thirds of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting on such matter, vote on such matter, (iii) the Minimum Closing Cash Condition is satisfied and otherwise limit the number of public shares electing to redeem and (iv) New Redwire’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) are at least $5,000,001 after giving effect to the Business Combination and the PIPE Financing.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold.

Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q:	What happens if I sell my GPAC ordinary shares before the extraordinary general meeting?

A:

The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. Shareholders may send a later-dated, signed proxy card to GPAC’s Chief Financial Officer at GPAC’s address set forth below so that it is received by GPAC’s Chief Financial Officer prior to the vote at the extraordinary general meeting (which is scheduled to take place on                , 2021) or attend the extraordinary general meeting in person or virtually and vote. Shareholders also may revoke their proxy by sending a notice of revocation to GPAC’s Chief Financial Officer, which must be received by GPAC’s Chief Financial Officer prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?

A:

If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by GPAC’s shareholders and the Business Combination is consummated, you will become a stockholder and/or warrantholder of New Redwire. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrantholder of GPAC. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:	What should I do if I receive more than one set of voting materials?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:

GPAC will pay the cost of soliciting proxies for the extraordinary general meeting. GPAC has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the extraordinary general meeting. GPAC has agreed to pay Morrow Sodali a fee of $30,000, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. GPAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. GPAC’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?

A:

The preliminary voting results will be announced at the extraordinary general meeting. GPAC will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali LLC

470 West Avenue

Stamford CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: GNPK.info@investor.morrowsodali.com

You also may obtain additional information about GPAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, GPAC’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination Proposal, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal—The Merger Agreement.”

Redwire Overview

Unless the context otherwise requires, all references in this “Redwire Overview” to the “Company,” “Redwire, “we,” “us” or “our” refer to Redwire and to the business of Redwire prior to the consummation of the Business Combination, which will be the business of New Redwire and its subsidiaries following the consummation of the Business Combination.

Redwire is accelerating humanity’s expansion into space by delivering reliable, economical and sustainable infrastructure for future generations. Redwire offers a broad array of products and services, many of which have been enabling space missions since the 1960s and have been flight-proven on over 150 satellite missions. Redwire is also a leading provider of innovative technologies with the potential to help transform the economics of space and create new markets for its exploration and commercialization. One example of this is Redwire’s patented suite of in-space manufacturing and robotic assembly technologies (referred to herein as on-orbit servicing, assembly and manufacturing, or “OSAM”), which is revolutionizing the approximately $23 billion satellite manufacturing market in the same way that reusable launch vehicles revolutionized the approximately $10 billion launch market, per Research and Markets and Allied Market Research, respectively.

We believe the space economy is at an inflection point. The reduction of launch costs by approximately 95% over the last decade has eliminated the single largest economic barrier to entry for the expanded utilization of space, and the increasing cadence of launches provides more flexible, reliable access. This lower cost access has resulted in both the expansion and modernization of traditional national security and civil uses of space and has enticed new commercial entrants to invest substantial capital to develop new space-based business models. Our goal is to provide a full suite of infrastructure solutions, including mission-critical components, services and systems that will contribute to a dramatic expansion of the space-based economy. We believe that our products and services are essential to the growth of space as a strategic military and commercial domain, as well as a frontier for science and exploration.

Strategic Focus Areas

On-Orbit Servicing, Assembly & Manufacturing

We anticipate that the most dramatic disruption in the space industry will come from capabilities surrounding on-orbit servicing, assembly and manufacturing of satellites and other spacecraft. The ability to manufacture in space expands a small satellite’s capabilities beyond the performance of spacecraft that are conventionally manufactured and assembled prior to launch. Small satellite assets manufactured on Earth are designed to survive the acoustic vibrations and acceleration forces that accompany launch and are inherently limited by these design requirements. Satellite structures manufactured in space may be optimized for the operational environment in orbit and are never exposed to launch conditions. Design optimization for in-space operation allows for improved performance, such as increased power generation via larger solar arrays or higher gain via large-scale antennas than those that can be economically deployed using conventional manufacturing methods.

By mitigating spacecraft volume limitations imposed by launch vehicles, manufacturing in space can also help to signficantly reduce the costs of launch. Launch costs depend in part on the mass and volume of the spacecraft. The manufacturing and assembly of large spacecraft structures in orbit reduces spacecraft volume at launch, resulting in decreased launch costs and increased flexibility in launch provider selection, including utilization of smaller launch providers and rideshare programs.

Current OSAM applications include government-funded programs to enable increased small satellite power generation versus the current state of the art via large deployable solar arrays attached to booms that are 3D printed on-orbit. Commercial adoption of this technology could be a significant catalyst for growth in the overall space economy, enabling users to put more capability on orbit than state of the art approaches. We believe that OSAM represents a technological sea change that has the potential to upend traditional space operations. With sustainable in-space solutions, we believe OSAM will enable the next generation of growth in the space industry. The additive manufacturing intellectual property that is critical to Redwire’s OSAM solution has been proven in operation on the International Space Station (“ISS”) since 2014 and is protected by Redwire’s numerous patents.

Space Domain Awareness & Resiliency

The U.S. national security community is increasingly viewing space as a warfighting domain, as evidenced by significant space-based military infrastructure investment such as the National Defense Space Architecture (“NDSA”) and the creation of the U.S. Space Force. Advances in potentially adversarial capabilities in space have highlighted the need to improve both the physical and cyber resiliency of U.S. and allied space assets, as well as monitoring of all assets, friendly and potentially hostile, on orbit. In Redwire’s Space Domain Awareness and Resiliency (“SDA&R”) strategic focus area, its core competencies and products support the national security community’s space resiliency and situational awareness missions.

Redwire’s key offerings in this area include sensor systems for on-orbit monitoring, advanced modeling & simulation, asset hardening, robotics, and full satellite solutions leveraging its OSAM capabilities. Redwire’s SDA&R portfolio contains a variety of optical instruments that perform situational awareness functions and can be adapted to act as space situational awareness cameras as a primary or secondary payload.

Digitally-Engineered Spacecraft

Digitally-Engineered Spacecraft are systems that are designed, developed and manufactured on a digital foundation. Model-based engineering and 3D design tools reduce assembly hours and software development requirements by utilizing an end-to-end virtual environment that is capable of producing a near perfect virtual replica of a physical space system, before a physical instance is created. In recent years, the U.S. Department of Defense (“DoD”) has refined its focus on the space domain while continuing to invest in satellite constellations and other space-related infrastructure. The DoD’s demand for reliable, adaptable satellite buses has grown significantly in recent years and is expected to continue to support major investment in space. Many of these DoD missions require tailored small satellite architectures with a common approach to meet its evolving needs.

Building on Redwire’s extensive flight heritage and digital engineering capabilities, Redwire offers satellite mission design that provides low-cost access to space. Redwire’s open and modular design approach allows for a tailorable, quick-turnaround system design and satellite bus construction. Redwire’s approach applies high-end modeling and simulation to satisfy unique mission requirements. On-orbit service and manufacturing and other technologies can be seamlessly integrated where appropriate. This approach enables Redwire to design spacecraft serving a variety of missions, including Earth observation, network communication, deep space exploration and scientific research.

This spacecraft solution is also relevant for commercial applications such as the large low-Earth orbit (“LEO”) telecommunication and Earth observation constellations being fielded by numerous private companies.

Advanced Sensors & Components

Redwire’s technology has been at the forefront of space exploration for decades, providing satellite components that are integral to the mission success of hundreds of LEO, geosynchronus Earth orbit (“GEO”) and interplanetary spacecraft. Redwire is combining its new and innovative space technologies with its proven spaceflight heritage to meet the complexity and demands of today’s growing and evolving space industry. Redwire’s sensor and component capabilities include the design and manufacture of mission-critical, high reliability technologies serving a wide variety of functions on the spacecraft. Redwire’s offerings include solar arrays, composite booms, radio frequency (RF) antennas, payload adapters, space-qualified camera systems, star trackers and sun sensors.

Low-Earth Orbit Commercialization

Redwire’s LEO commercialization strategic focus area is developing next-generation capabilities for LEO and deep space exploration with a goal of developing efficient, commercial services for the ISS and other current and future human spaceflight programs. This focus area includes in-space additive manufacturing, in-space advanced material manufacturing and support of human exploration, habitation and commercial activities in space.

Redwire created the first permanent commercial manufacturing platform to operate in LEO, the Additive Manufacturing Facility (“AMF”). AMF was developed based on a desire for on-demand local manufacturing that is expected to become a mainstay for mission planning to address critical needs in space. This technology increases the reliability of long-duration missions and makes human spaceflight missions safer by providing crews with additional flexibility in responding to situations that may threaten a mission. The ability for tools to be manufactured on-site, on-demand, allows mission planners to reduce the amount of specialized equipment that must be included in a mission to address niche contingency scenarios. We believe that AMF has been a reliable resource for both government and commercial customers since it was introduced in 2016 because of its versatility and durability on-orbit. Beginning with a small ratchet created on the International Space Station (“ISS”), Redwire has now manufactured 200+ parts in-space over the past six years and is the only company currently providing commercial 3D printing on the ISS.

Additionally, Redwire’s in-space manufacturing capabilities allow for the production of advanced industrial materials offering performance advantages over comparable materials manufactured on Earth. The microgravity environment enables certain “space-enabled materials” to be created with properties superior to its terrestrially manufactured analogue. By identifying advanced manufacturing processes which can leverage the microgravity environment to manufacture high performance materials that meet specific industrial and commercial use cases, we believe our approach to space-enabled manufacturing advances the creation of a space-Earth value chain to spur commercial activity. Redwire has demonstrated the ability to manufacture advanced ceramics, fiber optics, crystals and other industrial materials in microgravity.

Products and Solutions Overview

Antennas

Redwire’s antenna systems enable space-to-space and space-to-Earth communications. Some form of communications antenna is required for nearly all satellites that are put into orbit. Redwire offers a wide variety of antennas to meet a range of satellite mission requirements. Redwire’s Link-16 antenna can be used to facilitate the exchange of tactical information in near-real time between military aircraft, ships and ground forces. Redwire’s antennas also enable the exchange of encrypted messages, imagery data and multiple channels of digital voice communication. We believe this will enable reliable and efficient tactical communications in environments in which it has historically been difficult to conduct communications-intensive operations.

Space-Qualified Sensors

Redwire has a deep heritage in manufacturing industry-leading space-qualified sensors. Every satellite that goes into orbit requires star trackers, sun sensors and advanced avionics components and Redwire has built on its strong lead in this critical subsector of the space supply chain. Redwire also provides advanced camera systems to civil, defense and commercial customers. Redwire’s complex camera systems achieve results at a lower cost compared to equivalent products offered by many of our competitors.

Structures & Deployables

Redwire provides a variety of deployable space structure offerings to help meet its customers’ mission requirements. We believe that our instrument booms are instrumental to the DoD’s goal of achieving space domain awareness. Redwire’s composite instrument booms can allow smallsats to deploy high-power solar arrays, large antennas for high data rate communications and large drag augmentation devices for rapid end-of-life deorbiting. Redwire expects to soon provide its ROSA technology to the National Aeronautics and Space Administration (“NASA”) to upgrade the International Space Station’s solar arrays. Redwire has also developed rigid solar panels that Redwire expects PlanetIQ to use for its HD GPS-RO weather satellite constellation. Redwire also develops cost-effective composite booms that deploy antennas and instruments from small satellites, enabling a new generation of satellite constellations to provide science measurements and communications from space.

Space-enabled Manufacturing Payloads

Space-enabled manufacturing is a form of in-space manufacturing that leverages microgravity to manufacture materials that are either completely new or superior to their Earth-manufactured counterparts. Redwire has a suite of space-enabled manufacturing payloads configured for installation and operation aboard the ISS for demonstrating a variety of advanced manufacturing techniques and facilities with broad applications. Redwire offers payloads capable of additive manufacturing, optical fiber manufacturing, ceramic turbine blisk manufacturing, industrial crystal manufacturing, hybrid metal / polymer manufacturing and more. These techniques may one day have the potential to transform the LEO commercial environment by providing solutions in space for space and in space for Earth.

Engineering, Modeling & Simulation, Testing and Operation Solutions

Redwire is a one-stop-shop for mechanism design and manufacturing, power supply design and analysis, project planning and management, control processes, structural and thermal analysis, and system engineering solutions for space-based products and applications. Redwire provides our engineering services at any stage of the design process for its customers, whether it be final testing or initial project schematics. This service offering allows Redwire to introduce customers to its capabilities and demonstrate Redwire’s ability to help optimize and enable the success of their missions. Redwire also provides advanced digital-engineering services for satellite and spacecraft design, delivering mission-customized solutions. In addition to Redwire’s Advanced Configurable Open-system Research Network (“ACORN”) offering, Redwire’s proprietary Veritrek software enables customers to quickly evaluate thermal design sensitivities to ensure that spacecraft component designs meet mission requirements and mitigate mission risk.

Customers and Strategic Partnerships / Relationships

Redwire’s product and solution offerings are designed to meet the needs of a wide variety of public and private entities operating in space. Redwire has formalized contracts and strategic partnerships with numerous customers, and plans to continue pursuing additional agreements and partnerships.

Civil Space Community Relationships

Civilian space agencies currently make up the largest portion of Redwire’s current revenue base. Projects for these customers are typically meant to gather data for the public’s use, advance research objectives, further the exploration and utilization of space, and/or develop new scientific and commercial applications and uses of the space domain. Contracts are primarily fielded by governmental entities that are not funded by defense budgets. Many of these contracts will have a research and demonstration phase which may later convert to full-scale production contracts or commercial opportunities.

NASA

NASA is one of Redwire’s largest and most long-standing customers. Redwire participates in numerous large, high-profile contracts, our largest by revenue currently being the Archinaut One program, also known as OSAM-2. Redwire’s Archinaut One program includes the design, manufacture, test, integration and operation of the first satellite to construct a portion of its own structure on-orbit. The Archinaut One satellite combines our additive manufacturing and robotic assembly capabilities for the construction of large, complex structures in space. Redwire has provided services and products supporting a number of other NASA missions, including sun sensors and star trackers for exploration missions like Perseverance, thermal control solutions for technology demonstrators, camera systems for upcoming human spaceflight missions, and development of various additive manufacturing methods on the ISS.

Luxembourg Space Agency and European Space Agency

Redwire is working with the Luxembourg Space Agency and the European Space Agency to develop a robotic arm for space applications. This scalable robotic arm system is expected to meet growing demand for space-capable robotic solutions in mission profiles ranging from lunar surface activities to on-orbit satellite servicing and beyond.

National Security Community Relationships

Redwire supplies a wide variety of technologies and solutions supporting the U.S.’ and allied countries’ national security objectives in space. As space becomes an increasingly contested domain and near peer threats continue to emerge, the DoD has articulated a need for significant investment in both improving the resiliency of existing space assets and the deployment of new, next-generation capabilities.

Commercial Community Relationships

We believe that our technologies are enabling the commercialization of LEO and potentially beyond. Redwire views the commercial market opportunity as one with significant growth possibilities as launch costs continue to decrease, making industrial and other commercial pursuits increasingly viable and prolific.

Space Economy Overview

We believe that the space industry is at the dawn of a new economic era driven by significant investment. In addition to government contracting, private capital entering the space market has accelerated its growth. Since 2004, there has been $135.2 billion of equity investment across 862 space companies, with 85% of the investment dollars coming in the past six years, per Space Capital. This has led to a wave of new companies reimagining parts of the traditional space industry.

Today’s space market is primarily driven by satellite technologies and applications but is quickly expanding to include tangential capabilities such as space tourism, in-space manufacturing, LEO commercialization, deep space exploration and space-based resource extraction. The global space economy generates ~$420 billion of total revenue in 2019 and is expected to grow to an estimated $2 trillion by 2040, per the Space Report (2020 Q2 Analysis). Though the current ~$420 billion market only represents ~0.3% of the global economy, the rapid deployment of satellite constellations coinciding with an increasingly competitive landscape in the launch industry is creating unprecedented access to space.

A major growth opportunity for the global space economy is the increased commercialization of LEO. Increased accessibility to space has given rise to a growing number of start-up technology companies that aim to serve diverse end-markets including energy, telecommunications, tourism and IoT connectivity. There are increasingly attractive economics for manufacturing advanced materials in space for industrial use on Earth, including ZBLAN optical fiber and advanced ceramic materials. Ceramic parts manufactured in microgravity have a myriad of applications on Earth, including components for turbines and nuclear plants. Other fast currents in LEO include space tourism and sustainable human space habitats. The International Space Station has served as a breeding ground for the commercialization of space and many well-funded operators have announced a vision to enable millions of humans visiting and living in space.

M&A Track Record & Strategy

Strategic acquisitions that augment Redwire’s technology and product offerings are a key part of its growth strategy. Redwire has completed seven acquisitions since March 2020, which collectively have provided Redwire with a wide variety of complementary technologies and solutions to serve its target markets and customers.

Human Capital

Redwire strives to be the employer of choice in the space community. As of March 31, 2021, Redwire had 473 employees, all of whom are based in the United States and Luxembourg. Based on existing programs, Redwire is planning to increase the size of its workforce by approximately one third to support already-contracted work. Redwire has an established and experienced human resources team that is leading this effort. Most of Redwire’s employees fall into one or more of the following categories: (a) graduates from well-regarded engineering universities with a desire to make a long-term impact, (b) experienced engineers from other aerospace companies who are excited about the ongoing innovation and industry transformations that we believe we are driving, and (c) founders and employees from companies we have acquired. Many of these employees are highly accomplished in their fields and earned advanced degrees in concentrations such as aerospace engineering, mechanical engineering, physics, chemistry, robotics and astronomy.

As Redwire continues to grow, it is partnering with more universities and increasing its presence in key U.S. and European markets to expand its employee base.

The Parties to the Business Combination

GPAC

GPAC is a blank check company incorporated on July 29, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. GPAC has neither engaged in any operations nor generated any revenue to date. Based on GPAC’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On November 27, 2020, GPAC consummated an initial public offering of 16,377,622 units at an offering price of $10.00 per unit, and a private placement of 7,732,168 private placement warrants at an offering price of $1.00 per private placement warrant, of which 7,292,541 private placement warrants were issued to the Sponsor and 439,627 private placement warrants were issued to Jefferies LLC. Each unit sold in the initial public offering consisted of one Class A ordinary share and one-half of one redeemable warrant.

Following the closing of GPAC’s initial public offering, $166,232,863 of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of March 31, 2021, funds in the trust account totaled approximately $166,272,072 and were held in money market funds. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination), (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if GPAC does not complete a business combination by May 27, 2022 or (iii) the redemption of all of the public shares if GPAC is unable to complete a business combination by May 27, 2022 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

GPAC’s units, public shares and public warrants are currently listed on the NYSE under the symbols “GPAC.U,” “GPAC” and “GPAC WS,” respectively.

GPAC’s principal executive office is located at 2000 Edwards Street, Suite B, Houston, Texas 77007 and its telephone number is (713) 489-4650. GPAC’s corporate website address is http://www.genesis-park.com/spac. GPAC’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus. The website address is included as an inactive textual reference only.

Merger Sub

Shepard Merger Sub Corporation is a Delaware corporation and a direct, wholly-owned subsidiary of GPAC formed for the purpose of effecting the Business Combination. Merger Sub owns no material assets and does not operate any business.

GPAC Merger Sub’s principal executive office is located at 2000 Edwards Street, Suite B, Houston, Texas 77007 and its telephone number is (713) 489-4650.

Cosmos

Cosmos Intermediate, LLC is a Delaware limited liability company and a direct, wholly-owned subsidiary of Holdings. Cosmos’ principal executive office is located at 2500 N. Military Trail, Suite 470, Boca Raton, Florida 33431 and its telephone number is (650) 701-7722. Cosmos is a new leader in mission critical space solutions and high reliability components for the next generation space economy. Cosmos’ corporate website address is https://redwirespace.com/. Cosmos’ website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus. The website address is included as an inactive textual reference only.

Holdings

Redwire, LLC is a Delaware limited liability company and owns 100% of the issued and outstanding units of Cosmos. Holdings’ principal executive office is located at 2500 N. Military Trail, Suite 470, Boca Raton, Florida

33431, and its telephone number is (650) 701-7722. Holdings’ corporate website address is https://redwirespace.com/. The information on, or that can be accessed through, Holdings’ website is not part of this proxy statement/ prospectus. The website address is included as an inactive textual reference only.

Proposals to be Put to the Shareholders of GPAC at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the GPAC shareholders at the extraordinary general meeting and certain transactions contemplated by the Merger Agreement. Each of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the NYSE Proposal and the Incentive Equity Plan Proposal (collectively, the “Condition Precedent Proposals”) is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Governing Documents Proposals and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

As discussed in this proxy statement/prospectus, GPAC is asking its shareholders to approve by ordinary resolution the Merger Agreement, pursuant to which, among other things, on the date of Closing, promptly following the consummation of the Domestication, (i) Merger Sub will merge with and into Cosmos, with Cosmos as the surviving company in the First Merger and, after giving effect to the First Merger, Cosmos shall be a wholly-owned subsidiary of New Redwire; (ii) at the First Effective Time, the common units of Cosmos issued and outstanding as of immediately prior to the First Effective Time (other than units held by Cosmos as treasury units or owned by GPAC, Merger Sub or Cosmos immediately prior to the First Effective Time (which units will be cancelled for no consideration as part of the First Merger)) will be cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate, the merger consideration comprised of $75,000,000 in cash, 37,200,000 shares of New Redwire Common Stock and 2,000,000 warrants to purchase shares of New Redwire Common Stock, without interest and otherwise in accordance with the terms of the Merger Agreement, and (iii) immediately following the First Effective Time, Cosmos will merge with and into New Redwire, with New Redwire as the surviving company in the Second Merger. After giving effect to the Mergers, New Redwire will be the direct or indirect parent company for each of the direct and indirect subsidiaries of Cosmos prior to the Mergers.

After consideration of the factors identified and discussed in the section entitled “Business Combination Proposal—The GPAC Board’s Reasons for the Business Combination,” the GPAC Board concluded that the Business Combination met all or most of the criteria and guidelines disclosed in the prospectus for GPAC’s initial public offering and determined that the businesses of Redwire had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Merger Agreement. For additional information about the transactions contemplated by the Merger Agreement, please see “Business Combination Proposal.”

Consideration to Holdings in the Business Combination

The merger consideration is comprised of $75,000,000 in cash, 37,200,000 shares of New Redwire Common Stock and 2,000,000 warrants to purchase shares of New Redwire Common Stock, without interest and otherwise in accordance with the terms of the Merger Agreement. For additional information, please see “Business Combination Proposal—Business Combination Consideration.”

Conditions to Closing of the Business Combination

The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the

HSR Act relating to the transactions contemplated by the Merger Agreement having expired or been terminated; (iii) GPAC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the Business Combination and the PIPE Financing; (iv) the Minimum Closing Cash Condition; (v) the shares of New Redwire Common Stock to be issued in connection with the First Merger being approved for listing on the NYSE, subject to official notice of issuance; and (vi) the consummation of the Domestication. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. For additional information, please see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Domestication Proposal

As discussed in this proxy statement/prospectus, GPAC will ask its shareholders to approve by special resolution the Domestication Proposal. The GPAC Board has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of GPAC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while GPAC is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon Domestication, New Redwire will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law, as well as the Existing Governing Documents and the Proposed Governing Documents. The approval of each of the Domestication Proposal and the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting on such matter, vote on such matter. Accordingly, we encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.”

Charter Amendment and Governing Documents Proposals

As discussed in this proxy statement/prospectus, GPAC will ask its shareholders to approve by special resolution the Charter Amendment Proposal. The approval of the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting on such matter, vote on such matter.

GPAC will ask its shareholders to approve by non-binding, advisory resolution four (4) separate Governing Documents Proposals in connection with the replacement of the Existing Governing Documents, under Cayman Islands law, with the Proposed Governing Documents, under the DGCL. The GPAC Board has unanimously approved each of the Governing Documents Proposals. A brief summary of each of the Governing Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Governing Documents.

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Governing Documents Proposal A—to authorize the change in the authorized share capital of GPAC from (i) US$25,200 divided into 230,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 2,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of New Redwire Common Stock and 100,000,000 shares of New Redwire Preferred Stock.

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Governing Documents Proposal B—to authorize the New Redwire Board to issue all or any shares of New Redwire Preferred Stock in one or more series and to fix for each such series such voting powers, designations, preferences and rights and such qualifications, limitations or restrictions thereof, as may be determined by the New Redwire Board and as may be permitted by the DGCL.

•	Governing Documents Proposal C— to allow for the removal of the ability of New Redwire stockholders to take action by written consent in lieu of a meeting from and after the time that Holdings and its permitted transferees no longer beneficially own a majority of the voting power of the then-outstanding shares of capital stock of New Redwire.

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Governing Documents Proposal D—to (i) change the post-Business Combination corporate name from “Genesis Park Acquisition Corp.” to “Redwire Corporation” (which is expected to occur upon the consummation of the Domestication), (ii) adopt the DGCL default rule of perpetual existence for New Redwire; (iii) adopt Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended, (iv) elect to not be governed by Section 203 of the DGCL and limit certain corporate takeovers by interested stockholders and (v) remove certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents, and we encourage shareholders to carefully consult the information set out in the section entitled “Governing Documents Proposals” and the full text of the Proposed Governing Documents of New Redwire, attached hereto as Annexes C and D. For additional information, please see “Domestication Proposal” and “Governing Documents Proposals.”

NYSE Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the NYSE Proposal. Our units, public shares, and public warrants are listed on the NYSE and, as such, we are seeking shareholder approval for issuance of shares of New Redwire Common Stock in connection with the Business Combination and the PIPE Financing pursuant to NYSE Listing Rule 312.03. For additional information, please see “NYSE Proposal.”

Incentive Equity Plan Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Incentive Equity Plan Proposal. A total of 8,777,265 shares of New Redwire Common Stock will be reserved for issuance under the Incentive Equity Plan. The Incentive Equity Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase on the first day of each fiscal year, beginning with the 2022 fiscal year, in an amount equal to 2% of the outstanding number of shares of New Redwire Common Stock on the last day of the immediately preceding fiscal year or such lesser amount as determined by the New Redwire Board. For additional information, please see “Incentive Equity Plan Proposal.” The full text of the Incentive Equity Plan is attached hereto as Annex J.

Equity Stock Purchase Plan Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Employee Stock Purchase Plan Proposal. A total of 835,929 shares of New Redwire Common Stock will be reserved for issuance under the ESPP. Based on a price per share of $10.00, the maximum aggregate market value of the New Redwire Common Stock that could potentially be issued under the ESPP as of the Closing is $8,359,290. The ESPP provides that the number of shares reserved and available for issuance under the ESPP will automatically increase each January 1, beginning on January 1, 2022 for a period of 10 years, by the lesser of 1.0% of the outstanding number of shares of New Redwire Common Stock on the last day of the immediately preceding fiscal year or an amount determined by the New Redwire Board. For additional information, please see “Employee Stock Purchase Plan Proposal.” The full text of the ESPP is attached hereto as Annex K.

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize GPAC to consummate the Business Combination, the GPAC Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates. For additional information, please see “Adjournment Proposal.”

The GPAC Board’s Reasons for the Business Combination

GPAC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The GPAC Board has sought to do this by utilizing the networks and industry experience of the Sponsor, the GPAC Board, the GPAC Advisory Committee and GPAC’s management to identify and acquire one or more businesses. The members of the GPAC Board, the GPAC Advisory Committee and GPAC’s management have extensive transactional experience, particularly in the aerospace and aviation sectors, and we believe we are well qualified to evaluate the transaction with Redwire.

In conducting a targeted search for a business combination target, GPAC utilized the global network and investing, industry, sector and transaction experience of the Sponsor, GPAC’s management, the GPAC Board, the GPAC Advisory Committee and GPAC’s advisors. In particular, the GPAC Board considered the following positive factors, although not weighted or in any order of significance, in deciding to approve the Business Combination Proposal:

•	Commercial Rationale: The GPAC Board noted that Redwire and the Business Combination presented several compelling qualities and characteristics, including but not limited to the following:

•	Large and Growing Market Opportunity: The industrialization of space is driving strong growth across the space industry.

•	Decades of Space Flight Heritage. Redwire has over 50 years of flight heritage and has been involved in over 150 satellite missions flown.

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Purpose-Built Pure Play Independent Provider of Solutions for New Space: Redwire is an infrastructure supplier across all major space industry segments, and is aligned with premier customers on major programs.

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Attractive Entry Valuation: New Redwire will have an anticipated enterprise value of $615 million, implying a 2.5x multiple of 2025 projected EBITDA as Redwire’s operations are expected to achieve scale.

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Current Revenue, EBITDA, and Free Cash Flow: Unlike many of its competitors engaging in transactions with special purpose acquisition companies, Redwire generated revenue, EBITDA and free cash flow in 2020.

•	Valuable Proprietary Intellectual Property: Redwire has developed an extensive portfolio of proprietary technologies.

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Potential Public Investor Enthusiasm for Space Companies: Since the advent of space exploration, there has been limited means for public investors to invest in the economic and strategic value of companies operating in the space industry. Redwire will provide investors the opportunity to invest in a company at the forefront of the new space economy that supplies key technology and services.

•	Experienced and Proven Management Team: Redwire’s management team has extensive experience in key aspects of the aerospace industry.

•	Access to Working Capital: The approximately $102 million (or $24 million net of $78 million of indebtedness assumed in connection with the closing of the Business Combination) of cash expected to be available on Redwire’s balance sheet after the completion of the Business Combination (assuming no redemptions by GPAC shareholders) to fund go forward operations and support Redwire’s continued growth after the completion of the Business Combination.

•	Financial Condition: Redwire’s historical financial results and outlook, debt structure, strength of its balance sheet and go-forward business and financial plan and model.

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Best Available Opportunity: The GPAC Board determined, after a thorough review of other business combination opportunities available to GPAC, that the proposed Business Combination represents the best potential business combination for GPAC.

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Continued Ownership by Holdings: The GPAC Board considered that Holdings would be receiving a significant amount of New Redwire Common Stock as consideration and would be the largest stockholder of New Redwire.

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Results of Due Diligence: The GPAC Board considered the scope of the due diligence investigation conducted by GPAC’s management and outside advisors and evaluated the results thereof and information available to it related to Redwire.

•	Terms of the Merger Agreement: The GPAC Board reviewed and considered the terms of the Merger Agreement and the other related agreements.

The GPAC Board also considered a variety of uncertainties and risks and other potentially negative factors, although not weighted or in any order of significance, concerning the Business Combination, including but not limited to the following:

•

Potential Inability to Complete the Business Combination: The GPAC Board considered the possibility that the Business Combination may not be completed and the potential adverse consequences to GPAC if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction.

•

Redwire’s Business Risks: The GPAC Board considered that GPAC shareholders would be subject to the business risks associated with Redwire if they retained their public shares following the closing of the Business Combination, which were different from the risks related to holding public shares of GPAC prior to the Closing.

•

Post-Business Combination Governance; Terms of the Investor Rights Agreement: The GPAC Board considered the corporate governance provisions of the Merger Agreement, the Investor Rights Agreement and the Proposed Governing Documents and the effect of those provisions on the governance of New Redwire following the Closing, in particular Holdings’ ability to control or influence the outcome of actions after the closing even when it no longer controls a majority of the common stock and its ability to designate directors to the board of New Redwire;

•

Limitations of Review: The GPAC Board considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the price GPAC is paying to acquire Redwire is fair to GPAC or its shareholders from a financial point of view.

•

No Survival of Remedies for Breach of Representations, Warranties or Covenants of Cosmos or Holdings: The GPAC Board considered that the terms of the Merger Agreement provide that GPAC will not have any surviving remedies after the Closing to recover for losses as a result of any inaccuracies or breaches of Cosmos’ and Holdings’ representations, warranties or covenants set forth in the Merger Agreement.

•	Litigation: The GPAC Board considered the possibility of litigation challenging the Business Combination.

•	Fees and Expenses: The GPAC Board considered the fees and expenses associated with completing the Business Combination.

•

Diversion of Management Attention: The GPAC Board considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on Redwire’s business.

•

COVID -19: The GPAC Board considered the uncertainties regarding the potential impacts of the COVID-19 virus and related economic disruptions on Redwire’s operations and demand for its products and services.

For more information about the GPAC Board’s decision-making process concerning the Business Combination, please see “The Business Combination Proposal—The GPAC Board’s Reasons for the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into in connection with the Merger Agreement. For additional information, please see “Business Combination Proposal—Related Agreements.”

PIPE Financing

GPAC entered into Subscription Agreements with the PIPE Investors pursuant to which the PIPE Investors have agreed to subscribe for and purchase from GPAC, and GPAC has agreed to issue and sell to the PIPE Investors, following the Domestication, an aggregate of 10,000,000 shares of New Redwire Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $100,000,000 (the “PIPE Financing”). The shares of New Redwire Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. GPAC will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The counterparties to certain of the Subscription Agreements are directors, officers or affiliates of the Sponsor and such Subscription Agreements have been approved by GPAC’s audit committee in accordance with GPAC’s related persons transaction policy. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination. For additional information, please see “Business Combination Proposal—Related Agreements—PIPE Financing.”

Investor Rights Agreement

Pursuant to the Merger Agreement, Genesis Park and the Sponsor entered into an Investor Rights Agreement with GPAC, Holdings and Jefferies to, among other things, set forth their agreements with respect to certain governance matters, registration rights and lock-up periods from and after the Closing.

In particular, the Investor Rights Agreement provides the following rights and obligations:

•

Governance matters. The New Redwire Board will consist of seven directors, four of which will be independent directors and as of the Closing, (i) Holdings and certain of its affiliates (the “Partners”) will have the right to nominate five of such directors, three of which will be independent directors, and (ii) the Sponsor and certain of its affiliates will have the right to nominate two of such directors, one of which will be an independent director, subject to the terms described in “Business Combination Proposal—Related Agreements—Investor Rights Agreement.”

•

Registration rights. Certain of the securities of New Redwire held directly or indirectly by the Partners, the Sponsor, Genesis Park, Jefferies and each other person who joins in the Investor Rights Agreement, or by any of their respective permitted transferees (collectively, “Holders”) will be entitled to include such shares in the resale shelf registration statement to be filed by New Redwire no later than 45 days following the Closing Date, subject to the terms described in “Business Combination Proposal—Related Agreements—Investor Rights Agreement.” The Partners will also be entitled to unlimited demand rights at any time a shelf registration statement is not effective and all Holders will be entitled to customary piggy-back rights, subject to customary cut-back provisions.

•

Lock-up. The Holders (other than Genesis Park) have agreed not to sell, transfer, pledge or otherwise dispose of shares of registrable securities for 180 days, subject to the exceptions and other terms described in “Business Combination Proposal—Related Agreements—Investor Rights Agreement.”

•

Adjustments. Appropriate adjustments will be made to the foregoing provisions in the event of any changes in New Redwire Common Stock as a result of any stock split, stock dividend, combination or reclassification, or through any merger, consolidation, recapitalization or other similar event.

Voting and Support Agreement

In connection with the Merger Agreement, each of Genesis Park II LP (“Genesis Park”) and certain funds managed by Crescent Park Management, L.P (“Crescent Park” and such funds, the “Crescent Park Funds”) has, pursuant to their respective Voting and Support Agreement entered into with Cosmos and Holdings, agreed, among other things, to vote all of the ordinary shares held by Genesis Park and the Crescent Park Funds, respectively, in favor of the Business Combination and the other proposals being presented at the extraordinary general meeting and not to elect to redeem or tender or submit for redemption their ordinary shares in connection with the Business Combination. For additional information, please see “Business Combination Proposal—Related Agreements—Voting and Support Agreement.”

Sponsor Agreement

Pursuant to the Merger Agreement, GPAC, the Sponsor and each officer and director of GPAC that was originally a party to the Sponsor Agreement entered into an amended and restated Sponsor Agreement (as so amended and restated, the “Sponsor Agreement”) pursuant to which the Sponsor and each Insider have agreed, among other things, to (i) vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to its shares in GPAC prior to the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement. The Class B ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per share redemption price. For additional information, please see “Business Combination Proposal—Related Agreements—Sponsor Agreement.”

Warrant Forfeiture Agreement

In connection with the execution of the Merger Agreement, GPAC, the Sponsor, Jefferies, Cosmos and Holdings entered into a Forfeiture Agreement (the “Warrant Forfeiture Agreement”), pursuant to which, immediately prior to (and contingent upon) the Closing, the Sponsor and Jefferies will forfeit and surrender to GPAC for no consideration an aggregate of 2,000,000 private placement warrants, of which (i) the Sponsor will forfeit and surrender to GPAC 1,886,000 warrants and (ii) Jefferies will forfeit and surrender to GPAC 114,000 warrants, in each case that were acquired by the Sponsor and Jefferies in a private placement concurrently with GPAC’s initial public offering. Pursuant to the Warrant Forfeiture Agreement, such surrendered and forfeited private placement warrants will be retired and cancelled and each of the Sponsor and Jefferies has agreed not to directly or indirectly transfer or otherwise dispose of such private placement warrants other than pursuant to such forfeitures. For additional information, please see “Business Combination Proposal—Related Agreements—Warrant Forfeiture Agreement.”

Ownership of New Redwire

As of the date of this proxy statement/prospectus, there are (i) 16,377,622 Class A ordinary shares outstanding underlying units issued in GPAC’s initial public offering, (ii) 4,094,406 Class B ordinary shares outstanding held by the Sponsor, (iii) 7,732,168 private placement warrants outstanding of which 7,292,541 are held by the Sponsor and 439,627 are held by Jefferies, and (iv) 8,188,811 public warrants outstanding. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Redwire Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of GPAC’s outstanding public shares are redeemed in connection with the Business Combination), GPAC’s fully-diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 36,393,007 ordinary shares.

Pursuant to the Warrant Forfeiture Agreement, immediately prior to (and contingent upon) the Closing, the Sponsor and Jefferies will surrender and forfeit to GPAC for no consideration an aggregate of 2,000,000 private placement warrants, with such amount of warrants corresponding to the number of newly issued warrants to purchase shares of New Redwire Common Stock to be issued by New Redwire to Holdings upon consummation of the Business Combination. Of such surrendered and forfeited private placement warrants, 1,886,000 will be surrendered and forfeited by the Sponsor and 114,000 will be surrendered and forfeited by Jefferies. The new warrants to be issued to Holdings will be identical to the private placement warrants surrendered and forfeited by the Sponsor and Jefferies, including that such newly issued warrants will be designated as private placement warrants under the GPAC Warrant Agreement.

The following table illustrates varying estimated ownership levels in New Redwire Common Stock immediately following the consummation of the Business Combination, based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 37,200,000 shares of New Redwire Common Stock are issued to Holdings at the Closing; (ii) 10,000,000 shares of New Redwire Common Stock are issued to the PIPE Investors in the PIPE Financing; and (iii) no public warrants or private placement warrants to purchase New Redwire Common Stock that will be outstanding immediately following the Closing have been exercised. If the actual facts are different than these assumptions, the ownership percentages in New Redwire will be different.

	Share Ownership in New Redwire
	No redemptions	Maximum redemptions(1)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
GPAC public shareholders	24.2%	14.0%
Sponsor(2)	6.1%	6.9%
PIPE Investors	14.8%	16.8%
Holdings	54.9%	62.3%

(1)

Assumes that 8,004,296 of GPAC’s outstanding public shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the Minimum Closing Cash Condition based on a per share redemption price of $10.15 per share) are redeemed in connection with the Business Combination.

(2)	Includes 4,094,406 Class B ordinary shares held by the Sponsor originally acquired prior to or in connection with GPAC’s initial public offering.

For further details, see “Business Combination Proposal—Consideration to Holdings in the Business Combination.”

Date, Time, and Place of Extraordinary General Meeting of GPAC’s Shareholders

The extraordinary general meeting of GPAC, will be held at            Eastern Time, on             , 2021, at the offices of Willkie Farr & Gallagher LLP, located at 787 Seventh Avenue, New York, New York 10019 and virtually via the Internet by visiting https://www.cstproxy.com/genesispark/sm2021 to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved. Due to public health concerns regarding the COVID-19 pandemic, and the importance of ensuring the health and safety of GPAC directors, officers, employees and shareholders, GPAC shareholders are encouraged to attend the extraordinary general meeting virtually via the Internet.

Voting Power; Record Date

GPAC shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on August 2, 2021, which is the record date for the extraordinary general meeting (the “Record Date”). Shareholders will have one vote for each ordinary share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the Record Date, there were 20,472,028 ordinary shares issued and outstanding, of which 16,377,622 were issued and outstanding public shares.

Quorum and Vote of GPAC Shareholders

A quorum of GPAC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the Record Date, 10,236,015 ordinary shares would be required to achieve a quorum.

The Sponsor and each of our officers and directors has, pursuant to the Sponsor Agreement, agreed, among other things, to vote all of their ordinary shares in favor of the Business Combination and the other proposals being presented at the extraordinary general meeting and not to elect to redeem or tender or submit for redemption their ordinary shares in connection with the Business Combination. Additionally, each of Genesis Park and the Crescent Park Funds has, pursuant to their respective Voting and Support Agreement entered into with Cosmos and Holdings, agreed, among other things, to vote all of the ordinary shares held by Genesis Park and the Crescent Park Funds, respectively, in favor of the Business Combination and the other proposals being presented at the extraordinary general meeting and not to elect to redeem or tender or submit for redemption their ordinary shares in connection with the Business Combination, and the Class B ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per share redemption price. As of the date of this proxy statement/prospectus, the Sponsor, Genesis Park, the Crescent Park Funds and our officers and directors collectively own approximately 38.0% of the issued and outstanding ordinary shares of GPAC. As a result, in addition to the ordinary shares owned by the Sponsor, Genesis Park, the Crescent Park Funds and our officers and directors, (i) for proposals requiring at least a majority of the votes cast by the holders of the issued and outstanding ordinary shares, we would need 2,449,484, or 15.0% (assuming all outstanding ordinary shares are voted), or no ordinary shares (assuming only the minimum number of ordinary shares representing a quorum are voted), in each case, of the 16,377,622 issued and outstanding public shares in order to approve each such proposal, and (ii) for proposals requiring the affirmative vote of holders of at least two-thirds of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting on such matter, vote on such matter, we would need 5,861,495, or 35.8% (assuming all outstanding ordinary shares are voted), or no ordinary shares (assuming only the minimum number of ordinary shares representing a quorum are voted), in each case, of the 16,377,622 issued and outstanding public shares, in each case, in order to approve each respective proposal. See “Business Combination Proposal—Related Agreements—Sponsor Agreement” and “Business Combination Proposal—Related Agreements—Voting and Support Agreements” in the accompanying proxy statement/prospectus for more information related to the Sponsor and Voting and Support Agreements.

The proposals presented at the extraordinary general meeting require the following votes:

•

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting on such matter, vote on such matter.

•

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting on such matter, vote on such matter.

•

Charter Amendment Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting on such matter, vote on such matter.

•

Governing Documents Proposals: The approval of the Governing Documents Proposals requires the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting on such matter, vote at the extraordinary general meeting. Because the votes on the Governing Documents Proposals are advisory only, they will not be binding.

•

NYSE Proposal: The approval of the NYSE Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting on such matter, vote on such matter.

•

Incentive Equity Plan Proposal: The approval of the Incentive Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting on such matter, vote vote on such matter.

•

Employee Stock Purchase Plan Proposal: The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting on such matter, vote on such matter.

•

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting on such matter, vote on such matter.

Redemption Rights

Pursuant to the Existing Governing Documents, a public shareholder may request that New Redwire redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if: (a) you (i) hold public shares or (ii) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares; (b) you submit a written request to Continental in which you (i) request that New Redwire redeem all or a portion of your public shares for cash and (ii) identify yourself as the beneficial holder of the public shares; and provide your legal name, phone number and address; and (c) you deliver your public shares to Continental, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m. Eastern Time, on                , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal.

If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, New Redwire will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of the Record Date, this would have amounted to approximately $10.15 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New Redwire Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of GPAC—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such excess public shares would be converted into the merger consideration in connection with the Business Combination.

The Sponsor and each of our officers and directors has, pursuant to the Sponsor Agreement, agreed, among other things, to vote all of their ordinary shares in favor of the Business Combination and the other proposals being presented at the extraordinary general meeting and not to elect to redeem or tender or submit for redemption their ordinary shares in connection with the Business Combination, and the Class B ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per share redemption price. Additionally, each of Genesis Park and the Crescent Park Funds has, pursuant to their respective Voting and Support Agreement entered into with Cosmos and Holdings, agreed, among other things, to vote all of the ordinary shares held by Genesis Park and the Crescent Park Funds, respectively, in favor of the Business Combination and the other proposals being presented at the extraordinary general meeting and not to elect to redeem or tender or submit for redemption their ordinary shares in connection with the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor, Genesis Park, the Crescent Park Funds and our officers and directors collectively own approximately 38.0% of the issued and outstanding ordinary shares of

GPAC. See “Business Combination Proposal—Related Agreements—Sponsor Agreement” and “Business Combination Proposal—Related Agreements—Voting and Support Agreements” in the accompanying proxy statement/prospectus for more information related to the Sponsor Agreement and the Voting and Support Agreements.

Holders of the warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither GPAC shareholders nor GPAC warrantholders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. GPAC has engaged Morrow Sodali to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of GPAC—Revoking Your Proxy.”

Interests of GPAC Directors and Executive Officers in the Business Combination

When you consider the recommendation of the GPAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and GPAC’s directors and executive officers have interests in such proposal that are different from, or in addition to (and which may conflict with), those of GPAC shareholders and warrantholders generally. These interests include, among other things, the interests listed below:

•	the fact that the Sponsor and the Insiders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•	the fact that the Sponsor and the Insiders have agreed vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus;

•

the fact that the Sponsor paid an aggregate of $25,000 for the 4,094,406 Class B ordinary shares it currently owns and such securities had an estimated aggregate market value of $41,107,836.24 based upon the closing price of $10.04 per public share on the NYSE on the Record Date, and such securities may have a significantly higher value at the time of the Business Combination;

•

the fact that the Sponsor paid $7,292,541 for the 7,292,541 private placement warrants it currently owns and such warrants had an estimated aggregate market value of $14,439,231.18 based upon the closing price of $1.98 per public warrant on the NYSE on the Record Date, and such warrants would be worthless if a business combination is not consummated by May 27, 2022 (unless such date is extended in accordance with the Existing Governing Documents);

•

the fact that the Sponsor and GPAC’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if GPAC fails to complete an initial business combination by May 27, 2022;

•	the fact that the Investor Rights Agreement will be entered into by the Sponsor;

•	the fact that the Sponsor entered into the Sponsor Agreement pursuant to which the lock-up period to which the Sponsor and our directors and executive officers are subject was amended to provide for termination of the lock-up period 180 days after the consummation of the Business Combination (other than with respect to the private placement warrants and the New Redwire Common Stock underlying such warrants, for which the termination of the lock-up period is 30 days after the consummation of the Business Combination, and with respect to any equity securities acquired in connection with the PIPE Financing, which will not be subject to a lock-up period);

•	the continued indemnification of GPAC’s directors and officers and the continuation of GPAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•	the fact that certain GPAC directors will continue as directors of New Redwire;

•

the fact that the Sponsor and GPAC’s officers and directors will lose their entire investment in GPAC and will not be reimbursed for any out-of-pocket expenses, which expenses amounted to approximately $62,258 as of the Record Date, if an initial business combination is not consummated by May 27, 2022; and

•

the fact that if the trust account is liquidated, including in the event GPAC is unable to complete an initial business combination by May 27, 2022, the Sponsor has agreed to indemnify GPAC to ensure that the proceeds in the trust account are not reduced below $10.15 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which GPAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to GPAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account.

The Sponsor and each of our officers and directors has, pursuant to the Sponsor Agreement, agreed, among other things, to vote all of their ordinary shares in favor of the Business Combination and the other proposals being presented at the extraordinary general meeting and not to elect to redeem or tender or submit for redemption their ordinary shares in connection with the Business Combination, and the Class B ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per share redemption price. Additionally, each of Genesis Park and the Crescent Park Funds has, pursuant to their respective Voting and Support Agreement entered into with Cosmos and Holdings, agreed, among other things, to vote all of the ordinary shares held by Genesis Park and the Crescent Park Funds, respectively, in favor of the Business Combination and the other proposals being presented at the extraordinary general meeting and not to elect to redeem or tender or submit for redemption their ordinary shares in connection with the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor, Genesis Park, the Crescent Park Funds and our officers and directors collectively own approximately 38.0% of the issued and outstanding ordinary shares of GPAC. For more information related to the Sponsor Agreement and Voting and Support Agreements, see “Business Combination Proposal—Related Agreements—Sponsor Agreement” and “—Voting and Support Agreements” in the accompanying proxy statement/prospectus.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding GPAC or its securities, the Sponsor, Holdings, Cosmos and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Redwire and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents

Proposals, the NYSE Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal and the Charter Amendment Proposal being approved by the affirmative vote of holders of at least two-thirds of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and who vote on such matter, (iii) the Minimum Closing Cash Condition is met and otherwise limit the number of public shares electing to redeem and (iv) New Redwire’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) are at least $5,000,001 after giving effect to the Business Combination and the PIPE Financing.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of personal and financial interests of one or more of GPAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of GPAC and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, the personal and financial interests of our initial shareholders as well as GPAC’s directors and executive officers may have influenced their motivation in identifying and selecting Redwire as a business combination target, and may influence their motivation in completing the Business Combination and the operation of the business of New Redwire following the Business Combination. In considering the recommendations of the GPAC Board to vote for the proposals, GPAC’s shareholders should consider these interests.

Recommendation to Shareholders of GPAC

The GPAC Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of GPAC and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the Governing Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of GPAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of GPAC and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, GPAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder in GPAC. See the section entitled “Business Combination Proposal—Interests of GPAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination assuming a Closing Date of March 31, 2021, and (i) assuming that none of GPAC’s outstanding public shares are redeemed in connection with the Business Combination and (ii) assuming 8,004,296 Class A ordinary shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the Minimum Closing Cash Condition based on a per share redemption price of $10.15 per share) are redeemed in connection with the Business Combination.

No Redemption

Source of Funds(1)		Uses(1)
(in thousands)
Existing Cash Held in Trust Account(2)	$166,272	Share Merger Consideration to Holdings(3)	$372,000
Share Merger Consideration to Holdings(3)	$372,000	Cash Merger Consideration to Holdings	$75,000
PIPE Financing(3)	$100,000	Transaction Fees and Expenses	$47,700
		SVB Payoff Amount	$42,000
		Remaining Cash to Balance Sheet	$101,572

Total Sources	$638,272	Total Uses	$638,272

(1)	Totals might be affected by rounding.
(2)	As of March 31, 2021.
(3)	Shares issued to Holdings and the PIPE Investors are at a deemed value of $10.00 per share. Assumes 37,200,000 shares are issued to Holdings and 10,000,000 shares are issued to the PIPE Investors.

Maximum Redemption

Source of Funds(1)		Uses(1)
(in thousands)
Existing Cash Held in Trust Account(2)	$166,272	Share Merger Consideration to Holdings(3)	$372,000
Share Merger Consideration to Holdings(3)	$372,000	Cash Merger Consideration to Holdings	$75,000
PIPE Financing(3)	$100,000	Transaction Fees and Expenses	$47,700
		SVB Payoff Amount	$42,000
		GPAC Public Shareholder Redemptions	$81,244
		Remaining Cash to Balance Sheet	$20,328

Total Sources	$638,272	Total Uses	$638,272

(1)	Totals might be affected by rounding.
(2)	As of March 31, 2021.
(3)	Shares issued to Holdings and the PIPE Investors are at a deemed value of $10.00 per share. Assumes 37,200,000 shares are issued to Holdings and 10,000,000 shares are issued to the PIPE Investors.

U.S. Federal Income Tax Considerations

Based on, and subject to, the assumptions, qualifications and limitations set forth in the opinion included as Exhibit 8.1 hereto, it is the opinion of Willkie Farr & Gallagher LLP that the Domestication should constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code, as discussed more fully under “U.S. Federal Income Tax Considerations.” However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as GPAC, this result is not entirely clear. In the case of a transaction, such as the Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—U.S. Holders” below) will be subject to Section 367(b) of the Code and, as a result of the Domestication:

•

a U.S. Holder whose public shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of GPAC’s earnings in income;

•

a U.S. Holder whose public shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually and constructively) less than 10% of the total combined voting power of all classes of our shares entitled to vote and less than 10% of the total value of all classes of our shares will generally recognize gain (but not loss) on the exchange of public shares for shares of New Redwire Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to its public shares provided certain other requirements are satisfied; and

•

a U.S. Holder whose public shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of our shares entitled to vote or 10% or more of the total value of all classes of our shares will generally be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its public shares provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (participation exemption).

GPAC does not expect to have significant cumulative earnings and profits through the date of the Domestication.

In the case of a transaction, such as the Domestication, that should qualify as a “reorganization” under Section 368(a)(1)(F) of the Code, a U.S. Holder of public shares may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its public shares for shares of New Redwire Common Stock pursuant to the Domestication under the PFIC rules of the Code equal to the excess, if any, of the fair market value of the shares of New Redwire Common Stock received in the Domestication over the U.S. Holder’s adjusted tax basis in the corresponding public shares surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “U.S. Federal Income Tax Considerations.”

Additionally, the Domestication may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such non-U.S. Holder’s shares of New Redwire Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws. For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of GPAC as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Redwire immediately following the Domestication will be the same as those of GPAC immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, GPAC has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following factors: (i) members of Holdings’ senior management will hold all of New Redwire’s key management positions; (ii) Holdings will have the largest voting interest in New Redwire under any redemption scenario; (iii) five of the seven members of the New Redwire Board will initially be selected by Holdings and its permitted transferees; (iv) the Redwire Subsidiaries will comprise the ongoing operations of New Redwire; and (v) Redwire is larger in relative size than GPAC. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Redwire with the Business Combination being treated as the equivalent of Redwire issuing stock for the net assets of GPAC, accompanied by a recapitalization. The net assets of GPAC will be stated at historical costs, with no goodwill or other intangible assets recorded.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The GPAC portion of the Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. GPAC and Redwire filed the required forms under the HSR Act with the Antitrust Division and the FTC on April 8, 2021 and the 30-day waiting period expired at 11:59 p.m., New York City time, on May 10, 2021.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Redwire’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. GPAC cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, GPAC cannot assure you as to its result.

Neither GPAC nor Redwire are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Emerging Growth Company

GPAC is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. GPAC has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, GPAC, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of GPAC’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

New Redwire will qualify as an “emerging growth company.” New Redwire will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of GPAC’s initial public offering, (b) in which New Redwire has total annual gross revenue of at least $1.07 billion, or (c) in which New Redwire is deemed to be a large accelerated filer, which means the market value of the common equity of New Redwire that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which New Redwire has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, GPAC is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. New Redwire will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the common equity of New Redwire held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

Risk Factors

In evaluating the proposals to be presented at the GPAC extraordinary general meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” Such risks include, but are not limited to:

•	Redwire’s limited operating history makes it difficult to evaluate its future prospects and the risks and challenges it may encounter;

•

Redwire’s projections of future financial results are based on a number of assumptions by Redwire’s management, some or all of which may prove to be incorrect, and actual results may differ materially and adversely from such projections;

•

if Redwire is unable to successfully integrate its recently completed and pending acquisitions or successfully select, execute or integrate future acquisitions into the business, Redwire’s operations and financial condition could be materially and adversely affected;

•

the market for in-space infrastructure services has not been established with precision, is still emerging and may not achieve the growth potential that GPAC and Redwire expect or may grow more slowly than expected;

•	Redwire may not be able to convert its orders in backlog into revenue;

•

if Redwire fails to adequately protect its intellectual property rights, its competitive position could be impaired and its intellectual property applications for registration may not issue or be registered, which could have a material adverse effect on Redwire’s ability to prevent others from commercially exploiting projects similar to Redwire’s;

•	protecting and defending against intellectual property claims could have a material adverse effect on Redwire’s business;

•

Redwire’s business is subject to a wide variety of extensive and evolving government laws and regulations, and failure to comply with such laws and regulations could have a material adverse effect on Redwire’s business;

•	Redwire has government customers, which subjects Redwire to risks including early termination, audits, investigations, sanctions and penalties;

•	data breaches or incidents involving Redwire’s technology could damage its business, reputation and brand and substantially harm its business and results of operations;

•

Redwire is highly dependent on its senior management team and other highly skilled personnel, and if it is not successful in attracting or retaining highly qualified personnel, it may not be able to successfully implement its business strategy;

•

Redwire’s operating results may fluctuate significantly, which makes its future operating results difficult to predict and could cause its operating results to fall below expectations or any guidance that Redwire may provide;

•	Redwire will incur significant expenses and capital expenditures in the future to execute its business plan and it may be unable to adequately control its expenses;

•	Redwire’s ability to successfully implement its business plan will depend on a number of factors outside of its control;

•	Redwire’s management has limited experience in operating a public company;

•	Redwire may not be able to successfully develop its technology and services;

•

competition with existing or new companies could cause downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities, and the loss of market share;

•	the current pandemic outbreak of a novel strain of coronavirus, also known as COVID-19, may continue to disrupt and adversely affect Redwire’s business;

•	adverse publicity stemming from any incident involving Redwire or its competitors could have a material adverse effect on Redwire’s business, financial condition and results of operations;

•	Redwire may not be able to adapt to and satisfy customer demands in a timely and cost-effective manner;

•	Redwire may not be able to respond to commercial industry cycles in terms of cost structure, manufacturing capacity, and/or personnel needs;

•	any delays in the development, design, engineering and manufacturing of Redwire’s products and services may adversely affect Redwire’s business, financial condition and results of operations;

•	Redwire may be adversely affected by other economic, business, and/or competitive factors;

•

events, changes or other circumstances, many of which are beyond the control of GPAC and Redwire, could give rise to the termination of negotiations and any subsequent definitive agreements with respect to the Business Combination;

•

any legal proceedings that may be instituted against GPAC, Redwire, New Redwire or others following the announcement of the Business Combination and any definitive agreements with respect thereto could affect the ability of the parties to complete the Business Combination in a timely manner, or at all, and could adversely affect the business, financial condition and results of operations of New Redwire following the consummation of the Business Combination;

•	the consummation of the Business Combination is subject to a number of conditions, many of which are beyond the control of GPAC and Redwire, including the approval of the shareholders of GPAC;

•

the restatement of GPAC’s financial statements in May 2021 has subjected GPAC to additional risks and uncertainties, including increased professional costs and the increased possibility of legal proceedings;

•

each of GPAC and Redwire has identified material weaknesses in its internal control over financial reporting that, if not remediated, may not allow GPAC and, following the closing of the Business Combination, New Redwire, to report its financial condition or results of operations accurately or timely;

•

changes to the proposed structure of the Business Combination could be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination;

•	GPAC and, following the closing of the Business Combination, New Redwire, may be unable to meet stock exchange listing standards;

•	the announcement, pendency and consummation of the Business Combination could disrupt the current plans and operations of Redwire;

•

the benefits of the Business Combination may not be realized to the extent currently anticipated by GPAC and Redwire, or at all. The ability to recognize any such benefits may be affected by, among other things, competition, the ability of New Redwire to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees;

•	the costs related to the Business Combination could be significantly higher than currently anticipated;

•	changes in applicable laws or regulations could impact the ability of the parties to consummate the Business Combination in a timely manner or at all;

•	substantial future sales or other issuances of our common stock could depress the market for our common stock; and

•	other factors detailed under the section entitled “Risk Factors.”

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “summary pro forma data”) gives effect to the acquisition by Cosmos Acquisition, LLC (“Cosmos”) of (i) Adcole Space, LLC, a business unit of Adcole Corporation, on March 2, 2020 (the “Adcole Acquisition”), (ii) In Space Group, Inc. and its subsidiaries on June 22, 2020 (the “MIS Acquisition”), (iii) Roccor, LLC on October 28, 2020 (the “Roccor Acquisition”), (iv) Deployable Space Systems, Inc. on February 17, 2021 (the “DPSS Acquisition”), (v) Deep Space Systems, Inc. on June 1, 2020 (the “DSS Acquisition”), LoadPath, LLC on December 11, 2020 (the “LoadPath Acquisition”), and Oakman Aerospace, Inc. on January 15, 2021 (the “Oakman Acquisition”) (collectively, the “Other Acquisitions”) and (vi) the Business Combination, in each case as described under “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, GPAC is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Cosmos issuing stock for the net assets of GPAC, accompanied by a recapitalization. The net assets of GPAC are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Cosmos together with its direct and indirect subsidiaries.

The summary unaudited pro forma condensed combined balance sheet data as of March 31, 2021 gives effect to the Business Combination as if it had occurred on March 31, 2021.

The summary unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2020 gives effect to the Adcole Acquisition, the MIS Acquisition, the Roccor Acquisition, the DPSS Acquisition, the Other Acquisitions, and the Business Combination, in each case, as if they had occurred on January 1, 2020. The summary unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 gives effect to the DPSS Acquisition, the Other Acquisitions and the Business Combination, in each case, as if they had occurred on January 1, 2020.

The summary pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information (the “summary pro forma financial information”) appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the summary pro forma financial information. In addition, the summary pro forma financial information is based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of the entities for the applicable periods included in this proxy statement/prospectus. The summary unaudited pro forma data are not necessarily indicative of what the combined financial position or results of operations actually would have been had the Adcole Acquisition, the MIS Acquisition, the Roccor Acquisition, the DPSS Acquisition, the Other Acquisitions, or the Business Combination been completed as of the dates indicated. The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. In addition, the summary unaudited pro forma data does not purport to project the future financial position or operating results of New Redwire subsequent to the closing of the Adcole Acquisition, the MIS Acquisition, the Roccor Acquisition, the DPSS Acquisition, the Other Acquisitions, or the Business Combination.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of GPAC’s ordinary shares:

•	Assuming no redemptions: This presentation assumes that no GPAC Class A ordinary shares are redeemed.

•

Assuming maximum redemptions: This presentation assumes that the maximum number of GPAC Class A ordinary shares are redeemed such that the remaining funds held in the trust account after the payment of the redeeming shares’ pro-rata allocation are sufficient to satisfy the Minimum Closing Cash Condition of $185 million. This is based on the amount of $166.3 million in the trust account as of March 31, 2021, inclusive of accrued dividends and PIPE Financing of $100.0 million in connection with the Business Combination, and a redemption price of $10.15 per share. Under this scenario, approximately 8,007,101 GPAC Class A ordinary shares may be redeemed and still enable GPAC to have sufficient cash to satisfy the Minimum Closing Cash Condition.

			Pro Forma
Unaudited pro forma condensed combined balance sheet data as of March 31, 2021 (in thousands)	GPAC	Redwire	No Redemptions	Maximum Redemptions
Total assets	167,605	211,395	314,347	233,075
Total liabilities	42,030	177,995	154,740	154,740
Total equity	125,575	33,400	159,607	78,335

			Pro Forma
Unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2020 (in thousands, except per share or per unit data)	GPAC	Redwire	No Redemptions	Maximum Redemptions
Revenues	—	40,785	117,919	117,919
Operating loss	(40)	(16,946)	(69,317)	(69,317)
Net loss	(12,262)	(14,374)	(58,655)	(58,655)

			Pro Forma
Unaudited pro forma condensed combined statement of operations data for the three months ended March 31, 2021 (in thousands, except per share or per unit data)	GPAC	Redwire	No Redemptions	Maximum Redemptions
Revenues	—	31,698	36,005	36,005
Operating loss	(214)	(7,192)	(6,859)	(6,859)
Net loss	260	(7,674)	(6,688)	(6,688)

COMPARATIVE PER SHARE AND UNIT DATA

The following table sets forth summary historical comparative share and unit information for GPAC and Redwire and unaudited pro forma combined per share information after giving effect to the Adcole Acquisition, the MIS Acquisition, the Roccor Acquisition, the DPSS Acquisition, the Other Acquisitions and the Business Combination, assuming two redemption scenarios as follows:

•	Assuming no redemptions: This presentation assumes that no GPAC Class A ordinary shares are redeemed.

•

Assuming maximum redemptions: This presentation assumes that the maximum number of GPAC Class A ordinary shares are redeemed such that the remaining funds held in the trust account after the payment of the redeeming shares’ pro-rata allocation are sufficient to satisfy the Minimum Closing Cash Condition of $185 million. This is based on the amount of $166.3 million in the trust account as of March 31, 2021, inclusive of accrued dividends and PIPE Financing of $100.0 million in connection with the Business Combination, and a redemption price of $10.15 per share. Under this scenario, approximately 8,007,101 GPAC Class A ordinary shares may be redeemed and still enable GPAC to have sufficient cash to satisfy the Minimum Closing Cash Condition.

The pro forma book value information reflects the Business Combination as if it had occurred on March 31, 2021. The weighted average shares outstanding and net loss per share information reflect the Adcole Acquisition, the MIS Acquisition, the Roccor Acquisition, the DPSS Acquisition, the Other Acquisitions and the Business Combination as if they had occurred on January 1, 2020.

This information is only a summary and should be read together with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of GPAC and Redwire and related notes. The unaudited pro forma condensed combined per share information of GPAC and Redwire is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined net loss per share information below does not purport to represent the net loss per share that would have occurred had the companies been combined during the periods presented, nor loss or earnings per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of GPAC and Redwire would have been had the companies been combined during the periods presented.

	Historical		Pro Forma
	GPAC	Redwire	No Redemptions	Maximum Redemptions
As of and for the three months ended March 31, 2021(1)
Book value per share or unit(2)	$0.58	$334,000	$2.36	$1.31
Net loss per share or unit – basic and diluted(2)(3)	$0.03	$(76,737)	$(0.10)	$(0.11)

(1)

The book value per share and net loss per share for GPAC Class A ordinary shares and Class B ordinary shares is the same for the respective periods. Thus, the book value per share and net loss per share are not presented separately for the different classes of GPAC Class A ordinary shares and Class B ordinary shares in the table above.

(2)	Book value per share is calculated as (a) total permanent equity at March 31, 2021 divided by (b) the total number of ordinary shares or units outstanding classified in permanent equity.
(3)

At March 31, 2021, GPAC had outstanding warrants to purchase up to 15,920,979 Class A ordinary shares. One whole warrant entitles the holder thereof to purchase one share of New Redwire Common Stock at a price of $11.50 per share. New Redwire’s warrants are anti-dilutive on a pro forma basis and have been excluded from the diluted number of shares of New Redwire Common Stock outstanding at the time of Closing.

	Historical		Pro Forma
	GPAC	Redwire	No Redemptions	Maximum Redemptions
As of and for the twelve months ended December 31, 2020(1)
Book value per share or unit(2)	$0.57	$391,950
Net loss per share or unit – basic and diluted(2)(3)	$(1.39)	$(143,740)	$(0.87)	$(0.98)

(1)

The book value per share and net loss per share for GPAC Class A ordinary shares and Class B ordinary shares is the same for the respective periods. Thus, the book value per share and net loss per share are not presented separately for the different classes of GPAC Class A ordinary shares and Class B ordinary shares in the table above.

(2)	Book value per share is calculated as (a) total permanent equity at December 31, 2020 divided by (b) the total number of ordinary shares or units outstanding classified in permanent equity.
(3)

At December 31, 2020, GPAC had outstanding warrants to purchase up to 15,920,979 Class A ordinary shares. One whole warrant entitles the holder thereof to purchase one share of New Redwire Common Stock at a price of $11.50 per share. New Redwire’s warrants are anti-dilutive on a pro forma basis and have been excluded from the diluted number of shares of New Redwire Common Stock outstanding at the time of Closing.

RISK FACTORS

GPAC shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects.

Risks Relating to Redwire’s Business and Industry

The following risk factors will apply to Redwire’s business and operations following the completion of the Business Combination. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of Redwire and its business, financial condition and prospects following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements.” Redwire may face additional risks and uncertainties that are not presently known to it, or that it currently deems immaterial, which may also impair Redwire’s business or financial condition. The following discussion should be read in conjunction with the financial statements of Redwire and notes to the financial statements included herein.

Unless the context otherwise requires, all references in this subsection to the “Company,” “Redwire,” “we,” “us” or “our” refer to the business of Cosmos and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New Redwire and its subsidiaries following the consummation of the Business Combination.

Redwire’s limited operating history makes it difficult to evaluate its future prospects and the risks and challenges it may encounter.

Redwire’s limited operating history makes it difficult to evaluate Redwire’s future prospects and the risks and challenges it may encounter. Risks and challenges Redwire has faced or expects to face include its ability to:

•	forecast its revenue and budget for and manage its expenses;

•	attract new customers and retain existing customers;

•

effectively manage its growth and business operations, including planning for and managing capital expenditures for its current and future space and space-related systems and services, managing its supply chain and supplier relationships related to its current and future product and service offerings, and integrating acquisitions;

•

comply with existing and new or modified laws and regulations applicable to its business, including the impact of Small Business Innovation Research (“SBIR”) and other small business set aside ineligibility of newly acquired entities;

•	anticipate and respond to macroeconomic changes and changes in the markets in which it operates;

•	maintain and enhance the value of its reputation and brand;

•	develop and protect intellectual property; and

•	hire, integrate and retain talented people at all levels of its organization.

If Redwire fails to address the risks and difficulties that it faces, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, its business, financial condition and results of operations could be adversely affected. Further, because Redwire has limited historical financial data and operates in a rapidly evolving market, any predictions about its future revenue and expenses may not be as accurate as they would be if it had a longer operating history or operated in a more developed market. Redwire has encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If Redwire’s assumptions regarding these risks and uncertainties, which it uses to plan and operate its business, are incorrect or change, or if it does not address these risks successfully, its results of operations could differ materially from its expectations and its business, financial condition and results of operations could be adversely affected.

Redwire’s forecasts and projections are based upon assumptions, analyses and internal estimates developed by Redwire’s management, any or all of which may prove to be incorrect or inaccurate. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Redwire’s actual operating results may differ materially and adversely from those forecasted or projected.

Redwire’s forecasts and projections included in this proxy statement/prospectus are subject to significant uncertainty and are based on assumptions, analyses and internal estimates developed by Redwire’s management, any or all of which may prove to be incorrect or inaccurate. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Redwire’s actual operating results may differ materially and adversely from those forecasted or projected.

The forecasts and projections in this proxy statement/prospectus include forecasts and estimates relating to the expected size and growth of the markets for which Redwire operates or seeks to enter. Such markets may not develop or grow, or may develop and grow at a lower rate than expected, and even if these markets experience the forecasted growth described in this proxy statement/prospectus, Redwire may not grow its business at similar rates, or at all. Redwire’s future growth is subject to many factors, including, among others, its ability to develop and commercialize its products and the market’s adoption of its products, both of which are subject to risks and uncertainties, many of which are beyond Redwire’s control. Accordingly, the forecasts and estimates of market size and growth described in this proxy statement/prospectus should not be taken as indicative of Redwire’s future growth.

Our ability to grow our business depends on the successful development and continued refinement of many of our proprietary technologies, products, and service offerings, which is subject to many uncertainties, some of which are beyond our control.

The market for our products and services is characterized by rapid change and technological improvements. Failure to respond in a timely and cost-effective way to these technological developments would result in serious harm to our business and operating results. We have derived, and we expect to continue to derive, a substantial portion of our revenues from providing innovative products, engineering services and manufacturing and technical solutions that are based upon today’s leading technologies and that are capable of adapting to future technologies. As a result, our success will depend, in part, on our ability to develop and market product and service offerings that respond in a timely manner to the technological advances of our customers, evolving industry standards and changing customer preferences. We may not be successful in identifying, developing and marketing products or systems that respond to rapid technological change, evolving technical standards and systems developed by others.

We believe that, in order to remain competitive in the future, we will need to continue to invest significant financial resources to develop new offerings and technologies or to adapt or modify our existing offerings and technologies, including through internal research and development, acquisitions and joint ventures or other teaming arrangements. These expenditures could divert our attention and resources from other projects, and we cannot be sure that these expenditures will ultimately lead to the timely development of new offerings and technologies or identification of and expansion into new markets. Due to the design complexity of our products, we may, in the future, experience delays in completing the development and introduction of new products. Any delays could result in increased costs of development or deflect resources from other projects. In addition, there can be no assurance that the market for our products will develop or continue to expand or that we will be successful in newly identified markets as we currently anticipate. If we are unable to achieve sustained growth, we may be unable to execute our business strategy, expand our business or fund other liquidity needs and our business prospects, financial condition and results of operations could be materially and adversely affected. Furthermore, we cannot be sure that our competitors will not develop competing technologies that gain market acceptance in advance of our products.

We also rely on our customers to fund/co-fund development of new offerings and technologies. If our customers reduce their investments, that may impact our ability to bring new products and services to market and/or increase the investment it is necessary for Redwire to make in order to remain competitive, either of which could have a material adverse effect on our business, results of operations and financial condition.

Additionally, the possibility exists that our competitors might develop new technology or offerings that might cause our existing technology and offerings to become obsolete. If we fail in our new product development efforts or our products or services fail to achieve market acceptance more rapidly as compared to our competitors, our ability to procure new contracts could be negatively impacted, which could negatively impact our results of operations and financial condition.

Competition from existing or new companies could cause us to experience downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities, and the loss of market share.

We operate in highly competitive markets and generally encounter intense competition to win contracts from many other firms, including lower and mid-tier federal contractors with specialized capabilities, large defense contractors and the federal government. Additionally, our markets are facing increasing industry consolidation, resulting in larger competitors who have more market share putting more downward pressure on prices and offering a more robust portfolio of products and services. We are subject to competition based upon product design, performance, pricing, quality, and services. Our product performance, engineering expertise, and product quality have been important factors in our growth. While we try to maintain competitive pricing on those products that are directly comparable to products manufactured by others, in many instances our products will conform to more exacting specifications and carry a higher price than analogous products. Many of our customers and potential customers have the capacity to design and internally manufacture products that are similar to our products. We face competition from research and product development groups and the manufacturing operations of current and potential customers, who continually evaluate the benefits of internal research, product development, and manufacturing versus outsourcing. Our defense prime contractor customers could decide to pursue one or more of our product development areas as a core competency and insource that technology development and production rather than purchase that capability from us as a supplier. This competition could result in fewer customer orders and a loss of market share.

Our primary competitors for satellite manufacturing contracts include Blue Canyon Technologies, Inc., York Space Systems and Tyvak Nano-Satellite Systems, Inc. We may also face competition in the future from emerging low-cost competitors in Europe, India, Russia and China. Competition in our guidance, navigation and control business is highly diverse, and while our competitors offer different products, there is often competition for contracts that are part of governmental budgets. Our major existing and potential competitors for our guidance, navigation and control business include Ball Aerospace & Technologies Corp., Space Micro Inc. and Bradford Space Inc. Our major existing competitor for our deployables business is Northrop Grumman Corporation and M.M.A. Design, LLC and our major and existing competitors for in-space manufacturing are Amergint Technologies and Maxar Technologies.

In addition, some of our foreign competitors currently benefit from, and others may benefit in the future from, protective measures by their home countries where governments are providing financial support, including significant investments in the development of new technologies. Government support of this nature greatly reduces the commercial risks associated with aerospace technology development activities for these competitors. This market environment may result in increased pressures on our pricing and other competitive factors.

We believe our ability to compete successfully in designing, engineering and manufacturing our products and services at significantly reduced cost to customers does and will depend on a number of factors, which may change in the future due to increased competition, our ability to meet our customers’ needs and the frequency and availability of our offerings. If we are unable to compete successfully, our business, financial condition and results of operations would be adversely affected.

As part of growing our business, we may make acquisitions. If we fail to successfully select, execute or integrate our acquisitions, then our business, results of operations and financial condition could be materially adversely affected, and our stock price could decline.

Since our inception in 2020, we have made a number of acquisitions and, to date, we have limited experience operating such acquisitions, and have recently begun the integration of acquired technology and personnel. Failure to successfully identify, complete, manage and integrate acquisitions, including the acquisitions that we have made since our inception could materially and adversely affect our business, financial condition and results of operations and could cause New Redwire’s stock price to decline.

From time to time, we may undertake acquisitions to add new products and technologies, acquire talent, gain new sales channels or enter into new markets or sales territories. In addition to possible stockholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if it fails to do so. Furthermore, acquisitions and the subsequent integration of new assets, businesses, key personnel, customers, vendors and suppliers require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

Any acquisitions, partnerships or joint ventures that we enter into could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.

From time to time, we may evaluate potential strategic acquisitions of businesses, including partnerships or joint ventures with third parties. We may not be successful in identifying acquisition, partnership and joint venture candidates. In addition, we may not be able to continue the operational success of such businesses or successfully finance or integrate any businesses that we acquire or with which we form a partnership or joint venture. We may have potential write-offs of acquired assets and/or an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition, partnership or joint venture may not be successful, may reduce our cash reserves, may negatively affect our earnings and financial performance and, to the extent financed with the proceeds of debt, may increase our indebtedness. Further, depending on market conditions, investor perceptions of Redwire and other factors, we might not be able to obtain financing on acceptable terms, or at all, to implement any such transaction. We cannot ensure that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition and results of operations.

We may not be able to maintain or increase profitability or positive cash flow.

We expect our operating expenses to increase over the next several years as we scale our operations, increase research and development efforts relating to new offerings and technologies, and hire more employees. These efforts may be more costly than we expect and may not result in increased revenue or growth in our business. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from maintaining or increasing profitability or positive cash flow. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from expanding our operations, this could have a material adverse effect on our business, financial condition and results of operations.

A pandemic outbreak of a novel strain of coronavirus, also known as COVID-19, has disrupted and may continue to adversely affect our business.

The global spread of COVID-19 has disrupted certain aspects of our operations and may adversely impact our business operations and financial results, including our ability to execute on our business strategy and goals. Specifically, the continued spread of COVID-19 and precautionary actions taken related to COVID-19 have adversely impacted, and are expected to continue to adversely impact, our operations, including causing delays or disruptions in our supply chain; and decreasing our operational efficiency in the development of our systems, products, technologies and services. We are taking measures within our facilities to ensure the health and safety of our employees, which include universal facial coverings, rearranging facilities and facility utilization schedules to follow social distancing protocols and undertaking regular and thorough disinfecting of surfaces and tools. However, there can be no assurances that these measures will prevent disruptions due to COVID-19 within our workforce. These measures have also resulted in the reduction of operational efficiency within our impacted workforce, and we expect they will continue to do so.

The pandemic has also resulted in, and may continue to result in, significant disruption and volatility of global financial markets. This disruption and volatility may adversely impact our ability to access capital, which could in the future negatively affect our liquidity and capital resources. Given the rapid and evolving nature of the impact of the virus, responsive measures taken by governmental authorities and the uncertainty about its impact on society and the global economy, we cannot predict the extent to which it will affect our operations, particularly if these impacts persist or worsen over an extended period of time. To the extent COVID-19 adversely affects our business operations and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Adverse publicity stemming from any incident involving us, our customers, users of our products and services, other operators in the space sector or our competitors could have a material adverse effect on our business, financial condition and results of operations.

We are at risk of adverse publicity stemming from any public incident involving our company, our customers, users of our products and services, other operators in the space sector, our competitors or our people or our brand. If certain of our products and services are sold to customers, and such customers were to be involved in a public incident, accident or catastrophe this could create an adverse public perception of spaceflight and result in decreased customer demand for spaceflight experiences, which could cause a material adverse effect on our business, financial conditions and results of operations. The insurance we carry may be inapplicable or inadequate to cover any such incident, accident or catastrophe. In the event that our insurance is inapplicable or not adequate, we may be forced to bear substantial losses from any such incident, accident or catastrophe.

If we are unable to adapt to and satisfy customer demands in a timely and cost-effective manner, our ability to grow our business may suffer.

The success of our business depends in part on effectively designing, producing and engineering developmental technologies related to satellites and space structures, testing of sensors and cameras/trackers used in space and satellite applications, providing engineering services and aerospace product development and developing products for deployable structure systems, thermal management systems and advanced manufacturing in the aerospace industry. If for any reason we are unable to continue to manufacture, design and develop technologies as planned or provide the services and products that our customers expect from us, this could have a material adverse effect on our business, financial condition and results of operations. If our current or future product and service offerings do not meet expected performance or quality standards, including with respect to customer safety and satisfaction, this could cause operational delays. In addition, any delay in manufacturing new products as planned could increase costs and cause our products and services to be less attractive to potential new customers. Further, certain government bodies may have priority with respect to the use of our products and services for national defense reasons, which may impact our cadence of producing and selling products and services to other customers. Any production, operational or manufacturing delays or other unplanned changes to our ability to design, develop and manufacture our products or offer our services could have a material adverse effect on our business, financial condition and results of operations.

Our business involves significant risks and uncertainties that may not be covered by insurance or indemnity.

A significant portion of our business relates to designing, developing, engineering and manufacturing advanced space technology products and systems. New technologies may be untested or unproven. Failure of some of these products and services could result in extensive property damage. Accordingly, we may incur liabilities that are unique to our products and services.

We endeavor to obtain insurance coverage from established insurance carriers to cover these risks and liabilities consistent with industry norms. However, the amount of insurance coverage that we maintain may not be adequate to cover all claims or liabilities. Existing coverage may be canceled while we remain exposed to the risk and it is not possible to obtain insurance to protect against all operational risks, natural hazards and liabilities.

We have historically insured certain of our products to the extent that insurance was available on acceptable premiums and other terms. The insurance proceeds received in connection with a partial or total loss of the functional capacity of certain of our products would not be sufficient to cover the replacement cost, if we choose to do so, of such products. In addition, this insurance will not protect us against all losses to our products due to specified exclusions, deductibles and material change limitations and it may be difficult to insure against certain risks, including on orbit performance of an overall system or portion of such a system. In addition, problems and delays in development or delivery as a result of issues with respect to design, technology, licensing and patent rights, labor, learning curve assumptions or materials and components could prevent us from achieving contractual requirements. In many circumstances, we may receive indemnification from the U.S. government. We generally do not receive indemnification from foreign governments.

The price and availability of insurance fluctuate significantly. Although we have historically been able to obtain insurance coverage, we cannot guarantee that we will be able to do so in the future. Any determination we make as to whether to obtain insurance coverage will depend on a variety of factors, including the availability of insurance in the market, the cost of available insurance and other factors. Insurance market conditions or factors outside our control at the time we are in the market for the required insurance, such as unrelated launch failures and on-orbit failures, could cause premiums to be significantly higher than current estimates and could reduce amounts of available coverage. The cost of our insurance has been increasing and may continue to increase. Higher premiums on insurance policies will reduce our operating income by the amount of such increased premiums. If the terms become less favorable than those currently available, there may be limits on the amount of coverage that we can obtain or we may not be able to obtain insurance at all.

In addition, any accident or incident for which we are liable, even if fully insured, could negatively affect our standing with our customers and the public, thereby making it more difficult for us to compete effectively, and could significantly impact the cost and availability of adequate insurance in the future. Any disruption of our ability to operate our business could result in a material decrease in our revenues or significant additional costs to replace, repair or insure our assets, which could have a material adverse impact on our financial condition and results of operations.

If we fail to respond to commercial industry cycles in terms of our cost structure, manufacturing capacity, and/or personnel needs, our business could be seriously harmed.

The timing, length, and severity of the up-and-down cycles in the commercial space, defense, space and space related industries are difficult to predict. The cyclical nature of the industries in which we operate affects our ability to accurately predict future revenue, and in some cases, future expense levels. During down cycles in our industry, the financial results of our customers may be negatively impacted, which could result not only in a decrease in orders but also a weakening of their financial condition that could impair our ability to recognize revenue or to collect on outstanding receivables. When cyclical fluctuations result in lower than expected revenue levels, operating results may be adversely affected and cost reduction measures may be necessary in order for us to remain competitive and financially sound. We must be in a position to adjust our cost and expense structure to reflect prevailing market conditions and to continue to motivate and retain our key employees. If we fail to respond, then our business could be seriously harmed. In addition, during periods of rapid growth, we must be able to increase engineering and manufacturing capacity and personnel to meet customer demand. We can provide no assurance that these objectives can be met in a timely manner in response to industry cycles. Each of these factors could adversely impact our operating results and financial condition.

Any delays in the development, design, engineering and manufacturing of our products and services may adversely impact our business, financial condition and results of operations.

We have previously experienced, and may experience in the future, delays or other complications in the design, manufacture, production, delivery and servicing ramp of our systems, products, technologies, services, and related technology, including on account of the global COVID-19 health crisis. If delays like this arise or recur, if our remediation measures and process changes do not continue to be successful or if we experience issues with planned manufacturing improvements or design and safety, we could experience issues or delays in increasing production further.

If we encounter difficulties in scaling our delivery or servicing capabilities, if we fail to develop and successfully commercialize our products and services, if we fail to develop such technologies before our competitors, or if such technologies fail to perform as expected, are inferior to those of our competitors or are perceived to offer less mission assurance than those of our competitors, our business, financial condition and results of operations could be materially and adversely impacted.

Unsatisfactory performance of our products and services could have a material adverse effect on our business, financial condition and results of operation.

We manufacture, design and engineer highly sophisticated systems, products, technologies and services and offer onsite engineering services and aerospace product development that depends on complex technology. While we have built operational processes to ensure that the design, manufacture, performance and servicing meet rigorous performance goals, there can be no assurance that we will not experience operational or process failures and other problems, including through manufacturing or design defects, operator error, cyber-attacks or other intentional acts, that could result in potential safety risks. Any actual or perceived safety or mission assurance issue may result in significant reputational harm to our businesses, in addition to tort liability, maintenance, increased mission assurance infrastructure and other costs that may arise. Such issues with our products and services could result in our customers’ delaying or cancelling planned missions, increased regulation or other systemic consequences. Our inability to meet our mission assurance standards or adverse publicity affecting our reputation as a result of accidents, mechanical failures, damages to customer property could have a material adverse effect on our business, financial condition and results of operation.

Our results of operations and cash flows are substantially affected by our mix of fixed-price, cost-plus and time-and-material type contracts. Our profits may decrease and/or we may incur significant unanticipated costs if we do not accurately estimate the costs of these engagements.

We generate revenue through various fixed-price, cost-plus and time-and-material contracts. A significant number of our arrangements with our customers are on fixed-price contracts, rather than contracts in which payment to us is determined on a time and materials or other basis. These fixed-price contracts allow us to benefit from cost savings, but subject us to the risk of potential cost overruns, particularly for firm fixed-price contracts because we assume all of the cost burden. If our initial estimates are incorrect, we can lose money on these contracts. U.S. government contracts can expose us to potentially large losses because the U.S. government can hold us responsible for completing a project or, in certain circumstances, paying the entire cost of its replacement by another provider regardless of the size or foreseeability of any cost overruns that occur over the life of the contract. Because many of these contracts involve new technologies and applications and can last for years, unforeseen events, such as technological difficulties, fluctuations in the price of raw materials, a significant increase in inflation in the U.S. or other countries, problems with our suppliers and cost overruns, can result in the contractual price becoming less favorable or even unprofitable to us over time. Our failure to estimate accurately the resources and schedule required for a project, or our failure to complete our contractual obligations in a manner consistent with the project plan upon which our fixed-price contract was based, could adversely affect our overall profitability and could have a material adverse effect on our business, financial condition, and results of operations. We are consistently entering into contracts for large projects that magnify this risk. We have been required to commit unanticipated additional resources to complete projects in the past, which has occasionally resulted in losses on those contracts. We could experience similar situations in the future. In addition, we may fix the price for some projects at an early stage of the project engagement, which could result in a fixed price that is too low. Therefore, any changes from our original estimates could adversely affect our business, financial condition, and results of operations.

Our cash flow and profitability could be reduced if expenditures are incurred prior to the final receipt of a contract.

We provide various professional services, specialized products, and sometimes procure equipment and materials on behalf of our customers under various contractual arrangements. From time to time, in order to ensure that we satisfy our customers’ delivery requirements and schedules, we may elect to initiate procurement in advance of receiving final authorization from the government customer or a prime contractor. In addition, from time to time, we may build production units in advance of receiving an anticipated contract award. If our government or prime contractor customer’s requirements should change or if the government or the prime contractor should direct the anticipated procurement to another contractor, or if the anticipated contract award does not materialize, or if the equipment or materials become obsolete or require modification before we are under contract for the procurement, our investment in the equipment or materials might be at risk if we cannot efficiently resell them. This could reduce anticipated earnings or result in a loss, negatively affecting our cash flow and profitability.

Our products are complex, and undetected defects may increase our costs, harm our reputation with customers or lead to costly litigation.

Our products are extremely complex and must operate successfully with complex products of our customers and their other vendors. Our products may contain undetected errors when first introduced or as we introduce product upgrades. The pressures we face to be the first to market new products or functionality and the elapsed time before our products are integrated into our customers’ systems increases the possibility that we will offer products in which we or our customers later discover problems. We have experienced new product and product upgrade errors in the past and expect similar problems in the future. These problems may cause us to incur significant warranty costs and costs to support our service contracts and divert the attention of personnel from our product development efforts. Also, hostile third parties or nation states may try to install malicious code or devices into our products or software. Undetected errors may adversely affect our product’s ease of use and may create customer satisfaction issues. If we are unable to repair these problems in a timely manner, we may experience a loss of or delay in revenue and significant damage to our reputation and business prospects. Many of our customers rely upon our products for mission-critical applications. Because of this reliance, errors, defects, or other performance problems in our products could result in significant financial and other damage to our customers. Our customers could attempt to recover those losses by pursuing products liability claims against us which, even if unsuccessful, would likely be time-consuming and costly to defend and could adversely affect our reputation.

The market for in-space infrastructure services has not been established with precision, is still emerging and may not achieve the growth potential we expect or may grow more slowly than expected.

A substantial portion of our business involves in-space infrastructure services, the market for which has not been established with precision as the commercialization of space is a relatively new development and is rapidly evolving. Our estimates for the total addressable markets for in-space infrastructure services are based on a number of internal and third-party estimates, including our current backlog, assumed prices at which we can offer services, assumed frequency of service, our ability to leverage our current manufacturing and operational processes and general market conditions. While we believe our assumptions and the data underlying our estimates of the total addressable markets for in-space infrastructure services are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable markets for in-space infrastructure services, as well as the expected growth rate for the total addressable market for those products and services, may prove to be incorrect, which could have a material adverse effect on our business, financial condition and results of operation.

We may in the future invest significant resources in developing new offerings and exploring the application of our technologies for other uses and those opportunities may never materialize.

While our primary focus for the foreseeable future will be on our satellite design/manufacturing, satellite component and subsystem design/manufacturing, guidance, navigation and control, and deployables businesses, we may invest significant resources in developing new technologies, services, products and offerings. However, we may not realize the expected benefits of these investments. In addition, we expect to explore the application of our proprietary technologies for other commercial and government uses, including those that are Earth-based. These anticipated technologies, however, are unproven and these products or technologies may never materialize or be commercialized in a way that would allow us to generate ancillary revenue streams. Relatedly, if such technologies become viable offerings in the future, we may be subject to competition from our competitors within the space-infrastructure industry, some of which may have substantially greater monetary and knowledge resources than we have and expect to have in the future to devote to the development of these technologies. Such competition or any limitations on our ability to take advantage of such technologies could impact our market share, which could have a material adverse effect on our business, financial condition and results of operations.

Such research and development initiatives may also have a high degree of risk and involve unproven business strategies and technologies with which we have limited operating or development experience. They may involve claims and liabilities (including, but not limited to, personal injury claims), expenses, regulatory challenges and other risks that we may not be able to anticipate. There can be no assurance that consumer demand for such initiatives will exist or be sustained at the levels that we anticipate, or that any of these initiatives will gain sufficient traction or market acceptance to generate sufficient revenue to offset any new expenses or liabilities associated with these new investments. Further, any such research and development efforts could distract management from current operations, and would divert capital and other resources from our more established offerings and technologies. Even if we were to be successful in developing new products, services, offerings or technologies, regulatory authorities may subject us to new rules or restrictions in response to our innovations that may increase our expenses or prevent us from successfully commercializing new products, services, offerings or technologies.

We may not be able to convert our orders in backlog into revenue.

As of February 2021, our backlog consisted of approximately $150 million in customer contracts. However, many of these contracts are cancellable by customers for convenience. In the event of a cancellation for convenience, we are generally entitled to be compensated for the work performed up to the date of cancellation. The remaining amounts may not be collected in this situation.

In addition, backlog is typically subject to large variations from quarter to quarter and comparisons of backlog from period to period are not necessarily indicative of future revenues. Furthermore, some contracts comprising the backlog are for services scheduled many years in the future, and the economic viability of customers with whom we have contracted is not guaranteed over time. As a result, the contracts comprising our backlog may not result in actual revenue in any particular period or at all, and the actual revenue from such contracts may differ from our backlog estimates. The timing of receipt of revenues, if any, on projects included in backlog could change because many factors affect the scheduling of missions and adjustments to contracts may also occur. The failure to realize some portion of our backlog could adversely affect our revenues and gross margins. Furthermore, the presentation of our financial results requires us to make estimates and assumptions that may affect revenue recognition and changes in estimates are likely to occur from period to period. Accordingly, actual results could differ significantly from our estimates.

A portion of our business model is related to the in-space manufacture and robotic assembly of space structures. The technology for these processes is still in development and has not been fully validated through in-space deployment and testing. If we are unable to develop and validate such technology or technology for other planned services, our operating results and business will be materially adversely affected.

While we plan to initially develop technologies related to additive manufacturing of on-orbit satellites and structures at costs significantly lower than our competitors, the success of our business is in large part dependent on our ability to develop more powerful and efficient in-space manufacturing technology and space-capable robotics. This technology is currently under development and may take longer than anticipated to materialize, if at all, and may never be commercialized in a way that would allow us to generate revenue from the sale of these services and offerings. Relatedly, if such technologies become viable in the future, we may be subject to increased competition, and some competitors may have substantially greater monetary and knowledge resources than we have and expect to have in the future to devote to the development of these technologies. If we fail to successfully complete the development and validate this technology through actual deployment and testing of such technology, experience any delays or setbacks in the development of this technology, or encounter difficulties in scaling our manufacturing or assembly capabilities, we may not be able to fully realize our business model and our financial results and prospects would be materially adversely affected.

We are dependent on third-party launch vehicles to launch our spacecraft and customer payloads into space.

Currently there are only a handful of companies who offer launch services, and if this sector of the space industry does not grow or there is consolidation among these companies, we may not be able to secure space on a launch vehicle or such space may be more costly.

We are dependent on third-party launch vehicles to deliver our systems, products and technologies into space. If the number of companies offering launch services or the number of launches does not grow in the future or there is a consolidation among companies who offer these services, this could result in a shortage of space on these launch vehicles, which may cause delays in our ability to meet our customers’ needs. Additionally, a shortage of space available on launch vehicles may cause prices to increase or cause delays in our ability to meet our customers’ needs. Either of these situations could have a material adverse effect on our results of operations and financial condition.

Further, in the event that a launch is delayed, our timing for recognition of revenue may be impacted depending on the length of the delay and the nature of the contract with the customers with payloads on such delayed flight.

Such a delay in recognizing revenue could materially impact our financial statements or result in negative impacts to our earnings during a specified time period, which could have a material effect on our results of operations and financial condition.

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

If our operations continue to grow as planned, of which there can be no assurance, we will need to expand our sales and marketing, research and development, customer and commercial strategy, products and services, supply, and manufacturing functions. We will also need to continue to leverage our manufacturing and operational systems and processes, and there is no guarantee that we will be able to scale the business and the manufacture of systems, products, technologies and services as currently planned or within the planned timeframe. The continued expansion of our business may also require additional manufacturing, design and operational facilities, as well as space for administrative support, and there is no guarantee that we will be able to find suitable locations for the manufacture, design and testing of our systems, products, technologies and services.

Our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring and training employees, finding manufacturing capacity to design, test and produce our vehicles, spaceflight technology and related equipment, and delays in production. These difficulties may divert the attention of management and key employees and impact financial and operational results. If we are unable to drive commensurate growth, these costs, which include lease commitments, headcount and capital assets, could result in decreased margins, which could have a material adverse effect on our business, financial condition and results of operations.

We may experience a total loss of our technology and products and our customers’ payloads if there is an accident on launch or during the journey into space, and any insurance we have may not be adequate to cover our loss.

Although there have been and will continue to be technological advances in spaceflight, it is still an inherently dangerous activity. Explosions and other accidents on launch or during the flight have occurred and will likely occur in the future. If such incident should occur, we will likely experience a total loss of our systems, products, technologies and services and our customers’ payloads. The total or partial loss of one or more of our products or customer payloads could have a material adverse effect on our results of operations and financial condition. For some missions, we can elect to buy launch insurance, which can reduce our monetary losses from the launch failure, but even in this case we will have losses associated with our inability to test our technology in space and delays with further technology development.

Following the completion of the Business Combination, including the PIPE Financing, we may still require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on acceptable terms or at all.

Prior to the Business Combination, we financed our operations and capital expenditures primarily through funding from private sources. Even following the completion of the Business Combination, including the PIPE Financing, we could be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. For example, the global COVID-19 health crisis and related financial impact has resulted in, and may continue to result in, significant disruption and volatility of global financial markets that could adversely impact our ability to access capital. We may sell equity securities or debt securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our current investors may be materially diluted. Any debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.

Our financial results may vary significantly from quarter to quarter.

We expect our revenue and operating results to vary from quarter to quarter. Reductions in revenue in a particular quarter could lead to lower profitability in that quarter because a relatively large amount of our expenses are fixed in the short-term. We may incur significant operating expenses during the start-up and early stages of large contracts and may not be able to recognize corresponding revenue in that same quarter. We may also incur additional expenses when contracts are terminated or expire and are not renewed. We may also incur additional expenses when companies are newly acquired.

In addition, payments due to us from our customers may be delayed due to billing cycles or as a result of failures of government budgets to gain congressional and administration approval in a timely manner. The U.S. government’s fiscal year ends September 30. If a federal budget for the next federal fiscal year has not been approved by that date in each year, our customers may have to suspend engagements that we are working on until a budget has been approved. Any such suspensions may reduce our revenue in the fourth quarter of the federal fiscal year or the first quarter of the subsequent federal fiscal year. The U.S. government’s fiscal year end can also trigger increased purchase requests from customers for equipment and materials. Any increased purchase requests we receive as a result of the U.S. government’s fiscal year end would serve to increase our third or fourth quarter revenue, but will generally decrease profit margins for that quarter, as these activities generally are not as profitable as our typical offerings.

Additional factors that may cause our financial results to fluctuate from quarter to quarter include those addressed elsewhere in this “Risk Factors” section and the following factors, among others:

•	the terms of customer contracts that affect the timing of revenue recognition;

•	variability in demand for our services and solutions;

•	commencement, completion or termination of contracts during any particular quarter;

•	timing of shipments and product deliveries;

•	timing of award or performance incentive fee notices;

•	timing of significant bid and proposal costs;

•	the costs of remediating unknown defects, errors or performance problems of our product offerings;

•	variable purchasing patterns under blanket purchase agreements and other indefinite delivery/indefinite quantity (“IDIQ”) contracts;

•	restrictions on and delays related to the export of defense articles and services;

•	costs related to government inquiries;

•	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs and joint ventures;

•	strategic investments or changes in business strategy;

•	changes in the extent to which we use subcontractors;

•	seasonal fluctuations in our staff utilization rates;

•	changes in our effective tax rate, including changes in our judgment as to the necessity of the valuation allowance recorded against our deferred tax assets; and

•	the length of sales cycles.

Significant fluctuations in our operating results for a particular quarter could cause us to fall out of compliance with the financial covenants related to our debt, which if not waived, could restrict our access to capital and cause us to take extreme measures to pay down the debt, if any, under the Adams Street Credit Agreement.

Our margins and operating results may suffer if we experience unfavorable changes in the proportion of cost-plus-fee or fixed-price contracts in our total contract mix.

Although fixed-price contracts entail a greater risk of a reduced profit or financial loss on a contract compared to other types of contracts we enter into, fixed-price contracts typically provide higher profit opportunities because we may be able to benefit from cost savings and operating efficiencies. In contrast, cost-plus-fee contracts are subject to statutory limits on profit margins and generally are the least profitable of our contract types. Our U.S. Government customers typically determine what type of contract we enter into. To the extent that we enter into more cost-plus-fee or less fixed-price contracts in proportion to our total contract mix in the future, our margins and operating results may suffer. Our operating results may also suffer to the extent we have a contract mix that is focused on developmental projects, which are typically at lower profit margins as compared to margins on production projects.

Our systems, products, technologies and services and related equipment may have shorter useful lives than we anticipate.

Our growth strategy depends in part on developing systems, products, technologies and services. These reusable systems, products, technologies and services and other space related technology and systems will have a limited useful life. While we intend to design our products and technologies for a certain lifespan, which corresponds to a number of cycles, there can be no assurance as to the actual operational life of a product or that the operational life of individual components will be consistent with its design life. A number of factors will impact the useful lives of our products and systems, including, among other things, the quality of their design and construction, the durability of their component parts and availability of any replacement components, and the occurrence of any anomaly or series of anomalies or other risks affecting the technology during launch and in orbit. In addition, any improvements in technology may make our existing products, designs or any component of our products prior to the end of its life obsolete. If our systems, products, technologies and services and related equipment have shorter useful lives than we currently anticipate, this may lead to delays in increasing the rate of our follow on work and new business, which would have a material adverse effect on our business, financial condition and results of operations. In addition, we are continually learning, and as our engineering and manufacturing expertise and efficiency increases, we aim to leverage this learning to be able to manufacture our products and equipment using less of our currently installed equipment, which could render our existing inventory obsolete. Any continued improvements in spaceflight technology and space related technology may make our existing products or any component of our products obsolete prior to the end of its life. If the space related equipment have shorter useful lives than we currently anticipate, this may lead to delays in the manufacturing and design of space and spaceflight components and may also lead to a delay in commencing additional operations or increasing the rate of our operations, or greater maintenance costs than previously anticipated such that the cost to maintain the products and related equipment may exceed their value, which would have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Government Contracts

We are subject to the requirements of the National Industrial Security Program Operating Manual (“NISPOM”) for our facility security clearance, which is a prerequisite to our ability to perform on classified contracts for the U.S. government.

A facility security clearance is required in order to be awarded and perform on classified contracts for the DoD and certain other agencies of the U.S. government. As a cleared entity, we must comply with the requirements of NISPOM, and any other applicable U.S. government industrial security regulations.

Certain of our facilities maintain a facility security clearance and many of our employees maintain a personal security clearance in order to access sensitive information necessary to the performance of our work on certain U.S. Government contracts and subcontracts. Failure to comply with the NISPOM or other security requirements may subject us to civil or criminal penalties, loss of access to sensitive information, loss of a U.S. Government contract or subcontract, or potentially debarment as a government contractor. Therefore, any failure to comply with U.S. Government security protocols could adversely affect our ability to operate.

If we were to violate the terms and requirements of the NISPOM, or any other applicable U.S. government industrial security regulations (which may apply to us under the terms of classified contracts), we could lose our security clearance. Even if we implement centralized compliance policies, we cannot be certain that we will be able to maintain our security clearance if a breach or violation occurs. If for some reason our security clearance is invalidated or terminated, we may not be able to continue to perform on classified contracts and would not be able to enter into new classified contracts, which could materially adversely affect our business, financial condition, and results of operations.

Many of our contracts contain performance obligations that require innovative design capabilities, are technologically complex, require state-of-the-art manufacturing expertise, or are dependent upon factors not wholly within our control. Failure to meet these obligations could adversely affect our profitability and future prospects. Early termination of client contracts or contract penalties could adversely affect our results of operations.

We design, develop, and manufacture technologically advanced and innovative products and services, which are applied by our customers in a variety of environments. Problems and delays in development or delivery as a result of issues with respect to design, technology, licensing and intellectual property rights, labor, inability to achieve learning curve assumptions, manufacturing materials or components could prevent us from meeting requirements. Either we or the customer may generally terminate a contract as a result of a material uncured breach by the other. If we breach a contract or fail to perform in accordance with contractual service levels, delivery schedules, performance specifications, or other contractual requirements set forth therein, the other party thereto may terminate such contract for default, and we may be required to refund money previously paid to us by the customer or to pay penalties or other damages. Even if we have not breached, we may deal with various situations from time to time that may result in the amendment or termination of a contract. These steps can result in significant current period charges and/or reductions in current or future revenue, and/or delays in collection of outstanding receivables and costs incurred on the contract. Other factors that may affect revenue and profitability include inaccurate cost estimates, design issues, unforeseen costs and expenses not covered by insurance or indemnification from the customer, diversion of management focus in responding to unforeseen problems, and loss of follow-on work.

We rely on a limited number of suppliers for certain raw materials and supplied components. We may not be able to obtain sufficient raw materials or supplied components to meet our manufacturing, design and operating needs, or obtain such materials on favorable terms or at all, which could impair our ability to fulfill our orders in a timely manner or increase our costs of design and production.

Our ability to produce our current and future systems, products, technologies and services and other components of operation is dependent upon sufficient availability of raw materials and supplied components, which we secure from a limited number of suppliers. Our reliance on suppliers to secure these raw materials and supplied components exposes us to volatility in the prices and availability of these materials. We may not be able to obtain sufficient supplies of raw materials or supplied components on favorable terms or at all, which could result in delays in the manufacture of our systems, products, technologies and services or increased costs.

In addition, we may in the future experience delays in manufacturing or operation as we go through the requalification process with any replacement third-party supplier, as well as the limitations imposed by the International Traffic in Arms Regulations (“ITAR”), the Export Administration Regulations (“EAR”), or other restrictions on transfer of sensitive technologies. Moreover, the imposition of tariffs on such raw materials or supplied components could have a material adverse effect on our operations. Prolonged disruptions in the supply of any of our key raw materials or components, difficulty qualifying new sources of supply, implementing use of replacement materials or new sources of supply or any volatility in prices could have a material adverse effect on our ability to operate in a cost-efficient, timely manner and could cause us to experience cancellations or delays of scheduled missions, customer cancellations or reductions in our prices and margins, any of which could harm our business, financial condition and results of operations.

We use estimates when accounting for certain contracts and changes in these estimates may have a significant impact on our financial results.

Our quarterly and annual sales are affected by a variety of factors that may lead to significant variability in our operating results. We evaluate the contract value and cost estimates for performance obligations at least quarterly, and more frequently when circumstances change significantly. Changes in estimates and assumptions related to the status of certain long-term contracts which could have a material adverse effect on our operating results, financial condition, and/or cash flows.

The U.S. government’s budget deficit and the national debt, as well as any inability of the U.S. government to complete its budget process for any government fiscal year and consequently having to shut down or operate on funding levels equivalent to its prior fiscal year pursuant to a “continuing resolution,” could have an adverse impact on our business, financial condition, results of operations and cash flows.

Considerable uncertainty exists regarding how future budget and program decisions will unfold, including the defense spending priorities of the U.S. government, what challenges budget reductions will present for the defense industry and whether annual appropriations bills for all agencies will be enacted for U.S. government fiscal 2021 and thereafter due to many factors, including but not limited to, changes in the political environment, including before or after a change to the leadership within the government administration, and any resulting uncertainty or changes in policy or priorities and resultant funding. The U.S. government’s budget deficit and the national debt could have an adverse impact on our business, financial condition, results of operations and cash flows in a number of ways, including the following:

•	The U.S. government could reduce or delay its spending on, reprioritize its spending away from, or decline to provide funding for the government programs in which we participate;

•

U.S. government spending could be impacted by alternate arrangements to sequestration, which increases the uncertainty as to, and the difficulty in predicting, U.S. government spending priorities and levels; and

•

We may experience declines in revenue, profitability and cash flows as a result of reduced or delayed orders or payments or other factors caused by economic difficulties of our customers and prospective customers, including U.S. federal, state and local governments.

Furthermore, we believe continued budget pressures could have serious negative consequences for the security of the U.S., the defense industrial base and the customers, employees, suppliers, investors and communities that rely on companies in the defense industrial base. Budget and program decisions made in this environment would have long-term implications for Redwire and the entire defense industry.

We depend significantly on U.S. government contracts, which often are only partially funded, subject to immediate termination, and heavily regulated and audited. The termination or failure to fund, or negative audit findings for, one or more of these contracts could have an adverse impact on our business, financial condition, results of operations and cash flows.

Over its lifetime, a U.S. government program may be implemented by the award of many different individual contracts and subcontracts. The funding of U.S. government programs is subject to U.S. Congressional appropriations. In recent years, U.S. government appropriations have been affected by larger U.S. government budgetary issues and related legislation. Although multi-year contracts may be authorized and appropriated in connection with major procurements, the U.S. Congress generally appropriates funds on a government fiscal year basis. Procurement funds are typically made available for obligation over the course of one to three years. Consequently, programs often initially receive only partial funding, and additional funds are obligated only as the U.S. Congress authorizes further appropriations. We cannot predict the extent to which total funding and/or funding for individual programs will be included, increased or reduced as part of the annual appropriations process ultimately approved by U.S. Congress and the President of the United States or in separate supplemental appropriations or continuing resolutions, as applicable. The termination of funding for a U.S. government program would result in a loss of anticipated future revenue attributable to that program, which could have an adverse impact on our operations. In addition, the termination of a program or the failure to commit additional funds to a program that already has been started could result in lost revenue and increase our overall costs of doing business.

Generally, U.S. government contracts are subject to oversight audits by U.S. government representatives. Such audits could result in adjustments to our contract costs. Any costs found to be improperly allocated to a specific contract will not be reimbursed, and such costs already reimbursed must be refunded. We have recorded contract revenue based on costs we expect to realize upon final audit. However, we do not know the outcome of any future audits and adjustments, and we may be required to materially reduce our revenue or profits upon completion and final negotiation of audits. Negative audit findings could also result in termination of a contract, forfeiture of profits, suspension of payments, fines or suspension or debarment from U.S. Government contracting or subcontracting for a period of time.

In addition, U.S. government contracts generally contain provisions permitting termination, in whole or in part, without prior notice at the U.S. government’s convenience upon payment only for work done and commitments made at the time of termination. For some contracts, we are a subcontractor and not the prime contractor, and in those arrangements, the U.S. Government could terminate the prime contractor for convenience without regard for our performance as a subcontractor. We can give no assurance that one or more of our U.S. government contracts will not be terminated under those circumstances. Also, we can give no assurance that we would be able to procure new contracts to offset the revenue or backlog lost as a result of any termination of our U.S. government contracts. Because a significant portion of our revenue is dependent on our performance and payment under our U.S. government contracts, the loss of one or more large contracts could have a material adverse impact on our business, financial condition, results of operations and cash flows.

Our U.S. government business also is subject to specific procurement regulations and a variety of socioeconomic and other requirements. These requirements, although customary in U.S. government contracts, increase our performance and compliance costs. These costs might increase in the future, thereby reducing our margins, which could have an adverse effect on our business, financial condition, results of operations and cash flows. In addition, the U.S. government has and may continue to implement initiatives focused on efficiencies, affordability and cost growth and other changes to its procurement practices. These initiatives and changes to procurement practices may change the way U.S. government contracts are solicited, negotiated and managed, which may affect whether and how we pursue opportunities to provide our products and services to the U.S. government, including the terms and conditions under which we do so, which may have an adverse impact on our business, financial condition, results of operations and cash flows. For example, contracts awarded under the DoD’s Other Transaction Authority for research and prototypes generally require cost-sharing and may not follow, or may follow only in part, standard U.S. government contracting practices and terms, such as the Federal Acquisition Regulation (“FAR”) and Cost Accounting Standards.

Failure to comply with applicable regulations and requirements could lead to fines, penalties, repayments, or compensatory or treble damages, or suspension or debarment from U.S. government contracting or subcontracting for a period of time. Among the causes for debarment are violations of various laws and regulations, including those related to procurement integrity, export control (including ITAR), U.S. government security, employment practices, protection of the environment, accuracy of records, proper recording of costs and foreign corruption. The termination of a U.S. government contract or relationship as a result of any of these acts would have an adverse impact on our operations and could have an adverse effect on our standing and eligibility for future U.S. government contracts.

The terms of certain of our current and likely future contracts are highly sensitive and we are limited in our ability to disclose such terms.

Our success, in large part, depends on our ability to maintain protection over the terms of certain of our current and likely future contracts and agreements, each of which is a highly negotiated agreement with sensitive information that, if publicly disclosed, would be beneficial for our and our partners’ competitors to learn and harmful to our and our partners’ commercial interests. We are limited in our ability to disclose the terms of these agreements, including terms that may affect our expected cash flows or the value of any collateral, and have taken precautions to protect the disclosure of the sensitive information in such agreements, including in this proxy statement/prospectus. Therefore, we have not allowed third parties to review the terms of these agreements, including terms other than those described in this proxy statement/prospectus. If the terms of these agreements were to be disclosed, our ability to compete could be hindered and our relationships with our partners could be damaged, both of which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, our relationships with our partners could also be damaged, and they may take legal action against us, if they believe that we have disclosed any terms of these agreements without their prior consent.

Disputes with our subcontractors or the inability of our subcontractors to perform, or our key suppliers to timely deliver our components, parts or services, could cause our products, systems or services to be produced or delivered in an untimely or unsatisfactory manner.

We engage subcontractors on many of our contracts. We may have disputes with our subcontractors, including regarding the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontract or subcontractor, our failure to extend existing task orders or issue new task orders under a subcontract, our hiring of the personnel of a subcontractor or vice versa or the subcontractor’s failure to comply with applicable law. In addition, there are certain parts, components and services for many of our products, systems, technologies and services that we source from other manufacturers or vendors. Some of our suppliers, from time to time, experience financial and operational difficulties, which may impact their ability to supply the materials, components, subsystems and services that we require. Tariffs recently imposed on certain materials and other trade issues may create or exacerbate existing materials shortages and may result in further supplier business closures. Our supply chain could also be disrupted by external events, such as natural disasters or other significant disruptions (including extreme weather conditions, medical epidemics, acts of terrorism, cyber-attacks and labor disputes), governmental actions and legislative or regulatory changes, including product certification or stewardship requirements, sourcing restrictions, product authenticity and climate change or greenhouse gas emission standards, or availability constraints from increased demand from customers. In addition, the ongoing COVID-19 pandemic has resulted in increased travel restrictions and extended shutdown of certain businesses across the globe. These or any further political or governmental developments or health concerns could result in social, economic and labor instability. Any inability to develop alternative sources of supply on a cost-effective and timely basis could materially impair our ability to manufacture and deliver products, systems and services to our customers. We can give no assurances that we will be free from disputes with our subcontractors; material supply constraints or problems; or component, subsystems or services problems in the future. Also, our subcontractors and other suppliers may not be able to acquire or maintain the quality of the materials, components, subsystems and services they supply, which may result in greater product returns, service problems and warranty claims and could harm our business, financial condition, results of operations and cash flows. In addition, in connection with our government contracts, we are required to procure certain materials, components and parts from supply sources approved by the U.S. government and we rely on our subcontractors and suppliers to comply with applicable laws, regulations and other requirements regarding procurement of counterfeit, unauthorized or otherwise non-compliant parts or materials, including parts or materials they supply to us, and in some circumstances, we rely on their certifications as to their compliance. From time to time, there are components for which there may be only one supplier, which may be unable to meet our needs. Each of these subcontractor and supplier risks could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Regulatory Risk Factors

Investments in us may be subject to U.S. foreign investment regulations which may impose conditions on or limit certain investors’ ability to purchase our equity, or after the Business Combination, the common stock of the New Redwire, potentially making the New Redwire common stock less attractive to investors. Our investments in U.S. companies may also be subject to U.S. foreign investment regulations.

Under the “Exon-Florio Amendment” to the U.S. Defense Production Act of 1950, as amended (the “DPA”), the U.S. President has the power to disrupt or block certain foreign investments in U.S. businesses if he determines that such a transaction threatens U.S. national security. The Committee on Foreign Investment in the United States (“CFIUS”) has the authority to conduct national security reviews of certain foreign investments. CFIUS may impose mitigation conditions to grant clearance of a transaction.

The Foreign Investment Risk Review Modernization Act (“FIRRMA”), enacted in 2018, amended the DPA to, among other things, expand CFIUS’s jurisdiction beyond acquisitions of control of U.S. businesses. Now, CFIUS also has jurisdiction over certain foreign non-controlling investments in U.S. businesses that involve critical technology or critical infrastructure, or that collect and maintain sensitive personal data of U.S. citizens (“TID U.S. Businesses”), if the foreign investor receives specified triggering rights or access in connection with its investment. We are a TID U.S. Business because we develop and design technologies that would be considered critical technologies. Certain foreign investments in TID U.S. Businesses are subject to mandatory filing with CFIUS. The enhanced scrutiny and potential restrictions on the ability of foreign persons to invest in us could limit our ability to engage in strategic transactions that could benefit our stockholders, including a change of control, and could also affect the price that an investor may be willing to pay for our common stock.

We are subject to stringent U.S. economic sanctions, and trade control laws and regulations. Unfavorable changes in these laws and regulations or U.S. government licensing policies, our failure to secure timely U.S. government authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition and results of operation.

Our business is subject to stringent U.S. trade control laws and regulations as well as economic sanctions laws and regulations. We are required to comply with U.S. export control laws and regulations, including ITAR administered by the U.S. Department of State, the EAR administered by the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”), and economic sanctions administered by the Treasury Department’s Office of Foreign Assets Control (“OFAC”). Similar laws that impact our business exist in other jurisdictions. These foreign trade controls prohibit, restrict, or regulate our ability to, directly or indirectly, export, deemed export, re-export, deemed re-export or transfer certain hardware, technical data, technology, software, or services to certain countries and territories, entities, and individuals, and for end uses. Violations of applicable export control laws, sanctions, and related regulations could result in criminal and administrative penalties, including fines, possible denial of export privileges, and debarment, which could have a material adverse impact on our business, including our ability to enter into contracts or subcontracts for U.S. government customers.

Pursuant to these foreign trade control laws and regulations, we are required, among other things, to (i) maintain a registration under ITAR, (ii) determine the proper licensing jurisdiction and export classification of products, software, and technology, and (iii) obtain licenses or other forms of U.S. government authorization to engage in the conduct of our space-focused business. The authorization requirement includes the need to get permission to release controlled technology to foreign person employees and other foreign persons. In order to comply with these requirements, we must develop and implement centralized sanctions and export control policies that can be quickly adopted by all Redwire Subsidiaries.

The inability to secure and maintain necessary licenses and other authorizations could negatively impact our ability to compete successfully or to operate our spaceflight business as planned. Any changes in sanctions and export control regulations or U.S. government licensing policy, such as those necessary to implement U.S. government commitments to multilateral control regimes, may restrict our operations. Given the significant discretion the government has in issuing, denying or conditioning such authorizations to advance U.S. national security and foreign policy interests, there can be no assurance we will be successful in our current and future efforts to secure and maintain necessary licenses, registrations, or other U.S. government regulatory approvals. In addition, changes in U.S. foreign trade control laws and regulations, U.S. foreign policy, or reclassifications of our products or technologies, may restrict our future operations.

Our business is subject to a wide variety of additional extensive and evolving government laws and regulations. Failure to comply with such laws and regulations could have a material adverse effect on our business.

We are subject to a wide variety of laws and regulations relating to various aspects of our business, including with respect to our manufacturing in-space operations, employment and labor, health care, tax, privacy and data security, health and safety, and environmental issues. Laws and regulations at the foreign, federal, state and local levels frequently change, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. We monitor these developments and devote a significant amount of management’s time and external resources towards compliance with these laws, regulations and guidelines, and such compliance places a significant burden on management’s time and other resources, and it may limit our ability to expand into certain jurisdictions. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our sales, profitability, cash flows and financial condition.

Failure to comply with these laws, such as with respect to obtaining and maintaining licenses, certificates, authorizations and permits critical for the operation of our business, may result in civil penalties or private lawsuits, or the suspension or revocation of licenses, certificates, authorizations or permits, which would prevent us from operating our business. For example, commercial space launches and the operation of any space transport system in the United States require licenses and permits from the Federal Communications Commission (the “FCC”) and review by other agencies of the U.S. government, including the DoD and NASA. License approval can include an interagency review of safety, operational, national security, and foreign policy and international obligations implications, as well as a review of foreign ownership.

Additionally, regulation of our industry is still evolving, and new or different laws or regulations could affect our operations, increase direct compliance costs for us or cause any third-party suppliers or contractors to raise the prices they charge us because of increased compliance costs. For example, the FCC has an open notice of proposed rulemaking relating to mitigation of orbital debris, which could affect us and our operations. Application of these laws to our business may negatively impact our performance in various ways, limiting the collaborations we may pursue, further regulating the export and re-export of our products, services, and technology from the United States and abroad, and increasing our costs and the time necessary to obtain required authorization. The adoption of a multi-layered regulatory approach to any one of the laws or regulations to which we are or may become subject, particularly where the layers are in conflict, could require alteration of our manufacturing processes or operational parameters which may adversely impact our business. We may not be in complete compliance with all such requirements at all times and, even when we believe we are in complete compliance, a regulatory agency may determine that we are not.

We have government customers, which subjects us to risks including early termination, audits, investigations, sanctions and penalties.

We derive a substantial portion of our revenue from contracts with NASA, the U.S. and foreign governments and may enter into additional contracts with the U.S. or foreign governments in the future. This subjects us to statutes and regulations applicable to companies doing business with the government, including the Federal Acquisition Regulation. These government contracts customarily contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts and which are unfavorable to contractors. For instance, most U.S. government agencies include provisions that allow the government to unilaterally terminate or modify contracts for convenience, and in that event, the counterparty to the contract may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable for any extra costs incurred by the government in procuring undelivered items from another source.

Some of our federal government contracts are subject to the approval of appropriations being made by the U.S. Congress to fund the expenditures under these contracts. In addition, government contracts normally contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These requirements include, for example:

•	specialized disclosure and accounting requirements unique to government contracts;

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financial and compliance audits that may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with the U.S. government;

•	public disclosures of certain contract and company information; and

•	mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements.

Government contracts are also generally subject to greater scrutiny by the government, which can initiate reviews, audits and investigations regarding our compliance with government contract requirements. In addition, if we fail to comply with government contracting laws, regulations and contract requirements, our contracts may be subject to termination, and we may be subject to financial and/or other liability under our contracts, the Federal Civil False Claims Act (including treble damages and other penalties), or criminal law. In particular, the False Claims Act’s “whistleblower” provisions also allow private individuals, including present and former employees, to sue on behalf of the U.S. government. Any penalties, damages, fines, suspension, or damages could adversely affect our ability to operate our business and our financial results.

Our reputation and ability to do business may be impacted by the improper conduct of our employees, agents or business partners.

We have implemented compliance controls, training, policies and procedures designed to prevent and detect reckless or criminal acts from being committed by our employees, agents or business partners that would violate the laws of the jurisdictions in which we operate, including laws governing payments to government officials, such as the U.S. Foreign Corrupt Practices Act (“FCPA”), the protection of export controlled or classified information, such as ITAR, false claims, procurement integrity, cost accounting and billing, competition, information security and data privacy and the terms of our contracts. This risk of improper conduct may increase as we continue to grow and expand our operations. We cannot ensure, however, that our controls, training, policies and procedures will prevent or detect all such reckless or criminal acts, and we have been adversely impacted by such acts in the past, which have been immaterial in nature. If not prevented, such reckless or criminal acts could subject us to civil or criminal investigations, monetary and non-monetary penalties and suspension and debarment by the U.S. government and could have a material adverse effect on our ability to conduct business, our results of operations and our reputation. In addition, misconduct involving data security lapses resulting in the compromise of personal information or the improper use of our customer’s sensitive or classified information could result in remediation costs, regulatory sanctions against us and serious harm to our reputation and could adversely impact our ability to continue to contract with the U.S. government.

Failure to comply with federal, state and foreign laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, could adversely affect our business and our financial condition.

We collect, store, process, and use personal information and other customer data, and we rely in part on third parties that are not directly under our control to manage certain of these operations and to collect, store, process and use payment information. Due to the sensitivity of the personal information and data we and these third parties manage and expect to manage in the future, as well as the nature of our customer base, the security features of our information systems are critical. A variety of federal, state and foreign laws and regulations govern the collection, use, retention, storage, destruction sharing and security of this information. Laws and regulations relating to privacy, data protection and consumer protection are evolving and subject to potentially differing interpretations. These requirements may not be harmonized, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices may not have complied or may not comply in the future with all such laws, regulations, requirements and obligations. For example, in January 2020, the California Consumer Privacy Act (“CCPA”) took effect, which provides California consumers with enhanced rights to access, correct, delete, and limit the processing of their personal information by companies, and which requires companies doing business in California to implement and maintain operational capabilities to respond to certain requests made by California consumers in respect of such rights. CCPA provides a private right of action for California Consumers whose personal information is improperly disclosed.

We expect that new industry standards, laws and regulations will continue to be proposed regarding privacy, data protection and information security in many jurisdictions, including the California Privacy Rights Act, which was passed by California voters in November 2020 to amend CCPA and establish a new regulatory authority in California, or the European e-Privacy Regulation, which is currently in draft form. We cannot yet determine the impact such future laws, regulations and standards may have on our business. Complying with these evolving obligations is costly. For instance, expanding definitions and interpretations of what constitutes “personal data” (or the equivalent) within the United States, the European Economic Area (the “EEA”) and elsewhere may increase our compliance costs and legal liability.

We are also subject to non-U.S. privacy rules and regulations, such as the European Union’s General Data Protection Regulation (“GDPR”) and national laws supplementing GDPR, as well as the Data Protection Act of 2018 (“DPA 18”) in the United Kingdom. GDPR and DPA 18 require companies to meet stringent requirements regarding the processing of personal data of individuals located in the EEA. GDPR and DPA 18 also include significant penalties for noncompliance, which may result in monetary penalties of up to the higher of €20.0 million or 4% of a group’s worldwide revenue for the preceding financial year for the most serious violations. The GDPR, DPA 18, and other similar regulations require companies to give specific types of notice and informed consent is required for certain actions, and the GDPR also imposes additional conditions in order to satisfy such consent, such as bundled consents.

A significant data breach or any failure, or perceived failure, by us to comply with any federal, state or foreign privacy or consumer protection-related laws, regulations or other principles or orders to which we may be subject or other legal obligations relating to privacy or consumer protection could adversely affect our reputation, brand and business, and may result in claims, investigations, proceedings, litigation, or enforcement actions against us by governmental entities. This may result in penalties, liabilities or loss, increased compliance or operational costs, or otherwise require us to change our operations and/or cease using certain data sets. Depending on the nature of the information compromised, we may also have obligations to notify users, law enforcement or payment companies about the incident and may need to provide some form of remedy for the individuals affected by the incident.

We are exposed to risks related to geopolitical and economic factors, laws and regulations and our international business subjects us to numerous political and economic factors, legal requirements, cross-cultural considerations and other risks associated with doing business globally.

Our international business is subject to both U.S. and foreign laws and regulations, including, without limitation, laws and regulations relating to export/import controls, economic sanctions, technology transfer restrictions, government contracts and procurement, data privacy and protection, anti-corruption (including the anti-bribery, books and records, and internal controls provisions of the FCPA governing interactions with foreign government officials), the anti-boycott provisions of the U.S. Export Administration Act, security restrictions and intellectual property. Failure by us, our employees, subsidiaries, affiliates, partners or others with whom we work to comply with any of these applicable laws and regulations could result in administrative, civil, commercial or criminal liabilities, including suspension or debarment from government contracts or suspension of our export/import privileges. New regulations and requirements, or changes to existing ones in the various countries in which we operate can significantly increase our costs and risks of doing business internationally.

Changes in laws, regulations, political leadership and environment, and/or security risks may dramatically affect our ability to conduct or continue to conduct business in international markets, including sales to customers and purchases from suppliers outside the United States. We may also be impacted by shifts in U.S. and foreign national policies and priorities, political decisions and geopolitical relationships, any of which may be influenced by changes in the threat environment, political leadership, geopolitical uncertainties, world events, bilateral and multi-lateral relationships and economic and political factors. Any changes to these policies could impact our operations and/or export authorizations, or delay purchasing decisions or payments and the provision of supplies, goods and services including, without limitation, in connection with any government programs. Global economic conditions and fluctuations in foreign currency exchange rates could further impact our business. For example, the tightening of credit in financial markets outside of the U.S. could adversely affect the ability of our customers and suppliers to obtain financing and could result in a decrease in or cancellation of orders for our products and services or impact the ability of our customers to make payments.

We also increasingly are dependent on in-country suppliers and we face risks related to their failure to perform in accordance with the contracts and applicable laws, particularly where we rely on a sole source supplier. The occurrence and impact of these factors is difficult to predict, but one or more of them could have a material adverse effect on our financial position, results of operations and/or cash flows.

We are subject to environmental regulation and may incur substantial costs.

We are subject to federal, state, local and foreign laws, regulations and ordinances relating to the protection of the environment, including those relating to emissions to the air, discharges to surface and subsurface waters, safe drinking water, greenhouse gases and the management of hazardous substances, oils and waste materials. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and remediate hazardous or toxic substances or petroleum product releases at or from the property. Under federal law, generators of waste materials, and current and former owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have been identified as requiring response actions. Compliance with environmental laws and regulations can require significant expenditures. In addition, we could incur costs to comply with such current or future laws and regulations, the violation of which could lead to substantial fines and penalties.

We may have to pay governmental entities or third parties for property damage and for investigation and remediation costs that they incurred in connection with any contamination at our current and former facilities without regard to whether we knew of or caused the presence of the contaminants. Liability under these laws may be strict, joint and several, meaning that we could be liable for the costs of cleaning up environmental contamination regardless of fault or the amount of waste directly attributable to us. Even if more than one person may have been responsible for the contamination, each person covered by these environmental laws may be held responsible for all of the clean-up costs incurred. Environmental liabilities could arise and have a material adverse effect on our financial condition and performance. We do not believe, however, that pending environmental regulatory developments in this area will have a material effect on our capital expenditures or otherwise materially adversely affect its operations, operating costs, or competitive position.

Changes in tax laws or regulations may increase tax uncertainty and adversely affect results of our operations and our effective tax rate.

Redwire will be subject to taxes in the United States and certain foreign jurisdictions. Due to economic and political conditions, tax rates in various jurisdictions, including the United States, may be subject to change. Redwire’s future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. In addition, Redwire may be subject to income tax audits by various tax jurisdictions. Although Redwire believes its income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution by one or more taxing authorities could have a material impact on the results of its operations.

Certain U.S. state tax authorities may assert that we have a state nexus and seek to impose state and local income taxes which could harm our results of operations.

There is a risk that certain state tax authorities where we do not currently file a state income tax return could assert that we are liable for state and local income taxes based upon income or gross receipts allocable to such states. States are becoming increasingly aggressive in asserting a nexus for state income tax purposes. If a state tax authority successfully asserts that our activities give rise to a nexus, we could be subject to state and local taxation, including penalties and interest attributable to prior periods. Such tax assessments, penalties and interest may adversely impact our results of operations.

If we fail to adequately protect our intellectual property rights, our competitive position could be impaired and our intellectual property applications for registration may not issue or be registered, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

Our success depends, in significant part, on our ability to protect our intellectual property rights, including practices, tools, technologies and technical expertise we utilize in designing, developing, manufacturing, implementing and maintaining applications and processes used in our systems, products, technologies and services and related technologies. To date, we have relied on trade secret laws and other intellectual property laws, non-disclosure agreements with our employees, consultants and other relevant persons and other measures to protect our intellectual property, and intend to continue to rely on these and other means. We also try to protect our intellectual property by filing patent applications related to our technology, inventions and improvements that are important to the development of our business. The steps we take to protect our intellectual property may be inadequate. The various patent offices of jurisdictions where we file for protection vary in the amount of time they take to evaluate applications for patents which may affect our ability to protect our intellectual property or to prosecute infringers in a timely fashion.

We currently have various patents in the U.S. and in other jurisdictions and a number of pending patents applications in the U.S. and in other jurisdictions. Our pending patent applications may not result in patents being issued, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. Redwire cannot be certain that it is the first inventor of the subject matter to which it has filed a particular patent application, or if it is the first party to file such a patent application. If another party has filed a patent application to the same subject matter as Redwire has, Redwire may not be entitled to the protection sought by the patent application. Redwire also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent. As a result, Redwire cannot be certain that the patent applications that it files will be issued. Further, the scope of protection of issued patent claims is often difficult to determine.

Redwire’s patents may be challenged, invalidated or circumvented. If our patents are invalidated or found to be unenforceable, we will lose the ability to exclude others from making, using, selling, or importing into the United States the inventions claimed. Moreover, an issued patent does not guarantee us the right to use the patented technology or commercialize a product using that technology. Third parties may have blocking patents that could be used to prevent us from developing our product. Thus, patents that we may own currently or in the future may not allow us to exploit the rights conferred by our intellectual property protection. Even if issued, any future patents may not be issued with claims sufficiently broad to protect our technologies or may not provide us with a competitive advantage against competitors with similar technologies. Despite our precautions, it may be possible for unauthorized third parties to copy our technology and use information that we regard as proprietary to create technology that competes with ours. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate. Because Redwire operates in space, the application of intellectual property laws to orbiting hardware is of particular interest and it should be noted such laws also vary from country to country. To the extent we expand our international activities, our exposure to unauthorized copying and use of our technologies and proprietary information may increase. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon, misappropriating or otherwise violating our technology and intellectual property.

We rely in part on trade secrets, proprietary know-how and other confidential information to maintain our competitive position. Redwire’s competitors may also design around Redwire’s issued patents, which may adversely affect Redwire’s business, prospects, financial condition and operating results. In addition, although we enter into nondisclosure and invention assignment agreements with our employees, enter into non-disclosure agreements with consultants and other parties with whom we have strategic relationships and business alliances and enter into intellectual property assignment agreements with our consultants and vendors, no assurance can be given that these agreements will be effective in controlling access to and distribution of our technology and proprietary information. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our products.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

Our success depends in part upon successful prosecution, maintenance, enforcement and protection of our owned intellectual property. To protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Such litigation could be costly, time consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our technology, as well as any costly litigation or diversion of our management’s attention and resources, could disrupt our business, as well as have a material adverse effect on our financial condition and results of operations. The results of intellectual property litigation are difficult to predict and may require us to stop using certain technologies or offering certain services or may result in significant damage awards or settlement costs. There is no guarantee that any action to defend, maintain or enforce our owned or licensed intellectual property rights will be successful, and an adverse result in any such proceeding could have a material adverse impact on our business, financial condition, operating results and prospects.

In addition, we may from time to time face allegations that we are infringing, misappropriating, or otherwise violating the intellectual property rights of third parties, including the intellectual property rights of our competitors. We may be unaware of the intellectual property rights that others may claim cover some or all of our technology or services. Irrespective of the validity of any such claims, we could incur significant costs and diversion of resources in defending against them, and there is no guarantee any such defense would be successful, which could have a material adverse effect on our business, contracts, financial condition, operating results, liquidity and prospects.

Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could divert the time and resources of our management team and harm our business, our operating results and our reputation.

Reliance on Third Parties and Key Personnel Risk Factors

Data breaches or incidents involving our technology could damage our business, reputation and brand and substantially harm our business and results of operations.

If our data and network infrastructure were to fail, or if we were to suffer an interruption or degradation of services in our data center, third-party cloud, and other infrastructure environments, we could lose important manufacturing and technical data, which could harm our business. Our facilities, as well as the facilities of third-parties that maintain or have access to our data or network infrastructure, are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures and similar events. In the event that our or any third-party provider’s systems or service abilities on which we rely are hindered by any of the events discussed above, our ability to operate may be impaired. A decision to close facilities without adequate notice, or other unanticipated problems, could adversely impact our operations. Any of the aforementioned risks may be augmented if our or any third-party provider’s business continuity and disaster recovery plans prove to be inadequate. Our data center, third-party cloud, and managed service provider infrastructure also could be subject to break-ins, cyber-attacks, denial of service, sabotage, intentional acts of vandalism and other misconduct, from a spectrum of actors ranging in sophistication from threats common to most industries to more advanced and persistent, highly organized adversaries. Any security breach, including personal data breaches, or incident, including cybersecurity incidents, that we experience could result in unauthorized access to, misuse of, or unauthorized acquisition of our internal sensitive corporate data, such as financial data, intellectual property, or data related to contracts with commercial or government customers or partners. Such unauthorized access, misuse, acquisition, or modification of sensitive and proprietary data may result in data loss, corruption or unauthorized alteration, interruptions in our operations or damage to our computer hardware or systems or those of our employees and customers. Moreover, negative publicity arising from these types of disruptions could damage our reputation. We may not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our service. Significant unavailability of our services due to cyber security attacks or natural disasters could cause users to cease using our services and materially and adversely affect our business, prospects, financial condition and results of operations. A security breach that involves classified information could subject us to civil or criminal penalties, loss of a government contract, loss of access to classified information, or debarment as a government contractor. Similarly, a breach that involves loss of customer-provided data could subject us to loss of a customer, loss of a contract, litigation costs and legal damages, and reputational harm.

We use proprietary software which we have developed in our technology infrastructure, which we seek to continually update and improve. Replacing such systems is often time-consuming and expensive and can also be intrusive to daily business operations. Further, we may not always be successful in executing these upgrades and improvements, which may occasionally result in a failure of our systems. We may experience periodic system interruptions from time to time. Any slowdown or failure of our underlying technology infrastructure could harm our business, reputation and ability to execute on our business plan, which could materially and adversely affect our results of operations. Our disaster recovery plan or those of our third-party providers may be inadequate, and our business interruption insurance may not be sufficient to compensate us for the losses that could occur.

We are highly dependent on the services of our senior management team and other highly skilled personnel, and if we are not successful in attracting or retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Redwire is highly dependent on its full senior management team and on our ability to attract, motivate, develop and retain a sufficient number of other skilled personnel, manufacturing and quality assurance, engineering, design, finance, marketing, sales and support personnel. Certain members of our senior management team have extensive experience in the aerospace industry, and we believe that their depth of experience is instrumental to our continued success. The loss of any one or more members of our senior management team for any reason, including resignation or retirement, could impair our ability to execute our business strategy and have a material adverse effect on our business, financial condition and results of operations.

Competition for qualified highly skilled personnel can be strong, and we can provide no assurance that we will be successful in attracting or retaining such personnel now or in the future. Any inability to recruit, develop and retain qualified employees may result in high employee turnover and may force us to pay significantly higher wages, which may harm our profitability or could result in difficulties performing under our contracts if our needs for such employees were unmet. Additionally, we do not carry key man insurance for any of our management executives, and the loss of any key employee or our inability to recruit, develop and retain these individuals as needed, could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to our Indebtedness

We have a substantial amount of debt. Our ability to operate is limited by the agreements governing our debt.

As of March 31, 2021, we had $119.5 million of variable rate debt and $1.1 million of fixed rate debt. The rates used in our variable-rate debt are based on LIBOR, or another index rate, which in certain cases is subject to a floor. An increase of 100 basis points in average annual interest rates would increase the annual interest expense on our variable-rate debt by $0.3 million. Subject to the limits contained in some of the agreements governing our outstanding debt, we may incur additional debt in the future. Our maintenance of higher levels of indebtedness could have adverse consequences including impairing our ability to obtain additional financing in the future.

Our level of debt places significant demands on our cash resources, which could:

•	make it more difficult to satisfy our outstanding debt obligations;

•

require us to dedicate a substantial portion of our cash for payments related to our debt, reducing the amount of cash flow available for working capital, capital expenditures, entitlement of our real estate assets, contributions to our tax-qualified pension plan, and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in the industries in which we compete;

•	place us at a competitive disadvantage with respect to our competitors, some of which have lower debt service obligations and greater financial resources than we do;

•	limit our ability to borrow additional funds;

•	limit our ability to expand our operations through acquisitions; and

•

increase our vulnerability to general adverse economic and industry conditions If we are unable to generate sufficient cash flow to service our debt and fund our operating costs, our liquidity may be adversely affected.

Risks Related to Redwire Becoming a Public Company

Redwire’s management team has limited experience managing a public company.

Most of the members of Redwire’s management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Additionally, many members of Redwire’s management team were recently hired, including its Chairman and Chief Executive Officer and its Chief Financial Officer. Redwire’s

management team may not successfully or efficiently manage their new roles and responsibilities. Redwire’s transition to being a public company subjects it to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from Redwire’s senior management and could divert their attention away from the day-to-day management of Redwire’s business, which could adversely affect Redwire’s business, financial condition, and operating results. Redwire may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the U.S. Redwire is in the process of upgrading its finance and accounting systems to an enterprise system suitable for a public company, and a delay could impact its ability or prevent it from timely reporting its operating results, timely filing required reports with the SEC and complying with Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”). The development and implementation of the standards and controls necessary for Redwire to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that Redwire will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

Management is responsible for establishing and maintaining adequate internal control over financial reporting and for evaluating the effectiveness of our internal control over financial reporting. If we were to identify additional material weaknesses or other deficiencies, or otherwise fail to maintain effective internal control over financial reporting, we may not be able to accurately and timely report our financial results, in which case our business may be harmed and investors may lose confidence in the accuracy and completeness of our financial reports.

Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). We identified material weaknesses in our internal control over financial reporting as of December 31, 2020. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

We identified a material weakness related to an insufficient complement of resources with an appropriate level of accounting knowledge, experience and training commensurate with our structure and financial reporting requirements to appropriately analyze, record and disclose accounting matters timely and accurately, and establish effective processes and internal controls. The limited personnel resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in our finance and accounting functions. This material weakness contributed to the following additional material weaknesses:

•

We did not design and maintain an effective risk assessment process at a precise enough level to identify new and evolving risks of material misstatement in the consolidated financial statements. Specifically, changes to existing controls or the implementation of new controls have not been sufficient to respond to changes to the risks of material misstatement to financial reporting.

•

We did not design and maintain formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including controls over the preparation and review of business performance reviews, account reconciliations, journal entries and contract estimates used in determining the recognition of revenue.

•

We did not design and maintain effective controls to address the identification of and accounting for certain non-routine, unusual or complex transactions, including the proper application of U.S. GAAP to such transactions. Specifically, we did not design and maintain effective controls to account for purchase business combinations, including the appropriate review of the assumptions, data and models used in the forecasted cash flows, used to determine the fair value of the acquired assets and liabilities.

These material weaknesses resulted in material audit adjustments to substantially all accounts and disclosures in the successor consolidated financial statements as of December 31, 2020 and for the period from February 10, 2020 to December 31, 2020, and to the predecessor consolidated financial statements for the period from January 1, 2020 to June 21, 2020 and as of and for the year ended December 31, 2019.

We did not design and maintain effective information technology (“IT”) general controls for information systems that are relevant to the preparation of the consolidated financial statements. Specifically, we did not design and maintain:

•

program change management controls to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized, and implemented appropriately;

•	user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate Company personnel;

•	computer operations controls to ensure that critical batch jobs are monitored and data backups are authorized and monitored; and

•	testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements.

The IT deficiencies noted above did not result in a misstatement to the consolidated financial statements for either the successor or predecessor, however, the deficiencies, when aggregated, could impact maintaining effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected.

Additionally, these material weaknesses could result in misstatements of substantially all accounts and disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

We are in the process of implementing measures designed to improve our internal control over financial reporting and remediate the deficiencies that led to the material weaknesses, including hiring additional finance and accounting personnel, designing and implementing new control activities, and enhancing existing control activities.

•

We have reviewed the personnel structure and have identified new positions to enhance our team. These individuals are expected to be onboarded during 2021 and will help align our personnel to specific areas and responsibilities to alleviate the numerous competing responsibilities currently faced.

•

We have commenced developing a risk assessment across the organization to identify risks and design new controls or enhance existing controls responsive to such risks to ensure timely and accurate financial reporting.

•

We are in the process of designing and implementing additional review procedures within our accounting and finance department to provide more robust and comprehensive internal control over financial reporting that address the relevant financial statement assertions and risks of material misstatement within our business processes, including implementing a comprehensive close process checklist with additional layers of reviews as well as controls around non-routine, unusual or complex transactions, including controls over the accounting for purchase business combinations.

•	We will continue to document our processes and procedures, including accounting policies, across the Company to ensure consistent application including controls over the preparation and review of business performance reviews, account reconciliations, journal entries and contract estimates used in determining the recognition of revenue.

•

We are in the process of performing an assessment of all information technology systems which provide data for financial reporting purposes. As part of this assessment, we will be designing, implementing and documenting IT general controls.

We are working to remediate the material weaknesses as efficiently and effectively as possible and expect full remediation will likely go beyond December 31, 2021. At this time, we cannot provide an estimate of costs expected to be incurred in connection with implementing this remediation plan; however, these remediation measures might be time consuming, will result in the Company incurring additional costs, and will place additional demands on our financial and operational resources.

If we are unable to successfully remediate our existing or any future material weaknesses or other deficiencies in our internal control over financial reporting, the accuracy and timing of our financial reporting may be adversely affected; loss of status as an emerging growth company, investors may lose confidence in our financial reporting; we could become subject to litigation or investigations by the NYSE, the SEC or other regulatory authorities.

General Business Risks

Our business, financial condition and results of operations are subject to risks resulting from broader geographic operations.

Our operations outside of the U.S. may lead to more volatile financial results and make it more difficult for us to manage our business. Reasons for this include, but are not limited to, the following:

•	political and economic instability;

•	governments’ restrictive trade policies;

•	the imposition or rescission of duties, taxes or government royalties;

•	exchange rate risks;

•	exposure to varying legal standards, including data privacy, security and intellectual property protection in other jurisdictions;

•	difficulties in obtaining required regulatory authorizations;

•	local domestic ownership requirements;

•	requirements that certain operational activities be performed in-country;

•	changing and conflicting national and local regulatory requirements; and

•	the geographic, language and cultural differences between personnel in different areas of the world.

If we experience a disaster or other business continuity problem, we may not be able to recover successfully, which could cause material financial loss, loss of human capital, regulatory actions, reputational harm, or legal liability.

If we experience a local or regional disaster or other business continuity problem, such as an earthquake, hurricane, blizzard, terrorist attack, pandemic or other natural or man-made disaster, our continued success will depend, in part, on the availability of our personnel, our facilities, and the proper functioning of our computer, telecommunication, and other business systems and operations. As we attempt to grow our operations, the potential for particular types of natural or man-made disasters, political, economic, or infrastructure instabilities, or other country or region-specific business continuity risks increases. We cannot ensure that provisions in our customer contracts will be legally sufficient to protect us if we are sued and our errors and omissions and product liability insurance coverage may not be adequate, may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to some types of future claims. The successful assertion of any large claim against us could seriously harm our business. Even if not successful, these claims may result in significant legal and other costs, be a distraction to our management and harm our reputation.

Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.

Our quarterly and annual operating results may fluctuate significantly, which makes it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of our control, including:

•	unexpected weather patterns, natural disasters or other events that force a cancellation or rescheduling of launches;

•	the cost of raw materials or supplied components critical for the manufacture and operation of our systems, products, technologies and services;

•	the timing and cost of, and level of investment in, research and development relating to our technologies and our current or future facilities;

•	developments involving our competitors;

•	changes in governmental regulations or in the status of our regulatory approvals or applications;

•	future accounting pronouncements or changes in our accounting policies;

•	the impact of epidemics or pandemics, including current business disruption and related financial impact resulting from the global COVID-19 health crisis; and

•	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

The individual or cumulative effects of factors discussed above could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful.

This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any guidance we may provide, or if any guidance we provide is below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated guidance we may provide.

Redwire’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2020, Redwire had $3.5 million of U.S. federal and $0.6 million of state net operating loss carryforwards available to reduce future taxable income. The $3.5 million in U.S. federal operating loss carryforwards will be carried forward indefinitely for U.S. federal tax purposes. While the federal NOLs can be carried forward indefinitely, California net operating losses begin to expire in the year ending December 31, 2038. It is possible that Redwire will not generate taxable income in time to use these net operating loss carryforwards before their expiration or at all. Under legislative changes made in December 2017, U.S. federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such net operating losses is limited. It is uncertain if and to what extent various states will conform to the newly enacted federal tax law. In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the U.S. Tax Code, respectively, and similar provisions of state law. Under those sections of the U.S. Tax Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. Redwire has not yet undertaken an analysis of whether the Business Combination constitutes an “ownership change” for purposes of Section 382 and Section 383 of the U.S. Tax Code. Redwire may have previously undergone an “ownership change.” In addition, the Business Combination and PIPE Financing, or future issuances or sales of Redwire’s stock, including certain transactions involving Redwire’s stock that are outside of its control, could result in future “ownership changes.” “Ownership changes” that have occurred in the past or that may occur in the future, including in connection with the Business Combination and PIPE Financing, could result in the imposition of an annual limit on the amount of pre-ownership change NOLs and other tax attributes Redwire can use to reduce its taxable income, potentially increasing and accelerating its liability for income taxes, and also potentially causing those tax attributes to expire unused. States may impose other limitations on the use of Redwire’s NOLs. Any limitation on using NOLs could, depending on the extent of such limitation and the NOLs previously used, result in Redwire’s retaining less cash after payment of U.S. federal and state income taxes during any year in which we have taxable income, rather than losses, than Redwire would be entitled to retain if such NOLs were available as an offset against such income for U.S. federal and state income tax reporting purposes, which could adversely impact Redwire’s operating results.

The historical financial results of Redwire and our unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what our actual financial position or results of operations would have been.

The historical financial results of Redwire included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows we would have achieved as a combined company during the periods presented or that we will achieve in the future. This is primarily the result of the following factors:

•	we will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and

•	our capital structure is different from that reflected in Redwire’s historical financial statements prior to the Business Combination.

Similarly, our unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus.

We may become involved in litigation that may materially adversely affect us.

From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.

Natural disasters, unusual weather conditions, epidemic outbreaks, terrorist acts and political events could disrupt our business.

The occurrence of one or more natural disasters such as fires, floods and earthquakes, unusual weather conditions, epidemic or pandemic outbreaks, terrorist attacks or disruptive political events where our facilities or the launch facilities our transport partners use are located, or where our third-party suppliers’ facilities are located, could adversely affect our business. Natural disasters including tornados, hurricanes, floods and earthquakes may damage our facilities, the launch facilities we use or those of our suppliers, which could have a material adverse effect on our business, financial condition and results of operations. Severe weather, such as rainfall, snowfall or extreme temperatures, may impact the ability for launches to occur as planned, resulting in additional expense to reschedule, thereby reducing our sales and profitability. Terrorist attacks, actual or threatened acts of war or the escalation of current hostilities, or any other military or trade disruptions impacting our domestic or foreign suppliers of components of our products, may impact our operations by, among other things, causing supply chain disruptions and increases in commodity prices, which could adversely affect our raw materials or transportation costs. These events also could cause or act to prolong an economic recession or depression in the United States or abroad, such as the current business disruption and related financial impact resulting from the global COVID-19 health crisis. To the extent these events also impact one or more of our suppliers or result in the closure of any of their facilities or our facilities, we may be unable to fulfill our other contracts.

Net earnings and net assets could be materially affected by an impairment of goodwill.

We have a significant amount of goodwill recorded on our consolidated balance sheet as of March 31, 2021. We are required at least annually to test the recoverability of goodwill. The recoverability test of goodwill is based on the current fair value of our identified reporting units. Fair value measurement requires assumptions and estimates of many critical factors, including revenue and market growth, operating cash flows and discount rates. If general market conditions deteriorate in portions of our business, we could experience a significant decline in the fair value of reporting units. This decline could lead to an impairment of all or a significant portion of the goodwill balance, which could materially affect our GAAP net earnings and net assets.

Risks Related to the Business Combination and Integration of Businesses

Each of GPAC and Redwire have incurred and will incur substantial costs in connection with the Business Combination and related transactions, such as legal, accounting, consulting, and financial advisory fees.

As part of the Business Combination, each of GPAC and Redwire are utilizing professional service firms for legal, accounting and financial advisory services. Although the parties have been provided with estimates of the costs for each advisory firm, the total actual costs may exceed those estimates.

Risks Related to the Business Combination and GPAC

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “GPAC,” “we,” “us” or “our” refers to GPAC prior to the Business Combination and to New Redwire and its subsidiaries following the Business Combination.

The Sponsor has entered into a letter agreement with us to vote in favor of the Business Combination, regardless of how our other public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, pursuant to the Sponsor Agreement, the Sponsor and each of our officers and directors has agreed, among other things, to vote any founder shares held by them and any public shares purchased during or after our initial public offering (including in open market and privately-negotiated transactions) in favor of the Business Combination and the other proposals being presented at the extraordinary general meeting and not to elect to redeem or tender or submit for redemption their ordinary shares in connection with the Business Combination. Additionally, each of Genesis Park and the Crescent Park Funds has, pursuant to their respective Voting and Support Agreement entered into with Cosmos and Holdings, agreed, among other things, to vote all of the ordinary shares held by Genesis Park and the Crescent Park Funds, respectively, in favor of the Business Combination and the other proposals being presented at the extraordinary general meeting and not to elect to redeem or tender or submit for redemption their ordinary shares in connection with the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor owns 4,094,406, or approximately 20.0%, of the issued and outstanding ordinary shares (excluding the shares underlying the private placement warrants), Genesis Park and the Crescent Park Funds collectively own 3,547,125, or approximately 17.3% of the issued and outstanding ordinary shares (excluding the shares underlying the private placement warrants), and our directors and officers collectively own 145,000 public shares. As a result, we would need only an additional 2,449,484, or 15.0% (assuming all outstanding ordinary shares are voted), or no ordinary shares (assuming only the minimum number of ordinary shares representing a quorum are voted), in each case, of the 16,377,622 public shares sold in our initial public offering to be voted in favor of the Business Combination in order to have the Business Combination approved. For more information related to the Sponsor Agreement and Voting and Support Agreements, see “Business Combination Proposal—Related Agreements—Sponsor Agreement” and “—Voting and Support Agreements” in the accompanying proxy statement/prospectus.

Neither the GPAC Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

Neither the GPAC Board nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that GPAC is paying for the Redwire business is fair to GPAC from a financial point of view. Neither the GPAC Board nor any committee thereof obtained a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the GPAC Board and management conducted due diligence on Redwire and its subsidiaries and researched the industry in which Redwire and its subsidiaries operate. The GPAC Board reviewed, among other things, financial due diligence materials prepared by professional advisors, financial and market data information on selected comparable companies, the implied purchase price multiple of Redwire’s business and the financial terms set forth in the Merger Agreement, and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, investors will be relying solely on the judgment of the GPAC Board and management in valuing the Redwire business, and the GPAC Board and management may not have properly valued Redwire’s business. The lack of a third-party valuation may also lead to an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.

The COVID-19 pandemic triggered an economic crisis which may delay or prevent the consummation of the Business Combination.

In December 2019, the COVID-19 outbreak was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since being initially reported in China, COVID-19 has spread throughout the world and has resulted in unprecedented restrictions and limitations on operations of many businesses, educational institutions and governmental entities, including in the United States and Europe. Given the ongoing and dynamic nature of the COVID-19 pandemic, it is difficult to predict the impact on the businesses of GPAC, Redwire and New Redwire, and there is no guarantee that efforts by GPAC, Redwire or New Redwire to address the adverse impact of COVID-19 will be effective. If GPAC, Redwire or New Redwire are unable to recover from a business disruption on a timely basis, the Business Combination and New Redwire’s and its subsidiaries’ business, financial condition and results of operations following the completion of the Business Combination could be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus pandemic, and become more costly. Each of GPAC and Redwire may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.

Since the Sponsor and GPAC’s directors and executive officers have interests that are different from, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Redwire is appropriate as our initial business combination. Such interests include that the Sponsor, as well as our executive officers and directors, will lose their entire investment in us if our business combination is not completed.

When you consider the recommendation of the GPAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and GPAC’s directors and executive officers, have interests in such proposal that are different from, or in addition to (and which may conflict with), those of GPAC shareholders and warrantholders generally.

These interests include, among other things, the interests listed below:

•	the fact that the Sponsor and the Insiders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•	the fact that the Sponsor and the Insiders have agreed to vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus;

•

the fact that the Sponsor paid an aggregate of $25,000 for the 4,094,406 Class B ordinary shares it currently owns and such securities had an estimated aggregate market value of $41,107,836.24 based upon the closing price of $10.04 per public share on the NYSE on the Record Date, and such securities may have a significantly higher value at the time of the Business Combination;

•

the fact that the Sponsor paid $7,292,541 for the 7,292,541 private placement warrants it currently owns and such warrants had an estimated aggregate market value of $14,439,231.18 based upon the closing price of $1.98 per public warrant on the NYSE on the Record Date, and such warrants would be worthless if a business combination is not consummated by May 27, 2022 (unless such date is extended in accordance with the Existing Governing Documents);

•

the fact that the Sponsor and GPAC’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if GPAC fails to complete an initial business combination by May 27, 2022;

•	the fact that the Investor Rights Agreement will be entered into by the Sponsor;

•

the fact that the Sponsor entered into the Sponsor Agreement pursuant to which the lock-up period to which the Sponsor and our directors and executive officers are subject was amended to provide for termination of the lock-up period 180 days after the consummation of the Business Combination (other than with respect to the private placement warrants and the New Redwire Common Stock underlying such warrants, for which the termination of the lock-up period is 30 days after the consummation of the Business Combination, and with respect to any equity securities acquired in connection with the PIPE Financing, which will not be subject to a lock-up period);

•	the continued indemnification of GPAC’s directors and officers and the continuation of GPAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•	the fact that certain GPAC directors will continue as directors of New Redwire;

•

the fact that the Sponsor and GPAC’s officers and directors will lose their entire investment in GPAC and will not be reimbursed for any out-of-pocket expenses, which expenses amounted to approximately $62,258 as of the Record Date, if an initial business combination is not consummated by May 27, 2022; and

•

the fact that if the trust account is liquidated, including in the event GPAC is unable to complete an initial business combination by May 27, 2022, the Sponsor has agreed to indemnify GPAC to ensure that the proceeds in the trust account are not reduced below $10.15 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which GPAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to GPAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account.

See “Business Combination Proposal—Interests of GPAC’s Directors and Executive Officers in the Business Combination” for additional information on interests of GPAC’s directors and executive officers.

The personal and financial interests of our initial shareholders as well as GPAC’s directors and executive officers may have influenced their motivation in identifying and selecting Redwire as a business combination target, and may influence their motivation in completing the Business Combination and influence the operation of the business of New Redwire following the Business Combination. In considering the recommendations of GPAC’s directors to vote for the proposals, GPAC’s shareholders should consider these interests.

The exercise of GPAC’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in GPAC’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require GPAC to agree to amend the Merger Agreement, to consent to certain actions taken by Redwire or Cosmos or to waive rights that GPAC is entitled to under the Merger Agreement. Such events could arise because of changes in the course of the business of Redwire and its subsidiaries, a request by Redwire to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on the business of Redwire and its subsidiaries and would entitle GPAC to terminate the Merger Agreement. In any of such circumstances, it would be at GPAC’s discretion, acting through the GPAC Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what they may believe is best for GPAC and its shareholders and what they may believe is best for themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, GPAC does not believe there will be any changes or waivers that GPAC’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, GPAC will circulate a new or amended proxy statement/prospectus and resolicit GPAC’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

As a “controlled company” within the meaning of NYSE listing standards, New Redwire will qualify for exemptions from certain corporate governance requirements. New Redwire has the opportunity to elect any of the exemptions afforded a controlled company.

Because Redwire will control more than a majority of the total voting power of the New Redwire Common Stock following the consummation of the Business Combination, New Redwire will be a “controlled company” within the meaning of NYSE listing standards. Under NYSE Listing Rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with the following NYSE Rules regarding corporate governance:

•	the requirement that a majority of the New Redwire Board consist of independent directors;

•

the requirement that the New Redwire Board have a nominating and corporate governance committee composed entirely of independent directors and a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that the New Redwire Board have a compensation committee composed entirely of independent directors and a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement that the New Redwire Board conduct an annual performance evaluation of the nominating, corporate governance and compensation committees.

New Redwire currently expects that upon consummation of the Business Combination, six of its seven directors will be independent directors, and it is expected that the New Redwire Board will have a compensation committee (in addition to an independent audit committee and nominating and corporate governance committee). However, for as long as the “controlled company” exemption is available, the New Redwire Board in the future may not consist of a majority of independent directors and may not have an independent nominating committee or compensation committee. As a result, you may not have the same protections afforded to stockholders of companies that are subject to all NYSE Listing Rules regarding corporate governance.

Subsequent to consummation of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring or impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Redwire and its subsidiaries has identified all material issues or risks associated with Redwire or its subsidiaries, their business or the industry in which they operate and compete. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in us reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or New Redwire. Accordingly, any shareholders of GPAC who choose to remain New Redwire stockholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrantholders to obtain a favorable judicial forum for disputes with our company.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants will be deemed to have notice of and to have consented to the forum provisions in our warrant agreement.

If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder will be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrantholder in any such enforcement action by service upon such warrantholder’s counsel in the foreign action as agent for such warrantholder.

This choice-of-forum provision may limit a warrantholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and the GPAC Board.

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of New Redwire, including those from Redwire, and some of whom may join New Redwire following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New Redwire.

Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our key personnel. We expect New Redwire’s current management to remain in place. We cannot assure you that we will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination.

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New Redwire’s and its subsidiaries’ actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement/ prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Redwire being considered the accounting acquirer in the transaction, the debt obligations and the cash and cash equivalents of Redwire at the closing, and the number of public shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of New Redwire’s future operating or financial performance and New Redwire’s actual financial condition and results of operations may vary materially from New Redwire’s pro forma results of operations and balance sheet contained elsewhere in this proxy statement/ prospectus, including as a result of such assumptions not being accurate. Additionally, the acquisition adjustments could differ materially from the unaudited pro forma adjustments presented in this proxy statement/ prospectus. The unaudited pro forma condensed combined financial information does not give effect to any operating efficiencies or cost savings that may be associated with the transaction. As described in the “Unaudited Pro Forma Condensed Combined Financial Information,” the transaction will be accounted for as a reverse recapitalization.

The ability of our public shareholders to exercise redemption rights with respect to a large number of our public shares may not allow us to complete the most desirable business combination or optimize the capital structure of New Redwire.

At the time of entering into the Merger Agreement, we did not know how many shareholders may exercise their redemption rights, and therefore, we needed to structure the transaction based on our expectations as to the number of shares that will be submitted for redemption. The consummation of the Business Combination is conditioned upon, among other things, (i) the approval of the Condition Precedent Proposals; (ii) the expiration and termination of the applicable waiting period under the HSR Act relating to the transactions contemplated by the Merger Agreement having expired or been terminated; and (iii) the Minimum Closing Cash Condition. Therefore, if our public shareholders exercise with redemption rights with respect to a large number of our public shares, then unless such conditions are waived by Holdings, we may be unable to satisfy such conditions and the merger agreement could terminate and the proposed Business Combination may not be consummated.

The Sponsor, as well as Redwire, our directors, executive officers, advisors and their affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our Class A ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor, Redwire and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the

Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Redwire and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposals, the NYSE Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal are approved by the affirmative vote of holders of at least a majority of the issued ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter, (ii) the Domestication Proposal and the Charter Amendment Proposal are approved by the affirmative vote of holders of at least two-thirds of the issued ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter (iii) the Minimum Closing Cash Condition is met and otherwise limit the number of public shares electing to redeem and (iv) New Redwire’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) are at least $5,000,001 after giving effect to the number of shares that will be submitted for redemption. The Sponsor and each of our officers and directors has, pursuant to the Sponsor Agreement, agreed, among other things, to vote all of their ordinary shares in favor of the Business Combination and the other proposals being presented at the extraordinary general meeting and not to elect to redeem or tender or submit for redemption their ordinary shares in connection with the Business Combination. The Class B ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per share redemption price. Additionally, pursuant to the Voting and Support Agreement, each of Genesis Park and Crescent Park has agreed, among other things, to vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus and not to elect to redeem or tender or submit for redemption their ordinary shares.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

In addition, if such purchases are made, the public “float” of our public shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering).

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be in the best interests of the Company under the circumstances.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.15 per share initially held in the trust account, due to claims of such creditors. In order to protect the amounts held in the trust account, the Sponsor has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduces the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked the Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we may not be able to return to our public shareholders $10.00 per share (which was the offering price in our initial public offering).

Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to our public shareholders.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.15 per share and (ii) the actual amount per share held in the trust account as of the date of the liquidation of the trust account if less than $10.15 per share due to reductions in the value of the trust assets, in each case net of the interest, which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors, in exercising their business judgment and subject to their fiduciary duties, may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to our public shareholders may be reduced below $10.15 per share.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and the GPAC Board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, the GPAC Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. Claims may be brought against us for these reasons.

If we are deemed to be an investment company under the Investment Company Act (as defined herein), we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete our initial business combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities.

•	In addition, we may have imposed upon us certain burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading in securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Our business is to identify and complete an initial business combination and thereafter to operate the post-transaction business or assets for the long term. We do not plan to buy businesses or assets with a view to resale or profit from their resale. We do not plan to buy unrelated businesses or assets or to be a passive investor.

We do not believe that our anticipated principal activities will subject us to the Investment Company Act. To this end, the proceeds held in the trust account may only be invested in U.S. “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. Our initial public offering was not intended for persons who were seeking a return on investments in government securities or investment securities. The trust account is intended as a holding place for funds pending the earliest to occur of: (i) the completion of our initial business combination; (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend our Existing Governing Documents to (A) modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by May 27, 2022 or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; or (iii) absent an initial business combination by May 27, 2022, our return of the funds held in the trust account to our public shareholders as part of our redemption of the public shares. If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete an initial business combination or may result in our liquidation. If we are unable to complete our initial business combination, our public shareholders may receive only approximately $10.15 per share, or less in certain circumstances described herein, on the liquidation of our trust account and our warrants will expire worthless.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of the New Redwire Common Stock held by non-affiliates exceeds $700 million as of any June 30, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares or, after the Business Combination, the shares of New Redwire Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares or, after the Business Combination, the shares of New Redwire Common Stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies. Redwire is not currently a publicly reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and New Redwire management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New Redwire after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of New Redwire Common Stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

The price of New Redwire Common Stock and New Redwire warrants may be volatile.

Upon consummation of the Business Combination, the price of New Redwire Common Stock and New Redwire warrants may fluctuate due to a variety of factors, including:

•	changes in the industries in which New Redwire and its subsidiaries and customers operate;

•	variations in the operating performance of New Redwire and its subsidiaries and the performance of its competitors in general;

•	material and adverse impacts of the COVID-19 pandemic on the markets in which New Redwire and its subsidiaries and customers operate and the broader global economy;

•	actual or anticipated fluctuations in New Redwire’s and its subsidiaries’ quarterly or annual results of operation;

•	publication of research reports by securities analysts about New Redwire or its subsidiaries or competitors or their respective industries or markets;

•	the public’s reaction to New Redwire’s press releases, its other public announcements and its filings with the SEC;

•	New Redwire’s failure or the failure of its competitors to meet analysts’ projections or guidance that New Redwire or its competitors may give to the market;

•	additions and departures of key personnel;

•	changes in laws and regulations affecting the business of New Redwire as a whole or of any of its subsidiaries or customers;

•	commencement of, or involvement in, litigation involving New Redwire or any of its subsidiaries or customers;

•	changes in New Redwire’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of New Redwire Common Stock available for public sale;

•	sales of shares of New Redwire Common Stock by the PIPE Investors; and

•

general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of the New Redwire Common Stock and the warrants regardless of the operating performance of New Redwire and its subsidiaries.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New Redwire Common Stock to drop significantly, even if the business of New Redwire and its subsidiaries is doing well.

Sales of a substantial number of shares of New Redwire Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the New Redwire Common Stock.

It is anticipated that, upon completion of the Business Combination and after giving effect to the surrender and forfeiture of 2,000,000 private placement warrants held by the Sponsor and Jefferies, and subsequent issuance of a number of newly issued warrants to purchase New Redwire Common Stock equal to such surrendered and forfeited private placement warrants to Holdings in the Business Combination, (i) Holdings will own approximately 54.9% of the outstanding New Redwire Common Stock and (ii) the Sponsor will own approximately 6.1% of the outstanding New Redwire Common Stock, in each case, assuming that none of GPAC’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 62.3% and 6.9%, respectively, assuming that 8,004,296 of GPAC’s outstanding public shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the Minimum Closing Cash Condition based on a per share redemption price of $10.15 per share) are redeemed in connection with the Business Combination. These percentages assume that (i) 37,200,000 shares of New Redwire Common Stock are issued to Holdings at the Closing; (ii) 10,000,000 shares of New Redwire

Common Stock are issued to the PIPE Investors in the PIPE Financing; and (iii) no public warrants or private placement warrants to purchase New Redwire Common Stock that will be outstanding immediately following the Closing have been exercised. If the actual facts are different than these assumptions, the ownership percentages in New Redwire will be different.

Although the Sponsor and Holdings will be subject to certain restrictions regarding the transfer of New Redwire Common Stock, these shares may be sold after the expiration of the respective applicable lock-ups under the Sponsor Agreement and the Investor Rights Agreement, respectively. We intend to file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New Redwire Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell such shares.

The public shareholders will experience immediate dilution as a consequence of the issuance of New Redwire Common Stock as consideration in the Business Combination and in the PIPE Financing.

In accordance with the terms and subject to the conditions of the Merger Agreement, at the First Effective Time, (i) the common units of Cosmos issued and outstanding as of immediately prior to the First Effective Time (other than units held by Cosmos as treasury units or owned by GPAC, Merger Sub or Cosmos immediately prior to the First Effective Time (which units will be cancelled for no consideration as part of the First Merger)) will be cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate, the merger consideration comprised of $75,000,000 in cash, 37,200,000 shares of New Redwire Common Stock and 2,000,000 warrants to purchase shares of New Redwire Common Stock, without interest and otherwise in accordance with the terms of the Merger Agreement and (ii) 10,000,0000 shares of New Redwire Common Stock will be issued in connection with the PIPE Financing.

The issuance of additional New Redwire Common Stock will significantly dilute the equity interests of existing holders of GPAC securities, and may adversely affect prevailing market prices of the New Redwire Common Stock and/or the warrants exercisable to purchase New Redwire Common Stock.

Warrants will become exercisable for New Redwire Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

If the Business Combination is completed, outstanding warrants to purchase an aggregate of 15,920,979 shares of New Redwire Common Stock will become exercisable in accordance with the terms of the warrant agreement governing those securities. These warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New Redwire Common Stock will be issued, which will result in dilution to the holders of New Redwire Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the prevailing market prices of the New Redwire Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “—Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment.”

Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment.

The warrants were issued in registered form under a warrant agreement between Continental, as warrant agent, and GPAC. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of New Redwire Common Stock purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the New Redwire Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrantholders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

In addition, we may redeem your warrants at any time after they become exercisable and prior to their expiration at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption for a number of Class A ordinary shares determined based on the redemption date and the fair market value of our Class A ordinary shares. The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants. None of the private placement warrants will be redeemable by us, subject to certain circumstances, so long as they are held by the Sponsor or its permitted transferees.

The NYSE may not list New Redwire’s securities on its exchange, which could limit investors’ ability to make transactions in New Redwire’s securities and subject New Redwire to additional trading restrictions.

An active trading market for New Redwire’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to continue to maintain the listing of our securities on the NYSE, we will be required to demonstrate compliance with the NYSE’s listing requirements. We will apply to have New Redwire’s securities listed on the NYSE upon consummation of the Business Combination. We cannot assure you that we will be able to meet all listing requirements. Even if New Redwire’s securities are listed on the NYSE, New Redwire may be unable to maintain the listing of its securities in the future.

If New Redwire fails to meet the listing requirements and the NYSE does not list New Redwire’s securities on its exchange, the Redwire parties would not be required to consummate the Business Combination. In the event that the Redwire parties elected to waive this condition, and the Business Combination was consummated without the New Redwire securities being listed on the NYSE or on another national securities exchange, New Redwire could face significant material adverse consequences, including:

•	a limited availability of market quotations for New Redwire securities;

•	reduced liquidity for New Redwire securities;

•

a determination that the New Redwire Common Stock is a “penny stock” which will require brokers trading in the New Redwire Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Redwire’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New Redwire securities were not listed on the NYSE, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of the New Redwire Common Stock.

Securities research analysts may establish and publish their own periodic projections for New Redwire and its subsidiaries following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of us, the market price and volume for shares of New Redwire Common Stock could be adversely affected.

We are subject to, and New Redwire will be subject to, changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both GPAC’s costs and the risk of non-compliance and will increase New Redwire’s costs and the risk of non-compliance.

We are and New Redwire will be subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in, and New Redwire’s efforts to comply likely will result in, increased general and administrative expenses and a diversion of management time and attention.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to New Redwire’s disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies, or SPACs (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on November 27, 2020, our warrants were accounted for as equity within our balance sheet, and after discussion and evaluation, we have concluded that our warrants should be presented as liabilities with subsequent fair value remeasurement.

Therefore, GPAC, in consultation with its audit committee, concluded that (i) GPAC’s previously issued audited financial statements as of December 31, 2020 and for the period from July 29, 2020 (inception) through December 31, 2020, as previously reported in its Form 10-K and (ii) certain items on the audited balance sheet dated as of November 27, 2020, as previously reported in a Current Report on Form 8-K filed with the SEC on December 3, 2020 (the “Affected Periods”) should be restated because of a misapplication in the guidance around accounting for certain of our outstanding warrants to purchase ordinary shares and should no longer be relied upon.

Historically, the warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the warrants, based on our application of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40”). The views expressed in the SEC Staff Statement were not consistent with GPAC’s historical interpretation of the specific provisions within its warrant agreement and GPAC’s application of ASC 815-40 to the warrant agreement. We reassessed our accounting for warrants issued on November 27, 2020, in light of the SEC Staff’s published views. Based on this reassessment, we determined that the warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in our Statement of Operations for the Affected Periods.

We have identified a material weakness in our internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As described elsewhere in this proxy statement/prospectus, we identified a material weakness in our internal control over financial reporting related to the accounting for a significant and unusual transaction related to the warrants we issued in connection with our initial public offering. As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of our warrant liabilities, change in fair value of warrant liabilities, additional paid-in capital, accumulated deficit and related financial disclosures for the Affected Periods.

To respond to this material weakness, we have devoted, and plan to continue to devote, significant effort and resources to the remediation and improvement of our internal control over financial reporting. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance these processes to better evaluate our research and understanding of the nuances of the complex accounting standards that apply to our consolidated financial statements. Our plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects. For a discussion of management’s consideration of the material weakness identified related to our accounting for a significant and unusual transaction related to the warrants we issued in connection with our initial public offering, see “Note 2—Restatement of Previously Issued Financial Statements” to the accompanying consolidated financial statements.

Any failure to maintain such internal control could adversely impact our ability to report our financial position and results from operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our business. Failure to timely file will cause us to be ineligible to utilize short form registration statements on Form S-3, which may impair our ability to obtain capital in a timely fashion to execute our business strategies or issue shares to effect an acquisition. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our consolidated financial statements.

We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

Following the issuance of the SEC Staff Statement, GPAC, in consultation with its audit committee, concluded that its previously issued Financial Statements for the Affected Periods should be restated because of a misapplication in the guidance around accounting for certain of our outstanding warrants to purchase ordinary shares and should no longer be relied upon. See “—Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” As part of the restatements, we identified a material weakness in our internal controls over financial reporting.

As a result of such material weakness, the restatements, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatements and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this annual report, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete a business combination.

Any future inquiries from the SEC or NYSE as a result of the restatement of our historical financial statements will, regardless of the outcome, likely consume a significant amount of our resources in addition to those resources already consumed in connection with the restatement itself.

Risks Related to the Consummation of the Domestication

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “GPAC,” “we,” “us” or “our” refers to GPAC prior to the Business Combination and to New Redwire and its subsidiaries following the Business Combination.

The Domestication may result in adverse tax consequences for holders of public shares.

U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—U.S. Holders”) may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of New Redwire Common Stock, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—Non-U.S. Holders” below) may become subject to withholding tax on any dividends paid or deemed paid on shares of New Redwire Common Stock after the Domestication.

Based on, and subject to, the assumptions, qualifications and limitations set forth in the opinion included as Exhibit 8.1 hereto, it is the opinion of Willkie Farr & Gallagher LLP that the Domestication should constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code, as discussed more fully under “U.S. Federal Income Tax Considerations.” However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as GPAC, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the U.S. Internal Revenue Service (“IRS”) or a court considering the issue would take a contrary position. If the Domestication fails to qualify as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations—U.S. Holders”) generally would recognize gain or loss with respect to its public shares or public warrants in an amount equal to the difference, if any, between the fair market value of the New Redwire Common Stock or New Redwire warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its public shares and public warrants surrendered in exchange therefor.

In the case of a transaction, such as the Domestication that should qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code, so qualifies, U.S. Holders will be subject to Section 367(b) of the Code and, as a result: a U.S. Holder who on the day of the Domestication beneficially owns (actually and constructively) public shares with a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of GPAC’s earnings in income in respect of the Domestication; a U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) public shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of our shares entitled to vote and less than 10% or more of the total value of all classes of our shares, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its public shares for shares of New Redwire Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to the public shares held directly by such U.S. Holder; and a U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our shares entitled to vote or 10% or more of the total value of all classes of our shares, will generally be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to the public shares held directly by such U.S. Holder; however, any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code.

In the case of a transaction, such as the Domestication, that should qualify as a “reorganization” under Section 368(a)(1)(F) of the Code, a U.S. Holder of public shares may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its public shares for shares of New Redwire Common Stock pursuant to the Domestication under PFIC, rules of the Code equal to the excess, if any, of the fair market value of the shares of New Redwire Common Stock received in the Domestication over the U.S. Holder’s adjusted tax basis in the corresponding public shares surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “U.S. Federal Income Tax Considerations.”

All holders are urged to consult their tax advisor for the tax consequences of the Domestication to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “U.S. Federal Income Tax Considerations.”

Upon consummation of the Business Combination, the rights of holders of New Redwire Common Stock arising under the DGCL as well as the Proposed Governing Documents will differ from and may be less favorable than the rights of holders of Class A ordinary shares arising under Cayman Islands law as well as our Existing Governing Documents.

Upon consummation of the Business Combination, the rights of holders of New Redwire Common Stock will arise under the Proposed Governing Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Existing Governing Documents and Cayman Islands law and, therefore, some rights of holders of New Redwire Common Stock could differ from the rights that holders of Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that New Redwire becomes involved in costly litigation, which could have a material adverse effect on New Redwire.

In addition, there are differences between the Proposed Governing Documents of New Redwire and the current constitutional documents of GPAC. For a more detailed description of the rights of holders of New Redwire Common Stock and how they may differ from the rights of holders of Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New Redwire are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus, and we urge you to read them.

Delaware law and New Redwire’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Governing Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the New Redwire Board and therefore depress the trading price of New Redwire Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New Redwire Board or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Governing Documents include provisions regarding:

•	a classified board of directors;

•	the ability of stockholders to act by written consent without a meeting so long as Holdings and its permitted transferees beneficially own 50% or more of the voting power of New Redwire;

•

the ability of the New Redwire Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, New Redwire’s directors and officers;

•

the requirement that a special meeting of stockholders may be called only by a majority of the entire New Redwire Board or the Chairman of the New Redwire Board, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of meetings of the New Redwire Board and stockholders;

•

the ability of the New Redwire Board to amend the bylaws, which may allow the New Redwire Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders must comply to nominate candidates to the New Redwire Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New Redwire Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Redwire.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New Redwire Board or management, that stockholders may consider to be in their best interests.

In addition, the Proposed Certificate of Incorporation includes a provision substantially similar to Section 203 of the DGCL, which may prohibit certain stockholders holding 15% or more of New Redwire’s outstanding capital stock from engaging in certain business combinations with us for a specified period of time.

New Redwire’s Proposed Certificate of Incorporation will designate a state or federal court located within the State of Delaware as the sole and exclusive forum for substantially all disputes between New Redwire and its stockholders, which could limit New Redwire’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Redwire or its directors, officers, stockholders, employees or agents.

The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Business Combination, provides that, unless New Redwire consents in writing to the selection of an alternative forum, a state court within the State of Delaware (or, if no state court within the State of Delaware has jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Redwire, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of New Redwire to New Redwire or New Redwire’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or Proposed Bylaws (as either may be amended from time to time), (iv) any action asserting a claim against New Redwire governed by the internal affairs doctrine or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. The forgoing provisions will not apply to any claims arising under the Securities Act and, unless New Redwire consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

Notwithstanding the foregoing, the provisions of Article XI of the Proposed Certificate of Incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America will be the sole and exclusive forum.

These choice of forum provisions in our Proposed Certificate of Incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Redwire or any of New Redwire’s directors, officers or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, New Redwire may incur additional costs associated with resolving such action in other jurisdictions, which could harm the business, results of operations and financial condition of New Redwire and its subsidiaries.

Risks Related to the Redemption

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “GPAC,” “we,” “us” or “our” refers to GPAC prior to the Business Combination and to New Redwire and its subsidiaries following the Business Combination.

Public Shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if: (a) you (i) hold public shares or (ii) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares; (b) you submit a written request to Continental, GPAC’s transfer agent, in which you (i) request that New Redwire redeem all or a portion of your public shares for cash and (ii) identify yourself as the beneficial holder of the public shares; and provide your legal name, phone number and address; and (c) you deliver your public shares to Continental physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a public shareholder’s broker and/or clearing broker, DTC and Continental, GPAC’s transfer agent, will need to act to facilitate this request. It is GPAC’s understanding that public shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because GPAC does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, GPAC’s transfer agent, New Redwire will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For additional information on how to exercise your redemption rights, please see “Extraordinary General Meeting of GPAC—Redemption Rights.”

If a public shareholder fails to receive notice of GPAC’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite GPAC’s compliance with the proxy rules, a public shareholder fails to receive GPAC’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that GPAC is furnishing to holders of public shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. For additional information on how to exercise your redemption rights, please see “Extraordinary General Meeting of GPAC—Redemption Rights.”

GPAC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination with which a substantial majority of GPAC’s shareholders do not agree.

The Existing Governing Documents do not provide a specified maximum redemption threshold, except that GPAC will not redeem public shares in an amount that would cause GPAC’s net tangible assets to be less than $5,000,001 after giving effect to the Business Combination and the PIPE Financing (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

As a result, GPAC may be able to complete the Business Combination even though a substantial portion of public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by GPAC or the persons described above have been entered into with any such investor or holder. GPAC will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be presented at the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, GPAC will require each public shareholder seeking to exercise redemption rights to certify to GPAC whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to GPAC at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which GPAC makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over GPAC’s ability to consummate the Business Combination and you could suffer a material loss on your investment in GPAC if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if GPAC consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. GPAC cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge GPAC’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, GPAC’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a public shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the public shareholder in a better future economic position.

GPAC can give no assurance as to the price at which a public shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business

Combination, may cause an increase in GPAC share price, and may result in a lower value realized now than a public shareholder of GPAC might realize in the future had the public shareholder not redeemed its shares. Similarly, if a public shareholder does not redeem its shares, the public shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a public shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A public shareholder should consult the public shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the GPAC Board will not have the ability to adjourn the extraordinary general meeting to a later date or dates in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The GPAC Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the GPAC Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks if the Domestication and the Business Combination are not Consummated

References in this section to “we,” “us,” and “our” refer to GPAC.

If we are not able to complete the Business Combination with Redwire and not able to complete another business combination by May 27, 2022, as such date may be extended pursuant to our Existing Governing Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.15 per share and our warrants will expire worthless.

If we are not able to complete the Business Combination with Redwire and not able to complete another business combination by May 27, 2022, as such date may be extended pursuant to our Existing Governing Documents we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the GPAC Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.15 per share and our warrants will expire worthless.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

Our public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of a business combination (including the closing of the Business Combination), and then only in connection with those Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of our public shares if we do not complete our initial business combination by May 27, 2022 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, and (iii) the redemption of our public shares if we have not consummated an initial business by May 27, 2022, subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by May 27, 2022, with respect to such public shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of warrants will not have any right to the proceeds held in the trust account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

If we do not consummate an initial business combination by May 27, 2022, our public shareholders may be forced to wait until after May 27, 2022 before redemption from the trust account.

If we are unable to consummate our initial business combination by May 27, 2022 (as such date may be extended pursuant to our Existing Governing Documents), we will distribute the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account will be effected automatically by function of the Existing Governing Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with Cayman Islands law. In that case, investors may be forced to wait beyond May 27, 2022 (as such date may be extended pursuant to our Existing Governing Documents) before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Existing Governing Documents, and only then in cases where investors have sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we do not complete our initial business combination and do not amend our Existing Governing Documents. Our Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through May 27, 2022, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.15 per share, and our warrants will expire worthless.

As of March 31, 2021, we had cash of approximately $1.2 million held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of March 31, 2021, we had total current liabilities of approximately $193,815. The funds available to us outside of the trust account may not be sufficient to allow us to operate until May 27, 2022, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.15 per share on our redemption of the public shares and the public warrants will expire worthless.

EXTRAORDINARY GENERAL MEETING OF GPAC

General

GPAC is furnishing this proxy statement/prospectus to GPAC’s shareholders as part of the solicitation of proxies by the GPAC Board for use at the extraordinary general meeting of GPAC to be held on             , 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to GPAC’s shareholders on or about             , 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides GPAC’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting will be held at the offices of Willkie Farr & Gallagher LLP located at 787 Seventh Avenue, New York, New York 10019 and virtually via the Internet by visiting https://www.cstproxy.com/genesispark/sm2021, at            , Eastern Time, on            , 2021, unless the extraordinary general meeting is adjourned. Due to public health concerns regarding the COVID-19 pandemic, and the importance of ensuring the health and safety of GPAC directors, officers, employees and shareholders, GPAC shareholders are encouraged to attend the extraordinary general meeting virtually via the Internet.

Purpose of the GPAC Extraordinary General Meeting

At the extraordinary general meeting, GPAC is asking holders of ordinary shares to consider and vote upon:

•	a proposal to approve by ordinary resolution and adopt the Merger Agreement, including the Mergers, and the other transactions contemplated thereby;

•	a proposal to approve by special resolution the Domestication;

•

a proposal to approve by special resolution that the Existing Governing Documents be amended and restated by the deletion in their entirety and the substitution in their place the Proposed Certificate of Incorporation and the Proposed Bylaws;

•	the following four (4) separate proposals to approve by non-binding, advisory resolution to approve certain features of the Proposed Certificate of Incorporation and Proposed Bylaws:

•

to authorize the change in the authorized share capital of GPAC from US$25,200 divided into (i) 230,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 2,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of New Redwire Common Stock and 100,000,000 shares of New Redwire Preferred Stock;

•

to authorize the New Redwire Board to issue all or any shares of New Redwire Preferred Stock in one or more series and to fix for each such series such voting powers, designations, preferences and rights and such qualifications, limitations or restrictions thereof, as may be determined by the New Redwire Board and as may be permitted by the DGCL;

•

that the removal of the ability of New Redwire stockholders to take action by written consent in lieu of a meeting from and after the time that Holdings and its permitted transferees no longer beneficially own a majority of the voting power of the then-outstanding shares of capital stock of New Redwire be approved; and

•

to amend and restate the Existing Governing Documents and authorize all other changes necessary or, as mutually agreed in good faith by GPAC and Redwire, desirable in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents as part of the Domestication.

•	a proposal to approve by ordinary resolution the issuance shares of New Redwire Common Stock in connection with the Business Combination and the PIPE Financing pursuant to NYSE Listing Rule 312.03;

•	a proposal to approve and adopt by ordinary resolution the Incentive Equity Plan;

•	a proposal to approve and adopt by ordinary resolution the ESPP; and

•

a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

Recommendation of the GPAC Board

The GPAC Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interests of GPAC and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the separate Governing Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of GPAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of GPAC and its shareholders and what they may believe is best for New Redwire or themselves in determining to recommend that shareholders vote for the proposals. In addition, GPAC’s directors and executive officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a shareholder in GPAC. See the section entitled “Business Combination Proposal— Interests of GPAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

GPAC shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on August 2, 2021, which is the record date for the extraordinary general meeting (the “Record Date”). Shareholders will have one vote for each ordinary share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. GPAC warrants do not have voting rights. As of the close of business on the Record Date, there were 20,472,028 ordinary shares issued and outstanding, of which 16,377,622 were issued and outstanding public shares.

Quorum

A quorum of GPAC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the Record Date, 10,236,015 ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to GPAC but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal or any of the other Condition Precedent Proposals.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting on such matter, vote on such matter.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and who vote on such matter.

The approval of the Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and who vote on such matter.

The approval of each of the Governing Documents Proposals will be sought as an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting on such matter, vote at the extraordinary general meeting. Because the vote on the Governing Documents Proposals are advisory only, they will not be binding.

The approval of the NYSE Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting on such matter, vote on such matter.

The approval of the Incentive Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting on such matter, vote on such matter.

The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting on such matter, vote on such matter.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting on such matter, vote on such matter.

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the NYSE Proposal and the Incentive Equity Plan Proposal (collectively, the “Condition Precedent Proposals”) is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Governing Documents Proposals and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.

Voting Your Shares

Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares at the extraordinary general meeting:

•

You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the GPAC Board “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the separate Governing Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•

You can attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. You can also attend the extraordinary general meeting virtually. If you want to vote virtually at the extraordinary general meeting, you must register in advance at the GPAC meeting website. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way GPAC can be sure that the broker, bank or nominee has not already voted your shares. See “Questions and Answers for Shareholders of GPAC—How do I attend a virtual extraordinary general meeting?”

Revoking Your Proxy

If you are a GPAC shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify GPAC’s Chief Financial Counsel in writing before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali, GPAC’s proxy solicitor, by calling (800)-662-5200 or banks and brokers can call collect at (203)-658-9400, or by emailing GNPK.info@investor.morrowsodali.com.

Redemption Rights

Pursuant to the Existing Governing Documents, a public shareholder may request that New Redwire redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if:

(a)

you (i) hold public shares or (ii) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(b)

you submit a written request to Continental in which you (i) request that New Redwire redeem all or a portion of your public shares for cash and (ii) identify yourself as the beneficial holder of the public shares; and provide your legal name, phone number and address; and

(c)	you deliver your public shares to Continental, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on             , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, GPAC’s transfer agent, directly and instruct Continental to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal.

If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, GPAC’s transfer agent, New Redwire will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of the Record Date, this would have amounted to approximately $10.15 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New Redwire Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of New Redwire Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, GPAC’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that GPAC’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, GPAC’s transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, GPAC’s transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, GPAC’s transfer agent, at least two business days prior to the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such excess public shares would be converted into the merger consideration in connection with the Business Combination.

The Sponsor and each of our officers and directors has, pursuant to the Sponsor Agreement, agreed, among other things, to vote all of their ordinary shares in favor of the Business Combination and the other proposals being presented at the extraordinary general meeting and not to elect to redeem or tender or submit for redemption their ordinary shares in connection with the Business Combination, and the Class B ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per share redemption price. Additionally, each of Genesis Park II LP (“Genesis Park”) and certain funds managed by Crescent Park Management, L.P (“Crescent Park” and such funds, the “Crescent Park Funds”) has, pursuant to their respective Voting and Support Agreement entered into with Cosmos and Holdings, agreed, among other things, to vote all of the ordinary shares held by Genesis Park and the Crescent Park Funds, respectively, in favor of the Business Combination and the other proposals being presented at the extraordinary general meeting and not to elect to redeem or tender or submit for redemption their ordinary shares in connection with the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor, Genesis Park, the Crescent Park Funds and our officers and directors collectively own approximately 38.0% of the issued and outstanding ordinary shares of GPAC. For more information related to the Sponsor Agreement and Voting and Support Agreements, see “Business Combination Proposal—Related Agreements—Sponsor Agreement” and “—Voting and Support Agreements” in the accompanying proxy statement/prospectus. Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of public shares on the Record Date was $10.04. For illustrative purposes, as of the Record Date, funds in the trust account plus accrued interest thereon totaled approximately $166.29 million or $10.15 per issued and outstanding public share.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. GPAC cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither our shareholders nor our warrantholders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation Costs

GPAC is soliciting proxies on behalf of the GPAC Board. This solicitation is being made by mail but also may be made by telephone or in person. GPAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. GPAC will bear the cost of the solicitation.

GPAC has hired Morrow to assist in the proxy solicitation process. GPAC will pay that firm a fee of $30,000 plus disbursements. Such fee will be paid with non-trust account funds.

GPAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. GPAC will reimburse them for their reasonable expenses.

Sponsor Transactions

As of the date of this proxy statement/prospectus, there are 20,472,028 ordinary shares issued and outstanding, which includes an aggregate of 4,094,406 Class B ordinary shares held by the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 15,920,979 warrants, comprised of 7,292,541 private placement warrants held by the Sponsor, 439,627 private placement warrants held by Jefferies and 8,188,811 public warrants.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor, Cosmos, Holdings and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals.

Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Redwire and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposals, the NYSE Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal are approved by the affirmative vote of holders of at least a majority of the issued ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter, (ii) the Domestication Proposal and the Charter Amendment Proposal are approved by the affirmative vote of holders of at least two-thirds of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and who vote on such matter, (iii) the Minimum Closing Cash Condition is met and otherwise limit the number of public shares electing to redeem and (iv) New Redwire’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) are at least $5,000,001 after giving effect to the Business Combination and the PIPE Financing.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BUSINESS COMBINATION PROPOSAL

Overview

We are asking our shareholders to adopt and approve the Merger Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). GPAC shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. For additional information and a summary of certain terms of the Merger Agreement, please see “—Certain Agreements Related to the Business Combination” below. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal. The descriptions of the Merger Agreement and the related agreements and the transactions contemplated thereby are qualified in their entirety by reference to the full text of the Merger Agreement and the related agreements that are filed with this proxy statement/prospectus.

Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of holders of at least a majority of the issued ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter.

Certain Agreements Related to the Business Combination

The Merger Agreement

The summary of the material provisions of the Merger Agreement set forth below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and which is incorporated by reference in this proxy statement/prospectus. All stockholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the business combination.

Closing and Effective Time of the Business Combination

The closing of the Business Combination (the “Closing”) will take place promptly following the satisfaction or waiver of the conditions described below under the subsection entitled “Conditions to Closing,” but in no event prior to June 3, 2021, unless GPAC, Holdings and Cosmos agree in writing to another time. The Business Combination is expected to be consummated promptly after the approval of GPAC’s shareholders at an extraordinary general meeting of such shareholders described in this proxy statement/prospectus.

At the Closing, promptly following the consummation of the Domestication: (i) Merger Sub will merge with and into Cosmos (the “First Merger”), with Cosmos as the surviving company in the First Merger, and after giving effect to the First Merger, Cosmos will be a wholly-owned subsidiary of New Redwire (the time that the First Merger becomes effective being referred to as the “First Effective Time”) and (ii) immediately following the First Effective Time, Cosmos will merge with and into New Redwire (the “Second Merger” and together with the First Merger, the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”), with New Redwire as the surviving entity in the Second Merger. After giving effect to the Mergers, New Redwire will be the direct or indirect parent company for each of the direct and indirect subsidiaries of Cosmos prior to the Mergers. In this proxy statement/prospectus, we refer to the Domestication and the Transactions, collectively, as the “Business Combination” and “New Redwire” refers to GPAC after giving effect to the Business Combination.

Merger Consideration

In accordance with the terms and subject to the conditions of the Merger Agreement, at the First Effective Time, the common units of Cosmos issued and outstanding as of immediately prior to the First Effective Time (other than units held by Cosmos as treasury units or owned by GPAC, Merger Sub or Cosmos immediately prior to the First Effective Time (which units will be cancelled for no consideration as part of the First Merger)) will be cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate, the merger consideration comprised of $75,000,000 in cash, 37,200,000 shares of New Redwire Common Stock and 2,000,000 warrants to purchase shares of New Redwire Common Stock, without interest and otherwise in accordance with the terms of the Merger Agreement.

Representations and Warranties

The Merger Agreement contains representations and warranties of Cosmos relating, among other things, to:

•	corporate organization;

•	subsidiaries;

•	the authorization, performance and enforceability of the Merger Agreement and the related transaction agreements;

•	no conflict;

•	consent, approval or authorization of governmental authorities;

•	ownership of Cosmos units;

•	capitalization of subsidiaries;

•	financial statements;

•	absence of undisclosed liabilities;

•	litigation and proceedings;

•	compliance with laws;

•	contracts and absence of defaults;

•	benefit plans;

•	labor matters;

•	taxes;

•	insurance;

•	permits;

•	real and personal property;

•	intellectual property and IT security;

•	environmental matters;

•	absence of material adverse effect and certain changes;

•	brokers’ fees;

•	government contracts;

•	related party transactions;

•	sanctions and international trade compliance;

•	anti-corruption; and

•	information supplied for inclusion in this proxy statement/prospectus.

The Merger Agreement contains representations and warranties of Holdings relating, among other things, to:

•	corporate organization;

•	the authorization, performance and enforceability of the Merger Agreement and the related transaction agreements;

•	no conflict;

•	litigation and proceedings; and

•	current capitalization.

The Merger Agreement contains representations and warranties of GPAC and Merger Sub relating, among other things, to:

•	corporate organization;

•	the authorization, performance and enforceability of the Merger Agreement and the related transaction agreements;

•	no conflict;

•	litigation and proceedings;

•	consent, approval or authorization of governmental authorities;

•	financial ability and trust account;

•	brokers’ fees;

•	proper filing of documents with the SEC, financial statements and compliance with the Sarbanes-Oxley Act;

•	absence of undisclosed liabilities;

•	business activities;

•	tax matters;

•	capitalization;

•	NYSE listing;

•	PIPE Financing;

•	sponsor agreement;

•	voting and support agreements;

•	related party transactions;

•	Investment Company Act of 1940;

•	interest in competitors; and

•	no foreign person(s).

Covenants

The parties have each agreed to use commercially reasonable efforts to obtain certain required consents and approvals so long as any consents required pursuant to any material contract of Cosmos or any of its subsidiaries is not otherwise terminable at will, for convenience or upon or after notice of termination is provided by a party thereto. The parties have also agreed to take such other actions as may be reasonably necessary to satisfy the conditions of the other parties as set forth in the Merger Agreement or to otherwise comply with the Merger Agreement and to consummate the Business Combination as soon as practicable.

Prior to the Closing, Cosmos has agreed to, and cause its subsidiaries to, use commercially reasonable efforts to operate its business in the ordinary course of business, maintain its goodwill and relationships with customers, suppliers, employees and other material business relations and to continue to accrue and collect accounts receivables, accrue and pay accounts payable and other expenses as well as establish reserves for uncollectible accounts in accordance with past practices, in each case, including recent past practice in light of the current COVID-19 pandemic.

Cosmos, Holdings and GPAC have agreed that, unless otherwise required or permitted under the Merger Agreement, required by law and subject to certain disclosed exceptions, neither Cosmos nor its subsidiaries will take, among others, the following actions during the interim period between signing of the Merger Agreement and the Closing without the prior written consent of GPAC (which consent will not be unreasonably conditioned, withheld, delayed or denied):

•	change or amend its or its subsidiaries’ certificate of formation or incorporation, limited liability company agreement, bylaws or other organizational documents, except as otherwise required by law;

•

make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned subsidiary of Cosmos to Cosmos or any other wholly owned subsidiaries of Cosmos;

•	enter into, assume, assign, amend or modify any material term of or terminate any collective bargaining or similar agreement of Cosmos or any of its subsidiaries;

•

issue, deliver, sell, transfer, pledge, dispose of, authorize or place any lien (other than a permitted lien) on any shares of capital stock or any other securities of Cosmos or any of its subsidiaries;

•	issue or grant any options, warrants or other rights to purchase or obtain any shares of capital stock or any other securities of Cosmos;

•	subject to certain exceptions, sell, assign, transfer, convey, lease, license, abandon, allow to lapse of expire, subject to or grant any lien on any material assets, rights or properties;

•

(i) cancel or compromise any material claim or material indebtedness owed to Cosmos or any of its subsidiaries, (ii) settle any pending or threatened action or proceeding (a) if such settlement would require payment by Cosmos in an amount greater than $500,000, (b) to the extent such settlement includes an agreement to accept or concede injunctive relief or (c) to the extent such settlement involves a governmental authority or alleged criminal wrongdoing, or (iii) agree to modify in any respect materially adverse to Cosmos and its subsidiaries any confidentiality or similar Contract to which Cosmos or any of its subsidiaries are a party;

•

except as otherwise required by law or the terms of any existing company benefit plan, policy or contract of Cosmos or its subsidiaries as in effect as on the date of the Merger Agreement, (i) increase the compensation or benefits of any employee, officer, director or consultant of Cosmos or any of its subsidiaries except for ordinary course increases in annual salary, hourly wage rates, or bonus opportunity for 2021 for all employees that do not exceed, in the aggregate, 4% of the aggregate salary, hourly wages or bonus amounts paid by Cosmos and its subsidiaries as of the date of the Merger Agreement in respect of calendar year 2021, (ii) make any grant of any severance, retention or termination payment to any person, except in connection with the promotion, hiring or firing of any employee in the ordinary course of business consistent with past practice, (iii) hire or engage any employee or service provider having an annual base salary in excess of $200,000 or (iv) except in the ordinary course of business or as required by the terms of any existing company benefit plan or policy, establish, adopt, enter into, amend in any material respect or terminate any company benefit plan or policy; (v) terminate (other than for Cause) any employee with an annual base salary of more than $200,000; (vi) accelerate the vesting or payment of any compensation or benefits of any employee, except in connection with the termination of any employee in the ordinary course of business, (vii) fund any payments or benefits that are payable or to be provided under any company benefit plan,

(viii) make any loan to any employee (other than advancement of expenses in the ordinary course of business), or (ix) enter, amend or terminate any collective bargaining agreement or similar agreement with a labor union or labor organization;

•

other than transactions between or among Cosmos and its subsidiaries, or between and/or among Cosmos’ subsidiaries, acquire (by merger, consolidation, acquisition of a substantial portion of stock or assets or otherwise), directly or indirectly, any material portion of assets, securities, properties or businesses;

•

make any loans or advance any money or other property to any third party, except for certain advances to employees or officers, prepayments and deposits paid to suppliers of Cosmos and its subsidiaries and trade credit extended to customers of Cosmos or any of its subsidiaries, in each case, in the ordinary course of business;

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enter into, assume, assign, amend or modify any material term or terminate certain types of contracts of Cosmos and its subsidiaries or any real property lease, other than in the ordinary course of business;

•	redeem, purchase or otherwise acquire, any equity interests (convertible or otherwise) of Cosmos or any of its subsidiaries;

•	adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any equity interests or securities of Cosmos or any of its subsidiaries;

•

make any change in its accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of Cosmos and its subsidiaries, other than as may be required by applicable law or GAAP;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Cosmos or any of its subsidiaries;

•

make or change any material tax election, adopt or change any material accounting method with respect to taxes, file any amended material tax return, settle or compromise any material tax liability, enter into any material closing agreement with respect to any material tax, surrender any right to claim a material refund of taxes or consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment other than in the ordinary course, or enter into any tax sharing or tax indemnification agreement (except, in each case, for such agreements that are commercial contracts not primarily relating to taxes);

•

directly or indirectly incur or modify in any material respect the terms of, any indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for indebtedness (other than indebtedness under the Adams Street Credit Agreement) or capital leases entered into in the ordinary course of business);

•	voluntarily fail to maintain in full force and effect material insurance policies covering Cosmos and its subsidiaries in a form and amount consistent with past practices;

•

enter into any transaction or materially amend any existing agreement with any person that, to the knowledge of Cosmos, is an affiliate of Redwire, Cosmos or its subsidiaries subject to certain exclusions, including ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of Cosmos or its subsidiaries and excluding transaction between or among Cosmos or any of its subsidiaries;

•	enter into any contract that materially restricts Cosmos or its subsidiaries to engage or compete in any line of business or enter into any new line of business;

•	make any capital expenditures that exceed $1,000,000 in the aggregate other than as consistent with Cosmos’s annual capital expenditures budget for periods following March 25, 2021; or

•	terminate or fail to renew (to the extent renewable) any material permit which is necessary for the operation of Cosmos and its subsidiaries in the ordinary course of business;

•	or enter into any agreement, or otherwise become obligated, to do any of the foregoing.

Cosmos, Holdings and GPAC have agreed that, unless otherwise required or permitted under the Merger Agreement, and subject to certain disclosed exceptions, neither GPAC nor its subsidiaries will take the following actions during the interim period between signing of the Merger Agreement and the Closing, among others, without the prior written consent of Cosmos (which consent will not be unreasonably conditioned, withheld, delayed or denied, except in certain cases as described in the Merger Agreement as to which Cosmos’s consent may be granted or withheld in its sole discretion):

•	change, modify or amend GPAC’s trust agreement or organizational documents or the organizational documents of Merger Sub;

•

declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding shares or capital stock (as applicable) of, or other equity interests in, GPAC; split, subdivide, combine, consolidate, convert or reclassify any shares or capital stock (as applicable) of, or other equity interests in, GPAC; other than in connection with the GPAC Stockholder Redemption (as defined in the Merger Agreement) or as otherwise required by GPAC’s organizational documents in order to consummate the Business Combination, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares or capital stock (as applicable) of, or other equity interests in, GPAC;

•

make, change or revoke any material income tax election, adopt or change any material accounting method with respect to taxes, file any amended material tax return, settle or compromise any material tax liability, enter into any material closing agreement with respect to any material tax, surrender any right to claim a material refund of taxes or consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment other than in the ordinary course of business, or enter into any tax sharing or tax indemnification agreement (except, in each case, for such agreements that are commercial contracts not primarily relating to taxes);

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enter into, renew or amend in any material respect, any transaction or contract with an affiliate of GPAC (including (i) the Sponsor or anyone related by blood, marriage or adoption to any sponsor and (ii) any Person in which any sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•

waive, release, compromise, settle (or make any settlement or similar offer) or satisfy any pending or threatened material claim, action or proceeding or compromise or settle (or make any settlement or similar offer) any liability;

•	incur, guarantee or otherwise become liable for any indebtedness;

•

offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any shares or capital stock of (as applicable), other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, GPAC or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than the (i) issuance of New Redwire Common Stock in connection with the exercise of any warrants outstanding on the date of the Merger Agreement, or (ii) issuance of New Redwire Common Stock at not less than $10.00 per share on the terms set forth in the Subscription Agreements; or

•	amend, modify or waive any of the terms or rights set forth in, any warrant or the GPAC Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein.

The Merger Agreement also contains additional covenants of the parties, including, among other things, covenants providing for:

•

the parties to prepare and file this proxy statement/prospectus and to solicit proxies from GPAC stockholders to vote on the proposals that will be presented for consideration at the extraordinary general meeting;

•	compliance with the notification and reporting requirements under the HSR Act;

•	waiver of claims to the trust account;

•	mutual exclusivity during the interim period between signing of the Merger Agreement and the Closing or termination of the Merger Agreement;

•	each party to take certain actions to effect the intended tax treatment of the Business Combination;

•	the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;

•	customary indemnification of, and provision of insurance with respect to, former and current officers and directors of GPAC and Cosmos and each of their respective subsidiaries;

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GPAC to use its reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein;

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GPAC to take all actions and do all things necessary, proper or advisable to satisfy on a timely basis all conditions and covenants applicable to GPAC in the Sponsor Agreement and the Forfeiture Agreement and to enforce its rights under each such agreement;

•	GPAC to use its reasonable best efforts to ensure GPAC remains listed as a public company on, and for shares of New Redwire Common Stock and warrants to be listed on, the NYSE;

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GPAC, upon the satisfaction of certain conditions, (i) to cause the documents, opinions and notices required to be delivered to the trustee pursuant to the trust agreement to be so delivered, including providing the trustee with that certain trust termination letter (“Trust Termination Letter”) and (ii) to use its reasonable best efforts to cause the Trustee to distribute the trust account as directed in the Trust Termination Letter.

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GPAC to take all commercially reasonable steps as may be required to cause any acquisition or disposition of New Redwire Common Stock that occurs or is deemed to occur by reason of or pursuant to the Business Combination by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to GPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•

GPAC from signing of the Merger Agreement to the Closing to take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and not take any action that would cause GPAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act;

•

GPAC to approve and, subject to approval of the shareholders of GPAC, adopt (i) a management incentive equity plan as mutually agreed by GPAC and Cosmos prior to the Closing reserving an amount of shares of New Redwire Common Stock for grant thereunder equal to ten percent and a half (10.5%) of the fully diluted equity of New Redwire and providing that the number of shares of New Redwire Common Stock reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to two percent (2%) of the shares of New Redwire Common Stock outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the New Redwire Board. Prior to the Closing Date; and (ii) an employee stock purchase plan, the proposed form and terms of which will be prepared and delivered by GPAC to Cosmos and will be mutually agreed by GPAC and Cosmos prior to the Closing Date;

•	GPAC to prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to announce the execution of the Merger Agreement and the Closing; and

•	GPAC to cause the Domestication to become effective.

In addition, the Merger Agreement expressly permits Cosmos, Holdings and any of their respective subsidiaries or affiliates to purchase shares of GPAC’s common stock, whether privately or in the open market. If Cosmos, Holdings or any of their respective subsidiaries or affiliates were to so purchase public shares prior to the record date, they would be required at the extraordinary general meeting to vote such shares in favor of each of the Condition Precedent Proposals and, consequently, could influence the approval of such proposals.

Conditions to Closing of the Business Combination

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General Conditions. Consummation of the Business Combination is conditioned on the approval of the Condition Precedent Proposals, as described in this proxy statement/prospectus. In addition, the consummation of the Business Combination is conditioned upon, among other things:

•	the early termination or expiration of the waiting period under the HSR Act;

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no statute, law, ordinance, rule, regulation or governmental order, in each case, entered by or with any governmental authority, is in effect and enjoins or prohibits the consummation of the Business Combination or has the effect of making the transactions contemplated by the Business Combination illegal;

•	GPAC having at least $5,000,001 of net tangible assets remaining after redemptions by GPAC stockholders;

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the Domestication having been completed in accordance with the terms of the Merger Agreement and the filing with the Delaware Secretary of State of the Proposed Certificate of Incorporation attached to this proxy statement/prospectus as Annex C and the approval by GPAC of the adoption of the Proposed Bylaws attached to this proxy statement/prospectus as Annex D;

•	the approval of GPAC stockholders to certain matters; and

•	the shares of New Redwire Common Stock to be issued in connection with the First Merger being approved for listing on the NYSE, subject to official notice of issuance.

•	GPAC’s Conditions to Closing. The obligations of GPAC and Merger Sub to consummate the Business Combination also are conditioned upon, among other things:

•	the accuracy of the representations and warranties of Cosmos and Holdings (subject to customary bring-down standards);

•	the covenants of Cosmos and Holdings having been performed in all material respects;

•	no material adverse effect having occurred since the date of the Merger Agreement that is continuing;

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the receipt by GPAC of a certificate from Cosmos signed by an officer thereof certifying (solely with respect to Cosmos), to such officer’s knowledge and belief, as to the matters set forth in the preceding three bullet points of this paragraph; and

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the receipt by GPAC of a certificate from Holdings signed by an officer thereof certifying (solely with respect to Holdings), to such officer’s knowledge and belief, as to the matters set forth in the first and second bullet points of this paragraph.

•	Cosmos’ and Holdings’ Conditions to Closing. The obligations of Cosmos and Holdings to consummate the Business Combination also are conditioned upon, among other things:

•	the accuracy of the representations and warranties of GPAC and Merger Sub (subject to customary bring-down standards);

•	the covenants of GPAC and Merger Sub under the Merger Agreement and of the Sponsor under the Sponsor Agreement having been performed in all material respects;

•	there being at least $185,000,000 of Minimum Available Closing Cash;

•	no acquiror material adverse effect having occurred since the date of the Merger Agreement that is continuing; and

•

the receipt by Holdings and Cosmos of a certificate from GPAC signed by an officer thereof certifying, to such officer’s knowledge and belief, as to the matters set forth in the first three bullet points of this paragraph.

Waiver

Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under the Merger Agreement. Notwithstanding the foregoing, pursuant to GPAC’s current certificate of incorporation, GPAC cannot consummate the proposed business combination if it has less than $5,000,001 of net tangible assets remaining after the closing.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for GPAC and what he may believe is best for himself in determining whether or not to grant a waiver in a specific situation.

Termination

The Merger Agreement may be terminated and the Business Combination abandoned, but not later than the Closing, as follows:

•	by mutual written consent of GPAC and Cosmos;

•

by GPAC if the transactions contemplated by the Merger Agreement are not consummated on or before September 25, 2021 (the “Termination Date”), which may be automatically extended in the event that any action or legal proceeding for specific performance or other equitable relief by Holdings or Cosmos with respect to the Merger Agreement or related transaction agreements or otherwise with respect to the Business Combination is commenced or pending on or before September 25, 2021 until 30 days following the date on which a final, non-appealable order or judgment has been entered with respect to such action or legal proceeding, provided that GPAC’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Termination Date;

•

by Cosmos if the Business Combination is not consummated on or before September 25, 2021, which may be automatically extended in the event that any action or legal proceeding for specific performance or other equitable relief by GPAC or Merger Sub with respect to the Merger Agreement or the related transaction agreements or otherwise with respect to the Business Combination is commenced or pending on or before September 25, 2021 until 30 days following the date on which a final, non-appealable order or judgment has been entered with respect to such action or legal proceeding, provided that Cosmos’s and/or Holdings’ failure to fulfill any obligation under the Merger Agreement or related transaction agreements is not the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Termination Date;

•

by either GPAC or Cosmos if the other party (or, in the case of GPAC, if Cosmos and Holdings) has breached any of its or their covenants, agreements, representations or warranties which would cause the conditions to Closing not to be satisfied and has not cured its breach, if curable, within thirty days of an intent to terminate, provided that the terminating party’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Termination Date or any extension thereof;

•	by either GPAC or Cosmos if a final, non-appealable governmental order or a statute, rule or regulation permanently enjoins or prohibits consummation of the Business Combination; or

•

by either GPAC or Cosmos if stockholder approval of the Condition Precedent Proposals is not obtained at the GPAC extraordinary general meeting (subject to any adjournment or postponement thereof), provided that GPAC is not entitled to terminate on these grounds if, at the time of such termination, GPAC is in material breach of certain obligations with respect to this proxy statement/prospectus and the stockholders’ meeting.

Effect of Termination

In the event of proper termination by either GPAC or Cosmos, the Merger Agreement will become void and have no effect (other than with respect to certain surviving obligations specified in the Merger Agreement), without any liability on the part of any party thereto or its respective affiliates, officers, directors, employees or stockholders, other than liability of any party thereto for any intentional and willful breach of the Merger Agreement by such party occurring prior to such termination.

Fees and Expenses

All fees and expenses incurred in connection with the Merger Agreement and the related transaction agreements will be paid by the party incurring such expenses; provided that, if the Closing occurs, GPAC shall bear and pay all of its transaction expenses and all transaction expenses of or payable by Holdings, Cosmos and its subsidiaries; provided, that 50% of any filing or other fee payable in connection with the filings required under the HSR Act or securities laws will be borne by Cosmos and 50% will be borne by GPAC.

Amendments

The Merger Agreement may be amended by the parties thereto at any time by execution of a duly authorized agreement in writing executed on behalf of each of the parties in the same manner as the Merger Agreement and which makes reference to the Merger Agreement. GPAC would file a Current Report on Form 8-K and issue a press release to disclose any amendment to the Merger Agreement entered into by the parties. If such amendment is material to investors, a proxy statement/prospectus supplement would also be sent to holders of GPAC common stock as promptly as practicable.

Governing Law; Consent to Jurisdiction

The Merger Agreement is governed by the laws of the State of Delaware (except that the Cayman Islands Companies Act also applies to the Domestication). The parties to the Merger Agreement have irrevocably submitted to the exclusive jurisdiction of federal and state courts the State of Delaware.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The Sponsor Agreement is attached hereto as Annex E, the form of Subscription Agreement is attached hereto as Annex F, the forms of Voting and Support Agreements are attached hereto as Annex G, the Investor Rights Agreement is attached hereto as Annex H and the Warrant Forfeiture Agreement is attached hereto as Annex I. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

PIPE Financing

Concurrently with the execution of the Merger Agreement, GPAC has entered into the Subscription Agreements with each of the PIPE Investors pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and GPAC has agreed to issue and sell to the PIPE Investors, following the Domestication, an aggregate of 10,000,000 shares of New Redwire Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $100,000,000. The shares of New Redwire Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. GPAC will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the closing of the Business Combination.

Investor Rights Agreement

On March 25, 2021, in connection with the execution of the Merger Agreement, GPAC, the Sponsor, Genesis Park, Holdings and Jefferies entered into an Investor Rights Agreement to, among other things, set forth their agreements with respect to certain governance matters, registration rights and lock-up periods from and after the Closing. The following summary of the Investor Rights Agreement is qualified by reference to the complete text of the Investor Rights Agreement, a copy of which is attached as Annex H to this proxy statement/ prospectus. All shareholders are encouraged to read the Investor Rights Agreement in its entirety for a more complete description of the terms and conditions thereof.

Governance Matters. Pursuant to the Investor Rights Agreement, at and following the Closing, the New Redwire Board will be comprised of seven directors, of which (i) Holdings and certain of its affiliates (the “Partners”) will have the right to nominate five of such directors, three of whom will be independent directors, and (ii) the Sponsor and certain of its affiliates will have the right to nominate two of such directors, one of whom will be an independent director.

The Partners’ right to designate directors to the New Redwire Board at and after the Closing is subject to their beneficial ownership of New Redwire Common Stock as compared to the New Redwire Common Stock beneficially owned by the Partners on the Closing Date. If the Partners own beneficially: (i) 50% or greater of such shares of New Redwire Common Stock beneficially owned by the Partners on the Closing, the Partners will have the right to nominate five directors; (ii) less than 50% but greater than or equal to 42.5% of such shares of New Redwire Common Stock beneficially owned by the Partners on the Closing, the Partners will have the right to nominate four directors; (iii) less than 42.5% but greater than or equal to 25% of such shares of New Redwire Common Stock beneficially owned by the Partners on the Closing, the Partners will have the right to nominate three directors; (iv) less than 25% but greater than or equal to 10% of such shares of New Redwire Common Stock beneficially owned by the Partners on the Closing Date, the Partners will have the right to nominate two directors; (v) less than 10% but greater than or equal to 5% of such shares of New Redwire Common Stock beneficially owned by the Partners on the Closing, the Partners will have the right to nominate one director; and (vi) less than 5% of such shares of New Redwire Common Stock beneficially owned by the Partners on the Closing, they will not have the right to nominate any directors. For so long as the Partners beneficially own greater than 50% of the New Redwire Common Stock beneficially owned by the Partners on the Closing, the Partners will be entitled to designate one of their directors as the chairman of the New Redwire Board.

The Sponsor’s right to designate directors to the New Redwire Board is subject to the Sponsor’s (and its permitted transferees’) beneficial ownership of New Redwire Common Stock as compared to the New Redwire Common Stock beneficially owned by the Sponsor on the Closing Date. If the Sponsor (and its permitted transferees) owns beneficially: (i) 50% or greater of such shares of New Redwire Common Stock beneficially owned by the Sponsor on the Closing, the Sponsor will have the right to nominate two directors; (ii) less than 50% but greater than or equal to 25% of such shares of New Redwire Common Stock as are beneficially owned by the Sponsor on the Closing, the Sponsor will have the right to nominate one director; and (iii) less than 25% of such shares of New Redwire Common Stock as are beneficially owned by the Sponsor on the Closing, the Sponsor will not have the right to nominate any directors.

At and following the Closing, each of the Sponsor and the Partners have agreed with GPAC to take all necessary action to cause the directors initially nominated pursuant to the foregoing to be divided into three classes of directors, with each class serving for staggered three year terms as follows: (i) the Class I directors consisting of two directors nominated by the Partners; (ii) the Class II directors consisting of one director nominated by the Sponsor and two directors nominated by the Partners; and (iii) the Class III directors consisting of one director nominated by the Sponsor and one director nominated by the Partners. The Investor Rights Agreement further provides that (A) the initial term of the Class I directors will expire immediately following New Redwire’s 2022 annual meeting of stockholders at which directors are elected, (B) the initial term of the Class II directors will expire immediately following New Redwire’s 2023 annual meeting of stockholders at which directors are elected and (C) the initial term of the Class III directors will expire immediately following New Redwire’s 2024 annual meeting at which directors are elected. GPAC has agreed to take all necessary action to (i) include in the slate of directors recommended by New Redwire to its stockholders the number of directors from each of the Partners and the Sponsor that will result in each of the Partners and the Sponsor having a number of directors, if elected, that is consistent with the foregoing provisions and (ii) apportion the directors nominated by the Partners and the Sponsor among the classes so as to maintain the proportion of directors nominated by the Partners and the Sponsor in each class as nearly as possible to the apportionment described above.

Pursuant to the Investor Rights Agreement, the Partners and the Sponsor have the exclusive right to remove, appoint and replace their respective director nominees and have agreed with GPAC not to take any action to remove any director nominee of the other unless such removal is for cause.

Registration Rights. Pursuant to the Investor Rights Agreement, GPAC has agreed to register certain of the securities held directly or indirectly by the Partners, the Sponsor, Genesis Park, Jefferies and each other person who joins in the Investor Rights Agreement as an “Other Holder” or by any of their respective permitted transferees (collectively, “Holders”) within 45 days after the Closing, including (i) all shares of New Redwire Common Stock, (ii) all private placement warrants held by the Sponsor and Jefferies and all other warrants to purchase New Redwire Common Stock, (iii) any shares of New Redwire Common Stock issued or issuable upon exercise of the private placement warrants and all other warrants, (iv) any equity securities of New Redwire or any subsidiary of New Redwire that may be issued or distributed or be issuable with respect to the securities referred to in the preceding clauses by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction and (v) any other registrable securities, in each case for sale under the Securities Act and to have the securities covered thereby registered for resale pursuant to Rule 415 under the Securities Act. The Partners will also be entitled to unlimited demand rights at any time a shelf registration statement is not effective and all Holders will be entitled to customary piggy-back rights, subject to customary cut-back provisions.

Lock-Ups. Pursuant to the Investor Rights Agreement, the Holders have agreed not to sell, transfer, pledge or otherwise dispose of shares of registrable securities for 180 days; provided, the foregoing transfer restrictions will not apply to (i) any warrants held by the Holders (other than the private placement warrants and the warrants that are issued to Holdings at the Closing, which will be subject to such transfer restriction for 30 days), (ii) any registrable securities held by Genesis Park (other than registrable securities that may be held indirectly by Genesis Park by virtue of any interest Genesis Park holds in the Sponsor) or (iii) any equity securities acquired by any Holder or any of their respective affiliates in connection with the PIPE Financing.

Adjustments. Appropriate adjustments will be made to the foregoing provisions in the event of any changes in New Redwire Common Stock as a result of any stock split, stock dividend, combination or reclassification, or through any merger, consolidation, recapitalization or other similar event.

Voting and Support Agreements

In connection with the Merger Agreement, on March 25, 2021, each of Genesis Park and the Crescent Park Funds entered into a Voting and Support Agreement with Cosmos and Holdings. The following summary of the Voting and Support Agreements is qualified by reference to the complete text of the forms of Voting and Support Agreements, copies of which are attached as Annex G to this proxy statement. All stockholders are encouraged to read the forms of Voting and Support Agreements in their entirety for a more complete description of the terms and conditions thereof.

Pursuant to the Voting and Support Agreements, each of Genesis Park and the Crescent Park Funds, owning in the aggregate 3,547,125 ordinary shares (which, as of the Record Date, represented approximately $36,015,905.35 of funds in the trust account), agreed, among other things, to vote all such ordinary shares owned by them (the “Covered Shares”): (i) in favor of the adoption of the Merger Agreement and in favor of the approval of the Business Combination Proposal; (ii) in favor of the issuance of the New Redwire Common Stock in connection with the First Merger and under the Subscription Agreements; (iii) in favor the amendment and restatement of the Existing Governing Documents; (iv) in favor of the adoption and approval of certain differences to the Existing Governing Documents in the form of the Proposed Certificate of Incorporation; (v) in favor of the approval of the adoption of the Incentive Equity Plan Proposal; (vi) in favor of the approval of the adoption of the Employee Stock Purchase Plan; (vii) in favor of any other proposals the parties to the Merger Agreement agree are necessary or desirable to consummate the transactions contemplated thereby as are set forth in this proxy statement/prospectus; (viii) against any action, proposals, transactions or agreements that would reasonably be expected to result in a breach of any representations, warranties, covenants, obligations or agreements of GPAC contained in the Merger Agreement; (ix) for any proposal to adjourn or postpone the applicable extraordinary general meeting of shareholders to approve matters related to the Merger Agreement and the transactions contemplated thereby to a later date if (and only if) there are not sufficient votes for approval of such matters; and (x) against (a) any alternative proposals or transactions to the Merger Agreement and approval of the Business Combination and other transactions contemplated by the Merger Agreement, (b) any change in the capitalization of GPAC or any amendment to GPAC’s Existing Governing Documents (except to the extent expressly contemplated by the Merger Agreement), (c) any liquidation, dissolution or other change in GPAC’s corporate structure or business, (d) any action, proposal, transaction or agreement that would result in a material breach of any representations, warranties, covenants, obligations or agreements of Genesis Park and the Crescent Park Funds contained in the Voting and Support Agreements or (e) any action or proposal involving GPAC or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement. If any of Genesis Park or the Crescent Park Funds is the beneficial owner, but not the registered holder, of the Covered Shares, such holder agrees to take all actions necessary or requested by Cosmos to cause the registered holder or nominees to vote all of the Covered Shares in accordance with the terms of the Voting and Support Agreements.

The agreements of Genesis Park and the Crescent Park Funds under the Voting and Supporting Agreements, when taken together with the agreement of the Sponsor and each of our officers and directors under the Sponsor Agreement, result in holders of approximately 38.0% of the issued ordinary shares of GPAC having agreed to vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

The Voting and Support Agreements prohibit each of Genesis Park and the Crescent Park Funds from electing to redeem or tender or submit for redemption any Covered Shares, and generally prohibit each of Genesis Park and the Crescent Park Funds from transferring, or permitting to exist any liens on, any Covered Shares held by them prior to the termination of the Voting and Support Agreements, if such lien would prevent Genesis Park or the Crescent Park Funds, as applicable, from complying with their respective obligations thereunder.

Each Voting and Support Agreement will terminate upon the earlier of (i) the effective time of the First Merger, (ii) the date and time of termination of the Merger Agreement in accordance with its terms and (iii) the mutual written agreement of the parties to such Voting and Support Agreement.

Sponsor Agreement

In connection with the execution of the Merger Agreement, on March 25, 2021, the Sponsor and each officer and director of GPAC that was originally party to the Sponsor Agreement entered into an amended and restated

Sponsor Agreement to set forth certain agreements in support of the Business Combination and to modify certain other agreements set forth in the Sponsor Agreement. The following summary of the Sponsor Agreement is qualified by reference to the complete text of the Sponsor Agreement, a copy of which is attached as Annex E to this proxy statement/ prospectus. All shareholders are encouraged to read the Sponsor Agreement in its entirety for a more complete description of the terms and conditions thereof.

Pursuant to the Sponsor Agreement, the Sponsor and each Insider agreed severally (and not jointly and severally): (a) to vote (or cause to be voted or consented) their respective shares of GPAC’s securities (including any equity securities of GPAC that are issued to or acquired by the Sponsor or such Insider or over which it, he or she acquires the right to vote or share in the voting, in each case after the date of the Sponsor Agreement) (i) in favor of the Business Combination Proposal (and any actions required in furtherance thereof), (ii) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of GPAC contained in the Merger Agreement, (iii) in favor of the other proposals described in this proxy statement/prospectus, (iv) for the Adjournment Proposal if (and only if) (A) there are not sufficient votes for approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus or (B) the Minimum Closing Cash Condition has not been satisfied and (v) except as set forth in this proxy statement/prospectus, against the following actions or proposals: (A) any proposal concerning another merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving GPAC (a “Competing Business Combination”) or any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement; and (B)(1) any change in the present capitalization of GPAC or any amendment of the Existing Governing Documents, except to the extent expressly contemplated by the Merger Agreement, (2) any liquidation, dissolution or other change in GPAC’s corporate structure or business, (3) any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Sponsor or such Insider under the Sponsor Agreement, or (4) any other action or proposal involving GPAC or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Business Combination and (b) not to redeem, elect to redeem or tender or submit any of its shares of GPAC’s common stock owned by it, him or her for redemption in connection with such shareholder approval of the Business Combination, or in connection with any vote to amend the Existing Governing Documents. The Sponsor and each Insider also agreed that, prior to any valid termination of the Merger Agreement, the Sponsor and each Insider will (i) take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable laws to consummate the Business Combination on the terms and subject to the conditions set forth in the Merger Agreement and (ii) be bound by and comply with the confidentiality and exclusivity provisions of the Merger Agreement as if such person were a signatory to the Merger Agreement with respect to such provisions. The foregoing obligations of the Sponsor and the Insiders apply whether or not the Business Combination or any action described above is recommended by the GPAC Board.

In addition, from and after any valid termination of the Merger Agreement, if GPAC seeks shareholder approval of a business combination transaction, then in connection with such business combination transaction, the Sponsor and each Insider has agreed to (i) vote any Class A ordinary shares owned by it, him or her in favor of such business combination transaction and (ii) not redeem any Class A ordinary shares owned by it, him or her in connection with such shareholder approval. If GPAC engages in a tender offer in connection with any proposed Competing Business Combination from and after any valid termination of the Merger Agreement, each Insider has further agreed that he or she will not seek to sell his or her Class A ordinary shares to GPAC in connection with such tender offer.

Pursuant to the Sponsor Agreement, the Sponsor and each Insider further agreed, among other things, (i) not to propose any amendment to the Existing Governing Documents that would modify the substance or timing of GPAC’s obligation to redeem the Class A ordinary shares if GPAC does not consummate a business combination within 18 months from the completion of its initial public offering or any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless GPAC provides the holders of Class A ordinary shares with the opportunity to redeem such shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, (ii) not to redeem any Class A ordinary shares held by the Sponsor into the right to receive cash from the trust account in connection with a shareholder vote to approve the Business Combination or a vote to amend the provisions of GPAC’s Amended and Restated Certificate of Incorporation relating to shareholders’ rights or pre-business combination activity and (iii) that the Class B ordinary shares will not participate in any liquidating distribution upon winding up if a business combination is not consummated.

Pursuant to the Sponsor Agreement, the Sponsor and each Insider also agreed that during the period commencing on the date of the underwriting agreement for GPAC’s initial public offering and ending 180 days after such date, not to, without the prior written consent of Jefferies (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any units, shares of capital stock of GPAC, warrants or any securities convertible into, or exercisable, or exchangeable for, shares of capital stock of GPAC owned by it, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any units, Class A ordinary shares or Class B ordinary shares, warrants or any securities convertible into, or exercisable, or exchangeable for, Class A ordinary shares of GPAC owned by it whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

The Sponsor Agreement also provides that in the event of the liquidation of the trust account, the Sponsor will indemnify and hold harmless GPAC against any and all loss, liability, claims, damage and expense whatsoever which GPAC may become subject as a result of any claim by (i) any third party (other than GPAC’s independent public accountants) for services rendered or products sold to GPAC or (ii) a prospective target business (a “Target”) with which GPAC has entered into a letter of intent, confidentiality or other similar agreement for a business combination agreement; provided, however, that such indemnification of GPAC by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the trust account to below the lesser of (A) $10.00 per Class A ordinary share sold in the initial public offering including any overallotment or (B) the actual amount per Class A ordinary share sold in the initial public offering held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share, due to reductions in the value of the trust assets, taxes payable, except as to any claims by a third party (including a Target) who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) and except as to any claims under GPAC’s indemnity of the underwriters against certain liabilities, including liabilities under the Securities Act. The Sponsor has the right to defend against any such claim with counsel of its choice reasonably satisfactory to GPAC if, within 15 days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies GPAC in writing that it shall undertake such defense.

The Sponsor and each Insider further agreed that, without limitation to the other transfer restrictions described in the Sponsor Agreement, until any valid termination of the Merger Agreement, it, he or she will not transfer any of their respective units, Class A ordinary shares or private placement warrants or any securities convertible into, or exercisable or exchangeable for, Class A ordinary shares, except with the consent of Cosmos or in connection with the forfeitures pursuant to the Warrant Forfeiture Agreement. These transfer restrictions will also apply to any equity securities of GPAC that are issued to or acquired by the Sponsor or such Insider or over which it, he or she acquires the right to vote or share in the voting, in each case after the date of the Sponsor Agreement.

Pursuant to the Sponsor Agreement, the Class B ordinary shares, the private placement warrants and the Class A ordinary shares issued upon conversion or exercise thereof are each subject to additional transfer restrictions that provide that such securities are not transferable or salable: (a) in the case of the Class B ordinary shares (or Class A ordinary shares issuable upon conversion thereof), (i) if the Closing does not occur for any reason

(including, without limitation, as a result of the valid termination of the Merger Agreement), until the earlier of (A) one year after the completion of GPAC’s initial business combination or (B) subsequent to GPAC’s initial business combination, (x) if the reported closing price of GPAC’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after GPAC’s initial business combination, or (y) the date on which GPAC completes a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of GPAC’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property, or (ii) if the Closing does occur, until the date that is 180 days following the Closing; and (b) in the case of the private placement warrants (other than the private placement warrants subject to forfeiture pursuant to the Warrant Forfeiture Agreement) and the Class A ordinary shares underlying such warrants, until 30 days after the completion of GPAC’s initial business combination (the foregoing periods, the “Lock-Up Periods”).

The Lock-Up Periods described in the preceding two paragraphs are subject to certain enumerated exceptions set forth in the Sponsor Agreement.

The Sponsor Agreement further provides that, notwithstanding the other transfer provisions set forth in the agreement, during the period commencing on the date of the Sponsor Agreement and ending on the earlier of (x) the expiration of the Lock-up Periods and (y) the date of any valid termination of the Merger Agreement, transfers of the Class B ordinary shares or private placement warrants that are held by the Sponsor or any Insider or any of their permitted transferees are permitted only in accordance with Section 4.2 of the Investor Rights Agreement.

The Sponsor and each Insider further agreed that, during the period commencing on the date of the Sponsor Agreement and ending at such time as the Merger Agreement is validly terminated, none of the Sponsor or any Insider will enter into, modify or amend any contract between or among the Sponsor, any Insider and certain related persons, on the one hand, and GPAC, on the other hand, that would contradict, limit, restrict or impair (x) any party’s ability to perform or satisfy any obligation under the Sponsor Agreement or (y) Cosmos’s or GPAC’s ability to perform or satisfy any obligation under the Merger Agreement.

Subscription Agreements

In connection with the execution of the Merger Agreement, GPAC entered into Subscription Agreements with each of the PIPE Investors, the form of which is attached to this proxy statement/prospectus as Annex F, pursuant to which the PIPE Investors agreed to subscribe for and purchase from GPAC, and GPAC has agreed to issue and sell to the PIPE Investors, following the Domestication, an aggregate of 10,000,000 shares of New Redwire Common Stock at $10.00 per share for aggregate gross proceeds of $100,000,000. The obligation of the parties to each Subscription Agreement to consummate the purchase and sale of the shares of New Redwire Common Stock covered thereby is conditioned upon (i) there not being in force any judgment, order, law, rule or regulation restraining or prohibiting the transactions contemplated by such Subscription Agreement, (ii) all conditions precedent to the Closing having been satisfied or waived, (iii) the representations of the parties to such Subscription Agreement being true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined in the Subscription Agreement), which representations and warranties shall be true and correct in all respects) at and as of the closing date under such Subscription Agreement; provided, with respect to the Subscription Agreement entered into by Genesis Park only, in the event this condition would otherwise fail to be satisfied by GPAC as a result of a breach of one or more of the representations and warranties of GPAC contained in the Subscription Agreement and the facts underlying such breach would also cause a condition to Holdings’ and/or Cosmos’ obligations under the Merger Agreement to fail to be satisfied, this condition shall nevertheless be deemed satisfied in the event Holdings and/or Cosmos waives such condition with respect to such breach under the Merger Agreement unless the other PIPE Investors which have subscribed under the other Subscription Agreements for a majority of the shares of New Redwire Common Stock to be acquired pursuant to all of the other Subscription Agreements have asserted, and refused to close the transactions under their respective Subscription Agreements on the basis that the equivalent condition in their respective Subscription Agreements has not been satisfied, (iv) each party to such Subscription Agreement having performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by such Subscription Agreement, (v) the shares of New Redwire Common Stock covered by the Subscription Agreements being approved for listing on the NYSE, subject to official notice of issuance and (vi) only with respect to the obligations each PIPE Investor, there being no amendment, modification or waiver of the Merger Agreement that would materially and adversely affect the economic interests of such PIPE Investor. The closings under the Subscription Agreements will occur substantially concurrently with the Closing.

The Subscription Agreements provide that New Redwire is required to file with the SEC, within thirty (30) days after the consummation of the Business Combination, a shelf registration statement covering the resale of the shares of New Redwire Common Stock to be issued to the PIPE Investors pursuant to the Subscription Agreements and to use its commercially reasonable efforts to have such shelf registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or, in the event the SEC reviews and has written comments to such shelf registration statement, the ninetieth (90th) calendar day following the filing thereof) and (ii) the tenth (10th) business day after the date New Redwire is notified (orally or in writing, whichever is earlier) by the SEC that such shelf registration statement will not be “reviewed” or will not be subject to further review.

Additionally, pursuant to the Subscription Agreements, each PIPE Investor agreed to waive any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the trust account, subject to certain customary exceptions. Each Subscription Agreement will terminate, and be of no further force and effect, upon the earliest to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of Holdings, GPAC and the applicable PIPE Investor and (iii) the date that is nine (9) months following the date the Subscription Agreements were executed.

Warrant Forfeiture Agreement

In connection with the execution of the Merger Agreement, GPAC, the Sponsor, Jefferies, Cosmos and Holdings entered into a Forfeiture Agreement (the “Warrant Forfeiture Agreement”), pursuant to which, immediately prior to (and contingent upon) the Closing, the Sponsor and Jefferies will forfeit and surrender to GPAC for no consideration an aggregate of 2,000,000 private placement warrants, of which (i) the Sponsor will forfeit and surrender to GPAC 1,886,000 warrants and (ii) Jefferies will forfeit and surrender to GPAC 114,000 warrants, in each case that were acquired by the Sponsor and Jefferies in a private placement concurrently with GPAC’s initial public offering. Pursuant to the Warrant Forfeiture Agreement, such surrendered and forfeited private placement warrants will be retired and cancelled and each of the Sponsor and Jefferies has agreed not to directly or indirectly transfer or otherwise dispose of such private placement warrants other than pursuant to such forfeitures.

The foregoing description of the Warrant Forfeiture Agreement is not complete and is qualified in its entirety by reference to the Warrant Forfeiture Agreement, a form of which is attached as Annex I to this proxy statement/prospectus and incorporated herein by reference.

Ownership of New Redwire

As of the date of this proxy statement/prospectus, there are (i) 16,377,622 Class A ordinary shares outstanding underlying units issued in GPAC’s initial public offering, (ii) 4,094,406 Class B ordinary shares outstanding held by the Sponsor, (iii) 7,732,168 private placement warrants outstanding of which 7,292,541 are held by the Sponsor and 439,627 are held by Jefferies, and (iv) 8,188,811 public warrants outstanding. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Redwire Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of GPAC’s outstanding public shares are redeemed in connection with the Business Combination), GPAC’s fully-diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 36,393,007 ordinary shares.

Pursuant to the Warrant Forfeiture Agreement, immediately prior to (and contingent upon) the Closing, the Sponsor and Jefferies will surrender and forfeit to GPAC for no consideration an aggregate of 2,000,000 private placement warrants, with such amount of warrants corresponding to the number of newly issued warrants to purchase shares of New Redwire Common Stock to be issued by New Redwire to Holdings upon consummation of the Business Combination. Of such surrendered and forfeited private placement warrants, 1,886,000 will be surrendered and forfeited by the Sponsor and 114,000 will be surrendered and forfeited by Jefferies. The new warrants to be issued to Holdings will be identical to the private placement warrants, including that such newly issued warrants will be designated as private placement warrants under the GPAC Warrant Agreement.

The following table illustrates varying estimated ownership levels in New Redwire Common Stock immediately following the consummation of the Business Combination, based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 37,200,000 shares of New Redwire Common Stock are issued to Holdings at the Closing; (ii) 10,000,000 shares of New Redwire Common Stock are issued to the PIPE Investors in the PIPE Financing; and (iii) no public warrants or private placement warrants to purchase New Redwire Common Stock that will be outstanding immediately following the Closing have been exercised. If the actual facts are different than these assumptions, the ownership percentages in New Redwire will be different.

	Share Ownership in New Redwire
	No redemptions	Maximum redemptions(1)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
GPAC public shareholders	24.2%	14.0%
Sponsor(2)	6.1%	6.9%
PIPE Investors	14.8%	16.8%
Holdings	54.9%	62.3%

(1)

Assumes that 8,004,296 of GPAC’s outstanding public shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the Minimum Closing Cash Condition based on a per share redemption price of $10.15 per share) are redeemed in connection with the Business Combination.

(2)	Includes 4,094,406 Class B ordinary shares held by the Sponsor originally acquired prior to or in connection with GPAC’s initial public offering.

Background to the Business Combination

GPAC is a blank check company incorporated on July 29, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. In conducting a targeted search for a business combination target, as described in greater detail below, GPAC utilized the global network and investing, industry, sector and transaction experience of the Sponsor, GPAC’s management, the GPAC Board, the GPAC Advisory Committee and GPAC’s advisors. The terms of the Merger Agreement and the related ancillary documents are the result of extensive negotiations among GPAC, Cosmos, Holdings and their respective representatives and advisors.

On November 27, 2020, GPAC completed its initial public offering of 16,377,622 units (including the issuance of 1,377,622 units as a result of the underwriter’s partial exercise of its over-allotment option) at a price of $10.00 per unit generating gross proceeds of $163,776,220 before underwriting discounts and expenses. Each unit consisted of one Class A ordinary share and one-half of one public warrant. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneous with the closing of its initial public offering, GPAC completed the private placement of 7,732,168 private placement warrants at an offering price of $1.00 per private placement warrant, of which 7,292,541 private placement warrants were issued to the Sponsor and 439,627 private placement warrants were issued to Jefferies LLC (“Jefferies”), the underwriter of GPAC’s initial public offering, generating aggregate gross proceeds of $7,732,168. A total of $166,232,864 ($10.15 per unit), comprised of $160,500,696 of the proceeds from the initial public offering (including $5,732,168 of the underwriters’ deferred discount) and $5,732,168 of the proceeds from the private placement warrants, was placed in the trust account.

The private placement warrants are the same as the public warrants, except that the private placement warrants (i) are not redeemable by GPAC, (ii) may be exercised for cash or on a cashless basis and (iii) are entitled to registration rights (including the Class A ordinary shares issuable upon exercise of the private placement warrants). In addition the private placement warrants and their underlying securities will not be transferable until 30 days after the consummation of GPAC’s initial business combination. In connection with the execution of the Merger Agreement, GPAC, Cosmos and Holdings entered into a Forfeiture Agreement, pursuant to which, in connection with the closing of the Business Combination, the Sponsor and Jefferies will forfeit and surrender to GPAC 1,886,000 and 114,000 private placement warrants, respectively. 2,000,000 warrants having identical terms to the private placement warrants will be issued to Holdings as part of the consideration in the Mergers.

On July 30, 2020, the Sponsor purchased 5,750,000 Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.0043 per share. On November 16, 2020, the Sponsor forfeited and returned to GPAC, for no consideration, an aggregate of 1,437,500 Class B ordinary shares, which shares were cancelled, resulting in an aggregate of 4,312,500 Class B ordinary shares outstanding and held by the Sponsor as of such date. On December 8, 2020, in connection with the underwriters’ partial exercise of their over-allotment option, the Sponsor forfeited and returned to GPAC, for no consideration, an aggregate of 218,094 Class B ordinary shares, which shares were cancelled, resulting in an aggregate of 4,094,406 Class B ordinary shares outstanding and held by the Sponsor as of the date of this proxy statement/prospectus. The Class B ordinary shares will automatically convert, on a one-for-one basis, into shares of New Redwire Common Stock in connection with the Domestication and consummation of the Business Combination.

As described in the prospectus for its initial public offering, while GPAC may pursue an initial business combination target in any industry or geographic region, GPAC’s business strategy is to focus on identifying potential target companies in the aerospace and aviation services sectors that meet some or all of the following general, non-exclusive criteria, although GPAC indicated in the prospectus for its initial public offering that it may enter into a business combination with a target business that does not meet these criteria or guidelines:

•	provides services to one or a combination of commercial passenger airlines, cargo airlines, business aviation operators or special mission operators;

•	enterprise value between $500 million and $1 billion, with strong standing with either U.S. clients or European clients and an international following;

•

strong, defensible niche within the aerospace and aviation services market and robust business fundamentals including strong customer relationships, recurring revenue streams and positive industry trends in the long-term;

•	attractively valued relative to public comparable companies and that would benefit from post-closing add-on acquisitions; and

•	strong management team that could benefit from GPAC’s extensive networks and insights within the aerospace and aviation services sectors and a business that will benefit from being public.

Prior to the consummation of GPAC’s initial public offering, GPAC, with input from Jefferies, the underwriter for its initial public offering, developed an initial list of approximately 60 potential business combination targets

(the “Target List”), though neither GPAC, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a business combination with GPAC prior to the consummation of GPAC’s initial public offering. Consistent with GPAC’s stated business strategy, the potential targets on the Target List included businesses (both privately-held companies and assets or divisions owned by publicly-traded companies) in a variety of sectors within the aerospace and aviation industries, including:

•	aircraft and engine leasing;

•	airport services;

•	parts distribution;

•	diversified aviation services;

•	business aviation operations;

•	special mission operations;

•	aircraft management;

•	maintenance, repair and overhaul (“MRO”) and aftermarket services;

•	aerospace and defense automation, factory integration and tooling services;

•	aerospace and defense engineering and staffing services;

•	maintenance and inventory management services;

•	aircraft sale, lease, acquisition and trade services; and

•	flight training services.

These potential targets ranged from pre-revenue businesses to businesses with revenues in excess of $6 billion.

Prior to the consummation of GPAC’s initial public offering, based on the general, non-exclusive criteria and guidelines described in the prospectus for its initial public offering and set forth above, GPAC developed a more detailed list of key target characteristics against which to compare and rank identified target opportunities. These key target characteristics were categorized in terms of actionability, business quality, revenue growth potential, size and competitive position, which categories were in turn assigned relative weights of 35%, 25%, 20%, 10% and 10%, respectively, to reflect GPAC’s view of the relative significance of each category for purposes of determining GPAC’s relative weighted ranking of each identified target opportunity. The Target List, or a subset of the Target List, was discussed on the dates below by GPAC’s management team and the GPAC Board and GPAC Advisory Committee. References in this “Background of the Business Combination” section of this proxy statement/prospectus to meetings of and discussions with the GPAC Board and the GPAC Advisory Committee prior to the date of effectiveness of the registration statement relating to GPAC’s initial public offering include participation of those individuals who became members of the GPAC Board or GPAC Advisory Committee upon such effectiveness.

•

September 16, 2020: Based on the information then available to GPAC’s management team and the GPAC Board and GPAC Advisory Committee, the potential targets on the Target List were discussed generally in terms of the key target characteristics. Applying the relative weighting methodology to each potential target on the Target List based on their respective key target characteristics as determined at such time by GPAC’s management team and the GPAC Board and GPAC Advisory Committee, GPAC’s management team assigned relative weighted rankings to each potential target. Based on such rankings, GPAC’s management team divided the Target List into three separate tiers, with 15 potential targets included in Tier 1, 15 potential targets included in Tier 2 and approximately 30 potential targets included in Tier 3.

•

September 23, 2020: GPAC’s management team had a high-level discussion with the GPAC Board and GPAC Advisory Committee regarding six potential targets on the Target List, consisting of four Tier 1 potential targets and two Tier 2 potential targets.

The Tier 1 potential targets that were discussed included businesses in the following sectors of the aerospace and aviation industry: business and commercial aviation services, parts distribution, and MRO and aftermarket services. For purposes of this discussion, GPAC’s management team had available to it (i) estimated 2019 revenue information for three of the four Tier 1 potential targets, which ranged from approximately $515 million to $700 million and (ii) estimated 2019 EBITDA information for the fourth Tier 1 potential target, which was approximately $70 million.

The Tier 2 potential targets that were discussed included businesses in the following sectors of the aerospace and aviation industry: airport services and special mission operations. No revenue or EBITDA information was available regarding the Tier 2 potential target operating in the airport services sector. GPAC’s management team estimated that the 2019 revenues of the Tier 2 potential target operating in the special missions operations sector was approximately $300 million.

The six potential targets that were discussed were selected for discussion primarily due to the perceived attractiveness of such potential targets based on (i) the GPAC Management team’s preliminary assessment of such targets utilizing the key target characteristics and (ii) the familiarity of certain of the designees to the GPAC Board and Advisory Committee and GPAC’s executive officers with the businesses, management and/or owners of such potential targets.

•

October 7, 2020: GPAC’s management team had a high-level discussion with the GPAC Board and GPAC Advisory Committee regarding 19 potential targets on the Target List, consisting of 12 Tier 1 potential targets and seven Tier 2 potential targets.

The Tier 1 potential targets that were discussed included the four Tier 1 potential targets discussed on September 23, 2020 and additional businesses in the following sectors of the aerospace and aviation industry: parts distribution, airport services, flight training, aerospace and defense design/engineering/staffing solutions, aerospace and defense automation/factory integration/tooling solutions, and MRO and aftermarket services. For purposes of this discussion, GPAC’s management team had available to it (i) estimated 2019 revenue information for certain of the Tier 1 potential targets, which ranged from approximately $197 million to $750 million and (ii) estimated 2019 EBITDA information for two of the Tier 1 potential targets, which ranged from approximately $70 million to $100 million.

The Tier 2 potential targets that were discussed included the two Tier 2 potential targets discussed on September 23, 2020 and additional businesses in the following sectors of the aerospace and aviation industry: special mission operations, MRO and aftermarket services, and diversified aviation services. For purposes of this discussion, GPAC’s management team had available to it estimated 2019 revenue for certain of the Tier 2 potential targets, which ranged from approximately $195 million to $915 million.

The 19 potential targets that were discussed were selected for discussion primarily due to the perceived attractiveness of such potential targets based on (i) the GPAC Management team’s preliminary assessment of such potential targets utilizing the key target characteristics and (ii) the familiarity of certain of the designees to the GPAC Board and Advisory Committee and GPAC’s executive officers with the businesses, management and/or owners of such potential targets.

•

October 21, 2020: GPAC’s management team had a further high-level discussion with the GPAC Board and GPAC Advisory Committee regarding the 19 potential targets on the Target List that were previously discussed on October 7, 2020. In addition, GPAC’s management team noted that seven reverse inquiries had been made by potential targets to GPAC or its advisors since the date GPAC had publicly filed the registration statement for its initial public offering. Certain of these reverse inquiries were made by potential targets that GPAC’s management team had independently included in the Target List. GPAC’s management team noted that such potential targets had been informed that, prior to the consummation of its initial public offering, GPAC would not, nor would anyone on its behalf, have any substantive discussions, formal or otherwise, with respect to a business combination with GPAC.

The foregoing discussions were intended to provide the GPAC Board and GPAC Advisory Committee with high-level information on the applicable potential targets, with a focus on operations, quality of management and, to the extent sufficient information was available, financial performance. GPAC’s management team did not, in connection with any of these discussions, make any specific recommendations to the GPAC Board regarding an initial business combination with any of the potential targets that were discussed. Jefferies, the underwriter for GPAC’s initial public offering, participated in the discussions held on September 16, 2020, September 23, 2020, October 7, 2020 and October 21, 2020.

After the consummation of GPAC’s initial public offering, GPAC’s management team commenced an active search for potential business combination targets. Leveraging the Sponsor’s extensive network of business relationships, including bankers, private equity firms, venture capital and hedge funds, consulting firms, and legal and accounting firms, as well as the prior experience and network of GPAC’s officers, directors and advisors, GPAC’s search primarily focused on the potential targets in Tiers 1 and 2 of the Target List. In the course of this targeted search, representatives of GPAC contacted each of the Tier 1 and Tier 2 potential targets. Bankers at financial institutions with whom GPAC and/or its directors and executive officers have relationships assisted in this outreach. In addition, GPAC was contacted by a number of other individuals and entities with respect to potential business combination opportunities, including financial advisors and companies in the aerospace and aviation services sectors. Redwire was not included in the Target List, and was subsequently identified as a potential business combination target on November 30, 2020 through GPAC’s network of private equity and venture capital investors and through Jefferies, GPAC’s capital markets advisor.

Of the potential targets in Tiers 1 and 2 of the Target List, approximately 75% declined to engage in discussions with GPAC regarding a business combination or proposed that such discussions be deferred until later in 2021.

In connection with its targeted search, GPAC:

•	entered into non-disclosure agreements with seven potential business combination targets and/or their owners, one of which was AE Industrial Partners (“AE”), the majority shareholder of Holdings;

•	engaged in preliminary, high-level discussions of potential or illustrative business combination transactions with eight potential business combination targets or their representatives; and

•	engaged in due diligence and discussion of valuation with four potential business combination targets or their representatives, one of which was Redwire.

The eight potential targets with which GPAC engaged in preliminary, high-level discussions ranged from pre-revenue businesses to businesses with revenues in excess of $6 billion. The four potential targets with which GPAC engaged in due diligence and discussion of valuation involved valuations ranging from $400 million to $1 billion.

GPAC terminated discussions with the potential targets with which it engaged in preliminary, high-level discussions, other than Redwire, for a variety of reasons. Additional details regarding the timing of such discussions and the reasons such discussions were discontinued are provided below:

•

Target A (a provider of technology and services to the electric aviation market): GPAC entered into a non-disclosure agreement with Target A on December 1, 2020 and engaged in six meetings with representatives of Target A on December 3, 2020, December 10, 2020, December 15, 2020, December 16, 2020, December 21, 2020 and January 7, 2021. At these meetings, the parties generally discussed Target A’s business, operations, potential growth opportunities, financial prospects and public company readiness. The parties did not discuss valuation or other material terms of a potential business combination. GPAC, working with an accounting advisor, performed due diligence on Target A’s public company readiness. Following the completion of such due diligence, the parties elected to discontinue further discussions.

•

Target B (a provider of MRO services to the commercial aviation industry): On December 10, 2020, representatives of GPAC participated in an introductory meeting with Target B. GPAC subsequently engaged in one additional meeting with representatives of Target B on December 23, 2020, at which preliminary, high-level structuring considerations were discussed. The parties did not discuss valuation or other material terms of a potential business combination. The parties subsequently elected not to continue further discussions as the viability and timing of a business combination transaction between the parties were uncertain at that time.

•

Target C (a provider of defense-focused engineered components): On December 21, 2020, representatives of GPAC participated in an introductory meeting with Target C. At this meeting the parties generally discussed Target C’s business model. GPAC subsequently entered into a non-disclosure agreement with Target C on January 21, 2021. However, GPAC elected not to continue further discussions with Target C as GPAC began to focus on a potential business combination with Redwire.

•

Target D (a provider of aircraft parts and components): On January 22, 2021, representatives of GPAC participated in an introductory meeting with Target D. After analysis of Target D’s financial condition, GPAC elected not to continue further discussions with Target D.

•

Target E (a provider of MRO services to the business aviation industry): On December 18, 2020, representatives of GPAC participated in an introductory meeting with Target E. GPAC subsequently engaged in two additional meetings with representatives of Target E on December 21, 2020 and December 23, 2020. At these meetings, the parties had preliminary discussions regarding a transaction based on multiples of Target E’s future EBITDA provided by Target E’s management. No substantive due diligence materials were provided to GPAC as part of these discussions. Target E ultimately requested to defer further discussions of a potential business combination until later in 2021.

•

Target F (a provider of supply chain solutions): On December 28, 2020, representatives of GPAC management participated in an introductory telephone conference with the Chairman of Target F. On this telephone conference, the parties discussed the air freight sector and certain companies operating in such sector. The parties elected not to continue further discussions following the introductory telephone conference.

•

Target G (a provider of multi-modal cargo transportation and logistics services): On December 21, 2020, representatives of GPAC participated in an introductory meeting with Target G. GPAC subsequently engaged in two additional meetings with representatives of Target G on January 5, 2021 and January 14, 2021. At these meetings, the parties generally discussed Target G’s business, operations, potential growth opportunities, financial prospects and public company readiness. The parties had preliminary discussions regarding a transaction based on multiples of Target G’s future EBITDA provided by Target G’s management. GPAC also performed preliminary due diligence on Target G based on a management presentation provided by Target G. GPAC elected not to continue further discussions with Target G as GPAC began to focus on a potential business combination with Redwire.

•

Target H (an aircraft manufacturer specializing in the design of electric multimotor helicopters designed for air taxi use): On January 7, 2021, representatives of GPAC management participated in an introductory telephone conference with the financial advisor for Target H. Following this discussion, GPAC entered into a non-disclosure agreement with Target H on January 13, 2021 and was invited to attend a management presentation on January 18, 2021. Prior to such management presentation, GPAC performed preliminary due diligence on

Target H. On January 18, 2021, representatives of GPAC participated in a management presentation by Target H, at which the parties discussed a preliminary valuation. No further meetings were held with Target H following the management presentation, and the parties elected not to continue further discussions due to the inability of the parties to agree on a valuation for Target H.

On December 16, 2020, at a meeting of the GPAC Board, GPAC’s management team provided the GPAC Board with a high-level overview of four potential targets on the Target List, consisting of three Tier 1 potential targets and one Tier 2 potential target. The Tier 1 potential targets that were discussed included businesses in the flight training and MRO services sectors of the aerospace and aviation industry, each of which had previously been generally discussed on September 23, 2020, October 7, 2020 and October 21, 2020. For purposes of this discussion, GPAC’s management team had available to it estimated 2019 revenue information for two of the Tier 1 potential targets that were discussed, which ranged from approximately $400 million to $850 million. The Tier 2 potential target that was discussed was a provider of corporate aviation services with estimated 2019 revenues in excess of $1 billion. The four potential targets were selected for discussion primarily due to business quality, attractive growth prospects, and potential fit with GPAC. This meeting was intended to provide the GPAC Board with high-level information on the applicable potential targets, with a focus on operations, quality of management and, to the extent information was available, financial performance. GPAC’s management team did not make any specific recommendations to the GPAC Board at this meeting regarding a business combination with any of the potential targets that were discussed.

On January 13, 2021, at a telephonic meeting of the GPAC Board, GPAC’s management team provided the GPAC Board with an update on target outreach. GPAC’s management team advised the GPAC Board that representatives of GPAC had reached out to each of the Tier 1 and Tier 2 potential targets on the Target List, and that approximately 75% of the potential targets had declined to engage in discussions with GPAC, or advised GPAC that they would not be willing to engage in discussions with GPAC until later in 2021. Following this meeting and until January 25, 2020, the date on which GPAC entered into an exclusivity agreement with Holdings and affiliates of AE with respect to a potential business combination with Redwire, GPAC’s management continued to have general conversations with certain other potential targets, though GPAC’s management and the GPAC Board and the GPAC Advisory Committee primarily devoted their time and resources to the due diligence of, and analysis of a potential business combination with, Redwire.

In addition to the specific factors discussed above with respect to Targets A through H, GPAC did not pursue an initial business combination with other potential targets for a variety of reasons, including the unwillingness of certain potential targets to engage in discussions with GPAC regarding a potential business combination, the preference of certain potential targets to delay discussions regarding a potential business combination with GPAC until later in 2021, the assessment of GPAC and/or certain potential targets that such targets were not then ready from a financial or operational standpoint to engage in a business combination with a special purpose acquisition company, the inability to reach agreement on preliminary valuations, an insufficient track record of certain potential targets to support projected financial performance, unfavorable competitive dynamics, material regulatory risks, and lack of public company readiness.

The following chronology summarizes the key meetings and events involving Redwire that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among representatives of GPAC, Cosmos, Holdings and other parties.

On November 30, 2020, Redwire was identified as a potential business combination target through GPAC’s network of private equity and venture capital investors, as well as through Jefferies, GPAC’s capital markets advisor. On November 30, 2020, representatives of GPAC management met with representatives of AE to generally discuss AE’s portfolio, including Redwire.

On December 2, 2020, GPAC management first highlighted Redwire as a potential business combination partner to the GPAC Board during a regularly scheduled board meeting.

On December 7, 2020, Jonathan Baliff, the President and Chief Financial Officer of GPAC, and Kirk Konert, a Partner at AE, held an introductory telephone conversation in which they discussed a potential business combination between GPAC and Redwire.

On December 16, 2020, GPAC and AE entered into a non-disclosure agreement which contained, among other provisions, customary non-disclosure and non-use provisions and a customary trust account waiver provision pursuant to which AE agreed that none of AE or any of its subsidiaries or other affiliates or their representatives has any right, title, interest or claim in or to the GPAC trust account or the monies held in such trust account.

On December 18, 2020, Messrs. Baliff and Konert had a telephone conversation in which they discussed the potential benefits of a business combination between GPAC and Redwire.

On January 5, 2021, GPAC was contacted by Jefferies, Holdings’ financial advisor, which was advising Holdings in a sale/joint venture process through a team separate from the Jefferies team acting as capital markets advisor to GPAC. GPAC’s management was subsequently introduced to the Redwire management team via email.

On January 8, 2021, Messrs. Baliff and Konert, and David Bilger, the Executive Vice President of GPAC, Nicole Taylor, the Vice President and Corporate Secretary of GPAC, Peter Cannito, the Chairman and Chief Executive Officer of Redwire, Andrew Rush, the President and Chief Operating Officer of Redwire, and William Read, the Chief Financial Officer of Redwire, held a telephonic meeting during which a management presentation was made by Messrs. Cannito, Rush and Read, and the participants discussed a potential business combination between GPAC and Redwire. Messrs. Cannito, Rush and Read also addressed various questions regarding Redwire’s business and operations and certain preliminary financial matters. Prior to the meeting, GPAC received a copy of a Redwire Investor Presentation dated January 2021.

On January 10, 2021, GPAC received reference financial information for Redwire from the Jefferies team advising Holdings. The Holdings Jefferies team also provided a proposed term sheet setting forth Holdings’ preferred terms for a transaction and requested that GPAC return a marked copy of the term sheet, along with an indication of interest by January 20, 2021.

On January 10, 2021, Mr. Baliff had a telephone conversation with KPMG LLP (“KPMG”) to discuss due diligence with respect to the Redwire business. KPMG began a process to perform a detailed due diligence exercise in order to assist GPAC with its assessment of the risks and opportunities of the proposed acquisition of Redwire.

On January 11, 2021, GPAC was granted access to Redwire’s virtual dataroom and GPAC commenced its preliminary documentary due diligence.

On January 13, 2021 GPAC held a telephonic meeting of the GPAC Board to provide an update on Redwire and GPAC management’s intent to submit a non-binding indication of interest on January 20, 2021.

On January 14, 2021, Messrs. Baliff and Bilger, Paul Hobby, the Chief Executive Officer of GPAC, and John Bolton, a member of the GPAC Advisory Committee, along with Peter Shaper, a Founding Partner at Genesis Park II, LP, an affiliate of the Sponsor, held a videoconference with Mr. David Rowe, Founding Partner of AE and Messrs. Konert and Cannito to discuss the potential benefits of a combination of GPAC and Redwire.

From January 11 through January 20, 2021, GPAC and KPMG conducted business due diligence and a valuation analysis. In the course of their work, GPAC and KPMG developed and submitted a list of key discussion topics and follow-up diligence questions to the Redwire Jefferies team in advance of further due diligence calls with members of Redwire’s management team conducted at various times during this period. GPAC also concurrently worked with Willkie Farr & Gallagher LLP (“Willkie”), GPAC’s outside legal counsel, to prepare an indication of interest. GPAC and Willkie also discussed the proposed terms of the transaction and prepared a marked copy of Holdings’ proposed term sheet, and GPAC began negotiating the terms of a formal engagement letter with KPMG.

On January 19, 2021, the GPAC Board held a telephonic meeting to review the terms of the non-binding indication of interest proposed to be delivered to Jefferies for submission to Holdings on January 20, 2021. The GPAC Board discussed the terms and, after the conclusion of such discussions, approved the delivery and submission of the non-binding indication of interest.

On January 20, 2021, GPAC delivered a preliminary non-binding indication of interest and a marked copy of Holdings’ proposed term sheet for the transaction to Jefferies. GPAC also delivered a presentation reflecting GPAC’s thoughts on positioning Redwire as a public company, the merits of partnering with GPAC and factors supporting GPAC’s ability to execute on the proposed transaction, along with an illustrative timeline outlining GPACs expectations regarding deal execution timing. The materials indicated an enterprise value of $725 million, or 22.8x estimated 2022 EBITDA, and also contemplated cash consideration to Holdings in the amount of $100 million, $515 million of equity consideration to Holdings issued at $10.00 per share, and a Minimum Closing Cash Condition of $200-250 million.

On January 21, 2021, Mr. Baliff had a discussion with Dominic Aquilina and Gregory Valentine of the Holdings Jefferies team regarding the GPAC proposal and answered preliminary questions. Messrs. Aquilina and Valentine informed Mr. Baliff that Holdings intended to make a counterproposal reflecting an enterprise value of $750 million and $150 million of cash consideration to Holdings.

On January 22, 2021, GPAC’s management team provided an update to the GPAC Board and the GPAC Advisory Committee indicating that GPAC was selected to move forward with a 30-day exclusivity period between GPAC, Holdings and affiliates of AE in order to conduct intensified due diligence and to commence the drafting and negotiation of definitive transaction agreements.

On January 22, 2021, Kirkland & Ellis LLP (“K&E”), counsel to Holdings and Redwire, delivered a revised draft of the term sheet to Willkie. The revised draft indicated an enterprise value of $750 million, or 23.6x estimated 2022 EBITDA, and also contemplated cash consideration to Holdings in the amount of $150 million, $490 million of equity consideration to Holdings issued at $10.00 per share, and a Minimum Closing Cash Condition of $200-250 million.

On January 25, 2021, after several days of telephonic discussions and negotiations, representatives of GPAC (including Messrs. Hobby, Baliff and Bilger and Richard Anderson, a member of the GPAC Board), and representatives from Redwire and AE (including Messrs. Rowe, Konert, Cannito and Rush), participated in in-person management meetings at AE’s offices in Boca Raton, Florida. Key topics of the meetings included Redwire’s commercial strategy, future growth, financial performance and key performance indicators, among numerous other topics. The parties also discussed the terms of the term sheet and reached agreement on a non-binding term sheet that provided for, among other things, an enterprise value of $750 million, or 23.6x estimated 2022 EBITDA. The agreed term sheet also reflected cash consideration to Holdings in the amount of $150 million, $490 million of equity consideration to Holdings issued at $10.00 per share, and a Minimum Closing Cash Condition of $200-$250 million. Holdings also agreed that, to the extent there was insufficient market demand for the PIPE Financing and/or a portion of GPAC’s public shareholders exercised their redemption rights, Holdings would agree to reduce its cash consideration (with a corresponding increase in the equity consideration) by up to $50 million. In addition, the agreed term sheet provided that the amount of the PIPE Financing would be mutually determined by the parties based on market feedback, but upon initial investor outreach the amount marketed should be sufficient to fund the proposed $150 million in cash consideration. In reaching agreement on the material term sheet provisions noted above, the parties acknowledged that investors in the PIPE Financing would provide input regarding the valuation and the amount of cash consideration payable to Holdings. On that same day, (a) GPAC, Holdings and affiliates of AE also entered into an exclusivity agreement pursuant to which the parties agreed that they would exclusively work together in exploring the proposed transaction and would not engage in competing transactions for 30 days and (b) GPAC entered into an engagement letter with KPMG to complete additional diligence work.

On January 26, 2021, during a telephonic meeting of the GPAC Board, GPAC management provided an update on the proposed transaction with Redwire. The GPAC Board was also provided information regarding certain key financial information and metrics and GPAC management’s evaluation of the Redwire business and investment thesis and related risks.

On January 27, 2021, representatives of GPAC, Redwire, Jefferies, KPMG, Willkie, and K&E, counsel to Holdings and Redwire, participated in a kick-off telephonic meeting to discuss due diligence workstreams, timeline, deal structure, and other key workstreams.

On January 28, 2021, GPAC had a telephone conversation with its Jefferies capital markets team to discuss the proposed transaction with Redwire. Pursuant to the engagement letter entered into with Jefferies in connection with GPAC’s initial public offering, GPAC agreed that Jefferies would act as exclusive financial advisor to GPAC in connection with its initial business combination. However, because Jefferies was already engaged to act as the financial advisor to Redwire in connection with the proposed transaction, GPAC and Jefferies subsequently agreed in a formal engagement letter entered into on February 16, 2021 that Jefferies would act only as GPAC’s exclusive capital markets advisor and sole private placement agent in connection with one or more possible financings related to a business combination with Redwire, including in connection with a possible private investment in public equity (“PIPE”) transaction.

On February 3, 2021, representatives of GPAC, Redwire, KPMG, Willkie, K&E and both Jefferies teams participated in a detailed accounting and audit process call and, later that day, participated in a detailed tax diligence call.

On February 5, 2021, GPAC, Redwire and Jefferies, as capital markets advisor to GPAC, held a telephonic meeting to discuss potential PIPE Investors.

On February 8, 2021, representatives of GPAC, Redwire, Jefferies, KPMG, Willkie, K&E and both Jefferies teams participated in a detailed call regarding Redwire’s financial statements and related acquisitions.

In addition to the foregoing diligence calls, between February 3, 2021 and March 24, 2021, representatives of GPAC, including its directors and officers, the Sponsor and GPAC’s third-party advisors conducted further due diligence with respect to Redwire, and between February 5 and February 18, 2021, concurrently with the legal, accounting, financial and other due diligence workstreams during this period, GPAC and Redwire management held multiple calls to discuss the working draft of the PIPE investor presentation and to prepare for upcoming meetings with potential PIPE Investors.

On February 11, 2021, the GPAC Board met telephonically and were provided preliminary perspectives from GPAC’s management team, KPMG and Willkie concerning the Redwire due diligence conducted to date and the PIPE Financing. The GPAC Board was also provided with a draft of the Redwire investor presentation, which discussed the status and process of the proposed transaction. Carissa Christensen, the Chief Executive Officer of Bryce Space and Technology, also provided the GPAC Board and management with an industry presentation, including a discussion of current industry dynamics and the global space economy.

On February 13, 2021, Mr. Baliff had initial discussions with Greenhill & Co., LLC (“Greenhill”) regarding the possibility of Greenhill acting as the M&A advisor to GPAC in connection with the proposed transaction with Redwire.

On February 14, 2021, representatives of GPAC, KPMG and Willkie participated in a call with Greenhill to discuss the status of the proposed transaction with Redwire and to provide Greenhill with a diligence update, including financial projections and business diligence work performed to date.

On February 15, 2021, K&E provided the initial draft of the Merger Agreement to Willkie. The draft merger agreement contemplated, among other things, cash consideration to Holdings in the amount of $150 million,

$490 million of equity consideration to Holdings issued at $10.00 per share, and a Minimum Closing Cash Condition of $230 million. In addition, the GPAC Board was provided with a draft of the PIPE investor presentation to be used as part of the PIPE Financing. Among other things, the draft investor presentation updated the Redwire business and financial forecast, and discussed the status and process of the proposed transaction.

Between February 15 and March 24, 2021, K&E and Willkie exchanged numerous revised drafts of the Merger Agreement and the related ancillary documents, and had telephone conversations and negotiations concerning these documents and agreements, which included, in certain instances, representatives of GPAC and representatives of Redwire.

On February 17, 2021, the PIPE investor presentation and draft subscription agreement were posted to the virtual data room for the PIPE Financing ahead of investor meetings. The PIPE investor presentation reflected a PIPE Financing in the amount of $215 million.

On February 18, 2021, the GPAC Jefferies team commenced formal outreach to PIPE Investors and began to provide virtual data room access to potential PIPE Investors. Following the initial investor meetings, Jefferies provided regular updates to GPAC management on the status of the investor interest and demand for the PIPE.

On February 21, 2021, GPAC formally engaged Greenhill to act as its financial advisor in connection with the proposed transaction with Redwire.

From and after February 23, 2021, Greenhill, acting as GPAC’s financial advisor, had numerous telephonic meetings with Jefferies, in its capacity as Redwire’s financial advisor, to discuss the proposed transaction with Redwire, including Redwire’s commercial strategy, future growth, financial performance and key performance indicators.

On March 5, 2021, summary risk factors were posted to the virtual data room established for the PIPE Financing.

From and after March 5, 2021 until March 24, 2021, the parties continued to negotiate the Merger Agreement and the ancillary documents to be entered into in connection therewith, including the Sponsor Agreement, the Investor Rights Agreement, and the Proposed Governing Documents. The various drafts that were exchanged reflected the parties’ negotiations on, among other things, the consideration structure, interim operating covenants, post-closing governance matters, including scope of registration rights, the size of the Incentive Equity Plan and the ESPP, and other matters. In addition, throughout this period, the GPAC Board and the board of directors of Redwire met regularly to evaluate and agree upon the key terms of the various drafts exchanged between the parties.

On March 10, 2021, the GPAC Board met telephonically to receive an update from GPAC’s management team on the progress of the due diligence completed to date and to review the current transaction timeline. The members of the GPAC Advisory Committee were also present at and participated in the meeting.

On March 17, 2021, the GPAC Board held a telephonic meeting at which the GPAC management team and members of the GPAC Advisory Committee were present to discuss the PIPE Financing, related subscription agreements and current transaction timing.

On March 17, 2021, GPAC and Holdings representatives agreed to a modification of the consideration to be received by Holdings in connection with the Business Combination from aggregate consideration of $640 million comprised of $150 million in cash and 490,000,000 shares of New Redwire Common Stock, to aggregate consideration of $447 million comprised of $75 million in cash, 37,200,000 shares of New Redwire Common Stock and 2,000,000 warrants to purchase New Redwire Common Stock. In addition, the Sponsor and Jefferies agreed to forfeit an aggregate of 2,000,000 private placement warrants, with such amount of warrants corresponding to the number of newly issued warrants to purchase shares of New Redwire Common Stock to be issued by New Redwire to Holdings upon consummation of the Business Combination. Of such surrendered and forfeited private placement warrants, the parties agreed that 1,886,000 will be surrendered and forfeited by the Sponsor and 114,000 will be surrendered and forfeited by Jefferies. The parties also agreed that the new warrants to be issued to Holdings would be identical to the private placement warrants, including that such newly issued warrants will be designated as private placement warrants under the GPAC Warrant Agreement. Finally, the parties agreed that the Minimum Closing Cash Condition would be reduced from a range of $200-250 million to $185 million. The parties agreed to the adjustment in consideration based on feedback from PIPE Investors regarding the valuation of Redwire and the amount of cash consideration payable to Holdings at Closing. In addition, based on PIPE Investor feedback and market demand, GPAC and Holdings agreed that the size of the PIPE Financing would be reduced from $215 million to $100 million, and that the Sponsor and Jefferies would forfeit an aggregate of two million private placement warrants to Holdings. GPAC and Holdings each believed the transaction remained attractive at the reduced valuation, and agreed to the adjustments noted above in order to facilitate the PIPE Financing. The reduction in the Minimum Closing Cash Condition to $185 million was made as a result of the cash consideration payable to Holdings being reduced from $150 million to $75 million and the fact that Redwire generated, and was expected to continue to generate, positive cash flow.

On March 22, 2021, the GPAC Board held a telephonic meeting at which members of the GPAC Board, the GPAC management team and the GPAC Advisory Committee were present. Representatives of Greenhill, Jefferies and Willkie were also in attendance. During the meeting, Greenhill provided a presentation regarding valuation and other matters. See “—Description of Greenhill’s Discussion Materials” below. Representatives of Willkie provided an overview of the Merger Agreement and other transaction documents and the status of negotiations with respect thereto. In addition, Willkie and KPMG provided a summary and update regarding legal and other due diligence matters. The GPAC Board then engaged in extensive discussions and deliberations with the GPAC Advisory Committee and GPAC’s management team and advisors regarding the matters presented at the meeting and, among other things, the risks and merits of the Business Combination.

On March 23, 2021, the GPAC Board held a telephonic meeting at which members of the GPAC Board, the GPAC management team and the GPAC Advisory Committee were present. Representatives of Greenhill, Jefferies and Willkie were also in attendance. At the meeting, members of the GPAC management team provided an update on the negotiations and the proposed final substantive terms of Business Combination. After additional discussions and deliberations with the GPAC Advisory Committee and GPAC’s management team and advisors, the GPAC Board unanimously (i) approved the Merger Agreement and related transaction agreements and the transactions contemplated thereby, (ii) determined that the Merger Agreement and related transaction agreements and the transactions contemplated thereby is in the best interest of GPAC and (iii) recommended that the shareholders of GPAC approve and adopt the Merger Agreement and related transaction agreements and the transactions contemplated thereby and the other matters to be presented at an extraordinary general meeting of the shareholders of GPAC. In connection with such approvals, the GPAC Board authorized GPAC management to proceed to finalizing the documentation and materials relating to the announcement of the transaction.

On March 23, 2021, the audit committee of the GPAC Board also considered and approved by unanimous written consent, the Sponsor Agreement, the Investor Rights Agreement and Subscription Agreements for the PIPE Financing and the transactions contemplated thereby, in each case in accordance with Genesis Park’s related persons transaction policy insofar as such transactions are between GPAC, on the one hand, and as applicable, the Sponsor and certain of GPAC’s directors and officers and its and their affiliates and related persons, on the other hand.

During the evening of March 24, 2021, the parties finalized the definitive transaction agreements and documents (or forms thereof) with respect to the Business Combination based on the terms previously agreed upon by the parties and approved by their respective boards of directors, including the Merger Agreement, the Sponsor Agreement, the Investor Rights Agreement and the Proposed Governing Documents, and the proposed materials in respect of the public announcement of the Business Combination, including a joint press release.

In the early morning hours of March 25, 2021, GPAC, Merger Sub, Cosmos and Holdings executed the Merger Agreement. Concurrently with the execution of the Merger Agreement, the applicable parties thereto executed the Sponsor Agreement, the Investor Rights Agreement, the Subscription Agreements for the PIPE Financing, and the Voting and Support Agreements.

Also on March 25, 2021, prior to the commencement of trading of the shares of GPAC Class A ordinary shares on the NYSE, GPAC and Holdings issued a joint press release announcing their entry into the Merger Agreement, which GPAC filed with a Current Report on Form 8-K along with the Merger Agreement and other ancillary documentation and an investor presentation providing information on Redwire and the Business Combination.

Since March 25, 2021, GPAC and Redwire, together with their respective legal counsel and advisors, have worked jointly on the preparation of this proxy statement/prospectus, and have continued and expect to continue to engage in regular discussions regarding the execution and timing of the Business Combination and to take actions and exercise their respective rights under the Merger Agreement to facilitate the completion of the Business Combination.

The GPAC Board’s Reasons for the Business Combination

GPAC was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The GPAC Board has sought to do this by utilizing the networks and industry experience of the Sponsor, the GPAC Board, the GPAC Advisory Committee and GPAC’s management team to identify and acquire one or more businesses. The members of the GPAC Board, the GPAC Advisory Committee and GPAC’s management team have extensive transactional experience, particularly in the aerospace and aviation services sectors, and we believe we are well qualified to evaluate the transaction with Redwire. This discussion of the GPAC Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

In considering a range of potential target companies and businesses, the GPAC Board considered the general, non-exclusive criteria and guidelines that GPAC believes would be important in evaluating prospective target businesses as described in the prospectus for GPAC’s initial public offering. The GPAC Board also considered that GPAC could enter into a business combination with a target business that does not meet these criteria and guidelines:

•	provides services to one or a combination of commercial passenger airlines, cargo airlines, business aviation operators or special mission operators;

•	enterprise value between $500 million and $1 billion, with strong standing with either U.S. clients or European clients and an international following;

•

strong, defensible niche within the aerospace and aviation services market and robust business fundamentals including strong customer relationships, recurring revenue streams and positive industry trends in the long-term:

•	attractively valued relative to public comparable companies and that would benefit from post-closing add-on acquisitions; and

•	strong management team that could benefit from GPAC’s extensive networks and insights within the aerospace and aviation services sectors and a business that will benefit from being a public company.

Based on these criteria and guidelines, GPAC developed a more detailed list of key target characteristics against which to compare and rank identified target opportunities. These key target characteristics were categorized in terms of actionability, business quality, revenue growth potential, size and competitive position, which categories were in turn assigned relative weights of 35%, 25%, 20%, 10% and 10%, respectively, to reflect GPAC’s view of the relative significance of each category for purposes of determining GPAC’s relative weighted ranking of each identified target opportunity.

When applying the above criteria and guidelines to its consideration of a potential business combination with Redwire and when assessing Redwire’s key target characteristics based on the above categories and weighting methodology, the GPAC Board determined that such business combination met all or most of the criteria and guidelines above and that Redwire’s relative weighted ranking was comparable to or better than those of the other target opportunities that were available to GPAC.

The GPAC Board, in further evaluating the potential merits of a business combination with Redwire and making its determination to approve, and recommend that the shareholders of GPAC approve and adopt, the Merger Agreement and the Business Combination, also consulted extensively with the GPAC Advisory Committee, GPAC’s management and GPAC’s legal counsel and other advisors and reviewed the results of due diligence conducted by them, which included, among other things:

•	in-person and telephonic meetings with Redwire’s management team regarding operations, forecasts and prospects;

•	in-person visits to certain of Redwire’s facilities;

•

engaging industry experts to present research and information on the space infrastructure and technology industries, including historical growth trends and market share information as well as end-market size and growth projections;

•

analysis of Redwire’s acquisition history, acquired company historical financial information and data and other historical and projected financial information to understand and validate the key assumptions underpinning the financial projections prepared by Redwire’s management;

•

consultation and discussions with industry experts engaged by GPAC regarding the competitive landscape and Redwire’s space infrastructure capabilities and services, including its on-orbit servicing, assembly and manufacturing capabilities, and the quality, marketability and reliability of its space technology and solutions;

•

discussions with Redwire’s product development teams to assess their development track record, current product development pipeline and strategy for continuing to grow the company’s space infrastructure business moving forward;

•	reviewing and analyzing, and engaging special counsel to review and analyze, the development, use and protection of Redwire’s intellectual property;

•	reviewing Redwire’s material contracts and customers and supplier information;

•

reviewing other business, financial, tax, legal, accounting, information technology, security, insurance, regulatory and employee information and documentation, including applicable related reports and materials prepared by GPAC’s outside advisors;

•	reviewing and assessing Redwire’s public company readiness.

In making its determination to approve, and recommend that the shareholders of GPAC approve and adopt, the Merger Agreement and the Business Combination, the GPAC Board also considered and evaluated a number of other factors, including, but not limited to the factors set forth below.

In particular, the GPAC Board considered the following positive factors, although not weighted or in any order of significance, in deciding to approve the Merger Agreement and Business Combination Proposal:

•	Commercial Rationale: The GPAC Board noted that Redwire and the Business Combination presented several compelling qualities and characteristics, including but not limited to the following:

•

Large and Growing Market Opportunity: The industrialization of space is driving strong growth across the space industry. The broader space economy is projected to grow from approximately $420 billion in 2019 (according to The Space Report) to an estimated $2 trillion by 2040 (according to The Space Report), driven in part by significant reductions in launch costs and greater national security requirements. With the significant market opportunity in the new space economy, Redwire is well positioned to address the need for in-space infrastructure and related services.

•

Decades of Space Flight Heritage. Redwire has over 50 years of flight heritage and has been involved in over 150 satellite missions flown. Redwire is a market leader in critical technologies such as in-space 3D printing and manufacturing, and serves a diverse set of customers across national security and civil and commercial space. The infrastructure that Redwire provides has the potential to enable nearly every space mission. Redwire’s innovations enabled the first (i) spacecraft technology to build and assemble itself, (ii) 3D printing of tools and spares in space, (iii) optical fiber manufactured in space and (iv) Link-16 Antenna for Space.

•

Purpose-Built Pure Play Independent Provider of Solutions for New Space: Redwire is an infrastructure supplier across all major space industry segments, and is aligned with premier customers on major programs.

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Attractive Entry Valuation: New Redwire will have an anticipated enterprise value of $615 million, implying a 2.5x multiple of 2025 projected EBITDA as Redwire’s operations are expected to achieve scale. The enterprise value is underpinned by current revenue, EBITDA and free cash flow with visible growth for these metrics bolstered by a robust pipeline of identifiable national security, civil and commercial opportunities.

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Current Revenue, EBITDA and Free Cash Flow: Unlike many of its competitors engaging in transactions with special purpose acquisition companies, Redwire generated revenue, EBITDA and free cash flow in 2020. Redwire also has potential for significant organic growth driven by a robust pipeline of identifiable national security, civil and commercial opportunities. In addition, Redwire has significant revenue diversification across products, services and customers with low capital intensity.

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Valuable Proprietary Intellectual Property: Redwire has developed an extensive portfolio of proprietary technologies that includes many U.S. and foreign patents, as well as many U.S. and international trademarks, service marks, domain names and copyrights. In addition, Redwire actively pursues internal development of intellectual property and owns other intellectual property such as unpatented trade secrets, know-how, data and software.

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Potential Public Investor Enthusiasm for Space Companies: Since the advent of space exploration, there has been limited means for public investors to invest in the economic and strategic value of companies operating in the space industry. Redwire will provide investors the opportunity to invest in a company at the forefront of the new space economy that supplies key technology and services.

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Experienced and Proven Management Team: Redwire’s management team has extensive experience in key aspects of the aerospace industry. GPAC reviewed the executive team’s qualifications following the initial Redwire management presentation on January 8, 2021. Peter Cannito, Chief Executive Officer of Redwire, has proven experience in the defense, technology and government service industries, and has shown that he has a strong track record in successfully executing M&A transactions. Andrew Rush, President and Chief Operating Officer of Redwire,

not only has an extensive record of leadership in the industry, having served as the President and Chief Executive Officer of Made in Space from March 2015 to June 2020, but his law degree and intellectual property specialization makes him uniquely qualified to oversee Redwire’s extensive patent and intellectual property portfolio. Bill Read, Chief Financial Officer of Redwire, has served in that role in a number of companies, most recently for Abaco Systems from February 2018 to October 2019. We expect the Redwire senior management team will continue with New Redwire following the Business Combination. For additional information regarding Redwire’s executive officers, see “Management of New Redwire Following the Business Combination—Executive Officers.”

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Access to Working Capital: The approximately $102 million (or $24 million net of $78 million of indebtedness assumed in connection with the closing of the Business Combination) of cash expected to be available on Redwire’s balance sheet after the completion of the Business Combination (assuming no redemptions by GPAC shareholders) to fund go forward operations and support Redwire’s continued growth after the completion of the Business Combination.

•	Financial Condition: Redwire’s historical financial results and outlook, debt structure, strength of its balance sheet and go-forward business and financial plan and model.

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Best Available Opportunity: The GPAC Board determined, after a thorough review of other business combination opportunities available to GPAC, that the Business Combination represents the best potential business combination for GPAC based upon the process utilized to evaluate and assess other potential acquisition targets, and the GPAC Board’s belief that such processes had not presented a better alternative.

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Continued Ownership by Holdings: The GPAC Board considered that Holdings would be receiving a significant amount of New Redwire Common Stock as consideration and would be the largest stockholder of New Redwire. The GPAC Board considered this as a strong sign of confidence in New Redwire following the Business Combination and the benefits to be realized as a result of the Business Combination.

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Results of Due Diligence: The GPAC Board considered the scope of the due diligence investigation conducted by GPAC’s management and outside advisors and evaluated the results thereof and information available to it related to Redwire as described above.

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Terms of the Merger Agreement: The GPAC Board reviewed and considered the terms of the Merger Agreement and the other related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate the agreement. See “Business Combination Proposal—Certain Agreements Related to the Business Combination” for a detailed discussion of the terms and conditions of these agreements.

The GPAC Board also considered a variety of uncertainties and risks and other potentially negative factors, although not weighted or in any order of significance, concerning the Business Combination, including but not limited to the following:

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Potential Inability to Complete the Mergers: The GPAC Board considered the possibility that the Business Combination may not be completed and the potential adverse consequences to GPAC if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. They considered the uncertainty related to the closing primarily outside of the control of the parties to the transaction, including the need for antitrust approval and approval by GPAC’s shareholders. The Merger Agreement also includes an exclusivity provision that prohibits GPAC from soliciting other initial business combination proposals, which restricts GPAC’s ability to consider other potential initial business combinations until the earlier of the termination of the Merger Agreement or the consummation of the Business Combination.

In addition, the GPAC Board considered the risk that the current public shareholders of GPAC would redeem their public shares for cash in connection with consummation of the Business Combination,

thereby reducing the amount of cash available to New Redwire following the consummation of the Business Combination and potentially requiring Redwire to waive certain conditions under the Merger Agreement in order for the Business Combination to be consummated. The Minimum Available Cash Condition is for the sole benefit of Redwire. As of the Record Date, without giving effect to any future redemptions that may occur, the trust account had approximately $166.29 million.

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Redwire’s Business Risks: The GPAC Board considered that GPAC shareholders would be subject to the business risks associated with Redwire if they retained their public shares following the closing of the Business Combination, which were different from the risks related to holding public shares of GPAC prior to the closing. In this regard, the GPAC Board considered that there were risks associated with successful implementation of Redwire’s long term business plan and strategy and Redwire realizing the anticipated benefits of the Business Combination on the timeline expected or at all. The GPAC Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that GPAC shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see “Risk Factors.”

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Post-Business Combination Governance; Terms of the Investor Rights Agreement: The GPAC Board considered the corporate governance provisions of the Merger Agreement, the Investor Rights Agreement and the Proposed Organizational Documents and the effect of those provisions on the governance of New Redwire following the closing. In particular, they considered that Holdings will individually control shares representing a majority of New Redwire’s total outstanding shares of common stock upon completion of the Business Combination. Even if Holdings were to control less than a majority of the common stock, it will be able to influence the outcome of corporate actions so long as it owns a significant portion of common stock. Holdings will have the right to designate directors to the New Redwire Board for as long as they hold certain amounts of shares of the New Redwire common stock. The GPAC Board was aware that these rights are not generally available to shareholders of GPAC, including shareholders that may hold a large number of shares, or directors of GPAC. See “Business Combination Proposal—Certain Agreements Related to the Business Combination” for detailed discussions of the terms and conditions of these agreements.

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Limitations of Review: The GPAC Board considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the price GPAC is paying to acquire Redwire is fair to GPAC or its shareholders from a financial point of view. In addition, GPAC’s senior management and advisors reviewed only certain materials in connection with their due diligence review of the Redwire. Accordingly, the GPAC Board considered that GPAC may not have properly valued such business.

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No Survival of Remedies for Breach of Representations, Warranties or Covenants of Redwire or Holdings: The GPAC Board considered that the terms of the Merger Agreement provide that GPAC will not have any surviving remedies after the Closing to recover for losses as a result of any inaccuracies or breaches of Cosmos’ and Holdings representations, warranties or covenants set forth in the agreement. As a result, GPAC shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Cosmos prior to the Closing, whether determined before or after the closing, without any ability to reduce the consideration to be paid in the Business Combination or recover for the amount of any damages. The GPAC Board determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and that Holdings will be the majority shareholder in New Redwire.

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Litigation: The GPAC Board considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

•	Fees and Expenses: The GPAC Board considered the fees and expenses associated with completing the Business Combination.

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Diversion of Management’s Attention: The GPAC Board considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on Redwire’s business.

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COVID -19: The GPAC Board considered the uncertainties regarding the potential impacts of the COVID-19 virus and related economic disruptions on Redwire’s operations and demand for its products and services.

•	Other Risks: The GPAC Board considered various other risks associated with the Business Combination, the business of GPAC and the business of Redwire described under “Risk Factors.”

In addition to considering the factors described above, the GPAC Board also considered that certain of the officers and directors of GPAC may have interests in the Business Combination as individuals that are in addition to, and that may be different from (and which may conflict with), the interests of GPAC’s shareholders. GPAC’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the GPAC Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination and the Mergers. See “—Interests of GPAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

The GPAC Board concluded that the potential benefits that it expected GPAC and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the GPAC Board (i) approved the Merger Agreement and related transaction agreements and the transactions contemplated thereby, (ii) determined that the Merger Agreement and related transaction agreements and the transactions contemplated thereby are in the best interest of GPAC and (iii) recommended that the shareholders of GPAC approve and adopt the Merger Agreement and related transaction agreements and the transactions contemplated thereby and the other matters to be presented at a special meeting of the shareholders of GPAC.

The preceding discussion of the information and factors considered by the GPAC Board includes the principal positive and negative factors, but is not intended to be exhaustive and may not include all of the factors considered by the GPAC Board. As described above, in reaching its decision, the GPAC Board also utilized and applied categories of key target characteristics that were based on the general, non-exhaustive acquisition criteria and guidelines described in the prospectus for GPAC’s initial public offering to evaluate Redwire and the Business Combination and to compare and rank identified target opportunities based on the relative weights that were assigned to such categories. However, the list of key target characteristics, the categorization of such characteristics and the assignment of relative weights to such categories of characteristics is inherently subjective and there can be no assurance that the list of such key characteristics, or the categorization or relative weighting thereof, if developed or applied differently, would not have yielded a different outcome. In addition, notwithstanding the GPAC Board’s utilization of such categories and relative weighting methodology in considering Redwire and other target opportunities, individual members of the GPAC Board may have given different weight to different characteristics and factors. However, the determinations reached by the GPAC Board as a whole with respect to Redwire and the Business Combination utilizing the criteria, guidelines, relative weighting methodology and process described above were favorable to and in support of its recommendations.

The GPAC Board concluded that the potential benefits that it expected GPAC and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the GPAC Board (i) approved the Merger Agreement and related transaction agreements and the transactions contemplated thereby, (ii) determined that the Merger Agreement and related transaction agreements and the transactions contemplated thereby are in the best interest of GPAC and (iii) recommended that the shareholders of GPAC approve and adopt the Merger Agreement and related transaction agreements and the transactions contemplated thereby and the other matters to be presented at an extraordinary general meeting of the shareholders of GPAC.

This explanation of the GPAC Board’s reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

Description of Greenhill’s Discussion Materials

The following is a brief summary of the discussion materials and customary financial analysis presented by Greenhill and reviewed with the GPAC Board. Greenhill delivered its financial analysis for the information and assistance of the GPAC Board in connection with its consideration of the Business Combination. Greenhill did not make, and its financial analysis does not constitute, an opinion or a recommendation to the GPAC Board with respect to the Business Combination or any other matter.

Greenhill Discussion Materials

In connection with preparing its discussion materials for the GPAC Board meeting held on March 22, 2021, Greenhill performed a variety of financial analyses, which are noted below. With the consent of the GPAC Board, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to or reviewed by Greenhill for the purpose of preparing the valuation and discussion materials. In addition, with the consent of the GPAC Board, Greenhill did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of GPAC, Sponsor or Redwire, nor was Greenhill furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates reviewed, Greenhill assumed, at the direction of the GPAC Board, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Redwire as to the future financial performance of Redwire.

Greenhill’s discussion materials included (i) a comparable company analysis, based on a selection of comparable companies consisting of publicly listed companies predominately engaged in space defense contracting, as well as select high growth government contractors, (ii) a review of selected, recent precedent transactions involving SPAC transactions in the space, additive manufacturing and next generation aerospace sectors as well as regular way M&A transactions with space or defense technology focused targets and (iii) a discounted cash flow analysis based on projected financial information provided by Redwire. Greenhill conducted its valuation analysis with a focus on a pre-money enterprise value of Redwire of $556 million on a pre-money standalone basis and a post-money enterprise value of $615 million pro forma for the Business Combination.

Using publicly available information and information from certain data sources provided to Greenhill, Greenhill and GPAC’s management reviewed with the GPAC Board, among other things, the enterprise values as a multiple of EBITDA for certain calendar years with respect to each selected comparable company and precedent transaction, as well as the summary information regarding the discounted cash flow analysis.

Summary of Greenhill’s Financial Analyses

The following summary of the financial analyses presented by Greenhill to the GPAC Board does not purport to be a complete description of the financial analyses conducted by Greenhill, nor does the order of analyses described represent the relative importance or weight given to those analyses by Greenhill. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Greenhill, the tables must be read together with the full text of each summary and are not alone a complete description of Greenhill’s financial analyses. Considering the data set forth in the tables below without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Greenhill’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 19, 2021 and is not necessarily indicative of current or future market conditions. As noted above, while Greenhill provided the financial analysis summarized below to the GPAC Board in connection with its consideration of the

Business Combination, Greenhill did not make, and its financial analysis does not constitute, an opinion or a recommendation to the GPAC Board with respect to the Business Combination or any other matter.

Selected Comparable Company Analysis

Greenhill performed a selected comparable company analysis of Redwire, which compared certain selected financial information, ratios and multiples for Redwire to the corresponding data for the following publicly traded companies that are predominately engaged in space defense contracting, as well as select high growth government contractors that were selected by GPAC and Greenhill:

Space Defense Contracting

•	Maxar Technologies Inc.

•	Aerojet Rocketdyne Holdings, Inc.

•	Thales SA

•	OHB SE

•	Virgin Galactic Holdings, Inc.

High Growth Defense Contractors

•	HEICO Corporation

•	Kratos Defense & Security Solutions, Inc.

•	AeroVironment, Inc.

•	Mercury Systems, Inc.

Although none of the selected companies is directly comparable to Redwire, GPAC and Greenhill selected these companies because, among other reasons, they are publicly traded companies with operations or businesses that for purposes of analysis may be considered similar or reasonably comparable to those of Redwire (recognizing that the selected companies are not necessarily direct competitors of Redwire). Greenhill’s presentation provided the GPAC Board with summary observations regarding how comparable companies and precedent transactions may share similar characteristics to the potential transaction with Redwire. However, the GPAC Board acknowledged that no company was identical to Redwire. Accordingly, Greenhill’s analysis of these selected publicly traded companies necessarily involved nuanced considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of the operating statistics and trading multiples of the selected publicly traded companies. In evaluating the selected companies, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Redwire, such as the impact of competition on the businesses of Redwire and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Redwire or the industry or the financial markets in general. Greenhill also made judgments as to the relative comparability of such selected companies to Redwire and judgments as to the relative comparability of the various valuation parameters with respect to the selected companies. The numerical results may not in themselves be meaningful in analyzing the contemplated transaction as compared to the selected companies. Greenhill’s analysis was based on publicly available data and information for the selected companies, including information published by FactSet Research Systems Inc., public filings and projected financial information provided by Redwire’s management.

For each of the selected companies, Greenhill considered the enterprise value for such company, which Greenhill calculated as equity value, plus total debt, minority interest and preferred stock, less cash and cash equivalents. The equity value of each company was calculated using the closing stock price as of March 19, 2021, multiplied by the total diluted shares outstanding (using the most recent publicly available information as of March 19, 2021), with the exception of Aerojet Rocketdyne, for which equity value was calculated based on the closing stock price as of December 18, 2020, which was the last trading day prior to the acquisition announcement by Lockheed Martin. Greenhill considered the enterprise value for each company (and for Redwire) as a multiple of (i) adjusted EBITDA and (ii) revenue, and also considered the revenue growth and adjusted EBITDA margin for each company, in each case, based on 2022E through 2025E revenue growth and margins. Greenhill used the implied enterprise value based on the terms of the Business Combination to derive implied valuation multiples for Redwire based on adjusted EBITDA and revenue. Based on its professional judgment and experience, Greenhill selected multiple ranges of between 23.0x to 27.0x estimated 2022 EBITDA and 22.0x to 26.0x estimated 2023 EBITDA, which reflect the ranges of approximate median multiples for the High Growth Defense Contractor peer group for such years and which Greenhill found most meaningful for its analysis.

Greenhill noted that, with respect to the enterprise value / adjusted EBITDA and enterprise value / revenue valuation multiples, the analyzed implied valuation multiple for Redwire based on the consideration payable in the Business Combination was below the range of multiples of the selected publicly traded companies.

Selected Precedent Transactions Analysis

Greenhill also performed an analysis of selected, recent combination transactions involving SPACs in the space, additive manufacturing and next generation aerospace sectors and regular way business combination transactions with space- or defense technology-focused target companies that in Greenhill’s professional judgment and experience were relevant for its analysis. This analysis was based on data from FactSet Research Systems Inc. as well as publicly available information, including public filings, investor presentations and press releases.

Although Greenhill analyzed the multiples implied by the selected transactions, none of these transactions or associated companies are identical to the Business Combination or Redwire. Accordingly, Greenhill’s analysis of the selected transactions necessarily involved nuanced considerations and judgments concerning the differences in financial and operating characteristics, the parties involved and the terms of their transactions and other factors that would necessarily affect the implied value of Redwire versus the values of the companies in the selected transactions. In evaluating the selected transactions, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. Greenhill also made judgments as to the relative comparability of those companies to Redwire and judgments as to the relative comparability of the various valuation parameters with respect to the companies themselves.

Greenhill reviewed the consideration paid in the transactions and analyzed the enterprise value implied by such consideration as a multiple of last twelve month EBITDA and revenue where publicly available. The following table identifies the selected transactions involving regular way combination transactions with space- or defense technology-focused target companies reviewed by Greenhill and the valuation multiples Greenhill derived from the precedent transactions.

($ in millions)

Announcement Month and Year	Buyer	Target	Enterprise Value	Enterprise Value / EBITDA	Enterprise Value / Revenue
January 2021	AeroVironment, Inc.	Arcturus UAV, Inc.	$408	11.7x	4.86x

January 2021	Teledyne Technologies Incorporated	FLIR Systems, Inc.	$8,014	19.3x	4.23x

December 2020	Lockheed Martin Corporation	Aerojet Rocketdyne Holdings, Inc.	$4,019	14.7x	1.94x

June 2020	Maxar Technologies Inc.	Vricon, Inc.	$280	10.0x	N.A.

($ in millions)

Announcement Month and Year	Buyer	Target	Enterprise Value	Enterprise Value / EBITDA	Enterprise Value / Revenue
January 2020	BAE Systems PLC	Collins Aerospace’s Military GPS business	$1,560	N.A.	N.A.

December 2019	Northern Private Capital	MacDonald, Dettwiler and Associates Ltd.	$765	9.0x	2.07x

October 2018	Harris Corporation	L3 Technologies, Inc.	$19,682	15.2x	1.96x

October 2017	The Boeing Company	Aurora Flight Sciences Corporation	$350	N.A.	N.A.

September 2017	Northrop Grumman Corporation	Orbital ATK, Inc.	$9,221	16.3x	2.04x

February 2017	MacDonald, Dettwiler and Associates Ltd.	DigitalGlobe, Inc.	$3,600	9.6x	4.96x

March 2016	Kohlberg Kravis Roberts & Co.	Defense Electronics Business (Hensoldt) of Airbus Group SE	$1,161	N.A.	1.10x

February 2015	Harris Corporation	Exelis, Inc.	$4,750	9.2x	1.45x

November 2014	Raytheon Company	Blackbird Technologies, Inc.	$420	N.A.	N.A.

June 2012	MacDonald, Dettwiler and Associates Ltd.	Space Systems/Loral (SS/L)	$875	5.7x	0.80x

December 2010	Raytheon Company	Applied Signal Technology, Inc.	$490	16.8x	2.24x

June 2010	Boeing	Argon ST	$775	18.1x	2.30x

For the transactions listed above, Greenhill calculated the enterprise value / EBITDA multiples and enterprise value / revenue multiples. This analysis (which excluded the (1) BAE Systems / Collins Aero’s GPS Business, (2) Boeing / Aurora Flight Science, (3) KKR & Co. / Airbus Defense Electronics (Hensoldt), and (4) Raytheon / Blackbird Technologies transactions due to a lack of sufficient publicly available information) resulted in a range of (i) enterprise value / EBITDA multiples of 5.7x to 19.3x, with an average of 13.0x and (ii) enterprise value / revenue multiples of 0.80x – 4.96x, with an average of 2.50x.

Greenhill noted that the analyzed implied valuation multiple for Redwire based on the pre-money enterprise value of Redwire of $556 million on a standalone basis and a post-money enterprise value of $615 million pro forma for the Business Combination was above the range of enterprise value / EBITDA multiples and within the range of the enterprise value / revenue multiples of the selected regular way combination transactions.

The following table identifies the selected SPAC transactions in the space, additive manufacturing and next generation aerospace sectors reviewed by Greenhill and the valuation multiples Greenhill derived from the precedent transactions.

($ in millions)

Announcement Month and Year	SPAC	Target	Enterprise Value	Enterprise Value / 2024E EBITDA	Enterprise Value / 2025E EBITDA	Enterprise Value / 2024E Revenue	Enterprise Value / 2025E Revenue
March 2021	Vector Acquisition Corporation	Rocket Lab USA, Inc.	$4,082	34.3x	24.3x	9.07x	5.45x

March 2021	NavSight Holdings, Inc.	Spire Global, Inc.	$1,230	6.2x	2.9x	2.57x	1.35x

February 2021	One	Markforged, Inc.	$1,664	39.6x	9.7x	4.18x	2.36x

February 2021	Reinvent Technology Partners	Joby Aero, Inc.	$4,629	N.M.	25.0x	N.M.	6.42x

February 2021	Osprey Technology Acquisition Corp.	BlackSky Holdings Inc.	$1,106	6.4x	4.5x	2.87x	2.03x

February 2021	Atlas Crest Investment Corp.	Archer Aviation Inc.	$2,713	N.M.	10.6x	N.M.	2.60x

February 2021	Holicity Inc.	Astra Space, Inc.	$2,123	8.9x	3.1x	2.72x	1.41x

December 2020	New Providence Acquisition Corp.	AST & Science, LLC	$1,392	1.4x	0.5x	1.30x	0.53x

December 2020	Experience Investment Corp.	BLADE Urban Air Mobility, Inc.	$450	5.6x	2.5x	1.12x	0.75x

October 2020	Stable Road Acquisition Corp.	Momentus, Inc.	$1,200	2.9x	1.0x	1.00x	0.61x

August 2020	Trine Acquisition Corp.	Desktop Metal, Inc.	$1,836	13.7x	6.8x	3.14x	1.95x

July 2019	Social Capital Hedosophia Holdings Corp.	Virgin Galactic Vehicle Holdings, Inc.	$1,436	N.A.	N.A.	N.A.	N.A.

For the transactions listed above, Greenhill analyzed the enterprise value implied by each such transaction, in each case, as a multiple of (i) estimated EBITDA for fiscal years 2024 and 2025 and (ii) estimated revenue for fiscal years 2024 and 2025 for the target company. This analysis (which excluded the (1) Reinvent Technology / Joby Aviation, (2) Atlas Crest / Archer, and (3) Social Capital Hedosophia / Virgin Galactic transactions due to the absence of estimated revenue or earnings during such periods) resulted in a range of (i) enterprise value / 2024E EBITDA multiples of 1.4x to 39.6x, with an average of 13.2x; (ii) enterprise value / 2025E EBITDA multiples of 0.5x to 25.0x, with an average of 8.3x; (iii) enterprise value / 2024E revenue multiples of 1.00x to 9.07x, with an average of 3.11x; and (iv) enterprise value / 2025E revenue multiples of 0.53x to 6.42x, with an average of 2.31x.

Greenhill noted that the analyzed implied valuation multiple for Redwire based on the pre-money enterprise value of Redwire of $556 million on a standalone basis and a post-money enterprise value of $615 million pro forma for the Business Combination was within the range of enterprise value / estimated 2024 and estimated 2025 EBITDA and below the range of enterprise value / estimated 2024 and estimated 2025 revenue multiples of the selected SPAC transactions in the space, additive manufacturing and next generation aerospace sectors.

Discounted Cash Flow Analysis

Greenhill performed a discounted cash flow analysis of Redwire using financial forecasts and estimates prepared by Redwire management, and provided to Greenhill, for 2021E through 2025E. Greenhill calculated the discounted cash flow analysis by discounting to present value as of June 30, 2021, based on an assumed discount rate of 12.0%. Greenhill assumed an average perpetual growth rate of 6.0% and a tax rate of 26.0%, based on management projections. Greenhill also assumed a Terminal Depreciation & Amortization equivalent to Capital Expenditure. The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including revenue growth rates, EBITDA estimates, terminal values and discount rates. Greenhill’s analysis did not purport to be indicative of the actual values or expected values of Redwire. Greenhill noted that the pre-money enterprise value of Redwire of $556 million on a standalone basis and the post-money enterprise value of $615 million pro forma for the Business Combination was below the range implied by the discounted cash flow analysis of Redwire on a standalone basis.

The summary of the financial analyses set forth above does not purport to be a complete description of the analyses or data presented by Greenhill, but simply describes, in summary form, the material analyses that Greenhill conducted in connection with its presentation to and in its discussion materials for the GPAC Board. The preparation of the discussion materials, including the financial analysis included in the discussion materials, is a complex process and is not necessarily susceptible to partial analysis or summary description. Greenhill did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support its analyses. Rather, Greenhill considered the totality of the factors and analyses performed in determining its analyses. Accordingly, Greenhill believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and materials. Greenhill based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Analyses based on forecasts or projections of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties or their advisors. Accordingly, Greenhill’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, Greenhill’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which companies or businesses actually could be bought or sold. In addition, no company or transaction used in Greenhill’s analyses as a comparison is directly comparable to Redwire or the Business Combination. Because these analyses are inherently subject to uncertainty, being based on numerous factors or events beyond the control of the parties or their respective advisors, none of GPAC, the Sponsor, Redwire, Greenhill or any other person assumes responsibility if future results are materially different from those forecasts or projections. Furthermore, because the GPAC Board did not request, and Greenhill did not render, any opinion as to the fairness of the consideration from a financial point of view or any other aspect of the Business Combination to GPAC, the Sponsor, Redwire or any other person or, except as summarized above, provide any other financial analyses regarding or valuation of Redwire for the purpose of assessing the fairness of the consideration from a financial point of view to GPAC, the Sponsor, Redwire or any other person, no inference should be drawn regarding the implication of the financial analyses included in Greenhill’s discussion materials in respect of the GPAC Board’s consideration of the Business Combination, which information was one of many factors described above and taken into consideration by the GPAC Board in making its determination to approve, and recommend that the shareholders of GPAC approve and adopt, the Merger Agreement and the Business Combination.

Certain Company Projected Financial Information

The prospective financial information was not prepared with a view towards compliance with GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. These projections were prepared solely for internal use, and capital budgeting and other management purposes, and are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results.

The projections reflect numerous qualitative estimates and assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Redwire’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” The projections are not predictive of Redwire’s actual future results and should not be construed as financial guidance for any future period. The projections reflect the consistent application of the accounting policies of Redwire and should be read in conjunction with the accounting policies included in Note B to the accompanying historical audited consolidated financial statements of Redwire included in this proxy statement/prospectus.

Redwire provided GPAC with its internally prepared forecasts for each of the years in the five-year period ending December 31, 2025. Redwire does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of their future performance, revenue, financial condition, or other results. However, in connection with the proposed Business Combination, management of Redwire prepared the financial projections set forth below to present key elements of the forecasts provided to GPAC. Redwire forecasts were prepared, solely for internal use and not with a view toward public disclosure, based on the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that GPAC, the GPAC Board, Redwire, the Redwire Board or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are based upon significant estimates and judgments and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or holders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making decisions regarding the transaction, as the projections may be materially different than actual results. We will not refer to the financial projections in our future periodic reports filed under the Exchange Act.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Redwire’s business, all of which are difficult to predict and many of which are beyond Redwire’s and GPAC’s control.

Specifically, the financial projections reflect certain assumptions concerning:

•	our commercial and government customers’ execution of appropriations, budget and contracting activities in a manner that is consistent with prevailing historic practices;

•

our commercial and government customers’ ability to respond to emerging market and geopolitical circumstances in a manner that will not materially reduce or limit their ability or willingness to procure our products and services; and

•	the absence of macroeconomic circumstances that may limit our ability to meet the financial projections, including, for example, circumstances relating to Covid-19.

Financial projections relating to multiple years in the future that reflect significant differences from our historical revenue and market share are based on, among other things, the assumption that we will be successful in securing contract backlog equal to multiples of our historic backlog, capture and execution of opportunities to perform as a critical supplier on imminent, large-scale space programs, and the timely maturation of our technologies with transformative potential.

The financial projections are forward looking statements that are inherently subject significant uncertainties and contingencies, many of which are beyond Redwire’s and GPAC’s control. The various risks and uncertainties include those set forth in “Risk Factors,” “Redwire’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.” As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. None of Redwire’s independent registered accounting firm, GPAC’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to GPAC and the GPAC Board in connection with their review of the proposed transaction.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR REDWIRE, GPAC UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR TO HAVE CHANGED.

The financial projections for revenue and costs are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Redwire’s control. While all projections are necessarily speculative, Redwire believes that the prospective financial information covering periods beyond 12 months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that Redwire or its representatives considered or currently consider the projections to be a reliable prediction of future events, and reliance should not be placed on the projections.

The projections were requested by, and disclosed to, us for use as a component of our overall evaluation of Redwire and are included in this proxy statement/prospectus because they were provided to the GPAC Board in connection with its consideration and evaluation of the Business Combination. Redwire has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including us. Neither the management of Redwire nor any of its representatives, advisors or affiliates has made or makes any representation to any person regarding the ultimate performance of Redwire compared to the information contained in the projections, and, except to the extent required by law, none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error or to have changed. Accordingly, they should not be looked upon as “guidance” of any sort. New Redwire will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

The projected financial information included in this document has been prepared by, and is the responsibility of, Redwire management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying projected financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this document relates to the financial statements of Cosmos Intermediate LLC (“Successor”) as of December 31, 2020 and for the period from February 10, 2020 to December 31, 2020 and the financial statements of In Space Group, Inc. (“Predecessor”) as of December 31, 2019, for the year ended December 31, 2019 and for the period from January 1, 2020 to June 21, 2020 previously issued. It does not extend to the projected financial information and should not be read to do so.

The key elements of the projections provided by management of Redwire to GPAC, are summarized in the table below:

($ in millions)	2021E	2022E	2023E	2024E	2025E
Total Revenue	$163	$237	$424	$766	$1,413
Gross Profit	43	66	127	239	456
Adjusted EBITDA(1)	20	32	64	124	250
Capital expenditures	(6)	(8)	(23)	(27)	(49)

(1)

Adjusted EBITDA is a prospective financial measure that was not calculated in accordance with GAAP. Adjusted EBITDA is defined as earnings before interest expense, income taxes, depreciation, and amortization, or EBITDA, with further adjustments to the year 2021E to exclude non-recurring estimated transaction costs in connection with potential acquisitions in Redwire’s pipeline, and which management believes are not indicative of ongoing operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows as measures of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP.

The reconciliation of projected Adjusted EBITDA to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the impact of foreign exchange gains and losses, the effects of stock-based compensation, acquisition related costs, severance costs and asset write-offs. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

Satisfaction of 80% Test

It is a requirement under the Existing Governing Documents that any business acquired by GPAC have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Redwire generally used to approve the transaction, the Redwire board of directors determined that this requirement was met. The GPAC Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was in the best interests of GPAC and its shareholders and appropriately reflected Redwire’s value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as Redwire’s historical growth rate and its potential for future growth in revenue and profits. The GPAC Board believes that the financial skills and background of its members qualify it to conclude that the business combination with Redwire met this requirement.

Interests of GPAC’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the GPAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and GPAC’s directors and executive officers, have interests in such proposal that are different from, or in addition to (and which may conflict with), those of GPAC shareholders and warrantholders generally. These interests include, among other things, the interests listed below:

•	the fact that the Sponsor and the Insiders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•	the fact that the Sponsor and the Insiders have agreed to vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus;

•

the fact that the Sponsor paid an aggregate of $25,000 for the 4,094,406 Class B ordinary shares it currently owns and such securities had an estimated aggregate market value of $41,107,836.24 based upon the closing price of $10.04 per public share on the NYSE on the Record Date, and such securities may have a significantly higher value at the time of the Business Combination;

•

the fact that the Sponsor paid $7,292,541 for the 7,292,541 private placement warrants it currently owns and such warrants had an estimated aggregate market value of $14,439,231.18 based upon the closing price of $1.98 per public warrant on the NYSE on the Record Date, and such warrants would be worthless if a business combination is not consummated by May 27, 2022 (unless such date is extended in accordance with the Existing Governing Documents);

•

the fact that the Sponsor and GPAC’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if GPAC fails to complete an initial business combination by May 27, 2022;

•	the fact that the Investor Rights Agreement will be entered into by the Sponsor;

•

the fact that the Sponsor entered into the Sponsor Agreement pursuant to which the lock-up period to which the Sponsor and our directors and executive officers are subject was amended to provide for termination of the lock-up period 180 days after the consummation of the Business Combination (other than with respect to the private placement warrants and the New Redwire Common Stock underlying such warrants, for which the termination of the lock-up period is 30 days after the consummation of the Business Combination, and with respect to any equity securities acquired in connection with the PIPE Financing, which will not be subject to a lock-up period);

•	the continued indemnification of GPAC’s directors and officers and the continuation of GPAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•	the fact that certain GPAC directors and officers will continue as directors of New Redwire;

•

the fact that the Sponsor and GPAC’s officers and directors will lose their entire investment in GPAC and will not be reimbursed for any out-of-pocket expenses, which expenses amounted to approximately $62,258 as of the Record Date, if an initial business combination is not consummated by May 27, 2022; and

•

the fact that if the trust account is liquidated, including in the event GPAC is unable to complete an initial business combination by May 27, 2022, the Sponsor has agreed to indemnify GPAC to ensure that the proceeds in the trust account are not reduced below $10.15 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which GPAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to GPAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account.

The Sponsor and each of our officers and directors has, pursuant to the Sponsor Agreement, agreed, among other things, to vote all of their ordinary shares in favor of the Business Combination and the other proposals being presented at the extraordinary general meeting and not to elect to redeem or tender or submit for redemption their ordinary shares in connection with the Business Combination, and the Class B ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per share redemption price. Additionally, each of Genesis Park and the Crescent Park Funds has, pursuant to their respective Voting and Support Agreement entered into with Cosmos and Holdings, agreed, among other things, to vote all of the ordinary shares held by Genesis Park and the Crescent Park Funds, respectively, in favor of the Business Combination and the other proposals being presented at the extraordinary general meeting and not to elect to redeem or tender or submit for redemption their ordinary shares in connection with the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor, Genesis Park, the Crescent Park Funds and our officers and directors collectively own approximately 38.0% of the issued and outstanding ordinary shares of GPAC. For more information related to the Sponsor Agreement and Voting and Support Agreements, see “Business Combination Proposal—Related Agreements—Sponsor Agreement” and “—Voting and Support Agreements” in the accompanying proxy statement/prospectus. At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor, Holdings, Cosmos and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals.

Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Redwire and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposals, the NYSE Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal are approved by the affirmative vote of holders of at least a majority of the issued ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter, (ii) the Domestication Proposal and the Charter Amendment Proposal are approved by the affirmative vote of holders of at least two-thirds of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and who vote on such matter, (iii) the Minimum Closing Cash Condition is satisfied and otherwise limit the number of public shares electing to redeem and (iv) New Redwire’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) are at least $5,000,001 after giving effect to the Business Combination and the PIPE Financing.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of personal and financial interests of one or more of GPAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of GPAC and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, the personal and financial interests of our initial shareholders as well as GPAC’s directors and executive officers may have influenced their motivation in identifying and selecting Redwire as a business combination target, and may influence their motivation in completing the Business Combination and the operation of the business of New Redwire following the Business Combination. In considering the recommendations of the GPAC Board to vote for the proposals, GPAC’s shareholders should consider these interests.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, GPAC has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following factors: (i) members of Holdings’ senior management will hold all of New Redwire’s key management positions; (ii) Holdings will have the largest voting interest in New Redwire under any redemption scenario; (iii) five of the seven members of the New Redwire Board will initially be selected by Holdings and its permitted transferees; (iv) the Redwire Subsidiaries will comprise the ongoing operations of New Redwire; and (v) Redwire is larger in relative size than GPAC. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Redwire with the Business Combination being treated as the equivalent of Redwire issuing stock for the net assets of GPAC, accompanied by a recapitalization. The net assets of GPAC will be stated at historical costs, with no goodwill or other intangible assets recorded.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Redwire portion of the Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. GPAC and Redwire filed the required forms under the HSR Act with the Antitrust Division and the FTC on April 8, 2021 and the 30-day waiting period expired at 11:59 p.m., New York City time, on May 10, 2021.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Redwire’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. GPAC cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, GPAC cannot assure you as to its result.

None of GPAC or Redwire are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting on such matter, vote on such matter.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that (a) GPAC’s entry into the Agreement and Plan of Merger, dated as of March 25, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among GPAC, Shepard Merger Sub Corporation, a Delaware corporation and direct, wholly owned subsidiary of GPAC (“Merger Sub”), Cosmos Intermediate, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Holdings (“Cosmos”), and Redwire, LLC, a Delaware limited liability company (“Holdings”), a copy of which is attached to this proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of GPAC as an exempted company in the Cayman Islands and the continuation and domestication of GPAC as a corporation in the State of Delaware with the name “Redwire Corporation” (i) Merger Sub will merge with and into Cosmos (the “First Merger”), with Cosmos as the surviving company in the First Merger and, after giving effect to such First Merger, Cosmos will be a wholly owned subsidiary of GPAC (the time that the First Merger becomes effective being referred to as the “First Effective Time”), (ii) the common units of Cosmos issued and outstanding as of immediately prior to the First Effective Time (other than units held by Cosmos as treasury units or owned by GPAC, Merger Sub or Cosmos immediately prior to the First Effective Time (which units will be cancelled for no consideration as part of the First Merger)) will be cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate, the merger consideration comprised of $75,000,000 in cash, 37,200,000 shares of common stock, par value $0.0001 per share, of New Redwire (the “New Redwire Common Stock”) and 2,000,000 warrants to purchase shares of New Redwire Common Stock, without interest and otherwise in accordance with the terms of the Merger Agreement and (iii) immediately following the First Effective Time, Cosmos will merge with and into New Redwire (the “Second Merger” and together with the First Merger, the “Mergers”), with New Redwire as the surviving company in the Second Merger and the direct or indirect parent company of each of the direct and indirect subsidiaries of Cosmos prior to the Mergers and (b) certain related agreements executed at the same time as the Merger Agreement (including the Sponsor Agreement in the form attached to the proxy statement/prospectus as Annex E, the Subscription Agreements in the form attached to the proxy statement/prospectus as Annex F, the Voting and Support Agreements in the forms attached to the proxy statement/prospectus as Annex G, the Investor Rights Agreement in the form attached to the proxy statement/prospectus as Annex H and the Warrant Forfeiture Agreement in the form attached to the proxy/prospectus as Annex I) and the transactions contemplated thereby, in each case be approved, ratified and confirmed in all respects.”

Recommendation of the GPAC Board

THE GPAC BOARD UNANIMOUSLY RECOMMENDS THAT THE GPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of GPAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of GPAC and its shareholders and what they may believe is best for New Redwire or themselves in determining to recommend that shareholders vote for the proposals. In addition, GPAC’s directors and executive officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a shareholder in GPAC. See the section entitled “—Interests of GPAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, GPAC is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.

As a condition to closing the Business Combination, the GPAC Board has unanimously approved, and GPAC shareholders are being asked to consider and vote upon a proposal to approve, a change of GPAC’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”). To effect the Domestication, GPAC will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which GPAC will be domesticated and continue as a Delaware corporation.

In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of GPAC will convert automatically by operation of law, on a one-for-one basis, into shares of New Redwire Common Stock; (ii) each issued and outstanding warrant to purchase Class A ordinary shares of GPAC will automatically represent the right to purchase one share of New Redwire Common Stock at an exercise price of $11.50 per share of New Redwire Common Stock on the terms and conditions set forth in the GPAC Warrant Agreement; and (iii) each issued and outstanding unit of GPAC that has not been previously separated into the underlying Class A ordinary share of GPAC and underlying GPAC warrant upon the request of the holder thereof prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Redwire Common Stock and one-half of one warrant representing the right to purchase one share of New Redwire Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the GPAC Warrant Agreement.

The Domestication Proposal, if approved, will approve a change of GPAC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while GPAC is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, New Redwire will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then GPAC will also ask its shareholders to approve the Governing Documents Proposals (discussed below), which, if approved, will replace the Existing Governing Documents with a new certificate of incorporation and bylaws of New Redwire under the DGCL. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under “Governing Documents Proposals,” the Existing Governing Documents of GPAC, attached hereto as Annex B, and the Proposed Governing Documents of New Redwire, attached hereto as Annex C and Annex D.

Reasons for the Domestication

The GPAC Board believes that there are significant advantages to us that will arise as a result of the change in our domicile to Delaware. Further, the GPAC Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The GPAC Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of GPAC and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

•

Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

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Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe, such clarity would be advantageous to New Redwire, the New Redwire Board and to its management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Redwire’s stockholders from possible abuses by directors and officers.

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Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers and stockholders alike. New Redwire’s incorporation in Delaware may make New Redwire more attractive to future candidates for the New Redwire Board, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, GPAC has not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. The GPAC Board therefore believes that providing the benefits afforded directors by Delaware law will enable New Redwire to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of GPAC as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Redwire immediately following the Domestication will be the same as those of GPAC immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and who vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that GPAC be transferred by way of continuation to Delaware pursuant to Sections 206 though 209 of Part XII of the Companies Act (as Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware (“DGCL”) and, immediately upon being de-registered in the Cayman Islands, GPAC be continued and domesticated as a corporation under the laws of the State of Delaware (the “Domestication” and collectively with the Mergers and the other transactions contemplated by the Merger Agreement, including the PIPE Financing (as defined below), the “Business Combination”) and, conditioned upon, and with effect from, the registration of GPAC as a corporation in the State of Delaware, the name of GPAC be changed from “Genesis Park Acquisition Corp.” to “Redwire Corporation” be approved.”

Recommendation of the GPAC Board

THE GPAC BOARD UNANIMOUSLY RECOMMENDS THAT GPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of GPAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of GPAC and its shareholders and what they may believe is best for New Redwire or themselves in determining to recommend that shareholders vote for the proposals. In addition, GPAC’s directors and executive officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), with your interests as a shareholder in GPAC. See the section entitled “Business Combination Proposal— Interests of GPAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

CHARTER AMENDMENT PROPOSAL

Overview

If the Condition Precedent Proposals are approved and the Business Combination is to be consummated, GPAC will replace the Existing Governing Documents with the Proposed Governing Documents of New Redwire, in each case, under the DGCL.

Reasons for the Charter Amendment

The Proposed Certificate of Incorporation, as well as the Proposed Bylaws, were negotiated as part of the Business Combination. The GPAC Board’s specific reasons for each of the Governing Documents Proposals (each of which are included in the Proposed Governing Documents) are set forth in the section “Governing Documents Proposals.”

Vote Required for Approval

The approval of Charter Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and who vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Charter Amendment Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the existing amended and restated memorandum and articles of association of GPAC (together, the “Existing Governing Documents”) be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation, a copy of which is attached to the proxy statement/prospectus as Annex C (the “Proposed Certificate of Incorporation”) and the proposed new bylaws, a copy of which is attached to the proxy statement/prospectus as Annex D (the “Proposed Bylaws” and together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”) of “Redwire Corporation” upon the Domestication, be approved as the certificate of incorporation and bylaws, respectively, of Redwire Corporation, effective upon the effectiveness of the Domestication.”

Recommendation of the GPAC Board

THE GPAC BOARD UNANIMOUSLY RECOMMENDS THAT GPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

The existence of financial and personal interests of one or more of GPAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of GPAC and its shareholders and what they may believe is best for New Redwire or themselves in determining to recommend that shareholders vote for the proposals. In addition, GPAC’s directors and executive officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a shareholder in GPAC. See the section entitled “Business Combination Proposal— Interests of GPAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSALS

If the Charter Amendment Proposal and the other Condition Precedent Proposals (as defined below) are approved and the Business Combination is to be consummated, GPAC will replace the Existing Governing Documents, with the Proposed Governing Documents, in each case, under the DGCL.

GPAC’s shareholders are asked to consider and vote upon and to approve by non-binding, advisory resolution four (4) separate proposals (collectively, the “Governing Documents Proposals”) in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents. The Governing Documents Proposals are conditioned on the approval of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the NYSE Proposal and the Incentive Equity Plan Proposal (collectively, the “Condition Precedent Proposals”). Therefore, if any of the Condition Precedent Proposals are not approved, the Governing Documents Proposals will have no effect, even if approved by holders of ordinary shares.

In addition, because the vote on the Governing Documents Proposals is advisory only, it will not be binding on GPAC, New Redwire, the GPAC Board or the New Redwire Board. Accordingly, regardess of the outcome of the non-binding, advisory vote, GPAC and Redwire intend that the Proposed Certificate of Incorporation and the Proposed Bylaws will take effect upon the effectiveness of the Domestication and prior to the First Effective Time, assuming adoption of the Charter Amendment Proposal and each of the other Condition Precedent Proposals.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents. The following table sets forth a summary of the principal changes proposed to be made between the Existing Governing Documents and the Proposed Certificate of Incorporation and Proposed Bylaws for New Redwire. This summary is qualified by reference to the complete text of the Existing Governing Documents of GPAC, attached to this proxy statement/prospectus as Annex B, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read each of the Proposed Governing Documents in its entirety for a more complete description of its terms. Additionally, as the Existing Governing Documents are governed by Cayman Islands law and the Proposed Governing Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

Existing Governing Documents	Proposed Governing Documents

Authorized Shares (Governing Documents Proposal A)

The share capital under the Existing Governing Documents is US$25,200 divided into 230,000,000 Class A ordinary shares of par value US$0.0001 per share, 20,000,000 Class B ordinary shares of par value US$0.0001 per share, and 2,000,000 preference shares of par value US$0.0001 per share.	The Proposed Governing Documents authorize 500,000,000 shares of common stock, par value $0.0001 per share, of New Redwire (the “New Redwire Common Stock”) and 100,000,000 shares of preferred stock, par value $0.0001 per share, of New Redwire (the “New Redwire Preferred Stock”).

See paragraph 5 of the Amended and Restated Memorandum of Association.	See Article IV of the Proposed Certificate of Incorporation.

Existing Governing Documents	Proposed Governing Documents

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Governing Documents Proposal B)

The Existing Governing Documents authorize the issuance of 2,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by the GPAC Board. Accordingly, the GPAC Board is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares (except to the extent it may affect the ability of GPAC to carry out a conversion of GPAC Class B ordinary shares on the Closing Date, as contemplated by the Existing Governing Documents or is considered by the GPAC Board to have a material adverse effect on the rights of any other class of shares).	The Proposed Governing Documents authorize the New Redwire Board to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the New Redwire Board may determine.

See paragraph 5 of the Amended and Restated Memorandum of Association and Articles 3 and 10 of the Amended and Restated Articles of Association.	See Article IV subsection B of the Proposed Certificate of Incorporation.

Shareholder/Stockholder Written Consent In Lieu of a Meeting (Governing Documents Proposal C)

The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Governing Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but at any time when Holdings and its permitted transferees beneficially own 50% or more of the voting power of New Redwire, any action may be taken by written consent without a meeting, without prior notice and without a vote. If Holdings and its permitted transferees own less than 50% of the voting power of New Redwire, any action required or permitted to be effected by the stockholders must be taken at a duly called meeting (provided, however, that holders of New Redwire Preferred Stock voting separately as a series or a class of such series may take action by written consent without a meeting, without prior notice and without a vote, to the extent provided for in the applicable certificate of designation related to such New Redwire Preferred Stock).

See Articles 22 and 23 of the Amended and Restated Articles of Association.	See Article VIII subsection A of the Proposed Certificate of Incorporation.

Existing Governing Documents	Proposed Governing Documents

Corporate Name (Governing Documents Proposal D)

The Existing Governing Documents provide the name of the company is “Genesis Park Acquisition Corp.”	The Proposed Governing Documents will provide that the name of the corporation will be “Redwire Corporation.”

See paragraph 1 of the Amended and Restated Memorandum and Articles of Association.	See Article I of the Proposed Certificate of Incorporation.

Perpetual Existence (Governing Documents Proposal D)

The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by May 27, 2022 (18 months after the closing of GPAC’s initial public offering), GPAC will cease all operations except for the purposes of winding up and will redeem the shares issued in GPAC’s initial public offering and liquidate its trust account.

See Article 49 of the Articles of Association.

The Proposed Governing Documents do not include any provisions relating to New Redwire’s ongoing existence; the default under the DGCL will make New Redwire’s existence perpetual.

This is the default rule under the DGCL.

Exclusive Forum (Governing Documents Proposal D)

The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act.

See Article XI subsections A of the Proposed Certificate of Incorporation.

Takeovers by Interested Stockholders (Governing Documents Proposal D)

The Existing Governing Documents do not provide restrictions on takeovers of GPAC by a related shareholder following a business combination.	The Proposed Governing Documents will have New Redwire elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but will provide other restrictions regarding takeovers by interested stockholders.

See Article X subsections A and B of the Proposed Certificate of Incorporation.

Existing Governing Documents	Proposed Governing Documents

Provisions Related to Status as Blank Check Company (Governing Documents Proposal D)

The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

See Articles 8, 17, and 49 of the Amended and Restated Articles of Association.

GOVERNING DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal A—to approve the change in the authorized share capital of GPAC from (i) US$25,200 divided into 230,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 2,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of New Redwire Common Stock and 100,000,000 shares of New Redwire Preferred Stock.

As of the date of this proxy statement/prospectus, there are 20,472,028 ordinary shares issued and outstanding, which includes an aggregate of 4,094,406 Class B ordinary shares held by the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 15,920,979 warrants to acquire ordinary shares, comprised of 7,292,541 private placement warrants held by the Sponsor, 439,627 private placement warrants held by Jefferies and 8,188,811 public warrants. Pursuant to the Warrant Forfeiture Agreement, immediately prior to (and contingent upon) the Closing, the Sponsor and Jefferies will surrender and forfeit to GPAC for no consideration an aggregate of 2,000,000 private placement warrants, with such amount of warrants corresponding to the number of newly issued warrants to purchase shares of New Redwire Common Stock to be issued by New Redwire to Holdings upon consummation of the Business Combination. Of such surrendered and forfeited private placement warrants, 1,886,000 will be surrendered and forfeited by the Sponsor and 114,000 will be surrendered and forfeited by Jefferies. The new warrants to be issued to Holdings will be identical to the private placement warrants surrendered and forfeited by the Sponsor and Jefferies, including that such newly issued warrants will be designated as private placement warrants under the GPAC Warrant Agreement.

In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of GPAC will convert automatically by operation of law, on a one-for-one basis, into shares of New Redwire Common Stock; (ii) each issued and outstanding warrant to purchase Class A ordinary shares of GPAC will automatically represent the right to purchase one share of New Redwire Common Stock at an exercise price of $11.50 per share of New Redwire Common Stock on the terms and conditions set forth in the GPAC Warrant Agreement; and (iii) each issued and outstanding unit of GPAC that has not been previously separated into the underlying Class A ordinary share of GPAC and underlying GPAC warrant upon the request of the holder thereof prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Redwire Common Stock and one-half of one warrant representing the right to purchase one share of New Redwire Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the GPAC Warrant Agreement.

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, the common units of Cosmos issued and outstanding as of immediately prior to the First Effective Time (other than units held by Cosmos as treasury units or owned by GPAC, Merger Sub or Cosmos immediately prior to the First Effective Time (which units will be cancelled for no consideration as part of the First Merger)) will be cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate, the merger consideration comprised of $75,000,000 in cash, 37,200,000 shares of New Redwire Common Stock and 2,000,000 warrants to purchase shares of New Redwire Common Stock, without interest and otherwise in accordance with the terms of the Merger Agreement. For further details, see “Business Combination Proposal—Business Combination Consideration.”

In order to ensure that New Redwire has sufficient authorized capital for future issuances, the GPAC Board has approved, subject to stockholder approval, that the Proposed Governing Documents of New Redwire change the authorized share of GPAC from (i) US$25,200 divided into 230,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares and 2,000,000 preference shares of GPAC to (ii) 500,000,000 shares of New Redwire Common Stock and 100,000,000 shares of New Redwire Preferred Stock.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Redwire, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

The principal purpose of this proposal is to provide for an authorized capital structure of New Redwire that will enable it to continue as an operating company governed by the DGCL. The GPAC Board believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Vote Required for Approval

The approval of the Governing Documents Proposal A requires the affirmative vote of holders of at least a majority of the issued ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Because the vote on Governing Documents Proposal A is advisory only, it will not be binding on GPAC, New Redwire, the GPAC Board or the New Redwire Board. Accordingly, regardess of the outcome of the non-binding, advisory vote, GPAC and Redwire intend that the Proposed Certificate of Incorporation and the Proposed Bylaws will take effect upon the effectiveness of the Domestication and prior to the First Effective Time, assuming adoption of the Charter Amendment Proposal and each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a non-binding, advisory resolution, that the change in the authorized share capital of GPAC from (i) US$25,200 divided into 230,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 2,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of common stock, par value $0.0001 per share, of New Redwire (the “New Redwire Common Stock”) and 100,000,000 shares of preferred stock, par value $0.0001 per share, of New Redwire (the “New Redwire Preferred Stock”), be approved.”

Recommendation of the GPAC Board

THE GPAC BOARD UNANIMOUSLY RECOMMENDS THAT GPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL A.

The existence of financial and personal interests of one or more of GPAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of GPAC and its shareholders and what they may believe is best for New Redwire or themselves in determining to recommend that shareholders vote for the proposals. In addition, GPAC’s directors and executive officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a shareholder in GPAC. See the section entitled “Business Combination Proposal— Interests of GPAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW REDWIRE AT THE NEW REDWIRE BOARD’S SOLE DISCRETION, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal B—to authorize the New Redwire Board to issue any or all shares of New Redwire Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Redwire Board and as may be permitted by the DGCL.

Our shareholders are also being asked to approve Governing Documents Proposal B, which is, in the judgment of the GPAC Board, necessary to adequately address the needs of New Redwire after the Business Combination.

If Governing Documents Proposal A is approved, the number of authorized shares of preferred stock of New Redwire will be shares. Approval of this Governing Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the New Redwire Board, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an anti-takeover defense.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Redwire, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

The GPAC Board believes that these additional shares will provide New Redwire with needed flexibility to issue shares in the future in a timely manner and under circumstances the GPAC Board considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Authorized but unissued preferred stock may enable the New Redwire Board to render it more difficult or to discourage an attempt to obtain control of New Redwire and thereby protect continuity of or entrench its management, which may adversely affect the market price of New Redwire. If, in the due exercise of its fiduciary obligations, for example, the New Redwire Board was to determine that a takeover proposal was not in the best interests of New Redwire, such preferred stock could be issued by the New Redwire Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the New Redwire Board, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the New Redwire Board to issue the authorized preferred stock on its own volition will enable New Redwire to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New Redwire currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Vote Required for Approval

The approval of the Governing Documents Proposal B requires the affirmative vote of holders of at least a majority of the issued ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Because the vote on Governing Documents Proposal B is advisory only, it will not be binding on GPAC, New Redwire, the GPAC Board or the New Redwire Board. Accordingly, regardess of the outcome of the non-binding, advisory vote, GPAC and Redwire intend that the Proposed Certificate of Incorporation and the Proposed Bylaws will take effect upon the effectiveness of the Domestication and prior to the First Effective Time, assuming adoption of the Charter Amendment Proposal and each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a non-binding, advisory resolution, that the authorization to the board of directors of New Redwire (the “New Redwire Board”) to issue all or any shares of New Redwire Preferred Stock in one or more series and to fix for each such series such voting powers, designations, preferences and rights and such qualifications, limitations or restrictions thereof, as may be determined by the New Redwire Board and as may be permitted by the DGCL be approved.”

Recommendation of the GPAC Board

THE GPAC BOARD UNANIMOUSLY RECOMMENDS THAT GPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL B.

The existence of financial and personal interests of one or more of GPAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of GPAC and its shareholders and what they may believe is best for New Redwire or themselves in determining to recommend that shareholders vote for the proposals. In addition, GPAC’s directors and executive officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a shareholder in GPAC. See the section entitled “Business Combination Proposal— Interests of GPAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL C— APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal C—to provide that at any time when Holdings and its permitted transferees beneficially own, in the aggregate, 50% or more of the voting power of New Redwire, any action may be taken by the stockholders without a meeting, without prior notice and without a vote. If Holdings and its permitted transferees own less than 50% of the voting power of New Redwire, any action required or permitted to be effected by the stockholders must be taken at a duly called meeting (provided, however, that holders of New Redwire Preferred Stock voting separately as a series or a class of such series may take action without a meeting, without prior notice and without a vote, to the extent provided for in the applicable certificate of designation related to such New Redwire Preferred Stock).

Our shareholders are also being asked to approve Governing Documents Proposal C, which is, in the judgment of the GPAC Board, necessary to adequately address the needs of New Redwire after the Business Combination.

The Proposed Governing Documents stipulate that at any time when Holdings and its permitted transferees beneficially own, in the aggregate, 50% or more of the voting power of New Redwire, any action may be taken by the stockholders without a meeting, without prior notice and without a vote. If Holdings and its permitted transferees own less than 50% of the voting power of New Redwire, any action required or permitted to be effected by the stockholders must be taken at a duly called meeting (provided, however, that holders of New Redwire Preferred Stock voting separately as a series or a class of such series may take action without a meeting, without prior notice and without a vote, to the extent provided for in the applicable certificate of designation related to such New Redwire Preferred Stock).

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Redwire, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Under the Proposed Governing Documents, stockholder action by written consent will be permitted so long as Holdings and its permitted transferees beneficially own at least 50% of the voting power of the then-outstanding shares of capital stock of New Redwire. Once Holdings and permitted transferees no longer beneficially own at least 50% of the voting power of the then-outstanding shares of capital stock of New Redwire, all stockholder actions must be taken at a meeting of New Redwire stockholders. The GPAC Board believes that limiting the ability of stockholders to act by written consent after the time that Holdings and its permitted transferees no longer beneficially own at least 50% of the voting power of the capital stock of New Redwire is appropriate to protect New Redwire from unwarranted attempts to gain corporate control as it enters into its post-Business Combination phase. Further, the GPAC Board believes limiting stockholders’ ability to act by written consent after such time will reduce the time and effort the New Redwire Board and management would need to devote to stockholder proposals, which time and effort could distract the New Redwire directors and management from other important company business.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the New Redwire Board only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which GPAC is aware to obtain control of New Redwire, and GPAC and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the GPAC Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New Redwire. Inclusion of these provisions in the Proposed Governing Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the New Redwire Board and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Vote Required for Approval

The approval of the Governing Documents Proposal C requires the affirmative vote of holders of at least a majority of the issued ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Because the vote on Governing Documents Proposal C is advisory only, it will not be binding on GPAC, New Redwire, the GPAC Board or the New Redwire Board. Accordingly, regardess of the outcome of the non-binding, advisory vote, GPAC and Redwire intend that the Proposed Certificate of Incorporation and the Proposed Bylaws will take effect upon the effectiveness of the Domestication and prior to the First Effective Time, assuming adoption of the Charter Amendment Proposal and each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a non-binding, advisory resolution, that the removal of the ability of New Redwire stockholders to take action by written consent in lieu of a meeting from and after the time that Holdings and its permitted transferees no longer beneficially own a majority of the voting power of the then-outstanding shares of capital stock of New Redwire be approved.”

Recommendation of the GPAC Board

THE GPAC BOARD UNANIMOUSLY RECOMMENDS THAT GPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL C.

The existence of financial and personal interests of one or more of GPAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of GPAC and its shareholders and what they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, GPAC’s directors and executive officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a shareholder in GPAC. See the section entitled “Business Combination Proposal— Interests of GPAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL D—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal D—to amend and restate the Existing Governing Documents and to authorize all other changes in connection with the replacement of Existing Governing Documents (a copy of which is attached to this proxy statement/prospectus as Annex B) with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “Genesis Park Acquisition Corp.” to “Redwire Corporation” (which is expected to occur after the consummation of the Domestication in connection with the Business Combination), (ii) adopting the DGCL default rule of perpetual existence for New Redwire (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act, (iv) electing to not be governed by Section 203 of the DGCL and limit certain corporate takeovers by interested stockholders and (v) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the GPAC Board believes is necessary to adequately address the needs of New Redwire after the Business Combination.

Our shareholders are also being asked to approve Governing Documents Proposal D, which is, in the judgment of the GPAC Board, necessary to adequately address the needs of New Redwire after the Business Combination.

The Proposed Governing Documents will be further amended in connection with the Business Combination to provide that the name of the corporation will be “Redwire Corporation.”

The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Business Combination, provides that, unless New Redwire consents in writing to the selection of an alternative forum, a state court within the State of Delaware (or, if no state court within the State of Delaware has jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Redwire, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of New Redwire to New Redwire or New Redwire’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or Proposed Bylaws (as either may be amended from time to time), (iv) any action asserting a claim against New Redwire governed by the internal affairs doctrine or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. The forgoing provisions will not apply to any claims arising under the Securities Act and, unless New Redwire consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

Notwithstanding the foregoing, the provisions of Article XI of the Proposed Certificate of Incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America will be the sole and exclusive forum.

The Proposed Certificate of Incorporation of New Redwire explicitly “opts out” of Section 203 of the DGCL and, instead, includes a provision in the Proposed Certificate of Incorporation that is substantially similar to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents a public company incorporated in Delaware from engaging in a “business combination” with any “interested stockholder” for three years following the time that the person became an interested stockholder, unless, among other exceptions, the interested stockholder attained such status with the approval of the board of directors. A business combination includes, among other things, a merger or consolidation involving the interested stockholder and the sale of more than 10% of the company’s assets. In general, an interested stockholder is any stockholder that, together with its affiliates, beneficially owns 15% or more of the company’s stock. A public company incorporated in Delaware is automatically subject to Section 203, unless it opts out in its original corporate charter or pursuant to a subsequent charter or bylaw amendment approved by stockholders.

The Proposed Certificate of Incorporation will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of our operations should we not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Governing Documents) because following the consummation of the Business Combination, New Redwire will not be a blank check company.

The Proposed Certificate of Incorporation does not include any provisions relating to New Redwire’s ongoing existence; the default under the DGCL will make New Redwire’s existence perpetual.

Approval of each of the Governing Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the consummation of the Domestication, in the wholesale replacement of GPAC’s Existing Governing Documents with New Redwire’s Proposed Governing Documents. While certain material changes between the Existing Governing Documents and the Proposed Governing Documents have been unbundled into distinct Governing Documents Proposals or otherwise identified in this Governing Documents Proposal D, there are other differences between the Existing Governing Documents and the Proposed Governing Documents (arising from, among other things, differences between Cayman Islands law and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Governing Documents Proposal D. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Governing Documents of New Redwire, attached hereto as Annex C and Annex D, as well as the information set under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

Reasons for the Amendments

Corporate Name

The GPAC Board believes that changing the post-business combination corporate name from “Genesis Park Acquisition Corp.” to “Redwire Corporation” is desirable to reflect the Business Combination with Redwire and to clearly identify New Redwire as the publicly traded entity.

Exclusive Forum

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Redwire in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The GPAC Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, New Redwire will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

Notwithstanding the foregoing, the provisions of Article XI of the Proposed Certificate of Incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America will be the sole and exclusive forum.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post- combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Adopting U.S. federal district courts as the exclusive forum for resolution of any complaint asserting a cause of action arising under the Securities Act is intended to assist the Company in resolving such disputes in a consistent manner with greater uniformity of procedures and precedents. The ability to require such claims to be brought within a single judicial system will help to assure consistent consideration of the issues, encourage consistent application of a relatively known body of case law and perceived level of expertise. The GPAC Board believes that the U.S. federal district courts are best suited to address disputes involving actions arising under the Securities Act given that the Securities Act is promulgated by the federal government. This provides stockholders and New Redwire with more predictability regarding the outcome of disputes arising under the Securities Act.

Takeovers by Interested Stockholders

The Proposed Certificate of Incorporation explicitly “opt out” of Section 203 of the DGCL, but the GPAC Board believes that it is in the best interest of stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquirer to negotiate with the New Redwire Board and therefore provide an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a non-negotiated, hostile or unsolicited proposed acquisition of New Redwire. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving the company that have not been approved by the New Redwire Board. The GPAC Board believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders and will also help to prevent a third party from acquiring “creeping control” of New Redwire without paying a fair premium to all stockholders. Thus, the GPAC Board has determined that the provisions opting out of Section 203 included in the Proposed Certificate of Incorporation are in the best interests of New Redwire following the Business Combination.

In addition, the Proposed Certificate of Incorporation includes a provision substantially similar to Section 203 of the DGCL, which may prohibit certain stockholders holding 15% or more of New Redwire’s outstanding capital stock from engaging in certain business combinations with New Redwire for a specified period of time.

Provisions Related to Status as Blank Check Company

The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Certificate of Incorporation does not include the requirement to dissolve New Redwire and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and the GPAC Board believes it is the most appropriate period for New Redwire following the Business Combination. In addition, certain other provisions in our current certificate require that proceeds from the GPAC’s initial public offering be held in the trust account until a business combination or liquidation of GPAC has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Certificate of Incorporation.

Perpetual Existence

The GPAC Board believes that making New Redwire’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and the GPAC Board believes that it is the most appropriate period for New Redwire following the Business Combination.

Vote Required for Approval

The approval of the Governing Documents Proposal D requires the affirmative vote of holders of at least a majority of the issued ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Because the vote on Governing Documents Proposal D is advisory only, it will not be binding on GPAC, New Redwire, the GPAC Board or the New Redwire Board. Accordingly, regardess of the outcome of the non-binding, advisory vote, GPAC and Redwire intend that the Proposed Certificate of Incorporation and the Proposed Bylaws will take effect upon the effectiveness of the Domestication and prior to the First Effective Time, assuming adoption of the Charter Amendment Proposal and each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a non-binding, advisory resolution, that the amendment and restatement of the Existing Governing Documents be approved and that all other changes necessary or, as mutually agreed in good faith by GPAC, Holdings and Cosmos, desirable in connection with the replacement of the Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the accompanying proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “Genesis Park Acquisition Corp.” to “Redwire Corporation” (which is expected to occur upon the consummation of the Domestication), (ii) adopting the DGCL default rule of perpetual existence for New Redwire; (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended, (iv) electing to not be governed by Section 203 of the DGCL and limit certain corporate takeovers by interested stockholders and (v) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved.”

Recommendation of the GPAC Board

THE GPAC BOARD UNANIMOUSLY RECOMMENDS THAT GPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL D.

The existence of financial and personal interests of one or more of GPAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of GPAC and its shareholders and what they may believe is best for New Redwire or themselves in determining to recommend that shareholders vote for the proposals. In addition, GPAC’s directors and executive officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a shareholder in GPAC. See the section entitled “Business Combination Proposal— Interests of GPAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

NYSE PROPOSAL

Overview

The NYSE Proposal—to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of the NYSE Listing Rules (each, a “NYSE Listing Rule”), the issuance of shares of New Redwire Common Stock in connection with the Business Combination and the PIPE Financing, to the extent such issuance would require a shareholder vote under NYSE Listing Rule 312.03 (such proposal, the “NYSE Proposal”).

Reasons for the Approval for Purposes of NYSE Listing Rule 312.03

Under NYSE Listing Rule 312.03, a company is required to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. If the Business Combination is completed pursuant to the Merger Agreement, GPAC currently expects to issue an estimated 47,200,000 shares of New Redwire Common Stock (assuming that none of GPAC’s outstanding public shares are redeemed) in connection with the Business Combination and the PIPE Financing. For further details, see “Business Combination Proposal—Business Combination Consideration,” “Incentive Equity Plan Proposal” and “Employee Stock Purchase Plan Proposal.”

Additionally, pursuant to NYSE Listing Rule 312.03, when a NYSE-listed company proposes to issue securities in connection with the Business Combination of the stock or assets of another company, stockholder approval is required if a substantial stockholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock could result in an increase in outstanding shares of common stock or voting power of 5% or more. NYSE Listing Rule 312.03(e) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a NYSE-listed company. Because the Sponsor currently owns greater than 5% of GPAC’s ordinary shares, the Sponsor is considered a substantial shareholder of GPAC under NYSE Listing Rule 312.03(e).

In the event that this proposal is not approved by GPAC shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by GPAC shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New Redwire Common Stock pursuant to the Merger Agreement, New Redwire will not issue such shares of New Redwire Common Stock.

Vote Required for Approval

The approval of the NYSE Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of the holders of a majority of the ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote at the extraordinary general meeting, vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The NYSE Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for purposes of complying with the applicable provisions of New York Stock Exchange (the “NYSE”) Listing Rule 312.03, the issuance of (i) 37,200,000 shares of New Redwire Common Stock to Holdings in the Business Combination and (ii) an aggregate of 10,000,000 shares of New Redwire Common Stock at a price of $10.00 per share pursuant to the Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), for aggregate gross proceeds of $100,000,000 (the “PIPE Financing”) be approved.”

Recommendation of the GPAC Board

THE GPAC BOARD UNANIMOUSLY RECOMMENDS THAT GPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.

The existence of financial and personal interests of one or more of GPAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of GPAC and its shareholders and what they may believe is best for New Redwire or themselves in determining to recommend that shareholders vote for the proposals. In addition, GPAC’s directors and executive officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a shareholder in GPAC. See the section entitled “Business Combination Proposal—Interests of GPAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

INCENTIVE EQUITY PLAN PROPOSAL

Overview

The Incentive Equity Plan Proposal—to consider and vote upon a proposal to approve and adopt by ordinary resolution the Redwire Corporation 2021 Omnibus Equity Incentive Plan, which is referred to herein as the “Incentive Equity Plan,” a copy of which is attached to this proxy statement/prospectus as Annex J (such proposal, the “Incentive Equity Plan Proposal”).

A total of 8,777,265 shares of New Redwire Common Stock will be reserved for issuance under the Incentive Equity Plan, subject to future annual increases as described below in the section titled “—Material Terms of the Incentive Equity Plan—Authorized Shares.” If the Incentive Equity Plan is approved by our shareholders, then the Incentive Equity Plan will be effective upon the consummation of the Business Combination.

The following is a summary of the material features of the Incentive Equity Plan. This summary is qualified in its entirety by the full text of the Incentive Equity Plan, a copy of which is included as Annex J to this proxy statement/prospectus.

Requested Share Authorization

The GPAC Board is requesting that a total of 8,777,265 shares of New Redwire Common Stock be reserved for issuance under the Incentive Equity Plan upon adoption of the Incentive Equity Plan, subject to future annual increases as described below in the section titled “—Material Terms of the Incentive Equity Plan—Authorized Shares.”

Summary of the Incentive Equity Plan

The Incentive Equity Plan was adopted by the GPAC Board prior to the Closing, subject to shareholder approval, and will become effective upon the Closing. The Incentive Equity Plan allows New Redwire to make equity and equity-based incentive awards to officers, employees, directors and consultants who will contribute to New Redwire’s long-range success. The GPAC Board anticipates that providing such persons with a direct stake in New Redwire will assure a closer alignment of the interests of such individuals with those of New Redwire and its stockholders, thereby stimulating their efforts on New Redwire’s behalf and strengthening their desire to remain with New Redwire.

The Background of the Incentive Equity Plan

If the Incentive Equity Plan is approved by GPAC’s shareholders, New Redwire will be authorized to grant equity incentive awards to eligible service providers. A copy of the Incentive Equity Plan is attached to this proxy statement/prospectus as Annex J. The GPAC Board is still in the process of developing, approving and implementing the Incentive Equity Plan and, accordingly, there can be no assurance that the Incentive Equity Plan will be implemented or will contain the terms described below. GPAC’s shareholders are being asked to approve the Incentive Equity Plan as presented.

Purpose of the Incentive Equity Plan

The purpose of the Incentive Equity Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging service providers to focus on critical long-range corporate objectives, (b) encouraging the attraction and retention of service providers with exceptional qualifications and (c) linking service providers directly to stockholder interests through increased stock ownership. The Incentive Equity Plan is essential to New Redwire’s continued success. The GPAC Board believes that equity awards are necessary to remain competitive in the industry and are essential to recruiting and retaining the highly qualified individuals who help us meet our goals.

Reasons for the Approval of the Incentive Equity Plan Proposal

Stockholder approval of the Incentive Equity Plan is necessary in order for GPAC to (a) meet the stockholder approval requirements of the NYSE and (b) grant incentive stock options (“ISOs”) under the Incentive Equity Plan.

Consequences if the Incentive Equity Plan Proposal is Not Approved

If the Incentive Equity Plan Proposal is not approved by GPAC’s shareholders, the Incentive Equity Plan will not become effective and the New Redwire Board will not be able to grant equity awards under the Incentive Equity Plan.

Additionally, GPAC believes its ability to recruit, retain and incentivize top talent will be adversely affected if the Incentive Equity Plan Proposal is not approved.

Material Terms of the Incentive Equity Plan

The material terms of the Incentive Equity Plan, as currently contemplated by the GPAC Board, are summarized below, a copy of, which is attached to this proxy statement/prospectus as Annex J. GPAC’s shareholders are being asked to approve the Incentive Equity Plan as presented. If the terms of the Incentive Equity Plan are materially amended in a manner that would require stockholder approval under the NYSE or the ISO requirements, stockholders will be asked to approve such material amendment.

Plan Administration. The Incentive Equity Plan will be administered by the New Redwire Board or compensation committee (which together with the New Redwire Board is referred to in this section as the “Committee”). The Committee will have the authority, among other things, to select participants, grant awards, determine types of awards, and terms and conditions of awards for participants, prescribe rules and regulations for the administration of the plan and make decisions and determinations as deemed necessary or advisable for the administration of the Incentive Equity Plan. The Committee may delegate certain of its authority as it deems appropriate, pursuant to the terms of the Incentive Equity Plan and to the extent permitted by applicable law, to New Redwire officers or employees, although any award granted to any person who is not a New Redwire employee or who is subject to Section 16 of the Exchange Act must be expressly approved by the Committee. The Committee’s actions will be final, conclusive and binding.

All directors and employees of New Redwire and its subsidiaries and consultants providing substantial services to New Redwire and its subsidiaries would be eligible to participate in the Incentive Equity Plan.

Authorized Shares. A total of 8,777,265 shares of New Redwire Common Stock will be reserved and available for issuance under the Incentive Equity Plan, subject to adjustment in accordance with its terms. In addition, the number of shares of New Redwire Common Stock reserved for issuance under the Incentive Equity Plan will automatically increase on January 1 of each year, beginning on January 1, 2022 and continuing for up to 10 years thereafter, in an amount equal to the lesser of 2.0% of the total number of shares of New Redwire Common Stock outstanding on December 31 of the preceding or a lesser number of shares of New Redwire Common Stock determined by the Board prior to the date of the increase. The maximum number of shares of New Redwire Common Stock that may be issued in respect of incentive stock options will be 27,000,000. The number of shares of New Redwire Common Stock reserved and available for issuance under the Incentive Equity Plan is subject to adjustment, as described below in the section titled “—Material Terms of the Incentive Equity Plan—Adjustments.” Shares of New Redwire Common Stock issued under the Incentive Equity Plan may consist of authorized but unissued stock or previously issued shares. Shares of New Redwire Common Stock underlying awards that are settled in cash, expire or are canceled, forfeited or otherwise terminated without delivery to a participant will again be available for issuance under the Incentive Equity Plan. Shares of New Redwire Common Stock withheld or surrendered in connection with the payment of an exercise price of an award or to satisfy tax withholding will again become available for issuance under the Incentive Equity Plan.

Non-Employee Director Compensation Limit. The aggregate value of all awards granted to any non-employee director under the Incentive Equity Plan taken apart from any cash fees paid to such non-employee director with respect to any calendar year will not exceed (i) $750,000 in total value or (ii) for any calendar year in which such non-employee director (A) is first appointed or elected to the New Redwire Board, (B) serves on a special committee of the New Redwire Board or (C) serves as lead director or chairman of the New Redwire Board, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

Types of Awards. The types of awards that may be available under the Incentive Equity Plan are described below. All of the awards described below will be subject to the terms and conditions determined by the Committee in its sole discretion, subject to certain limitations provided in the Incentive Equity Plan. Each award granted under the Incentive Equity Plan will be evidenced by an award agreement, which will govern that award’s terms and conditions.

Non-Qualified Stock Options. A non-qualified stock option is an option that is not intended to qualify as an incentive stock option in accordance with Section 422 of the Code, as described below. An award of a non-qualified stock option grants a participant the right to purchase a certain number of shares of New Redwire Common Stock during a specified term in the future, or upon the achievement of performance or other conditions, at an exercise price set by the Committee on the grant date. The term of a non-qualified stock option will be set by the Committee but may not exceed 10 years from the grant date. The exercise price may be paid using any of the following payment methods: (i) immediately available funds in U.S. dollars or by certified or bank cashier’s check; (ii) by delivery of stock having a value equal to the exercise price; (iii) a broker assisted cashless exercise; or (iv) by any other means approved by the Committee. The Incentive Equity Plan provides that unless otherwise specifically determined by the Committee, vesting of non-qualified stock options will be suspended during the period of any approved unpaid leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to employment. The Incentive Equity Plan also provides that participants terminated for “cause” (as such term is defined in the Incentive Equity Plan) will forfeit all of their non-qualified stock options, whether or not vested. Participants terminated for any other reason will forfeit their unvested non-qualified stock options, retain their vested non-qualified stock options, and will have one year (in the case of a termination by reason of death or disability) or 90 days (in all other cases) following their termination date to exercise their vested non-qualified stock options, unless such non-qualified stock option expires sooner. The Incentive Equity Plan authorizes the Committee to provide for different treatment of non-qualified stock options upon termination than that described above, as determined in its discretion. No dividends or dividend equivalents will be paid on non-qualified stock options.

Incentive Stock Options. An incentive stock option is a stock option that meets the requirements of Section 422 of the Code. Incentive stock options may be granted only to New Redwire employees or employees of certain New Redwire subsidiaries and must have an exercise price of no less than 100% of the fair market value (or 110% with respect to a 10% stockholder) of a Share on the grant date and a term of no more than 10 years (or five years with respect to a 10% stockholder). The aggregate fair market value, determined at the time of grant, of shares of New Redwire Common Stock subject to incentive stock options that are exercisable for the first time by a participant during any calendar year may not exceed $100,000. The Incentive Equity Plan provides that unless otherwise specifically determined by the Committee, vesting of incentive stock options will be suspended during the period of any approved unpaid leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to active employment. The Incentive Equity Plan also provides that participants terminated for “cause” will forfeit all of their incentive stock options, whether or not vested. Participants terminated for any other reason will forfeit their unvested incentive stock options, retain their vested incentive stock options, and will have one year (in the case of a termination by reason of death or disability) or 90 days (in all other cases) following their termination date to exercise their vested incentive stock options, unless such incentive stock option expires sooner. The Incentive Equity Plan authorizes the Committee to provide for different treatment of incentive stock options upon termination than that described above, as determined in its discretion. No dividends or dividend equivalents will be paid on incentive stock options.

Restricted Stock. A restricted stock award is an award of restricted shares of New Redwire Common Stock that does not vest until a specified period of time has elapsed, and/or upon the achievement of certain performance or other conditions determined by the Committee, and which will be forfeited if the conditions to vesting are not met. During the period that any vesting restrictions apply, transfer of the restricted shares of New Redwire Common Stock is generally prohibited. Unless otherwise specified in their award agreement, participants generally have all of the rights of a stockholder as to the restricted shares of New Redwire Common Stock, including the right to vote such shares, provided, that any cash or stock dividends with respect to the restricted shares of New Redwire Common Stock will be withheld by us and will be subject to forfeiture to the same degree as the restricted shares of New Redwire Common Stock to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld. The Incentive Equity Plan provides that unless otherwise specifically determined by the Committee, vesting of restricted stock awards will be suspended during the period of any approved unpaid leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to employment. Except as otherwise determined by the Committee, in the event a participant is terminated for any reason, the vesting with respect to the participant’s restricted stock will cease, and as soon as practicable following the termination, we will repurchase all of such participant’s unvested restricted stock at a purchase price equal to the lesser of original purchase price paid for the restricted stock and the fair market value of a share, or if the original purchase price is equal to $0, the unvested restricted stock will be forfeited by the participant to us for no consideration.

Restricted Stock Units. A restricted stock unit is an unfunded and unsecured obligation to issue shares of New Redwire Common Stock (or an equivalent cash amount) to the participant in the future. Restricted stock units become payable on terms and conditions determined by the Committee and will vest and be settled at such times in cash, shares, or other specified property, as determined by the Committee. Participants have no rights of a stockholder as to the restricted stock units, including no voting rights or rights to dividends, until the underlying shares of New Redwire Common Stock are issued or become payable to the participant. The Incentive Equity Plan provides that unless otherwise specifically determined by the Committee, vesting of restricted stock units will be suspended during the period of any approved unpaid leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to employment. Except as otherwise provided by the Committee, in the event a participant is terminated for any reason, the vesting with respect to the participant’s restricted stock units will cease, each of the participant’s outstanding unvested restricted stock units will be forfeited for no consideration as of the date of such termination, and any stock remaining undelivered with respect to the participant’s vested restricted stock units will be delivered on the delivery date specified in the applicable award agreement.

Stock Appreciation Rights. A stock appreciation right entitles the participant to receive an amount equal to the difference between the fair market value of shares of New Redwire Common Stock on the exercise date and the base price of the stock appreciation right that is set by the Committee on the grant date, multiplied by the number of shares of New Redwire Common Stock subject to the stock appreciation right. The term of a stock appreciation right will be set by the Committee but may not exceed 10 years from the grant date. Payment to a participant upon the exercise of a stock appreciation right may be either in cash, stock or property as specified in the award agreement or as determined by the Committee. The Incentive Equity Plan provides that unless otherwise specifically determined by the Committee, vesting of stock appreciation rights will be suspended during the period of any approved unpaid leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to employment. The Incentive Equity Plan provides that participants terminated for “cause” will forfeit all of their stock appreciation rights, whether or not vested. Participants terminated for any other reason will forfeit their unvested stock appreciation rights, retain their vested stock appreciation rights, and will have one year (in the case of a termination by reason of death or disability) or 90 days (in all other cases) following their termination date to exercise their vested stock appreciation rights, unless such appreciation right expires sooner. The Incentive Equity Plan authorizes the Committee to provide for different treatment of stock appreciation rights upon termination than that described above, as determined in its discretion. No dividends or dividend equivalents will be paid on stock appreciation rights.

Other Cash or Stock-Based Compensation. Under the Incentive Equity Plan, the Committee may grant other types of equity-based awards subject to such terms and conditions as the Committee may determine. Such awards may include the grant of dividend equivalents, which generally entitle the participant to receive amounts equal to the dividends that are paid on the stock underlying the award. The Committee may also grant cash awards, on a free-standing basis or in connection with or in substitution for any other award under the Incentive Equity Plan.

Adjustments. The aggregate number of shares of New Redwire Common Stock reserved and available for issuance under the Incentive Equity Plan, the individual limitations, the number of shares of New Redwire Common Stock covered by each outstanding award, and the price per share of New Redwire Common Stock underlying each outstanding award will be equitably and proportionally adjusted or substituted, as determined by the Committee in its sole discretion, as to the number, price or kind of stock or other consideration subject to such awards in connection with stock dividends, extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization affecting the shares of New Redwire Common Stock or New Redwire capital structure which occurs after the date of grant of any award, in connection with any extraordinary dividend declared and paid in respect of New Redwire Common Stock or in the event of any change in applicable law or circumstances that results in or could result in, as determined by the Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, participants in the Incentive Equity Plan.

Corporate Events. In the event of a merger, amalgamation or consolidation involving us in which New Redwire is not the surviving corporation or in which New Redwire is the surviving corporation but the holders of New Redwire shares of New Redwire Common Stock receive securities of another corporation or other property or cash, a “change in control” (as defined in the Incentive Equity Plan), or a reorganization, dissolution or liquidation of New Redwire, the Committee may, in its discretion, provide for the assumption or substitution of outstanding awards, accelerate the vesting of outstanding awards not assumed or substituted, cash-out outstanding awards or replace outstanding awards with a cash incentive program that preserves the value of the awards so replaced.

Transferability. Awards under the Incentive Equity Plan may not be sold, transferred, pledged or assigned other than by will or by the applicable laws of descent and distribution, unless (except with respect to incentive stock options) determined by the Committee in certain limited situations.

Amendment. The Committee may amend the Incentive Equity Plan or outstanding awards at any time. New Redwire stockholders must approve any amendment if their approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which shares of New Redwire Common Stock are traded. No amendment to the Incentive Equity Plan or outstanding awards which materially impair the right of a participant are permitted unless the participant consents in writing.

Termination. The Incentive Equity Plan will terminate on the day before the tenth anniversary of the date the shareholders approve the Incentive Equity Plan, although incentive stock options may not be granted following the earlier of the tenth anniversary of (i) the date the Incentive Equity Plan is adopted by the New Redwire Board and (ii) the date New Redwire stockholders approve the Incentive Equity Plan. In addition, the Committee may suspend or terminate the Incentive Equity Plan at any time. Following any such suspension or termination, the Incentive Equity Plan will remain in effect to govern any then outstanding awards until such awards are forfeited, terminated or otherwise canceled or earned, exercised, settled or otherwise paid out, in accordance with their terms.

Clawback; Sub-Plans. All awards under the Incentive Equity Plan will be subject to any incentive compensation clawback or recoupment policy currently in effect, or as may be adopted by the New Redwire Board (or any committee or subcommittee thereof) and, in each case, as may be amended from time to time. In addition, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Incentive Equity Plan by individuals who are non-U.S. nationals or are primarily employed or providing services outside the United States, and may modify the terms of any awards granted to such participants in a manner deemed by the Committee to be necessary or appropriate in order that such awards conform with the laws of the country or countries where such participants are located.

No-Repricing of Awards. No awards under the Incentive Equity Plan may be repriced without stockholder approval. For purposes of the Incentive Equity Plan, “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of the award to lower its exercise price or base price (other than on account of capital adjustments resulting from stock splits or similar events); (ii) any other action that is treated as a repricing under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an award in exchange for another award at a time when its exercise price or base price is greater than the fair market value of the underlying stock.

Summary of U.S. Federal Income Tax Consequences

The following is a brief discussion of certain U.S. federal income tax consequences for awards granted under the Incentive Equity Plan. The Incentive Equity Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and it is not, nor is it intended to be, qualified under Section 401(a) of the Code. This discussion is based on current law, is not intended to constitute tax advice, and does not address all aspects of U.S. federal income taxation that may be relevant to a particular participant in light of his or her personal circumstances and does not describe foreign, state, or local tax consequences, which may be substantially different. Holders of awards under the Incentive Equity Plan are encouraged to consult with their own tax advisors.

Non-Qualified Stock Options and Stock Appreciation Rights. With respect to non-qualified stock options and stock appreciation rights, (i) no income is realized by a participant at the time the award is granted; (ii) generally, at exercise, ordinary income is realized by the participant in an amount equal to the difference between the exercise or base price paid for the shares of New Redwire Common Stock and the fair market value of the shares of New Redwire Common Stock on the date of exercise (or, in the case of a cash-settled stock appreciation right, the cash received), and the participant’s employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (iii) upon a subsequent sale of the New Redwire Common Stock received on exercise, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares of New Redwire Common Stock have been held, and no deduction will be allowed to such participant’s employer.

Incentive Stock Options. No income is realized by a participant upon the grant or exercise of an incentive stock option, however, such participant will generally be required to include the excess of the fair market value of the shares of New Redwire Common Stock at exercise over the exercise price in his or her alternative minimum taxable income. If shares of New Redwire Common Stock are issued to a participant pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares to such participant, then (i) upon sale of such shares, any amount realized in excess of the exercise price will be taxed to such participant as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) no deduction will be allowed to the participant’s employer for federal income tax purposes.

If shares of New Redwire Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, generally (i) the participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the exercise price paid for such shares and (ii) the participant’s employer will generally be entitled to deduct such amount for federal income tax purposes.

Any further gain (or loss) realized by the participant will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the employer.

Subject to certain exceptions for disability or death, if an incentive stock option is exercised more than three months following termination of employment, the exercise of the stock option will generally be taxed as the exercise of a non-qualified stock option.

Restricted Stock. If the restrictions on an award of shares of restricted stock are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable (within the meaning of Section 83 of the Code), the participant will not recognize income for federal income tax purposes at the time of the grant of the award unless the participant affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award pursuant to Section 83(b) of the Code (“Section 83(b)”). In the absence of this election, the participant will be required to include in income for federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), the fair market value of the shares of restricted stock on such date, less any amount paid for the shares. The employer will be entitled to a deduction at the time of income recognition to the participant in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the restricted stock is received, the participant will recognize ordinary income at the time of the receipt of the restricted stock, and the employer will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time, less the amount paid, if any, by the participant for the restricted stock. If a Section 83(b) election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock.

Any dividends paid to a participant holding restricted stock before the expiration of the restriction period will be additional compensation taxable as ordinary income to the participant subject to withholding, unless the participant made an election under Section 83(b). Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the dividends includible in the participant’s income as compensation. If the participant has made a Section 83(b) election, the dividends will be dividend income, rather than additional compensation, to the participant. If the restrictions on an award of restricted stock are not of a nature that the shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the participant will recognize ordinary income for federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair market value of the shares of restricted stock on the date of the transfer, less any amount paid for the shares. The employer will be entitled to a deduction at that time in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below.

Restricted Stock Units. There will be no federal income tax consequences to either the participant or the employer upon the grant of restricted stock units. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of shares of New Redwire Common Stock in payment of the restricted stock units in an amount equal to the aggregate of the cash received and the fair market value of the shares so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income. Generally, a participant will recognize ordinary income subject to withholding upon the payment of any dividend equivalents paid with respect to an award in an amount equal to the cash the participant receives. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Other Cash or Stock-Based Awards. The tax effects related to other cash or stock-based awards under the Incentive Equity Plan are dependent upon the structure of the particular award.

Withholding. At the time a participant is required to recognize ordinary compensation income resulting from an award, such income will be subject to federal (including, except as described below, Social Security and Medicare tax) and applicable state and local income tax and applicable tax withholding requirements. If such participant’s year-to-date compensation on the date of exercise exceeds the Social Security wage base limit for such year ($142,800 in 2021), such participant will not have to pay Social Security taxes on such amounts. We are required to report to the appropriate taxing authorities the ordinary income received by the participant, together with the amount of taxes withheld to the Internal Revenue Service and the appropriate state and local taxing authorities.

Limitations on Employer’s Compensation Deduction. Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per year paid to the corporation’s “covered employees.” “Covered employees” include the corporation’s chief executive officer, chief financial officer and three next most highly compensated executive officers.

Excess Parachute Payments. Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of outstanding awards under the Incentive Equity Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.

Section 409A. Certain awards under the Incentive Equity Plan may be subject to Section 409A of the Code, which regulates “nonqualified deferred compensation” (as defined in Section 409A of the Code). If an award under the Incentive Equity Plan (or any other plan) that is subject to Section 409A of the Code is not administered in compliance with Section 409A of the Code, then all compensation under the Incentive Equity Plan that is considered “nonqualified deferred compensation” (and awards under any other plan that are required pursuant to Section 409A of the Code to be aggregated with the award under the Incentive Equity Plan) will be taxable to the participant as ordinary income in the year of the violation, or if later, the year in which the compensation subject to the award is no longer subject to a substantial risk of forfeiture. In addition, the participant will be subject to an additional tax equal to 20% of the compensation that is required to be included in income as a result of the violation, plus interest from the date that the compensation subject to the award was required to be included in taxable income.

Certain Rules Applicable to “Insiders.” As a result of the rules under Section 16(b) of the Exchange Act, depending upon the particular exemption from the provisions of Section 16(b) used, “insiders” (as defined in Section 16(b)) may not receive the same tax treatment as set forth above with respect to the grant and/or exercise or settlement of awards. Generally, insiders will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of Section 16(b) with respect to any particular award.

New Incentive Equity Plan Benefits

The benefits that will be awarded or paid in the future, including to New Redwire executive officers, under the Incentive Equity Plan are not currently determinable. Such awards are within the discretion of the plan administrator, and the plan administrator has not determined future awards or who might receive them.

Registration with the SEC

If the Incentive Equity Plan is approved by GPAC’s shareholders and becomes effective, GPAC intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the Incentive Equity Plan as soon as reasonably practicable after GPAC becomes eligible to use such form.

Vote Required for Approval

The approval of the Incentive Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of the a majority of the ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote at the extraordinary general meeting, vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Adoption of the Incentive Equity Plan Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Redwire Corporation 2021 Omnibus Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved.”

Recommendation of the GPAC Board

THE GPAC BOARD UNANIMOUSLY RECOMMENDS THAT GPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE EQUITY PLAN PROPOSAL.

The existence of financial and personal interests of one or more of GPAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of GPAC and its shareholders and what they may believe is best for New Redwire or themselves in determining to recommend that shareholders vote for the proposals. In addition, GPAC’s directors and executive officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a shareholder in GPAC. See the section entitled “Business Combination Proposal— Interests of GPAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

Overview

The Employee Stock Purchase Plan Proposal—to consider and vote upon a proposal to approve and adopt by ordinary resolution the Redwire Corporation 2021 Employee Stock Purchase Plan, which is referred to herein as the “ESPP,” a copy of which is attached to this proxy statement/prospectus as Annex K (such proposal, the “Employee Stock Purchase Plan Proposal”).

A total of 835,929 shares of New Redwire Common Stock will be reserved for issuance under the ESPP, subject to future annual increases as described below in the section titled “—Material Terms of the ESPP—Authorized Shares.” If the ESPP is approved by our shareholders, then the ESPP will be effective upon the consummation of the Business Combination.

The following is a summary of the material features of the ESPP. This summary is qualified in its entirety by the full text of the ESPP, a copy of which is included as Annex K to this proxy statement/prospectus.

Summary of the Employee Stock Purchase Plan

The ESPP was adopted by the GPAC Board prior to the Closing, subject to shareholder approval, and will become effective upon the Closing. The ESPP allows employees of New Redwire an opportunity to acquire shares of New Redwire Common Stock. The GPAC Board anticipates that providing such persons with such opportunity will enable New Redwire to attract, retain and motivate valued employees.

Purpose of the ESPP

The purpose of the ESPP is to provide eligible employees with an opportunity to increase their proprietary interest in the success of New Redwire by purchasing New Redwire Common Stock from New Redwire on favorable terms and to pay for such purchases through payroll deductions. By providing eligible employees with an opportunity to increase their proprietary interest in the success of New Redwire, the ESPP will motivate recipients to offer their maximum effort to New Redwire and help focus them on the creation of long-term value consistent with the interests of GPAC’s shareholders.

Reasons for the Approval of the Employee Stock Purchase Plan Proposal

Stockholder approval of the ESPP is necessary in order for GPAC to satisfy (i) the stockholder approval requirements of the NYSE and (ii) the requirements under Section 423 of the Code.

Consequences if the Employee Stock Purchase Plan Proposal is Not Approved

If the Employee Stock Purchase Plan Proposal is not approved by our stockholders, the ESPP will not become effective, we will not have this program available as an incentive arrangement following the Business Combination, and employees of New Redwire will not be able to purchase New Redwire Common Stock under the ESPP. Additionally, we believe our ability to recruit, retain and incentivize top talent will be adversely affected if the Employee Stock Purchase Plan Proposal is not approved.

Material Terms of the ESPP

The following summary of the principal features of the ESPP is qualified by reference to the terms of the ESPP, a copy of which is attached to this proxy statement/prospectus as Annex K. Our stockholders are being asked to approve the ESPP as presented. If the terms of the ESPP are materially amended in a manner that would require stockholder approval under the requirements of the NYSE or under Section 423 of the Code, stockholders will be asked to approve such material amendment.

The ESPP includes two components: a “Section 423 Component” and a “Non-Section 423 Component.” The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and will be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. In addition, the ESPP will authorize the grant of purchase rights under the Non-Section 423 Component, which need not qualify as purchase rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code; such purchase rights granted under the Non-Section 423 Component will be granted pursuant to separate offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the administrator of the ESPP and designed to achieve tax, securities laws or other objectives for eligible employees and the designated companies in locations outside of the United States. Except as otherwise provided or determined by the ESPP administrator, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the ESPP administrator at or prior to the time of such offering.

Administration. Except as noted below, the ESPP will be administered by the New Redwire Board or its compensation committee (which together with the New Redwire Board is referred to in this section as the “Committee”). The Committee has the authority to construe, interpret and apply the terms of the ESPP, to determine eligibility, to establish such limitations and procedures as it determines are consistent with the ESPP and to adjudicate any disputed claims under the ESPP.

Authorized Shares. A total of 835,929 shares of New Redwire Common Stock will be reserved and available for issuance under the ESPP, plus an additional number of shares to be reserved annually on the first day of each fiscal year for a period of10 years, beginning on January 1, 2022, in an amount equal to the lesser of one percent (1%) of the sum of the outstanding shares of New Redwire Common Stock on the last day of the immediately preceding fiscal year or an amount determined by the New Redwire Board. Shares authorized under the ESPP are subject to adjustment in accordance with its terms. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP.

Eligibility. New Redwire’s employees, including executive officers, and the employees of any of New Redwire’s designated subsidiary corporations will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the Committee: (i) customary employment New Redwire or one of its parents or subsidiaries for more than 20 hours per week and more than five months per calendar year; or (ii) continuous employment with New Redwire or one of its parents or subsidiaries for a minimum period of time, not to exceed two years, prior to the first date of an offering. As of July 31, 2021, approximately 396 employees will be eligible to participate in the ESPP.

Limitations. An employee may not be granted rights to purchase stock under the Section 423 Component of the ESPP to the extent that such rights would accrue at a rate that exceeds $25,000 worth of New Redwire Common Stock for each calendar year that the rights remain outstanding, as determined under Section 423 of the Code. In addition, no employee will be able to purchase more than 5,000 shares of New Redwire Common Stock, or such other number of shares of New Redwire Common Stock as may be determined by the Committee, with respect to a single offering or purchase period.

The Section 423 Component of the ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The Committee may specify offerings with a duration of not more than 27 months and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares will be purchased for the employees who are participating in such offering. The Committee, in its discretion, will determine the terms of any offering under the ESPP.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.

Holding Period. The ESPP permits the Committee to establish a holding period for any shares purchased in a particular offering, during which such shares will be subject to a resale restriction barring the holder from selling such shares. The holding period, if any, will commence on the purchase date and will end automatically on the earliest of (i) the termination of the participant’s employment, (ii) the occurrence of certain specified significant corporate transactions, such as our merger or change in control, or (iii) the six-month anniversary of the purchase date or such earlier date as established by the Committee.

Payroll Deductions. The ESPP permits participants to purchase shares of common stock through payroll deductions up to 15% of their base salary. Unless otherwise determined by the Committee, the purchase price of the shares will be not less than the lesser of (i) 85% of the fair market value of the shares on the applicable purchase date and (ii) 85% of the fair market value of the shares on the first trading day of the applicable purchase period. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares of common stock. Participation ends automatically upon termination of employment for any reason.

Corporate Transactions. In the event of certain specified significant corporate transactions, such as New Redwire’s merger or change in control, a successor corporation may assume, continue or substitute each outstanding purchase right. If the successor corporation does not assume, continue or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new exercise date will be set. The participants’ purchase rights will be exercised on the new exercise date and such purchase rights will terminate immediately thereafter.

Amendment and Termination. The Committee has the authority to amend, suspend or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of the stockholders. The ESPP will remain in effect until terminated by the Committee in accordance with the terms of the ESPP.

Certain U.S. Federal Income Tax Consequences

The following is a brief discussion of certain U.S. federal income tax consequences applicable to the ESPP. This discussion is based on current law, is not intended to constitute tax advice, and does not address all aspects of U.S. federal income taxation that may be relevant to a particular participant in light of his or her personal circumstances and does not describe foreign, state, or local tax consequences, which may be substantially different. Participants under the ESPP are encouraged to consult with their own tax advisors.

General. The Section 423 Component of the ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under such a plan, no taxable income will be reportable by a participant, and no deductions will be allowable to New Redwire, as a result of the grant or exercise of the purchase rights issued under the Section 423 Component of the ESPP. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the ESPP or in the event the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two years after commencement of the offering period during which those shares were purchased or within one year of the date of purchase, the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares. If the participant sells or disposes of the purchased shares more than two years after the commencement of the offering period in which those shares were purchased and more than one year from the date of purchase, or a participant still owns purchased shares at the time of death, then the participant will recognize ordinary income in the year of sale, disposition or death in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the sale or disposition date over the purchase price paid for those shares or (ii) the excess of the fair market value of the shares on the offering date over the purchase price. Any additional gain upon the disposition will be taxed as a capital gain.

We may also grant purchase rights under the Non-Section 423 Component of the ESPP. The specific terms of such Non-Section 423 Component are not known, accordingly it is not possible to discuss with certainty the relevant tax consequences of the Non-Section 423 Component. The Non-Section 423 Component is generally not intended to qualify under the provisions of Sections 421 and 423 of the Code. Therefore, it is likely that at the time of the exercise of a purchase right under the Non-Section 423 Component, an employee subject to tax under the Code would recognize ordinary income equal to the excess of the fair market value of the stock on the date of exercise and the purchase price, we would be able to claim a tax deduction equal to this difference, and we would be required to withhold employment taxes and income tax at the time of the purchase.

Limitations on Employer’s Compensation Deduction. If the purchased shares are sold or otherwise disposed of within two years after commencement of the offering period during which those shares were purchased or within one year after the date of purchase, then New Redwire will be entitled to an income tax deduction in the year of sale or disposition equal to the amount of ordinary income recognized by the participant as a result of such sale or disposition, subject to any applicable limitations under Section 162(m) of the Code. No deduction will be allowed in any other case.

Certain Rules Applicable to “Insiders.” Employees who are executive officers or directors of New Redwire are subject to the reporting and “short wing” profits liability provisions of Section 16 of the Exchange Act. Such provisions may restrict resale of the shares of common stock purchased under the ESPP. In addition, shares so received by a person deemed an “affiliate” of New Redwire under the Securities Act must be registered for resale by such person unless such resale complies with the provisions of Rule 144 under the Securities Act. Rule 405 under the Securities Act defines “affiliate” as “a person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with” New Redwire.

New ESPP Benefits

Purchase rights are subject to an eligible employee’s discretion, including an employee’s decision not to participate in the ESPP, and awards under the ESPP are not determinable. Directors who are not employees are not eligible to participate in, and will not receive any benefit under, the ESPP.

Registration with the SEC

If the ESPP is approved by our stockholders and becomes effective, GPAC intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the ESPP as soon as reasonably practicable after GPAC becomes eligible to use such form.

Vote Required for Approval

The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote at the extraordinary general meeting, vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Adoption of the Employee Stock Purchase Plan Proposal is conditioned upon the approval and adoption of the Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Redwire Corporation 2021 Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex K, be adopted and approved.”

Recommendation of the GPAC Board

THE GPAC BOARD UNANIMOUSLY RECOMMENDS THAT GPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of GPAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of GPAC and its shareholders and what they may believe is best for New Redwire or themselves in determining to recommend that shareholders vote for the proposals. In addition, GPAC’s directors and executive officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a shareholder in GPAC. See the section entitled “Business Combination Proposal— Interests of GPAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the GPAC Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to GPAC shareholders, (ii) in order to solicit additional proxies from GPAC shareholders in favor of one or more of the proposals at the extraordinary general meeting or (iii) if GPAC shareholders redeem an amount of public shares such that the Minimum Closing Cash Condition would not be satisfied. See “Business Combination Proposal—Interests of GPAC’s Directors and Executive Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the GPAC Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders a majority of the ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote at the extraordinary general meeting, vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Adjournment Proposal is not conditioned on any other proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (a) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to GPAC shareholders, (b) in order to solicit additional proxies from GPAC shareholders in favor of one or more of the proposals at the extraordinary general meeting or (c) if GPAC shareholders redeem an amount of the public shares such that the condition to consummation of the Business Combination that the aggregate cash in the trust account, together with the aggregate gross proceeds from the PIPE Financing, equal no less than $185,000,000 after deducting any amounts paid to GPAC shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied, at the extraordinary general meeting be approved.”

Recommendation of the GPAC Board

THE GPAC BOARD UNANIMOUSLY RECOMMENDS THAT GPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of GPAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of GPAC and its shareholders and what they may believe is best for New Redwire or themselves in determining to recommend that shareholders vote for the proposals. In addition, GPAC’s directors and executive officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a shareholder in GPAC. See the section entitled “Business Combination Proposal— Interests of GPAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations generally applicable to holders of our public shares or public warrants (other than the Sponsor or any of its affiliates) as a consequence of the (i) Domestication, (ii) exercise of redemption rights, and (iii) ownership and disposition of shares of New Redwire Common Stock and public warrants of New Redwire after the Domestication (“New Redwire Public Warrants”). This section applies only to holders that hold their public shares or public warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or status, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	S corporations;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares (except as specifically addressed below);

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations;

•	persons who purchase stock in New Redwire as part of the PIPE Financing;

•	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code; or

•	passive foreign investment companies.

This discussion is based on current U.S. federal income tax law, which is subject to change, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws. In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in Holdings prior to the Business Combination, including holders of our public shares or public warrants that also hold, directly or indirectly, equity interests in Holdings. With respect to the consequences of holding shares of New Redwire Common Stock and New Redwire Public Warrants, this discussion is limited to holders who acquire such shares of New Redwire Common Stock in connection with the Domestication or as a result of the exercise of a New Redwire Public Warrant, and holders who acquire such New Redwire Public Warrants in connection with the Domestication. We have not sought, and will not seek, a ruling from the United States Internal Revenue Service (the “IRS”) as to any

U.S. federal income tax consideration described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

This discussion does not consider the U.S. federal income tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our public shares or public warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding our public shares or public warrants, we urge you to consult your tax advisor.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS AND OWNERSHIP AND DISPOSITION OF SHARES OF NEW REDWIRE COMMON STOCK AND NEW REDWIRE WARRANTS.

For purposes of this discussion, because any unit consisting of one Class A ordinary share and one-half of one warrant to acquire one Class A ordinary share is separable at the option of the holder, GPAC is treating any Class A ordinary share and one-half of one warrant to acquire one Class A ordinary share held by a holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the cancellation or separation of the units in connection with the consummation of the Domestication or the exercise of redemption rights generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.

U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of our public shares or public warrants or New Redwire Common Stock or New Redwire warrants, as applicable, and is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

Effects of the Domestication on U.S. Holders

The U.S. federal income tax consequences of the Domestication to U.S. Holders will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, we will change our jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, changing our name to “Redwire Corporation.”

Based on, and subject to, the assumptions, qualifications and limitations set forth in the opinion included as Exhibit 8.1 hereto, it is the opinion of Willkie Farr & Gallagher LLP that the Domestication should constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code. However, due to the absence of direct guidance on the statutory conversion of a corporation holding only investment-type assets such as GPAC, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.

In the case of a transaction, such as the Domestication, that should qualify as an F Reorganization, U.S. Holders of public shares or public warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided under “—Effects of Section 367(b) to U.S. Holders” and “—PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if GPAC (i) transferred all of its assets and liabilities to New Redwire in exchange for all of the outstanding common stock and warrants of New Redwire; and then (ii) distributed the common stock and warrants of New Redwire to the shareholders and warrantholders of GPAC in liquidation of GPAC. The taxable year of GPAC should end on the date of the Domestication.

In the case of a transaction, such as the Domestication, that should qualify as an F Reorganization, subject to the PFIC rules discussed below: (i) a U.S. Holder’s the tax basis in a share of New Redwire Common Stock or a New Redwire warrant received in the Domestication should generally be the same as its tax basis in the public share or public warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for a share of New Redwire Common Stock or New Redwire warrant received in the Domestication should generally include such U.S. Holder’s holding period for the public share or public warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, subject to the PFIC rules discussed below, a U.S. Holder generally would recognize gain or loss with respect to a public share or public warrant in an amount equal to the difference, if any, between the fair market value of the corresponding share of New Redwire Common Stock or a New Redwire warrant received in the Domestication and the U.S. Holder’s adjusted tax basis in its public share or public warrant surrendered in exchange therefor. In such event, such U.S. Holder’s basis in the share of New Redwire Common Stock or a New Redwire warrant would be equal to the fair market value of that share of New Redwire Common Stock or a New Redwire warrant on the date of the Domestication and such U.S. Holder’s holding period for the share of New Redwire Common Stock or a New Redwire warrant would begin on the day following the date of the Domestication.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Effects of Section 367(b) to U.S. Holders

Section 367(b) of the Code applies to certain transactions involving foreign corporations, including an inbound domestication of a foreign corporation in an F Reorganization. Section 367(b) of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise qualify as a “reorganization” within the meaning of Section 368 of the Code. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication.

A.	U.S. Holders That Hold 10 Percent or More of GPAC

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our shares entitled to vote or 10% or more of the total value of all classes of our shares (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits” amount attributable to the public shares it directly owns, within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of public warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s “all earnings and profits amount” with respect to its public shares is the net positive earnings and profits of GPAC (as determined under Treasury Regulations under Section 367 of the Code) attributable to such public shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such public shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code and the Treasury Regulations thereunder. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in the Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

GPAC does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication. If GPAC’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an “all earnings and profits amount” with respect to its public shares. If GPAC’s cumulative net earnings and profits are greater than zero through the date of the Domestication, a U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Such U.S. Holders that are corporate shareholders should consult their own tax advisors as to the applicability of Section 245A of the Code in their particular circumstances.

B.	U.S. Holders That Own Less Than 10 Percent of GPAC

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) public shares with a fair market value of $50,000 or more, but is not a U.S. Shareholder, will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder as described below.

Unless a U.S. Holder makes the “all earnings and profits” election as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to shares of New Redwire Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such shares of New Redwire Common Stock over the U.S. Holder’s adjusted tax basis in the public shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its public shares under Section 367(b) of the Code.

There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)

a statement that the U.S. Holder is making the election including (A) a copy of the information that the U.S. Holder received from GPAC establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s public shares and (B) a representation that the U.S. Holder has notified GPAC (or New Redwire) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to New Redwire no later than the date such tax return is filed. In connection with this election, we intend to provide each U.S. Holder eligible to make such an election with information regarding GPAC’s earnings and profits upon written request.

GPAC does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication. However, as noted above, if it were determined that GPAC had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its public shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

C.	U.S. Holders that Own Public Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) public shares with a fair market value less than $50,000 generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.

Tax Consequences for U.S. Holders of Public Warrants

Subject to the considerations described above relating to a U.S. Holder’s ownership of public warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. Holder of public warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued New Redwire Public Warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

In addition to the discussion under “—Effects of Section 367(b) to U.S. Holders,” the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.

A.	Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will generally be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, which may apply to GPAC prior to the Domestication, interest income earned by GPAC would be considered passive income and cash held by GPAC would be considered a passive asset.

B.	PFIC Status of GPAC

Because GPAC is a blank check company with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, GPAC believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2020 and will likely be considered a PFIC for its current taxable year which ends as a result of the Domestication.

C.	Effects of PFIC Rules on the Domestication

As discussed above, GPAC believes that it is likely classified as a PFIC for U.S. federal income tax purposes.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of public shares and public warrants upon the Domestication if (i) GPAC were classified as a PFIC at any time during such U.S. Holder’s holding period for such public shares or public warrants and (ii) the U.S. Holder had not timely made (a) a QEF Election (as described below) for the first taxable year in which the U.S. Holder owned such public shares or in which GPAC was a PFIC, whichever is later, or (b) a mark-to-market election (as described below) with respect to such public shares. Generally, proposed Treasury Regulations provide that neither election is available with respect to the public warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of GPAC.

Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s public shares or public warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which GPAC was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under the “—Effects of Section 367(b) to U.S. Holders,” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, U.S. Holders of public shares that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) and U.S. Holders of public warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation on the Domestication to the extent their public shares or public warrants have a fair market value in excess of their tax basis therein. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to its public shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of GPAC, whether or not such amounts are actually distributed to such shareholders in any taxable year.

D.	QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of public shares will depend on whether the U.S. Holder makes a timely and effective election to treat GPAC as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of public shares during which GPAC qualified as a PFIC (a “QEF Election”). The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances. A U.S. Holder’s ability to make a QEF Election with respect to GPAC is contingent upon, among other things, the provision by GPAC of a “PFIC Annual Information Statement” to such U.S. Holder. Upon written request, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that we will timely provide such required information. A U.S. Holder that made a QEF Election may be referred to as an “Electing Shareholder” and a U.S. Holder that did not make a QEF Election may be referred to as a “Non-Electing Shareholder.” A QEF Election is not available with respect to public warrants. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their public shares. As a result, such a U.S. Holder should not recognize gain or loss as a result of the Domestication except to the extent described under “—Effects of Section 367(b) to U.S. Holders.”

The impact of the PFIC rules on a U.S. Holder of public shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). No assurance can be given that the public shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to public shares. A mark-to-market election is not available with respect to public warrants.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Effects to U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a U.S. Holder of public shares (which will be exchanged for shares of New Redwire Common Stock in the Domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its shares of New Redwire Common Stock will depend on whether the redemption qualifies as a sale of the shares of New Redwire Common Stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s shares of New Redwire Common Stock redeemed, such U.S. Holder will generally be treated in the same manner as described under “—Sale, Exchange or Other Disposition of Shares of New Redwire Common Stock and New Redwire Public Warrants” below.

The redemption of shares of New Redwire Common Stock generally will qualify as a sale of the shares of New Redwire Common Stock redeemed if such redemption either (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in New Redwire or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only shares of New Redwire Common Stock actually owned by such U.S. Holder, but also shares of New Redwire Common Stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to shares of New Redwire Common Stock owned directly, shares of New Redwire Common Stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares of New Redwire Common Stock such U.S. Holder has a right to acquire by exercise of an option, which would generally include shares of New Redwire Common Stock which could be acquired pursuant to the exercise of the New Redwire Public Warrants.

The redemption of shares of New Redwire Common Stock generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of New Redwire’s outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80% of the percentage of New Redwire’s outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption, and such U.S. Holder immediately after the redemption actually and constructively owned less than 50% of the total combined voting power of New Redwire Common Stock. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the shares of New Redwire Common Stock actually or constructively owned by such U.S. Holder are redeemed or (ii) all of the shares of New Redwire Common Stock actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the shares of New Redwire Common Stock owned by certain family members and such U.S. Holder does not constructively own any other shares of New Redwire Common Stock. The redemption of shares of New Redwire Common Stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in New Redwire. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to the shares of New Redwire Common Stock, the U.S. federal income tax consequences of which are described under “— Distributions on Shares of New Redwire Common Stock” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed New Redwire Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its New Redwire Public Warrants or possibly in other shares constructively owned by it.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR SHARES OF NEW REDWIRE COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will take into account the potential tax consequences of Section 367(b) of the Code as a result of the Domestication (discussed further above).

Distributions on Shares of New Redwire Common Stock

A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to shares of New Redwire Common Stock, to the extent the distribution is paid out of New Redwire’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles).

Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New Redwire Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of New Redwire Common Stock and will be treated as described under “—Sale, Exchange or Other Disposition of Shares of New Redwire Common Stock and New Redwire Public Warrants” below.

Dividends that New Redwire pays to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that New Redwire pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to the shares of New Redwire Common Stock may have suspended the running of the applicable holding period for these purposes.

Sale, Exchange or Other Disposition of Shares of New Redwire Common Stock and New Redwire Public Warrants

Upon a sale or other taxable disposition of shares of New Redwire Common Stock or New Redwire Public Warrants which, in general, would include a redemption of shares of New Redwire Common Stock or New Redwire Public Warrants that is treated as a sale of such securities as described above and below, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of New Redwire Common Stock or New Redwire Public Warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights described herein with respect to the shares of New Redwire Common Stock may have suspended the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of New Redwire Common Stock or New Redwire Public Warrants so disposed of. See “—Effects of the Domestication on U.S. Holders” above for discussion of a U.S.

Holder’s adjusted tax basis in its shares of New Redwire Common Stock and/or New Redwire Public Warrants following the Domestication. See “—Exercise, Lapse or Redemption of New Redwire Public Warrants” below for a discussion regarding a U.S. Holder’s tax basis in shares of New Redwire Common Stock acquired pursuant to the exercise of a New Redwire Public Warrant.

Exercise, Lapse or Redemption of New Redwire Public Warrants

Except as discussed below with respect to the cashless exercise of a New Redwire Public Warrant, a U.S. Holder generally will not recognize taxable gain or loss as a result of the acquisition of shares of New Redwire Common Stock upon exercise of a New Redwire Public Warrant for cash. The U.S. Holder’s tax basis in the share of New Redwire Common Stock received upon exercise of the New Redwire Public Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the New Redwire Public Warrant, and the exercise price of such New Redwire Public Warrant. It is unclear whether a U.S. Holder’s holding period for the shares of New Redwire Common Stock received upon exercise of the New Redwire Public Warrant will commence on the date of exercise of the New Redwire Public Warrant or the day following the date of exercise of the New Redwire Public Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New Redwire Public Warrant. If a New Redwire Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the New Redwire Public Warrant. See “—Effects of the Domestication on U.S. Holders” above for a discussion of a U.S. Holder’s adjusted tax basis in its New Redwire Public Warrants following the Domestication.

The tax consequences of a cashless exercise of a New Redwire Public Warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the shares of New Redwire Common Stock received generally should equal the U.S. Holder’s tax basis in the New Redwire Public Warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the shares of New Redwire Common Stock would be treated as commencing on the date of exercise of the New Redwire Public Warrant or the day following the date of exercise of the New Redwire Public Warrant.

If the cashless exercise were treated as a recapitalization, the holding period of the shares of New Redwire Common Stock received would include the holding period of the New Redwire Public Warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of New Redwire Public Warrants having a value equal to the exercise price for the total number of New Redwire Public Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the New Redwire Public Warrants deemed surrendered and the U.S. Holder’s tax basis in the New Redwire Public Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the shares of New Redwire Common Stock received would equal the sum of the U.S. Holder’s tax basis in the New Redwire Public Warrants exercised, and the exercise price of such New Redwire Public Warrants. It is unclear whether a U.S. Holder’s holding period for the shares of New Redwire Common Stock would commence on the date of exercise of the New Redwire Public Warrant or the day following the date of exercise of the New Redwire Public Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New Redwire Public Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the shares of New Redwire Common Stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

The U.S. federal income tax consequences of an exercise of a New Redwire Public Warrant occurring after New Redwire’s giving notice of an intention to redeem the New Redwire Public Warrants described in the section entitled “Description of New Redwire Securities—Warrants—New Redwire Public Warrants” are unclear under current law. In the case of a cashless exercise, the exercise may be treated either as if New Redwire redeemed such New Redwire Public Warrant for shares of New Redwire Common Stock or as an exercise of the New Redwire Public Warrant. If the cashless exercise of New Redwire Public Warrants for shares of New Redwire Common Stock is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s tax basis in the shares of New Redwire Common Stock received should equal the U.S. Holder’s tax basis in the New Redwire Public Warrants and the holding period of the shares of New Redwire Common Stock should include the holding period of the New Redwire Public Warrants. Alternatively, if the cashless exercise of a New Redwire Public Warrant is treated as such, the U.S. federal income tax consequences generally should be as described above in the second and third paragraphs under the heading “—Exercise, Lapse or Redemption of New Redwire Public Warrants.” In the case of an exercise of a New Redwire Public Warrant for cash, the U.S. federal income tax treatment generally should be as described above in the first paragraph under the heading “—Exercise, Lapse or Redemption of New Redwire Public Warrants.” Due to the lack of clarity under current law regarding the treatment described in this paragraph, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise of a New Redwire Public Warrant occurring after Redwire’s giving notice of an intention to redeem the New Redwire Public Warrant as described above.

If New Redwire redeems New Redwire Public Warrants for cash or if New Redwire purchases New Redwire Public Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “—Sale, Exchange or Other Disposition of Shares of New Redwire Common Stock and New Redwire Public Warrants.”

Possible Constructive Distributions

The terms of each New Redwire Public Warrant provide for an adjustment to the exercise price of the New Redwire Public Warrant or an increase in the shares of New Redwire Common Stock issuable on exercise in certain circumstances discussed in “Description of New Redwire Securities—Warrants—New Redwire Public Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the New Redwire Public Warrants would, however, be treated as receiving a constructive distribution from New Redwire if, for example, the adjustment increases the U.S. Holder’s proportionate interest in New Redwire’s assets or earnings and profits (e.g., through a decrease to the exercise price or an increase in the number of shares of New Redwire Common Stock that would be obtained upon exercise) as a result of a distribution of cash or other property to the U.S. Holders of shares of New Redwire Common Stock which is taxable to them as described under “—Distributions on Shares of New Redwire Common Stock” above. For example, U.S. Holders of New Redwire Public Warrants would generally be treated as receiving a constructive distribution from New Redwire where the exercise price of the New Redwire Public Warrants is reduced in connection with the payment of certain dividends as described in “Description of New Redwire Securities—Warrants—New Redwire Public Warrants.” Such constructive distribution received by a U.S. Holder would be subject to U.S. federal income tax in the same manner as if the U.S. Holders of the New Redwire Public Warrant received a cash distribution from New Redwire equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to a New Redwire Public Warrants are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences of any such constructive distribution with respect to a New Redwire Public Warrant.

Non-U.S. Holders

As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of public shares or public warrants or New Redwire Common Stock or New Redwire Public Warrants, as applicable, that is not a U.S. Holder.

The following describes U.S. federal income tax considerations relating to (i) the Domestication, (ii) exercise of redemption rights and (iii) ownership and disposition of shares of New Redwire Common Stock and New Redwire Public Warrants by a non-U.S. Holder after the Domestication.

Effects of the Domestication on Non-U.S. Holders

GPAC does not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of public shares or public warrants.

Effects to Non-U.S. Holders of Exercising Redemption Rights

Because the Domestication will occur immediately prior to the redemption of non-U.S. Holders that exercise redemption rights with respect to our public shares, the U.S. federal income tax consequences to a non-U.S. Holder of shares of New Redwire Common Stock that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its shares of New Redwire Common Stock will depend on whether the redemption qualifies as a sale of the shares of New Redwire Common Stock redeemed, as described above under “—U.S. Holders—Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of shares of New Redwire Common Stock, the U.S. federal income tax consequences to the non-U.S. Holder will be as described below under “—U.S. Holders—Sale, Exchange or Other Disposition of Shares of New Redwire Common Stock and New Redwire Public Warrants.” If such a redemption does not qualify as a sale of shares of New Redwire Common Stock, the non- U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described below under “U.S. Federal Income Tax Considerations—Non-U.S. Holders—Distributions on Shares of New Redwire Common Stock.”

Distributions on Shares of New Redwire Common Stock

In general, any distributions made to a non-U.S. Holder with respect to shares of New Redwire Common Stock, to the extent paid out of New Redwire’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of New Redwire Common Stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such shares of New Redwire Common Stock, which will be treated as described under “—Sale, Exchange or Other Disposition of Shares of New Redwire Common Stock and New Redwire Public Warrants.” Dividends paid by New Redwire to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders.

Sale, Exchange or Other Disposition of Shares of New Redwire Common Stock and Public Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of shares of New Redwire Common Stock or New Redwire Public Warrants unless:

(i)

such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition (subject to certain exceptions as a result of the COVID pandemic) and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)

the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply; or

(iii)

New Redwire is or has been a “U.S. real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) the shares of New Redwire Common Stock has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period more than 5% of outstanding shares of New Redwire Common Stock.

If paragraph (iii) above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the sale, exchange or other disposition of shares of New Redwire Common Stock or New Redwire Public Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such shares of New Redwire Common Stock or New Redwire Public Warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. New Redwire will be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect New Redwire to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual and in nature and subject to change and no assurance can be provided as to whether New Redwire will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the Business Combination or at any future time.

Exercise, Lapse or Redemption of New Redwire Public Warrants

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a New Redwire Public Warrant, or the lapse of a New Redwire Public Warrant held by a non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. Holder, as described above under “—U.S. Holders— Exercise, Lapse or Redemption of New Redwire Public Warrants,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under “—Sale, Exchange or Other Disposition of Shares of New Redwire Common Stock and New Redwire Public Warrants.” If New Redwire redeems New Redwire Public Warrants for cash or if it purchases New Redwire Public Warrants in an open market transaction, such redemption or purchase generally will be treated as a disposition to the non-U.S. Holder, the consequences of which would be similar to those described above under “—Sale, Exchange or Other Disposition of Shares of New Redwire Common Stock and New Redwire Public Warrants.”

Possible Constructive Distributions.

The terms of each New Redwire Public Warrant provide for an adjustment to the exercise price of the New Redwire Public Warrant or an increase in the shares of New Redwire Common Stock issuable on exercise in certain circumstances discussed in “Description of New Redwire Securities—Warrants—New Redwire Public Warrants.” As described above under “—U.S. Holders—Possible Constructive Distributions,” certain adjustments with respect to the New Redwire Public Warrants can give rise to a constructive distribution. Any constructive distribution received by a non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such non-U.S. holder received a cash distribution from New Redwire equal to the fair market value of such increased interest. If withholding applies to any constructive distribution received by a non-U.S. Holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the non-U.S. holder by the applicable withholding agent. The rules governing constructive distributions as a result of certain adjustments with respect to a New Redwire Public Warrants are complex, and non-U.S. Holders are urged to consult their tax advisors on the tax consequences of any such constructive distribution with respect to a New Redwire Public Warrant.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of shares of New Redwire Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including public shares or public warrants and shares of New Redwire Common Stock or New Redwire Public Warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non- U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which public shares or public warrants and shares of New Redwire Common Stock or New Redwire warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, public shares or public warrants and shares of New Redwire Common Stock or New Redwire warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (A) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” (as defined in the Code) or (B) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our securities. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including shares of New Redwire Common Stock or New Redwire warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in public shares, public warrants, shares of New Redwire Common Stock or New Redwire Public Warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 8 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

Introduction

Genesis Park Acquisition Corp. (“GPAC”) is a blank check company incorporated as a Cayman Islands exempted company on July 29, 2020 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

AE Industrial Partners Fund II, LP (“AE”), a private equity firm specializing in aerospace, defense and government services, formed a series of acquisition vehicles on February 10, 2020, which included Cosmos Parent, LLC (“Cosmos Parent”), Cosmos Intermediate, LLC (“Cosmos”), Cosmos Finance, LLC (“Cosmos Finance”) and Cosmos Acquisition, LLC, (“Cosmos Acquisition”), with Cosmos Parent being the top holding company. Cosmos Parent owned 100% of the equity in Cosmos; Cosmos owned 100% of the equity in Cosmos Finance; and Cosmos Finance owned 100% of the equity in Cosmos Acquisition. Upon the formation of these acquisition vehicles, Cosmos effected a number of acquisitions through its wholly owned subsidiary, Cosmos Acquisition:

•	on March 2, 2020, Cosmos Acquisition acquired a business unit of Adcole Corporation, Adcole Space, LLC (“Adcole”) for consideration of approximately $32.6 million (the “Adcole Acquisition”);

•

on June 22, 2020, Cosmos Acquisition acquired In Space Group, Inc. and its subsidiaries (collectively “MIS”) for consideration of approximately $45.4 million (the “MIS Acquisition”). On the same date, the name of Cosmos Parent, LLC changed to Redwire, LLC (“Holdings”);

•	on October 28, 2020, Cosmos Acquisition acquired Roccor, LLC (“Roccor”) for consideration of approximately $17.9 million (the “Roccor Acquisition”); and

•	on February 17, 2021, Cosmos Acquisition acquired Deployable Space Systems, Inc. (“DPSS”) for consideration of approximately $24.8 million (the “DPSS Acquisition”).

Additionally, Cosmos Acquisition acquired (a) Deep Space Systems, Inc. (“DSS”) on June 1, 2020 for consideration of approximately $4.9 million (the “DSS Acquisition”); (b) LoadPath, LLC (“LoadPath”) on December 11, 2020 for consideration of approximately $8.4 million (the “LoadPath Acquisition”), and (c) Oakman Aerospace, Inc. (“Oakman”) on January 15, 2021 for consideration of approximately $15.2 million (the “Oakman Acquisition”). The Adcole Acquisition, the MIS Acquisition, the Roccor Acquisition, the DPSS Acquisition, the DSS Acquisition, the LoadPath Acquisition and the Oakman Acquisition have been accounted for as business combinations under the acquisition method of accounting. Cosmos performed an analysis using the pro forma combined results of Cosmos at December 31, 2020 and concluded that each of the DSS Acquisition, the LoadPath Acquisition, and the Oakman Acquisition are below the 20% significance threshold; in this section, we refer to the DSS Acquisition, the LoadPath Acquisition, and the Oakman Acquisition, collectively, as the “Other Acquisitions.” In this proxy statement/prospectus, we refer to Cosmos Finance, Cosmos Acquisition, Adcole, MIS, Roccor, DPSS, DSS, LoadPath and Oakman, collectively, as the “Redwire Subsidiaries” and unless the context otherwise requires, we refer to Cosmos together with its direct and indirect subsidiaries, including the Redwire Subsidiaries, as “Redwire.”

Description of the Business Combination

On March 25, 2021, GPAC entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among GPAC, Shepard Merger Sub Corporation, a Delaware corporation and direct, wholly owned subsidiary of GPAC (“Merger Sub”), Cosmos and Holdings.

Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction by which (i) GPAC will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and the Companies Act of the Cayman Islands (the “Domestication”), (ii) Merger Sub will merge with and into Cosmos, with Cosmos being the surviving entity in the merger (the “First Merger”), and (iii) immediately following the First Merger, Cosmos will merge with and into GPAC, with GPAC being the surviving entity in the merger (the “Second Merger” and, together with the First Merger, the “Mergers”). Pursuant to the Merger Agreement, GPAC has also required that, as of the closing of the Business Combination (the “Closing”) any and all amounts outstanding under Redwire’s Credit Agreement, dated as of October 28, 2020, by and among Cosmos, Silicon Valley Bank, Stifel Bank and Western Alliance (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, “the SVB Loan Agreement” and any all such amounts outstanding under the SVB Loan Agreement, the “SVB Payoff Amount”) be repaid and all obligations thereunder be discharged as of the Closing (such repayment of the SVB Payoff Amount together with the other transactions contemplated by the Merger Agreement, the “Transactions”). In this proxy statement/prospectus, we refer to the Domestication and the Transactions, collectively, as the “Business Combination” and “New Redwire” refers to GPAC after giving effect to the Business Combination.

In connection with the foregoing and concurrently with the execution of the Merger Agreement, GPAC entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase from GPAC, and GPAC has agreed to issue and sell to the PIPE Investors, an aggregate of 10,000,000 shares of New Redwire Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $100.0 million (the “PIPE Financing”). GPAC will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent Closing.

The aggregate consideration to be paid to Holdings (the “Closing Merger Consideration”) will be paid in a combination of cash and stock consideration. The cash consideration will be comprised of $75.0 million (such amount, the “Closing Cash Consideration”). The remainder of the Closing Merger Consideration will be comprised of (i) 37,200,000 shares of common stock, par value $0.0001 per share, of GPAC (the “New Redwire Common Stock,” and such shares, the “Closing Share Consideration”) and (ii) 2,000,000 warrants to purchase one share of New Redwire Common Stock per warrant (the “Closing Warrant Consideration”), with such amount of warrants corresponding to the forfeiture of certain private placement warrants acquired by the Sponsor and Jefferies in connection with GPAC’s initial public offering. At the effective time of the First Merger, the units of Cosmos will be cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate, the Closing Cash Consideration, the Closing Share Consideration and the Closing Warrant Consideration.

Immediately prior to the closing of the transactions contemplated by the Subscription Agreements and the completion of the Mergers, but following the consummation of the Domestication, the authorized capital stock of GPAC will consist of 600,000,000 shares of capital stock, including (i) 500,000,000 shares of New Redwire Common Stock and (ii) 100,000,000 shares of New Redwire Preferred Stock, of which GPAC has committed to issue 37,200,000 shares of New Redwire Common Stock in the Business Combination, 10,000,000 shares of New Redwire Common Stock in the PIPE Financing and 4,094,406 shares of New Redwire Common Stock upon the conversion of GPAC’s outstanding Class B ordinary shares, and GPAC will have up to 15,920,979 warrants issued and outstanding, of which up to 5,406,541 warrants will be issued to the Sponsor, 325,627 warrants will be issued to Jefferies and 2,000,000 warrants will be issued to Holdings in the Business Combination (after giving effect to the forfeiture by the Sponsor and Jefferies of 1,886,000 and 114,000 private placement warrants, respectively, in connection with the consummation of the Business Combination), and all of which will entitle the holder thereof to purchase New Redwire Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the GPAC Warrant Agreement.

Accounting for the Business Combination

The Business Combination is accounted for as a reverse recapitalization, with the net assets of GPAC stated at historical cost and no goodwill or other intangible assets recorded, in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, GPAC is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Redwire issuing stock for the net assets of GPAC, accompanied by a recapitalization. Operations prior to the Business Combination are those of Redwire.

Redwire has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Members of Holdings’ senior management will hold all of New Redwire’s key management positions;

•	Holdings will have the largest voting interest in New Redwire under any redemption scenario;

•	Five of the seven members of the New Redwire Board will initially be selected by Holdings and its permitted transferees;

•	The Redwire Subsidiaries will comprise the ongoing operations of New Redwire; and

•	Redwire is larger in relative size than GPAC.

Basis of Pro Forma Presentation

The adjustments presented on the unaudited pro forma condensed combined balance sheet as of March 31, 2021 and statements of operations for the year ended December 31, 2020 and the three months ended March 31, 2021 have been identified and presented to provide relevant information necessary for an accurate understanding of New Redwire upon consummation of the Business Combination. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 is based on the historical unaudited balance sheets of Cosmos and GPAC as of March 31, 2021 and gives effect to the Business Combination, including the PIPE Financing, as if it had occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical audited consolidated statement of operations of Cosmos for the period from February 10, 2020 to December 31, 2020 and the historical audited restated statement of operations of GPAC for the period from July 29, 2020 (inception) to December 31, 2020 and has been prepared to reflect the Business Combination as if it occurred on January 1, 2020. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 combines the historical unaudited interim condensed consolidated statement of operations of Cosmos for the three months ended March 31, 2021 and the historical unaudited statement of operations of GPAC for the three months ended March 31, 2021 and has been prepared to reflect the Business Combination as if it occurred on January 1, 2020.

Additionally, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 reflects the impact of the Adcole Acquisition, the MIS Acquisition, the Roccor Acquisition, the DPSS Acquisition and the Other Acquisitions as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 reflects the impact of the DPSS Acquisition and the Other Acquisitions as if they had occurred on January 1, 2020.

The unaudited pro forma condensed combined statements of operations do not necessarily reflect what New Redwire’s results of operations would have been had the Adcole Acquisition, the MIS Acquisition, the Roccor Acquisition, the DPSS Acquisition, the Other Acquisitions and the Business Combination occurred on the date indicated. The unaudited pro forma condensed combined statements of operations also may not be useful in predicting the future results of operations of New Redwire. The actual financial results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes. See Note 1, Basis of Presentation, to the Unaudited Pro Forma Condensed Combined Financial Information for information about the sources used to derive the unaudited pro forma financial information. The unaudited pro forma adjustments are based on information currently available. Assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information. In addition, the unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included in this proxy statement/prospectus:

•	historical audited restated financial statements of GPAC as of December 31, 2020 and for the period from July 29, 2020 (inception) to December 31, 2020;

•

historical audited consolidated financial statements of Cosmos (“Successor”), as of December 31, 2020 and for the period from February 10, 2020 to December 31, 2020, and the historical audited consolidated financial statements of MIS (“Predecessor”), as of December 31, 2019 and for the year ended December 31, 2019 and the period from January 1, 2020 to June 21, 2020;

•	historical audited financial statements of Adcole as of and for the year ended December 31, 2019 and for the period from January 1, 2020 to March 1, 2020;

•	historical unaudited interim condensed financial statements of Roccor as of and for the nine months ended September 30, 2020 and 2019;

•	historical audited financial statements of DPSS as of and for the year ended December 31, 2020;

•	historical unaudited condensed financial statements of GPAC as of and for the three months ended March 31, 2021; and

•	historical unaudited interim condensed consolidated financial statements of Cosmos (“Successor”), as of and for the three months ended March 31, 2021.

Further, the unaudited pro forma condensed combined financial information should be read in conjunction with the sections of this proxy statement/prospectus entitled “GPAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Redwire’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The unaudited pro forma condensed combined financial information may have footing differences resulting from decimal numbers not presented herein.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2021

(thousands of U.S. Dollars, except share and per share amounts)

	Cosmos (Historical)	GPAC (Historical)	Business Combination Transaction Accounting Adjustments Assuming No Redemptions	Notes		Pro Forma Combined Assuming No Redemptions	Additional Business Combination Transaction Accounting Adjustments Assuming Maximum Redemptions	Notes		Pro Forma Combined Assuming Maximum Redemptions
ASSETS
Current Assets
Cash and cash equivalents	16,225	1,187	166,272	(a	)	119,358	—			38,086
	—	—	100,000	(b	)	—	—			—
	—	—	(5,732)	(f.1)		—	—			—
	—	—	(41,968)	(f.2)		—	—			—
	—
	—	—	(75,000)	(g	)	—	—			—
	—	—	(41,626)	(i	)	—	—			—
	—	—	—			—	(81,272)	(j	)	—
Accounts receivable	14,170	—	—			14,170	—			14,170
Contract assets	8,567	—	—			8,567	—			8,567
Inventory	399	—	—			399	—			399
Income tax receivable	688	—	—			688	—			688
Related party receivable	—	—	—			—	—			—
Prepaid expenses and other current assets	3,792	146	(327)	(f.2)		3,611	—			3,611

Total current assets	43,841	1,333	101,619			146,793	(81,272)			65,521

Cash and marketable securities held in Trust Account	—	166,272	(166,272)	(a	)	—	—			—
Property, plant and equipment, net	4,706	—	—			4,706	—			4,706
Goodwill	69,063	—	—			69,063	—			69,063
Intangible assets, net	93,657	—	—			93,657	—			93,657
Other non-current assets	128	—	—			128	—			128

Total assets	211,395	167,605	(64,653)			314,347	(81,272)			233,075

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	10,150	194	—			10,344	—			10,344
Notes payable to sellers	1,440	—	—			1,440	—			1,440
Short-term debt, including current portion of long-term debt	1,720	—	—			1,720	—			1,720
Accrued expenses	12,099	—	—			12,099	—			12,099
Deferred revenue	19,436	—	—			19,436	—			19,436
Due to related party	—	—	—			—	—			—
Other current liabilities	1,018	—	—			1,018	—			1,018

Total current liabilities	45,863	194	—			46,057	—			46,057

	Cosmos (Historical)	GPAC (Historical)	Business Combination Transaction Accounting Adjustments Assuming No Redemptions	Notes		Pro Forma Combined Assuming No Redemptions	Additional Business Combination Transaction Accounting Adjustments Assuming Maximum Redemptions	Notes		Pro Forma Combined Assuming Maximum Redemptions
Long-term debt	116,974	—	(41,620)	(i	)	75,354	—			75,354
Warrant liability	—	36,104	(17,933)	(d.1)		18,171	—			18,171
Deferred underwriting discount	—	5,732	(5,732)	(f.1)		—	—			—
Deferred tax liabilities	15,152	—	—			15,152	—			15,152
Other non-current liabilities	6	—	—			6	—			6

Total liabilities	177,995	42,030	(65,285)			154,740	—			154,740

Class A ordinary shares subject to possible redemption	—	120,575	(120,575)	(c	)	—	—			—
Equity:
Preference shares	—	—	—			—	—			—
Class A ordinary shares	—	—	—	(d.2)		—	—			—
	—	—	—			—	—			—
	—	—	—			—	—			—
	—	—	—			—	—			—
	—	—	—			—	—			—
Class B ordinary shares	—	—	—	(d.2)		—	—			—
	—	—	—			—	—			—
Common stock	—	—	1	(b	)	6	(1)	(j	)	5
	—	—	1	(c	)	—	—			—
	—	—	—	(d.2)		—	—			—
	—	—	4	(e	)	—	—			—
Preferred stock, $0.0001 par value	—	—	—			—	—			—
	—	—	—			—	—			—
	—	—	—			—	—			—
Members’ contributions/Additional paid-in capital	55,173	17,001	99,999	(b	)	218,405	—			137,134
	—	—	120,574	(c	)	—	—			—
	—	—	17,933	(d.1)		—	—			—
	—	—	(17,001)	(d.2)		—	—			—
	—	—	4,999	(d.2)		—	—			—
	—	—	(4)	(e	)	—	0			0
	—	—	(24,689)	(f.2a	)	—	—			—
	—	—	(75,000)	(g	)	—	—			—
	—	—	19,420	(h	)	—	0			0
	—	—	—			—	(81,271)	(j	)	—
	—	—	—			—	—			—
Accumulated other comprehensive income (loss)	275	—	—			275	—			275
Accumulated deficit	(22,048)	(12,001)	12,001	(d.2)		(59,079)	—			(59,079)
	—	—	(17,605)	(f.2b	)	—	—			—
	—	—	(19,420)	(h	)	—	—			—
	—	—	(6)	(i	)	—	—			—
	—	—	—	(d.2)		—	—			—

Total equity	33,400	5,000	121,207			159,607	(81,272)			78,335

Total liabilities and equity	211,395	167,605	(64,653)			314,347	(81,272)			233,075

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(thousands of U.S. Dollars, except share and per share amounts)

	Cosmos (Historical)	Adcole Acquisition Transaction Accounting Adjust- ments*	Notes	MIS Acquisition Transaction Accounting Adjust- ments**	Notes	Roccor Acquisition Transaction Accounting Adjust- ments***	Notes	DPSS Acquisition Transaction Accounting Adjust- ments****	Notes	Other Acquisitions Transaction Accounting Adjust- ments*****	Notes	Cosmos (Pro Forma)	GPAC (Historical)	Business Combination Transaction Accounting Adjustments Assuming No Redemptions	Notes	Pro Forma Combined Assuming No Redemptions	Additional Business Combination Transaction Accounting Adjustments Assuming Maximum Redemptions	Notes	Pro Forma Combined Assuming Maximum Redemptions
Revenues	$40,785	$1,356		$16,651		$14,747		$26,781		$17,599		$117,919	$—	$—		$117,919	$—		$117,919
Cost of sales	32,676	655		12,623		10,196		19,971		7,004		83,213	—	2,767	(o)	85,980	—		85,980
	—	—		—		—		47	(k)	41	(k)	—	—	—		—	—		—

Gross margin	8,109	701		4,028		4,551		6,763		10,554		34,706	—	(2,767)		31,939	—		31,939
Operating expenses:
Selling, general and administrative	13,103	618		5,260		3,494		3,703		7,583		39,456	40	16,653	(o)	56,149	—		56,149
	—	144	(k)	1,792	(k)	963	(k)	1,526	(k)	1,270	(k)	—	—	—		—	—		—
Research and development	2,008	—		387		144		1		593		3,133	—	—		3,133	—		3,133
Change in fair value of warrants	—	—		—		—		—		—		—	11,212	—		11,212	—		11,212
Transaction expenses	9,944	—		—		—		—		—		12,136	1,021	17,605	(p)	30,762	—		30,762
	—	—		—		—		2,069	(l)	123	(l)	—	—	—		—	—		—

Operating (loss) income	(16,946)	(61)		(3,411)		(50)		(536)		985		(20,019)	(12,273)	(37,025)		(69,317)	—		(69,317)
Interest income	(2)	—		(7)		—		—		(17)		(26)	(11)	11	(q)	(26)	—		(26)
Interest expense	1,074	—		83		47		—		7		7,106	—	(1,207)	(q)	5,899	—		5,899
	—	—		787	(m.1)	1,732	(m.1)	2,440	(m.1)	1,073	(m.1)	—	—	—		—	—		—
	—	—		(83)	(m.2)	(47)	(m.2)	—		(7)	(m.2)	—	—	—		—	—		—
Other expense (income), net	15	302		23		9		(711)		(583)		(945)	—	—		(945)	—		(945)

(Loss) income before taxes	(18,033)	(363)		(4,214)		(1,791)		(2,265)		512		(26,154)	(12,262)	(35,829)		(74,245)	—		(74,245)
Income tax (benefit) expense	(3,659)	—		(384)		108		—		—		(5,363)	—	(10,227)	(r)	(15,590)	—		(15,590)
	—	(76)	(n)	(501)	(n)	(484)	(n)	(475)	(n)	108	(n)	—	—	—		—	—		—

Net (loss) income	(14,374)	(287)		(3,329)		(1,415)		(1,790)		404		(20,791)	(12,262)	(25,602)		(58,655)	—		(58,655)

Net loss per share of Class A Common Stock – basic and diluted																(58,655)			(58,655)
Weighted average shares of Class A Common Stock outstanding – basic and diluted																67,672,028			59,664,927
Net loss per share of Class A Common Stock – basic and diluted																(0.87)			(0.98)

*

Represents the addition of Adcole pre-acquisition activity for the period from January 1, 2020 to March 1, 2020 to the historical Cosmos consolidated statement of operations and pro forma adjustments related to the Adcole Acquisition.

**

Represents the addition of MIS pre-acquisition activity for the period from January 1, 2020 to June 21, 2020 to the historical Cosmos consolidated statement of operations and pro forma adjustments related to the MIS Acquisition.

***

Represents the addition of Roccor pre-acquisition activity for the period from January 1, 2020 to October 27, 2020 to the historical Cosmos consolidated statement of operations and pro forma adjustments related to the Roccor Acquisition.

****

Represents the addition of DPSS pre-acquisition activity for the year ended December 31, 2020 to the historical Cosmos consolidated statement of operations and pro forma adjustments related to the DPSS Acquisition.

*****

Represents the addition of the Other Acquisitions pre-acquisition activity for the year ended December 31, 2020 to the historical Cosmos consolidated statement of operations and pro forma adjustments related to the Other Acquisitions.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(thousands of U.S. Dollars, except share and per share amounts)

	Cosmos (Historical)	DPSS Acquisition Transaction Accounting Adjustments*	Notes		Other Acquisition Transaction Accounting Adjustments**	Notes		Cosmos (Pro Forma)	GPAC (Historical)	Business Combination Transaction Accounting Adjustments Assuming No Redemptions	Notes		Pro Forma Combined Assuming No Redemptions	Additional Business Combination Transaction Accounting Adjustments Assuming Maximum Redemptions	Notes	Pro Forma Combined Assuming Maximum Redemptions
Revenues	$31,698	$4,062			$245			$36,005	$—	$—			$36,005	$—		$36,005
Cost of sales	24,221	3,557			168			27,952	—	—			27,952	—		27,952
	—	6	(s	)	—			—	—	—			—	—		—

Gross margin	7,477	499			77			8,053	—	—			8,053	—		8,053
Operating expenses:
Selling, general and administrative	11,256	198			33			11,718	214	—			11,932	—		11,932
	—	205	(s	)	26	(s	)	—	—	—			—	—		—
	—	—			—			—	—	—			—	—		—
Research and development	996	—			2			998	—	—			998	—		998
Change in fair value of warrants	—	—			—			—	(446)	—			(446)	—		(446)
Transaction expenses	2,417	11			—			2,428	—	—			2,428	—		2,428

Operating (loss) income	(7,192)	85			16			(7,091)	232	—			(6,859)	—		(6,859)
Interest income	(1)	(1)			—			(2)	(28)	28	(v	)	(2)	—		(2)
Interest expense	1,422	—			—			1,788	—	(307)	(v	)	1,481	—		1,481
	—	322	(t	)	44	(t	)	—	—	—			—	—		—
Other expense (income), net	87	—			40			127	—	—			127	—		127

Income (loss) before taxes	(8,700)	(236)			(68)			(9,004)	260	279			(8,465)	—		(8,465)
Income tax (benefit) expense	(1,026)	—			—			(1,089)	—	(688)	(w	)	(1,777)	—		(1,777)
	—	(49)	(u	)	(14)	(u	)	—	—	—			—	—		—

Net (loss) income	(7,674)	(187)			(54)			(7,915)	260	967			(6,688)	—		(6,688)

Net loss per share of Class A Common Stock – basic and diluted													(6,688)			(6,688)
Weighted average shares of Class A Common Stock outstanding – basic and diluted													67,672,028			59,664,927
Net loss per share of Class A Common Stock – basic and diluted													(0.10)			(0.11)

*

Represents the addition of DPSS’s pre-acquisition activity to the historical Cosmos interim condensed consolidated statement of operations for the three months ended March 31, 2021 and pro forma adjustments related to the DPSS Acquisition.

**

Represents the addition of the Other Acquisitions’ pre-acquisition activity to the historical Cosmos interim condensed consolidated statement of operations for the three months ended March 31, 2021 and pro forma adjustments related to the Other Acquisitions.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 8 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”) in the notes to the Unaudited Pro Forma Condensed Combined Financial Information. Redwire has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 presents pro forma effects to reflect the Business Combination as if it had been completed on March 31, 2021.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 presents pro forma effects to the Adcole Acquisition, the MIS Acquisition, the Roccor Acquisition, DPSS Acquisition, the Other Acquisitions and the Business Combination as if they had been completed on January 1, 2020.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 presents pro forma effects to the DPSS Acquisition, the Other Acquisitions and the Business Combination as if they had been completed on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 has been prepared using and should be read in conjunction with the following, which are included in this proxy statement/prospectus:

•	GPAC’s unaudited balance sheet as of March 31, 2021 and the related notes; and

•	Cosmos’s unaudited interim condensed consolidated balance sheet as of March 31, 2021 and the related notes.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using and should be read in conjunction with the following, which are included in this proxy statement/prospectus:

•	GPAC’s historical audited restated statement of operations for the period from July 29, 2020 (inception) to December 31, 2020 and the related notes;

•

Cosmos’s (“Successor”) historical audited consolidated statement of operations for the period from February 10, 2020 to December 31, 2020, and MIS’s (“Predecessor”) historical audited consolidated statement of operations for the period from January 1, 2020 to June 21, 2020 and the related notes;

•	Adcole’s historical audited statement of operations for the period from January 1, 2020 to March 1, 2020 and the related notes;

•	Roccor’s historical unaudited interim condensed combined statement of operations for the nine months ended September 30, 2020 and the related notes; and

•	DPSS’s historical audited statement of operations for the year ended December 31, 2020 and the related notes.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 has been prepared using and should be read in conjunction with the following, which are included in this proxy statement/prospectus:

•	GPAC’s historical unaudited statement of operations for the three months ended March 31, 2021 and the related notes; and

•	Successor’s historical unaudited interim condensed consolidated statement of operations for the three months ended March 31, 2021 and the related notes.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of GPAC’s ordinary shares:

•	Assuming no redemptions: This presentation assumes that no GPAC Class A ordinary shares are redeemed.

•

Assuming maximum redemptions: This presentation assumes that the maximum number of GPAC Class A ordinary shares are redeemed such that the remaining funds held in the trust account after the payment of the redeeming shares’ pro-rata allocation are sufficient to satisfy the Minimum Closing Cash Condition of $185 million. This is based on the amount of $166.3 million in the trust account as of March 31, 2021, inclusive of accrued dividends and PIPE Financing of $100.0 million in connection with the Business Combination, and a redemption price of $10.15 per share. Under this scenario, approximately 8,007,101 GPAC Class A ordinary shares may be redeemed and still enable GPAC to have sufficient cash to satisfy the Minimum Closing Cash Condition.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Adcole Acquisition, the MIS Acquisition, the Roccor Acquisition, the DPSS Acquisition, the Other Acquisitions or the Business Combination. New Redwire will incur additional costs after the Business Combination in order to satisfy its obligations as a reporting public company with the SEC. No adjustment to the unaudited pro forma condensed combined statement of operations has been made for these items as the amounts are not yet known.

The pro forma adjustments reflecting the expected consummation of the Business Combination and completion of the PIPE Financing are based on certain currently available information at the Closing and certain assumptions and methodologies that GPAC believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material. GPAC believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the PIPE Financing contemplated based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Adcole Acquisition, the MIS Acquisition, the Roccor Acquisition, the DPSS Acquisition, the Other Acquisitions or the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Redwire.

2.	Accounting Policies

Since GPAC had substantially no business operations as a blank check company, its limited accounting policies were not in conflict with those of Cosmos. Accordingly, the combined company uses the accounting policies of Cosmos as described in Note 1 to Cosmos’s audited consolidated financial statements for the period from February 10, 2020 to December 31, 2020 included in this proxy statement/prospectus. As a result, the unaudited pro forma condensed combined financial information does not reflect any differences in accounting policies.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

a)	Reflects the reclassification of cash and cash equivalents held in GPAC’s trust account that is available to fund the Business Combination consideration (under the No Redemptions Scenario).

b)	Reflects the gross cash proceeds from the PIPE Financing of $100.0 million for 10,000,000 shares of New Redwire Common Stock.

c)	Reflects the reclassification of GPAC’s 11,879,283 Class A ordinary shares deemed redeemable at March 31, 2021 to New Redwire Common Stock in permanent equity (under the No Redemptions Scenario).

d)

Reflects (1) the reclassification of the fair value of the public warrants from liability to equity, and (2) the exchange of GPAC’s 4,498,339 Class A ordinary shares and of 4,094,406 Class B ordinary shares to New Redwire Common Stock, as well as the elimination of GPAC’s historical accumulated deficit and additional paid-in capital.

e)	Reflects the recapitalization of Cosmos, including the reclassification of members’ equity to New Redwire Common Stock, based on the Closing Share Consideration, and additional paid-in capital.

f)

Reflects the settlement of estimated remaining unpaid transaction expenses. Estimated remaining unpaid transaction expenses are made up of (1) GPAC’s deferred underwriting fees that are recorded on the historical balance sheet as of March 31, 2021; (2a) Cosmos’ expenses to be incurred in connection with the issuance of equity (with a corresponding adjustment to additional paid-in capital); and (2b) GPAC’s transaction costs expected to be expensed and incurred and Cosmos’s expenses unrelated to the issuance of equity.

g)	Reflects the payment of the Closing Cash Consideration to the shareholders of Holdings.

h)	Reflects the recognition of share-based compensation related to certain equity incentives issued by Holdings that would vest on an accelerated basis as a result of the Business Combination.

i)	Reflects the SVB Payoff Amount based on Cosmos’ indebtedness as of March 31, 2021.

j)	Reflects the withdrawal of funds from GPAC’s trust account to fund the redemption of 8,007,101 shares of Class A ordinary shares at $10.15 per share (under the Maximum Redemptions scenario).

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The historical financial statements have been adjusted in the unaudited pro forma condensed combined statements of operations to reflect the effects of the Adcole Acquisition, the MIS Acquisition, the Roccor Acquisition, the DPSS Acquisition, and the Other Acquisitions, as well as the Business Combination, on Cosmos’s historical financial statements. Cosmos, GPAC, Adcole, MIS, Roccor, DSS, LoadPath, Oakman and DPSS had no historical relationships prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had New Redwire filed consolidated income tax returns during the periods presented.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma basic and diluted earnings (loss) per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of New Redwire’s weighted average shares outstanding, assuming the Business Combination and the PIPE Financing had occurred on January 1, 2020.

The Adcole Acquisition, the MIS Acquisition, the Roccor Acquisition, the DPSS Acquisition and the Other Acquisitions pro forma Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are as follows:

k)	Adjustment to include pre-acquisition amortization on the fair value of the acquired intangible assets and additional depreciation on the fair value step-up of the acquired property and equipment.

l)	Additional transaction expenses incurred by Cosmos for the DPSS Acquisition and the Other Acquisitions subsequent to December 31, 2020.

m)

Adjustment to (1) include the interest expense that would have been incurred to finance the MIS Acquisition, the Roccor Acquisition, the Oakman Acquisition and the DPSS Acquisition as if they had taken place as of January 1, 2020, based on the effective interest rates related to debt agreements leveraged to finance each of those acquisitions, and (2) eliminate the pre-acquisition interest expense, including amortization of deferred financing fees, related to the outstanding debt balances of MIS, Roccor and the Other Acquisitions (specifically, the DSS Acquisition), which were settled by the sellers of MIS, Roccor and DSS with proceeds from the sale.

n)	Adjustment for income taxes, applying a statutory tax rate of 21% for the year ended December 31, 2020.

The Business Combination pro forma Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are as follows:

o)	Adjustment to include the share-based compensation related to vesting of profits interests, issued by Holdings to employees of Redwire, on consummation of the Business Combination.

p)

Adjustment to include GPAC’s transaction costs expected to be expensed as incurred subsequent to December 31, 2020 and Cosmos’s transaction costs unrelated to the issuance of equity expected to be expensed as incurred subsequent to December 31, 2020. These costs will not affect New Redwire’s statement of operations beyond 12 months after the Closing.

q)

Elimination of GPAC’s trust account interest income of approximately $0.01 million and Cosmos’s interest expense and amortization of debt issuance costs of approximately $1.2 million, related to the paydown of debt, that would not have been incurred if the Business Combination had occurred on January 1, 2020.

r)	Adjustment for income taxes, applying a statutory tax rate of 21% for the year ended December 31, 2020.

The DPSS Acquisition and the Oakman Acquisition pro forma Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 are as follows:

s)	Adjustment to include pre-acquisition amortization on the fair value of the acquired intangible assets and additional depreciation on the fair value step-up of the acquired property and equipment.

t)	Adjustment to include the interest expense that would have been incurred to finance the DPSS Acquisition and Oakman Acquisition as if they had taken place as of January 1, 2020.

u)	Adjustment for income taxes, applying a statutory tax rate of 21% for the three months ended March 31, 2021.

The Business Combination pro forma Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 are as follows:

v)

Elimination of GPAC’s trust account interest income of approximately $0.03 million and Cosmos’s interest expense and amortization of debt issuance costs of approximately $0.3 million, related to the paydown of debt, that would not have been incurred if the Business Combination had occurred on January 1, 2020.

w)	Adjustment for income taxes, applying a statutory tax rate of 21% for the three months ended March 31, 2021.

4.	Loss per Share

Represents the unaudited loss per share calculated based on the recapitalization resulting from the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and the PIPE Financing are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net earnings (loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. The following tables set forth the computation of pro forma basic and diluted earnings (loss) per share for the year ended December 31, 2020 and the three months ended March 31, 2021; amounts are stated in thousands of U.S. Dollars, except for share/unit and per share/unit amounts.

Because the exercise price of the Closing Warrant Consideration is greater than the average market price of GPAC Class A ordinary shares for the periods presented below, the Closing Warrant Consideration is considered anti-dilutive and any shares that would be issued upon exercise of the Closing Warrant Consideration are not included in loss per share.

	Year ended December 31, 2020
	Pro Forma Assuming No Redemptions – Common Stock	Pro Forma Assuming Maximum Redemptions – Common Stock
Net loss	$(58,655)	(58,655)
Weighted average shares outstanding – basic and diluted	67,672,028	59,664,927
Net loss per share – basic and diluted	$(0.87)	$(0.98)

	Three months ended March 31, 2021
	Pro Forma Assuming No Redemptions – Common Stock	Pro Forma Assuming Maximum Redemptions – Common Stock
Net loss	$(6,688)	(6,688)
Weighted average shares outstanding – basic and diluted	67,672,028	59,664,927
Net loss per share – basic and diluted	$(0.10)	$(0.11)

INFORMATION ABOUT GPAC

We are a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this proxy statement/prospectus as our initial business combination.

On November 27, 2020, we consummated our initial public offering of 16,377,622 units, including 1,377,622 additional units to cover over-allotments, at $10.00 per unit, generating gross proceeds of $163,776,220, and incurring offering costs of approximately $9.6 million, inclusive of $5,732,168 in deferred underwriting commissions. Each unit sold in the initial public offering consists of one Class A ordinary share and one-half of one redeemable warrant. Following the closing of our initial public offering, approximately $166,232,863 of the net proceeds from our initial public offering and certain of the proceeds from the private placement of the private placement warrants (or $10.15 per unit sold in the initial public offering) was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. As of March 31, 2021, funds in the trust account totaled approximately $166,272,072 and were held in money market funds. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) our completion of an initial business combination, and then only in connection with those Class A ordinary shares that such shareholders properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend our Existing Governing Documents (A) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not consummate an initial business combination within 18 months from the closing of our initial public offering or (B) with respect to any other provisions relating to the rights of our Class A ordinary shares and (iii) the redemption of our public shares if we are unable to consummate an initial business within 18 months from the closing of our initial public offering, subject to applicable law.

Our units, Class A ordinary shares and warrants are each traded on the NYSE under the symbols “GPAC.U,” “GPAC” and “GPAC WS,” respectively.

Financial Position

As of March 31, 2021, GPAC had $166,272,072 held in the trust account, not taking into account payment of $5,732,168 of deferred underwriting fees. With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt or leverage ratio. Because we are able to complete our initial business combination using our cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.

Effecting Our Business Combination

Fair Market Value of Target Business

NYSE rules require that we must consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions). The fair market value of Redwire has been determined by the GPAC Board based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation, a valuation based on trading multiples of comparable public businesses or a valuation based on the financial metrics of M&A transactions of comparable businesses. We do not expect to obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions with respect to the satisfaction of such criteria. The GPAC Board determined that this test was met in connection with the proposed Business Combination.

Lack of Business Diversification

For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:

•

subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination, and

•	cause us to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Shareholders upon Completion of the Business Combination

We will provide our public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the initial business combination including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the trust account is initially anticipated to be approximately $10.15 per public share. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by deferred underwriting commissions we will pay to the underwriters. The Sponsor and each of our officers and directors has entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of our initial business combination.

Limitations on Redemption Rights

Our Existing Governing Documents provide that we will only redeem our public shares so long as (after such redemption) our net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of our initial business combination and after payment of deferred underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to our initial business combination. For example, the proposed initial business combination may require: (i) cash consideration to be paid to the target or its owners, (ii) cash to be transferred to the target for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions in accordance with the terms of the proposed initial business combination. In the event the aggregate cash consideration we would be required to pay for all Class A ordinary shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed initial business combination exceed the aggregate amount of cash available to us, we will not complete the initial business combination or redeem any shares, and all Class A ordinary shares submitted for redemption will be returned to the holders thereof.

Redemption of Public Shares and Liquidation if No Business Combination

Our Existing Governing Documents provide that we will have only 18 months from the closing of our initial public offering to complete our initial business combination. If we are unable to complete our initial business combination within such 18-month period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the GPAC Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination within the 18-month time period.

The Sponsor and each of our officers and directors has entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to any founder shares held by them if we fail to complete our initial business combination within 18 months from the closing of our initial public offering. However, if the Sponsor or any of our officers or directors acquire public shares in or after our initial public offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the allotted 18-month time period.

The Sponsor and each of our officers and directors has agreed, pursuant to a written agreement with us, that they will not propose any amendment to our Existing Governing Documents to (i) modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of our initial public offering or (ii) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless we provide our public shareholders with the opportunity to redeem their Class A ordinary shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares. However, we will only redeem our public shares so long as (after such redemption) our net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of our initial business combination and after payment of deferred underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement (described above), we would not proceed with the amendment or the related redemption of our public shares at such time.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the $1,186,528 of proceeds held outside the trust account (as of March 31, 2021), although we cannot assure you that there will be sufficient funds for such purpose. We will depend on sufficient interest being earned on the proceeds held in the trust account to pay any tax obligations we may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes on interest income earned on the trust account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our initial public offering and the sale of the private placement warrants, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon our dissolution would be approximately $10.15. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.15. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, such parties may not execute such agreements or even if they execute such agreements, they may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to enter into an agreement waiving such claims to the monies held in the trust account, our management considers whether competitive alternatives are reasonably available to GPAC, and will only enter into an agreement with such third party if our management believes that such third party’s engagement would be in the best interests of GPAC under the circumstances. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. WithumSmith+Brown, PC, our independent registered public accounting firm, and the underwriters in our initial public offering did not execute agreements with us waiving such claims to the monies held in the trust account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per-share redemption amount received by public shareholders could be less than the $10.15 per share initially held in the trust account, due to claims of such creditors. Pursuant to a letter agreement we have entered into with the Sponsor, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.15 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.15 per share due to reductions in the value of the trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters for our initial public offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy their indemnity obligations, and believe that the Sponsor’s only assets are securities of GPAC. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than $10.15 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (i) $10.15 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked the Sponsor to reserve for such indemnification obligations and we cannot assure you that the Sponsor would be able to satisfy those obligations, and believe that the Sponsor’s only assets are securities of GPAC. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.15 per public share.

We have and will continue to seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $1,000,000 from the proceeds of our initial public offering (as of March 31, 2021) with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors. In the event that our offering expenses exceed our estimate of $1,000,000, we may fund such excess with funds from the funds not to be held in the trust account.

If we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy or insolvency claims deplete the trust account, we cannot assure you we will be able to return $10.15 per share to our public shareholders. Additionally, if we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, the GPAC Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of our initial business combination, (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend any provisions of our Existing Governing Documents to (A) modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of our initial public offering or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, and (iii) the redemption of all of our public shares if we are unable to complete our business combination within 18 months from the closing of our initial public offering, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the initial business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such shareholder must have also exercised its redemption rights as described above. These provisions of our Existing Governing Documents, like all provisions of our Existing Governing Documents, may be amended with a shareholder vote. See “Risk Factors—Risks Related to the Business Combination and GPAC—If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board may be exposed to claims of punitive damages.”

Employees

We currently have four officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in.

Directors and Executive Officers

Our executive officers and directors are as follows:

NAME	AGE	POSITION
David N. Siegel	59	Chairman
Paul W. Hobby	60	Chief Executive Officer and Director
Jonathan E. Baliff	57	President and Chief Financial Officer and Director
David Bilger	33	Executive Vice President
Nicole M. Taylor	51	Vice President and Corporate Secretary
Wayne Gilbert West	60	Director
Richard H. Anderson	66	Director
Andrea Fischer Newman	62	Director
Thomas Dan Friedkin	56	Director

David N. Siegel has served as Chairman of the GPAC Board since November 2020. Mr. Siegel has 30 years of experience in the aerospace and aviation industries and possesses deep relationships across the entire aerospace supply chain. He currently serves as Chairman of Sun Country Airlines, an ultra-low-cost carrier (“ULCC”), which he joined in April 2018, as Chairman of Volotea, a Spanish low-cost airline, which he joined in April 2018, as Director of Swissport AG, an aviation services company, which he joined in December 2020 and as Director of Tamboran Resources, a natural gas company, which he joined in March 2021. Since October 2017, Mr. Siegel has acted as a Senior Advisor for Apollo and in that capacity assisted Apollo in the acquisition of portfolio companies Sun Country Airlines and Volotea. From April 2016 to September 2017, Mr. Siegel served as Chief Executive Officer of aircraft leasing company AWAS. During his time as CEO, Mr. Siegel demonstrated his ability to effectively run global operations by managing $8.4 billion in total assets through AWAS’s committed fleet of 261 aircraft across 45 countries. Prior to joining AWAS, Mr. Siegel served as Chief Executive Officer for a number of operators, including Frontier Airlines from 2012 to 2015, XOJET from 2008 to 2010 and US Airways (formerly NYSE:LCC) from 2002 to 2004. At the helm of Frontier Airlines, Mr. Siegel successfully transitioned the airline to become a profitable ULCC in 2014. Prior to running Frontier Airlines, Mr. Siegel was Co-Chairman and Chief Executive Officer of XOJET, where he launched fixed coast-to-coast pricing options that solidified the company’s position as a key player in the transcontinental charter market. In June 2004, Mr. Siegel became the Chairman and Chief Executive Officer of Gate Gourmet Group Inc., the world’s largest independent airline catering and logistics provider. Prior to his departure in December 2008, Mr. Siegel guided the company through an operational and financial restructuring that tripled the enterprise value. Additionally, Mr. Siegel implemented a strategic mergers and acquisitions growth strategy that created a portfolio of eleven companies, operating under the umbrella brand Gategroup, which specialized in in-flight products and services. After being asked to join US Airways Group as Chief Executive Officer in March 2002, Mr. Siegel successfully guided the company through bankruptcy and returned it to profitability in 2003. Prior to US Airways, Mr. Siegel was Chairman and Chief Executive Officer of Avis Rent A Car System, Inc., joining six weeks before the September 11th terrorist attacks. While at Avis, Mr. Siegel helped navigate the company through challenging times, including a steep drop in travel demand. He also led Avis’s acquisition of Budget Group for $107.5 million to further grow the leisure segment of the company and create the second largest car rental company in the world, Avis Budget Group. After beginning his career as a consultant at Bain & Company, where he worked from 1983 to 1990, Mr. Siegel served in various senior management roles at Continental (formerly NYSE:CAL) and Northwest (formerly NYSE:NWA). Mr. Siegel holds a B.S. from Brown University and an M.B.A. from Harvard Business School.

Paul W. Hobby has served as our Chief Executive Officer and as a Director since November 2020. He is a Founding Partner at Genesis Park LP, a Houston-based private equity firm specializing in growth businesses, distressed situations and public company carveouts. Mr. Hobby maintains extensive relationships with industry-leading aviation executives, private equity firms, family offices and privately owned businesses across the aerospace and aviation sectors. Additionally he has over 20 years of sourcing experience focused on alignment and partnership with management teams and shareholders. At Genesis Park, directly and through its portfolio companies, Mr. Hobby has recapitalized and redirected ten public company divisions in multiple industries. For two of those transactions, Mr. Hobby served as Chief Executive Officer post-acquisition: (i) at Texas Monthly, LLC from 2016 to 2019 and (ii) at Alpheus Communications, LLC, a fiber optic network and data center provider, from 2004 to 2011. In another carveout from a bankrupt parent, he served as Chairman of CapRock Services, Inc. from 2002 to 2007 and as a director of CapRock from 2007 to 2011. Under his firm’s leadership, the CapRock business grew from $24 million in revenue to over $600 million to become one of the largest providers of satellite services globally. Furthermore, Mr. Hobby has served on the board of directors of NRG (NYSE:NRG), a leading integrated power company, since March 2006. In an activist posture, he became a member of the board of directors of Flotek Industries, Inc. (NYSE:FTK) in March of 2019, where he facilitated the retirement of the incumbent CEO and recruited a new management team to redirect the company. Mr. Hobby is former Chairman of the Houston Branch of the Federal Reserve Bank of Dallas, the Greater Houston Partnership, the Texas Business Hall of Fame, the Texas General Services Commission and the Texas Ethics Commission, and today serves on the Baylor College of Medicine Board of Trustees. He also served on the board of directors of Global Logistics, Stewart Title, Coastal Banc, Amegy Bank and Aronex Pharmaceuticals. Early in his career, Mr. Hobby served as Assistant U.S. Attorney for the Southern District of Texas, Chief of Staff to the Lieutenant Governor of Texas, and as an Associate at Fulbright & Jaworski. Mr. Hobby holds a B.A. from the University of Virginia and a J.D. from the University of Texas Law School.

Jonathan E. Baliff has served as our President and Chief Financial Officer and as a Director since November 2020. He has been a leader in the aviation and infrastructure sector for over 25 years, acting as a public company senior executive in addition to an investment and commercial banker. Most recently, Mr. Baliff was at Bristow (formerly NYSE:BRS), the world’s largest commercial helicopter and industrial aviation company serving the energy and government sectors, where he served first as Chief Financial Officer from 2010 to 2014 and President and Chief Executive Officer from 2014 to 2019. During his time at Bristow, the company consistently led its peers in safety, operational and financial performance with over $1.5 billion in business and long-term contract acquisitions. Despite significant turmoil in the offshore transportation services market following the 2014 global oil price collapse, Bristow continued to recognize revenue growth while Bristow’s peer group’s revenues fell by an average of ~10% annually with most competitors filing for bankruptcy over the same period. Bristow filed for Chapter 11 bankruptcy protection in May 2019. Mr. Baliff is currently named as a defendant in a class-action lawsuit against Bristow and certain of its former directors and officers, which is currently entering mediation. A related derivative lawsuit has already been dismissed. Prior to joining Bristow, Mr. Baliff acted as Executive Vice President for Strategy at NRG (NYSE:NRG), the largest independent electric power generator in the United States, from 2007 to 2010. As both a banker to and an employee of NRG, Mr. Baliff was part of the team that led the company out of bankruptcy in 2004 to become a member of the Fortune 500 and systematically changed the company’s business by pursuing a retail customer and low-carbon energy strategy. This strategy included completing over $5 billion in acquisitions including the purchase of Reliant Energy and Green Mountain Energy, growing the retail footprint of NRG to over three million customers. Prior to NRG, Mr. Baliff acted as a Managing Director in Credit Suisse’s Global Energy Group from 1996 to 2007 and an associate in J.P. Morgan’s Natural Resources Group from 1995 to 1996, where he was responsible for corporate finance and M&A executions during the era of natural gas and electric utility deregulation, with over $50 billion in M&A transactions and financings completed. Additionally, Mr. Baliff served on active duty in the U.S. Air Force from 1985 to 1993 as an aviator flying the F-4 Phantom fighter aircraft. Currently, Mr. Baliff serves on the board of directors and Risk Committee of Texas Capital Bancshares, Inc. (NASDAQ:TCBI), the parent company of Texas Capital Bank. Mr. Baliff has served on the Board of TCBI since 2017, during which period the company generated an average annual increase in net income available to common shareholders of 29.1%. Mr. Baliff holds a Bachelor of Aerospace Engineering from the Georgia Institute of Technology and a Master of Science in Foreign Service from Georgetown University.

David Bilger has served as our Executive Vice President since November 2020. He has served as Principal at Genesis Park LP since 2019, where he focuses on sourcing and evaluating new investment opportunities in addition to monitoring and developing active portfolio companies. Mr. Bilger previously served as Managing Director at Kuleana Capital, a long / short public equity manager, from 2016 to 2019, and as a private equity investment professional at NGP Energy Capital Management, a private equity firm with $20 billion of cumulative equity commitments, from 2012 to 2014. He began his career in the investment banking division of Tudor, Pickering, Holt & Co. Mr. Bilger holds a B.S. in Commerce from the University of Virginia’s McIntire School of Commerce and an M.B.A. from the Stanford Graduate School of Business.

Nicole M. Taylor has served as our Vice President and Corporate Secretary since December 2020, where she focuses on SEC reporting, governance and acquisition-related matters. From March 2011 to November 2020, Ms. Taylor held a variety of roles at Bristow Group Inc., including Global Emergency Response Manager from June 2020 to November 2020, Facilities and Office Services Manager from June 2018 to November 2020 and Manager, Office of the CEO and Board of Directors from March 2012 to August 2020. She previously held roles in the Strategy and Structured Transactions Group as well as the Communications and Investor Relations Groups at NRG Energy from June 2009 to March 2011 and was a member of Credit Suisse’s Global Energy Group from 1997 to 2002. Ms. Taylor holds a B.S. in Business Education from The College of New Jersey (formerly, Trenton State College (NJ)).

Wayne Gilbert West has served as a Director since November 2020. Throughout his over 30 years of experience, Mr. West has held a multitude of leadership roles across the aerospace and aviation industries, including positions at Boeing (NYSE:BA), Delta (NYSE:DAL), Northwest (formerly NYSE:NWA) and United (NASDAQ:UAL). While at Delta, from 2008 to 2020, Mr. West held a variety of roles, including Senior Vice President of Airport Customer Service and Technical Operations, Senior Executive Vice President and Chief Operating Officer. While Chief Operating Officer from 2014 to 2020, Mr. West managed a team of over 70,000 employees and was responsible for managing safe, reliable operations globally by overseeing the fleet, technical operations and asset procurement and performance. Prior to joining Delta, Mr. West served as President and Chief Executive Officer of Laidlaw Transit Services Inc., which provided bus transportation through intercity, interstate and interurban bus lines, from 2006 to 2007. After joining TIMCO Aviation Services, Inc. in 2001 as Executive Vice President and Chief Operating Officer, Mr. West served as President from 2002 to 2005 and was instrumental in achieving the company’s 4-year 5.7% compounded annual growth rate. He also served as an executive at Northwest from 1996 to 2001 and held various managerial positions with United, Rohr Industries, Sundstrand Corporation and Boeing Commercial Aircraft. Mr. West currently serves on the board of directors of Forward Air Corporation (NASDAQ:FWRD), which he joined in October 2018, and Wheels Up, which he joined in February 2019. Mr. West holds a B.S. in Mechanical Engineering from North Carolina State University and an M.B.A. from National University in San Diego.

Richard H. Anderson has served as a Director since November 2020. Mr. Anderson currently serves as General Counsel to Cloverfields Capital Group LP. Mr. Anderson served as Chief Executive Officer of Delta (NYSE:DAL) from September 2007 to May 2016 and was Executive Chairman from May 2016 until his retirement in October 2016. He joined Delta as the company was emerging from Chapter 11 bankruptcy court protection and played the main leadership role in leading Delta to achieve an average annual revenue growth rate of 8.4% and taking the company from a $4.5 billion market capitalization in 2007 to a $29.1 billion market capitalization in 2016. Mr. Anderson led Delta to record profitability – from bankruptcy to GAAP pre-tax income of $7.1 billion and return on invested capital of 28% in 2015, his final year running Delta. Furthermore, in October 2008, Mr. Anderson led Delta to complete the acquisition of Northwest (formerly NYSE:NWA) for an aggregate value of $2.7 billion. Prior to his time at Delta, Mr. Anderson served as Executive Vice President and President of Commercial Services at UnitedHealth (NYSE:UNH) from 2004 to 2007 and led the formation of Optum. Prior to UnitedHealth, Mr. Anderson was at Northwest, which he joined in 1990 and served as Vice President, Deputy General Counsel, Senior Vice President of Technical Operations and Chief Operating Officer prior to his role as Chief Executive Officer from 2001 to 2004. During his time at Northwest, Mr. Anderson led the company to experience a compounded annual revenue growth rate of 4.4% from 2001 to 2004. Most recently, Mr. Anderson served as the volunteer President and Chief Executive Officer of National Railroad Passenger Corporation (“Amtrak”) from June 2017 to April 2020. During his time at Amtrak, the company reported record ridership and revenues and cut operating losses to near breakeven. Mr. Anderson currently serves on the board of directors of Medtronic plc, which he joined in 2004, and the board of directors of Cargill Inc., which he joined in 2006. Mr. Anderson served on the board of directors of Northwest, Delta, Mesaba Aviation, Inc., Xcel Energy Inc., Securian Financial Group, Inc. and InterContinental Hotels Group, PLC, and he was elected Chairman of Airlines for America and Chairman of the International Air Transportation Association while CEO at Delta. He also was selected by the FAA as the Chairman of the Next Gen Advisory Committee. Mr. Anderson holds a B.S. from the University of Houston, Clear Lake City, and a J.D. from the South Texas College of Law, Houston.

Andrea Fischer Newman has served as a Director since November 2020. For over 25 years, Ms. Newman has worked at the intersection of business, law, policy and politics. From 2008 to 2017, Ms. Newman served as Senior Vice President of Government Affairs at Delta Air Lines, Inc. (NYSE:DAL) (“Delta”), where she led Delta’s efforts to reform the Export-Import Bank, as well as its work to secure bilateral aviation agreements between the U.S. and foreign countries. While managing government affairs throughout global fuel price increases and the economic downturn in 2008 and 2009, Ms. Newman was vital in maintaining and developing strategies to further Delta’s interests domestically and internationally. Prior to Delta, Ms. Newman was at Northwest Airlines Corp (formerly NYSE:NWA) (“Northwest”) for thirteen years, where she served as Vice President from 1995 to 2001 and Senior Vice President from 2001 to 2008. While at Northwest, Ms. Newman helped lead the airline industry in significant initiatives, including legislation impacting airline pensions, global competitiveness and the industry’s response to the September 11th attacks. Ms. Newman also played an active role in the merger and integration of Northwest and Delta and managed government relations through Northwest’s bankruptcy. Earlier on in her career, Ms. Newman was at Miller, Canfield, Paddock and Stone (“Miller, Canfield”) for almost seven years, where she served as Senior Legal Counsel from 1988 to 1992 and Senior Partner from 1992 to 1994. Prior to her time at Miller, Canfield, Ms. Newman served as Deputy Assistant to the Vice President of the United States from 1985 to 1986 and as Special Counsel to the Assistant Secretary of Defense from 1986 to 1987. Ms. Newman currently serves on the board of directors for PrimeFlight Aviation Services, StandardAero and Sequitur Energy Resources. She holds a B.A. with Honors in History from the University of Michigan and a J.D. from The George Washington University Law School.

Thomas Dan Friedkin has served as a Director since November 2020. Mr. Friedkin is currently Chairman and Chief Executive Officer of The Friedkin Group, a privately held consortium of businesses and investments in the automotive, entertainment and hospitality industries. Mr. Friedkin is also the Chairman and Chief Executive Officer of Gulf States Toyota, a subsidiary of The Friedkin Group and one of the world’s largest independent distributors of Toyota vehicles and parts, serving more than 150 dealers. Under Mr. Friedkin’s leadership, Gulf States Toyota sold $9 billion of vehicles in 2018. Gulf States Toyota has consistently been recognized by the Houston Chronicle as one of the “Top Private Companies” in Houston and was recognized by Forbes as one of America’s “Best Midsize Employers.” Furthermore, Mr. Friedkin founded media investment company 30West, which controls Neon Group, the company responsible for funding the release and distribution of Oscar best picture, Parasite. Mr. Friedkin also founded Imperative Entertainment, which has financially backed major motion films including The Mule, The Square and I, Tonya. In addition to his experience in the media space,

Mr. Friedkin also serves as Chairman of Auberge Resorts Collection, a portfolio of luxury hotels, resorts and residences, spanning across eight time zones and three continents. Mr. Friedkin also founded Pursuit Aviation, an aerial photography company that has used their breakthrough platform, known as JETCAM, to pair shot-over camera systems with aerobatic jet aircraft to perform work for acclaimed movies and television, including Dunkirk, Thor and Ray Donovan. Mr. Friedkin has a long history tied to aviation, stemming from his father, a famed aviator and owner of Carlsbad Jet Center, and grandfather, the founder of the discount airline Pacific Southwest Air. Mr. Friedkin holds a B.A. from Georgetown University and an M.B.A. from Rice University.

Advisory Committee Members

Nina Jonsson has acted as an Advisor to GPAC since November 2020. Ms. Jonsson is a senior international aviation executive with over 30 years of industry experience, including over 20 years at four major airlines: Air France-KLM SA (ENXTPA:AF), United (NASDAQ:UAL), US Airways (formerly NYSE:LCC) and Delta (NYSE:DAL). While serving as Director of Fleet Planning for United, Ms. Jonsson grew the company’s owned mainline fleet by 46.7%, or 115 aircraft, from 2006 to 2011. Currently, Ms. Jonsson serves as Senior Advisor for Plane View Partners, LLC and is on the board of directors of Icelandair Group hf. (ICSE:ICEAIR) and FLYHT Aerospace Solutions Ltd. (TSXV:FLY). She also has extensive M&A and reorganization experience having worked on major mergers within the aviation space, including United and Continental’s $3.2 billion merger announced in 2010, and has led businesses through various industry cycles. Ms. Jonsson has an M.B.A. from Rensselaer Polytechnic Institute and a B.S. from University of New Haven.

John S. Bolton has acted as an Advisor to GPAC since November 2020. Mr. Bolton has over 30 years of industry executive experience, including seven years as President of Honeywell’s (NYSE:HON) Aerospace Air Transport & Regional business, a $4.7 billion revenue per year global business enterprise that provides original equipment and aftermarket products and services to the aviation segments. He also spent three years as Vice President leading Honeywell’s Aftermarket for the Business & General Aviation Strategic Business Unit, where he leveraged extensive cross-functional, product and customer experience to provide strategic and tactical leadership to this $1.2 billion business. Mr. Bolton is currently the Owner and President of Blu Sky Edge Corp, an aviation commercial propulsion engine leasing and product sales company. Mr. Bolton holds a B.S. from Clarkson University in New York and an M.B.A. from Duke University.

Dave Davis has acted as an Advisor to GPAC since November 2020. Mr. Davis currently serves as President, Chief Financial Officer and member of the board of directors of Sun Country Airlines, a private equity-backed low-cost airline providing scheduled passenger, charter and cargo services. Previously, he served as Chief Financial Officer of Northwest (formerly NYSE:NWA) and US Airways (formerly NYSE:LCC), as well as a member of the board of directors of Globecomm Systems Inc., ARINC Corp. and Lumexis Corp. During his eight-year tenure at Northwest, Mr. Davis served in multiple roles, including as Chief Financial Officer, where he played a key role in the 2008 merger of Northwest and Delta. Mr. Davis has also served in other senior executive positions, including as Chief Executive Officer and member of the board of directors of Global Eagle (NASDAQ:ENT), a major provider of inflight connectivity systems, until 2017. While at Global Eagle, he was a key leader in the company’s initial public offering through a successful SPAC merger in 2013. Mr. Davis holds a B.S. in Aerospace Engineering and Mechanics degree and an M.B.A., both from the University of Minnesota.

Number and Terms of Office of GPAC Officers and Directors

The GPAC Board is divided into three classes with only one class of directors being appointed in each year and each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with NYSE corporate governance requirements, we are not required to hold an annual general meeting until one full year after our first fiscal year end following our listing on the NYSE.

The term of office of the first class of directors, consisting of Messrs. Anderson and Baliff, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Messrs. Friedkin and

Hobby, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Ms. Newman and Messrs. West and Siegel, will expire at the third annual general meeting.

Our officers are appointed by the GPAC Board and serve at the discretion of the GPAC Board, rather than for specific terms of office. The GPAC Board is authorized to appoint persons to the offices set forth in our Existing Governing Documents as it deems appropriate. Our Existing Governing Documents provide that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the GPAC Board.

Director Independence

NYSE listing standards require that a majority of the GPAC Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The GPAC Board has determined that Messrs. Friedkin, Siegel, West and Anderson and Ms. Newman are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Advisory Committee

Prior to the consummation of our initial public offering, we established an advisory committee for the purpose of assisting the GPAC Board and management with sourcing and evaluating business opportunities and devising plans and strategies to optimize any business that we acquire. Our advisory committee is comprised of veteran industry executives who provide us with deep aerospace and aviation services expertise and extensive relationship networks from which we source and evaluate targets and will develop post-acquisition operating strategies. We do not have any formal arrangements or agreements with the members of our advisory committee to provide services to us and they will have no fiduciary obligations to present business opportunities to us. Nevertheless, we believe they are helpful to our search for a target business and our consummation of a business combination.

Committees of the GPAC Board

The GPAC Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules and a limited exception, NYSE rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and NYSE rules require that the compensation committee and nominating and corporate governance committee of a listed company each be comprised solely of independent directors.

Audit Committee

Prior to the consummation of our initial public offering, we established an audit committee of the GPAC Board. Messrs. Friedkin, Siegel and Anderson serve as members of our audit committee, and Mr. Anderson chairs the audit committee.

Under the NYSE listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Messrs. Friedkin, Siegel and Mr. Anderson meet the independent director standard under NYSE listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and the GPAC Board has determined that Mr. Siegel qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

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obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

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reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Prior to the consummation of our initial public offering, we established a compensation committee of the GPAC Board. Messrs. West, Siegel and Ms. Newman serve as members of our compensation committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Messrs. West, Siegel and Ms. Newman are independent and Mr. West chairs the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

No compensation of any kind, including finders, consulting or other similar fees, are paid to any of our existing shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

In connection with the consummation of our initial public offering, we established a nominating and corporate governance committee. The members of our nominating and corporate governance committee are Messrs. Friedkin and West and Ms. Newman, and Ms. Newman serves as chair of the nominating and corporate governance committee.

The primary purposes of our nominating and corporate governance committee are to assist the GPAC Board in:

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identifying, screening and reviewing individuals qualified to serve as directors and recommending to the GPAC Board candidates for nomination or appointment at the annual general meeting or to fill vacancies on the GPAC Board;

•	developing and recommending to the GPAC Board and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the GPAC Board, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee is governed by a charter that complies with the rules of the NYSE.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on the GPAC Board.

Code of Ethics

Prior to the consummation of our initial public offering, we adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Ethics and our audit, compensation and nominating and corporate governance committee charters with the SEC. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See the section of this prospectus entitled “Where You Can Find Additional Information.”

Conflicts of Interest

Affiliates of our management team may compete with us for business combination opportunities. If these entities decide to pursue any such opportunity, we may be precluded from procuring such opportunities. In addition, investment ideas generated within affiliates of our management team may be suitable for both us and for another entity and may be directed to such entity rather than to us. Members of our management team who are also employed by such entities have no obligation to present us with any opportunity for a potential business combination of which they become aware, unless presented to such member solely in his or her capacity as an officer of the company. Members of our management team, in their capacities as employees or principals of their affiliates or in their other endeavors, currently are required to present certain investment opportunities and potential business combinations to the various related entities described above, or third parties, before they present such opportunities to us.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations to present the opportunity to such entity, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We believe, however, that the fiduciary duties or contractual obligations of our officers or directors will not materially affect our ability to complete our initial business combination, as we believe any such opportunities presented would be smaller than what we are interested in, or to entities that are not themselves in the business of engaging in business combinations. Our Existing Governing Documents provide that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.

Potential investors should also be aware of the following other potential conflicts of interest:

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None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

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In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us, as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

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Our initial shareholders have agreed to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the consummation of our initial business combination. Additionally, our initial shareholders have agreed to waive their redemption rights with respect to any founder shares held by them if we fail to consummate our initial business combination within 18 months after the closing of our initial public offering. If we do not complete our initial business combination within such applicable time period, the proceeds of the sale of the private placement warrants held in the trust account will be used to fund the redemption of our public shares, and the private placement warrants will expire worthless. With certain limited exceptions, the founder shares will not be transferable, assignable by the Sponsor (i) if the Closing does not occur for any reason, until the earlier of: (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the reported closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property or (ii) if the Closing does occur, until the date that is 180 days following the Closing Date. With certain limited exceptions, the private placement warrants and the Class A ordinary shares underlying such warrants, will not be transferable, assignable or saleable by the Sponsor or its permitted transferees until 30 days after the completion of our initial business combination. Since the Sponsor and certain of our officers and directors directly or indirectly own ordinary shares and warrants, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

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Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

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The Sponsor or our officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may, but have not to date, obtain loans from the Sponsor or an affiliate of the Sponsor or any of our officers or directors to finance transaction costs in connection with an intended initial business combination. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period.

The conflicts described above may not be resolved in our favor.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our Existing Governing Documents provide that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of GPAC and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.

Below is a table summarizing the entities to which our officers and directors currently have fiduciary duties or contractual obligations:

INDIVIDUAL(1)	ENTITY	ENTITY’S BUSINESS	AFFILIATION

Paul W. Hobby	Flotek Industries, Inc.	Technology	Director

	NRG Energy, Inc.	Power	Director

	Genesis Park II LP(2)	Private Equity	Managing Partner

	Meriplex Communications, LTD	Technology	Managing Director

	Cloud Control Systems Holdings, LLC	Security	Director

	Layne Water Midstream Holdings, LLC	Water Management	Director

Jonathan E. Baliff	Texas Capital Bancshares, Inc.	Bank	Director

David Bilger	Genesis Park II LP(2)	Private Equity	Principal

Thomas D. Friedkin	The Friedkin Group, Inc.(2)	Investments	Chairman and CEO

	Gulf State Toyota, Inc.	Automobiles	Chairman and CEO

	Auberge Resorts LLC	Hotels	Director

David N. Siegel	Apollo Global Management Inc.	Investments	Senior Advisor

	Volotea	Airline	Chairman

	Sun Country, Inc. (d/b/a Sun Country Airlines)	Airline	Chairman

	Swissport AG	Aviation	Director

	Tamboran Resources	Oil and Gas	Director

Andrea Fischer Newman	Sequitur Energy Resources	Oil and Gas	Director

	PrimeFlight Aviation Services	Aviation	Director

	StandardAero	Aviation	Director

	The World Resident Holdings, Ltd.	Cruise Ship	Director

Wayne Gilbert West	Forward Air Corporation	Transportation	Director

	Wheels Up	Private Jets	Director

	Cruise	Automobiles	COO

Richard H. Anderson	Medtronic plc	Medical Devices	Director

	Cargill Inc.	Food	Director

	Cloverfields Capital Group LP	Investments	General Counsel

(1)

Each of the entities listed in this table has priority and preference relative to us with respect to the performance by each individual listed in this table of his obligations and the presentation by each such individual of business opportunities.

(2)	Such person is a director of the indicated entity and/or its portfolio companies, and may be obligated to show acquisitions to such entity or entities before we may pursue such acquisitions.

Accordingly, if any of the above executive officers, directors or director nominees becomes aware of a business combination opportunity which is suitable for any of the above entities to which he has current fiduciary or contractual obligations, he will honor his fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity. We do not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect our ability to complete our initial business combination.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with the Sponsor, officers or directors. In the event we seek to complete our initial business combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions, that such an initial business combination is fair to our company from a financial point of view.

Each of our officers has agreed not to become a director or officer of any other SPAC with a class of securities registered under the Exchange Act, until we have entered into a definitive agreement regarding our initial business combination or we have failed to complete our initial business combination within 18 months after the closing of our initial public offering.

In the event that we submit our initial business combination to our public shareholders for a vote, pursuant to the Sponsor Agreement, the Sponsor and each of our officers and directors has agreed, among other things, to vote any founder shares held by them and any public shares purchased during or after our initial public offering (including in open market and privately-negotiated transactions) in favor of the Business Combination and not to elect to redeem or tender or submit for redemption their ordinary shares in connection with the Business Combination, and the Class B ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per share redemption price. Additionally, each of Genesis Park and the Crescent Park Funds has, pursuant to their respective Voting and Support Agreement entered into with Cosmos and Holdings, agreed, among other things, to vote all of the ordinary shares held by Genesis Park and the Crescent Park Funds, respectively, in favor of the Business Combination and the other proposals being presented at the extraordinary general meeting and not to elect to redeem or tender or submit for redemption their ordinary shares in connection with the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor owns 4,094,406, or approximately 20.0%, of the issued and outstanding ordinary shares (excluding the shares underlying the private placement warrants), Genesis Park and the Crescent Park Funds collectively own 3,547,125, or approximately 17.3%, of the issued and outstanding ordinary shares (excluding the shares underlying the private placement warrants), and our directors and officers collectively own 145,000 public shares. As a result, we would need only an additional 2,449,484, or 15.0% (assuming all outstanding ordinary shares are voted), or no ordinary shares (assuming only the minimum number of ordinary shares representing a quorum are voted), in each case, of the 16,377,622 public shares sold in our initial public offering to be voted in favor of the Business Combination in order to have the Business Combination approved. For more information related to the Sponsor Agreement and Voting and Support Agreements, see “Business Combination Proposal—Related Agreements—Sponsor Agreement” and “—Voting and Support Agreements” in the accompanying proxy statement/prospectus.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our Existing Governing Documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our Existing Governing Documents. We have also purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Except with respect to any public shares they may have acquired in our initial public offering or thereafter (in the event we do not consummate an initial business combination), each of our officers and directors has agreed to waive (and any other persons who may become an officer or director prior to the initial business combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in the trust account, and not to seek recourse against the trust account for any reason whatsoever, including with respect to such indemnification.

These provisions may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Officer and Director Compensation

None of our officers has received any cash compensation for services rendered to us. No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, are or will be paid by us to our officers and directors prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. We do not have a policy that prohibits the Sponsor, executive officers or directors, or any of their respective affiliates, from negotiating for the reimbursement of out-of-pocket expenses by a target business. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from New Redwire. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer documents furnished to our shareholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by New Redwire to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the GPAC Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the GPAC Board.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Legal Proceedings

To the knowledge of our management, there is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

Facilities

Our executive offices are located at 2000 Edwards Street, Suite B, Houston, Texas 77007, and our telephone number at that address is (713) 489-4650. Our executive offices are currently provided to us by the Sponsor, until such time as we may enter into a lease for office space with an unaffiliated third party, in an amount not to exceed $15,000 per month. We consider our current office space adequate for our current operations.

Competition

In identifying, evaluating and selecting a target business for our initial business combination, we have and may continue to encounter competition from other entities having a business objective similar to ours, including other blank check companies, private equity groups and leveraged buyout funds, public companies and operating businesses seeking strategic business combinations. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than we do. Our ability to acquire larger target businesses will be limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the initial business combination of a target business. Furthermore, our obligation to pay cash in connection with our public shareholders who exercise their redemption rights may reduce the resources available to us for our initial business combination and our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Either of these factors may place us at a competitive disadvantage in successfully negotiating an initial business combination.

Periodic Reporting and Audited Financial Statements

We have registered our units, Class A ordinary shares and warrants under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports contain financial statements audited and reported on by our independent registered public accounting firm.

We will be required to evaluate our internal control procedures for the fiscal year ending December 31, 2021 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer, and no longer qualify as an emerging growth company, will we be required to have our internal control procedures audited. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such business combination. In connection with the closing of the Business Combination, we will file a Registration Statement on Form 8-A with the SEC to voluntarily register our securities under Section 12 of the Exchange Act. As a result we will be subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.

GPAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that GPAC’s management believes is relevant to an assessment and understanding of GPAC’s consolidated results of operations and financial condition. The following discussion and analysis should be read in conjunction with GPAC’s consolidated financial statements and notes to those statements included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the section of this proxy statement /prospectus entitled “Information About GPAC.” Certain information contained in this discussion and analysis includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus. Unless the context otherwise requires, all references in this section to the “Company,” “GPAC,” “we,” “us” or “our” refer to GPAC and all references in this section to “Redwire” refer to Cosmos and its direct and indirect subsidiaries, in each case, prior to the consummation of the Business Combination.

Overview

We are a blank check company incorporated on July 29, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this report as our initial business combination. We intend to effectuate our initial business combination using cash from the proceeds of our initial public offering and the private placement of the private placement warrants, the proceeds of the sale of our shares in connection with our initial business combination (pursuant to forward purchase agreements or backstop agreements we may enter into following the consummation of our initial public offering or otherwise), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target or a combination of the foregoing.

Our initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 23, 2020. On November 27, 2020, we consummated the initial public offering of 16,377,622 units, including the issuance of 1,377,622 units as a result of the underwriter’s partial exercise of its over-allotment option. Each unit consists of one Class A ordinary share, $0.0001 par value, and one-half of one redeemable warrant entitling its holder to purchase one Class A ordinary share at a price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $163,776,220.

Simultaneously with the closing of our initial public offering, we consummated the private placement with the Sponsor for an aggregate of 7,292,541 private placement warrants, each at a price of $1.00 per private placement warrant, generating total proceeds of $7,292,541, and with Jefferies, underwriter for the initial public offering, of an aggregate of 439,627 private placement warrants, each at a price of $1.00 per private placement warrant, generating total proceeds of $439,627.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete our initial business combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date other than non-operating income in the form of interest earned on investments in the trust account described below. Our only activities through March 31, 2021 were organizational activities, those necessary to prepare for our initial public offering and, after our initial public offering, those related to our efforts toward locating and completing a suitable initial business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination, at the earliest.

We will generate non-operating income in the form of interest income on marketable securities held in a trust account and will recognize changes in the fair value of the warrant liability as other income (expense). We will incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. We expect our expenses to continue to increase substantially.

For the three months ended March 31, 2021, we incurred a loss from operations of $213,974, primarily driven by professional legal, accounting and auditing fees of $93,392. In addition to the loss from operations, the Company recognized $474,123 in other income driven by a change in the fair value of our warrants of $445,665 and interest income of $28,458 from the trust account.

For the period ended December 31, 2020, we had a net loss of $12,261,549 which consists of an excess of fair value of private placement warrants of $11,211,642, transaction cost related to our initial public offering of $1,021,001, and operating costs of $39,657 partially offset by interest earned on marketable securities held in the trust account of $10,751.

As of March 31, 2021 and December 31, 2020, $166,272,072 and $166,243,614 was held in the trust account, respectively. We had cash outside of the trust account of $1,186,528 and $1,295,380 as of March 31, 2021 and December 31, 2020, respectively, and $193,815 and $125,000 in accounts payable and accrued expenses as of March 31, 2021 and December 31, 2020, respectively.

Liquidity and Capital Resources

As of March 31, 2021 and December 31, 2020, the Company had $1,186,528 and $1,295,380, respectively, in cash. Until the consummation of our initial public offering, our only sources of liquidity were an initial purchase of ordinary shares by the Sponsor and loans from the Sponsor in the aggregate amount of $30,000, which was used to pay offering-related costs.

On November 27, 2020, we consummated our initial public offering of 16,377,622 units, including the issuance of 1,377,622 units as a result of the underwriter’s partial exercise of its over-allotment option. Each unit consists of one Class A ordinary share, $0.0001 par value, and one-half of one redeemable warrant entitling its holder to purchase one Class A ordinary share at a price of $11.50 per share. The units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $163,776,220.

Simultaneously with the closing of our initial public offering, we consummated the private placement with the Sponsor for an aggregate of 7,292,541 private placement warrants, each at a price of $1.00 per private placement warrant, generating total proceeds of $7,292,541 and with Jefferies, underwriter for the initial public offering, of an aggregate of 439,627 private placement warrants, each at a price of $1.00 per private placement warrant, generating total proceeds of $439,627.

Transaction costs amounted to $9,640,145 consisting of $3,275,524 of upfront underwriting discount, $5,732,168 of deferred underwriting commissions and $632,453 of other offering costs. In addition, as of November 27, 2020, $1,291,131 of cash was held outside of the trust account and was available for working capital purposes.

Following the closing of our initial public offering on November 27, 2020, an amount of $166,232,863 ($10.15 per unit) from the net proceeds of the sale of the units in our initial public offering and the sale of the private placement warrants was placed in a trust account. As of March 31, 2021 and December 31, 2020, $166,272,072 and $166,243,614 in marketable securities was held in the trust account, respectively.

In order to fund working capital deficiencies or finance transaction costs in connection with our initial business combination, the Sponsor or its affiliates or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Following any valid termination of the Merger Agreement, up to $1,500,000 of such loans may be convertible into warrants identical to the private placement warrants, at a price of $1.00 per warrant at the option of the lender.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating our initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we may become obligated to redeem a significant number of our public shares upon consummation of our initial business combination, in which case we may issue additional securities or incur debt in connection with our initial business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available, we will be forced to cease operations and liquidate the trust account. In addition, following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Critical Accounting Policies

The preparation of consolidated interim financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and expenses during the period reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Derivative Financial Instruments

We evaluate our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Our derivative instruments are recorded at fair value as of the initial public offering (November 27, 2020) and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. We have determined the warrants are a derivative instrument. As the warrants meet the definition of a derivative the warrants are measured at fair value at issuance and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the statement of operations in the period of change. In accordance with ASC 825-10 “Financial Instruments”, we have concluded that a portion of the transaction costs which directly related to our initial public offering and the private placement of the private placement warrants, which were previously charged to stockholders’ equity, should be allocated to the warrants based on their relative fair value against total proceeds, and recognized as transaction costs in the statement of operations as of December 31, 2020.

Investments Held in Trust Account

Investments held in the trust account consist of United States Treasury securities. We classify our United States Treasury securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which we have the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.

Ordinary Shares Subject to Possible Redemption

We account for our ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the balance sheet.

Net Income (Loss) Per Ordinary Share

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted income (loss) per ordinary share does not consider the effect of the warrants issued in connection with (i) our initial public offering, and (ii) the private placement of the private placement warrants since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The statement of operations includes a presentation of income (loss) per share for the Class A ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per ordinary share. Net income per ordinary share, basic and diluted, for redeemable Class A ordinary shares is calculated by dividing the interest income earned on the trust account, net of applicable taxes, if any, by the weighted average number of redeemable Class A ordinary shares outstanding since original issuance.

Net income (loss) per ordinary share, basic and diluted, for non-redeemable Class B ordinary shares is calculated by dividing the net income (loss), by the weighted average number of non-redeemable Class B ordinary shares outstanding for the period. Non-redeemable Class B ordinary shares include the founder shares as these ordinary shares do not have any redemption features and do not participate in the income earned on the trust account.

Recent accounting standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our consolidated financial statements.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations

As of March 31, 2021 and December 31, 2020, we did not have any off-balance sheet arrangements as defined in Item 303(a) (4)(ii) of Regulation S-K and did not have any commitments or contractual obligations other than an agreement to pay our Sponsor a monthly fee of $15,000 for office space and administrative and support services provided to us. In addition, the underwriter in our initial public offering is entitled to a deferred fee of $0.35 per unit, or $5,732,168 in the aggregate, which will be payable from the funds held in the trust account solely in the event that we complete our initial business combination, subject to the terms of the underwriting agreement.

INFORMATION ABOUT REDWIRE

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to the business of Redwire prior to the consummation of the Business Combination.

Company Overview

We are accelerating humanity’s expansion into space by delivering reliable, economical and sustainable infrastructure for future generations. We offer a broad array of products and services, many of which have been enabling space missions since the 1960s and have been flight-proven on over 150 satellite missions, including high-priority missions such as the GPS constellation, New Horizons and Perseverance. We are also a leading provider of innovative technologies with the potential to help transform the economics of space and create new markets for its exploration and commercialization. One example of this is our patented suite of in-space manufacturing and robotic assembly technologies (referred to herein as on-orbit servicing, assembly and manufacturing, or “OSAM”), which is revolutionizing the ~$23 billion satellite manufacturing market in the same way that reusable launch vehicles revolutionized the ~$10 billion launch market, per Research and Markets and Allied Market Research, respectively. Other examples of our proprietary technologies include deployable structures, human-rated camera systems and advanced payload adapters.

We are a pure-play space infrastructure company that has grown organically while also continuing to integrate several acquisitions from a fragmented landscape of space-focused technology companies with innovative capabilities and deep flight heritage. Many of our technologies are flight-proven and have been adopted by a broad range of customers across national security, civil and commercial space. Combining heritage and innovation in this way has enabled us to accelerate the delivery of disruptive technologies. As such, we have become a premier provider of critical space technology capabilities to the U.S. and allied nation national security community, large defense primes, domestic and foreign space agencies and commercial space companies.

We believe the space economy is at an inflection point. The reduction of launch costs by approximately 95% over the last decade has eliminated the single largest economic barrier to entry for the expanded utilization of space, and the increasing cadence of launches provides more flexible, reliable access. This lower cost access has resulted in both the expansion and modernization of traditional national security and civil uses of space and has enticed new commercial entrants to invest substantial capital to develop new space-based business models. Our goal is to provide a full suite of infrastructure solutions, including mission-critical components, services and systems that will contribute to a dramatic expansion of the space-based economy. We believe that our products and services are essential to the growth of space as a strategic military and commercial domain, as well as a frontier for science and exploration.

Strategic Focus Areas

On-Orbit Servicing, Assembly & Manufacturing

Overview

We anticipate that the most dramatic disruption in the space industry will come from capabilities surrounding on-orbit servicing, assembly and manufacturing of satellites and other spacecraft. The ability to manufacture in space significantly expands a satellite’s capabilities and reduces costs relative to the conventional method of manufacturing and assembling prior to launch. Small satellite assets manufactured on Earth are designed to survive the acoustic vibrations and acceleration forces that accompany launch and are inherently limited by these design requirements. Satellite structures manufactured in space may be optimized for the operational environment in orbit and are never exposed to launch conditions. Design optimization for in-space operation allows for improved performance, such as increased power generation via larger solar arrays or higher gain via large-scale antennas than those that can be economically deployed using conventional manufacturing methods.

By mitigating spacecraft volume limitations imposed by launch vehicles, manufacturing in space can also help to significantly reduce the costs of launch. Launch costs depend in part on the mass and volume of the spacecraft. The manufacturing and assembly of large spacecraft structures in orbit reduces spacecraft volume at launch, resulting in decreased launch costs and increased flexibility in launch provider selection, including utilization of smaller launch providers and rideshare programs.

Current OSAM applications include government-funded programs to enable increased small satellite power generation versus the current state of the art via large deployable solar arrays attached to booms that are 3D printed on-orbit. Commercial adoption of this technology could be a significant catalyst for growth in the overall space economy, enabling users to put more capability on orbit than state of the art approaches. We believe that OSAM represents a technological sea change that has the potential to upend traditional space operations. With sustainable in-space solutions, we believe OSAM will enable the next generation of growth in the space industry. The additive manufacturing intellectual property that is critical to our OSAM solution has been proven in operation on the ISS since 2014 and is protected by our numerous patents.

Representative Program

In 2019, NASA awarded us the $73.7 million Archinaut One (also known as OSAM-2) contract to demonstrate the ability to manufacture and assemble hardware, tools and components in orbit with a mini-refrigerator-sized spacecraft. The spacecraft, once on orbit, is designed to use a robotic arm to position an extended structure additive manufacturing machine to 3D print a beam that extends nearly 33 feet from the side of the spacecraft and unfurls a surrogate solar array. We believe this in-space robotic manufacturing and assembly process will demonstrate the potential to generate up to five times more power than can be generated using conventional small satellite configurations. Our pioneering OSAM capabilities have been developed to directly address the difficulty and expense of packaging complex payloads into smaller form factors using conventional methods. With our Archinaut platform, we believe that we have designed an innovative and cost-effective solution to bring customers’ highest energy payloads into operation by 3D printing critical pieces of the satellite structure in space and reducing the need for costly ruggedization and associated testing. The mission is expected to launch in 2023.

We believe that a successful orbital flight will demonstrate the technology’s ability to achieve measurable cost savings and performance improvements over traditional small satellites. The innovative in-space robotic manufacturing system can be adapted to support a variety of applications, such as autonomously building large space telescope structures or delivering state-of-the-art communications antennae, radar arrays or other extra-large hardware. It could also have in-situ, or onsite, planetary applications, including for example potentially providing in-space manufactured infrastructure to support power grids, fuel depots or other built-on-the-spot requirements on the surface of the Moon or Mars.

Archinaut One rendering illustrating OSAM technologies. Credit: Redwire.

Advanced Sensors & Components

Overview

Our technology has been at the forefront of space exploration for decades, providing satellite components that are integral to the mission success of hundreds of LEO, GEO and interplanetary spacecraft. We are combining our new and innovative space technologies with our proven spaceflight heritage to meet the complexity and demands of today’s growing and evolving space industry. Our sensor and component capabilities include the design and manufacture of mission-critical, high reliability technologies serving a wide variety of functions on the spacecraft. Our offerings include:

Solar Arrays: Our patented and award-winning ROSA (Roll-Out Solar Array) technology features an innovative “roll-out” design which uses composite booms to serve as both the primary structural elements and the deployment actuator, and a modular photovoltaic blanket assembly that can be configured into a variety of solar array architectures. When configured for launch, ROSA stows into a compact cylindrical volume yielding efficient space utilization. The unique ROSA stowed configuration allows extremely large solar arrays to be stowed compactly within launch vehicles.

Our ROSA solar array was demonstrated on the International Space Station in 2017. Credit: NASA

Composite Booms: We develop cost-effective, furlable composite boom products that deploy antennas and instruments from small satellites. We develop very long lightweight composite booms for applications including solar sails, dipole antennas and deployable tethers. The efficient packaging scheme of our Triangular Rollable and Collapsible (“TRAC”) Boom enables our customers to deploy extremely large systems from very small volumes.

RF Antennas: We are a supplier of high strain composite (“HSC”) antennas that have much simpler mechanical designs than larger, conventional satellite antennas. HSC structural elements can provide deployment actuation, damping, deployed stiffness and integrated electrical / RF functionality in one multifunctional part, enabling a variety of antenna architectures and structural designs.

Payload Adapters: We are a supplier of integrated structural systems that support multiple satellites of different sizes across multiple launch vehicle platforms. Our payload interface solutions are tailored to launch vehicle/payload requirements to achieve optimal performance, and efficient allocation of mass to support on-orbit function rather than launch vehicle interfaces.

Space-Qualified Camera Systems: We supply customers with low size, weight and power, flight-proven cameras for a variety of use cases. Our camera solutions are used for vehicle docking and near- and far-field cameras are used for space situational awareness and satellite navigation.

Star Trackers and Sun Sensors: Our star tracker solution provides superior guidance, navigation and control as it takes an image of the stars, measures its apparent position in the reference frame of the spacecraft and identifies the stars so its position can be compared with its known absolute position from a star catalogue.

Over 1,000 of our sun sensors have been deployed on hundreds of spacecraft since the 1960s and we remain a leader in attitude control, solar array pointing, gyro updating and fail-safe recovery solutions.

Representative Program

Our digital sun sensors helped provide essential attitude determination for the Mars 2020 Perseverance spacecraft as it prepared for atmospheric entry to Mars. Attitude determination is the process of computing the orientation of the spacecraft relative to either an inertial reference or an object of interest, such as the Sun. In its nominal configuration, the Sun continuously appeared in the field of view of a certain onboard digital sun sensor. Other digital sun sensors were mounted around the circumference of the spacecraft for Sun acquisition in case the spacecraft’s attitude deviated from its nominal attitude. Our digital sun sensors operated during the interplanetary cruise phase of the mission, providing important positioning and trajectory data for the mission. The Sun angle data provided by our digital sun sensors were used to precisely orient the spacecraft as it entered Mars’ atmosphere. Our digital sun sensor has a rich flight heritage and we believe it is valued by customers for its accuracy, durability and compact and lightweight design. Other missions and spacecraft our digital sun sensors have supported include the Parker Solar Probe, Mars Pathfinder, Mars Exploration Rovers Spirit and Opportunity, Mars Science Lander Curiosity, IRIS and Cassini-Huygens.

JPL engineers building the Mars 2020 spacecraft. Our Digital Sun Sensors provide critical positioning and trajectory data for the mission until about 12 minutes before re-entry on Mars. Credit: NASA

Space Domain Awareness & Resiliency

Overview

The U.S. national security community is increasingly viewing space as a warfighting domain, as evidenced by significant space-based military infrastructure investment such as the National Defense Space Architecture (“NDSA”) and the creation of the U.S. Space Force. Advances in potentially adversarial capabilities in space have highlighted the need to improve both the physical and cyber resiliency of U.S. and allied space assets, as well as monitoring of all assets, friendly and potentially hostile, on orbit. In our Space Domain Awareness and Resiliency (“SDA&R”) strategic focus area, our core competencies and products support the national security community’s space resiliency and situational awareness missions.

Our key offerings in this area include sensor systems for on-orbit monitoring, advanced modeling & simulation, asset hardening, robotics, and full satellite solutions leveraging our OSAM capabilities. Our SDA&R portfolio contains a variety of optical instruments that perform situational awareness functions and can be adapted to act as space situational awareness cameras as a primary or secondary payload.

Representative Program

Terrestrial telescopes are limited by atmospheric distortion that blurs observations of distant objects. Space telescopes bypass the atmospheric limitations of ground-based telescopes and have conventionally relied upon a large single aperture. Future missions for detecting and characterizing assets in orbit, new worlds and other faint distant objects require much larger and more effective apertures than the current generation of space telescopes. Interferometry is used in astronomy to achieve high resolution observations by combining observations from multiple relatively small telescopes rather than a single monolithic telescope. Traditionally, despite their utility, interferometers have not been deployed in space due to the long base line distances between small telescopes that are required. Rather, interferometry has been performed from ground-based systems where long baselines can be established but atmospheric interference and the rotation of the Earth limits their usefulness.

Space-based interferometry presents the potential to disrupt the paradigm of using a single, high-value space telescope (like the Hubble or James Webb Space telescopes) by combining the signals from multiple smaller space telescopes to create a large synthetic aperture, offering higher resolution than traditional single aperture telescopes. We are developing the Optimast-SCI (Structurally Connected Interferometer) satellite to employ extended structure manufacturing technology, validated in the Archinaut Development Program, to enable the deployment of a 10-50-meter optical boom interferometer from a small satellite bus. Optimast-SCI relies on autonomous, robotic in-space manufacturing and assembly to create a beam interferometer with high field resolution on an affordable small satellite platform.

This use of autonomous manufacturing and assembly enables much larger, effective apertures as compared to conventional deployable beam structures. We believe that the competitive advantage of the Optimast-SCI system is that it provides an affordable approach to space-based optical interferometry that fits within existing mission classes and small satellite mission budgets. Traditional deployable structures are ultimately limited by both the volumetric packing factors for launch and the parasitic mass added by deployment and traverse mechanisms.

Space interferometers are capable of observing cislunar space at high resolutions and can be rapidly fielded using small satellites. Interferometers can perform critical national security missions when placed in GEO, allowing users to rapidly inspect assets in LEO with centimeter-scale resolution. Placement of these assets in GEO could enable consistent high-resolution monitoring of cislunar space or at-will observation of the facing hemisphere of the Earth.

Optimast-SCI, a space assembled interferometer. Using on-orbit assembly and manufacturing, the system will deploy booms up to 50 m long that will allow high angular resolution observations to be made. Credit: Redwire.

Digitally-Engineered Spacecraft

Overview

Digitally-Engineered Spacecraft are systems that are designed, developed and manufactured on a digital foundation. Model-based engineering and 3D design tools reduce assembly hours and software development requirements by utilizing an end-to-end virtual environment that is capable of producing a near perfect virtual replica of a physical space system, before a physical instance is created. In recent years, the DoD has refined its focus on the space domain while continuing to invest in satellite constellations and other space-related infrastructure. The DoD’s demand for reliable, adaptable satellite buses has grown significantly in recent years and is expected to continue to support major investment in space. Many of these DoD missions require tailored small satellite architectures with a common approach to meet its evolving needs.

Building on our extensive flight heritage and digital engineering capabilities, we offer satellite mission design that provides low-cost access to space. Our open and modular design approach allows for a tailorable, quick-turnaround system design and satellite bus construction. Our approach applies high-end modeling and simulation to satisfy unique mission requirements. On-orbit service and manufacturing and other technologies can be seamlessly integrated where appropriate. This approach enables us to design spacecraft serving a variety of missions, including Earth observation, network communication, deep space exploration and scientific research.

This spacecraft solution is also relevant for commercial applications such as the large LEO telecommunication and Earth observation constellations being fielded by numerous private companies.

Representative Program

Our ACORN development environment is a foundational capability to support spacecraft design, integration, test and operations for a variety of missions and integration efforts. ACORN provides a scalable and expandable, rapidly-reconfigurable, closed-loop, end-to-end space system modeling and simulation environment that implements a Modular Open System Architecture (“MOSA”). This provides open, standardized interfaces for segments, subsystems and components — enabling rapid reconfiguration of the system.

ACORN enables complete life-cycle design, development and test capabilities (Mission Concept Review through Operations) utilizing flight software, components (simulated and/or hardware), and full dynamic simulation, enhancing system capabilities and mission assurance. We believe that test and evaluation at a component, subsystem, and/or spacecraft level using ACORN improves timeliness and thoroughness of test and evaluation outcomes.

The ACORN architecture is hardware and software-agnostic, such that it can accept nearly any type of component, software and/or hardware, providing both software and hardware-in-the-loop (“HWIL”) capability. This feature allows for cost-effective early proof of concept of the system design via benchmarking and Design Reference Missions (“DRMs”), as well as risk identification, mitigation and buy-down plans, all utilizing proven systems engineering processes. Ultimately this results in an overall reduction of system life-cycle costs, allowing accelerated system development capability while increasing the mission assurance of small satellites utilizing commercial off the shelf (“COTS”) components and systems.

Low-Earth Orbit Commercialization

Overview

Our LEO commercialization strategic focus area is developing next-generation capabilities for LEO and deep space exploration with a goal of developing efficient, commercial services for the ISS and other current and future human spaceflight programs. This focus area includes in-space additive manufacturing, in-space advanced material manufacturing and support of human exploration, habitation and commercial activities in space.

We created the first permanent commercial manufacturing platform to operate in LEO, the Additive Manufacturing Facility (“AMF”). AMF was developed based on a desire for on-demand local manufacturing that is expected to become a mainstay for mission planning to address critical needs in space. This technology increases the reliability of long-duration missions and makes human spaceflight missions safer by providing crews with additional flexibility in responding to situations that may threaten a mission. The ability for tools to be manufactured on-site, on-demand, allows mission planners to reduce the amount of specialized equipment that must be included in a mission to address niche contingency scenarios. We believe that AMF has been a reliable resource for both government and commercial customers since it was introduced in 2016 because of its versatility and durability on-orbit. Beginning with a small ratchet created on the International Space Station, we have now manufactured 200+ parts in-space over the past six years and are the only company currently providing commercial 3D printing on the ISS.

Additionally, our in-space manufacturing capabilities allow for the production of advanced industrial materials offering performance advantages over comparable materials manufactured on Earth. The microgravity environment enables certain “space-enabled materials” to be created with properties superior to its terrestrially manufactured analogue. By identifying advanced manufacturing processes which can leverage the microgravity environment to manufacture high performance materials that meet specific industrial and commercial use cases, we believe our approach to space-enabled manufacturing advances the creation of a space-Earth value chain to spur commercial activity. We have demonstrated the ability to manufacture advanced ceramics, fiber optics, crystals and other industrial materials in microgravity.

Representative Program

The Ceramics Manufacturing Module (“CMM”) is a unique space-enabled materials manufacturing facility that launched to the International Space Station during the fourth quarter of 2020. CMM provides a platform for evaluating the viability of in-space manufacturing with pre-ceramic resins via stereolithography. We believe manufacturing on-orbit in the microgravity environment could enable temperature-resistant, reinforced ceramic parts with better performance including higher strength and lower residual stress due to a reduction in defects caused by gravity, such as sedimentation and composition gradients that occur in terrestrial manufacturing.

The CMM facility is designed to create ceramic part samples identified as having the highest potential value for production. This will help to validate the uniformity, low density, and high performance of such parts as compared with ground analogs. For high-performance applications such as turbines, nuclear plants, or internal combustion engines, strength improvements of even 1-2 percent could yield years-to-decades of superior service life.

Once the manufacturing device returns to Earth, the blisks are then heat-treated or pyrolyzed to create the final product of a Ceramic Matrix Composite (“CMC”). CMCs have the potential to perform at hundreds of degrees hotter than the best superalloys and may offer an advantage over conventionally used metal components used in aircraft engines.

Ceramic turbine blade discs (“blisks”) before and after pyrolyzation. Credit: Redwire

Products and Solutions Overview

Antennas

Our antenna systems enable space-to-space and space-to-Earth communications. Some form of communications antenna is required for nearly all satellites that are put into orbit. We offer a wide variety of antennas to meet a range of satellite mission requirements. Our Link-16 antenna can be used to facilitate the exchange of tactical imagery in near-real time between military aircraft, ships and ground forces. Our antennas also enable the exchange of encrypted messages, imagery data and multiple channels of digital voice communication. We believe this will enable reliable and efficient tactical communications in environments in which it has historically been difficult to conduct communications-intensive operations.

Space-Qualified Sensors

We have a deep heritage in manufacturing space-qualified sensors. Every satellite that goes into orbit requires at least one star tracker, sun sensor and avionics package and we havedeveloped advanced capabilities in these critical subsectors of the space supply chain. We also provide narrow and wide-field-of-view camera systems, in addition to camera systems that are rated for human space flight, to our customers across civil, national security and commercial space.

Structures & Deployables

We provide a variety of deployable space structure offerings to help meet our customers’ mission requirements. We believe that our instrument booms are instrumental to the DoD’s goal of achieving space domain awareness. Our composite instrument booms can allow small satellites (“smallsats”) to deploy high-power solar arrays, large antennas for high data rate communications and large drag augmentation devices for rapid end-of-life deorbiting. We will provide our ROSA technology to NASA to upgrade the International Space Station’s solar arrays starting in 2021. We have also developed rigid solar panels that we expect PlanetIQ to use for its HD GPS-RO weather satellite constellation. We also develop cost-effective composite booms that deploy antennas and instruments from small satellites, enabling a new generation of satellite constellations to provide science measurements and communications from space.

Space-enabled Manufacturing Payloads

Space-enabled manufacturing is a form of in-space manufacturing that leverages microgravity to produce materials with superior performance and broader applications when compared to comparable terrestrial materials. We have a suite of space-enabled manufacturing payloads configured for installation and operation aboard the ISS for demonstrating a variety of advanced manufacturing techniques and facilities with broad applications. We offer payloads capable of additive manufacturing, optical fiber manufacturing, ceramic turbine blisk manufacturing, industrial crystal manufacturing, hybrid metal / polymer manufacturing and more. These techniques may one day have the potential to transform the LEO commercial environment by providing solutions in space for space and in space for Earth.

Engineering, Modeling & Simulation, Testing and Operation Solutions

We are a one-stop-shop for mechanism design and manufacturing, power supply design and analysis, project planning and management, control processes, structural and thermal analysis, and system engineering solutions for space-based products and applications. We provide our engineering services at any stage of the design process for our customers, whether it be final testing or initial project schematics. This service offering allows us to introduce customers to our capabilities and demonstrate our ability to help optimize and enable the success of their missions. We also provide advanced digital-engineering services for satellite and spacecraft design, delivering mission-customized solutions. In addition to our ACORN offering, our proprietary Veritrek software enables customers to quickly evaluate thermal design sensitivities to ensure that spacecraft component designs meet mission requirements and mitigate mission risk.

Customers and Strategic Partnerships / Relationships

Our product and solution offerings are designed to meet the needs of a wide variety of public and private entities operating in space. We have formalized contracts and strategic partnerships with numerous customers, and we plan to continue pursuing additional agreements and partnerships.

Civil Space Community Relationships

Civilian space agencies currently make up the largest portion of our current revenue base. Projects for these customers are typically meant to gather data for the public’s use, advance research objectives, further the exploration and utilization of space, and/or develop new scientific and commercial applications and uses of the space domain. Contracts are primarily fielded by governmental entities that are not funded by defense budgets. Many of these contracts will have a research and demonstration phase which may later convert to full-scale production contracts or commercial opportunities.

NASA

NASA is one of our largest and most long-standing customers. We participate in numerous large, high-profile contracts, our largest by revenue currently being the Archinaut One program, also known as OSAM-2. Our Archinaut One program includes the design, manufacture, test, integration and operation of the first satellite to construct a portion of its own structure on-orbit. The Archinaut One satellite combines our additive manufacturing and robotic assembly capabilities for the construction of large, complex structures in space. We have provided services and products supporting a number of other NASA missions, including sun sensors and star trackers for exploration missions like Perseverance, thermal control solutions for technology demonstrators, camera systems for upcoming human spaceflight missions, and development of various additive manufacturing methods on the ISS.

Luxembourg Space Agency and European Space Agency

We are working with the Luxembourg Space Agency and the European Space Agency to develop a robotic arm for space applications. This scalable robotic arm system is expected to meet growing demand for space-capable robotic solutions in mission profiles ranging from lunar surface activities to on-orbit satellite servicing and beyond.

National Security Community Relationships

We supply a wide variety of technologies and solutions supporting the U.S. and allied countries’ national security objectives in space. As space becomes an increasingly contested domain and near peer threats continue to emerge, the DoD has articulated a need for significant investment in both improving the resiliency of existing space assets and the deployment of new, next-generation capabilities.

Commercial Community Relationships

Through our numerous strategic partnerships with large and high-profile commercial customers, we believe that our technologies are enabling the commercialization of LEO and potentially beyond. We view the commercial market opportunity as one with significant growth possibilities as launch costs continue to decrease, making industrial and other commercial pursuits increasingly viable and prolific.

Space Economy Overview

Global Space Economy Overview

Prior to the 1990’s, access to the global space industry was largely limited to federal governments and a few select telecommunications providers, providing little incentive to lower launch costs or innovate. Over the past three decades, the advent of lower-cost launch technology has driven a paradigm shift and democratized access to space. This has created a vibrant commercial landscape that is driving innovation across major terrestrial industries on Earth. The entrepreneurial energy dedicated to space is disrupting industries including telecommunications, internet infrastructure, weather, aviation, agriculture, advanced materials science, insurance and Earth observation. The military and scientific communities have continued to pursue and fund technological advancement, bolstering a myriad of technologies that have both national security and commercial applications.

We believe that the space industry is at the dawn of a new economic era driven by significant investment. In addition to government contracting, private capital entering the space market has accelerated its growth. Since 2004, there has been $135.2 billion of equity investment across 862 space companies, with 85% of the investment dollars coming in the past six years, per Space Capital. This has led to a wave of new companies reimagining parts of the traditional space industry.

Today’s space market is primarily driven by satellite technologies and applications but is quickly expanding to include tangential capabilities such as space tourism, in-space manufacturing, LEO commercialization, deep space exploration and space-based resource extraction. The global space economy generated ~$420 billion of total revenue in 2019 and is expected to grow to an estimated $2 trillion by 2040, per the Space Report (2020 Q2 Analysis). Though the current ~$420 billion market only represents ~0.3% of the global economy, the rapid deployment of satellite constellations coinciding with an increasingly competitive landscape in the launch industry is creating unprecedented access to space.

Government agencies have realized the value of the private commercial space industry and have become increasingly supportive and reliant on private companies to catalyze innovation and advance national space objectives. In the U.S., this has been evidenced by notable policy initiatives and commercial contractors’ growing share of federally funded space activity.

Launch Costs and Small Satellite Proliferation

The emergence of large reusable rockets, such as the SpaceX’s Falcon 9 and Blue Origin’s upcoming New Glenn rocket, has brought launch costs down by as much as ~95% over the past decade according to a July 2018 report by NASA. Additionally, small launch providers have been actively pursuing the market for delivering smaller satellites into LEO. The competition among launch providers is creating a unique opportunity for new space entrants to grow quickly and take advantage of the fact that the per-kilogram cost of launching satellites to LEO is as low as ~$2,700/kg. Improving launch economics have driven an increase in assets sent to orbit, with both commercial providers and governments participating.

The satellite market has gone through a paradigm shift over the past 10 years, with larger numbers of smallsats, defined as any satellite under ~600 kg, replacing large, exquisite satellites that have traditionally been placed into geosynchronous Earth orbit, or GEO. Smallsat adoption has increased as satellite technology has miniaturized. In LEO, more capability can be offered without the need for redundancy and radiation tolerance that is expected for the harsher GEO environment. The annual number of smallsats launched has increased almost eightfold since 2012. In 2019, 45% of all launches included a smallsat, up from 24% in 2012, per Bryce Space and Technology. We anticipate continued growth in the satellite constellation market given the relatively short lifespan, need for larger constellations to provide global coverage and continued technological advancements.

In the U.S., the Space Development Agency is planning to launch thousands of small satellites in support of the National Defense Space Architecture. The advent of the Space Force and interest in smallsats from the intelligence community has established the DoD as a significant stakeholder in the space economy as space becomes a contested domain. Missile defense capabilities and hardened, low-latency military communications networks are critical for the U.S. to counter aggression from near-peer threats. Additionally, hundreds of commercial providers of internet broadband, imagery and other value-added services have applied to launch over 50,000 small satellites in the next decade as they seek to secure market share in the new space economy. This compares to just 6,000 satellites in orbit as of April 2020.

LEO Commercialization & On-Orbit Servicing, Assembly and Manufacturing

A major growth opportunity for the global space economy is the increased commercialization of LEO. Increased accessibility to space has given rise to a growing number of start-up technology companies that aim to serve diverse end-markets including energy, telecommunications, tourism and Internet-of-things connectivity. There are increasingly attractive economics for manufacturing advanced materials in space for industrial use on Earth, including ZBLAN optical fiber and advanced ceramic materials. Ceramic parts manufactured in microgravity have a myriad of applications on Earth, including components for turbines and nuclear plants. Other fast currents in LEO include space tourism and sustainable human space habitats. The International Space Station has served as a breeding ground for the commercialization of space and many well-funded operators have announced a vision to enable millions of humans visiting and living in space.

We anticipate that the most dramatic disruption in the space industry will come from capabilities surrounding on-orbit servicing, assembly and manufacturing of spacecraft. With sustainable in-space solutions, we believe OSAM will be instrumental in enabling the next generation of growth in the space industry.

M&A Track Record & Strategy

Strategic acquisitions that augment our technology and product offerings are a key part of our growth strategy. We have completed seven acquisitions since March 2020, which collectively have provided us with a wide variety of complementary technologies and solutions to serve our target markets and customers. These acquisitions include:

Adcole Space: Acquired in 2020, Adcole is a leading provider of space-capable sensors, including fine sun sensors, digital sun sensors, spinning sun sensors, analog sun sensors, and test equipment for sun sensor products, such as bench test equipment and optical stimulators.

Deep Space Systems: Acquired in 2020, DSS is a space-systems engineering company that supports the design, development, integration, testing, and operations of spacecraft and spacecraft systems supporting science, technology, and exploration missions. It offers services in the areas of mission and system analysis, assembly and testing, engineering services, engineering visualization, life support/crew systems, mechanical engineering, mission formulation, payload and vehicle integration, program management, propulsion, subsystem integration, systems engineering, telecommunications and mission operations. DSS also provides guidance, navigation and control (“GN&C”) services; and safety, reliability and quality assurance services. In addition, it offers camera systems, custom avionics, scale model production, software development and other structures/mechanisms for space-based applications.

Made in Space: Acquired in 2020, MIS is a leader in space manufacturing technologies, delivering next-generation capabilities on-orbit to support exploration objectives and national security priorities. MIS is the first commercial company to additively manufacture in space, and specializes in OSAM technologies, the development of space-enabled materials and exploration manufacturing technologies.

Roccor: Acquired in 2020, Roccor is a provider of advanced aerospace structures, including solar arrays, antennas, boom products, deorbit devices and thermal products. Roccor’s novel designs address cost and performance limitations to meet customer mission requirements.

Loadpath: Acquired in 2020, Loadpath specializes in the development and delivery of aerospace structures, mechanisms, and thermal control solutions. Loadpath performs design, analysis, testing, and fabrication of advanced technologies through the complete concept-to-flight development cycle. Specific products and services include multiple payload adapters, deployable structures and booms, thermal management technology, spacecraft mechanisms, CubeSat components and launch accommodations, ground support equipment, and testing services.

Oakman Aerospace: Acquired in 2021, Oakman provides cutting-edge products and services related to space systems architectures, spacecraft and satellite design and development, and mission payload and data distribution services.

Deployable Space Systems: Acquired in 2021, DPSS provides satellite mechanisms, deployable structures and booms, and deployable solar array systems to the global space market. Its product portfolio includes the award-winning and patented ROSA (Roll-Out Solar Array), Integrated Modular Blanket Assembly; Rigid-Panel and Functional Advanced Concentrator Technology solar array technologies; a multitude of elastically and articulated deployable structures and booms, open-lattice booms, telescopic booms; and a variety of mission-enabling mechanisms for space applications.

Regulatory

Federal Communications Commission

The regulations, policies and guidance issued by the Federal Communications Commission (“FCC”) apply to the operation of our spacecraft. When we communicate with our spacecraft using any part of the electromagnetic spectrum, we are operating a space station to which FCC regulations apply. Operators of regulated space stations are required to hold and maintain compliance with proper licenses throughout the duration of any given mission. We are currently preparing an FCC license application in connection with the Archinaut One program.

The FCC recently enacted a new set of licensing guidelines for small satellites and related systems that may apply to future spacecraft. As a result, we may face a transition to the small satellite licensing guidelines. Additionally, the FCC is currently considering additional rules which could change the operational, technical and financial requirements for commercial space operators subject to U.S. jurisdiction. If these, proposed rules become final, they could change system design and financial costs in order to comply with or secure new Redwire spectrum licensure.

National Oceanic and Atmospheric Administration

Redwire spacecraft will operate with space-qualified photographic equipment installed. While primarily intended to function as mission assurance tools, these cameras may be capable of capturing incidental Earth imagery while in orbit. As such, these cameras may be subject to the licensing requirements and regulations of NOAA’s Commercial Report Sensing Regulatory Affairs (“CRSRA”) office. We are currently assessing the applicability of NOAA’s licensing requirements and exclusions in connection with the Archinaut One program.

The Federal Aviation Administration

As a participant in launch activities, we are indirectly subject to the license requirements of the Federal Aviation Administration’s (“FAA”) Office of Commercial Space Transportation (“AST”). The FAA regulates the airspace of the United States, through which launch vehicles must fly during launch to orbit. The AST office predominantly processes launch license requests submitted by launch vehicle operators, which include information on the constituent payloads flying on any given mission. As a result, reviews of our payloads by AST will occur during, for example, the processing of a launch vehicle provider launch license.

International Traffic in Arms Regulations and Export Controls

Our orbital infrastructure business is subject to, and we must comply with, stringent U.S. import and export control laws, including the International Traffic in Arms Regulations (“ITAR”) and Export Administration Regulations (“EAR”) of the Bureau of Industry and Security of the U.S. Department of Commerce. The ITAR generally restricts the export of hardware, software, technical data and services that have defense or strategic applications. The EAR similarly regulates the export of hardware, software and technology that has commercial or “dual-use” applications (i.e., for both military and commercial applications) or that have less sensitive military or space-related applications that are not subject to the ITAR. The regulations exist to advance the national security and foreign policy interests of the United States.

Competition

We operate in highly competitive markets that are sensitive to technological advances and generally encounter intense competition to win contracts from many other firms, including lower and mid-tier federal contractors with specialized capabilities, large defense contractors and the federal government. Some of our competitors in each of our markets are larger than we are and can maintain higher levels of expenditures for research and development. In each of our markets, we concentrate on the opportunities that we believe are compatible with our resources, overall technological capabilities and objectives. Principal competitive factors in these markets are product quality and reliability; technological capabilities, including reliable, resilient and innovative space infrastructure technologies; service; past performance; ability to develop and implement complex, integrated solutions; ability to meet delivery schedules; and cost-effectiveness. We believe that we compete favorably on the basis of these factors.

We frequently “partner” or are involved in subcontracting and teaming relationships with companies that are, from time to time, competitors on other programs. We compete domestically and internationally against (i) non-traditional aerospace and defense contractors, principally Blue Canyon Technologies, Inc. (a subsidiary of Raytheon Technologies), York Space Systems and Tyvak Nano-Satellite Systems, Inc., Space Micro Inc., Amergient Technologies, Sodern, and (ii) occasionally large aerospace and defense companies, principally, Northrop Grumman Corporation, L3Harris, Moog, Ball Aerospace, and Maxar Technologies. Our defense prime contractor customers could decide to pursue one or more of our product development areas as a core competency and insource that technology development and production rather than purchase that capability from us as a supplier. This competition could result in fewer customer orders and a loss of market share.

In addition, some of our foreign competitors currently benefit from, and others may benefit in the future from, protective measures by their home countries where governments are providing financial support, including significant investments in the development of new technologies. Government support of this nature greatly reduces the commercial risks associated with aerospace technology development activities for these competitors. This market environment may result in increased pressures on our pricing and other competitive factors.

Intellectual Property

We own a substantial intellectual property portfolio that includes many U.S. and foreign patents, as well as many U.S. trademarks, domain names and copyrights. We actively pursue internal development of intellectual property. In addition to our patent portfolio, we own other intellectual property such as unpatented trade secrets, know-how, data and software. Additionally, we rely on licenses of certain intellectual property to conduct our business operations, including certain proprietary rights licensed to and from third parties. While our intellectual property rights in the aggregate are important to our operations, we do not believe that any particular trade secret, patent, trademark, copyright, license or other intellectual property right is of such importance that its loss, expiration or termination would have a material effect on our business.

Raw Materials and Suppliers

We are generally engaged in light manufacturing activities and have limited exposure to fluctuations in the supply of raw materials. When we manufacture and sell products and systems, most of the value that we provide is labor oriented, such as design, engineering, assembly and test activities. In manufacturing our products, we use our own production capabilities as well as a base of third-party suppliers and subcontractors. Certain aspects of our manufacturing activities require relatively scarce raw materials; occasionally, we have experienced difficulty in our ability to procure raw materials, components, sub-assemblies and other supplies required in our manufacturing process.

Legal Proceedings

We are subject to litigation, claims, investigations and audits arising from time to time in the ordinary course of business. Although legal proceedings are inherently unpredictable, we believe that we have valid defenses with respect to any matters currently pending against us and we intend to vigorously defend against such matters. The outcome of these matters, individually and in the aggregate, is not expected to have a material impact on our consolidated balance sheets, statements of operations or cash flows.

Human Capital

We strive to be the employer of choice in the space community. As of March 31, 2021, we had 473 employees, all of whom are based in the United States and Luxembourg. Based on existing programs, we are planning to increase the size of our workforce by approximately one third to support already-contracted work. We have an established and experienced human resources team that is leading this effort. Most of our employees fall into one or more of the following categories: (i) graduates from well-regarded engineering universities with a desire to make a long-term impact, (ii) experienced engineers from other aerospace companies who are excited about the ongoing innovation and industry transformations that we believe we are driving, and (iii) founders and employees from companies we have acquired. Many of these employees are highly accomplished in their fields and earned advanced degrees in concentrations such as aerospace engineering, mechanical engineering, physics, chemistry, robotics, and astronomy.

As we continue to grow, we are partnering with more universities and increasing our presence in key U.S. and European markets to expand our employee base.

Facilities

We have facilities throughout the United States and one facility in Europe, totaling 169,126 square feet as of March 31, 2021. Our headquarters is located in Jacksonville, Florida, in proximity to major NASA and other space offices and operations. We also have North American locations in Huntsville, Alabama; Albuquerque, New Mexico; Arapahoe and Boulder Counties in Colorado; Goleta, California; Linthicum, Maryland and Marlborough, Massachusetts. In Europe, we have a facility in Luxembourg. Each of these facilities is strategically located near major national security or civil space community facilities, key customer facilities, commercial space centers and/or prestigious engineering talent pools.

Our current facilities have supported the development of technology that is transforming the space industry, and the current footprint is sufficient to support near-term growth. However, as we continue to grow, we plan to continue and even accelerate the pace of leasehold improvements so that our facility capacity is not a limiting factor on our growth.

REDWIRE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Redwire’s management believes is relevant to an assessment and understanding of Redwires’s consolidated results of operations and financial condition. The following discussion and analysis should be read in conjunction with Redwire’s consolidated financial statements and notes to those statements included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the section of this proxy statement /prospectus entitled “Information About Redwire.” Certain information contained in this discussion and analysis includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus. Unless the context otherwise requires, all references in this section to the “Company,” “Redwire,” “we,” “us” or “our” refer to Redwire prior to the consummation of the Business Combination.

The following discussion and analysis of financial condition and results of operations of Redwire is provided to supplement the consolidated financial statements and the accompanying notes of Redwire included elsewhere in this proxy statement/prospectus. We intend for this discussion to provide you with information that will assist you in understanding Redwire’s financial statements and the accompanying notes, the changes in those financial statements and the accompanying notes from period to period, and the primary factors that accounted for those changes. The discussion and analysis of financial condition and results of operations of Redwire is organized as follows:

•

Business Overview: This section provides a general description of Redwire’s business, our priorities and the trends affecting our industry in order to provide context for management’s discussion and analysis of our financial condition and results of operations.

•	Recent Developments: This section provides recent developments that we believe are necessary to understand our financial condition and results of operations.

•

Results of Operations: This section provides a discussion of the results of operations on a historical basis for the following periods: the three month period ended March 31, 2021 (the “Successor 2021 Period”), February 10 (inception) to March 31, 2020 (the “Successor Q1 2020 Period”), and the three month period ended March 31, 2020 for the Predecessor (the “Predecessor Q1 2020 Period”). Our historical results of operations for the Successor 2021 Period and Successor Q1 2020 Period only include results of operations of our acquired entities from the respective effective dates. This section also provides a discussion of the results of operations on a historical basis for the periods from February 10, 2020 to December 31, 2020 (the “Successor 2020 Period”), January 1, 2020 to June 21, 2020 (the “Predecessor 2020 Period”), and the year ended December 31, 2019 (the “Predecessor 2019 Period”). Our historical results of operations for the Successor 2020 Period only include results of operations of our acquired entities from the Successor 2020 Period.

•	Liquidity and Capital Resources: This section provides an analysis of our ability to generate cash and to meet existing or reasonably likely future cash requirements.

•

Critical Accounting Policies and Estimates: This section discusses the accounting policies and estimates that we consider important to our financial condition and results of operations and that require significant judgment and estimates on the part of management in their application. In addition, our significant accounting policies, including critical accounting policies, are summarized in Note B to the accompanying Redwire consolidated financial statements.

Information for each of the Successor 2021 Period, the Successor Q1 2020 Period, and the Predecessor Q1 2020 Period has been derived from our interim condensed consolidated financial statements. Information for each of the Successor 2020 Period, the Predecessor 2020 Period, and the Predecessor 2019 Period has been derived from our audited consolidated financial statements.

Business Overview

We manufacture and deliver space infrastructure to our customers. We offer a broad array of products and services, many of which have been enabling space missions since the 1960s and have been flight-proven on over 150 satellite missions, including missions such as the GPS constellation, New Horizons and Perseverance. We are also a provider of innovative technologies with the potential to help transform the economics of space and create new markets for its exploration and commercialization. One example of this is our patented suite of in-space manufacturing and robotic assembly technologies (referred to herein as on-orbit servicing, assembly and manufacturing, or “OSAM”). Other examples of our proprietary technologies include deployable structures, human-rated camera systems and advanced payload adapters.

We are a space infrastructure company that has grown organically while also continuing to integrate several acquisitions from a fragmented landscape of space-focused technology companies with innovative capabilities and deep flight heritage. Many of our technologies are flight-proven and have been adopted by a broad range of customers across national security, civil and commercial space. Combining heritage and innovation in this way has enabled us to accelerate the delivery of disruptive technologies.

We believe the space economy is at an inflection point. The reduction of launch costs over the last decade has eliminated the single largest economic barrier to entry for the expanded utilization of space, and the increasing cadence of launches provides more flexible, reliable access. This lower cost access has resulted in both the expansion and modernization of traditional national security and civil uses of space and has enticed new commercial entrants to invest substantial capital to develop new space-based business models. Our goal is to provide a full suite of infrastructure solutions, including mission-critical components, services and systems that will contribute to a dramatic expansion of the space-based economy. We believe that our products and services are essential to the growth of space as a strategic military and commercial domain, as well as a frontier for science and exploration.

Recent Developments

Acquisition Activity

On March 2, 2020, the Company acquired the business unit of Adcole Corporation, Adcole Maryland Aerospace, LLC, which was subsequently renamed Adcole Space, LLC (“Adcole”). Adcole Maryland Aerospace, LLC was established in 2017 after a merger between a division of Adcole Corporation (founded in 1957) and Maryland Aerospace Incorporated and has been at the forefront of space exploration since its early history, providing satellite components that are integral to the mission success of hundreds of low-Earth orbit (“LEO”), geosynchronous (“GEO”) and interplanetary spacecraft. The Company’s core capabilities include the design and manufacture of mission-critical, high reliability optical sensors for satellites providing guidance, navigation, situational awareness and control capabilities. Key products include sun sensors, star trackers and star cameras.

On June 1, 2020, the Company acquired Deep Space Systems, Inc. (“DSS”), which was established in 2001. DSS provides systems engineering that supports the design, development, integration, testing and operations of science and exploration spacecraft. DSS provides critical systems engineering support to next generation space exploration programs such as Dream Chaser and Orion. The Company is a prime contractor on NASA’s Commercial Lunar Payload Services (CLPS) contract.

On June 22, 2020, the Company acquired In Space Group, Inc. and its subsidiaries (collectively, “MIS” or “Predecessor”). MIS was established in 2010 and is the industry leader for space manufacturing technologies, delivering next-generation capabilities in orbit to support exploration objectives and national security priorities. As the first commercial company to additively manufacture in space, MIS’s vision is to sustainably develop off-Earth manufacturing capabilities to enable the future of space exploration. With a focus on industrializing the space environment, MIS specializes in on-orbit manufacturing, space-enabled materials development, and exploration manufacturing technology. On August 31, 2020, the Company entered into the Original SVB Loan Agreement for $45.35 million, proceeds of which were primarily used to repay AE for financing the MIS acquisition.

On October 28, 2020, the Company acquired Roccor, LLC (“Roccor”), which was established in 2012. Roccor specializes in deployable structure systems, thermal management systems, and advanced manufacturing in the aerospace industry. Roccor develops a variety of products including solar arrays, antennas and thermal management solutions. Roccor was selected by NASA to develop a first of its kind deployable structure for a nearly 18,000 square foot solar sail that will allow solar scientists to view the sun from different perspectives—and stay in orbit longer—than before. On October 28, 2020, the Company entered into the Adams Street Credit Agreement for a $31.0 million term loan to finance the Roccor acquisition.

On December 11, 2020, the Company acquired LoadPath, LLC (“LoadPath”), which was established in 2009. LoadPath specializes in the development and delivery of aerospace structures, mechanisms and thermal control solutions, and performs design, analysis, testing and fabrication to advanced technologies through the complete concept-to-flight development cycle. Specific products and services include multiple payload adapters, deployable structures and booms, thermal management technology, spacecraft mechanisms, CubeSat components and launch accommodations, Veritrek, ground support equipment and testing services.

On January 15, 2021, the Company acquired Oakman Aerospace, Inc. (“Oakman”), which was established in 2012. Oakman specializes in the development of MOSA, rapid spacecraft design and development, and custom missions, payloads and applications. Oakman’s proprietary digital engineering modular, open systems software environment, ACORN, enables the next generation of digitally engineered spacecraft that helps to optimize the balance between cost and tailor ability in spacecraft design and development. On January 15, 2021, the Company drew $15.0 million on its Adams Street Delayed Draw Term Loan (as defined below) under the Adams Street Credit Agreement to finance the Oakman acquisition.

On February 17, 2021, the Company acquired Deployable Space Systems, Inc. (“DPSS”), which was established in 2008. DPSS’s mission is to develop new and enabling deployable technologies for space applications, transition emerging technologies to industry for infusion into future Department of Defense (“DoD”), NASA and/or commercial programs and design, analyze, build, test and deliver on-time among the deployable solar arrays, deployable structures and space system products. DPSS has developed a one-of-a-kind, patented roll out solar array (“ROSA”) technology which is a new and innovative mission-enabling rolled flexible blanket solar array system that offers greatly improved performance over state-of-the-art rigid panel solar arrays. On February 17, 2021, the Company amended the Adams Street Credit Agreement to increase the principal amount of the Adams Street Term Loan by an additional $32.0 million to finance the DPSS acquisition.

Merger Agreement

On March 25, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among GPAC, Shepard Merger Sub Corporation, a Delaware corporation and direct, wholly owned subsidiary of GPAC (“Merger Sub”), Cosmos and Holdings.

Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction by which, (i) GPAC will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and the Companies Act of the Cayman Islands (the “Domestication”), (ii) Merger Sub will merge with and into Cosmos, with Cosmos being the surviving entity in the merger (the “First Merger”), and (iii) immediately following the First Merger, Cosmos will merge with and into GPAC, with GPAC being the surviving entity in the merger (the “Second Merger” and, together with the First Merger, the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). In this proxy statement/prospectus, we refer to the Domestication and the Transactions, collectively, as the “Business Combination” and “New Redwire” refers to GPAC after giving effect to the Business Combination.

The aggregate consideration to be paid to Holdings (the “Closing Merger Consideration”) will be paid in a combination of cash and stock consideration. The cash consideration will be comprised of $75.0 million (such amount, the “Closing Cash Consideration”). The remainder of the Closing Merger Consideration will be comprised of (i) 37,200,000 shares of common stock, par value $0.0001 per share, of GPAC (the “New Redwire Common Stock,” and such shares, the “Closing Share Consideration”) and (ii) 2,000,000 warrants to purchase one share of New Redwire Common Stock per warrant (the “Closing Warrant Consideration”), with such amount of warrants corresponding to the forfeiture of certain warrants acquired by GPAC’s Sponsor, Genesis Park

Holdings, a Cayman island limited liability company (the “Sponsor”) and Jefferies LLC (“Jefferies”) in connection with GPAC’s initial public offering. At the effective time of the First Merger, the units of Cosmos will be cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate, the Closing Cash Consideration, the Closing Share Consideration and the Closing Warrant Consideration.

COVID-19 Operational Posture and Current Impact

As aerospace manufacturing, communications and defense are federal critical infrastructure sectors, we have kept some of our workforce onsite to maintain critical operations. As such, our operations continue to expose us to risks associated with the COVID-19 pandemic. Authorities around the world have implemented numerous measures to try to reduce the spread of the virus and such measures have impacted and continue to impact us, our suppliers and consumers. While some of these measures have been lifted or eased in certain jurisdictions, we continue to evaluate the ongoing impact of the pandemic.

In response to this exposure, our pandemic crisis response plan remains activated to protect the health and safety of our team members, families, customers and communities, while continuing to meet our commitments to customers. Our mitigation strategies cover employee preparation, travel, security, supply chain, the ability to work virtually offsite, facility preparation and communications. In doing so, we continue to diligently follow safety protocols, including social distancing, alternating shifts, temperature checks, deep cleaning facilities and employee isolation strategies for essential personnel working at our sites. Additionally, we are encouraging employees to receive COVID-19 vaccinations.

Accordingly, given the ongoing nature of the outbreak, at this time we cannot reasonably estimate the magnitude of the ultimate impact that COVID-19 will have on our business, financial performance and operating results. The near and long-term impacts of the current pandemic on the cost and schedule of the numerous programs in our existing backlog and the timing of new awards remains uncertain. We are observing stress in our supplier base inside and outside the U.S. We will continue to monitor and assess the actual and potential COVID-19 impacts on employees, customers, suppliers and the productivity of the work being done, all of which, to some extent, will impact revenues, estimated costs to complete projects, earnings and cash flow.

Results of Operations

Successor 2021 Period, Successor Q1 2020 Period, and Predecessor Q1 2020 Period

Results of operations for the Successor 2021 Period include the results of Oakman and DPSS from the effective dates of the acquisitions as both entities were acquired during the period, and the results for Adcole, DSS, MIS and Roccor from the beginning of the period. Results of operations for the Successor Q1 2020 Period include the results of Adcole from the effective date of the acquisition as the entity was acquired during the period. Results of operations for the Predecessor Q1 2020 Period only include the results of MIS. Accordingly, the periods presented below are not directly comparable.

	Successor				Predecessor
	Three month period ended March 31, 2021		Period from February 10, 2020 to March 31, 2020		Three month period ended March 31, 2020
Net revenues	$31,698	100%	$968	100%	$8,154	100%

Cost of sales	24,221	76	637	66	6,077	75

Gross margin	7,477	24	331	34	2,077	25
Operating expenses:
Selling, general and administrative	11,256	36	368	38	1,169	14

Research and development	996	3	57	6	227	3

Acquisition costs and other related expenses	2,417	8	1,738	180	—	—

Operating (loss) income	(7,192)	(23)	(1,831)	(189)	681	8

Interest income	(1)	—	—	—	(6)	—

Interest expense	1,422	4	—	—	47	1

Other expense, net	87	—	—	—	1	—

(Loss) income before taxes	(8,700)	(27)	(1,831)	(189)	639	8
Income tax benefit	(1,026)	(3)	—	—	(120)	(1)

Net (loss) income	$(7,674)	(24)%	$(1,831)	(189)%	$759	9%

Net Revenues

Net revenues were $31.7 million for the Successor 2021 Period, as compared to $.97 million for the Successor Q1 2020 Period and $8.15 million for the Predecessor Q1 2020 Period. The increase in net revenues for the Successor 2021 Period is primarily driven by inclusion of net revenues from Adcole, DSS, MIS, Roccor, LoadPath, Oakman and DPSS compared to the Successor Q1 2020 Period which only included net revenues of Adcole for one month, and the Predecessor Q1 2020 Period which only included net revenues of MIS. Net revenue in the Successor 2021 Period includes $25.92 million from Adcole, DSS, MIS, Roccor and LoadPath and $5.78 million from Oakman and DPSS which were acquired in January 2021 and February 2021, respectively.

Cost of Sales

Cost of sales as a percentage of net revenues for the Successor 2021 Period was 76%, as compared to 66% for the Successor Q1 2020 Period and 75% for the Predecessor Q1 2020 Period. We expect cost of sales as a percentage of net revenues to decline the remainder of 2021 due to a product mix that is expected to generate a higher gross profit margin. In the Predecessor Period, the high costs incurred for the Company’s largest contract during the period, the Archinaut One contract, contributed to a higher cost of sales margin than usual, compared to historical margins for the product mix at this business unit. In the Successor 2020 Period, the product mix in the period is a comparably higher revenue margin than in some of the business units later acquired which are included in the Successor 2021 Period, contributing to a lower cost of sales margin for the Successor 2020 Period when compared to the Successor 2021 Period.

Selling, General and Administrative

Selling, general and administrative expenses as a percentage of net revenues for the Successor 2021 Period were 36%, as compared to 38% for the Successor Q1 2020 Period and 14% for the Predecessor Q1 2020 Period. In the Successor 2021 Period, the increased expenses relate to higher spending for human capital and systems as we invested in our business development and centralized corporate functions at the beginning of the year to support near and long-term growth. As a result, we do not expect material incremental investment the remainder of 2021, helping drive operating leverage as the business grows. In addition, higher expenses related to the capital market and advisory fees incurred for SPAC readiness of $3.18 million, compared to the lower selling, general and administrative expenses in the Successor 2020 Period and Predecessor 2020 Period.

Research and Development

Research and development expenses as a percentage of net revenues for the Successor 2021 Period were 3%, as compared to 6% for the Successor Q1 2020 Period and 3% for the Predecessor Q1 2020 Period. The Company’s primary research and development projects relate to the next generation star tracker, camera systems, and software applications.

Acquisition Costs and Other Related Expenses

Acquisition costs and other related expenses as a percentage of net revenues for the Successor 2021 Period were 8%, as compared to 180% for the Successor Q1 2020 Period and 0% for the Predecessor Q1 2020 Period. The acquisition costs and other related expenses incurred in the Successor 2021 Period were related to the acquisition of Oakman and DPSS. The acquisition costs and other related expenses incurred in the Successor Q1 2020 Period were related to the acquisition of Adcole, as well as costs associated with our evaluation of other acquisition opportunities. We expect to incur acquisition costs and other related expenses periodically in the future as we continue to seek acquisition opportunities to expand our technological capabilities. Transaction costs incurred by the acquired entities prior to the consummation of an acquisition are not reflected in our historical results of operations.

Interest Income

Interest income as a percentage of net revenues was 0% for each of the Successor 2021 Period, Successor Q1 2020 Period and Predecessor Q1 2020 Period. Interest income primarily relates to interest earned on the certificate of deposit, bank accounts, and promissory notes.

Interest Expense

Interest expense as a percentage of net revenues for the Successor 2021 Period was 4%, as compared to 0% for the Successor Q1 2020 Period and 1% for the Predecessor Q1 2020 Period. The interest expense incurred for the Successor 2021 Period was primarily related to the Company entering into the amendment to the Adams Street Credit Agreement to increase the principal amount of the Adams Street Term Loan , as further discussed in our description of our liquidity and capital resources. The interest expense incurred for the Predecessor Q1 2020 Period related to credit agreements with outstanding balances repaid prior to Redwire’s acquisition of MIS.

Other Expense, net

Other expense, net as a percentage of net revenues was 0% for each of the Successor 2021 Period, Successor Q1 2020 Period and Predecessor Q1 2020 Period. Other expense, net is primarily composed of accrual for the Roccor earnout contingency, offset by other income from LoadPath earned from providing training programs.

Income Tax Benefit

Income tax benefit as a percentage of net revenues for the Successor 2021 Period was (3)%, as compared to 0% for the Successor Q1 2020 Period and (1)% for the Predecessor Q1 2020 Period.

The following table provides information regarding our income tax benefit during the periods indicated:

	Successor		Predecessor
	Three month period ended March 31, 2021	Period from February 10, 2020 to March 31, 2020	Three month period ended March 31, 2020
Income tax benefit	$(1,026)	$—	$(120)
Effective tax rate	11.8%	—	(18.8)%

The increase in our effective tax rate for the Successor Period ended March 31, 2021 compared to the Successor and the Predecessor period ended March 31, 2020 is primarily as a result of the reduction of the valuation allowance in connection with the Business Combinations discussed in Note C to the interim condensed consolidated financial statements. The change in the valuation allowance is primarily as a result of the recording of deferred tax liabilities for fixed and intangible assets in connection with the 2020 acquisitions of Adcole, DSS, MIS, Roccor and LoadPath. As of March 31, 2021, the Company has determined that it is more-likely-than-not that substantially all the deferred tax assets will be realized.

The increase in our effective tax rate for the Successor Q1 2020 Period compared to the Predecessor Q1 2020 Period was primarily due to the tax benefit recorded in the Predecessor Q1 2020 Period for the 5-year net operating loss carryback rule enacted by the CARES Act.

Refer to Note L – Income Taxes of the notes to the interim condensed consolidated financial statements for further discussion.

Successor 2020 Period, Predecessor 2020 Period, and Predecessor 2019 Period

Results of operations for the Successor 2020 Period include the results for Adcole, DSS, MIS, Roccor and LoadPath, from the effective acquisition date as all entities were acquired during the Successor 2020 Period. Results of operations for the Predecessor 2020 Period and the Predecessor 2019 Period include only the results of MIS prior to its effective acquisition date. Accordingly, the periods presented below are not directly comparable.

The following table sets forth results of our operations expressed in U.S. thousands of dollars and as a percentage of net revenues for the periods presented.

	Successor		Predecessor
	Period from February 10, 2020 to December 31, 2020		Period from January 1, 2020 to June 21, 2020		Year ended December 31, 2019
Net revenues	$40,785	100%	$16,651	100%	$19,013	100%
Cost of sales	32,676	80	12,623	76	15,019	79
Gross margin	8,109	20	4,028	24	3,994	21
Operating expenses:
Selling, general and administrative	13,103	32	5,260	32	6,320	33
Research and development	2,008	5	387	2	890	5
Acquisition costs and other related expenses	9,944	24	—	—	—	—
Operating loss	(16,946)	(42)	(1,619)	(10)	(3,216)	(17)
Interest income	(2)	—	(7)	—	(27)	—
Interest expense	1,074	3	83	—	134	1
Other expense, net	15	—	23		24	—

Loss before taxes	(18,033)	(44)	(1,718)	(10)	(3,347)	(18)
Income tax (benefit) expense	(3,659)	(9)	(384)	(2)	10	—

Net (loss) income	$(14,374)	(35)%	$(1,334)	(8)%	$(3,357)	(18)%

Net Revenues

Net revenues were $40.79 million for the Successor 2020 Period, as compared to $16.66 million for the Predecessor 2020 Period and $19.01 million for the Predecessor 2019 Period. The change was primarily driven by net revenues for the Successor 2020 Period, including net revenues related to Adcole, DSS, MIS, Roccor and LoadPath, which were acquired during the period, as compared to the Predecessor 2020 Period and Predecessor 2019 Period, which only included net revenues related to MIS. Net revenue in the Predecessor 2019 and Predecessor 2020 Periods is composed of acquired revenue related to MIS. Net revenue in the Successor 2020 Period includes $18.72 million of acquired revenue related to Adcole, DSS, Roccor and LoadPath and $22.06 million of organic revenue related to MIS.

There were two significant contracts that MIS entered into in the Predecessor 2019 period, which include the Archinaut One contract awarded by NASA with a total contract value of $73.83 million and a contract awarded by the European Space Agency with a total contract value of €10 million. The total value of all other contracts awarded in the Predecessor 2019 Period was $2.79 million. In the Predecessor 2020 Period and the Successor 2020 Period, the total contract values awarded were $8.21 million and $22.67 million, respectively.

Cost of Sales

Cost of sales as a percentage of net revenues for the Successor 2020 Period was 80%, as compared to 76% for the Predecessor 2020 Period and 79% for the Predecessor 2019 Period. The change was primarily driven by the costs for the Archinaut One contract awarded in the Predecessor 2019 period decreasing in the Successor 2020 Period as the contract period progresses. Apart from the Archinaut One impact, overall contract cost margins have improved in the Successor 2020 Period.

Selling, General and Administrative

Selling, general and administrative expenses as a percentage of net revenues for the Successor 2020 Period were 32%, as compared to 32% for the Predecessor 2020 Period and 33% for the Predecessor 2019 Period. Significant additional expenses were incurred in the Successor 2020 Period to establish the Cosmos corporate office and senior management team, integrate new acquisitions and engage consultants and auditors in advance of the Business Combination.

Research and Development

Research and development expenses as a percentage of net revenues for the Successor 2020 Period were 5%, as compared to 2% for the Predecessor 2020 Period and 5% for the Predecessor 2019 Period. The Company’s primary research and development projects relate to the Star Tracker development and the advanced electronics, optical and software system development.

As of December 31, 2020 (Successor), the Company has incurred $1.24 million to date in research and development expense related to the in-flight attitude determination for CubeSats and small satellite missions Star Tracker development project, for which sustaining engineering tasks and new product development is ongoing. The project is expected to be completed in December 2021, and remaining costs to complete the project are expected to be $260,000. The remaining costs to complete the project are primarily related to approved monthly research and development costs. The risks and uncertainties associated with completing this project are related to cost reduction as contracts are awarded for the new Star Tracker product. We began to receive cash inflows from this project starting in April 2021.

As of December 31, 2020 (Successor), the Company has incurred $107,000 to date in research and development expense related to advanced electronics, optical and software system development. The project is expected to be completed in Winter 2021, and remaining costs to complete the project are expected to be $542,000. The remaining costs to complete the project are primarily associated with labor to complete prototype development and testing. The risks and uncertainties associated with completing this project are primarily in thermal vacuum qualification with expected input voltage range performance at hot and cold. We expect cash inflows from this project beginning in Q4 2021.

Acquisition Costs and Other Related Expenses

Acquisition costs and other related expenses as a percentage of net revenues for the Successor 2020 Period were 24%, as compared to 0% for the Predecessor 2020 Period and 0% for the Predecessor 2019 Period. The acquisition costs and other related expenses incurred for the Successor 2020 Period were related to the Adcole Acquisition, the DSS Acquisition, the MIS Acquisition, the Roccor Acquisition and the LoadPath Acquisition, as well as costs associated with our evaluation of other acquisition opportunities. We expect to incur acquisition costs and other related expenses periodically in the future as we continue to seek acquisition opportunities to expand our technological capabilities. Transaction costs incurred by the acquiree prior to the consummation of an acquisition are not reflected in our historical results of operations.

Interest Income

Interest income as a percentage of net revenues was 0% for the Successor 2020 Period, Predecessor 2020 Period and Predecessor 2019 Period. Interest income primarily relates to interest earned on the certificate of deposit, bank accounts, and promissory notes. The changes in interest income from the Predecessor 2019 Period primarily relate to options settled/cancelled for promissory notes.

Interest Expense

Interest expense as a percentage of net revenues for the Successor 2020 Period was 3%, as compared to 0% for the Predecessor 2020 Period and 1% for the Predecessor 2019 Period. The interest expense incurred for the Successor 2020 Period was primarily related to the Company entering into the Adams Street Credit Agreement, as further discussed in the description of our liquidity and capital resources. The interest expense incurred for the Predecessor 2020 Period and the Predecessor 2019 Period related to credit agreements with outstanding balances repaid prior to the Company’s acquisition of MIS.

Other Expense, net

Other expense, net as a percentage of net revenues was 0% for the Successor 2020, the Predecessor 2020 Period and the Predecessor 2019 Period. Other expense, net is primarily composed of expense for taxes other than income tax.

Income Tax (Benefit) Expense

Income tax (benefit) expense as a percentage of net revenues for the Successor 2020 Period were (9%), as compared to (2%) for the Predecessor 2020 Period and (0%) for the Predecessor 2019 Period.

The following table provides information regarding our income tax (benefit) expense during the periods indicated:

	Successor	Predecessor
	Period from February 10, 2020 to December 31, 2020	Period from January 1, 2020 to June 21, 2020	Year ended December 31, 2019
Income tax (benefit) expense	$(3,659)	$(384)	$10
Effective tax rate	20.3%	22.4%	(0.3%)

The decrease in our effective tax rate for the Successor Period from February 10, 2020 to December 31, 2020 compared to the Predecessor Period from January 1, 2020 to June 21, 2020 was primarily due to the 5-year net operating loss carryback rule enacted by CARES Act in the Predecessor Period from January 1, 2020 to June 21, 2020, and a full valuation allowance against the net deferred tax assets in the Predecessor Period.

The increase in our effective tax rate for the Predecessor Period from January 1, 2020 to June 21, 2020 compared to the Predecessor Year ended December 31, 2019 was primarily due to the favorable impact of 5-year net operating loss carryback rule enacted by the Cares Act, and favorable impact of change of control compensation and excess tax benefit related to stock compensation in the Predecessor Period from January 1, 2020 to June 21, 2020.

In assessing the realizability of deferred income tax assets, the Company considers whether it is more-likely-than-not that some or all of the deferred income tax assets will not be realized. The ultimate realization of the deferred income tax assets is dependent upon the generation of future taxable income during the periods in which the net operating loss (NOL) and tax credit carryforwards are available. As of December 31, 2020 (Successor), and 2019 (Predecessor) the Company’s valuation allowance was $57,000 and $1.51 million, respectively. The change in the valuation allowance is primarily as a result of the recording of deferred tax liabilities for fixed and intangible assets in connection with the 2020 acquisitions of Adcole, DSS, MIS, Roccor and LoadPath. As of December 31, 2020 (Successor), the Company has determined that it is more-likely-than-not that the deferred tax assets will be utilized.

Refer to Note L – Income Taxes of the Notes to Financial Statements for further discussion.

Supplemental Non-GAAP Information

The Company uses Adjusted EBITDA to evaluate its operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Adjusted EBITDA is a financial measure not calculated in accordance with GAAP. Adjusted EBITDA is defined as net (loss) income adjusted for interest expense (income), net, income tax (benefit) expense, depreciation and amortization, acquisition costs, acquisition integration costs, purchase accounting fair value adjustment related to deferred revenue, capital market and advisory fees, write-off of long-lived assets, and equity-based compensation. Non-GAAP financial performance measures are used to supplement the financial information presented on a GAAP basis. This non-GAAP financial measure should not be considered in isolation or as a substitute for the relevant GAAP measures and should be read in conjunction with information presented on a GAAP basis. Because not all companies use identical calculations, our presentation of non-GAAP measures may not be comparable to other similarly titled measures of other companies.

Successor 2021 Period, Successor Q1 2020 Period, and Predecessor Q1 2020 Period

The following table presents a reconciliation of Adjusted EBITDA to net income (loss), computed in accordance with GAAP (in thousands):

	Successor		Predecessor
	Three month period ended March 31, 2021	Period from February 10, 2020 to March 31, 2020	Three month period ended March 31, 2020
Net (loss) income	$(7,674)	$(1,831)	$759
Interest expense	1,422	—	47
Income tax benefit	(1,026)	—	(120)
Depreciation and amortization	2,271	87	30
Acquisition deal cost (i)	2,417	1,738	—
Acquisition integration cost (i)	314	76	—
Purchase accounting fair value adjustment related to deferred revenue (ii)	73	—	—
Capital market and advisory fees (iii)	3,180	50	—
Equity-based compensation	—	—	4

Adjusted EBITDA	$977	$120	$720

(i)	Cosmos incurred acquisition costs related to the purchase of two companies in 2021 (Oakman and DPSS). Costs include both diligence costs and integration costs after the companies are acquired.

(ii)	Cosmos incurred purchase accounting fair value adjustments to unwind deferred revenue for Adcole, MIS, Roccor and DPSS.

(iii)	Cosmos incurred capital market and advisory fees related to advisors assisting with preparation for the Business Combination.

Successor 2020 Period, Predecessor 2020 Period, and Predecessor 2019 Period

The following table presents a reconciliation of Adjusted EBITDA to net income (loss), computed in accordance with GAAP (in thousands):

	Successor	Predecessor
	Period from February 10, 2020 to December 31, 2020	Period from January 1, 2020 to June 21, 2020	Year ended December 31, 2019
Net loss	$(14,374)	$(1,334)	$(3,357)
Interest expense	1,074	83	134
Income tax (benefit) expense	(3,659)	(384)	10
Depreciation and amortization	3,107	59	66
Acquisition deal cost(i)	9,944	—	—
Acquisition integration cost(i)	937	—	—
Purchase accounting fair value adjustment related to deferred revenue(ii)	598	—	—
Capital market and advisory fees(iii)	2,598	—	—
Write-off of long-lived assets(iv)	227	—	—
Equity-based compensation	—	997	129

Adjusted EBITDA	$451	$(579)	$(3,018)

(i)

Cosmos incurred acquisition costs related to the purchase of five companies in 2020 (Adcole, DSS, MIS, Roccor and LoadPath). Costs include both diligence costs and integration costs after the companies are acquired.

(ii)	Cosmos incurred purchase accounting fair value adjustments to unwind deferred revenue for Adcole, MIS and Roccor.

(iii)	Cosmos incurred capital market and advisory fees related to advisors assisting with preparation for the Business Combination.

(iv)	Cosmos incurred write-off costs for long-lived assets at Adcole related to the write-off of leasehold improvements when Adcole moved office locations.

Key Performance Indicators

Book-to-bill Ratio

We view book-to-bill as an indicator of future revenue growth potential. To drive future revenue growth, our goal is for the level of contract awarded in a given period to exceed the net revenue recorded, thus yielding a book-to-bill ratio greater than 1.0.

Book-to-bill is the ratio of total contract awarded to net revenues recorded in the same period. The contracts awarded balance includes firm contract orders including time and material contracts which were awarded during the period and does not include unexercised contract options or potential orders under indefinite delivery/indefinite quantity contracts. Although the contracts awarded balance reflects firm contract orders, terminations, amendments, or contract cancellations may occur which could result in a reduction to the contracts awarded balance.

Successor 2021 Period, Successor Q1 2020 Period, and Predecessor Q1 2020 Period

Our book-to-bill ratio is as follows (in thousands):

	Successor		Predecessor
	Three month period ended March 31, 2021	Period from February 10, 2020 to March 31, 2020	Three month period ended March 31, 2020
Contracts awarded	$67,234	$9,300	$7,975
Net revenues	31,698	968	8,154

Book-to-bill ratio	2.12	9.60	0.98

Our book-to-bill ratio was 2.12 for the Successor 2021 Period, as compared to 9.60 for the Successor Q1 2020 Period and 0.98 for the Predecessor Q1 2020 Period.

In the Successor 2021 Period, $38.64 million of the contracts awarded balance relates to acquired contract value from the Oakman and DPSS acquisitions. In the Successor Q1 2020 Period, $9.26 million of the contracts awarded balance relates to acquired contract value from the Adcole acquisition.

The increase in contract awarded value in the Successor 2021 Period, compared to the Successor Q1 2020 Period

(which includes only Adcole), and the Predecessor Q1 2020 Period, is due to inclusion of contracts awarded to Adcole, DSS, MIS, Roccor, LoadPath, Oakman and DPSS.

Successor 2020 Period, Predecessor 2020 Period, and Predecessor 2019 Period

	Successor	Predecessor
	Period from February 10, 2020 to December 31, 2020	Period from January 1, 2020 to June 21, 2020	Year ended December 31, 2019
Contracts awarded	$22,668	$8,209	$87,790
Net revenues	40,785	16,651	19,013

Book-to-bill ratio	0.56	0.49	4.62

Our book-to-bill ratio was 0.56 for the Successor 2020 Period, as compared to 0.49 for the Predecessor 2020 Period and 4.62 for the Predecessor 2019 Period.

The Archinaut One contract awarded in 2019 for $73.83 million is the primary driver of the decrease in contract value, in turn decreasing the book-to-bill ratio from December 31, 2019 (Predecessor) compared to the subsequent period.

Backlog

We view growth in backlog as a key measure of our business growth. Backlog represents the estimated dollar value of firm funded contracts for which work has not been performed (also known as the remaining performance obligations on a contract). Order backlog generally does not include unexercised contract options and potential orders under indefinite delivery/indefinite quantity contracts. Our backlog includes $21.42 million and $4.31 million in remaining contract value from time and materials contracts as of March 31, 2021 and as of

December 31, 2020, respectively. Organic backlog change excludes backlog activity from acquisitions for the first four full quarters since the entities’ acquisition date; backlog activity for the first four full quarters since the entities’ acquisition date is included in acquisition-related backlog change. After the completion of four fiscal quarters, acquired entities are treated as organic for current and comparable historical periods.

Organic contract value includes the remaining contract value as of January 1 not yet recognized as revenue and additional orders awarded during the period for those entities treated as organic. Acquisition-related contract value includes remaining contract value as of the acquisition date not yet recognized as revenue and additional orders awarded during the period for entities not treated as organic. Similarly, organic revenue includes revenue earned during the period presented for those entities treated as organic, while acquisition-related revenue includes the same for all other entities, excluding any pre-acquisition revenue earned during the period. The Predecessor 2019 and Predecessor 2020 periods are treated as organic below to ensure comparability of acquisition-related backlog for future reporting periods.

	March 31, 2021	December 31, 2020	December 31, 2019
Organic backlog as of January 1	$52,599	$77,663	$12,929
Organic additions during the period	488	13,648	83,747
Organic revenue recognized during the period	(12,147)	(38,712)	(19,013)

Organic backlog at end of period	40,939	52,599	77,663

Acquisition-related contract value beginning of period	69,675	66,864	—
Acquisition-related additions during the period	66,747	17,229	—
Acquisition-related revenue recognized during the period	(19,551)	(18,724)	—

Acquisition-related backlog at end of period	116,870	69,675	—

Backlog at end of period	$157,810	$122,274	$77,663

The acquisition-related backlog activity in the Successor 2021 Period includes backlog activity from Adcole, DSS, Roccor, LoadPath, Oakman and DPSS backlog. The organic backlog activity in the Successor 2021 Period includes backlog activity from MIS only. Backlog increased during the Successor 2021 period primarily due to the acquisitions of Oakman and DPSS, offset by a decrease in organic backlog related to higher organic revenue than organic additions during the period. Approximately 66% of the $157.81 million backlog as of March 31, 2021 is expected to be converted into net revenues in the next twelve months.

The organic backlog activity for the year ended December 31, 2020 includes the backlog activity of MIS during the Predecessor 2020 Period and the Successor 2020 period. The acquisition-related backlog activity for the year ended December 31, 2020 includes backlog activity from Adcole, DSS, Roccor and LoadPath. The 2019 backlog activity includes only MIS activity during the Predecessor 2019 Period. The Company’s highest value contract, Archinaut One, was executed in July 2019. The decrease in the December 31, 2020 organic backlog compared to December 31, 2019 is primarily due to higher organic revenue from Archinaut One. Approximately 60% of the $122.27 million backlog as of December 31, 2020 is expected to be converted into net revenues in 2021.

Although backlog reflects business associated with contracts that are considered to be firm, terminations, amendments or contract cancellations may occur, which could result in a reduction in our total backlog. In addition, some of our multi-year contracts are subject to annual funding. Management fully expects all amounts reflected in backlog to ultimately be fully funded. Backlog related to contracts from MIS operations in Luxembourg of $8.45 million as of March 31, 2021 and $8.63 million as of December 31, 2020 is subject to foreign exchange rate conversions from euros to U.S. dollars that could cause the remaining backlog balance to fluctuate with the foreign exchange rate at the time of measurement.

Liquidity and Capital Resources

Our primary sources of liquidity are cash flows provided by our operations and access to existing credit facilities, with AE funding to purchase Adcole, DSS and MIS providing an additional source of liquidity in the Successor 2020 Period. Our primary short-term cash requirements are to fund working capital, operating lease obligations, and short-term debt, including current maturities of long-term debt. Working capital requirements can vary significantly from period to period, particularly as a result of the timing of receipts and disbursements related to long-term contracts.

Our medium-term to long-term cash requirements are to service and repay debt and to invest in facilities, equipment, technologies, and research and development for growth initiatives.

Our ability to fund our cash needs will depend, in part, on our ability to generate cash in the future, which depends on our future financial results. Our future results are subject to general economic, financial, competitive, legislative and regulatory factors that may be outside of our control. Our future access to, and the availability of credit on acceptable terms and conditions, is impacted by many factors, including capital market liquidity and overall economic conditions.

We believe that our cash from operating activities generated from continuing operations during the year, together with available borrowings under our existing credit facilities, will be adequate for the next 12 months to meet our anticipated uses of cash flow, including working capital, operating lease obligations, capital expenditures and debt service costs. While we intend to reduce debt over time using cash provided by operations, we may also attempt to meet long-term debt obligations, if necessary, by obtaining capital from a variety of additional sources or by refinancing existing obligations. These sources include public or private capital markets, bank financings, proceeds from dispositions or other third-party sources.

As of March 31, 2021 (Successor), our available liquidity totaled $21.23 million, which was comprised of $16.23 million of available cash and cash equivalents and $5.0 million in available borrowings from our existing credit facilities. As of December 31, 2020 (Successor), our available liquidity totaled $42.08 million, which was comprised of $22.08 million of available cash and cash equivalents and $20.0 million in available borrowings from our existing credit facilities. The following table summarizes our existing credit facilities (in thousands):

	Successor
	March 31, 2021	December 31, 2020
Adams Street Term Loan	$30,921	$31,000
Adams Street Revolving Credit Facility	—	—
Adams Street Delayed Draw Term Loan	14,963	—
Adams Street Incremental Term Loan	32,000	—
Silicon Valley Bank Loan Agreement	41,619	46,500
DSS PPP Loan	1,058	1,058

Total debt	$120,561	$78,558
Less: unamortized discounts and issuance costs	1,867	842

Total debt, net	$118,694	$77,716
Less: current portion	1,720	1,074

Long-term debt, net	$116,974	$76,642

Adams Street Credit Agreement

On October 28, 2020, the Company entered into the Adams Street Credit Agreement, which includes the following:

(i)

$31.0 million term loan (the “Adams Street Term Loan”). Proceeds from the Adams Street Term Loan were used to finance the acquisition of Roccor, pay acquisition-related costs, fund working capital needs (including the payment of any working capital adjustment pursuant to the Roccor acquisition agreement) and other general corporate purposes;

(ii)	$5.0 million revolving credit facility (the “Adams Street Revolving Credit Facility”); and

(iii)	$15.0 million delayed draw term loan (the “Adams Street Delayed Draw Term Loan”).

As of December 31, 2020 (Successor), the balances of the Adams Street Revolving Credit Facility and the Adams Street Delayed Draw Term Loan of $5.0 million and $15.0 million, respectively, were undrawn and available to the Company. The Company intends to use the proceeds of the Adams Street Revolving Credit Facility and the Adams Street Delayed Draw Term Loan to fund working capital needs, to fund acquisitions and for general corporate purposes. The Adams Street Credit Agreement has a maturity date of October 28, 2026. The Adams Street Credit Agreement is secured by a security interest in all right, title or interest in or to certain assets and properties owned by the Company and the guarantors included in the Adams Street Credit Agreement. The Adams Street Credit Agreement requires the Company to meet customary affirmative and negative covenants, default provisions, representations and warranties and other terms and conditions. The Company is required to make mandatory prepayments of the outstanding principal and accrued interest under the Adams Street Credit Agreement (i) upon the occurrence of certain events and (ii) to the extent a specified net leverage ratio is exceeded as evaluated on any test period ending date. The test period ending dates are March 30, June 30, September 30 and December 31 each year, starting on March 31, 2021, through the maturity of the agreement. As of March 31, 2021 (Successor) and December 31, 2020 (Successor), the Company was in compliance with its debt covenants under the Adams Street Credit Agreement.

On January 15, 2021, the Company drew $15.0 million on the delayed draw term loan to finance the Oakman acquisition. On February 17, 2021, the Company amended the Adams Street Credit Agreement to increase the principal amount of the Adams Street Term Loan by an additional $32.0 million to finance the DPSS acquisition.

Test Periods	Consolidated Total Net Leverage Ratio
March 30, 2021	5.00
June 30, 2021
September 30, 2021
December 31, 2021
March 30, 2022

June 30, 2022	3.75
September 30, 2022
December 31, 2022
March 30, 2023
June 30, 2023

September 30, 2023 and testing periods thereafter	3.00

SVB Loan Agreement

On August 31, 2020, the Company entered into a $45.35 million loan agreement with Silicon Valley Bank (the “Original SVB Loan Agreement”) maturing on August 31, 2021, which was subsequently modified on

October 28, 2020 to (i) increase the available commitment by $5.72 million and (ii) pay $568,000 toward the outstanding principal under the Original SVB Loan Agreement. This resulted in a modified loan (the “SVB Loan Agreement”) for $50.50 million. On October 30, 2020, the Company made a $4.0 million principal payment. The balance as of December 31, 2020 (Successor) was $46.50 million. As of December 31, 2020 (Successor), the Company recorded a related party receivable for a $4.87 million payment to AE to be applied to the principal on this loan which AE applied to another portfolio company’s debt balance instead. Consequently, the SVB Loan Agreement lender did not receive the payment and the balance of $46.50 million was not reduced by the $4.87 million. On April 2, 2021, the Company extended the maturity date to September 30, 2022. As a result, the SVB Loan Agreement is included in long-term debt on the Company’s consolidated balance sheet as of December 31, 2020. The SVB Loan Agreement requires the Company to meet customary affirmative and negative covenants, default provisions, representations and warranties and other terms and conditions and is guaranteed by AE. As of March 31, 2021 (Successor) and December 31, 2020 (Successor), the Company was in compliance with its debt covenants under the SVB Loan Agreement.

On April 2, 2021, the Company subsequently amended the SVB Loan Agreement to extend the term from August 2021 to September 30, 2022.

DSS Paycheck Protection Program Loan

On May 1, 2020, prior to the DSS Acquisition, DSS received a Paycheck Protection Program (“PPP”) loan for $1.06 million (the “DSS PPP Loan”), which has a maturity date of May 1, 2022. Under the terms of the DSS PPP Loan, DSS could apply for forgiveness under the PPP regulations if DSS used the proceeds of the loan for its payroll costs and other expenses in accordance with the requirements of the PPP. As the funds were disbursed to DSS prior to the acquisition, the Company intends on repaying any unforgiven balance with funds held in a DSS savings account as of the date of the DSS acquisition.

The maturities of the Company’s existing credit facilities are as follows (in thousands):

	2021	2022	2023	2024	2025	Thereafter	Total
Adams Street Term Loan	$310	$310	$310	$310	$310	$29,450	$31,000
Adams Street Incremental Term Loan	240	320	320	320	320	30,480	32,000
Adams Street Delayed Draw Term Loan	150	150	150	150	150	14,250	15,000
SVB Loan Agreement	4,874	41,626	—	—	—	—	46,500
DSS PPP Loan	764	294	—	—	—	—	1,058

Total	$6,338	$42,700	$780	$780	$780	$74,180	$125,558

We do not have any off-balance sheet financing arrangements or liabilities, guarantee contracts, retained or contingent interests in transferred assets, or any obligation arising out of a material variable interest in an unconsolidated entity. We do not have any majority-owned subsidiaries that are not consolidated in the financial statements. Additionally, we do not have an interest in, or relationships with, any special purpose entities.

On March 25, 2021, we entered into the Merger Agreement with GPAC, a publicly traded special purpose acquisition company. In connection with the consummation of the Business Combination, GPAC’s name will be changed to Redwire Corporation, and we expect the New Redwire Common Stock to trade on the New York Stock Exchange. Pursuant to the Merger Agreement, GPAC has required that all amounts outstanding under the SVB Loan Agreement as of the closing of the Business Combination (the “Closing”), be repaid at the Closing. The Company will deliver a customary payoff letter to GPAC setting forth the payoff amount for all outstanding indebtedness under the SVB Loan Agreement as of two days prior to the Closing.

Parent Company Support

AE Industrial Partners Fund II, LP, AE Industrial Partners Fund II-A, LP and AE Industrial Partners Fund II-B, LP, the Company’s majority owners, entered into a written support letter, dated as of July 6, 2021, with the Company to provide additional funding of up to $20 million to support its operating, investing and financing activities, in each case to the extent the Company is unable to obtain such support from another source. This additional liquidity commitment extends through the earlier of July 15, 2022, or up to the point at which the Company’s unencumbered cash balance first exceeds $30 million, including as a result of a capital transaction at an earlier date.

Cash Flows

Successor 2021 Period, Successor Q1 2020 Period, and Predecessor Q1 2020 Period

The following table summarizes certain information from our consolidated statements of cash flows (in thousands):

	Successor		Predecessor
	Three month period ended March 31, 2021	Period from February 10, 2020 to March 31, 2020	Three month period ended March 31, 2020
Net cash (used in) provided by operating activities	$(12,525)	$(1,337)	$1,501
Net cash used in investing activities	(34,087)	(32,496)	(184)
Net cash provided by (used in) financing activities	40,919	36,200	(49)
Effect of foreign currency rate changes on cash and cash equivalents	(158)	—	(67)
Net (decrease) increase in cash and cash equivalents	(5,851)	2,367	1,201

Cash and cash equivalents at end of period	$16,225	$2,367	$10,493

Operating activities

For the Successor 2021 Period, net cash used in operating activities was $12.53 million. Net income before deducting depreciation, amortization and other non-cash items generated a cash outflow of $(6.37) million and was further impacted by an unfavorable change in net working capital of $6.16 million during this period. The unfavorable change in net working capital was largely driven by the increase in accounts receivable of $5.05 million, contract assets of $2.67 million and prepaid expenses and other assets of $2.13 million, offset by the increase in accounts payable and accrued expenses of $5.08 million.

For the Successor Q1 2020 Period, net cash used by operating activities was $1.34 million. Net income before deducting depreciation, amortization and other non-cash items generated a cash outflow of $(1.74) million while favorable changes in net working capital of $0.41 million contributed to operating cash flows during this period. The favorable change in net working capital was largely driven by the decrease in accounts receivable of $.16 million and prepaid expenses and other assets of $0.63 million, offset by the decrease in accounts payable and accrued expenses of $0.41 million.

For the Predecessor Q1 2020 Period, net cash provided by operating activities was $1.50 million. Net income before deducting depreciation, amortization and other non-cash items generated a cash inflow of $0.87 million while favorable changes in net working capital of $0.63 million contributed to operating cash flows during this period. The favorable change in net working capital was largely driven by the increase in accounts payable and accrued expenses of $0.76 million and deferred revenue of $0.69 million, offset by the increase in accounts receivable of $0.47 million.

Investing activities

For the Successor 2021 Period, net cash used in investing activities was $34.09 million, consisting of

$38.39 million used for the acquisitions of Oakman and DPSS, as well as $0.58 million used for the purchase of property, plant and equipment.

For the Successor Q1 2020 Period, net cash used in investing activities was $32.50 million, used for the acquisition of Adcole.

For the Predecessor Q1 2020 Period, net cash used in investing activities was $0.18 million, used for the purchase of property, plant and equipment.

Financing activities

For the Successor 2021 Period, net cash provided by financing activities was $40.92 million, consisting of proceeds from long term debt of $45.97 million offset by repayment of long-term debt of $4.99 million.

For the Successor Q1 2020 Period, net cash provided by financing activities was $36.20 million, consisting of equity contributions received from the Parent.

For the Predecessor Q1 2020 Period, net cash used in financing activities was $0.05 million, consisting of the repayment of long-term debt.

Successor 2020 Period, Predecessor 2020 Period, and Predecessor 2019 Period

	Successor	Predecessor
	Period from February 10, 2020 to December 31, 2020	Period from January 1, 2020 to June 21, 2020	Year ended December 31, 2019
Net cash (used in) provided by operating activities	$(15,650)	$3,162	$5,665
Net cash used in investing activities	(85,322)	(250)	(191)
Net cash provided by financing activities	122,705	1,361	818
Effect of foreign currency rate changes and cash and cash equivalents	343	(6)	(13)
Net (decrease) increase in cash and cash equivalents	22,076	4,267	6,279

Cash and cash equivalents at end of year	$22,076	$13,559	$9,292

Operating activities

For the Successor 2020 Period, net cash used in operating activities was $15.65 million. Net income before deducting depreciation, amortization and other non-cash items generated a cash outflow of $13.96 million and was further impacted by an unfavorable change in net working capital of $1.69 million during this period. The unfavorable change in net working capital was largely driven by decrease in other liabilities $5.71 million, offset by the increase in deferred revenue of $3.62 million and accounts payable and accrued expenses of $2.65 million.

For the Predecessor 2020 Period, net cash provided by operating activities was $3.16 million. Net income before deducting depreciation, amortization and other non-cash items generated a cash outflow of $0.14 million while favorable changes in net working capital of $3.31 million contributed to operating cash flows during this period. The favorable change in net working capital was largely driven by the increase in accounts payable and accrued expenses of $4.65 million.

For the Predecessor 2019 Period, net cash provided by operating activities was $5.67 million. Net income before deducting depreciation, amortization and other non-cash items generated a cash outflow of $0.98 million. This cash outflow was offset by favorable changes in net working capital of $6.64 million during this period. The favorable change in net working capital was largely driven by the decrease in accounts receivable of $2.30 million, increase in deferred revenue of $3.61 million.

Investing activities

For the Successor 2020 Period, net cash used in investing activities was $85.32 million, consisting of $79.53 million used for the acquisitions of Adcole, DSS, MIS, Roccor and LoadPath, $0.92 million used for the purchase of property, plant and equipment, and an advance to related party of $4.87 million.

For the Predecessor 2020 Period, net cash used in investing activities was $0.25 million, consisting of the purchase of property, plant and equipment.

For the Predecessor 2019 Period, net cash used in investing activities was $0.19 million, consisting of the purchase of property, plant and equipment.

Financing activities

For the Successor 2020 Period, net cash provided by financing activities was $122.71 million, consisting of the payments received from Parent’s contribution of $46.08 million and proceeds from long term debt of $81.29 million offset by repayment of long-term debt of $4.66 million.

For the Predecessor 2020 Period, net cash provided by financing activities was $1.36 million, consisting of the proceeds from long term debt of $1.46 million offset by repayment of long-term debt of $0.10 million.

For the Predecessor 2019 Period, net cash provided by financing activities was $0.82 million, consisting of the proceeds from long term debt of $1.0 million offset by repayment of long-term debt of $0.18 million.

Foreign Currency Exposures

The Company is exposed to foreign currency exchange risk related to currency translation exposure because the operations of one of its subsidiaries are measured in their functional currency, which is the currency of the primary economic environment in which the subsidiary operates: Luxembourg. Any currency balances that are denominated in currencies other than the functional currency of the subsidiary are remeasured into the functional currency, with the resulting gain or loss recorded in the other income (expense) in the Company’s consolidated statements of operations and comprehensive income. In consolidation, the Company’s subsidiary activity denominated in currencies other than the U.S. dollar is translated into U.S. dollars, the Company’s reporting currency, using the average exchange rate in effect during each fiscal month during the period, with any related gain or loss recorded as a foreign currency translation adjustment in other comprehensive income (loss). The assets and liabilities of subsidiaries that use functional currencies other than the U.S. dollar are translated into U.S. dollars in consolidation using period end exchange rates, with the effects of foreign currency translation adjustments included in accumulated other comprehensive income (loss) in the Company’s consolidated statements of operations and comprehensive income.

The Company’s operations in Luxembourg execute contracts and incur the majority of expenses in euros. We seek to naturally hedge the Company’s foreign exchange transaction exposure by matching the transaction currencies for its cash inflows and outflows and maintaining access to credit in the principal currency in which we conduct business, the U.S. dollar. We do not currently hedge our foreign exchange transactions or translation exposure but may consider doing so in the future.

Critical Accounting Policies and Estimates

For the critical accounting estimates used in preparing our consolidated financial statements, we make assumptions and judgments that can have a significant impact on net revenues, cost and expenses, and other expense (income), net, in our consolidated statements of operations and comprehensive income, as well as, on the value of certain assets and liabilities on our consolidated balance sheets. We base our assumptions, judgments and estimates on historical experience and various other factors that we believe are reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions.

In accordance with the Company’s policies, we regularly evaluate estimates, assumptions, and judgments; our estimates, assumptions, and judgments are based on historical experience and on factors we believe are reasonable under the circumstances. The results involve judgments about the carrying values of assets and liabilities not readily apparent from other sources. If our assumptions or conditions change, the actual results the Company reports may differ from these estimates. We believe the following critical accounting policies affect the more significant estimates, assumptions, and judgments the Company uses to prepare our consolidated financial statements.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Business Combinations

Under the acquisition method of accounting, the Company recognizes tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at acquisition date. The accounting for business combinations requires us to make significant estimates and assumptions, especially with respect to goodwill, intangible assets, and contingent consideration.

Goodwill

The Company recognizes the goodwill for business combinations in which the acquisition method of accounting is applied, whereby the excess of the purchase consideration over the fair value of identifiable net assets acquired and liabilities assumed is allocated to goodwill. The goodwill reflects the potential synergies and expansion of the Company’s offerings across product lines and markets complementary to its existing products and markets.

The Company assesses goodwill for impairment at the reporting unit level, which is defined as an operating segment or one level below an operating segment. Goodwill is tested annually for impairment as of October 1, or more frequently if events or circumstances indicate the carrying value may be impaired. In circumstances where a qualitative analysis indicates that the fair value of a reporting unit does not exceed its carrying value, a quantitative analysis is performed using an income approach. The Company performed the qualitative assessment for each of the three reporting units on December 31, 2020 and did not find any indicators that the fair value is more likely than not below the carrying value.

As such, the quantitative assessment was not required, and no goodwill impairment was recognized for the year-ended December 31, 2020. Going forward, the Company will test goodwill for impairment annually as of the first day of the fiscal fourth quarter (i.e., October 1) or, as prescribed in ASC 350, when indications of potential impairment exist.

The discounted cash flow approach requires management to make certain assumptions based upon information available at the time the valuations are performed. Actual results could differ from these assumptions. Redwire’s management believes the assumptions used are reflective of what a market participant would have used in calculating fair value considering current economic conditions.

Additional risks for goodwill across all reporting units include, but are not limited to:

•	our failure to reach our internal forecasts could impact our ability to achieve our forecasted levels of cash flows and reduce the estimated discounted value of our reporting units;

•	adverse technological events that could impact our performance;

•	volatility in equity and debt markets resulting in higher discount rates; and

•	significant adverse changes in the regulatory environment or markets in which we operate.

It is not possible at this time to determine if an impairment charge would result from these factors. We will continue to monitor our goodwill for potential impairment indicators in future periods.

Intangible Assets

Identifiable finite-lived intangible assets, including technology, trademarks, and customer relationships, have been acquired through the Company’s various business combinations. The fair value of the acquired trademarks, technology, and customer relationships has been estimated using various underlying judgments, assumptions, and estimates. Potential changes in the underlying judgments, assumptions, and estimates used in our valuations of acquired intangible assets could result in different estimates of the future fair values. A potential increase in discount rates, a reduction in projected cash flows or a combination of the two could lead to a reduction in estimated fair values, which may result in impairment charges that could materially affect our financial statements in any given year. The approaches used for determining the fair value of finite-lived technology, trademarks and customer relationships acquired depends on the circumstances; the Company has used the income approach (within the income approach, various methods are available such as multi-period excess earnings, with and without, incremental and relief from royalty methods). Within each income approach method, a tax amortization benefit is included, which represents the tax benefit resulting from the amortization of that intangible asset depending on the tax jurisdiction where the intangible asset is held.

Finite-lived intangible assets are reported at cost, net of accumulated amortization, and are either amortized on a straight-line basis over their estimated useful lives or over the period the economic benefits of the intangible asset are consumed. Significant judgment is also required in assigning the respective useful lives of intangible assets. Our assessment of intangible assets that have a finite life is based on a number of factors including the competitive environment, market share, brand history, underlying product life cycles, attrition rate, operating plans, cash flows (i.e., economic life based on the discounted and undiscounted cash flows), future usage of intangible assets and the macroeconomic environment. The costs of finite-lived intangible assets are amortized to expense over the estimated useful life.

Contingent Consideration

We record contingent consideration resulting from a business combination at its fair value on the acquisition date. The fair value of any contingent consideration is calculated considering the probability of occurrence of an earnout payment. The fair value of contingent consideration is estimated using the Black-Scholes options pricing model, which uses assumptions such as a risk-free interest rates, discount rates and volatility rates.

Revenue Recognition

The recognition and measurement of revenue requires the use of judgments and estimates. Specifically, judgment is used in interpreting complex arrangements with nonstandard terms and conditions and determining when all criteria for revenue recognition have been met. The Company’s revenues are derived from the sales of products and services.

The Company engages in long-term contracts for production and service activities and recognizes revenue for performance obligations over time. The Company’s contracts generally do not contain penalties, credits, price concessions or other types of potential variable consideration. Prices are fixed at contract inception and are not contingent on performance or any other criteria. Revenue is recognized over time (versus point in time recognition), due to the fact that the Company’s performance creates an asset with no alternative use to the Company and the Company has an enforceable right to payment for performance completed to date. The Company considers the nature of these contracts and the types of products and services provided when determining the proper accounting for a particular contract. These contracts include both fixed-price and cost reimbursable contracts. The Company’s cost reimbursable contracts typically include cost-plus fixed fee and time and material (“T&M”) contracts. The portion of the payments retained by the customer or advance payment is not considered a significant financing component because it is used to facilitate inventory demands at the onset of a contract and to safeguard the Company from the failure of the other party to abide by some or all of their obligations under the contract.

The Company recognizes revenue over time using the cost-to-cost method to measure progress. Under the cost-to-cost method, revenue is recognized based on the proportion of total costs incurred to estimated total costs-at-completion (“EAC”). An EAC includes all direct costs and indirect costs directly attributable to a program or allocable based on our program cost pooling arrangements. Estimates regarding the Company’s cost associated with the design, manufacture and delivery of products and services are used in determining the EAC. Changes in EAC are applied retrospectively and when adjustments in estimated contract costs are identified, such revisions may result in current period adjustments to earnings applicable to performance in prior periods. In accordance with the guidance in ASC 805, contracts recognized under the cost-to-cost method were reset as of the date of acquisition to calculate prospective periods using the contract value and estimated costs to complete as of the acquisition date rather than the contract value and estimated costs to complete since inception of the contract. For T&M contracts, the Company recognizes revenue reflecting the number of direct labor hours expended in the performance of a contract multiplied by the contract billing rate, as well as reimbursement of other direct billable costs.

Our cost estimation process is based on the professional knowledge of our engineering, program management and financial professionals and draws on their significant experience and judgment. We prepare EACs for our contracts and calculate estimated revenues and costs over the life of our contracts. Accounting for long-term contracts requires significant judgment relative to estimating total contract revenues and costs, in particular, assumptions relative to the amount of time to complete the contract, including the assessment of the nature and complexity of the work to be performed. The Company’s estimates are based upon the professional knowledge and experience of its engineers, program managers and other personnel, who review each long-term contract monthly to assess the contract’s schedule, performance, technical matters and estimated cost at completion. Changes in estimates are applied retrospectively for contracts executed after the date of acquisition and are applied via the ASC 805 reset method described above for contracts existing at the date of acquisition. When adjustments in estimated contract costs are identified, such revisions may result in current period adjustments to earnings applicable to performance in prior periods.

Factors considered in these estimates include our historical performance, the availability, productivity and cost of labor, the nature and complexity of work to be performed, availability and cost of materials, components and subcontracts, the risk and impact of delayed performance and the level of indirect cost allocations.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows to which the asset relates is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. No such impairment charges were recognized during the periods presented.

Using a discounted cash flow method involves significant judgment and requires the Company to make significant estimates and assumptions, including long-term projections of cash flows, market conditions and appropriate discount rates. Judgments are based on historical experience, current market trends, consultations with external valuation specialists and other information. If facts and circumstances change, the use of different estimates and assumptions could result in a materially different outcome. The Company generally develops these forecasts based on recent sales data for existing products, acquisitions, and estimated future growth of the market in which it operates.

Income Taxes

Significant judgments are required in order to determine the realizability of tax assets. In assessing the need for a valuation allowance, we evaluate all significant available positive and negative evidence, including historical operating results, estimates of future sources of taxable income, carry-forward periods available, the existence of prudent and feasible tax planning strategies and other relevant factors. The Company recognizes a tax benefit only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement.

Equity-Based Compensation

2011 Equity Incentive Plan

Prior to June 22, 2020 the Predecessor maintained a plan to provide a performance incentive and to encourage stock ownership by employees, officers and directors of the Predecessor (the “2011 Equity Incentive Plan”). Under the 2011 Equity Incentive Plan, incentive stock options (“ISOs”) could only be granted to employees, while non-qualified stock options (“NQSOs”) could be granted to employees, officers and directors of the Predecessor. The Predecessor recognized the equity-based compensation cost related to the 2011 Equity Incentive Plan over the requisite service period using the straight-line attribution method.

The fair value of the awards for which equity-based compensation cost was recognized under the 2011 Equity Incentive Plan was estimated using the Black-Scholes options pricing model, which uses assumptions such as a risk-free interest rates, discount rates and volatility rates. The historical volatility used in the determination of the fair value of the ISOs and NQSOs was based on analysis of the historical volatility of guideline public companies and factors specific to the Predecessor.

Predecessor Promissory Notes

Between 2014 and 2017, the Predecessor extended loans to certain key management personnel for the purchase of Predecessor shares (the “Predecessor Promissory Notes”). The Predecessor Promissory Notes were secured by the underlying shares and were nonrecourse to the respective debtor’s personal assets. The Predecessor Promissory Notes carried interest at between 1.85% and 1.91% per annum, and were expected to mature between April 2020 and June 2023 or earlier upon the occurrence of certain events specified in the Predecessor Promissory Notes. The Predecessor Promissory Notes represent in-substance ISOs for purposes of equity-based compensation cost recognition.

The fair value of the awards for which equity-based compensation cost was recognized under the Predecessor Promissory Notes was estimated using the Black-Scholes options pricing model, which uses assumptions such as a risk-free interest rates, discount rates and volatility rates. The Black-Scholes options pricing model for the Predecessor Promissory Notes also assumed the amount of nonrecourse principal and interest that is considered part of the exercise price of the in-substance ISOs. The historical volatility used in the determination of the fair value of the in-substance ISOs was based on analysis of the historical volatility of guideline public companies and factors specific to the Predecessor.

Class P Unit Incentive Plan

Holdings adopted a written compensatory benefit plan (the “Class P Unit Incentive Plan”) to provide incentives to existing or new employees, officers, managers, and directors of the Company or its subsidiaries in the form of Class P Units (“Incentive Units”). The Class P Unit Incentive Plan, among other things, established the ownership of Incentive Units in Holdings and defined the distribution rights and allocations of profits and losses associated with those Incentive Units. Incentive Units have a participation threshold of $1.00 and are divided into three tranches (“Tranche I,” “Tranche II” and “Tranche III”). Tranche I, Tranche II and Tranche III Incentive Units are subject to performance-based, service-based and market-based conditions.

Equity-based compensation for awards with performance conditions is based on the probable outcome of the related performance condition. The vesting of the Incentive Units is contingent on the sale of Holdings or a liquidity event. As such events are not considered probable until they occur, recognition of equity-based compensation cost for the Incentive Units is deferred until the sale of Holdings or a liquidity event occurs. Once the event occurs, unrecognized compensation cost associated with the performance-vesting Incentive Units (based on their grant date fair value) will be recognized based on the portion of the requisite service period that has been rendered.

For the Incentive Units granted in fiscal 2020, the Company used a market approach, specifically the subject company transaction method (the “Backsolve” method) considering the price paid by the investors of the Class A common units, representing the most reliable indication of value. The Black-Scholes option pricing model was used to allocate the equity value to different classes of equity, with inputs for unit value of the expected term to exit, risk-free rate, expected volatility, exercise price (including vesting conditions), and a discount for lack of marketability in the valuation of the Incentive Units.

On March 24, 2021, Holdings amended the Class P Unit Incentive Plan so that the Tranche I and the Tranche III Incentive Units will immediately become fully vested, subject to continued employment or provision of services, upon the closing of the transaction stipulated in the Merger Agreement. Holdings also amended the Class P Unit Incentive Plan so that the Tranche II Incentive Units will vest on any liquidation event, as defined in the Class P Unit Incentive Plan, rather than only upon consummation of the sale of Holdings, subject to the market-based condition stipulated in the Class P Unit Incentive Plan prior to its amendment. As of March 24, 2021, there was approximately $27.94 million of unrecognized compensation costs related to Incentive Units.

The unrecognized compensation cost for Incentive Units as of December 31, 2020 ($1.9 million) was based on a valuation performed as of October 22, 2020, the grant date of the awards. As of October 22, 2020, there was not an expectation that Cosmos Intermediate would merge with the Company.

On March 24, 2021 the Class P Unit Incentive Plan was amended, resulting in Cosmos Intermediate performing an analysis to assess the impact of this modification. The calculated fair value of the Class P Incentive Units as of March 24, 2021 was determined to be $27.94 million which was higher than the original grant date fair value. The primary factor contributing to the increase in the units’ fair value was the expectation that Cosmos Intermediate would merge with GPAC as the Merger Agreement was executed on March 25, 2021. The valuation as of October 22, 2020 was based on the total invested capital into Cosmos Intermediate of $56 million at the time of the valuation and did not contemplate a potential exit transaction involving a special purpose acquisition vehicle. The valuation performed as of March 24, 2021 factored in the value of the consideration Redwire expects to receive outlined in the Merger Agreement. Other assumption changes in the March 24, 2021 valuation compared to the October 22, 2020 valuation included an expected shorter time until exit, lowered volatility, and lower discount for lack of marketability, which contributed to a higher estimated fair value of the Class P Incentive Units.

MANAGEMENT FOLLOWING THE BUSINESS COMBINATION

Information about Director Resignations and Appointments

Certain of GPAC’s incumbent directors, Paul W. Hobby, David N. Siegel, Wayne Gilbert West, Richard H. Anderson, Andrea Fischer Newman and Thomas Dan Friedkin, have advised GPAC that they will resign from the GPAC Board upon the closing of the Business Combination.

Upon closing of the Business Combination, the New Redwire Board will initially consist of seven directors, with each director having a term that expires as described below until the applicable annual meeting of stockholders, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. Pursuant to the Investor Rights Agreement, (i) Holdings and certain of its affiliates (the “Partners”) will have the right to nominate five directors, three of which will be independent directors, and (ii) the Sponsor and certain of its affiliates will have the right to nominate two directors, one of which will be an independent director. Peter Cannito will serve as the Chairman of the New Redwire Board. See “—New Redwire Executive Officers and Board of Directors” for biographical information for these individuals.

Status as a Controlled Company

We expect that Holdings, together with its permitted transferees, will own and be entitled to vote a majority of the outstanding New Redwire Common Stock following the completion of the Business Combination, and as a result, we expect that New Redwire will be a controlled company under the NYSE corporate governance requirements. A controlled company need not comply with the NYSE corporate governance rules that require its board of directors to have a majority of independent directors and independent compensation and nominating and governance committees. New Redwire may, in the future, utilize some or all of these exemptions, subject to the requirements under the Investor Rights Agreement that a total of four independent directors be nominated to the New Redwire Board. Notwithstanding its status as a controlled company, New Redwire will remain subject to the NYSE corporate governance requirement that requires it to have an audit committee composed entirely of independent directors. If New Redwire is initially a controlled company but subsequently ceases to be a controlled company, New Redwire will take all action necessary to comply with the NYSE rules, including appointing a majority of independent directors to the New Redwire Board and ensuring that the New Redwire Board has a compensation committee and a nominating and governance committee, each composed entirely of independent directors, subject to a permitted “phase-in” period.

New Redwire Executive Officers and Board of Directors

The following persons are anticipated to be the executive officers and directors of New Redwire, which will be renamed “Redwire Corporation,” following the consummation of the Business Combination:

NAME	AGE	POSITION
Peter Cannito	48	Chairman and Chief Executive Officer
Andrew Rush	36	President and Chief Operating Officer
Bill Read	51	Chief Financial Officer
Les Daniel	74	Director
Reggie Brothers	61	Director
Joanne Isham	65	Director
Kirk Konert	34	Director
Jonathan E. Baliff	57	Director
John S. Bolton	53	Director

Executive Officers

Peter Cannito. Mr. Cannito has served as Holdings’ Chief Executive Officer since March 2020. Prior to his current role, Mr. Cannito served as the CEO of Polaris Alpha from October 2016 until December 2018, a high-

tech solutions provider developing systems for the DoD and Intelligence Community Prior to that, Mr. Cannito previously held executive roles, including CEO and COO, at EOIR Technologies and he led a team of software and systems engineers at Booz Allen Hamilton focused on critical defense and intelligence programs. Mr. Cannito has been an operating partner with AEI Industrial from August 2019 to Present. Mr. Cannito received a bachelor’s degree in Finance from the University of Delaware, an MBA from the University of Maryland, and served as an officer in the U.S. Marine Corps. We believe that Mr. Cannito’s extensive experience in the defense, technology and government service industries qualifies him to serve as a director of the New Redwire Board.

Bill Read. Mr. Read has served as Holdings’ Chief Financial Officer since August, 2020. Prior to Holdings, Mr. Read was the EVP/CFO of Abaco Systems from February 2018 to October 2019, a major private equity backed supplier of embedded computing systems for the defense and aerospace industry. Mr. Read also served as CFO of Harmar Mobility from May 2017 until February 2018 and CFO of Domo Tactical Communications from June 2016 to April 2017. Mr. Read also served as CFO for BBB Industries, the leading supplier of remanufactured automotive hard parts to the US aftermarket from November 2012 until May 2016. Bill has a bachelor’s degree in Accounting from the University of Tennessee at Martin and an MBA from The Jack C. Massey Graduate School of Business at Belmont University. He is a licensed Certified Public Accountant (inactive-TN), a Certified Management Accountant and a Chartered Global Management Accountant.

Andrew Rush. Mr. Rush has served as Holdings’ President and Chief Operating Officer since January 2021. Mr. Rush has been COO since June 2020. Previously, Mr. Rush was the President & CEO of Made In Space from March 2015 to June 2020. Mr. Rush is a member of the NASA Advisory Council and currently serves as Chairman of the council’s Regulatory and Policy Committee. Prior to joining Made In Space, Mr. Rush was employed at PCT Law Group from March 2012 to March 2015, where he rose to the role of intellectual property law partner. Mr. Rush earned a bachelor’s degree in physics from the University of North Florida and a Juris Doctorate degree from Stetson University.

Directors

Les Daniels. Mr. Daniels has been an Operating Partner at AE Industrial Partners, LLC since October 2017. Mr. Daniels currently sits on the boards of AE Industrial’s portfolio company, Moeller, as well as GAMCO Investors, Inc. (GBL) and CSAT Solutions. Mr. Daniels also serves on The Advisory Committee on Trade Policy and Negotiation (ACTPN) as a presidential appointee. Mr. Daniels was a founding partner of CAI Managers & Co., L.P., a private equity firm located in New York City, where he served from 1989 to 2014. Prior to CAI Managers, Mr. Daniels served as President of Burdge, Daniels & Co., Inc., a company engaged as a principal in venture capital and buyout investments and trading of private placement securities. Mr. Daniels also served as Senior Vice President of Blyth, Eastman, Dillon & Co., where he was responsible for its corporate fixed-income sales and trading departments. Mr. Daniels earned his undergraduate degree from Fordham University. We determined that Mr. Daniels extensive experience in aerospace, business and on public company boards, as well as his perspective as a representative of our largest stockholder, qualifies him to serve as a director on the New Redwire Board.

Reggie Brothers. Dr. Brothers has served as CEO of BigBear.ai since June 2020. Previously, Dr. Brothers served as Chief Technology Officer at Peraton Corporation from January 2018 to June 2020 and as Principal at The Chertoff Group from January 2017 to January 2018. From April 2014 to January 2017, Dr. Brothers served as the Under Secretary for Science and Technology at the Department of Homeland Security. Dr. Brothers received an undergraduate degree from Tufts University, a master’s degree from Southern Methodist University and a PhD from Massachusetts Institute of Technology. We determined that Dr. Brother’s 30 year career and extensive experience in senior leadership positions in science and technology spanning academia, government and industry qualifies him to serve as a director on the New Redwire Board.

Joanne Isham. Ms. Isham is the Founder of Veros Global Solutions, LLC, and President of Isham Associates, LLC, both advisory firms focused on national security and innovative technologies, and she has served at each since January 2020 and December 2011, respectively. From June 2006 through December 2010 Ms. Isham served Vice President, Deputy General Manager of Network Systems at BAE Systems plc, Chief Operations Officer of HPTi, and Vice President of L1. Ms. Isham previously served as a Senior Executive in the Central Intelligence Agency from 1977 to 2006 during which time she served as the Deputy Director for Science and Technology from 1998 - 2001 and as Deputy Director of the National Geospatial-Intelligence Agency from 2001 until 2006. Ms. Isham earned her undergraduate degree from the University of Notre Dame. We determined that Ms. Isham’s history and experience in relevant industries qualifies her to serve as a director on the New Redwire Board.

Kirk Konert. Mr. Konert has served with AE Industrial Partners, LLC, as a Partner since October 2019 and as a Principal starting in August 2014. Previously, Mr. Konert was a Senior Associate at Sun Capital Partners from July 2011 to July 2014. Mr. Konert earned his undergraduate degree from Davidson College. We determined that Mr. Konert’s experience and history in portfolio company management qualifies him to be a director on the New Redwire Board.

Jonathan E. Baliff. Mr. Baliff has served as President, Chief Financial Officer and Director of GPAC since November 2020. He has been a leader in the aviation and infrastructure sector for over 25 years, acting as a public company senior executive in addition to an investment and commercial banker. Most recently, Mr. Baliff was at Bristow (formerly NYSE:BRS), the world’s largest commercial helicopter and industrial aviation company serving the energy and government sectors, where he served first as Chief Financial Officer from 2010 to 2014 and President and Chief Executive Officer from 2014 to 2019. During his time at Bristow, the company consistently led its peers in safety, operational and financial performance with over $1.5 billion in business and long-term contract acquisitions. Despite significant turmoil in the offshore transportation services market following the 2014 global oil price collapse, Bristow continued to recognize revenue growth while Bristow’s peer group’s revenues fell by an average of ~10% annually with most competitors filing for bankruptcy over the same period. Bristow filed for Chapter 11 bankruptcy protection in May 2019. Mr. Baliff is currently named as a defendant in a class-action lawsuit against Bristow and certain of its former directors and officers, which is currently entering mediation. A related derivative lawsuit has already been dismissed. Prior to joining Bristow, Mr. Baliff acted as Executive Vice President for Strategy at NRG (NYSE:NRG), the largest independent electric power generator in the United States, from 2007 to 2010. As both a banker to and an employee of NRG, Mr. Baliff was part of the team that led the company out of bankruptcy in 2004 to become a member of the Fortune 500 and systematically changed the company’s business by pursuing a retail customer and low-carbon energy strategy. This strategy included completing over $5 billion in acquisitions including the purchase of Reliant Energy and Green Mountain Energy, growing the retail footprint of NRG to over three million customers. Prior to NRG, Mr. Baliff acted as a Managing Director in Credit Suisse’s Global Energy Group from 1996 to 2007 and an associate in J.P. Morgan’s Natural Resources Group from 1995 to 1996, where he was responsible for corporate finance and M&A executions during the era of natural gas and electric utility deregulation, with over $50 billion in M&A transactions and financings completed. Additionally, Mr. Baliff served on active duty in the U.S. Air Force from 1985 to 1993 as an aviator flying the F-4 Phantom fighter aircraft. Currently, Mr. Baliff serves on the board of directors and Risk Committee of Texas Capital Bancshares, Inc. (NASDAQ:TCBI), the parent company of Texas Capital Bank. Mr. Baliff has served on the Board of TCBI since 2017, during which period the company generated an average annual increase in net income available to common shareholders of 29.1%. Mr. Baliff holds a Bachelor of Aerospace Engineering from the Georgia Institute of Technology and a Master of Science in Foreign Service from Georgetown University. We determined that Mr. Baliff’s industry and public company experience qualifies him to be a director on the New Redwire Board.

John S. Bolton. Mr. Bolton has acted as an Advisor to GPAC since November 2020. Mr. Bolton has over 30 years of industry executive experience, including seven years as President of Honeywell’s (NYSE:HON) Aerospace Air Transport & Regional business, a $4.7 billion revenue per year global business enterprise that provides original equipment and aftermarket products and services to the aviation segments. He also spent three years as Vice President leading Honeywell’s Aftermarket for the Business & General Aviation Strategic Business Unit, where he leveraged extensive cross-functional, product and customer experience to provide strategic and tactical leadership to this $1.2 billion business. Mr. Bolton is currently the Owner and President of Blu Sky Edge Corp, an aviation commercial propulsion engine leasing and product sales company. Mr. Bolton holds a B.S. from Clarkson University in New York and an M.B.A. from Duke University. We determined that Mr. Bolton’s extensive experience and history in the aerospace industry, as well as his senior leadership experience in a public company, qualifies him to be a director on the New Redwire Board.

Director Independence

NYSE listing standards require that a majority of the board of directors of a company listed on NYSE be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We anticipate that the New Redwire Board will determine that each of Les Daniels, Reggie Brothers, Joanne Isham, Kirk Konert, Jonathan E. Baliff and John S. Bolton is an independent director under the NYSE rules and each of Jonathan Baliff, John Bolton and Reggie Brothers is an independent director under Rule 10A-3 of the Exchange Act. In making these determinations, the New Redwire Board will consider the current and prior relationships that each non-employee director has with GPAC and will have with New Redwire and all other facts and circumstances the New Redwire Board deems relevant in determining independence, including the beneficial ownership of GPAC ordinary shares and New Redwire Common Stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Party Transactions.”

Classified Board of Directors

New Redwire’s directors will be classified and designated as Class I, Class II and Class III directors. Pursuant to the Investor Rights Agreement, (i) the Class I directors will consist of two directors nominated by the Partners, (ii) the Class II directors will consist of one director nominated by the Sponsor and two directors nominated by the Partners and (iii) the Class III directors will consist of one director nominated by the Sponsor and one director nominated by the Partners. The Investor Rights Agreement further provides that (A) the initial term of the Class I directors will expire immediately following New Redwire’s 2022 annual meeting of stockholders at which directors are elected, (B) the initial term of the Class II directors will expire immediately following New Redwire’s 2023 annual meeting of stockholders at which directors are elected and (C) the initial term of the Class III directors will expire immediately following New Redwire’s 2024 annual meeting at which directors are elected. At each succeeding annual meeting of shareholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Board Oversight of Risk

Upon the consummation of the Business Combination, one of the key functions of the New Redwire Board will be informed oversight of New Redwire’s risk management process. The New Redwire Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the New Redwire Board as a whole, as well as through various standing committees of the New Redwire Board that address risks inherent in their respective areas of oversight. For example, the audit committee of the New Redwire Board will be responsible for overseeing the management of risks associated with New Redwire’s financial reporting, accounting, and auditing matters and the compensation committee of the New Redwire Board will oversee the management of risks associated with compensation policies and programs.

Committees of the New Redwire Board

Following the closing of the Business Combination, the standing committees of the New Redwire Board will consist of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Pursuant to the Investor Rights Agreement, subject to applicable laws, stock exchange regulations and independence requirements, at least one director nominated by the Partners and at least one director nominated by the Sponsor will serve on each committee. The expected composition of each committee following the Business Combination is set forth below.

Audit Committee

Upon consummation of the Business Combination, New Redwire’s Audit Committee will be composed of Jonathan Baliff, John Bolton and Reggie Brothers, with Jonathan Baliff serving as chair of the committee. We intend to comply with the audit committee requirements of the SEC and NYSE. We anticipate that the New Redwire Board will determine that Jonathan Baliff, John Bolton and Reggie Brothers meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of the NYSE. We anticipate that, prior to the completion of the Business Combination, the New Redwire Board will determine that Jonathan Baliff is an “audit committee financial expert” within the meaning of SEC regulations and applicable listing standards of the NYSE.

The Audit Committee’s responsibilities will include, among other things:

•	appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	review our policies on risk assessment and risk management;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements will be included in our Annual Report on Form 10-K;

•	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;

•	reviewing all related party transactions for potential conflict of interest situations and making the determination as to whether approve each such transaction; and

•	reviewing and discussing with management and our independent registered public accounting firm our earnings releases and scripts.

Compensation Committee

Upon consummation of the Business Combination, New Redwire’s Compensation Committee will be composed of John Bolton, Kirk Konert and Les Daniels, with Kirk Konert serving as chairman of the committee. We anticipate that the New Redwire Board will determine that John Bolton, Kirk Konert and Les Daniels meet the independence requirements of the NYSE.

The Compensation Committee’s responsibilities upon completion of the Business Combination will include, among other things:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;

•	reviewing and approving the compensation of our other executive officers;

•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•	conducting the independence assessment outlined in the NYSE rules with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the NYSE;

•	reviewing and establishing our overall management compensation, philosophy and policy;

•	overseeing and administering our compensation and similar plans;

•	reviewing and making recommendations to the New Redwire Board with respect to director compensation; and

•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K.

Compensation Committee Interlocks and Insider Participation

Peter Cannito, the expected Chairman and CEO of New Redwire, serves on the board of directors of BigBear.ai, for which Reggie Brothers serves as Chief Executive Officer. Otherwise, none of our executive officers currently serves or has served as a member of any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time since January 1, 2020. In addition, no member of the Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC.

Nominating and Corporate Governance Committee

Upon consummation of the Business Combination, New Redwire’s Nominating and Corporate Governance Committee will be composed of Kirk Konert, Les Daniels and Jonathan Baliff, with Les Daniels serving as chairman of the committee. We anticipate that the New Redwire Board will determine that Kirk Konert, Les Daniels and Jonathan Baliff meet the independence requirements of the NYSE.

The Nominating and Corporate Governance Committee’s responsibilities will include, among other things:

•	developing and recommending criteria for board and committee membership;

•

subject to the rights of the Sponsor under the Investor Rights Agreement, identifying and recommending persons to be nominated for election as directors of the New Redwire Board and to each committee of the New Redwire Board;

•	developing and recommending best practices and corporate governance principles;

•	developing and recommending corporate governance guidelines; and

•	reviewing and recommending the function, duties and composition of each committees of the New Redwire Board.

Code of Conduct and Ethics

Following the consummation of the Business Combination, New Redwire will adopt a code of conduct and ethics that will apply to its directors, officers and employees in accordance with applicable federal securities laws, a copy of which will be available on New Redwire’s website at https://redwirespace.com/. New Redwire will make a printed copy of the code of conduct and ethics available to any stockholder who so requests.

If New Redwire amends or grants a waiver of one or more of the provisions of its code of ethics, it intends to satisfy the requirements under Item 5.05 of Item 8-K regarding the disclosure of amendments to or waivers from provisions of its code of ethics that apply to its principal executive officer, principal financial officer and principal accounting officer by posting the required information on New Redwire’s website at https://redwirespace.com/. The information on this website is not part of this proxy statement/prospectus.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for Redwire’s executive officers named in the “—Summary Compensation Table” below. This discussion may contain forward-looking statements that are based on Redwire’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that Redwire adopts in the future may differ materially from the currently planned programs summarized in this discussion. Unless the context otherwise requires, all references in this section to the “Company,” “Redwire,” “we,” “us” or “our” refer to Redwire prior to the consummation of the Business Combination.

Overview

We are currently considered an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year-End Table, as well as limited narrative disclosures regarding executive compensation for our last completed fiscal year. Further, our reporting obligations extend only to the following “Named Executive Officers,” which are the individuals who served as principal executive officer and the next two most highly compensated executive officers at the end of the fiscal year ended December 31, 2020:

•	Peter Cannito, Chief Executive Officer;

•	Andrew Rush, Chief Operating Officer; and

•	William Read, Chief Financial Officer.

Summary Compensation Table

The following table presents summary information regarding the total compensation paid to, earned by, and awarded to each of our Named Executive Officers for the fiscal year ending December 31, 2020.

Name and Principal Position	Year	Salary(1)	Bonus	Option Awards(2)	Total
Peter Cannito, Chief Executive Officer	2020	$234,231	$117,115	$418,000	$769,346
Andrew Rush, Chief Operating Officer	2020	198,204	65,407	225,720	489,331
William Read, Chief Financial Officer	2020	114,583	68,750	167,200	350,533

(1)

Each of the Named Executive Officers began providing services to Redwire, LLC during the 2020 fiscal year and, as such, these numbers represent salary amounts actually paid to each of the Named Executive Officers for the period in the year during which they provided services to Holdings.

(2)

The amounts reported in the Option Awards column represent the grant date fair value of Class P Common Units in Holdings (the “Class P Units”) granted to the Named Executive Officers as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The Class P Units represent membership interests that are intended to constitute “profits interests” for federal income tax purposes. Despite the fact that the Class P Units do not require the payment of an exercise price, they are most similar economically to stock options. Accordingly, they are classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature.” The assumptions used in calculating the grant date fair value of the Class P Units reported in the Option Awards column are set forth in Note P to Redwire’s consolidated financial statements included elsewhere in this proxy statement/prospectus. The amounts reported in this column reflect the accounting cost for these units and do not correspond to the actual economic value that may be received by the Named Executive Officers for the units. See “Additional Narrative Disclosure—Equity Incentives” below for additional details.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

Mr. Cannito is party to an offer letter with Holdings and Messrs. Rush and Read are parties to employment agreements with Cosmos Acquisition, LLC, a subsidiary of Holdings. The employment agreements and offer letter each provide for annual base salary, target bonus opportunity, an initial grant of incentive units, paid vacation, reimbursement of reasonable business expenses and eligibility to participate in our benefit plans generally. The amount of base salary and bonus opportunity provided for each of our Named Executive Officers under their respective employment agreement or offer letter are as follows: for Mr. Cannito, a base salary of $375,000 and target annual bonus of 50% of his base salary; for Mr. Rush, a base salary of $375,000 and target annual bonus of 33% of his base salary; and for Mr. Read, a base salary of $275,000 and target annual bonus of 60% of his base salary.

The employment agreements also provide for certain severance benefits upon a resignation by the applicable Named Executive Officer for “Good Reason,” upon a termination by Redwire without “Cause,” or due to the Named Executive Officer’s death or “Disability.” Please see “Additional Narrative Disclosure—Potential Payments Upon Termination or Change in Control” below for more details regarding the severance benefits provided to our Named Executive Officers under the employment agreements.

Equity Incentives

In 2020, Holdings offered equity incentives to our Named Executive Officers through grants of Class P Units in Holdings. The Class P Units are divided into three tranches, as described in more detail below in the section entitled “Outstanding Equity Awards at Fiscal Year-End.” Certain tranches of these Class P Units are subject to both time-based and performance-based vesting requirements and are subject to accelerated time-based vesting upon the occurrence of a qualifying sale of Holdings. The remaining tranches of Class P Units are subject to performance-based vesting requirements only and terminate if such performance-based vesting requirements are not met upon a qualifying sale of Holdings. Upon the consummation of the Business Combination, Holdings intends to fully accelerate the vesting of the Tranche I and Tranche III Class P Units. We do not anticipate that the consummation of the Business Combination will trigger accelerated vesting of the Tranche II Class P Units.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes, for each of the Named Executive Officers, the number of outstanding Class P Common Units in Holdings held as of December 31, 2020.

	Option Awards(1)(2)
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price($)(3)	Option Expiration Date
Peter Cannito	—	1,375,000	N/A	N/A
Andrew Rush	—	742,500	N/A	N/A
William Read	—	550,000	N/A	N/A

(1)

This table reflects information regarding Class P Units granted to our Named Executive Officers that were outstanding as of December 31, 2020. The Class P Units represent membership interests that are intended to constitute “profits interests” for federal income tax purposes. Despite the fact that the Class P Units do not require the payment of an exercise price, they are most similar economically to stock options. Accordingly, they are classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option- like feature.” For more information on these incentive units, see “Narrative Disclosure to Summary Compensation Table—Equity Incentives” above.

(2)

Each of our Named Executive Officers were granted awards of Class P Units on October 22, 2020. Under the terms of the applicable award documentation, the Class P Units are divided into three tranches: Tranche I Units (40% of the units granted), Tranche II Units (40% of the units granted) and Tranche III Units (20% of the units granted).

The Tranche I Units are subject to both time-based and performanc-based vesting. The time-based vesting will occur with respect to 20% of the Tranche I Units on each of the first five anniversaries of the date of grant, so long as the Named Executive Officer remains employed through such vesting date, and the time based vesting of the Tranche I Units accelerates upon a “Sale of the Company,” as defined in “Additional Narrative Disclosure—Potential Payments Upon Termination or Change in Control,” below. The Tranche I Units will vest with respect to performance upon the achievement of a certain investor internal rate of return on or following a “Liquidity Event,” which generally means a Sale of the Company, a public offering or an extraordinary cash dividend.

The Tranche II and Tranche III Units are subject to performance based vesting only and vest if (i) in the case of the Tranche II Units, certain investor inflows over investor outflows are achieved or (ii) in the case of the Tranche III Units, a specific internal rate of return of investors is achieved, in each case, upon a Sale of the Company, so long as the Named Executive Officer remains employed through such sale. All Tranche II and Tranche III Units will be forfeited upon a Sale of the Company if the respective performance conditions are not met.

Upon the consummation of the Business Combination, Holdings intends to fully accelerate the vesting of the Tranche I and Tranche III Units.

(3)	These equity awards are not traditional options and, therefore, there is no exercise price or option expiration date associated with them.

Additional Narrative Disclosure

Retirement Benefits

We do not have a defined benefit pension plan or nonqualified deferred compensation plan. Redwire currently maintains a retirement plan intended to provide benefits under Section 401(k) of the Code, pursuant to which employees, including the Named Executive Officers, can make voluntary pre-tax contributions. In 2020, Redwire did not make any Company contributions to the participant’s retirement plans but have provided matching contributions to all eligible employees, including our Named Executive Officer, starting in 2021. All contributions under the plan are subject to certain annual dollar limitations, which are periodically adjusted for changes in the cost of living.

Potential Payments Upon Termination or Change in Control

As described in the footnotes to the “Outstanding Awards at Fiscal Year End” table above, Tranche I of the Class P Units held by the Named Executive Officer will fully time vest upon a “Sale of the Company” (as defined below), and Tranche II and Tranche III of the Class P Units will fully vest upon a Sale of the Company only if certain performance metrics are achieved. If such performance metrics are not achieved at such time, the Tranche II and Tranche III Units are forfeited for no consideration. The Class P Units are not subject to accelerated vesting in any other scenario, including a termination of the Named Executive Officer’s employment or services. Upon the consummation of the Business Combination, Holdings intends to fully accelerate the vesting of the Tranche I and Tranche III Units.

For purposes of the Class P Units, a “Sale of the Company” means either (i) the sale, lease, transfer, conveyance or other disposition (whether in one transaction or a series of transactions) of all or substantially all of the assets of Holdings and its subsidiaries to an independent third party or (ii) a transaction or series of transactions, the result of which is that Holdings unitholders and their affiliates immediately prior to the transaction (or series of transactions) are no longer the “beneficial owners” (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of more than 50% of the voting power of the outstanding voting securities of Holdings. Notwithstanding the previous sentence, if AE Industrial Partners Fund II, L.P. provides written notice to Holdings that a transaction or series of transactions will not be deemed a Sale of the Company, then such transaction or transactions will not be deemed a Sale of the Company.

Mr. Cannito’s offer letter with Holdings does not provide for severance benefits upon a termination of his employment.

Mr. Rush’s employment agreement provides that upon a termination of his employment by Redwire for any reason other than for “Cause” or upon his resignation for “Good Reason,” he will receive: (i) any accrued but unpaid benefits; (ii) any unpaid annual bonus for the completed fiscal year ending immediately prior to termination; (iii) continued payments of Mr. Rush’s then current base salary for six months; and (iv) payment of the company portion of COBRA premiums for up to six months to continue health insurance coverage for Mr. Rush and his eligible dependents. If Mr. Rush’s employment is terminated due to his death or “Disability,” he will be entitled to receive any accrued but unpaid benefits and any unpaid annual bonus for the completed fiscal year ending prior to the termination. The severance benefits described in this paragraph are subject to Mr. Rush’s execution of a general release of claims and continuing compliance with restrictive covenants, including a one year non-competition and non-solicitation period.

Mr. Read’s employment agreement provides that upon a termination of his employment by Redwire for any reason other than for “Cause” or upon his resignation for “Good Reason,” he will receive: (i) any accrued but unpaid benefits; (ii) any unpaid annual bonus for the completed fiscal year ending immediately prior to termination; (iii) continued payments of Mr. Read’s then current base salary for six months (which will increase to 12 months in the case of a termination on or after August 4, 2022); (iv) payment of the company portion of COBRA premiums for up to six months (or 12 months, in the case of a termination on or after August 4, 2022) to continue health insurance coverage for Mr. Read and his eligible dependents; and (v) his target annual bonus, prorated for the portion of the year worked prior to the termination. If Mr. Read’s employment is terminated due to his death or “Disability,” he will be entitled to receive any accrued but unpaid benefits and any unpaid annual bonus for the completed fiscal year ending prior to the termination. The severance benefits described in this paragraph are subject to Mr. Read’s execution of a general release of claims and continuing compliance with restrictive covenants, including a one year non-competition and non-solicitation period, and certain cooperation covenants.

For purposes of Messrs. Rush’s and Read’s employment agreements:

“Cause” means, subject to certain notice and cure provisions, any of the following: (i) indictment for, conviction of or plea of nolo contendere to a felony or a fraud, or other act involving dishonesty or disloyalty to any member of the Company Group; (ii) conduct by the executive that brings or could reasonably be expected to bring any member of the Company Group into substantial public disgrace or disrepute or otherwise materially or demonstrably injures the integrity, character or reputation of any member of the Company Group; (iii) gross negligence or willful misconduct by the executive in connection with his duties, obligations or responsibilities to any member of the Company Group (iv) material non-performance of the duties reasonably assigned other than in connection with a disability; (v) breach of the restrictive covenants set forth in the employment agreement or any other applicable restrictive covenants with any member of the Company Group; (vi) material breach of a material employment policy of any member or the Company Group; or (vii) any other material breach by the executive of the employment agreement or any other material agreement with any member of the Company Group.

“Company Group” means Holdings, Cosmos Acquisition LLC and each of their direct and indirect subsidiaries and affiliates.

“Disability” means that, because of an accident, disability, or physical or mental illness, the executive is incapable of performing his duties to any member of the Company Group, as determined by the CEO. The executive will be deemed to have become incapable of performing the executive’s duties if: (i) the executive is incapable of doing so for periods amounting in the aggregate to 90 days within any 120-day period and remains so incapable at the end of such aggregate 120 days; (ii) the executive qualifies to receive long-term disability payments under the long-term disability insurance program; or (iii) the executive is determined totally disabled by the Social Security Administration.

“Good Reason” means, subject to certain notice and cure provisions, (i) a material diminution in the executive’s title, job duties, authorities or responsibilities; (ii) a reduction in the executive’s base salary or target bonus opportunity (other than a reduction in compensation of not more than 10% that applies to the executive and all other similarly positioned employees); (iii) a relocation of the executive’s principal place of employment by more than 30 miles; or (iv) a material breach of the employment agreement by Redwire.

DIRECTOR COMPENSATION

The following table presents the total compensation for each person who served as a non-employee member of Holdings’ board of directors during 2020. Other than as set forth in the table and described more fully below, Holdings did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to, any of the other non-employee members of the Holdings’ board of directors in 2020.

Name	Fees Earned or Paid in Cash ($)(1)	Option awards ($)(2)(3)	Total ($)
Reggie Brothers	$37,500	$88,000	$125,500
Jeffrey Grant	37,500	88,000	125,500
Joanne Isham	37,500	88,000	125,500

(1)

Each of the non-employee directors began providing services to Holdings during the 2020 fiscal year and, as such, these numbers represent director fees actually paid to each non-employee director for the period during the year for which they provided services to Holdings.

(2)

The amounts reported in the Option Awards column represent the grant date fair value of Class P Common Units in Holdings (the “Class P Units”) granted to the non-employee directors as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The Class P Units represent membership interests in Holdings that are intended to constitute “profits interests” for federal income tax purposes. Despite the fact that the Class P Units do not require the payment of an exercise price, they are most similar economically to stock options. Accordingly, they are classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K under the Securities Act as an instrument with an “option-like feature.” The assumptions used in calculating the grant date fair value of the Class P Units reported in the Option Awards column are set forth in Note P to Redwire’s consolidated financial statements included elsewhere in this proxy statement/prospectus. The amounts reported in this column reflect the accounting cost for the Class P Units and do not correspond to the actual economic value that may be received by the non-employee directors for such units. See “Executive Compensation—Additional Narrative Disclosure—Equity Incentives” above for additional details.

(3)

Each of our non employee directors was granted an award of 275,000 Class P Units on October 22, 2020. Under the terms of the applicable incentive unit grant agreement for each such award, the Class P Units granted thereunder are subject to both time-based and performance-based vesting. The time-based vesting will occur with respect to 20% of such Class P Units on each successive 12-month anniversary from the date of grant, so long as the grantee continues to provide services through such vesting date; provided, all unvested Class P Units will automatically vest upon a “Sale of the Company,” as defined in “Executive Compensation—Additional Narrative Disclosure—Potential Payments Upon Termination or Change in Control,” above. Unvested Class P Units will also vest with respect to performance upon the achievement of a certain investor internal rate of return on or following a “Liquidity Event,” which generally means a Sale of the Company, a public offering or an extraordinary cash dividend.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of GPAC ordinary shares as of the Record Date and of New Redwire Common Stock immediately following the consummation of the Business Combination by:

•

each person known by GPAC to be the beneficial owner of more than 5% of GPAC’s outstanding ordinary shares on the Record Date or the beneficial owner of more than 5% of the shares of GPAC’s common stock upon completion of the Business Combination;

•	each person known by GPAC who may become a beneficial owner of more than 5% of New Redwire’s outstanding Common Stock immediately following the Business Combination;

•	each of GPAC’s current executive officers and directors;

•	each person who will become an executive officer or a director of New Redwire upon consummation of the Business Combination;

•	all of GPAC’s current executive officers and directors as a group; and

•	all of New Redwire’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if they possess sole or shared voting or investment power over that security.

				After Business Combination
	Prior to Business Combination(2)			Assuming No Redemption(3)			Assuming Maximum Redemption(4)
Name and Address of Beneficial Owners(1)	Number of Ordinary Shares		%	Number of Shares of New Redwire Common Stock		%	Number of Shares of New Redwire Common Stock		%
Directors and officers prior to the Business Combination:
Richard A. Anderson(5)	25,000		*	225,000	(5)	*	225,000	(5)	*
Jonathan E. Baliff(6)	—		—	5,000	(6)	*	5,000	(6)	*
David Bilger(7)	—		—	5,000	(7)	*	5,000	(7)	*
Thomas D. Friedkin	20,000		*	20,000		*	20,000		*
Paul W. Hobby(8)	100,000		*	300,000	(8)	*	300,000	(8)	*
Andrea F. Newman(9)	—		—	15,000	(9)	*	15,000	(9)	*
David N. Siegel(10)	—		—	100,000	(10)	*	100,000	(10)	*
Nicole M. Taylor	—		—	—		—	—		—
Wayne Gilbert West(11)	—		—	100,000	(11)	*	100,000	(11)	*
All directors and officers prior to the Business Combination (nine persons)	145,000		*	770,000		1.1%	770,000		1.3%
Five Percent Holders prior to the Business Combination:
Genesis Park Holdings(12)(13)	5,094,406	(12)	24.9%	6,094,406	(13)	9.0%	6,094,406	(13)	10.2%
Citadel Advisors, LLC(14)	1,244,999		6.1%	1,244,999		1.8%	1,244,999		2.1%
Crescent Park Management, LP(15) (16)	2,547,125	(15)	12.4%	3,047,125	(16)	4.5%	3,047,125	(16)	5.1%
All directors and officers after the Business Combination:
Jonathan E. Baliff(6)	—		—	5,000	(6)	*	5,000	(6)	*
John Bolton(17)	—		—	200,000	(17)	*	200,000	(17)	*
Reggie Brothers	—		—	—		—	—		—
Peter Cannito	—		—	—		—	—		—
Les Daniel	—		—	—		—	—		—
Joanne Isham	—		—	—		—	—		—
Kirk Konert	—		—	—		—	—		—
Bill Read	—		—	—		—	—		—
Andrew Rush	—		—	—		—	—		—
All directors and officers after the Business Combination (nine persons)	—		—	205,000		*	205,000		*
Five Percent Holders after the Business Combination:
Holdings(18)	—		—	37,200,000		55.0%	37,200,000		62.3%
Genesis Park Holdings(12) (13)	5,094,406		24.9%	6,094,406	(13)	9.0%	6,094,406	(13)	10.2%
Crescent Park Management, LP(15) (16)	2,547,125	(15)	12.4%	3,047,125	(16)	4.5%	3,047,125	(16)	5.1%

*	Less than 1%
(1)	Unless otherwise indicated, the business address of each of the individuals is 2000 Edwards Street, Suite B, Houston, Texas 77007
(2)

Prior to the Business Combination, the percentage of beneficial ownership of GPAC on the record date is based on 20,472,028 ordinary shares outstanding as of such date, and consists of (i) 16,377,622 Class A ordinary shares and 4,094,406 Class B ordinary shares, in each case, outstanding as of such date.

(3)

The expected beneficial ownership of New Redwire immediately upon consummation of the Business Combination, assuming no holders of public shares exercise their redemption rights in connection therewith and the Closing occurs on                , 2021, is based on 67,672,028 shares of New Redwire Common Stock outstanding as of such date, and consists of (i) 16,377,622 Class A ordinary shares and 4,094,406 Class B ordinary shares that will convert into a like number of shares of New Redwire Common Stock, (ii) 37,200,000 shares of New Redwire Common Stock that will be issued to Holdings in the Business Combination and (iii) 10,000,000 shares of New Redwire Common Stock that will be issued in the PIPE Financing.

(4)

The expected beneficial ownership of New Redwire immediately upon consummation of the Business Combination, assuming holders of 8,004,296 public shares exercise their redemption rights in connection therewith and the Closing occurs on                , 2021, is based on 59,667,732 shares of New Redwire Common Stock outstanding as of such date, and consists of (i) 8,373,326 Class A ordinary shares and 4,094,406 Class B ordinary shares that will convert into a like number of shares of New Redwire Common Stock, (ii) 37,200,000 shares of New Redwire Common Stock that will be issued to Holdings in the Business Combination and (iii) 10,000,000 shares of New Redwire Common Stock that will be issued in the PIPE Financing.

(5)	Includes 200,000 shares of New Redwire Common Stock to be purchased by Mr. Anderson in the PIPE Financing.
(6)	Consists of 5,000 shares of New Redwire Common Stock to be purchased by Mr. Baliff in the PIPE Financing.
(7)	Consists of 5,000 shares of New Redwire Common Stock to be purchased by Mr. Bilger in the PIPE Financing.
(8)	Includes an aggregate of 200,000 shares of New Redwire Common Stock to be purchased by Mr. Hobby and GP Three Holdings GP, LLC, an entity controlled by Mr. Hobby, in the PIPE Financing.
(9)	Consists of 15,000 shares of New Redwire Common Stock to be purchased by Ms. Newman in the PIPE Financing.
(10)	Consists of 100,000 shares of New Redwire Common Stock to be purchased by Mr. Siegel in the PIPE Financing.
(11)	Consists of 100,000 shares of New Redwire Common Stock to be purchased by Mr. West in the PIPE Financing.
(12)

Includes (i) 4,094,406 Class B ordinary shares held by the Sponsor, which are automatically convertible on a one-for-one basis into shares of New Redwire Common Stock at the time of the Business Combination and (ii) 1,000,000 Class A ordinary shares purchased by Genesis Park II GP, LLC (“GPLLC”) as part of 1,000,000 units purchased by GPLLC in GPAC’s initial public offering. Excludes 7,292,351 Class A ordinary shares underlying the Private Placement Warrants held by the Sponsor, and the redeemable warrants issued as part of the 1,000,000 units purchased by GPLLC, that are not presently exercisable and are not exercisable within 60 days from the date hereof. Genesis Park II, LP (“GPLP”) is the managing member of the Sponsor, and GPLLC is the general partner of GPLP, and as such, has voting and investment discretion with respect to the ordinary shares held of record by the Sponsor and may be deemed to have shared beneficial ownership of the ordinary shares held directly by the Sponsor. The managers of GPLLC are Paul Hobby, Peter Shaper and Steven Gibson, none of whom exercise voting or dispositive power with respect to the ordinary shares alone or are deemed to have beneficial ownership. Each of our officers and directors hold a direct or indirect interest in the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(13)	Includes 1,000,000 shares of New Redwire Common Stock to be purchased by GPLP in the PIPE Financing.
(14)

Based on Amendment No. 1 to Schedule 13G jointly filed on February 16, 2021 by Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings LP (“CAH”), Citadel GP LLC (“CGP”), Citadel Securities LLC (“Citadel Securities”), CALC IV LP (“CALC4”), Citadel Securities GP LLC (“CSGP”) and Mr. Kenneth Griffin (collectively with Citadel Advisors, CAH, CGP, Citadel Securities, CALC4 and CSGP, the “Citadel Reporting Persons”). The business address of the Citadel Reporting Persons is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603. Citadel Advisors is the portfolio manager of Citadel

Equity Fund Ltd. (“CEF”) and CAH is the sole member of Citadel Advisors. CGP is the general partner of CAH. CALC4 is the non-member manager of Citadel Securities. CSGP is the general partner of CALC4. Mr. Griffin is the President and Chief Executive officer of CGP, and owns a controlling interest in CGP and CSGP. By virtue of these relationships Citadel Advisors, CAH, CGP and Mr. Griffin may be deemed to beneficially own 1,244,999 Class A ordinary shares.
(15)

Based on Amendment No. 2 to Schedule 13D jointly filed on April 12, 2021 by Crescent Park Management, L.P. (“Crescent Park”), Crescent Park GP, LLC (“Crescent Park GP”), CPM GP, LLC (“CPM GP”), Crescent Park Master Fund, L.P. (“Master Fund”) and Eli D. Cohen (collectively, the “Crescent Filers”). The business address of the Crescent Filers is 1900 University Avenue, Suite 501, East Palo Alto, California 94303. Crescent Park is an investment adviser to several private investment funds, including Master Fund which directly holds 1,647,068 Class A ordinary shares. CPM GP is the general partner of Crescent Park. Crescent Park GP is the general partner of the Funds. Mr. Cohen is the controlling person of Crescent Park and Crescent Park GP. By virtue of these relationships Crescent Park, CPM GP, Crescent Park GP and Mr. Cohen may be deemed to beneficially own 2,390,000 Class A ordinary shares.

(16)	Includes 500,000 shares of New Redwire Common Stock to be purchased by Crescent Park in the PIPE Financing.
(17)	Consists of 200,000 shares of New Redwire Common Stock to be purchased by Mr. Bolton in the PIPE Financing.
(18)

Holdings is controlled by AE Industrial Partners Fund II, LP, AE Industrial Partners Fund II-A, LP and AE Industrial Partners Fund II-B, LP (collectively the “AE Partners Funds”). The general partner of the AE Partners Funds is AE Industrial Partners Fund II GP, LP, which in turn is managed by its general partner AeroEquity GP, LLC. AeroEquity GP, LLC is controlled by its managing members, Michael Greene and David Rowe. Messrs. Greene and Rowe make all voting and investment decisions with respect to the securities held by Holdings. Each of the entities and individuals named above disclaims beneficial ownership of the New Redwire Common Stock held of record by Holdings, except to the extent of its pecuniary interest therein. The business address of each of the foregoing entities and persons is 2500 N. Military Trail, Suite 470, Boca Raton, Florida 33431.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions—GPAC

Class B Ordinary Shares

In July 2020, prior to GPAC’s initial public offering, GPAC issued 5,750,000 founder shares to its Sponsor in exchange for a capital contribution of $25,000, or approximately $0.004 per share. On November 16, 2020, the Sponsor effected a surrender of 1,437,500 founder shares to GPAC for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 5,750,00 to 4,312,500. Upon the consummation of GPAC’s initial public offering, the Sponsor forfeited an additional 218,094 founder shares to GPAC as a result of the underwriter not exercising the over-allotment option in full, which resulted in a further decrease in the total number of outstanding Class B ordinary shares from 4,312,500 to 4,094,406. As a result of such forfeitures, the number of issued and outstanding founder shares represents 20% of GPAC’s issued and outstanding ordinary shares after GPAC’s initial public offering.

Private Placement Warrants

Simultaneous with the consummation of GPAC’s initial public offering, GPAC consummated a private placement pursuant to which the Sponsor purchased 7,292,541 private placement warrants at a price of $1.00 per private placement warrant, generating total proceeds to GPAC of $7,292,541. Each private placement warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. The private placement warrants (including the Class A ordinary shares issuable upon exercise thereof) purchased by the Sponsor may not, subject to certain limited exceptions, be transferred, assigned or sold by such holders. The private placement warrants purchased by the Sponsor are non-redeemable so long as they are held by the Sponsor or its permitted transferees. The private placement warrants held by the Sponsor or its permitted transferees may also be exercised by such holders for cash or on a cashless basis. Otherwise, such private placement warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period.

In addition, Jefferies, an underwriter for our initial public offering and our exclusive capital markets advisor and placement agent in connection with the PIPE Financing, purchased 439,627 private placement warrants for an aggregate purchase price of $439,627, or $1.00 per warrant, in the private placement that occurred simultaneously with the consummation of our initial public offering. The private placement warrants purchased by Jefferies are identical to the public warrants, except that they are non-redeemable and are exercisable on a cashless basis for as long as such private placement warrants are held by Jefferies or its permitted transferees. Additionally, for so long as such private placement warrants are held by Jefferies or its designees or affiliates, they may not be exercised after five years from the effective date of the registration statement of which this prospectus forms a part. The private placement warrants purchased by Jefferies have been deemed compensation by FINRA and therefore are subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of the FINRA Manual commencing on the effective date of the registration statement filed in connection with our initial public offering. Pursuant to FINRA Rule 5110(g)(1), these securities may not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of such registration statement. Additionally, the private placement warrants (including the Class A ordinary shares issuable upon exercise thereof) purchased by Jefferies may not be sold, transferred, assigned, pledged or hypothecated for 180 days following the effective date of such registration statement except to any selected dealer that participated in our initial public offering and the bona fide officers or partners of the underwriters and any such participating selected dealer. The private placement warrants (including the Class A ordinary shares issuable upon exercise) purchased by Jefferies will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except with respect to permitted transferees as described in such registration statement).

Pursuant to the Warrant Forfeiture Agreement, immediately prior to (and contingent upon) the Closing, the Sponsor and Jefferies will surrender and forfeit to GPAC for no consideration an aggregate of 2,000,000 private placement warrants, with such amount of warrants corresponding to the number of newly issued warrants to purchase shares of New Redwire Common Stock to be issued by New Redwire to Holdings upon consummation of the Business Combination. Of such surrendered and forfeited private placement warrants, 1,886,000 will be surrendered and forfeited by the Sponsor and 114,000 will be surrendered and forfeited by Jefferies. The new warrants to be issued to Holdings will be identical to the private placement warrants surrendered and forfeited by the Sponsor and Jefferies, including that such newly issued warrants will be designated as private placement warrants under the GPAC Warrant Agreement.

Units

The managing member of GPAC’s sponsor, Genesis Park II, LP (“Genesis Park”), purchased 1,000,000 units in GPAC’s initial public offering at the public offering price of $10.00 per unit, generating total proceeds of $10,000,000. Genesis Park has agreed to vote the Class A ordinary shares underlying such units in favor of the Business Combination and the other proposals being presented at the extraordinary general meeting. Accordingly, it is possible that other public shareholders holding only 5,141,609 of the other public shares would be required to approve the Business Combination, depending on the number of shares that are present at the meeting to approve such transaction. Of this amount, 145,000 public shares may be held by certain of our directors who purchased such number of units in our initial public offering at the public offering price of $10.00 per unit, including Mr. Hobby, who purchased 100,000 of such shares and 50,000 public shares may be held by a manager of the general partner of Genesis Park. In addition, 2,547,125 public shares may be held by funds managed by Crescent Park (the “Crescent Park Funds”), which has, pursuant to a Voting and Support Agreement entered into with Holdings and Cosmos, agreed, among other things, to vote all of the ordinary shares held by the Crescent Park Funds in favor of the Business Combination and the other proposals being presented at the extraordinary general meeting and not to elect to redeem or tender or submit for redemption their ordinary shares in connection with the Business Combination.

As a result of the founder shares, private placement warrants and units that Genesis Park may hold (directly or indirectly), it may have different interests with respect to a vote on an initial business combination than other public shareholders.

Related Party Loans

Prior to the closing of our initial public offering, the Sponsor agreed to loan us up to an aggregate of $300,000 to be used to fund a portion of the expenses of our initial public offering. Through March 31, 2021, we had borrowed $30,000 under such promissory note. These loans were non-interest bearing, unsecured and were repaid in full on November 27, 2020.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from New Redwire with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the proxy solicitation materials or tender offer documents, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such proxy solicitation materials or tender offer documents, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Administrative Services Agreement

Effective November 27, 2020, GPAC entered into an agreement to pay monthly expenses of $15,000 for office space, administrative services, and support services to the Sponsor. The agreement terminates upon the earlier of the completion of a business combination or the liquidation of GPAC.

GPAC Registration and Shareholder Rights Agreement

GPAC has previously entered into a registration and shareholder rights agreement pursuant to which its initial shareholders and their permitted transferees, if any, are entitled to certain registration rights with respect to the private placement warrants, the securities issuable upon conversion of working capital loans (if any), and the Class A ordinary shares issuable upon exercise of the foregoing and upon conversion of the founder shares. Pursuant to such registration and shareholder rights agreement, the Sponsor, upon and following consummation of our initial business combination, will be entitled to nominate three individuals for election to the board of directors of the surviving company, as long as the Sponsor holds any securities covered by such registration and shareholder rights agreement.

Genesis Park Investments in New Redwire

In connection with the execution of the Merger Agreement, GPAC entered into a subscription agreement with Genesis Park pursuant to which (i) GPAC has agreed to issue and sell to Genesis Park, and Genesis Park has agreed to subscribe for and purchase from GPAC, an aggregate of 1,000,000 shares of New Redwire Common Stock at a purchase price of $10.00 per share for aggregate gross proceeds of $10,000,000 and (ii) GPAC entered into a subscription agreement with each of Mr. Hobby and Mr. Gibson, each of whom is a manager of the general partner of Genesis Park, and GP Three Holdings GP, LLC an entity controlled by Mr. Hobby (“GP III”) pursuant to which GPAC has agreed to issue and sell to Mr. Hobby, Mr. Gibson and GP III, and each of Mr. Hobby, Mr. Gibson and GP III has agreed to subscribe for and purchase from GPAC, an aggregate of 300,000 shares of New Redwire Common Stock at a purchase price of $10.00 per share for aggregate gross proceeds of $3,000,000. The obligation of each of (i) GPAC, on the one hand, and Genesis Park, Mr. Hobby, Mr. Gibson and GP III, on the other hand, to consummate the purchase and sale of such 1,300,000 shares of New Redwire Common Stock pursuant to such Subscription Agreements, is in each case conditioned on all conditions set forth in the Merger Agreement having been satisfied or waived and other customary closing conditions. Each such Subscription Agreement has been approved by GPAC’s audit committee in accordance with GPAC’s related persons transaction policy and will terminate upon the earlier to occur of (i) the termination of the Merger Agreement and (ii) the mutual written agreement of the parties thereto.

Following the consummation of the Business Combination, Genesis Park, Mr. Hobby, Mr. Gibson, GP III and the Sponsor will collectively own 6,544,406 shares of New Redwire Common Stock, which collectively will represent approximately 10.8% of the outstanding shares of New Redwire Common Stock, assuming that the maximum number of GPAC Class A ordinary shares are redeemed such that the remaining funds held in the trust account after the payment of the redeeming shares’ pro-rata allocation are sufficient to satisfy the Minimum Closing Cash Condition of $185,000,000.

Certain Relationships and Related Person Transactions—Redwire

Consulting Agreement

Redwire is a party to a Consulting Agreement, dated March 2, 2020 (the “Consulting Agreement”), as amended June 25, 2020, by and among the Redwire Subsidiaries and AE pursuant to which Redwire receives consulting services from AE related to business and financial management. Under the Consulting Agreement, AE receives a fee that is equal to 3.5% of EBITDA for the applicable fiscal year, subject to an annual floor of $600,000 and AE is entitled to reimbursement for all reasonable out-of-pocket fees and expenses, including the costs of services providers, attorneys, accountants, investment bankers, management, or restructuring, real estate, or other consultants, or other similar agents, advisors, or representatives engaged by AE or its affiliates in connection with AE’s performance of services thereunder. The parties will terminate the Consulting Agreement in connection with the closing of the Business Combination.

Trademark Rights

In June 2020, Cosmos acquired the rights to the “Redwire” trademark from three individuals, including two of our executive officers, Peter Cannito and Faith Horowitz, in exchange for an equal share of an aggregate of 300,000 class A common units, which had a total fair value of approximately $300,000 at the time of the acquisition.

Parent Company Support

AE Industrial Partners Fund II, LP, AE Industrial Partners Fund II-A, LP and AE Industrial Partners Fund II-B, LP, the Company’s majority owners, entered into a written support letter, dated as of July 6, 2021, with the Company to provide additional funding of up to $20 million to support its operating, investing and financing activities, in each case to the extent the Company is unable to obtain such support from another source. This additional liquidity commitment extends through the earlier of July 15, 2022, or up to the point at which the Company’s unencumbered cash balance first exceeds $30 million, including as a result of a capital transaction at an earlier date.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

GPAC is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act, Cayman Islands law generally and the Existing Governing Documents govern the rights of its shareholders. The Cayman Islands Companies Act and Cayman Islands law generally differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Governing Documents. As a result, when you become a stockholder of New Redwire, your rights will differ in some regards as compared to when you were a shareholder of GPAC.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of GPAC and New Redwire according to applicable law and/or the organizational documents of GPAC and New Redwire. You also should review the Proposed Certificate of Incorporation and the Proposed Bylaws of New Redwire attached hereto as Annex C and Annex D to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to GPAC and New Redwire.

Delaware	Cayman Islands

Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/ subsidiary mergers) require shareholder approval.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Vote for Routine Matters

Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at a meeting at which a quorum is present and entitled to vote on the subject matter.

Minority shareholders that dissent from a Cayman Islands statutory merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Appraisal Rights

Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	The Proposed Governing Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but at any time when

Delaware	Cayman Islands

Holdings and its permitted transferees beneficially own 50% or more of the voting power of New Redwire, any action may be taken without a meeting, without prior notice and without a vote. If Holdings and its permitted transferees own less than 50% of the voting power of New Redwire, any action required or permitted to be effected by the stockholders must be taken at a duly called meeting (provided, however, that holders of New Redwire Preferred Stock voting separately as a series or a class of such series may take action without a meeting, without prior notice and without a vote, to the extent provided for in the applicable certificate of designation related to such New Redwire Preferred Stock).

Inspection of Books and Records

Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits

A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Governing Documents Proposal D).

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors

Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers

A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud, dishonesty or willful default or to protect from consequences of committing a crime.

Delaware	Cayman Islands

Limited Liability of Directors

Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be limited, except with regard to their own fraud or willful default.

DESCRIPTION OF NEW REDWIRE SECURITIES

The following summary of certain provisions of New Redwire securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws, and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/ prospectus as Annex C and Annex D, respectively.

General

Upon the consummation of the Business Combination, New Redwire’s authorized capital stock will consist of 500,000,000 shares of common stock, par value $0.0001 per share, of New Redwire (the “New Redwire Common Stock”), and 100,000,000 shares of preferred stock, par value $0.0001 per share, of New Redwire (the “New Redwire Preferred Stock”). Upon the consummation of the Business Combination, New Redwire expects to have 59,667,732 shares of New Redwire Common Stock outstanding, assuming 8,004,296 of GPAC’s outstanding public shares (being GPAC’s estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the Minimum Closing Cash Condition based on a per share redemption price of $10.15 per share) are redeemed in connection with the Business Combination. and expects to have no shares of New Redwire Preferred Stock outstanding. The following description of New Redwire capital stock is intended as a summary only and is qualified in its entirety by reference to New Redwire Proposed Certificate of Incorporation and Proposed Bylaws to be in effect upon the consummation of the Business Combination, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the Delaware General Corporation Law (“DGCL”).

Common Stock

Dividend Rights

Subject to applicable law and the rights, if any, of the holders of any outstanding series of New Redwire Preferred Stock or any class or series of stock having a preference over or the right to participate with the New Redwire Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the New Redwire Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the New Redwire Board in its discretion shall determine.

Voting Rights

Each outstanding share of New Redwire Common Stock will be entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of New Redwire Common Stock will not have cumulative voting rights.

Preemptive Rights

New Redwire Common Stock will not be entitled to preemptive or other similar subscription rights to purchase any of New Redwire’s securities.

Conversion or Redemption Rights

New Redwire Common Stock will be neither convertible nor redeemable.

Liquidation Rights

Upon New Redwire’s liquidation, the holders of New Redwire Common Stock will be entitled to receive pro rata New Redwire’s assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of New Redwire Preferred Stock then outstanding.

Preferred Stock

The New Redwire Board may, without further action by New Redwire’s stockholders, from time to time, direct the issuance of shares of New Redwire Preferred Stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the New Redwire Common Stock. Satisfaction of any dividend preferences of outstanding shares of New Redwire Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of New Redwire Common Stock. Holders of shares of New Redwire Preferred Stock may be entitled to receive a preference payment in the event of New Redwire’s liquidation before any payment is made to the holders of shares of New Redwire Common Stock. Under certain circumstances, the issuance of shares of New Redwire Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of New Redwire’s securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the New Redwire Board may issue shares of New Redwire Preferred Stock with voting and conversion rights which could adversely affect the holders of shares of New Redwire Common Stock.

Warrants

Public Warrants

Upon consummation of the Business Combination, each whole warrant of GPAC will automatically entitle the registered holder to purchase one whole share of New Redwire Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our Business Combination. Pursuant to the GPAC Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of New Redwire Common Stock pursuant to the exercise for cash of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of New Redwire Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of New Redwire Common Stock upon exercise of a warrant unless New Redwire Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt from the registration or qualifications requirements of the securities laws of the state of residence of the registered holder of the warrants. Notwithstanding the foregoing, if a registration statement covering the shares of New Redwire Common Stock issuable upon exercise of the public warrants has not been declared effective by the end of 60 business days following the closing of our Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act.

We have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our Business Combination, we will use our reasonable best efforts to file with the SEC, and within 60 business days following our Business Combination to have declared effective, a registration statement covering the issuance of the shares of New Redwire Common Stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of New Redwire Common Stock until the warrants expire or are redeemed, as specified in the GPAC Warrant Agreement. If a registration statement covering the shares of New Redwire Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of our Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if New Redwire Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, New Redwire may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the reported last sale price of the New Redwire Common Stock (or the closing bid price of New Redwire Common Stock in the event shares of New Redwire Common Stock are not traded on any specific day) equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by New Redwire, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the New Redwire Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of New Redwire Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of New Redwire Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Redwire Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the New Redwire Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New Redwire Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of New Redwire Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of New Redwire Common Stock is increased by a stock dividend payable in shares of New Redwire Common Stock, or by a split-up of shares of New Redwire Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of New Redwire Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of New Redwire Common Stock. A rights offering to holders of New Redwire Common Stock entitling holders to purchase shares of New Redwire Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of New Redwire Common Stock equal to the product of (i) the number of shares of New Redwire Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New Redwire Common Stock) and (ii) one minus the quotient of (x) the price per share of New Redwire Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (A) if the rights offering is for securities convertible into or exercisable for New Redwire Common Stock, in determining the price payable for New Redwire Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (B) fair market value means the volume weighted average price of New Redwire Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of New Redwire Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of New Redwire Common Stock on account of such shares of New Redwire Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of New Redwire Common Stock in connection with a proposed Business Combination, (d) to satisfy the redemption rights of the holders of New Redwire Common Stock properly submitted in connection with a shareholder vote to amend the Existing Governing Documents (i) to modify the substance or timing of GPAC’s obligation to provide for the redemption of its public shares in connection with an initial business combination or to redeem 100% of its public shares if GPAC does not complete its initial business combination by May 27, 2022 or (ii) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity and (e) the redemption of GPAC’s public shares if GPAC is unable to complete its initial business combination by May 27, 2022, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Redwire Common Stock in respect of such event.

If the number of outstanding shares of our New Redwire Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of New Redwire Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New Redwire Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New Redwire Common Stock.

Whenever the number of shares of New Redwire Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Redwire Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New Redwire Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of New Redwire Common Stock (other than those described above or that solely affects the par value of such shares of New Redwire Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of New Redwire Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our New Redwire Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of New Redwire Common Stock in such a transaction is payable in the form of New Redwire Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the GPAC Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the GPAC Warrant Agreement) of the warrant.

The warrants were issued in registered form under the GPAC Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The GPAC Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of a majority of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of New Redwire Common Stock and any voting rights until they exercise their warrants and receive shares of New Redwire Common Stock. After the issuance of shares of New Redwire Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of New Redwire Common Stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of New Redwire Common Stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the shares of New Redwire Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to officers and directors and other persons or entities affiliated with the Sponsor, Jefferies or Holdings) and they will not be redeemable by us, so long as they are held by the Sponsor, Jefferies, Holdings or their respective permitted transferees. Additionally, for so long as the private placement warrants are held by Jefferies or its designees or affiliates, they may not be exercised after five years from GPAC’s initial public offering. The Sponsor, Jefferies, Holdings and their respective permitted transferees have the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the Sponsor, Jefferies, Holdings or their respective permitted transferees, the private placement warrants will be redeemable by New Redwire and exercisable by the holders on the same basis as the warrants included in the units sold in GPAC’s initial public offering.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of New Redwire Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Redwire Common Stock ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of the shares of New Redwire Common Stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the shares of New Redwire Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor, Jefferies, Holdings or their respective permitted transferees is because, in the case of the Sponsor and its permitted transferees, it is not known at this time whether they will be affiliated with New Redwire following an initial business combination and, in the case of Jefferies, Holdings and their respective permitted transferees, the Sponsor, Jefferies and Holdings agreed that the private placement warrants purchased by Jefferies and issued to Holdings in connection with the closing of the Business Combination would have the same terms as the private placement warrants purchased by the Sponsor. If the Sponsor or Holdings or any of their respective permitted transferees is affiliated with New Redwire, their ability to sell New Redwire securities in the open market will be significantly limited. We expect that New Redwire will have policies in place that prohibit insiders from selling New Redwire securities, except during specific periods of time. Even during such periods of time when insiders will be permitted to sell New Redwire securities, an insider cannot trade in New Redwire securities if such insider is in possession of material nonpublic information. Accordingly, unlike public shareholders who could exercise their warrants and sell the New Redwire Common Stock issuable upon such exercise freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Pursuant to the Investor Rights Agreement, the private placement warrants and the warrants that are issued to Holdings at the closing of the Business Combination may not be sold, transferred, pledged, or otherwise disposed of for 30 days after closing of the Business Combination.

Quorum

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote at the meeting, present in person, or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law, the rules of any stock exchange upon which New Redwire’s securities are listed or provided by the Proposed Certificate of Incorporation or Proposed Bylaws; provided, however, that where a separate vote by a class or series or classes or series is required, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of New Redwire issued and outstanding and entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. If, however, such quorum will not be present or represented at any meeting of the stockholders, the chairperson of the meeting or stockholders holding a majority in voting power of the shares of stock of New Redwire, present in person or by proxy and entitled to vote thereon, shall have the power to adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Anti-Takeover Effects of New Redwire’s Proposed Certificate of Incorporation and New Redwire’s Proposed Bylaws

New Redwire’s Proposed Certificate of Incorporation, Proposed Bylaws and the DGCL will contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the New Redwire Board. These provisions are intended to avoid costly takeover battles, reduce New Redwire’s vulnerability to a hostile change of control and enhance the ability of the New Redwire Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that may result in a premium over the prevailing market price for the shares of New Redwire Common Stock held by stockholders. These provisions include:

•

Classified Board: New Redwire’s Proposed Certificate of Incorporation will provide that the New Redwire Board will be divided into three classes of directors, with the classes as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of the New Redwire Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the New Redwire Board. New Redwire’s Proposed Certificate of Incorporation will also provide that, subject to any rights of holders of New Redwire Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by the New Redwire Board. Upon completion of the Business Combination, New Redwire expects that the New Redwire Board will have seven members. See the sections entitled “Management of New Redwire Following the Business Combination.”

•

Stockholder Action by Written Consent: New Redwire’s Proposed Certificate of Incorporation will preclude stockholder action by written consent at any time when Holdings and its permitted transferees beneficially own, in the aggregate, less than 50% in voting power of the stock of New Redwire entitled to vote generally in the election of directors.

•

Special Meetings of Stockholders: New Redwire’s Proposed Certificate of Incorporation and Proposed Bylaws will provide that, except as required by law, special meetings of New Redwire’s stockholders may be called at any time only by or at the direction of the New Redwire Board or the chairman of the New Redwire Board. New Redwire’s Proposed Bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of New Redwire.

•

Advance Notice Procedures: New Redwire’s Proposed Bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of New Redwire’s stockholders, including proposed nominations of persons for election to the New Redwire Board. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the New Redwire Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given New Redwire’s Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the Proposed Bylaws will not give the New Redwire Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Proposed Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of New Redwire.

•	Removal of Directors; Vacancies: New Redwire’s Proposed Certificate of Incorporation will provide that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when Holdings and its permitted transferees beneficially own, in the aggregate, less than 50% in voting power of the stock of New Redwire entitled to vote generally in the election of directors, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of New Redwire entitled to vote thereon, voting together as a single class. In addition, New Redwire’s Proposed Certificate of Incorporation will provide that, subject to the rights of any holders of New Redwire Common Stock under the Investor Rights Agreement and the rights granted to one or more series of New Redwire Preferred Stock then outstanding, at any time when Holdings and its permitted transferees beneficially own, in the aggregate, less than 50% in voting power of the stock of New Redwire, any newly created directorship on the New Redwire Board that results from an increase in the number of directors and any vacancies on the New Redwire Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director.

•

Supermajority Approval Requirements: New Redwire’s Proposed Certificate of Incorporation and Proposed Bylaws will provide that the New Redwire Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, New Redwire’s Proposed Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware and New Redwire’s Proposed Certificate of Incorporation. The Proposed Bylaws may be amended or repealed, and new bylaws may be adopted, by the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all the then-outstanding shares of stock entitled to vote on such amendment, repeal or adoption, voting together as a single class; provided, however, that if the New Redwire Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of stock entitled to vote on such amendment or repeal, voting together as a single class. At any time when Holdings and its permitted transferees beneficially own, in the aggregate, less than 50% in voting power of all outstanding shares of the stock of New Redwire entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of New Redwire’s bylaws by New Redwire’s stockholders will require the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of New Redwire entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

New Redwire’s Proposed Certificate of Incorporation will provide that at any time when Holdings and its permitted transferees beneficially own, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, the following provisions in New Redwire’s Proposed Certificate of Incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2⁄3% (as opposed to a majority threshold that would apply if Holdings and its permitted transferees beneficially own, in the aggregate, 50% or more) in voting power of all the then-outstanding shares of stock of New Redwire entitled to vote thereon, voting together as a single class:

•	the provision requiring a 66 2⁄3% supermajority vote for stockholders to amend New Redwire’s Proposed Bylaws;

•	the provisions providing for a classified board of directors (the election and term of New Redwire’s directors);

•	the provisions regarding resignation and removal of directors;

•	the provisions regarding entering into business combinations with interested stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding filling vacancies on the New Redwire Board and newly created directorships;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director;

•	the provision requiring exclusive forum in Delaware; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2⁄3% supermajority vote.

The combination of the classification of the New Redwire Board, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for New Redwire’s existing stockholders to replace the New Redwire Board as well as for another party to obtain control of us by replacing the New Redwire Board. Because the New Redwire Board has the power to retain and discharge New Redwire’s officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

Authorized but Unissued Shares

New Redwire’s authorized but unissued shares of New Redwire Common Stock and New Redwire Preferred Stock will be available for future issuance without stockholder approval, subject to stock exchange rules, at the discretion of the New Redwire Board. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. One of the effects of the existence of authorized but unissued New Redwire Common Stock or New Redwire Preferred Stock may be to enable the New Redwire Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of New Redwire’s management and possibly deprive New Redwire’s stockholders of opportunities to sell their shares of New Redwire Common Stock at prices higher than prevailing market prices.

Business Combinations

Upon completion of the Business Combination, New Redwire will not be subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: (i) before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or (iii) at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares.

New Redwire will opt out of Section 203; however, New Redwire’s Proposed Certificate of Incorporation will contain similar provisions providing that New Redwire may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, the New Redwire Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of New Redwire’s voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

•

at or subsequent to such time, the business combination is approved by the New Redwire Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of New Redwire that is not owned by the interested stockholder; or

•

the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between New Redwire and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with the New Redwire Board because the stockholder approval requirement would be avoided if the New Redwire Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the New Redwire Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

New Redwire’s Proposed Certificate of Incorporation will provide that Holdings, and any of its direct or indirect transferees and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, New Redwire’s stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of New Redwire’s stockholders may bring an action in New Redwire’s name to procure a judgment in New Redwire’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New Redwire’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

New Redwire’s Proposed Certificate of Incorporation will provide that, unless New Redwire consents in writing to the selection of an alternative forum, a state court within the State of Delaware (or, if no state court within the State of Delaware has jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for (1) any derivative action or proceeding brought on New Redwire’s behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of New Redwire’s directors, officers or other employees to us or New Redwire’s stockholders, (3) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL, New Redwire’s Proposed Certificate of Incorporation or New Redwire’s Proposed Bylaws, (4) any other action asserting a claim against the Company or any director or officer of the Company that is governed by the internal affairs doctrine or (5) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL; provided that for the avoidance of doubt, the forum selection provision that identifies a state court within the State of Delaware as the exclusive forum for certain litigation, including any “derivative action”, will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of New Redwire’s capital stock will be deemed to have notice of and to have consented to the provisions of New Redwire’s Proposed Certificate of Incorporation described above. Although GPAC believes these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or New Redwire’s directors and officers.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. New Redwire’s Proposed Certificate of Incorporation will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that New Redwire has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of New Redwire’s officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are New Redwire’s or New Redwire’s subsidiaries’ employees. New Redwire’s Proposed Certificate of Incorporation will provide that, to the fullest extent permitted by law, none of Holdings or any director who is not employed by us (including any non-employee director who serves as one of New Redwire’s officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which New Redwire’s or New Redwire’s affiliates now engage or propose to engage or (2) otherwise competing with New Redwire’s or New Redwire’s affiliates. In addition, to the fullest extent permitted by law, in the event that Holdings or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or New Redwire’s affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of New Redwire’s affiliates and they may take any such opportunity for themselves or offer it to another person or entity. New Redwire’s Proposed Certificate of Incorporation will not renounce New Redwire’s interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless New Redwire would be permitted to undertake the opportunity under New Redwire’s Proposed Certificate of Incorporation, New Redwire has sufficient financial resources to undertake the opportunity, and the opportunity would be in line with New Redwire’s business.

Limitation of Director Liability

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. New Redwire’s Proposed Certificate of Incorporation will include a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions will be to eliminate the rights of us and New Redwire’s stockholders, through stockholders’ derivative suits on New Redwire’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

New Redwire’s Proposed Bylaws will provide that New Redwire must indemnify and advance expenses to New Redwire’s directors and officers to the fullest extent authorized by the DGCL. New Redwire also will be expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for New Redwire’s directors, officers and certain employees for some liabilities. GPAC believes that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification and advancement provisions that will be included in New Redwire’s Proposed Certificate of Incorporation and Proposed Bylaws may discourage stockholders from bringing a lawsuit against directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and New Redwire’s stockholders. In addition, your investment may be adversely affected to the extent New Redwire pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of New Redwire’s directors, officers or employees for which indemnification is sought.

Rule 144

Pursuant to Rule 144 under the Securities Act, a person who has beneficially owned restricted shares of New Redwire Common Stock or warrants for at least six months would be entitled to sell his, her or its securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) New Redwire is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as New Redwire was required to file reports) preceding the sale. However, Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. Rule 144 does include an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the initial holders and purchasers of placement units will be able to sell their founder shares, placement shares, placement warrants and warrants that may be issued on conversion of loans by the Sponsor, affiliates of the Sponsor or members of our management team (and shares issued upon their exercise), as applicable, pursuant to and in accordance with Rule 144 without registration one year after New Redwire has completed our initial business combination. However, if they remain one of our affiliates, they will only be permitted to sell a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by New Redwire’s affiliates under Rule 144 would also limited be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

As of the date of this proxy statement/prospectus, we had 20,472,028 ordinary shares outstanding. Of these shares, the 16,377,622 Class A ordinary shares sold in our initial public offering are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144. All of the 4,094,406 founder shares and 7,732,168 private placement warrants are restricted securities under Rule 144 because they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus, there are 15,920,979 warrants outstanding to purchase our Class A ordinary shares, consisting of 8,188,811 public warrants originally sold as part of units in our initial public offering and 7,732,168 private placement warrants in the private placement, of which an aggregate of 2,000,000 warrants are subject to cancellation and forfeiture in accordance with the Warrant Forfeiture Agreement, with such amount of warrants corresponding to the number of newly issued warrants to purchase shares of New Redwire Common Stock to be issued to Holdings upon consummation of the Business Combination. Of such surrendered and forfeited private placement warrants, 1,886,000 will be surrendered and forfeited by the Sponsor and 114,000 will be surrendered and forfeited by Jefferies. The new warrants to be issued to Holdings will be identical to the private placement warrants, including that such newly issued warrants will be designated as private placement warrants under the GPAC Warrant Agreement. New Redwire has agreed to use reasonable best efforts to file a registration statement with respect to the New Redwire Common Stock issuable upon exercise of the public warrants. See “— Registration Rights” below for additional information.

Registration Rights

The holders of the founder shares, private placement warrants and warrants that may be issued upon conversion of working capital loans (and any shares of New Redwire Common Stock issuable upon the exercise of the private placement warrants or warrants issued upon conversion of the working capital loans) have been granted registration rights in connection with our initial public offering as described under “Certain Relationships and Related Transactions — Certain Relationships and Related Person Transactions—GPAC.”

New Redwire has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, New Redwire will use reasonable best efforts to file with the SEC, and within 60 business days following our initial business combination to have declared effective, a registration statement covering the issuance of the shares of New Redwire Common Stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of New Redwire Common Stock until the warrants expire or are redeemed, as specified in the GPAC Warrant Agreement.

Transfer Agent and Registrar

The transfer agent and registrar for New Redwire Common Stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 1 State Street, 30th Floor, New York, New York 10004.

Listing

New Redwire intends to apply for listing, to be effective at the time of the business combination, of New Redwire Common Stock on the NYSE under the symbol “RDW”.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW REDWIRE COMMON STOCK

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Redwire Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Redwire at the time of, or at any time during the three months preceding, a sale and (ii) New Redwire is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New Redwire was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New Redwire Common Stock shares for at least six months but who are affiliates of New Redwire at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of New Redwire Common Stock then outstanding; or

•	the average weekly reported trading volume of the New Redwire Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Redwire under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Redwire.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell its Class B ordinary shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination. Absent registration under the Securities Act, other stockholders who receive restricted securities will not be permitted to sell their restricted securities under Rule 144 earlier than one year after we have completed our initial business combination.

We anticipate that following the consummation of the Business Combination, New Redwire will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing, and, in the case of business other than nominations of persons for election to the New Redwire Board, such other business must constitute a proper matter for stockholder action under applicable law. To be timely, a stockholder’s notice shall be delivered to the secretary not earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting nor later than the close of business on the 90th calendar day prior to the first anniversary of the date of the preceding year’s annual meeting; provided, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 70 calendar days after the anniversary date of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year (other than in connection with calendar year 2021), notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to the date of such annual meeting and not later than the close of business on the later of the 90th calendar day prior to the date of such annual meeting or the tenth calendar day following the calendar day on which public announcement of the date of such meeting is first made.

Stockholder Director Nominees

The Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws. In addition, the stockholder must give timely notice to the secretary in accordance with the Proposed Bylaws, which, in general, require that the notice be received by the secretary within the time periods described above under “Stockholder Proposals and Nominations—Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the GPAC Board, any committee chairperson or the non- management directors as a group by writing to the GPAC Board or committee chairperson in care of Genesis Park Acquisition Corp., 2000 Edwards Street, Suite B, Houston, Texas 77007. Following the Business Combination, such communications should be sent in care of Redwire Corporation, 8226 Philips Highway, Suite 101, Jacksonville, Florida 32256. Each such communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Willkie Farr & Gallagher LLP, New York, NY, has passed upon the validity of the securities of New Redwire offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Genesis Park Acquisition Corp. as of December 31, 2020 and for the period from July 29, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Cosmos Intermediate, LLC (“Successor”) as of December 31 2020 and for the period from February 10, 2020 to December 31, 2020 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of In Space Group, Inc. (“Predecessor”) as of December 31, 2019, for the year ended December 31, 2019 and for the period from January 1, 2020 to June 21, 2020 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Roccor, LLC as of December 31, 2019 and 2018 and for the years then ended included in this prospectus have been so included in reliance on the report of Plante & Moran, PLLC, an independent accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Adcole Maryland Aerospace, LLC as of March 1, 2020 and December 31, 2019, the period from January 1, 2020 to March 1, 2020 and for the year ended December 31, 2019 included in this Prospectus have been so included in reliance on the report of BDO USA, LLP, an independent auditor, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Deployable Space Systems, Inc. as of December 31, 2020 and for the year then ended included in this prospectus have been so included in reliance on the report of Plante & Moran, PLLC, an independent accounting firm, given on the authority of said firm as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, GPAC and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of GPAC’s annual report to shareholders and GPAC’s proxy statement. Upon written or oral request, GPAC will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that GPAC delivers single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that GPAC delivers single copies of such documents in the future. Shareholders may notify GPAC of their requests by calling or writing GPAC at its principal executive offices at 2000 Edwards Street, Suite B, Houston, Texas 77007 or (713) 489-4650.

ENFORCEABILITY OF CIVIL LIABILITY

GPAC is a Cayman Islands exempted company. If GPAC does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon GPAC. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against GPAC in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, GPAC may be served with process in the United States with respect to actions against GPAC arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of GPAC’s securities by serving GPAC’s U.S. agent irrevocably appointed for that purpose.

TRANSFER AGENT AND REGISTRAR

The transfer agent for GPAC’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

GPAC has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

GPAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on GPAC at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, GPAC’s corporate website at http://www.genesis-park.com/spac. GPAC’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to GPAC has been supplied by GPAC, and all such information relating to Redwire has been supplied by Redwire. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Morrow Sodali LLC

470 West Avenue

Stamford CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: GNPK.info@investor.morrowsodali.com

INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statements of Genesis Park Acquisition Corp.
Report of Independent Registered Public Accounting Firm	F-3
Financial Statements:
Balance Sheet as of December 31, 2020	F-4
Statement of Operations for the period from July 29, 2020 (inception) through December 31, 2020	F-5
Statement of Changes in Shareholders’ Equity for the period from July 29, 2020 (inception) through December 31, 2020	F-6
Statement of Cash Flows	F-7
Notes to Financial Statements	F-8 to F-23

Unaudited Financial Statements of Genesis Park Acquisition Corp.
Financial Statements:
Consolidated Balance Sheets as of March 31, 2021 (unaudited) and December 31, 2020 (Restated)	F-24
Consolidated Statement of Operations for the quarter ended March 31, 2021	F-25
Consolidated Statement of Changes in Shareholders’ Equity for the quarter ended March 31, 2021 and period from July 29, 2020 (inception) through December 31, 2020	F-26
Consolidated Statement of Cash Flows for the quarter ended March 31, 2021	F-27
Notes to Financial Statements	F-28 to F-42

Audited Consolidated Financial Statements of Cosmos Intermediate, LLC
Report of Independent Registered Public Accounting Firm	F-43
Financial Statements:
Consolidated Balance Sheet as of December 31, 2020 and December 31, 2019	F-45

Consolidated Statement of Operations and Comprehensive (Loss) Income for the period from February 10, 2020 to December 31, 2020, the period from January 1, 2020 to June 21, 2020 and the year ended December 31, 2020

F-46
Consolidated Statement of Changes in Equity for the period from January 1, 2020 to June 21, 2020 and the year ended December 31, 2020	F-47
Consolidated Statement of Cash Flows for the period from February 10, 2020 to December 31, 2020, the period from January 1, 2020 to June 21, 2020 and the year ended December 31, 2020	F-48
Notes to Consolidated Financial Statements	F-49 to F-87

Unaudited Consolidated Financial Statements of Cosmos Intermediate, LLC
Financial Statements:
Condensed Consolidated Balance Sheet as of March 31, 2021 and December 31, 2020 (unaudited)	F-88

Condensed Consolidated Statement of Operations and Comprehensive (Loss) Income for three month period ended March 31, 2021, the period from February 10, 2020 to March 31, 2020 and the three month period ended March 31, 2020 (unaudited)

F-89

Condensed Consolidated Statement of Changes in Equity for the three month period ended March 31, 2021, the period from February 10, 2020 to March 31, 2020 and the three month period ended March 31, 2020 (unaudited)

F-90

Condensed Consolidated Statement of Cash Flows for the three month period ended March 31, 2021, the period from February 10, 2020 to March 31, 2020 and the three month period ended March 31, 2020 (unaudited)

F-91
Notes to Consolidated Financial Statements	F-92 to F-115

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Genesis Park Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Genesis Park Acquisition Corp. (the “Company”), as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from July 29, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 29, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

May 10, 2021

Genesis Park Acquisition Corp.

BALANCE SHEET

DECEMBER 31, 2020

(As Restated)

Assets
Cash	$1,295,380
Prepaid expenses and other current assets	185,011

Total current assets	1,480,391
Cash and marketable securities held in Trust Account	166,243,614

Total Assets	$167,724,005

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$125,000
Due to related party	2,500

Total current liabilities	127,500
Warrant liability	36,549,753
Deferred underwriting discount	5,732,168

Total liabilities	42,409,421

Commitments and Contingencies

Class A ordinary shares subject to possible redemption, 11,853,653 shares at $10.15 per share	120,314,578

Shareholders’ Equity:
Preference shares, $0.0001 par value; 2,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 230,000,000 shares authorized; 4,523,969 shares issued and outstanding (excluding 11,853,653 shares subject to possible redemption)	453
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 4,312,500 shares issued and outstanding (1)	431
Additional paid-in capital	17,260,671
Accumulated deficit	(12,261,549)

Total shareholders’ equity	5,000,006

Total Liabilities and Shareholders’ Equity	$167,724,005

(1)	Includes up to 218,094 Class B ordinary shares that were forfeited to the Company for no consideration due to the over-allotment option expiring unused on January 7, 2021. (See Note 4)

The accompanying notes are an integral part of these financial statements.

Genesis Park Acquisition Corp.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JULY 29, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(As Restated)

General and administrative expenses	$39,657

Loss from operations	(39,657)

Other income
Excess of fair value of Private Placement Warrants	(11,211,642)
Transaction costs	(1,021,001)
Interest income	10,751

Total other income/(expense)	(12,221,892)

Net loss	$(12,261,549)

Weighted average ordinary shares outstanding, basic and diluted – Class A	16,377,622

Basic and diluted net income per ordinary share - Class A	$0.00

Weighted average ordinary shares outstanding, basic and diluted – Class B (1)	3,827,271

Basic and diluted net loss per ordinary share - Class B	$(3.20)

(1)	Excludes up to 218,094 Class B ordinary shares that were forfeited to the Company for no consideration due to the over-allotment option expiring unused on January 7, 2021. (See Note 4)

The accompanying notes are an integral part of these financial statements.

Genesis Park Acquisition Corp.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 29, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(As Restated)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares (1)	Amount
Balance as of July 29, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Class B ordinary shares issued to Sponsor	—	—	4,312,500	431	24,569	—	25,000
Sale of 16,377,622 Units at IPO net of Public Warrant initial fair value	16,377,622	1,638	—	—	146,168,639	—	146,170,277
Offering costs					(8,619,144)		(8,619,144)
Class A ordinary shares subject to possible redemption	(11,853,653)	(1,185)	—	—	(120,313,393)	—	(120,314,578)
Net loss	—	—	—	—	—	(12,261,549)	(12,261,549)

Balance as of December 31, 2020	4,523,969	$453	4,312,500	$431	$17,260,671	$(12,261,549)	$5,000,006

(1)	Includes up to 218,094 Class B ordinary shares that were forfeited to the Company for no consideration due to the over-allotment option expiring unused on January 7, 2021. (See Note 4)

The accompanying notes are an integral part of these financial statements.

Genesis Park Acquisition Corp.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JULY 29, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(As Restated)

Cash Flows from Operating Activities:
Net loss	$(12,261,549)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(10,751)
Transaction costs	1,021,001
Excess of fair value of Private Placement Warrants	11,211,642
Changes in current assets and current liabilities:
Prepaid expenses and other current assets	(185,011)
Accounts payable	125,000
Due to related party	2,500

Net cash used in operating activities	(97,168)

Cash Flows from Investing Activities:
Purchase of investments held in Trust Account	(166,232,863)

Net cash used in investing activities	(166,232,863)

Cash Flows from Financing Activities:
Proceeds from Initial Public Offering, net of underwriter’s fees	160,500,696
Proceeds from private placement	7,732,168
Proceeds from issuance of promissory note to related party	30,000
Repayment of promissory note to related party	(30,000)
Payment of offering costs	(607,453)

Net cash provided by financing activities	167,625,411

Net Change in Cash	1,295,380
Cash - Beginning	—

Cash - Ending	$1,295,380

Supplemental Disclosure of Non-cash Financing Activities:
Value of Class A ordinary shares subject to possible redemption at November 27, 2020	120,335,873

Change in value of Class A ordinary shares subject to possible redemption	(21,295)

Value of Class A ordinary shares subject to possible redemption at December 31, 2020	120,314,578

Deferred underwriting commissions charged to additional paid-in capital	$5,732,168

Initial classification of warrant liability	$36,549,753

Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000

The accompanying notes are an integral part of these financial statements.

Genesis Park Acquisition Corp.

NOTES TO FINANCIAL STATEMENTS

(AS RESTATED)

DECEMBER 31, 2020

Note 1 — Organization and Business Operations

Organization and General

Genesis Park Acquisition Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on July 29, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended (the Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic location.

The Company has selected December 31 as its fiscal year end.

As of December 31, 2020, the Company had not yet commenced any operations. All activity for the period from July 29, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the Initial Public Offering (“IPO”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO and will recognize changes in the fair value of the warrant liability as other income (expense).

Financing

The registration statement for the Company’s IPO was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 23, 2020 (the “Effective Date”). On November 27, 2020, the Company consummated the IPO of 16,377,622 units (the “Units”), including the issuance of 1,377,622 Units as a result of the underwriter’s partial exercise of its over-allotment option. Each Unit consists of one Class A ordinary share, $0.0001 par value (“Ordinary Share”), and one-half of one redeemable warrant (“Warrant”) entitling its holder to purchase one Class A ordinary share at a price of $11.50 per share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $163,776,220 (Note 4).

Simultaneously with the closing of the IPO, the Company consummated the private placement (“Sponsor Private Placement”) with Genesis Park Holdings (“Sponsor”) for an aggregate of 7,292,541 warrants (“Sponsor Private Warrants”), each at a price of $1.00 per Sponsor Private Warrant, generating total proceeds of $7,292,541 and with Jefferies LLC (“Jefferies”), underwriter for the IPO, of an aggregate of 439,627 warrants (the “Jefferies Private Warrants” and together with Sponsor Private Warrants, “Private Warrants”), each at a price of $1.00 per Jefferies Private Warrant, generating total proceeds of $439,627, which is described in Note 5.

Offering costs amounted to $9,640,145 consisting of $3,275,524 of upfront underwriting discount, $5,732,168 deferred underwriter’s discount and $632,453 of other offering costs. Of the offering costs, $1,021,001 is included in transaction costs on the Statement of Operations and $8,619,144 is included in equity.

Trust Account

Following the closing of the IPO on November 27, 2020, an amount of $ 166,232,863 ($10.15 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrant was placed in a trust account (“Trust Account”) which was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act 1940, as amended (the “ Investment Company Act”), with a maturity of 185 days or less. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, the proceeds from IPO and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest to occur of: (a) the completion of the Company’s initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (i) to modify the substance or timing of the Company’s obligation to provide for the redemption of its public shares in connection with an initial Business Combination or to redeem 100% of its public shares if the Company does not complete its initial Business Combination within 18 months from the closing of the IPO or (ii) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, and (c) the redemption of the Company’s public shares if the Company is unable to complete its initial Business Combination within 18 months from November 27, 2020 (the “Combination Period”), the closing of the IPO.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial business combination either (i) in connection with a shareholder meeting called to approve the initial business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial business combination or conduct a tender offer will be made by the Company, solely in its discretion. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.15 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

The ordinary shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination.

If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing redemption rights, if the Company seeks shareholder approval of its initial business combination and the Company does not conduct redemptions in connection with its initial business combination pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association will provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in this offering, without the Company’s prior consent.

The Sponsor and the Company’s officers and directors (the “initial shareholders”) have agreed not to propose any amendment to Amended and Restated Memorandum and Articles of Association (a) that would modify the substance or timing of the Company’s obligation to provide for the redemption of its public shares in connection with an initial business combination or to redeem 100% of our public shares if the Company does not complete its initial business combination within 18 months from the closing of the Proposed Public Offering (the “Combination Period”) or (b) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides its public shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete its initial business combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The initial shareholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if the Company fails to complete its initial business combination within the Combination Period. However, if the initial shareholders acquire public shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete a Business Combination the Combination Period.

On January 13, 2021, the Company announced that the holders of the Units may elect to separately trade the Class A Ordinary Shares and Warrants comprising the Units commencing on January 14, 2021. Those Units not separated will continue to trade on The New York Stock Exchange under the symbol “GNPK.U,” and the Class A Ordinary Shares and Warrants that are separated will trade on The New York Stock Exchange under the symbols “GNPK” and “GNPK WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of the Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into Class A Ordinary Shares and Warrants. (See Note 4)

Liquidity and Capital Resources

As of December 31, 2020, the Company had cash outside the Trust Account of $1,295,380 available for working capital needs. All remaining cash held in the Trust Account is generally unavailable for the Company’s use, prior to an initial Business Combination, and is restricted for use either in a Business Combination, pay tax obligations or to redeem ordinary share. As of December 31, 2020, none of the amount in the Trust Account was available to be withdrawn as described above.

Through December 31, 2020, the Company’s liquidity needs were satisfied through a capital contribution from the Sponsor of $25,000, to cover certain offering costs, in exchange for the founder shares (see Note 6), the loan under an unsecured promissory note from the Sponsor of $30,000 (see Note 6), and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The promissory note from the Sponsor was paid in full on November 27, 2020.

The Company anticipates that the $1,295,380 outside of the Trust Account as of December 31, 2020, will be sufficient to allow the Company to operate for at least the next 12 months from the issuance of these financial statements, assuming that a Business Combination is not consummated during that time. Until consummation of its Business Combination, the Company will be using the funds not held in the Trust Account, and any additional Working Capital Loans (as defined in Note 6) from the shareholders, the Company’s officers and directors, or their respective affiliates (which is described in Note 6), for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.

The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the Company’s estimates of the costs of undertaking in-depth due diligence and negotiating the Business Combination is less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the Business Combination. Moreover, the Company will need to raise additional capital through loans from its Sponsor, officers, directors, or third parties. None of the Sponsor, officers or directors are under any obligation to advance funds to, or to invest in, the Company. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Note 2 — Restatement of Previously issued Financial Statements

On April 12, 2021, the Staff of the SEC issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a Business Combination. The terms described in the SEC Statement are common in SPACs and are similar to the terms contained in the warrant agreement, dated as of November 23, 2020, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”). In response to the SEC Statement, the Company reevaluated the accounting treatment of (i) the 8,188,811 redeemable warrants (the “Public Warrants”) that were included in the Units issued by the Company in the IPO and (ii) the 7,732,168 redeemable warrants that were issued to the Company’s Sponsor and Jefferies, an underwriter for the IPO, in a private placement that closed concurrently with the closing of the IPO (see Note 4, Note 5 and Note 7). The Company previously accounted for the Warrants as components of equity.

In further consideration of the guidance in Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging; Contracts in Entity’s Own Equity, the Company concluded that the terms of the Warrant Agreement preclude the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, management concluded that the Warrants should be recorded as derivative liabilities on the Balance Sheet and measured at fair value at issuance (on the date of the consummation of the IPO) and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the Statement of Operations in the period of the change. In accordance with ASC 825-10 “Financial Instruments”, the Company has concluded that a portion of the transaction costs related to the IPO and the Private Placement, which were previously charged to shareholders’ equity, should be allocated to the Warrants based on their relative fair value against total proceeds, and recognized as transaction costs in the Statement of Operations.

The Company’s management and the audit committee of the Company’s board of directors concluded that it is appropriate to restate (i) the Company’s previously issued audited financial statements as of December 31, 2020 and for the period from July 29, 2020 (inception) through December 31, 2020, as previously reported in its Form 10-K and (ii) certain items on the audited balance sheet dated as of November 27, 2020, as previously reported in a Current Report on Form 8-K filed with the SEC on December 3, 2020. The restated classification and reported values of the Warrants as accounted for under ASC 815-40 are included in the financial statements herein.

The following tables summarize the effect of the restatement on each financial statement line item as of the dates, and for the period, indicated:

	As Previously Reported	Adjustment	As restated
Balance Sheet at November 27, 2020
Warrant liability	$—	$36,549,753	$36,549,753
Total liabilities	5,680,163	36,549,753	42,229,916
Class A ordinary shares subject to possible redemption	156,885,627	(36,549,754)	120,335,873
Class A ordinary shares	92	360	442
Additional paid-in capital	5,007,093	12,232,284	17,239,377
Accumulated deficit	(7,611)	(12,232,643)	(12,240,254)
Total Shareholders’ Equity	5,000,005	1	5,000,006

Balance Sheet at December 31, 2020
Warrant liability	$—	$36,549,753	$36,549,753
Total liabilities	5,859,668	36,549,753	42,409,421
Class A ordinary shares subject to possible redemption	156,864,332	(36,549,754)	120,314,578
Class A ordinary shares	93	360	453
Additional paid-in capital	5,028,387	12,232,284	17,260,671
Accumulated deficit	(28,906)	(12,232,643)	(12,261,549)
Total Shareholders’ Equity	$5,000,005	$1	$5,000,006

Statement of Operations for the period from July 29, 2020 (inception) through December 31, 2020
Excess of fair value of Private Placement Warrants	—	(11,211,642)	(11,211,642)
Transaction costs	$—	$(1,021,001)	$(1,021,001)
Total other income/(expense)	10,751	(12,232,643)	(12,221,892)
Net Loss	(28,906)	(12,232,643)	(12,261,549)
Basic and diluted net loss per share, Class B Ordinary shares	$0.00	$(3.20)	(3.20)

Statement of Cash Flows for the period from July 29, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(28,906)	$(12,232,643)	$(12,261,549)
Excess of fair value of Private Placement Warrants	—	11,211,642	11,211,642
Transaction costs		1,021,001	1,021,001
Net cash used in operating activities	(97,168)	—	(97,168)
Supplemental disclosure of cash flow information:
Class A ordinary shares subject to possible redemption	156,864,332	(36,549,754)	120,314,578
Initial classification of warrant liability	—	36,549,753	36,549,753

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $1,295,380 in cash at December 31, 2020.

Investment Held in Trust Account

Investment held in Trust Account consist of United States Treasury securities. The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “interest income” line item in the Statement of Operations. Interest income is recognized when earned.

Offering Costs Associated with IPO

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A—“Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering. Offering costs are charged to shareholders’ equity or the Statement of Operations based on the relative value of the Public Warrants to the proceeds received from the Units sold upon the completion of the IPO. Accordingly, on December 31, 2020, offering costs totaling $9,640,145 (consisting of $3,275,524 of underwriting fee, $5,732,168 of deferred underwriting fee and $632,453 of other offering costs) were recognized with $1,021,001 allocated to the Public Warrants and Private Warrants, included in the Statement of Operations as a component of other income/(expense) and $8,619,144 included in shareholders’ equity.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. The Company’s derivative instruments are recorded at fair value as of the IPO (November 27, 2020) and re-valued at each reporting date, with changes in the fair value reported in the Statement of Operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the warrants are a derivative instrument. As the warrants meet the definition of a derivative the warrants are measured at fair value at issuance and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the Statement of Operations in the period of change. In accordance with ASC 825-10 “Financial Instruments”, the Company has concluded that a portion of the transaction costs which directly related to the Initial Public Offering and the Private Placement, which were previously charged to shareholders’ equity, should be allocated to the Warrants based on their relative fair value against total proceeds, and recognized as transaction costs in the Statement of Operations.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

See Note 7 for additional information on assets and liabilities measured at fair value.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Net Loss Per Ordinary Share

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the (i) IPO, and (ii) Private Placement Warrants since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s Statement of Operations includes a presentation of income (loss) per share for Class A Ordinary Shares subject to possible redemption in a manner similar to the two-class method of income (loss) per ordinary share. Net income per ordinary share, basic and diluted, for redeemable Class A Ordinary Shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of redeemable Class A Ordinary Shares outstanding since original issuance.

Net loss per ordinary share, basic and diluted, for non-redeemable Class B Ordinary Shares is calculated by dividing the net income (loss), by the weighted average number of non-redeemable Class B Ordinary Shares outstanding for the period. Non-redeemable Class B Ordinary Shares include the Founder Shares as these ordinary shares do not have any redemption features and do not participate in the income earned on the Trust Account.

Below is a reconciliation of the net loss per ordinary share:

For the period ended December 31, 2020
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest Income	$10,751

Net Earnings	10,751
Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	16,377,622
Earnings/Basic and Diluted Redeemable Class A Ordinary Shares (1)	$0.00
Non-Redeemable Class B Ordinary Shares
Numerator: Net Income minus Redeemable Net Earnings
Net Income (Loss)	$(12,272,300)

Non-Redeemable Net Loss	$(12,272,300)
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted	3,827,271
Loss/Basic and Diluted Non-Redeemable Ordinary Shares (1)	$(3.20)

(1)	Calculated from original date of issuance

Weighted average shares were reduced for the effect of an aggregate of 267,135 shares of Class B ordinary shares that were forfeited since the over-allotment option was not exercised by the underwriters (see Note 6). As of December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”).

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered a Cayman Islands exempted company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

Risks and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s financial position will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s financial position may be materially adversely affected. Additionally, the Company’s ability to complete an initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an initial Business Combination in a timely manner. The Company’s ability to consummate an initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 4 — Initial Public Offering

Pursuant to the IPO, the Company sold 16,377,622 Units, including 1,377,622 Units as a result of the underwriter’s partial exercise of the over-allotment option, at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. The warrants will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO, and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation (see Note 4).

Warrants

Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the IPO. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement registering the issuance of the Class A ordinary shares issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination or within a specified period following the consummation of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a current prospectus relating thereto is current, subject to the Company’s satisfying obligations described below with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue Class A ordinary shares upon exercise of a warrant unless Class A ordinary shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant, if not cash settled, will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.

Once the warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•

if, and only if, the reported closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrantholders.

•

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification. The Company will use its best efforts to register or qualify such ordinary shares under the blue sky laws of the state of residence in those states in which the warrants were initially offered by the Company in IPO.

Note 5 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 7,292,541 Sponsor Private Warrants and Jefferies, an underwriter for the IPO, purchased an aggregate of 439,627 Jefferies Private Warrants, at a price of $1.00 per unit, for an aggregate purchase price of $7,732,168. A portion of the proceeds from the Private Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account.

Each Private Placement Warrant is exercisable to purchase one share of Class A ordinary share at $11.50 per share.

If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

Note 6 — Related Party Transactions

Founder Shares

On July 30, 2020, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). On November 16, 2020, the Sponsor surrendered an aggregate of 1,437,500 founder shares, which were cancelled, resulting in an aggregate of 4,312,500 shares outstanding and held by the Sponsor. The Sponsor agreed to forfeit up to 562,500 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriter so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding ordinary shares after the IPO. On November 27, 2020, the underwriter partially exercised the over-allotment option resulting in 344,406 Founder Shares no longer subject to forfeiture. The underwriter has a 45-day option to exercise the over-allotment. At December 31, 2020, 218,094 shares remain subject to forfeiture. On January 7, 2021 the underwriter’s 45-day over-allotment option expired resulting in 218,094 founder shares forfeited to the company for no consideration. (See Note 4)

The initial shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination, or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances (the “lock-up”). Notwithstanding the foregoing, (1) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

Promissory Note — Related Party

The Sponsor agreed to loan the Company an aggregate of up to $300,000 to be used for the payment of costs related to the IPO. The promissory note was non-interest bearing, unsecured and due on the earlier of March 31, 2021 or the closing of the IPO.

As of December 31, 2020, the Company had repaid in full $30,000 in borrowings that was outstanding under the promissory note. The loan was repaid out of the offering proceeds not held in the Trust Account.

Due to Related Party

The balance of $2,500 represents the amount accrued for the administrative support services provided by Sponsor.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into private placement warrants at a price of $1.00 per warrant. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Service Fee

Commencing on the date of the IPO, the Company has agreed to pay the Sponsor a total of $15,000 per month for office space, secretarial and administrative services. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the period from November 27, 2020 (date of the IPO) to December 31, 2020 the Company has incurred $15,000 in fees for these services, of which $2,500 of such amount is included in due to related party on the accompanying balance sheet.

Note 7 — Recurring Fair Value Measurements

Investment Held in Trust Account

As of December 31, 2020, the investments in the Company’s Trust Account consisted of $95 in U.S. Money Market funds and $166,243,519 in U.S. Treasury Securities. All of the U.S. Treasury Securities mature on May 27, 2021. The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities.” Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts. The Company considers all investments with original maturities of more than three months but less than one year to be short-term investments. The carrying value approximates the fair value due to its short-term maturity. The carrying value, excluding gross unrealized holding loss and fair value of held to maturity securities on December 31, 2020 are as follows:

	Carrying Value/Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of December 31, 2020
U.S. Money Market	$95	$—	$—	$95
U.S. Treasury Securities	166,243,519	10,751	(12,968)	166,230,551

	$166,243,614	$10,751	$(12,968)	$166,230,646

Fair values of its investments are classified as Level 1 utilizing quoted prices (unadjusted) in active markets for identical assets.

Warrant Liability

At December 31, 2020, the Company’s warrant liability was valued at $36,549,753. Under the guidance in ASC 815-40 the warrants do not meet the criteria for equity treatment. As such, the warrants must be recorded on the balance sheet at fair value. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement, the warrant valuation will be adjusted to fair value, with the change in fair value recognized in the Company’s Statement of Operations.

Recurring Fair Value Measurements

The following table presents fair value information as of December 31, 2020 of the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. Since all of the Company’s permitted investments consist of U. S. Treasury Bills or U.S. Money Market, fair values of these investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets. The Company’s warrant liability is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the warrant liability is classified within Level 3 of the fair value hierarchy. For the period ending December 31, 2020 there were to transfers into or out of Level 1, Level 2 or Level 3 classification.

The following table sets forth by level within the fair value hierarchy our financial assets and liabilities that were accounted for at fair value on a recurring basis:

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Investments held in Trust Account—U.S. Money Market	$95	$—	$—
Investments held in Trust Account—U.S. Treasury	$166,230,551	$—	$—
Liabilities
Public Warrants	$—	$—	$17,605,944
Private Warrants	$—	$—	$18,943,809

Measurement

The Company established the initial fair value for the Warrants on November 27, 2020, the date of the consummation of the Company’s IPO. On December 31, 2020 the fair value was remeasured. For both periods, neither the Public Warrants nor the Private Warrants were separately traded on an open market. As such, the Company used a Monte Carlo simulation model to value the Public Warrants and a modified Black-Scholes model to value the Private Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A ordinary shares and one-half of one Public Warrant), (ii) the sale of Private Warrants, and (iii) the issuance of Class B ordinary shares, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares subject to possible redemption (temporary equity), Class A ordinary shares (permanent equity) and Class B ordinary shares (permanent equity) based on their relative fair values at the initial measurement date. The Warrants were classified within Level 3 of the fair value hierarchy at the measurement dates due to the use of unobservable inputs.

The key inputs into the Monte Carlo simulation model and the modified Black-Scholes model were as follows at initial measurement and at December 31, 2020:

Input	November 27, 2020 (Initial Measurement)	December 31, 2020
Risk-free interest rate	0.44%	0.43%
Expected term (years)	5.0	5.0
Expected volatility	40.0%	40.0%
Exercise price	$11.50	$11.50
Probability of completing a Business Combination	80%	80%
Dividend yield	0%	0%
Expected stock price at De-SPAC	$10.00	$10.00

The change in the fair value of the warrant liabilities for the period ended December 31, 2020 is summarized as follows:

Fair value at issuance November 27, 2020	$36,549,753
Change in fair value	—
Fair Value at December 31, 2020	$36,549,753

Note 8 — Commitments and Contingencies

Registration Rights

The holders of (i) the Founder Shares, which were issued in a private placement prior to the closing of the IPO, (ii) private placement warrants, which will be issued in a private placement simultaneously with the closing of the IPO and the Class A ordinary shares underlying such private placement warrants, (iii) private placement warrants that may be issued upon conversion of working capital loans (and the securities underlying such warrants) and (iv) the units purchased by Genesis Park in this offering and the Class A ordinary shares and warrants comprising the units (including the Class A ordinary shares underlying the warrants in the units) will have registration rights to require the Company to register a sale of any of its securities held by them (in the case of the Founder Shares, only after conversion of such shares into Class A ordinary shares) pursuant to a registration and shareholder rights agreement. These holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company registers such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company, subject to certain limitations. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The underwriter had a 45-day option beginning November 27, 2020 to purchase up to an additional 2,250,000 additional Units to cover over-allotments. On November 27, 2020, the underwriter partially exercised its over-allotment option and purchased an additional 1,377,622 Units.

On November 27, 2020, the underwriter was paid a cash underwriting fee of 2% of the gross proceeds of the Initial Public Offering, $3,275,524.

In addition, $0.35 per unit, or $5,732,168 in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

As of December 31, 2020, the remaining overallotment option was not exercised. (See Note 4)

Note 9 — Shareholders’ Equity

Preference shares—The Company is authorized to issue a total of 2,000,000 shares of preference shares at par value of $0.0001 each. As of December 31, 2020, there were no preference shares issued and outstanding.

Class A Ordinary Shares—The Company is authorized to issue a total of 230,000,000 shares of Class A ordinary shares at par value of $0.0001 each. As of December 31, 2020, there were 4,523,969 Class A ordinary shares issued and outstanding, excluding 11,853,653 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares—The Company is authorized to issue a total of 20,000,000 shares of Class B ordinary shares at par value of $0.0001 each. Holders are entitled to one vote for each share of Class B ordinary shares. As of December 31, 2020, there were 4,312,500 shares of Class B ordinary shares issued and outstanding. Of the 4,312,500 shares of Class B ordinary shares, an aggregate of up to 218,094 shares are subject to forfeiture to the Company by the founders for no consideration to the extent that the underwriter’s over-allotment option is not exercised, so that the number of shares of Class B ordinary shares will collectively equal 20% of the Company’s issued and outstanding ordinary shares after the IPO. On January 7, 2021 the underwriter’s 45-day over-allotment option expired resulting in 218,094 founder shares forfeited to the company for no consideration. (See Note 4)

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders, except as required by law or stock exchange rule;

provided that only holders of the Class B ordinary shares have the right to vote on the election of the Company’s directors prior to the initial Business Combination and holders of a majority of the Company’s Class B ordinary shares may remove a member of the board of directors for any reason.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding (excluding the private placement shares) upon the consummation of the IPO, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any private placement shares issued to the Sponsor, members of the Company’s management team or any of their affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to one.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. The Company did not identify any other subsequent events, other than as described below, that would have required adjustment or disclosure in the financial statements that are not already previously disclosed.

The underwriter of the IPO was granted a 45-day option from the date of the IPO to purchase up to 2,250,000 additional Units to cover over-allotments. The over-allotment option was partially exercised to purchase 1,377,622 Units on November 27, 2020. On January 7, 2021 the remaining option to purchase additional Units expired unused. As such, 218,094 Founder Shares were forfeited to the Company for no consideration.

Redwire Business Combination

On March 25, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Shepard Merger Sub Corporation, a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”), Cosmos Intermediate, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Holdings (“Cosmos”), and Redwire, LLC. Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination”) by which, (i) the Company shall domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and the Companies Act of the Cayman Islands, (ii) Merger Sub will merge with and into Cosmos, with Cosmos being the surviving entity in the merger (the “First Merger”), and (iii) immediately following the First Merger, Cosmos will merge with and into the Company, with the Company being the surviving entity in the merger.

For additional information regarding the Business Combination and the Merger Agreement and related agreements, see the Current Report on Form 8-K filed by the Company with the SEC on March 25, 2021.

Genesis Park Acquisition Corp.

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2021

(Unaudited)

	March 31, 2021 (Unaudited)	December 31, 2020 (Audited and As Restated)
Assets:
Cash	$1,186,528	$1,295,380
Prepaid expenses and other current assets	146,204	185,011

Total current assets	1,332,732	1,480,391
Cash and marketable securities held in Trust Account	166,272,072	166,243,614

Total Assets	$167,604,804	$167,724,005

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$193,815	$125,000
Due to related party		2,500

Total current liabilities	193,815	127,500
Warrant liability	36,104,088	36,549,753
Deferred underwriting discount	5,732,168	5,732,168

Total liabilities	42,030,071	42,409,421

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 11,879,283 and 11,853,653 shares at $10.15 per share, respectively	120,574,723	120,314,578
Shareholders’ Equity:
Preference shares, $0.0001 par value; 2,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 230,000,000 shares authorized; 4,498,339 and 4,523,969 shares issued and outstanding (excluding 11,879,283 and 11,853,653 shares subject to possible redemption), respectively	450	453
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 4,094,406 and 4,312,500 shares issued and outstanding, respectively (1)	409	431
Additional paid-in capital	17,000,551	17,260,671
Accumulated deficit	(12,001,400)	(12,261,549)

Total shareholders’ equity	5,000,010	5,000,006

Total Liabilities and Shareholders’ Equity	$167,604,804	$167,724,005

(1)	On January 7, 2021, 218,094 Class B ordinary shares were forfeited to the Company for no consideration due to the over-allotment option expiring unused. (See Note 6)

The accompanying notes are an integral part of these financial statements.

Genesis Park Acquisition Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE QUARTER ENDED MARCH 31, 2021

(Unaudited)

General and administrative expenses	$213,974

Loss from operations	(213,974)
Other income
Change in fair value of warrants	445,665
Interest income	28,458

Total other income	474,123

Net Income	$260,149

Weighted average ordinary shares outstanding, basic and diluted – Class A	16,377,622

Basic and diluted net income per ordinary share - Class A	$0.00

Weighted average ordinary shares outstanding, basic and diluted – Class B	4,094,406

Basic and diluted net income per ordinary share - Class B	$0.06

The accompanying notes are an integral part of these financial statements.

Genesis Park Acquisition Corp.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE QUARTER ENDED MARCH 31, 2021 AND PERIOD FROM JULY 29, 2020 (INCEPTION)

THROUGH DECEMBER 31, 2020

(Unaudited)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares(1)	Amount
Balance as of December 31, 2020 (Audited and As Restated)	4,523,969	$453	4,312,500	$431	$17,260,671	$(12,261,549)	$5,000,006

Change in Class A ordinary shares subject to possible redemption	(25,630)	(3)	—	—	(260,142)	—	(260,145)
Forfeiture of Class B ordinary shares on January 7, 2021			(218,094)	(22)	22
Net income	—	—	—	—	—	260,149	260,149

Balance as of March 31, 2021	4,498,339	$450	4,094,406	$409	$17,000,551	$(12,001,400)	$5,000,010

(1)	On January 7, 2021, 218,094 Class B ordinary shares were forfeited to the Company for no consideration due to the over-allotment option expiring unused. (See Note 6)

The accompanying notes are an integral part of these financial statements.

Genesis Park Acquisition Corp.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE QUARTER ENDED MARCH 31, 2021

(Unaudited)

Cash Flows from Operating Activities:
Net Income	$260,149
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(28,458)
Change in fair value of warrant liability	(445,665)
Changes in current assets and current liabilities:
Prepaid expenses and other current assets	38,807
Accounts payable	68,815
Due to related party	(2,500)

Net cash used in operating activities	(108,852)
Net Change in Cash	(108,852)
Cash - Beginning	1,295,380

Cash - Ending	$1,186,528

Supplemental Disclosure of Non-cash Financing Activities:

Change in value of Class A ordinary shares subject to possible redemption	(260,145)

The accompanying notes are an integral part of these financial statements.

Genesis Park Acquisition Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Description of Organization and Business Operations

Organization and General

Genesis Park Acquisition Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on July 29, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended (the Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic location.

The Company has selected December 31 as its fiscal year end.

As of March 31, 2021, the Company had not yet commenced any operations. All activity for the period from July 29, 2020 (inception) through March 31, 2021 relates to the Company’s formation, the Initial Public Offering (“IPO”) described below and its efforts toward locating and completing a suitable Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO and will recognize changes in the fair value of the warrant liability as other income (expense).

Financing

The registration statement for the Company’s IPO was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 23, 2020 (the “Effective Date”). On November 27, 2020, the Company consummated the IPO of 16,377,622 units (the “Units”), including the issuance of 1,377,622 Units as a result of the underwriter’s partial exercise of its over-allotment option. Each Unit consists of one Class A ordinary share, $0.0001 par value (“Ordinary Share”), and one-half of one redeemable warrant (“Warrant”) entitling its holder to purchase one Class A ordinary share at a price of $11.50 per share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $163,776,220. On January 7, 2021, 218,094 Class B ordinary shares were forfeited to the Company for no consideration due to the over-allotment option expiring unused. (See Note 6).

Simultaneously with the closing of the IPO, the Company consummated the private placement (“Sponsor Private Placement”) with Genesis Park Holdings (“Sponsor”) for an aggregate of 7,292,541 warrants (“Sponsor Private Warrants”), each at a price of $1.00 per Sponsor Private Warrant, generating total proceeds of $7,292,541 and with Jefferies LLC (“Jefferies”), underwriter for the IPO, of an aggregate of 439,627 warrants (the “Jefferies Private Warrants” and together with Sponsor Private Warrants, “Private Warrants”), each at a price of $1.00 per Jefferies Private Warrant, generating total proceeds of $439,627, which is described in Note 5.

Trust Account

Following the closing of the IPO on November 27, 2020, an amount of $166,232,863 ($10.15 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”) which was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, the proceeds from the IPO and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest to occur of: (a) the completion of the Company’s initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (i) to modify the substance or timing of the Company’s obligation to provide for the redemption of its public shares in connection with an initial Business Combination or to redeem 100% of its public shares if the Company does not complete its initial Business Combination by May 27, 2022 or (ii) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, and (c) the redemption of the Company’s public shares if the Company is unable to complete its initial Business Combination by May 27, 2022 (the “Combination Period”), the eighteen month anniversary of the closing of the IPO.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial business combination either (i) in connection with a shareholder meeting called to approve the initial business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial business combination or conduct a tender offer will be made by the Company, solely in its discretion. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.15 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

The ordinary shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination.

If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing redemption rights, if the Company seeks shareholder approval of its initial business combination and the Company does not conduct redemptions in connection with its initial business combination pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association will provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in this offering, without the Company’s prior consent.

The Sponsor and the Company’s officers and directors (the “initial shareholders”) have agreed not to propose any amendment to Amended and Restated Memorandum and Articles of Association (a) that would modify the substance or timing of the Company’s obligation to provide for the redemption of its public shares in connection with an initial business combination or to redeem 100% of our public shares if the Company does not complete its initial business combination by May 27, 2022 (the “Combination Period”) or (b) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides its public shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete its initial business combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The initial shareholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if the Company fails to complete its initial business combination within the Combination Period. However, if the initial shareholders acquire public shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete a Business Combination within the Combination Period.

On January 13, 2021, the Company announced that the holders of the Units may elect to separately trade the Class A Ordinary Shares and Warrants comprising the Units commencing on January 14, 2021. Those Units not separated will continue to trade on The New York Stock Exchange under the symbol “GNPK.U,” and the Class A Ordinary Shares and Warrants that are separated will trade on The New York Stock Exchange under the symbols “GNPK” and “GNPK WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of the Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into Class A Ordinary Shares and Warrants. (See Note 6)

Liquidity and Capital Resources

As of March 31, 2021, the Company had cash outside the Trust Account of $1,186,528 available for working capital needs. All remaining cash held in the Trust Account is generally unavailable for the Company’s use, prior to an initial Business Combination, and is restricted for use either in a Business Combination, to pay tax obligations or to redeem ordinary shares. As of March 31, 2021, none of the amount in the Trust Account was available to be withdrawn as described above.

Through March 31, 2021, the Company’s liquidity needs were satisfied through a capital contribution from the Sponsor of $25,000, to cover certain offering costs, in exchange for the founder shares (see Note 6), the loan under an unsecured promissory note from the Sponsor of $30,000 (see Note 6), and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The promissory note from the Sponsor was paid in full on November 27, 2020.

The Company anticipates that the $1,186,528 outside of the Trust Account as of March 31, 2021, will be sufficient to allow the Company to operate for at least the next 12 months from the issuance of these financial statements, assuming that a Business Combination is not consummated during that time. Until consummation of its Business Combination, the Company will be using the funds not held in the Trust Account, and any additional Working Capital Loans (as defined in Note 6) from the shareholders, the Company’s officers and directors, or their respective affiliates (which is described in Note 6), for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.

The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the Company’s estimates of the costs of undertaking in-depth due diligence and negotiating the Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the Business Combination. Moreover, the Company will need to raise additional capital through loans from its Sponsor, officers, directors, or third parties. None of the Sponsor, officers or directors are under any obligation to advance funds to, or to invest in, the Company. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Proposed Business Combination

On March 25, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Shepard Merger Sub Corporation, a Delaware corporation and direct, wholly owned subsidiary of Genesis Park (“Merger Sub”), Cosmos Intermediate, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Holdings (as defined herein) (“Redwire”), and Redwire, LLC, a Delaware limited liability company (“Holdings”).

Pursuant to the Merger Agreement, the parties thereto will enter into a Business Combination by which, (i) the Company shall domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and the Companies Act of the Cayman Islands (the “Domestication”), (ii) Merger Sub will merge with and into Redwire, with Redwire being the surviving entity in the merger (the “First Merger”), and (iii) immediately following the First Merger, Redwire will merge with and into the Company, with the Company being the surviving entity in the merger (the “Second Merger” and, together with the First Merger, being collectively referred to as the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). The proposed Business Combination is expected to be consummated after the required approval by the shareholders of the Company and the satisfaction of certain closing conditions described in the Company’s Current Report on Form 8-K, as filed with the SEC on March 25, 2021.

The aggregate consideration to be paid to Holdings (the “Closing Merger Consideration”) will be paid in a combination of stock and cash consideration. The cash consideration will be an amount equal to $75,000,000 (such amount, the “Closing Cash Consideration”). The remainder of the Closing Merger Consideration will be paid in (i) 37,200,000 shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock,” and such shares, the “Closing Share Consideration”) and (ii) 2,000,000 warrants to purchase one share of Class A Common Stock per warrant (the “Closing Warrant Consideration”), with such amount of warrants corresponding to the forfeiture of certain warrants acquired by the Sponsor and Jefferies in connection with the IPO.

In connection with the execution of the Merger Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the Company has agreed to issue and sell to the PIPE Investors, and the PIPE Investors have agreed to subscribe for and purchase, an aggregate of 10,000,000 shares of Class A Common Stock at a purchase price of $10.00 per share for aggregate gross proceeds of $100,000,000 (the “PIPE Financing”). The closing of the PIPE Financing is conditioned on all conditions set forth in the Merger Agreement having been satisfied or waived and other customary closing conditions, and the Transactions will be consummated immediately following the closing of the PIPE Financing. The Subscription Agreements will terminate upon the earlier to occur of (i) the termination of the Merger Agreement and (ii) the mutual written agreement of the parties thereto. The counterparties to certain of the Subscription Agreements are directors, officers or affiliates of the Company and such Subscription Agreements have been approved by the Company’s audit committee and board of directors in accordance with the company’s related persons transaction policy.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $1,186,528 in cash at March 31, 2021.

Investments Held in Trust Account

Investments held in Trust Account consist of United States Treasury securities. The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities (other than the Warrants), which qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. The Company’s derivative instruments are recorded at fair value as of the IPO (November 27, 2020) and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the warrants are a derivative instrument. As the warrants meet the definition of a derivative the warrants are measured at fair value at issuance and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the statement of operations in the period of change. In accordance with ASC 825-10 “Financial Instruments”, the Company has concluded that a portion of the transaction costs which directly related to the IPO and the Private Placement, which were previously charged to stockholders’ equity, should be allocated to the Warrants based on their relative fair value against total proceeds, and recognized as transaction costs in the statement of operations as of December 31, 2020.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

See Note 7 for additional information on assets and liabilities measured at fair value.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At March 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Net Income (loss) Per Ordinary Share

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the (i) IPO, and (ii) Private Placement Warrants since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for Class A Ordinary Shares subject to possible redemption in a manner similar to the two-class method of income (loss) per ordinary share. Net income per ordinary share, basic and diluted, for redeemable Class A Ordinary Shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of redeemable Class A Ordinary Shares outstanding since original issuance.

Net income (loss) per ordinary share, basic and diluted, for non-redeemable Class B Ordinary Shares is calculated by dividing the net income (loss), by the weighted average number of non-redeemable Class B Ordinary Shares outstanding for the period. Non-redeemable Class B Ordinary Shares include the Founder Shares as these ordinary shares do not have any redemption features and do not participate in the income earned on the Trust Account. Below is a reconciliation of the net income per ordinary share:

For the quarter ended March 31, 2021
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest Income	$28,458

Net Earnings	28,458
Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	16,377,622
Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	$0.00
Non-Redeemable Class B Ordinary Shares
Numerator: Net Income minus Redeemable Net Earnings
Net Income	$231,691

Non-Redeemable Net Income	$231,691
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted	4,094,406
Income/Basic and Diluted Non-Redeemable Ordinary Shares	$0.06

As of December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”).

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered a Cayman Islands exempted company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

Risks and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s financial position will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s financial position may be materially adversely affected. Additionally, the Company’s ability to complete an initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an initial Business Combination in a timely manner. The Company’s ability to consummate an initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 - Initial Public Offering

Pursuant to the IPO, the Company sold 16,377,622 Units, including 1,377,622 Units as a result of the underwriter’s partial exercise of the over-allotment option, at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. The warrants will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO, and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

Note 4 - Warrants

Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of the initial Business Combination or (b) 12 months from the closing of the IPO. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement registering the issuance of the Class A ordinary shares issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination or within a specified period following the consummation of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a current prospectus relating thereto is current, subject to the Company’s satisfying obligations described below with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue Class A ordinary shares upon exercise of a warrant unless Class A ordinary shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant, if not cash settled, will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.

Once the warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•

if, and only if, the reported closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrantholders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification. The Company will use its best efforts to register or qualify such ordinary shares under the blue sky laws of the state of residence in those states in which the warrants were initially offered by the Company in the IPO.

Note 5 - Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 7,292,541 Sponsor Private Warrants and Jefferies, an underwriter for the IPO, purchased an aggregate of 439,627 Jefferies Private Warrants, at a price of $1.00 per Warrant, for an aggregate purchase price of $7,732,168. A portion of the proceeds from the Private Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account.

Each Private Warrant is exercisable to purchase one Class A ordinary share at $11.50 per share.

If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Warrants will expire worthless.

Note 6 - Related Party Transactions

Founder Shares

On July 30, 2020, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). On November 16, 2020, the Sponsor surrendered an aggregate of 1,437,500 founder shares, which were cancelled, resulting in an aggregate of 4,312,500 shares outstanding and held by the Sponsor. The Sponsor agreed to forfeit up to 562,500 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriter so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding ordinary shares after the IPO. On November 27, 2020, the underwriter partially exercised the over-allotment option resulting in 344,406 Founder Shares no longer subject to forfeiture. The underwriter had a 45-day option to exercise the over-allotment. On January 7, 2021 the underwriter’s 45-day over-allotment option expired resulting in 218,094 founder shares forfeited to the Company for no consideration.

The initial shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination, or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances (the “lock-up”). Notwithstanding the foregoing, (1) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

Promissory Note — Related Party

The Sponsor agreed to loan the Company an aggregate of up to $300,000 to be used for the payment of costs related to the IPO. The promissory note was non-interest bearing, unsecured and due on the earlier of March 31, 2021 or the closing of the IPO.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into private placement warrants at a price of $1.00 per warrant. As of March 31, 2021, the Company had no borrowings under the Working Capital Loans.

Administrative Service Fee

Commencing the date of the IPO, the Company incurred $51,968 in fees due to the Sponsor for office space, secretarial and administrative services. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Note 7 — Recurring Fair Value Measurements

Investments Held in Trust Account

As of March 31, 2021, the investments in the Company’s Trust Account consisted of $95 in U.S. Money Market funds and $ $166,271,977 in U.S. Treasury Securities. All of the U.S. Treasury Securities mature on May 27, 2021. The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities.” Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts. The Company considers all investments with original maturities of more than three months but less than one year to be short-term investments. The carrying value approximates the fair value due to its short-term maturity. The carrying value, excluding gross unrealized holding loss and fair value of held to maturity securities on March 31, 2021 are as follows:

	Carrying Value/ Amortized Cost	Interest Income	Gross Unrealized Gain	Fair Value as of March 31, 2021
U.S. Money Market	$95	$—	$—	$95
U.S. Treasury Securities	166,271,977	28,458	14,143	166,286,120

	$166,272,072	$28,458	$14,143	$166,286,215

The carrying value, excluding gross unrealized holding loss and fair value of held to maturity securities on December 31, 2020 are as follows:

	Carrying Value/ Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of December 31, 2020
U.S. Money Market	$95	$—	$—	$95
U.S. Treasury Securities	166,243,519	10,751	(12,968)	166,230,551

	$166,243,614	$10,751	$(12,968)	$166,230,646

Fair values of its investments are classified as Level 1 utilizing quoted prices (unadjusted) in active markets for identical assets.

Warrant Liability

At March 31, 2021, the Company’s warrant liability was valued at $36,104,088. Under the guidance in ASC 815-40 the warrants do not meet the criteria for equity treatment. As such, the warrants must be recorded on the balance sheet at fair value. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement, the warrant valuation will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

Recurring Fair Value Measurements

The following table presents fair value information as of March 31, 2021 of the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. Since all of the Company’s permitted investments consist of U. S. Treasury Bills or U.S. Money Market, fair values of these investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets. The Company’s warrant liability for the Private Warrants is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the Private Warrant liability is classified within Level 3 of the fair value hierarchy. The Company’s warrant liability for the Public Warrants is based on quoted prices (unadjusted) with less volume and transaction frequency than active markets. The fair value of the Public Warrant liability is classified within Level 2 of the fair value hierarchy. For the period ending March 31, 2021 the Public Warrants were reclassified from a Level 3 to a Level 2 classification.

The following table sets forth by level within the fair value hierarchy our financial assets and liabilities that were accounted for at fair value on a recurring basis:

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Investments held in Trust Account—U.S. Money Market	$95	$—	$—
Investments held in Trust Account—U.S. Treasury	$166,286,120	$—	$—
Liabilities
Public Warrants	$—	$17,933,496	$—
Private Warrants	$—	$—	$18,170,592

Measurement

On March 31, 2021, the Company used a modified Black-Scholes model to value the Private Warrants. The Warrants were classified within Level 3 of the fair value hierarchy at the measurement dates due to the use of unobservable inputs.

The key inputs into the modified Black Scholes model were as follows at December 31, 2020 and at March 31, 2021:

Input	December 31, 2020	March 31, 2021
Risk-free interest rate	0.43%	0.98%
Expected term (years)	5.0	5.25
Expected volatility	40.0%	26.5%
Exercise price	$11.50	$11.50
Probability of completing a Business Combination	80%	N/A
Dividend yield	0%	0%
Expected stock price at De-SPAC	$10.00	$10.00

The following table provides a reconciliation of changes in fair value of the beginning and ending balances for our Warrants classified as Level 3:

Fair value at December 31, 2020	$36,549,753
Public Warrants reclassified to level 2(1)	(17,933,496)
Change in fair value	(445,665)
Fair Value at March 31, 2021	$18,170,592

(1)	Assumes the Public Warrants were reclassified on March 31, 2021.

Note 8 – Commitments and Contingencies

Registration Rights

The holders of (i) the Founder Shares, which were issued in a private placement prior to the closing of the IPO, (ii) private placement warrants, which were issued in a private placement simultaneously with the closing of the IPO and the Class A ordinary shares underlying such private placement warrants, (iii) private placement warrants that may be issued upon conversion of working capital loans (and the securities underlying such warrants) and (iv) the units purchased by Genesis Park in the IPO and the Class A ordinary shares and warrants comprising the units (including the Class A ordinary shares underlying the warrants in the units) have registration rights to require the Company to register a sale of any of its securities held by them (in the case of the Founder Shares, only after conversion of such shares into Class A ordinary shares) pursuant to a registration and shareholder rights agreement. These holders of these securities are entitled to make up to three demands, excluding short form registration demands, that the Company registers such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company, subject to certain limitations. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The underwriter had a 45-day option beginning November 27, 2020 to purchase up to an additional 2,250,000 additional Units to cover over-allotments. On November 27, 2020, the underwriter partially exercised its over-allotment option and purchased an additional 1,377,622 Units. In January 2021 the option to purchase the remaining Units expired unused.

In addition, $0.35 per unit, or $5,732,168 in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 9 – Shareholders’ Equity

Preference shares—The Company is authorized to issue a total of 2,000,000 shares of preference shares at par value of $0.0001 each. As of March 31, 2021 and December 31, 2020 there were no preference shares issued and outstanding.

Class A Ordinary Shares—The Company is authorized to issue a total of 230,000,000 Class A ordinary shares at par value of $0.0001 each. As of March 31, 2021 and December 31, 2020, there were 4,498,339 and 4,523,969 Class A ordinary shares issued and outstanding, excluding 11,879,283 and 11,853,653 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares—The Company is authorized to issue a total of 20,000,000 Class B ordinary shares at par value of $0.0001 each. Holders are entitled to one vote for each Class B ordinary share. As of December 31, 2020, there were 4,312,500 Class B ordinary shares issued and outstanding. Of the 4,312,500 Class B ordinary shares, an aggregate of up to 218,094 shares are subject to forfeiture to the Company by the founders for no consideration to the extent that the underwriter’s over-allotment option is not exercised, so that the number of Class B ordinary shares will collectively equal 20% of the Company’s issued and outstanding ordinary shares after the IPO. On January 7, 2021 the underwriter’s 45-day over-allotment option expired resulting in 218,094 founder shares forfeited to the Company for no consideration. At March 31, 2021, 4,094,406 were outstanding. All share and per share amounts were restated. (See Note 6)

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders, except as required by law or stock exchange rule;

provided that only holders of the Class B ordinary shares have the right to vote on the election of the Company’s directors prior to the initial Business Combination and holders of a majority of the Company’s Class B ordinary shares may remove a member of the board of directors for any reason.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding (excluding the private placement shares) upon the consummation of the IPO, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any private placement shares issued to the Sponsor, members of the Company’s management team or any of their affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to one.

Note 9 – Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. The Company did not identify any other subsequent events, other than as described above, that would have required adjustment or disclosure in the financial statements that are not already previously disclosed.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members of Cosmos Intermediate, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Cosmos Intermediate, LLC and its subsidiaries (Successor) (the “Company”) as of December 31, 2020, and the related consolidated statements of operations and comprehensive loss, of changes in equity and of cash flows for the period from February 10, 2020 to December 31, 2020, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from February 10, 2020 to December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Jacksonville, Florida

May 11, 2021

We have served as the Company’s auditor since 2020.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of In Space Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of In Space Group, Inc. and its subsidiaries (Predecessor) (the “Company”) as of December 31, 2019, and the related consolidated statements of operations and comprehensive loss, of changes in equity and of cash flows for the year ended December 31, 2019 and for the period from January 1, 2020 to June 21, 2020, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year ended December 31, 2019 and for the period from January 1, 2020 to June 21, 2020 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Jacksonville, Florida

May 11, 2021

We have served as the Company’s auditor since 2020.

COSMOS INTERMEDIATE, LLC

CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars, with the exception of shares, and per share amounts)

	Successor	Predecessor
	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$22,076	$9,292
Accounts receivable, net	6,057	6
Contract assets	4,172	232
Inventory	330	—
Income tax receivable	688	62
Related party receivable	4,874	—
Prepaid expenses and other current assets	1,109	158

Total current assets	39,306	9,750

Property, plant and equipment, net	3,262	253
Goodwill	52,711	—
Intangible assets, net	60,961	—
Other non-current assets	534	102

Total assets	$156,774	$10,105

Liabilities and Equity
Current liabilities:
Accounts payable	$7,158	$1,647
Notes payable to sellers	1,827	—
Short-term debt, including current portion of long-term debt	1,074	208
Accrued expenses	7,462	43
Deferred revenue	15,665	6,316
Other current liabilities	378	395

Total current liabilities	33,564	8,610

Long-term debt	76,642	3,096
Deferred tax liabilities	7,367	—
Non-current deferred revenue	—	1,398
Other non-current liabilities	6	1,183

Total liabilities	117,579	14,286

Commitments and contingencies (Note M)
Preferred Stock – $0.0001 par value per share, 526,587 shares authorized, issued, and outstanding at December 31, 2019 (Predecessor) (liquidation preference of $9,015)	—	9,015

Equity:
Common Stock – $0.0001 par value per share, 2,401,881 shares authorized, issued, and outstanding at December 31, 2019	—	—
Class F Common Stock – $0.0001 par value per share, 1,316,467 shares authorized, issued, and outstanding at December 31, 2019 (Predecessor)	—	—
Members’ contribution/Additional paid-in capital	53,063	10
Accumulated deficit	(14,374)	(13,198)
Accumulated other comprehensive income (loss)	506	(8)

Members’/shareholders’ equity (deficit)	39,195	(4,181)

Total liabilities, preferred stock, and members’/shareholders’ equity (deficit)	$156,774	$10,105

The accompanying notes are an integral part of the consolidated financial statements.

COSMOS INTERMEDIATE, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands of U.S. dollars, except unit and per unit data)

	Successor	Predecessor
	Period from February 10, 2020 to December 31, 2020	Period from January 1, 2020 to June 21, 2020	Year ended December 31, 2019
Revenues	$40,785	$16,651	19,013
Cost of sales	32,676	12,623	15,019

Gross margin	8,109	4,028	3,994
Operating expenses:
Selling, general and administrative	13,103	5,260	6,320
Research and development	2,008	387	890
Transaction expenses (includes payments to related parties of $2,726)	9,944	—	—

Operating loss	(16,946)	(1,619)	(3,216)
Interest income	(2)	(7)	(27)
Interest expense	1,074	83	134
Other expense	15	23	24

Loss before income taxes	(18,033)	(1,718)	(3,347)
Income tax (benefit) expense	(3,659)	(384)	10
Net loss	$(14,374)	$(1,334)	(3,357)

Basic net loss per Unit	$(144)
Diluted net loss per Unit	$(144)
Weighted-average Units outstanding:	100
Basic	100
Diluted
Comprehensive (loss) income:
Net loss	$(14,374)	$(1,334)	(3,357)
Foreign currency translation gain (loss), net of tax	506	2	(8)

Total other comprehensive income (loss), net of tax	506	2	(8)

Total comprehensive loss	$(13,868)	$(1,332)	(3,365)

The accompanying notes are an integral part of the consolidated financial statements.

COSMOS INTERMEDIATE, LLC

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In thousands of U.S. dollars, except share and unit data)

For the Predecessor 2019 Period and the Predecessor 2020 Period

	Common Stock		Class F Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Deficit
	Shares	Par Value	Shares	Par Value
As of December 31, 2018 (Predecessor)	3,628,585	$0.0001	—	$0.0001	$519	$(3,623)	$—	$(3,104)
Issuance of common stock upon exercise of equity-based compensation awards	62,389	—	—	—	—	—	—	—
Equity-based compensation expense	—	—	—		2,288	—	—	2,888
Recapitalization, including transfer to temporary equity	(1,289,093)	—	1,316,467	—	(2,797)	(6,218)	—	(9,015)
Foreign currency translation, net of tax	—	—	—	—	—	—	(8)	(8)
Net loss	—	—	—	—	—	(3,357)	—	(3,357)

As of December 31, 2019 (Predecessor)	2,401,881	$—	1,316,467	$—	$10	(13,198)	$(8)	(13,196)

Equity-based compensation expense	—	—	—	—	998	—	—	998
Foreign currency translation	—	—	—	—	—	—	2	2
Net loss	—	—	—	—	—	(1,334)	—	(1,334)

As of June 21, 2020 (Predecessor)	2,401,881	$—	1,316,467	$—	$1,008	$(14,532)	$(6)	$(13,530)

For the Successor 2020 Period

			Retained Deficit	Accumulated Other Comprehensive Income	Total Members’ Equity
	Units	Amount
Successor balance as of February 10, 2020	—	$—	$—	$—	$—
Parent’s contributions	100	47,082	—	—	47,082
Parent contributions for acquisitions	—	5,981	—	—	5,981
Foreign currency translation	—	—	—	506	506
Net loss	—	—	(14,374)	—	(14,374)

Successor balance as of December 31, 2020	100	$53,063	$(14,374)	$506	$39,195

The accompanying notes are an integral part of the consolidated financial statements.

COSMOS INTERMEDIATE, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

	Successor	Predecessor
	Period from February 10, 2020 to December 31, 2020	Period from January 1, 2020 to June 21, 2020	Year ended December 31, 2019
Cash flows from operating activities:
Net loss	$(14,374)	$(1,334)	$(3,357)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization expense	3,107	59	66
Amortization of debt issuance costs and discount	30	134	27
Parent’s contributions for acquisitions	705	—	—
Loss on disposal of property and equipment	227	—	—
Equity-based compensation expense	—	997	2,288
Deferred income tax benefits	(3,658)	—	—
Changes in assets and liabilities:
Accounts receivable	(1,625)	(548)	2,295
Contract assets	11	(433)	37
Inventory	(67)	(30)	—
Prepaid expenses and other assets	(568)	(354)	(115)
Accounts payable and accrued expenses	2,647	4,647	674
Deferred revenue	3,621	64	3,613
Other liabilities	(5,706)	(40)	137

Net cash (used in) provided by operating activities	(15,650)	3,162	5,665

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(79,531)	—	—
Purchase of property, plant and equipment, net	(917)	(250)	(191)
Advance to related party	(4,874)	—	—

Net cash used in investing activities	(85,322)	(250)	(191)

Cash flows from financing activities:
Repayments of term loans	(4,661)	(102)	(182)
Proceeds from term loans	81,289	1,463	1,000
Parent’s contribution	46,077	—	—

Net cash provided by financing activities	122,705	1,361	818
Effect of foreign currency rate changes on cash and cash equivalents	343	(6)	(13)

Net increase in cash and cash equivalents	22,076	4,267	6,279
Cash and cash equivalents at beginning of period	—	9,292	3,013

Cash and cash equivalents at end of period	$22,076	$13,559	$9,292

Cash paid (received) during the period for:
Interest	$196	$70	$109
Income taxes	$135	$41	$(9)
Supplemental disclosures – non cash activities:
Non-cash investing activity
Parent’s contribution for acquisition of businesses	$(5,981)	$—	$—
Purchase of intangible assets settled by Parent	$(300)	$—	$—
Purchase of property, plant and equipment directly settled by term loan	$—	$—	(72)
Property, plant and equipment expenditures included in accounts payable or accrued liabilities	$83	$—	—

The accompanying notes are an integral part of the consolidated financial statements.

COSMOS INTERMEDIATE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A – Description of the Business

AE Industrial Partners Fund II, LP (“AE”), a private equity firm specializing in aerospace, defense, and government services, formed a series of acquisition vehicles on February 10, 2020, which included Cosmos Parent, LLC, Cosmos Intermediate, LLC, Cosmos Finance, LLC and Cosmos Acquisition, LLC, with Cosmos Parent, LLC being the top holding company. Cosmos Parent, LLC owned 100% of the equity in Cosmos Intermediate, LLC; Cosmos Intermediate, LLC owned 100% of the equity in Cosmos Finance, LLC; Cosmos Finance, LLC owned 100% of the equity in Cosmos Acquisition, LLC. Upon the formation of these acquisition vehicles, Cosmos Intermediate, LLC (“Successor”) effected a number of acquisitions through its wholly owned subsidiary, Cosmos Acquisition, LLC.

•

On March 2, 2020, Cosmos Acquisition, LLC acquired a business unit of Adcole Corporation, Adcole Space, LLC (“Adcole”). Adcole was established in 1957 and has been at the forefront of space exploration since its beginning, providing satellite components that are integral to the mission success of hundreds of low-earth orbit (“LEO”), geosynchronous (“GEO”) and interplanetary spacecraft. The company’s core capabilities include the design and manufacture of mission-critical, high reliability optical sensors for satellites providing guidance, navigation, situational awareness, and control capabilities. Key products include sun sensors, star trackers, and star cameras.

•

On June 1, 2020, Cosmos Acquisition, LLC acquired Deep Space Systems, Inc. (“DSS”). DSS was established in 2001 and provides systems engineering solutions that support the design, development, integration, testing, and operations of science and exploration spacecraft. DSS provides critical systems engineering support to next generation space exploration programs such as Dream Chaser and Orion, and is a prime contractor on the National Aeronautics and Space Administration (“NASA”)’s highly competitive Commercial Lunar Payload Services (“CLPS”) contract.

•

On June 22, 2020, Cosmos Acquisition, LLC acquired In Space Group, Inc. and its subsidiaries (collectively “MIS” or “Predecessor”). MIS was established in 2010. MIS is the industry leader for space manufacturing technologies, delivering next-generation capabilities in orbit to support exploration objectives and national security priorities. As the first commercial company to additively manufacture in space, MIS’s vision is to sustainably develop off-Earth manufacturing capabilities to enable the future of space exploration. With a focus on industrializing the space environment, MIS specializes in on-orbit manufacturing, space-enabled materials development, and exploration manufacturing technology.

•	On June 22, 2020, the name of Cosmos Parent, LLC was changed to Redwire, LLC.

•

On October 28, 2020 Cosmos Acquisition, LLC acquired Roccor, LLC (“Roccor”). Roccor was established in 2012. Roccor specializes in deployable structure systems, thermal management systems, and advanced manufacturing in the aerospace industry. Roccor develops a variety of products including solar arrays, antennas, and thermal management solutions. Roccor was selected by NASA to develop a first of a kind deployable structure for a nearly 18,000 square foot solar sail.

•

On December 11, 2020 Cosmos Acquisition, LLC acquired LoadPath, LLC (“LoadPath”). LoadPath was established in 2009. LoadPath specializes in the development and delivery of aerospace structures, mechanisms, and thermal control solutions. The company performs design, analysis, testing, and fabrication to advanced technologies through the complete concept-to-flight development cycle. Specific product and services include multiple payload adapters, deployable structures and booms, thermal management technology, spacecraft mechanisms, CubeSat components and launch accommodations, Veritrek, ground support equipment, and testing services.

The Successor is a wholly owned subsidiary of Redwire, LLC (“Parent”). The Predecessor comprised of MIS before its acquisition date, and the Successor, including Adcole, DSS, MIS, Roccor, and LoadPath,

COSMOS INTERMEDIATE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

after the acquisition date of each, are collectively “the Company.” The Company develops and manufactures a wide array of space infrastructure solutions and provides advanced engineering, modeling and simulation services to enable future space missions. Some of these products and services have been enabling space missions since the 1960s and have been flight-proven on over 150 satellite missions, including high-priority missions such as the GPS constellation, New Horizons and Perseverance. The Company is also a leading provider of innovative technologies with the potential to help transform the economics of space and create new markets for its exploration and commercialization.

Note B – Summary of Significant Accounting Policies

Basis of Presentation

MIS was identified as the Predecessor through an analysis of various factors, including the size, financial characteristics, ongoing management, and order of the acquired entities. As of December 31, 2019 and for the year ended December 31, 2019 (collectively, the “Predecessor 2019 Period”) and the period from January 1, 2020 to June 21, 2020 (the “Predecessor 2020 Period”) relate to the predecessor period for Cosmos and includes all of the accounts of only MIS and its subsidiaries. As of December 31, 2020 and for the period from February 10, 2020 (inception) through December 31, 2020 (collectively, the “Successor 2020 Period”) relate to activity of Cosmos Intermediate, LLC and its subsidiaries. The Successor 2020 Period begins before the Predecessor 2020 Period ends due to the acquisitions that took place prior to the acquisition of MIS.

The Adcole, DSS, MIS, Roccor, and LoadPath acquisitions were accounted for as business combinations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), and the resulting new basis of accounting is reflected in the Successor 2020 Period as of each acquisition date. As a result, financial information of the Predecessor and Successor periods has been prepared under two different bases of accounting and therefore are not comparable.

The consolidated financial statements have been prepared in accordance with the United States (“U.S.”) generally accepted accounting principles (“GAAP”) and all intercompany balances and transactions have been eliminated in consolidation. Amounts presented within tables in the consolidated financial statements and accompanying notes are presented in thousands of U.S. dollars, with the exception of percentages, unit, share, per unit, and per share amounts.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the

COSMOS INTERMEDIATE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results could differ from those estimates. Accounting policies subject to estimates include valuation of intangible assets and contingent consideration, revenue recognition, income taxes, and equity-based compensation.

Business Combinations

The Company utilizes the acquisition method of accounting under ASC 805, for all transactions and events in which it obtains control over one or more other businesses (even if less than 100% ownership is acquired), to recognize the fair value of all assets acquired and liabilities assumed and to establish the acquisition date fair value as of the measurement date.

While the Company uses its best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the business combination date, the estimates and assumptions are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the business combination date, the Company records adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. For changes in the valuation of intangible assets between the preliminary and final purchase price allocation, the related amortization is adjusted in the period it occurs. Subsequent to the measurement period, any adjustment to assets acquired or liabilities assumed is included in operating results in the period in which the adjustment is identified. Transaction costs that are incurred in connection with a business combination, other than costs associated with the issuance of debt or equity securities, are expensed as incurred.

Contingent consideration is classified as a liability or as equity on the basis of the definitions of a financial liability and an equity instrument; contingent consideration payable in cash is classified as a liability. The Company recognizes the fair value of any contingent consideration that is transferred to the seller in a business combination on the date at which control of the acquiree is obtained. Contingent consideration payments related to acquisitions are measured at fair value each reporting period using Level 3 unobservable inputs (Level 3). Any changes in the fair value of these contingent consideration payments are included in operating income in the consolidated statements of operations.

Revenue Recognition

Based on the specific analysis of its contracts, the Company has determined that its contracts are subject to revenue recognition in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). Recognition under the ASC 606 five-step model involves (i) identification of the contract, (ii) identification of performance obligations in the contract, (iii) determination of the transaction price, (iv) allocation of the transaction price to the previously identified performance obligations, and (iv) revenue recognition as the performance obligations are satisfied.

COSMOS INTERMEDIATE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During step one of the five step model, the Company considers whether contracts should be combined or separated, and based on this assessment, the Company combines closely related contracts when all the applicable criteria are met. The combination of two or more contracts requires judgment in determining whether the intent of entering into the contracts was effectively to enter into a single contract, which should be combined to reflect an overall profit rate. Similarly, the Company may separate an arrangement, which may consist of a single contract or group of contracts, with varying rates of profitability, only if the applicable criteria are met. Judgment is involved in determining whether a group of contracts may be combined or separated based on how the arrangement and the related performance criteria were negotiated. The conclusion to combine a group of contracts or separate a contract could change the amount of revenue and gross profit recorded in a given period.

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when the performance obligation is satisfied. The Company’s contracts with customers generally do not include a right of return relative to delivered products. In certain cases, contracts are modified to account for changes in the contract specifications or requirements. In most instances, contract modifications are accounted for as part of the existing contract. Certain contracts with customers have options for the customer to acquire additional goods or services. In most cases the pricing of these options are reflective of the standalone selling price of the good or service. These options do not provide the customer with a material right and are accounted for only when the customer exercises the option to purchase the additional goods or services. If the option on the customer contract was not indicative of the standalone selling price of the good or service, the material right would be accounted for as a separate performance obligation.

The Company’s revenues are derived from the design and sales of components for spacecraft and satellites and the performance of engineering, modeling and simulation services related to spacecraft design and mission execution. Each promised good or service within a contract is accounted for separately under the guidance of ASC 606 if they are distinct. Promised goods or services not meeting the criteria for being a distinct performance obligation are bundled into a single performance obligation with other goods or services that together meet the criteria for being distinct. The appropriate allocation of the transaction price and recognition of revenue is then applied for the bundled performance obligation. The Company has concluded that its service contracts generally contain a single performance obligation given the interrelated nature of the activities within the context to which the transaction price is assigned and for which revenue is recognized over time.

Once the Company identifies the performance obligations, the Company determines the transaction price, which includes estimating the amount of variable consideration to be included in the transaction price, if any. The Company’s contracts generally do not contain penalties, credits, price concessions, or other types of potential variable consideration. Prices are fixed at contract inception and are not contingent on performance or any other criteria.

The Company engages in long-term contracts for production and service activities and recognizes revenue for performance obligations over time. These long-term contracts involve the design, development, manufacture, or modification of components for spacecraft and satellites. Revenue is recognized over time (versus point in time recognition), as the Company’s performance creates an asset with no alternative use to the Company and the Company has an enforceable right to payment for performance completed to date, and the customer receives the benefit as the Company builds the asset. The Company considers the nature of these contracts and the types of products and services provided when determining the proper accounting for a particular contract. These contracts include both fixed-price and cost reimbursable contracts. The Company’s cost reimbursable contracts typically include cost-plus fixed fee and time and material (“T&M”) contracts.

COSMOS INTERMEDIATE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For long-term contracts, the Company typically recognizes revenue using the input method, using a cost-to-cost measure of progress. The Company believes that this method represents the most faithful depiction of the Company’s performance because it directly measures value transferred to the customer. Contract estimates are based on various assumptions to project the outcome of future events that may span several years. These assumptions include: the amount of time to complete the contract, including the assessment of the nature and complexity of the work to be performed; the cost and availability of materials; the availability of subcontractor services and materials; and the availability and timing of funding from the customer. The Company bears the risk of changes in estimates to complete on a fixed-price contract, which may cause profit levels to vary from period to period. For cost reimbursable contracts, the Company is reimbursed periodically for allowable costs and is paid a portion of the fee based on contract progress. In the limited instances where the Company enters into T&M contracts, revenue recognized reflects the number of direct labor hours expended in the performance of a contract multiplied by the contract billing rate, as well as reimbursement of other direct billable costs. For T&M contracts, the Company recognizes revenue in the amount for which the Company has a right to invoice the customer based on the control transferred to the customer. For over time contracts, the Company recognizes anticipated contract losses as soon as they become known and estimable.

Accounting for long-term contracts requires significant judgment relative to estimating total contract revenues and costs, in particular, assumptions relative to the amount of time to complete the contract, including the assessment of the nature and complexity of the work to be performed. The Company’s estimates are based upon the professional knowledge and experience of its engineers, program managers and other personnel, who review each long-term contract monthly to assess the contract’s schedule, performance, technical matters and estimated cost at completion. Changes in estimates are applied retrospectively and when adjustments in estimated contract costs are identified, such revisions may result in current period adjustments to earnings applicable to performance in prior periods.

On long-term contracts, the portion of the payments retained by the customer is not considered a significant financing component; the Company expects, at contract inception, that the lag period between the transfer of a promised good or service to a customer and when the customer pays for that good or service will not constitute a significant financing component. Many of the Company’s long-term contracts have milestone payments, which align the payment schedule with the progress towards completion on the performance obligation. On some contracts, the Company may be entitled to receive an advance payment, which is not considered a significant financing component because it is used to facilitate inventory demands at the onset of a contract and to safeguard the Company from the failure of the other party to abide by some or all of their obligations under the contract.

Contract Balances

Contract balances result from the timing of revenue recognized, billings and cash collections, and the generation of contract assets and liabilities.

Contract assets represent revenue recognized in excess of amounts invoiced to the customer and the right to payment is not subject to the passage of time. Contract liabilities are presented as deferred revenue on the Company’s consolidated balance sheets and consist of deferred product revenue, billings in excess of revenues, deferred service revenue, and customer advances. Deferred product revenue represents amounts that have been invoiced to customers but are not yet recognizable as revenue because the Company has not satisfied its performance obligations under the contract. Billings in excess of revenues represents milestone billing contracts where the billings of the contract exceed recognized revenues.

Contract asset balances on the Company’s consolidated balance sheets were $4,172 thousand as of December 31, 2020 (Successor), compared to $232 thousand as of December 31, 2019 (Predecessor). The

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

change was primarily driven by contract asset balances as of the Successor 2020 Period including contract asset balances related to Adcole, MIS, DSS, Roccor, and LoadPath, while the Predecessor 2019 Period included contract asset balances related to MIS only.

Contract liability balances included in deferred revenue on the Company’s consolidated balance sheets were $15,665 thousand as of the December 31, 2020 (Successor), compared to $6,316 thousand as of December 31, 2019 (Predecessor). The change was primarily driven by contract liability balances as of the Successor 2020 Period including contract liability balances related to Adcole, MIS, DSS, Roccor, and LoadPath, while the Predecessor 2019 Period included contract liability balances related to MIS only. Revenue recognized in the Successor 2020 and the Predecessor 2020 Period that was included in the contract liability balance as of December 31, 2019 (Predecessor) was $1,792 thousand and $4,551 thousand, respectively.

Remaining Performance Obligations

The Company includes in its computation of remaining performance obligations customer orders for which it has accepted signed sales orders. The definition of remaining performance obligations excludes those contracts accounted for under the “right to invoice” practical expedient. As of December 31, 2020 (Successor), the aggregate amount of the transaction price allocated to remaining performance obligations was $122,019 thousand. The Company expects to recognize approximately 60% of its remaining performance obligations as revenue within the next 12 months and the balance thereafter.

Cash and Cash Equivalents

Cash and cash equivalents is comprised of cash on hand, cash balances with banks and similar institutions and all highly liquid investments with an original maturity of three months or less. The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Fair Value of Financial Instruments

The Company measures certain financial assets and liabilities, including contingent consideration, at fair value. ASC 820, Fair Value Measurement and Disclosures (“ASC 820”), specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs have created the following fair-value hierarchy:

Level 1—Quoted prices for identical instruments in active markets;

Level 2—Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

Level 3—Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, certificate of deposits, and accounts receivable. The Company places

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

its cash and cash equivalents with financial institutions of high-credit quality. At times, such amounts may exceed federally insured limits. Cash and cash equivalents on deposit or invested with financial and lending institutions was $22,076 thousand and $9,292 thousand, as of December 31, 2020 (Successor) and December 31, 2019 (Predecessor), respectively.

The Company provides credit to customers in the normal course of business. The carrying amount of current accounts receivable is stated at cost, net of an allowance for doubtful accounts. The Company performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended when deemed necessary. The Company maintains an allowance for doubtful accounts to provide for the estimated amount of accounts receivable that will not be fully collected. The allowance is based on the assessment of the following factors: customer creditworthiness, historical payment experience, and age of outstanding accounts receivable and any applicable collateral.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is calculated on a first-in, first-out (“FIFO”) basis. Inventory may consist of raw materials, work-in-process, and finished goods. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expense. Inventory is impaired when it is probable that inventory values exceed their net realizable value. Changes in these estimates are included in cost of sales in the consolidated statements of operations.

Segment Information

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has concluded that it operates in one operating segment and one reportable segment, space infrastructure, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

Goodwill and Indefinite-Lived Assets

Goodwill is the amount by which the purchase price exceeded the fair value of the net identifiable assets acquired and liabilities assumed in a business combination on the date of acquisition (see Note G). Goodwill is assessed for impairment at least annually as of October 1, on a reporting unit basis, or when events and circumstances occur indicating that the recorded goodwill may be impaired. The Company assesses impairment first on a qualitative basis to determine if a quantitative assessment is necessary. In circumstances where our qualitative analysis indicates that the fair value of a reporting unit does not exceed its carrying value, the goodwill impairment loss is measured as the amount by which a reporting unit’s carrying amount exceeds its fair value, not to exceed the carrying amount of goodwill. All indefinite-lived assets are reviewed for impairment annually, and as necessary if indicators of impairment are present.

Long-Lived Assets

The Company regularly evaluates its property, plant and equipment and intangible assets other than goodwill for impairment when events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable, in accordance with ASC 360, Property, Plant, and Equipment (“ASC 360”) and ASC 350, Intangibles—Goodwill and Other (“ASC 350”). If the Company determines that the carrying amount of an asset or asset group is not recoverable based upon the undiscounted expected future cash flows of the asset or asset group, the Company records an impairment loss equal to the excess of carrying amount over the estimated fair value of the asset or asset group.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property, Plant and Equipment

Property, plant and equipment are the long-lived, physical assets of the Company, acquired for use in the Company’s normal business operations and not intended for resale by the Company. These assets are recorded at cost. Renewals and betterments that increase the useful lives of the assets are capitalized. Repair and maintenance expenditures that increase the efficiency of the assets are expensed as incurred. Assets under capital lease are recorded at the present value of the minimum lease payments required during the lease period. Depreciation is based on the estimated useful lives of the assets using the straight-line method and is included in selling, general and administrative or cost of sales based upon the asset; depreciation and amortization expense includes the amortization of assets under capital leases. Expected useful lives are reviewed at least annually. Estimated useful lives are as follows:

Property, plant and equipment	Estimated useful life in years
Computer equipment	3
Furniture and fixtures	7
Laboratory equipment	5-10
Software	3-5
Leasehold improvements	5 or lease term

As assets are retired or sold, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations.

Finite-lived Intangible Assets

Finite-lived intangible assets result from the Company’s various business combinations (see Note C) and consist of identifiable finite-lived intangible assets, including technology, trademarks, and customer relationships. These finite-lived intangible assets are reported at cost, net of accumulated amortization, and are either amortized on a straight-line basis over their estimated useful lives or over the period the economic benefits of the intangible asset are consumed.

Income Taxes

The Company accounts for income taxes under ASC 740, Income Taxes (“ASC 740”). The Company computes its provision for income taxes using the asset and liability method, under which deferred tax assets and liabilities are calculated based on the basis difference for financial reporting and tax basis of assets and liabilities using enacted tax rates for the year in which the differences are expected to reverse. All deferred income taxes are classified as non-current in the Company’s consolidated balance sheets. The Company records a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company did not recognize certain tax benefits from uncertain tax positions within the provision for income taxes. The Company recognizes a tax benefit only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. As of December 31, 2020 (Successor), the Company’s estimated gross unrecognized tax benefits were $1,671 thousand, of which $1,586 thousand if recognized would favorably impact the Company’s future earnings. Due to uncertainties in any tax audit outcome, estimates of the ultimate settlement of our unrecognized tax positions may change and the actual tax benefits may differ from the estimates. The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Research and Development Costs

Research and development costs are primarily made up of labor charges, prototype material, and development expenses. Research and development costs are expensed in the period incurred.

Advertising Costs

All advertising, promotional and marketing costs are expensed when incurred. During the Successor 2020 Period, Predecessor 2020 Period and Predecessor 2019 Period, advertising costs were $147 thousand, $86 thousand, and $155 thousand, respectively, and are including in Selling, general and administrative within the consolidated statements of operations.

Equity-based Compensation

The Company has a written compensatory benefit plan to provide incentives to existing or new employees, officers, managers, directors, and other service providers of the Company. Equity-based compensation cost is measured at the grant date based on the fair value of the award, which is calculated using the Black-Scholes Option Pricing Model (“OPM”). The vesting of the incentives is contingent on service-based, performance-based, and market conditions and, as such, the recognition of compensation cost is deferred until the performance conditions are met. Once the performance conditions are met, unrecognized compensation cost is recognized based on the portion of the requisite service period that has been rendered. If the requisite period is complete, compensation cost is recognized regardless of market conditions being met. Forfeitures are recognized in the period they occur.

Net Income (Loss) per Unit

The Company has one class of limited liability company units (“Units”). Basic net income (loss) per Unit is computed by dividing income available to Unit holders by the number of weighted average Units outstanding during the period. Diluted net income (loss) per Unit is computed by dividing income available to Unit holders, adjusted for the effects of the presumed issuance of potential Units, if any, by the number of (1) weighted average Units outstanding, plus (2) potentially issuable Units. The Company’s consolidated statements of operations include a presentation of net loss per Unit for the Successor 2020 Period. Net loss per share data has not been presented for the Predecessor 2020 Period and the Predecessor 2019 Period in accordance with ASC 260, Earnings per Share in which earnings per share data is only required for entities that have issued common stock or potential common stock if those securities trade in a public market on a stock exchange or in the over-the counter market.

Foreign Currency

The local currency of our operations in Luxembourg, the euro, is considered to be the functional currency of that operation. The accounts of foreign subsidiaries are translated using exchange rates in effect at the end of the reporting period for assets and liabilities on the consolidated balance sheets and at average exchange rates during the reporting period for results of operations. The related translation adjustments are reported in accumulated other comprehensive income (loss). Realized gains and losses on foreign currency transactions are included in the consolidated statements of operations and comprehensive (loss) income.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) (“AOCI”) includes foreign currency translation adjustments.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of AOCI included $506 thousand, $1 thousand, $(8) thousand of foreign currency translation adjustments for the Successor 2020 Period, the Predecessor 2020 Period and the Predecessor 2019 Period, respectively.

Recently Issued Accounting Pronouncements

The FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which supersedes the current lease requirements in ASC 840, Leases. ASU 2016-02 requires lessees to recognize a right-of-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. Currently, leases are classified as either capital or operating, with any capital leases recognized on the consolidated balance sheets. The reporting of lease-related expenses in the consolidated statements of operations and cash flows will be generally consistent with the current guidance. The new lease guidance will be effective for the year ending December 31, 2022 and will be applied using a modified retrospective transition method to either the beginning of the earliest period presented or the beginning of the year of adoption. The Company is currently evaluating the impact of adopting the new standard. The adoption of this standard will require the recognition of a right of use asset and liability on the Company’s consolidated balance sheets.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments–Credit Losses (Topic 326) (“ASU 2016-13”), an amendment of the FASB Accounting Standards Codification. Subsequent to the issuance of ASU 2016-13, there were various updates that amended and clarified the impact of ASU 2016-13. ASU 2016-13 broadens the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The amendments in ASU 2016-13 will require an entity to record an allowance for credit losses for certain financial instruments and financial assets, including accounts receivable, based on expected losses rather than incurred losses. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. An entity must use judgment in determining the relevant information and estimation methods that are appropriate in its circumstances. The use of forecasted information incorporates more timely information in the estimate of expected credit losses. The new guidance will be effective for the years beginning after December 15, 2022. The Company does not expect this guidance to have a material impact to its consolidated financial statements or related disclosures.

Recently Adopted Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which replaces numerous requirements in GAAP, including industry-specific requirements, and provides companies with a single revenue recognition model for recognizing revenue from contracts with customers. The core principle of the new standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services in accordance with the five-step model outlined in Topic 606. The two permitted transition methods under the new standard are the full retrospective method, in which case the standard would be applied to each prior reporting period presented, and the cumulative effect of applying the standard would be recognized at the earliest period presented; or the modified retrospective method, in which case the cumulative effect of applying the standard would be recognized at the date of initial application.

Effective January 1, 2019, the Predecessor adopted the requirements of ASU 2014-09 using the modified retrospective method. The Company identified key factors from the five-step model to recognize revenue as

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

prescribed by the new standard that may be applicable to each of the Company’s contract types. Significant customers and contracts were identified, and the Company reviewed these contracts. The Company completed the evaluation of the provisions of these contracts and compared the historical accounting policies and practices to the requirements of the new standard, including the related qualitative disclosures regarding the potential impact of the effects of the accounting policies and a comparison to the Predecessor previous revenue recognition policies. Based on the completed evaluation, the Company concluded the adoption of the requirements of ASU 2014-09 did not have a material impact on the consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”), an amendment of the FASB Accounting Standards Codification. ASU 2017-04 eliminates the requirement to measure the implied fair value of goodwill by assigning the fair value of a reporting unit to all assets and liabilities within that unit (“the Step 2 test”) from the goodwill impairment test. Instead, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess, limited by the amount of goodwill in that reporting unit. The new standard is effective for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2022. ASU 2017-04 requires prospective adoption and permits early adoption for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company concluded that there is no impact to its consolidated financial statements from adopting this guidance on January 1, 2020.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40) (“ASU 2018-15”), an amendment of the FASB Accounting Standards Codification. ASU 2018-15 provides guidance to determine whether to capitalize implementation costs of a cloud computing arrangement that is a service contract or expense as incurred. Costs of arrangements that do not include a software license should be accounted for as a service contract and expensed as incurred. ASU 2018-15 is effective for fiscal years beginning after December 15, 2019, with early adoption permitted. ASU 2018-15 permits two methods of adoption: prospectively to all implementation costs incurred after the date of adoption, or retrospectively to each prior reporting period presented. The Company concluded that there is no impact to its consolidated financial statements from adopting this guidance on January 1, 2020.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), an amendment of the FASB Accounting Standards Codification. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions for intra period tax allocations and deferred tax liabilities for equity method investments and adds guidance whether a step-up in tax basis of goodwill relates to a business combination or a separate transaction. This ASU is effective for fiscal years beginning after December 15, 2020, with early adoption permitted. The Company concluded that there is no impact to its consolidated financial statements from adopting this guidance on January 1, 2020.

Note C – Business Combinations

Adcole Acquisition

On March 2, 2020, the Successor acquired 100% of the equity interest of Adcole for cash. The acquisition supports the Company’s growth in its offering of space structures.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the fair value of the consideration transferred and the estimated fair values of the major classes of assets acquired and liabilities assumed as of the acquisition date.

March 2, 2020
Cash paid	$32,640

Purchase consideration	$32,640

Assets:
Cash	$156
Accounts receivable	840
Contract assets	1,427
Inventory	212
Prepaid expenses and other current assets	661
Property, plant and equipment	444
Intangible assets	9,690

$13,430

Liabilities:
Accounts payable	$894
Accrued expenses	644
Deferred revenue	777

$2,315

Fair value of net identifiable assets acquired	11,115

Goodwill	$21,525

The following table summarizes the intangible assets acquired by class:

March 2, 2020
Trademark	$1,000
Technology	2,400
Customer relationships	6,100
In-process research and development (“IPR&D”)	190

Total intangible assets	$9,690

The fair value of the acquired trademark and technology was estimated using the relief from royalty (“RFR”) method. The fair value of the acquired customer relationships was estimated using the excess earnings method. The fair value of the IPR&D was estimated using the replacement cost method.

The acquisition was accounted for as a business combination, whereby the excess of the consideration paid over the fair value of identifiable net assets was allocated to goodwill. The goodwill reflects the potential synergies and expansion of the Company’s offerings across product lines and markets complementary to its existing products and markets. For tax purposes, the goodwill is deductible over 15 years.

The results of operations of the acquired businesses for the period from March 2, 2020 to December 31, 2020 have been included in the results of operations for the Successor 2020 Period; the post-acquisition net revenues and net loss included in the Successor 2020 Period were $8,096 thousand and ($1,878) thousand, respectively. The acquisition-related costs included in transaction expenses in the consolidated statement of operations for the Successor 2020 Period were $2,055 thousand.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DSS Acquisition

On June 1, 2020, the Successor acquired 100% of the equity interest of DSS for cash and 1,000,000 units of the Successor’s Parent’s equity (“Parent Units”). The acquisition supports the Company’s growth in its offering of engineering solutions.

The following table summarizes the fair value of the consideration transferred and the estimated fair values of the major classes of assets acquired and liabilities assumed as of the acquisition date.

June 1, 2020
Cash paid	$3,940
Equity issued	1,000

Purchase consideration	$4,940

Assets:
Cash	$1,071
Accounts receivable	1,282
Contract assets	107
Inventory	39
Prepaid expenses and other current assets	37
Property, plant and equipment	710
Intangible assets	850
Other non-current assets	26

$4,122

Liabilities:
Accounts payable	$284
Deferred revenue	188
Current Portion of long-term debt	353
Other current liabilities	1,178
Long-term debt	705
Deferred tax liabilities	458

$3,166

Fair value of net identifiable assets acquired	956

Goodwill	$3,984

The following table summarizes the intangible assets acquired by class:

June 1, 2020
Trademark	$150
Customer relationships	700

Total intangible assets	$850

The amounts above represent the current preliminary fair value estimates but the measurement period is still open.

The fair value of the acquired trademark was determined using the RFR method. The fair value of the acquired customer relationships was determined using the excess earnings method.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The acquisition was accounted for as a business combination, whereby the excess of the purchase consideration over the fair value of identifiable net assets was allocated to goodwill. The goodwill reflects the potential synergies and expansion of the Company’s offerings across product lines and markets complementary to its existing products and markets. For tax purposes, the goodwill is not deductible.

The results of operations of the acquired businesses for the period from June 1, 2020 to December 31, 2020 have been included in the results of operations for the Successor 2020 Period; the post-acquisition net revenues and net loss included in the Successor 2020 Period were $5,381 thousand and ($1,707) thousand, respectively. The acquisition-related costs included in transaction expenses in the consolidated statement of operations for the Successor 2020 Period were $434 thousand.

MIS Acquisition

On June 22, 2020, the Successor acquired 100% of the equity interest of MIS for cash and 2,615,726 Parent Units. The acquisition supports the Company’s growth in its offering of space structures.

The purchase agreement with the sellers of MIS awarded them a contingent right to an earnout payment from the Company upon the achievement of certain revenue milestones over the year ended December 31, 2020. The earnout amount would be computed as $1.50 for every $1.00 of MIS revenue, as defined in the purchase agreement with the sellers of MIS, in excess of $40,000 thousand for the year ended December 31, 2020; the contingent earnout shall not exceed $15,000 thousand or be less than $0. The fair value of the MIS contingent earnout was estimated using the Black-Scholes OPM. The assumptions used in the Black-Scholes OPM were as follows:

MIS Black-Scholes OPM Assumptions
Risk-free interest rate	0.2%
Revenue discount rate	6.5%
Revenue volatility	30.0%
Earnout payment discount rate	5.9%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the fair value of the consideration transferred and the estimated fair values of the major classes of assets acquired and liabilities assumed as of the acquisition date.

June 22, 2020
Cash paid	$42,177
Equity issued	2,616
Contingent consideration	600

Purchase consideration	$45,393

Assets:
Cash	$13,559
Accounts receivable	585
Contract assets	665
Property, plant and equipment	451
Intangible assets	35,000
Other non-current assets	676

$50,936

Liabilities:
Accounts payable	$3,689
Deferred revenue	7,128
Other current liabilities	2,749
Deferred tax liabilities	7,297

$20,863

Fair value of net identifiable assets acquired	30,073

Goodwill	$15,320

The following table summarizes the intangible assets acquired by class:

June 22, 2020
Trademarks	$3,400
Technology	16,000
Customer relationships	15,600

Total intangible assets	$35,000

The amounts above represent the current preliminary fair value estimates but the measurement period is still open.

The fair value of the acquired trademark and technology was estimated using the RFR method. The fair value of the acquired customer relationships was estimated using the excess earnings method.

The acquisition was accounted for as a business combination, whereby the excess of the purchase consideration over the fair value of identifiable net assets was allocated to goodwill. The goodwill reflects the potential synergies and expansion of the Company’s offerings across product lines and markets complementary to its existing products and markets. For tax purposes, the goodwill is not deductible.

The results of operations of the acquired businesses for the period from June 22, 2020 to December 31, 2020 have been included in the results of operations for the Successor 2020 Period; the post-acquisition net

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

revenues and net loss included in the Successor 2020 Period were $22,061 thousand and $(1,186) thousand, respectively. The acquisition-related costs included in transaction expenses in the consolidated statement of operations for the Successor 2020 Period were $4,132 thousand.

Roccor Acquisition

On October 28, 2020, the Company acquired 100% of the equity interest of Roccor for cash and 1,564,531 Parent Units. The acquisition supports the Company’s growth in its offering of space structures.

The purchase agreement with the sellers of Roccor awarded them a contingent right to an earnout payment from the Company upon the achievement of certain revenue milestones for the year ended December 31, 2021. The earnout amount would be based on one of the following: (i) $0 if Roccor revenue for the year ended December 31, 2021 is less than $30,000 thousand, (ii) $1,000 thousand if Roccor revenue for the year ended December 31, 2021 is equal to or greater than $30,000 thousand but less than $40,000 thousand, (iii) $2,000 thousand if Roccor revenue for the year ended December 31, 2021 is equal to or greater than $40,000 thousand. The fair value of the Roccor contingent earnout was estimated using the Black-Scholes OPM; the fair value of the Roccor contingent earnout was $550 thousand as of the acquisition date. The assumptions used in the Black-Scholes OPM were as follows:

Roccor
Risk-free interest rate	0.1%
Revenue discount rate	7.0%
Revenue volatility	30.0%
Earnout payment discount rate	4.0%

The purchase agreement with the sellers of Roccor also stipulated that certain funds in the amount of $466 thousand were to be held in escrow (the “PBR Escrow”), subject to a variance (the “PBR Variance”), for the benefit of the sellers. The PBR Variance was defined as the excess revenue recorded by Roccor for the year ended December 31, 2020, based on the difference between Roccor’s forecasted revenues and Roccor’s actual revenues for the eight months ended August 31, 2020. Upon determination of the PBR Variance, an amount equal to (i) the PBR Escrow less (ii) the PBR Variance will be disbursed to the sellers of Roccor; any remaining PBR Escrow funds will be disbursed to the Company. Since the transfer of the PBR Escrow funds is contingent upon the PBR Variance, the Company’s obligation to deliver the PBR Escrow funds net of PBR Variance was determined to be a contingent consideration. The fair value of the PBR Variance was determined to be $359 thousand as of the acquisition date, therefore contingent consideration related to PBR Escrow was determined to be $107 thousand. PBR Escrow amount of $107 thousand was paid to sellers of Roccor in March 2021.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the fair value of the consideration transferred and the estimated fair values of the major classes of assets acquired and liabilities assumed as of the acquisition date.

October 28, 2020
Cash paid	$15,683
Equity issued	1,565
Contingent consideration	657

Purchase consideration	$17,905

Assets:
Cash	6,161
Accounts receivable	$517
Contract assets	1,797
Property, plant and equipment	1,128
Intangible assets	13,400
Other non-current assets	361

$23,364

Liabilities:
Accounts payable	$1,880
Deferred revenue	3,240
Other current liabilities	5,112
Deferred tax liabilities	1,952

$12,184

Fair value of net identifiable assets acquired	11,180

Goodwill	$6,725

The following table summarizes the intangible assets acquired by class:

October 28, 2020
Trademarks	$1,200
Technology	6,500
Customer relationships	5,700

Total intangible assets	$13,400

The amounts above represent the current preliminary fair value estimates but the measurement period is still open.

The fair value of the acquired trademark and technology was estimated using the RFR method. The fair value of the acquired customer relationships was estimated using the excess earnings method.

The acquisition was accounted for as a business combination, whereby the purchase consideration over the fair value of identifiable net assets was allocated to goodwill. The goodwill reflects the potential synergies and expansion of the Company’s offerings across product lines and markets complementary to its existing products and markets. For tax purposes, the goodwill is not deductible.

The results of operations of the acquired businesses for the period from October 28, 2020 to December 31, 2020 have been included in the results of operations for the Successor 2020 Period; the post-acquisition net

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

revenues and net income included in the Successor 2020 Period were $5,003 thousand and $338 thousand, respectively. The acquisition-related costs included in transaction expenses in the consolidated statement of operations for the Successor 2020 Period were $1,838 thousand.

LoadPath Acquisition

On December 11, 2020, the Successor acquired 100% of the equity interest of LoadPath for cash and 800,000 Parent Units. The acquisition supports the Company’s growth in its offering of engineering solutions.

The following table summarizes the fair value of the consideration transferred and the estimated fair values of the major classes of assets acquired and liabilities assumed as of the acquisition date.

December 11, 2020
Cash paid	$7,598
Equity issued	800

Purchase consideration	$8,398

Assets
Cash	$995
Accounts receivable	1,208
Contract assets	187
Prepaid expenses and other current assets	2
Property, plant and equipment	42
Intangible assets	4,230

$6,664

Liabilities
Accounts payable	$334
Deferred revenue	394
Other current liabilities	1,203
Deferred tax liabilities	1,148

$3,079

Fair value of net identifiable assets acquired	3,585

Goodwill	$4,813

The following table summarizes the intangible assets acquired by class:

December 11, 2020
Trademarks	$560
Technology	370
Customer relationships	3,300

Total intangible assets	$4,230

The amounts above represent the current preliminary fair value estimates but the measurement period is still open.

The fair value of the acquired trademark and technology was estimated using the RFR method. The fair value of the acquired customer relationships was estimated using the excess earnings method.

COSMOS INTERMEDIATE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The acquisition was accounted for as a business combination, whereby the excess of purchase consideration over the fair value of identifiable net assets was allocated to goodwill. The goodwill reflects the potential synergies and expansion of the Company’s offerings across product lines and markets complementary to its existing products and markets. For tax purposes, the goodwill is not deductible.

The results of operations of the acquired businesses for the period from December 11, 2020 to December 31, 2020 have been included in the results of operations for the Successor 2020 Period; the post-acquisition net revenues and net loss included in the Successor 2020 Period were $245 thousand and $(32) thousand, respectively. The acquisition-related costs included in transaction expenses in the consolidated statement of operations for the Successor 2020 Period were $1,485 thousand.

Pro Forma Financial Data (Unaudited)

The following table presents the pro forma combined results of operations for the business combinations for the years ended December 31, 2020 and December 31, 2019 as though the acquisitions had been completed as of January 1, 2019. The year ended December 31, 2020 includes the pre-acquisition 2020 period, the Predecessor 2020 Period, and the Successor 2020 Period. The year ended December 31, 2019 includes the pre-acquisition 2019 period and the Predecessor 2019 Period.

	Pro forma for the year ended
	December 31, 2020	December 31, 2019
Net revenues	$84,770	$56,129
Net loss	$(9,131)	$(12,978)

The amounts included in the pro forma information are based on the historical results and do not necessarily represent what would have occurred if all the business combinations had taken place as of January 1, 2019, nor do they represent the results that may occur in the future. Accordingly, the pro forma financial information should not be relied upon as being indicative of the results that would have been realized had the acquisition occurred as of the date indicated or that may be achieved in the future.

Transaction expenses of $9,944 incurred in the Successor 2020 period are reflected in the pro forma net loss for the year ended December 31, 2019.

Note D – Fair Value of Financial Instruments

Cash and cash equivalents, accounts receivable, inventories, prepaid expenses and other current assets, accounts payable, salaries and benefits payable, accrued interest, and other accrued expenses and current liabilities are reflected on the consolidated balance sheets at amounts that approximate fair value because of the short-term nature of these financial assets and liabilities.

As of December 31, 2019 (Predecessor), the Predecessor held a $126 thousand certificate of deposit that was not carried at fair value on the consolidated balance sheets because it was classified as a held-to-maturity security. As of December 31, 2020 (Successor), the Company had no securities it was holding to maturity.

As of December 31, 2020 (Successor), the fair value of the Successor’s debt approximates its carrying value and is classified as a Level 2 fair value in the fair value hierarchy as it is based on discounted cash flows using a current borrowing rate.

COSMOS INTERMEDIATE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contingent consideration consists of estimated future payments related to the Successor’s acquisitions of MIS and Roccor. As certain inputs are not observable in the market, contingent consideration payments are classified as Level 3 instruments and included in note payable to seller on the Successor’s consolidated balance sheets. Significant changes in the significant unobservable inputs used in the Black-Scholes OPM used to determine the fair value of contingent consideration would result in a significantly lower or higher fair value measurement. The Company adjusts the previous fair value estimate of contingent consideration at each reporting period while considering changes in forecasted financial performance and overall change in risk based on the period of time elapsed.

Financial liabilities measured at fair value on a recurring basis are as follows:

		Successor
	December 31, 2020
	Balance Sheet Location	Level 1	Level 2	Level 3	Total
Liabilities:
Contingent consideration	Notes payable to sellers			1,257	1,257

The changes in the fair value of contingent consideration are as follows:

Level 3
February 10, 2020	$—
Additions	1,257
Changes in fair value	—
Settlements	—

December 31, 2020	$1,257

Note E – Accounts Receivable, net

The accounts receivable balance is composed as follows:

	Successor	Predecessor
	December 31, 2020	December 31, 2019
Accounts Receivable, net:
Billed receivables	$5,352	$6
Unbilled receivables	705	—

Total	$6,057	$6

Accounts receivable are recorded for amounts to which the Company is entitled and has invoiced to the customer. Allowance for doubtful accounts was not material in any period and therefore not presented on the face of the financial statements. The Company identified a portion of accounts receivable that were unbilled to the customer at December 31, 2020 (Successor) but was subsequently invoiced in January 2021.

COSMOS INTERMEDIATE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note F – Inventory

The inventory balance of $330 thousand as of December 31, 2020 (Successor) related to raw materials; there was no inventory balance as of December 31, 2019 (Predecessor). The Company did not have inventory reserves as of December 31, 2020 (Successor).

Note G – Property, Plant and Equipment, net

The property, plant and equipment, net balances are as follows:

	Successor	Predecessor
	December 31, 2020	December 31, 2019
Computer equipment	$739	$128
Furniture and fixtures	442	43
Laboratory equipment	1,357	13
Software	359	36
Leasehold improvements	672	103
Less: accumulated depreciation	(307)	(70)

	$3,262	$253

Depreciation expense related to property, plant and equipment was $307 thousand, $59 thousand and $66 thousand for the Successor 2020 Period, the Predecessor 2020 Period, and the Predecessor 2019 Period respectively.

Note H – Goodwill

The Company performed an annual qualitative assessment of impairment as of October 1 for each of the three reporting units, Mission Solutions, Space Components, and Engineering Services, concluding that it was not more likely than not that the fair value of each reporting unit was less than its carrying value. The Company also concluded that there were no indicators of impairment requiring further testing as of December 31, 2020 (Successor).

The changes in the carrying amount of goodwill are as follows:

	Successor	Predecessor
	December 31, 2020	December 31, 2019
Beginning Balance	$—	$—
Goodwill arising from the Adcole acquisition	21,525	—
Goodwill arising from the DSS acquisition	3,984	—
Goodwill arising from the MIS acquisition	15,320	—
Goodwill arising from the Roccor acquisition	6,725	—
Goodwill arising from the LoadPath acquisition	4,813	—
Change arising from impact of foreign currency	344	—

Ending Balance	$52,711	$—

COSMOS INTERMEDIATE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note I – Intangible Assets

The intangible asset balances and accumulated amortization are as follows:

	Successor
	December 31, 2020
	Gross carrying amount	Accumulated amortization	Net carrying amount	Weighted average useful life in years
Intangible assets subject to amortization:

Customer relationships	$31,541	$(899)	$30,642	19
Technology	25,368	(1,508)	23,860	12
Trademarks	6,344	(393)	5,951	9
Intangible assets not subject to amortization:
Cosmos Tradename	300	—	300
IPR&D	208	—	208

Total	$63,761	$(2,800)	$60,961

Amortization expense related to intangible assets was $2,800 thousand, $0 thousand, and $0 thousand for the Successor 2020 Period, Predecessor 2020 Period, and Predecessor 2019 Period, respectively.

Estimated amortization expense for the next five years is $6,274 thousand, $6,111 thousand, $5,957 thousand, $5,570 thousand, $5,145 thousand, respectively.

Note J – Debt

Predecessor Debt

Crestmark Equipment Finance Agreement

On May 13, 2017 the Predecessor entered into a financing agreement with Crestmark Equipment Finance, Inc. (the “Crestmark Equipment Finance Agreement”) for $715 thousand to finance equipment. The Crestmark Equipment Finance Agreement had a nominal and effective interest rate of 8.88% per annum and a maturity date of May 1, 2021. The Crestmark Equipment Finance Agreement was collateralized by various assets including (a) space-ready AMF 3D printers, (b) an earth-ready AMF 3D printer, (c) Dimension Elite 3D printers, and (d) a 12x12 clean room. As of June 22, 2020, the Predecessor repaid the $187 thousand outstanding balance under the Crestmark Equipment Finance Agreement with the proceeds from the sale of MIS.

Navitas Credit Corp. Equipment Finance Agreement

On December 4, 2019 the Predecessor entered into a financing agreement with Navitas Credit Corporation (the “Navitas Credit Corp. Equipment Finance Agreement”) for $72 thousand to finance office furniture. The Navitas Credit Corp. Equipment Finance Agreement had a nominal and effective interest rate of 6.74% per annum and a maturity date of November 1, 2024. As of June 22, 2020 the Predecessor repaid the $64 thousand outstanding balance under the Navitas Credit Corp. Equipment Finance Agreement with the proceeds from the sale of MIS.

COSMOS INTERMEDIATE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Space Florida Loans

The Predecessor entered into certain loan agreements with Space Florida (the “Space Florida Loans”) as follows:

(i)

On March 29, 2017, the Predecessor entered into a loan agreement for $1,000 thousand (the “2017 Space Florida Loan”) to fund a portion of the development of the Predecessor’s space-based optical fiber manufacturing business. The 2017 Space Florida Loan had a nominal and effective interest rate of 5.00% per annum and a maturity date of March 1, 2022.

(ii)

On December 17, 2018, the Predecessor entered into a second loan agreement for $1,000 thousand (the “2018 Space Florida Loan”) to fund a portion of the Predecessor’s space manufacturing business. The 2018 Space Florida Loan had a nominal and effective interest rate of 5.00% per annum and a maturity date of December 1, 2023. The loan was collateralized by various equipment including (a) an in-space recycler and (b) an additive manufacturing filament production unit.

(iii)

On October 23, 2019, the Predecessor entered into a third loan agreement for $1,000 thousand (the “2019 Space Florida Loan”) to fund a portion of the development of the Predecessor’s space manufacturing business. The 2019 Space Florida Loan had a nominal and effective interest rate of 5.00% per annum and a maturity date of October 1, 2024. The loan was collateralized by a turbine ceramic manufacturing module as well as the properties collateralized in the previous loans.

As of June 22, 2020, the Predecessor repaid the $3,000 thousand outstanding balance under the Space Florida Loans with the proceeds from the sale of MIS.

Interest expense in relation to the Predecessor debt (the Crestmark Equipment Finance Agreement, the Navitas Credit Corp., Equipment Finance Agreement, and the Space Florida Loans) was $0, $83 thousand, and $139 thousand for the Successor 2020 Period, Predecessor 2020 Period, and Predecessor 2019 Period, respectively.

Successor Debt

Adams Street Capital Credit Agreement

On October 28, 2020, the Company entered into a credit agreement with Adams Street Capital (the “Adams Street Credit Agreement”). The Adams Street Credit Agreement includes the following:

(i)

A $31,000 thousand term loan (the “Adams Street Term Loan”) that matures on October 28, 2026 with a nominal interest rate of 7.00%, based on an applicable spread of 6.00% and a London Interbank Offered Rate (“LIBOR”) floor of 1.00%, and an effective interest rate of 7.23% per annum. Proceeds from the loan were used to finance the acquisition of Roccor, pay acquisition-related costs, fund working capital needs (including the payment of any working capital adjustment pursuant to the acquisition agreement), and other general corporate purposes.

(ii)

A $5,000 thousand revolving credit facility (the “Adams Street Revolving Credit Facility”) that matures on October 28, 2026 with a nominal interest rate of 7.00%, per annum based on an applicable spread of 6.00% and a LIBOR floor of 1.00%, and an effective interest rate of 7.23%. The Company is also subject to undrawn commitment fees of 0.50% and had not drawn on the available commitment as of December 31, 2020 (Successor); proceeds from the revolving credit facility will be used to fund working capital needs, and other general corporate purposes.

(iii)	A $15,000 thousand delayed draw term loan (the “Adams Street Delayed Draw Term Loan”) that matures on October 28, 2026 with a nominal and effective interest rate of 7.00% per annum, based on

COSMOS INTERMEDIATE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

an applicable spread of 6.00% and a LIBOR floor of 1.00%, and an effective interest rate of 7.23%. The Company had not drawn on the available commitment as of December 31, 2020 (Successor); proceeds will be used to finance acquisitions.

The Adams Street Credit Agreement requires the Company to meet certain financial and other covenants and is secured by a security interest in all right, title or interest in or to certain assets and properties owned by the Company and the guarantors included in the Adams Street Credit Agreement. As of December 31, 2020 (Successor), the Company remained compliant with the covenant requirements.

Silicon Valley Bank Loan Agreement

On August 31, 2020, the Company entered into a $45,350 thousand loan agreement with Silicon Valley Bank (the “Original SVB Loan”), which was subsequently modified on October 28, 2020 to (i) increase the available commitment by $5,718 thousand and (ii) apply a $568 thousand principal payment toward the outstanding balance of the Original SVB Loan; this resulted in a modified loan (the “SVB Loan”) for $50,500 thousand. On October 30, 2020, the Company made a $4,000 thousand principal payment. The balance as of December 31, 2020 (Successor) is $46,500 thousand. The SVB Loan has a nominal interest rate of 2.75% per annum, an effective interest rate of 2.78%, and a maturity date of August 31, 2021. Proceeds from the SVB Loan were used to repay certain obligations due to AE, finance the MIS acquisition, contribute to working capital, and fund the Company’s general business requirements. The SVB Loan requires the Company to meet certain financial and other covenants and is guaranteed by AE. The SVB Loan is included within long-term debt on the Company’s consolidated balance sheets as the Company amended the term to September 30, 2022.

Paycheck Protection Program (“PPP”) Loans

Prior to their acquisition dates, MIS and LoadPath received PPP Loans for $1,463 thousand (the “MIS PPP Loan”) and $339 thousand (the “LoadPath PPP Loan”), respectively. Under the terms of the MIS PPP Loan and LoadPath PPP Loan, MIS and LoadPath could apply for forgiveness under the PPP regulations if MIS and LoadPath used the proceeds of the loan for their payroll costs and other expenses in accordance with the requirements of the PPP. MIS and LoadPath used the entire available commitment for qualifying expenses; MIS applied for forgiveness on December 16, 2020. The purchase agreement with the sellers of MIS and LoadPath stipulated that the MIS PPP Loan and the LoadPath PPP Loan would be settled from funds held in escrow as part of the acquisition; as such, the MIS PPP Loan and the LoadPath PPP Loan are not an obligation of the Company and did not have a balance on the opening balance sheets as of the respective acquisition dates. The funds to settle the portion of the MIS PPP Loan and LoadPath PPP Loan, if any, which is not forgiven by the Small Business Administration (“SBA”) were placed in an escrow account prior to the MIS and the LoadPath acquisitions. After final determination by the SBA of the amount deemed forgivable, the forgiveness amount shall be disbursed to the sellers of MIS and LoadPath and any forgivable loan escrow funds remaining shall be paid to the Company.

On May 1, 2020, prior to its acquisition, DSS received a PPP Loan for $1,058 thousand (the “DSS PPP Loan”). Under the terms of the DSS PPP Loan, DSS could apply for forgiveness under the PPP regulations if DSS used the proceeds of the loan for its payroll costs and other expenses in accordance with the requirements of the PPP. Proceeds from the DSS PPP loan, including interest calculated at a nominal and effective interest rate of 1.00% per annum, were included in a DSS savings account as of the DSS acquisition date. Any amount of the DSS PPP Loan forgiven and proportionate interest amount will be released to the seller of DSS. The Company has not and does not plan to use any of the DSS PPP Loan

COSMOS INTERMEDIATE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

funds assumed as part of the DSS acquisition; the remaining unforgiven balance of the loan will be paid according to the terms of DSS PPP Loan. The Company has not and does not plan to seek forgiveness for any of qualifying expenses incurred subsequent to the DSS acquisition under the DSS PPP Loan funds assumed as part of the DSS acquisition; any remaining unforgiven balance of the loan will be paid according to the terms of DSS PPP Loan.

The Predecessor and the Successor debt balances are summarized as follows:

	Successor	Predecessor
	December 31, 2020	December 31, 2019
Crestmark Equipment Finance Agreement	$—	$283
Navitas Credit Corp. Equipment Finance Agreement	—	71
2017 Space Florida Loan	—	1,000
2018 Space Florida Loan	—	1,000
2019 Space Florida Loan	—	1,000
Adams Street Term Loan	31,000	—
Adams Street Revolving Credit Facility	—	—
Adams Street Delayed Draw Term Loan	—	—
SVB Loan Agreement	46,500	—
DSS PPP Loan	1,058	—

Total debt	$78,558	$3,354
Less: unamortized discounts and issuance costs	842	50

Total debt, net	$77,716	$3,304
Less: current portion	1,074	208
Long-term debt, net	$76,642	$3,096

The maturities of the Company’s long-term debt outstanding as of December 31, 2020 (Successor) are as follows:

	2021	2022	2023	2024	2025	Thereafter	Total
Adams Street Term Loan	310	310	310	310	310	29,450	31,000
SVB Loan Agreement	—	46,500	—	—	—	—	46,500
DSS PPP Loan	764	294	—	—	—	—	1,058

Total	1,074	47,104	310	310	310	29,450	78,558

Interest expense, including the amortization of debt issuance costs, charged for the Successor 2020 Period was $878 thousand.

COSMOS INTERMEDIATE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note K – Leases

The Company is obligated under certain operating leases for its facilities and office equipment. Certain facility leases contained predetermined fixed escalation of minimum rents at rates ranging from 1.50% to 3.23% per annum and renewal options that could extend certain leases to up to five additional years; the office equipment lease contained a renewal option that could extend the lease to consecutive 60-day terms and a purchase option. As of December 31, 2020 (Successor), the future annual minimum lease payments for operating leases are as follows:

Fiscal Year	Total
2021	$1,620
2022	1,633
2023	1,647
2024	1,675
2025	1,363
Thereafter	570

Total	$8,508

The Company records rent expense on a straight-line basis over the life of the lease. Rent expense under all leases for the Successor Period 2020, Predecessor 2020 Period, and Predecessor 2019 Period was $1,091 thousand, $228 thousand, and $625 thousand, respectively.

COSMOS INTERMEDIATE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note L – Income Taxes

The components of income before income taxes and income tax expense were as follows:

	Successor	Predecessor
	Period from February 10, 2020 to December 31, 2020	Period from January 1, 2020 to June 21, 2020	Year ended December 31, 2019
Income before income taxes:
U.S.	$(18,017)	$(1,783)	$(2,976)
Foreign	(16)	65	(371)

	$(18,033)	$(1,718)	$(3,347)

Income tax expense (benefit):
Federal:
Current	—	(387)	7
Deferred	(3,064)	—	—

	(3,064)	(387)	7
State:
Current	—	3	3
Deferred	(595)	—	—

	(595)	3	3
Foreign:
Current	—	—	—
Deferred	—	—	—

	—	—	—

	$(3,659)	$(384)	$10

COSMOS INTERMEDIATE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is the reconciliation of the amounts computed using the federal statutory income tax rate and the amounts computed using the effective income tax rate:

	Successor	Predecessor
	Period from February 10, 2020 to December 31, 2020	Period from January 1, 2020 to June 21, 2020	Year ended December 31, 2019
Tax (benefit) at federal statutory rates	$(3,787)	$(361)	$(703)
State income tax (benefit), net of federal tax benefit	(595)	29	(30)
Research and development tax credits	(20)	(460)	(636)
Permanent differences	57	(17)	44
Tax (benefits) /non-deductible expense related to stock compensation	—	(119)	458
Acquisition costs	685	—	—
Reserves for unrecognized income tax benefits	1	386	644
Change in valuation allowance	—	129	166
Other	—	29	67

	$(3,659)	$(384)	$10

The components of net deferred tax assets (liabilities) are as follows:

	Successor	Predecessor
	December 31, 2020	December 31, 2019
Deferred tax assets:
Accrued expenses and reserves	$493	$5
Deferred rent	82	50
Tax credit carryforwards	346	6
Deferred revenue	1,168	1,006
Net operating loss carryforwards	3,467	325
Interest disallowance	271	—
Equity-based compensation	—	142

Total deferred tax assets	5,827	1,534
Valuation allowance	(57)	(1,505)

Net deferred tax assets	5,770	29
Deferred tax liabilities:
Depreciation and amortization	(12,949)	(1)
Other	(188)	(28)

Total deferred tax liabilities	(13,137)	(29)

As reported:
Net deferred tax assets (liabilities)	$(7,367)	$—

COSMOS INTERMEDIATE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The changes in valuation allowance were as follows:

Description	Balance at Beginning of Year	Provision Charged (Credited) to Expense	Acquired	Balance at End of Year
Successor period from February 10, 2020 to December 31, 2020	$—	$(20)	$77	$57

Predecessor period from January 1, 2020 to June 21, 2020	$1,505	$112	$—	$1,617

Predecessor year ended December 31, 2019	$1,244	$261	$—	$1,505

In assessing the realizability of deferred income tax assets, the Company considers whether it is more-likely- than-not that some or all of the deferred income tax assets will not be realized. The ultimate realization of the deferred income tax assets is dependent upon the generation of future taxable income during the periods in which the net operating loss (“NOL”) and tax credit carryforwards are available. As of December 31, 2020 (Successor) and 2019 (Predecessor), the Company’s valuation allowance was $57 and $1,505, respectively. The change in the valuation allowance is primarily as a result of the recording of deferred tax liabilities for fixed and intangible assets in connection with the acquisitions discussed in Note C Business Combinations. As of December 31, 2020 (Successor), the Company has determined that it is more-likely-than-not that the deferred tax assets will be utilized.

The Company has federal and state NOLs and other tax credit carryforwards. Due to changes in the Company’s ownership, the utilization of NOL carryforwards and research and development credit carryforwards, that can be used to offset future taxable income, are subject to annual limits in accordance with Internal Revenue Code (“IRC”) Section 382, as well as similar state provisions. The Company does not expect Section 382 to limit the Company’s ability to realize its deferred tax assets.

As of December 31, 2020 (Successor), the Company’s Federal NOL carryforwards are $13,202 resulting in a deferred tax asset of $2,772. The Company has deferred tax assets from state NOL carryforwards of $639 thousand. The Company has deferred tax assets from foreign NOLs of $56 thousand. U.S federal NOL can be carried forward indefinitely, and state NOL carryforwards will expire in various years beginning in 2034. Foreign NOLs begin expiring in 2036. As of December 31, 2020 (Successor), the Company has available Federal research and development credit carryforwards of $344 which will expire if unused starting in 2035 and $2 of foreign tax credit carry forwards which do not expire.

As of December 31, 2020 (Successor), the Company is no longer subject to U.S. Federal income tax examinations for years prior to 2017. Operating loss or tax credit carryforwards generated prior to 2017 may be subject to tax audit adjustment.

The Company accounts for uncertain income tax positions pursuant to the guidance in ASC Topic 740, Income Taxes. Some uncertain income tax position liabilities have been recorded against the Company’s deferred income tax assets to offset such tax attribute carryforwards and other positions that cannot be offset by tax attributes until liability has been booked.

COSMOS INTERMEDIATE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The changes in reserves for unrecognized income tax benefits are as follows:

	Successor	Predecessor
	Period from February 10, 2020 to December 31, 2020	Period from January 1, 2020 to June 21, 2020	Year ended December 31, 2019
Unrecognized tax benefits, beginning of period	$1,671	$1,275	$639
Increases for tax positions taken related to a prior period	—	105	—
Increases for tax positions taken during the current period	—	291	636

Unrecognized tax benefits, end of period	$1,671	$1,671	$1,275

The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expenses. The Company does not anticipate a material impact to the consolidated financial statements in the next 12 months as a result of uncertain tax positions and expiring statutes of limitation.

On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). The CARES Act is an emergency economic stimulus package that includes spending and tax incentives to strengthen the U.S. economy and fund a nationwide effort to curtail the effect of the COVID-19 pandemic. While the CARES Act provides sweeping tax changes in response to the COVID-19 pandemic, some of the more significant provisions which are expected to impact the Company’s consolidated financial statements include 5-year carryback of NOLs generated in 2018, 2019 and 2020, the removal of certain limitations on the utilization of NOLs, increasing the ability to deduct interest expense, and amending certain provisions of the previously enacted Tax Cuts and Jobs Act. As of December 31, 2020 (Successor) the impact of the CARES Act included a refund of $406 for NOL carrybacks in the Company’s income tax provision.

Note M – Employee Benefit Plans

401(k) Plan

The Predecessor maintained a qualified 401(k) plan (the “Predecessor 401(k) Plan”) for its U.S. employees. The Predecessor did not make any contributions to the plan for the Predecessor 2019 Period or the Predecessor 2020 Period.

The Company maintains three qualified 401(k) plans for its U.S. employees: the Redwire 401(k) plan, the Roccor 401(k) plan, and the LoadPath 401(k) plan. During the Successor 2020 Period, the Company matched employee contributions up to 50% for the Redwire 401(k) plan; the Company matched employee contributions up to 100% for the Roccor 401(k) plan and the LoadPath 401(k) plan. The Company recognized expense for matching contributions related to all plans of $187 thousand for the Successor 2020 Period.

Note N – Commitments and Contingencies

Contingencies in the Normal Course of Business

Under certain contracts with the U.S. government and certain governmental entities, contract costs, including indirect costs, are subject to audit by and adjustment through negotiation with governmental representatives. Revenue is recorded in amounts expected to be realized on final settlement of any such audits.

COSMOS INTERMEDIATE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Legal Proceedings

The Company is subject to litigation, claims, investigations and audits arising from time to time in the ordinary course of business. Although legal proceedings are inherently unpredictable, the Company believes that it has valid defenses with respect to any matters currently pending against the Company and intends to defend itself vigorously. The outcome of these matters, individually and in the aggregate, is not expected to have a material impact on the Company’s consolidated balance sheets, statements of operations, or cash flows.

Business Combinations

The Company has acquired and plans to continue to acquire businesses with prior operating histories. Acquired companies may have unknown or contingent liabilities. The associated acquisition costs incurred in the form of professional fees and services may be material to the future periods in which they occur, regardless of whether the acquisition is ultimately completed.

Note O – Equity

Predecessor

Prior to October 11, 2019 the Predecessor had one class of issued and outstanding shares of common stock (“Common Stock”). On October 11, 2019 the Predecessor filed an amended and restated certificate of incorporation that reallocated the Predecessor’s Common Stock to a new class of common stock: Class F common stock (“Class F Common Stock”). Effective October 11, 2019 two and one half-tenth of the Predecessor’s issued and outstanding Common Stock was reallocated to issued and outstanding Class F Common Stock (the “Common Stock Recapitalization”). Class F Common Stock-holders and Preferred Stock holders were entitled to the same voting rights as the Common Stock-holders. In addition, Class F Common Stock shares were convertible to Common Stock shares at the option of the holder. Class F Common Stock-holders were entitled to receive dividends on a pro rata basis with the Common Stock- holders.

Profits, losses, and distributions of the Predecessor were allocated among the classes of shares, as provided for in the amended and restated certificate of incorporation.

Pursuant to the Successor’s acquisition of MIS on June 22, 2020, there were no shares of Common Stock, Class F Common Stock, and Preferred Stock issued and outstanding as of that date.

Successor

The Successor has an unlimited number of authorized Successor units (“Units”), of which 100 Units are issued and outstanding as of December 31, 2020 (Successor).

Profits and losses of the Successor are allocated among the Units based on the allocation of such profits and losses for purposes of calculating the Unit holders’ capital account balances; distributions are made to Unit holders based on their percentage interests at the times and in the aggregate amounts determined by the Successor’s board of managers (the “Board”). The LLC agreement stipulates that any indemnity by the Successor shall be provided out of and to the extent of the Successor’s assets only; members do not have personal liability for any such indemnity.

Note P – Redeemable Preferred Stock

Concurrent with the Common Stock Recapitalization, one-tenth of the Predecessor’s issued and outstanding Common Stock was reallocated to issued and outstanding preferred stock (“Preferred Stock” in the

COSMOS INTERMEDIATE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

“Preferred Stock Recapitalization”). Preferred Stock shares were convertible to Common Stock shares at the option of the holder and had preference in the event of any liquidation, either voluntary or involuntary, in excess of the stated par value of the Preferred Stock shares; Preferred Stock holders were entitled to receive dividends on a pro rata basis with the Class F Common Stock holders and the Common Stock holders. The Common Stock Recapitalization and the Preferred Stock Recapitalization are, collectively, the “Recapitalization.”

The Preferred Stock shares are considered redeemable securities under GAAP due to the existence of redemption provisions upon a deemed liquidation event, which is outside the Company’s control. Therefore, they are presented as temporary equity in the mezzanine section of the consolidated balance sheet for the Predecessor 2019 Period. The Preferred Stock shares have been recorded at their issuance date fair value. As the Preferred Stock shares were not redeemable and not probable of becoming redeemable, adjustment to the initial carrying amount to the liquidation value of $9,015 thousand was not necessary.

The changes in the redeemable Preferred Stock balance for the Predecessor 2020 Period and the Predecessor 2019 Period are as follows:

	Predecessor
	Period from January 1, 2020 to June 21, 2020	Year ended December 31, 2019
Balance at beginning of period	9,015	—
Recapitalization	—	9,015

Balance at end of period	9,015	9,015

Note Q – Equity-Based Compensation

Predecessor

2011 Equity Incentive Plan

Prior to June 22, 2020 the Predecessor maintained a plan to provide a performance incentive and to encourage stock ownership by employees, officers, and directors of the Predecessor (“the 2011 Equity Incentive Plan”). 1,000,000 Predecessor common stock shares were reserved and available for grant and issuance pursuant to the 2011 Equity Incentive Plan.

COSMOS INTERMEDIATE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Under the 2011 Equity Incentive Plan, incentive stock options (“ISOs”) could only be granted to employees, while non-qualified stock options (“NQSOs”) could be granted to employees, officers, directors, and other service providers of the Predecessor. ISOs and NQSOs had a four-year graded vesting period, with a quarter of each grant vesting one year from the grant date and 2.08% vesting monthly thereafter over 36 months; the vesting of ISOs was subject to continued employment. The maximum term over which ISOs and NQSOs were exercisable was 10 years from the date the ISOs or the NQSOs were granted.

	Predecessor
	Period from January 1, 2020 to June 21, 2020	Year ended December 31, 2019
Grant date fair value of options granted	$—	$17
Intrinsic value of options exercised	—	62
Grant date fair value of shares vested	9	23
Cash received from options exercised	—	16
Tax benefit from options exercised	—	(3)

The Predecessor recognized the equity-based compensation cost related to the 2011 Equity Incentive Plan over the requisite service period using the straight-line attribution method. The Predecessor used the Black-Scholes OPM for measuring the fair value of the awards for which equity-based compensation cost was recognized under the 2011 Equity Incentive Plan. The assumptions used in determining the fair value of ISOs and NQSOs for the Predecessor 2020 Period and the Predecessor 2019 Period are as follows:

Predecessor
	Period from January 1, 2020 to June 21, 2020	Year ended December 31, 2019
Range of expected time to exit (years)	3-5	3-5
Range of volatilities	55.00-63.09%	55.00-63.09%
Range of risk-free interest rates	1.33-2.51%	1.33-2.51%

The expected time to exit used in the determination of the fair value of the ISOs and NQSOs was based on the expected time to liquidity assessed by the Predecessor. The historical volatility used in the determination of the fair value of the ISOs and NQSOs was based on analysis of the historical volatility of comparable public companies and factors specific to the Predecessor. Selling, general and administrative for the Predecessor 2020 Period and the Predecessor 2019 Period included approximately $7 thousand and $22 thousand of equity-based compensation related to ISOs and NQSOs. The related tax benefit for the Predecessor 2020 Period and the Predecessor 2019 Period was $1 thousand and $5 thousand, respectively.

COSMOS INTERMEDIATE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Certain unvested ISOs and NQSOs became fully vested and were settled for $523 thousand of the purchase consideration on the MIS acquisition date. Accelerated vesting was triggered by the actions of the Successor, therefore fair value of the consideration attributable to the accelerated equity-based awards relating to post-acquisition services of $102 thousand has been recognized in the Successor 2020 Period; the related tax benefit for the Successor 2020 Period was $21 thousand. The component relating to pre-acquisition services has been included as part of the MIS purchase consideration. There were no remaining ISOs and NQSOs outstanding as of December 31, 2020 (Successor).

	ISOs and NQSOs	Weighted- average exercise price
Outstanding as of December 31, 2019	133,661	$1.47
Forfeited	(2,900)	$1.80
Settled or cancelled	(130,761)	$1.46

Outstanding as of December 31, 2020	—

Predecessor Promissory Notes

Between 2014 and 2017, the Predecessor extended loans to three key members of management for the purchase of Predecessor shares for a principal of $1,022 thousand (the “Predecessor Promissory Notes”). The Predecessor Promissory Notes were secured by the underlying shares and were nonrecourse to the respective debtor’s personal assets. The Predecessor Promissory Notes carried interest at between 1.85% and 1.91% per annum, and were expected to mature between April 2020 and June 2023 or earlier upon the occurrence of certain events specified in the Predecessor Promissory Notes.

The Predecessor Promissory Notes represented in-substance ISOs with a grant date fair value of $520 thousand and the equity-based compensation expense related to them was recognized over the requisite service period of four years. Pursuant to the Recapitalization, a Release of Security Interest Agreement, dated October 17, 2019, was executed between the three debtors of the Predecessor Promissory Notes and the Predecessor. The Release of Security Interest Agreement stipulated the release of the Predecessor’s security interest in the portion of the Common Stock issued to each debtor of the Predecessor Promissory Notes that was reclassified to Class F Common Stock and to Preferred Stock in the Recapitalization, while retaining the security interest in the portion that remained as Common Stock after the Recapitalization. These events resulted in a modification of the original in-substance options associated with the Predecessor Promissory Notes; the total incremental cost resulting from this modification was $2,170 thousand.

Selling, general and administrative for the Predecessor 2020 Period and the Predecessor 2019 Period included approximately $988 thousand and $2,267 thousand of equity-based compensation related to Predecessor Promissory Notes, including the incremental cost related to the modification resulting from the Release of Security Interest Agreement. The Predecessor 2020 Period equity-based compensation expense also includes the expense related to the accelerated vesting of the Predecessor Promissory Notes; in accordance with the original terms of the grants, on June 22, 2020, the Successor’s acquisition of MIS accelerated the vesting of the Predecessor Promissory Notes in-substance options, and the related principal and interest outstanding on the such notes was forgiven. The tax benefit of equity-based compensation related to the Predecessor Promissory Notes for the Predecessor 2020 Period and the 2019 Predecessor Period was $208 thousand and $476 thousand, respectively.

COSMOS INTERMEDIATE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The assumptions used in determining the fair value of the in-substance ISOs represented by the Predecessor Promissory Notes for the Predecessor 2020 Period and the Predecessor 2019 Period are as follows:

Predecessor
	Period from January 1, 2020 to June 21, 2020	Year ended December 31, 2019
Range of expected time to exit (years)	3-5	3-5
Range of volatilities	55.00-63.09%	55.00-63.09%
Range of Predecessor Promissory Notes interest rates	1.85-1.91%	1.85-1.91%
Range of risk-free interest rates	1.33-1.62%	1.33-1.62%

The expected time to exit used in the determination of the fair value of the Predecessor Promissory Notes was based on the expected time to liquidity assessed by the Predecessor. The historical volatility used in the determination of the fair value of the in-substance ISOs represented by the Predecessor Promissory Notes was based on analysis of the historical volatility of comparable public companies and factors specific to the Predecessor.

	Predecessor
	Period from January 1, 2020 to June 21, 2020	Year ended December 31, 2019
Grant date fair value of shares vested	12	228

	In-substance ISOs represented by the Predecessor Promissory Notes	Weighted- average exercise price
Outstanding as of December 31, 2019	1,028,784	$0.99
Settled or cancelled	(1,028,784)	$0.99

Outstanding as of December 31, 2020	—

Successor

Class P Unit Incentive Plan

The Company’s Parent adopted a written compensatory benefit plan (the “Class P Unit Incentive Plan”) to provide incentives to existing or new employees, officers, managers, directors, or other service providers of the Company or its subsidiaries in the form of the Parent’s class P Units (“Incentive Units”). Incentive Units have a participation threshold of $1.00 and are divided into three tranches (“Tranche I,” “Tranche II,” and “Tranche III”): Tranche I, Tranche II, and Tranche III Incentive Units are subject to performance-based, service-based, and market-based conditions.

•	The performance condition relates to the sale of the Parent or the occurrence of a liquidity event for Tranche I and sale of the Parent for Tranche II and Tranche III

•

The service condition relates to the five-year required service period of the grantee for Tranche I and continued employment of the grantee through the performance condition achievement date for Tranche II and Tranche III

COSMOS INTERMEDIATE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•

The market-based condition relates to a target internal rate of return, as defined in the Class P Unit Incentive Plan, required from the sale of the Parent or liquidity event, for Tranche I, Tranche II, and Tranche III

Equity-based compensation for awards with performance conditions is based on the probable outcome of the related performance condition. The vesting for each tranche of the Incentive Units is contingent on the sale of the Parent or a liquidity event. As such events are not considered probable until they occur, recognition of equity-based compensation for the Incentive Units is deferred until the sale of the Parent or a liquidity event occurs. Once the event occurs, unrecognized compensation cost associated with the performance-vesting Incentive Units (based on their grant date fair value) will be recognized based on the portion of the requisite service period that has been rendered.

The grant date fair value of the Incentive Units was $1,900 thousand for the Successor 2020 Period. There was no equity-based compensation recognized for the Successor 2020 Period; as of December 31, 2020 (Successor), there was approximately $1,894 thousand of unrecognized compensation costs related to Incentive Units.

Certain information related to the Incentive Units is presented as follows:

Incentive Units
Unvested and outstanding as of December 31, 2019	—
Granted	6,170,000
Forfeited	(18,750)

Unvested and outstanding as of December 31, 2020	6,151,250

The assumptions used in determining the fair value of the Incentive Units for the Successor 2020 Period are as follows:

Successor
Period from February 10, 2020 to December 31, 2020
Volatility	$70.1%
Risk-free interest rate	0.25%
Expected time to exit (years)	3.50

The volatility used in the determination of the fair value of the Incentive Units was based on analysis of the historical volatility of guideline public companies and factors specific to the Successor.

COSMOS INTERMEDIATE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note R – Net Loss per Unit

The numerators and denominators of the basic and diluted net loss per Unit are computed as follows (in thousands, except for Unit data):

Successor
Period from February 10, 2020 to December 31, 2020
Basic and diluted net income (loss) per Unit
Numerator:
Net loss	$(14,374)
Denominator:
Weighted average Units outstanding – basic and diluted	100
Basic and diluted net income (loss) per Unit	(144)

There were no potentially issuable Units or other dilutive securities in the Successor 2020 Period.

Note S – Geographic Information and Significant Customers

The Company has customers located in the United States, Luxembourg, Germany, Japan, Korea, Poland, and Taiwan. Revenues based on the geographic location of the Company’s customers are as follows:

	Successor	Predecessor
	Period from February 10, 2020 to December 31, 2020	Period from January 1, 2020 to June 21, 2020	Year ended December 31, 2019
U.S.	$38,774	$15,856	$18,795
Luxembourg	1,535	795	218
Germany	46	—	—
Japan	62	—	—
Korea	147	—	—
Poland	169	—	—
Taiwan	52	—	—

Total net revenues	$40,785	$16,651	$19,013

Substantially all of the Company’s property, plant and equipment were in the U.S. as of December 31, 2020 (Successor) and 2019 (Predecessor), respectively.

Net revenues by customer grouping are as follows:

	Successor	Predecessor
	Period from February 10, 2020 to December 31, 2020	Period from January 1, 2020 to June 21, 2020	Year ended December 31, 2019
Civil Space	$23,571	$15,844	$17,751
National security	7,034	684	1,043
Commercial and other	10,180	123	219

Total net revenues	$40,785	$16,651	$19,013

COSMOS INTERMEDIATE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The majority of the Company’s net revenues are derived from government contracts. Customers comprising 10% or more of net revenues are as follows:

	Successor	Predecessor
	Period from February 10, 2020 to December 31, 2020	Period from January 1, 2020 to June 21, 2020	Year ended December 31, 2019
NASA	$21,352	$15,020	$17,393

	$21,352	$15,020	$17,393

Note T – Related Parties

On June 5, 2020, Cosmos Parent, LLC acquired the customer contracts and all intellectual property, including the name “Redwire”, and all of Redwire’s trademarks and goodwill associated therewith, from certain officers of the Company in exchange for 300,000 Parent Units valued at $1.00 each.

The Company made $4,874 thousand payment to AE in October 2020, which is reflected as an intercompany receivable due from AE on the consolidated balance sheet as of December 31, 2020 (Successor). This amount was repaid in February 2021.

The Company paid $2,726 thousand in acquisition support fees to AE, of which $500 thousand related to an annual management fee and $2,226 thousand related to deal closing fees from the acquisition funds flow statements.

Note U – Subsequent Events

The Successor has evaluated subsequent events from the date of the consolidated balance sheet through the date the consolidated financial statements were issued on May 11, 2021.

On January 15, 2021, the Cosmos Acquisition, LLC acquired 100% of the equity interests of Oakman Aerospace, Inc. (“Oakman”) in exchange for cash and equity. Oakman’s proprietary digital engineering modular, open systems software environment, ACORN, enables the next generation of digitally engineered spacecraft that optimizes the balance between cost and tailorability in spacecraft design and development. Under the terms of the securities purchase agreement, Oakman’s shareholders received purchase consideration of $15,159 thousand, $14,159 thousand of which was paid in cash and $1,000 thousand in equity. The Company drew $15,000 thousand on the Adams Street Delayed Draw Term Loan to finance the Oakman acquisition.

On February 17, 2021, the Cosmos Acquisition, LLC acquired 100% of the equity interests of Deployable Space Systems, Inc. (“DPSS”) in exchange for cash. DPSS’s mission is to develop new and enabling deployable technologies for space applications, transition emerging technologies to industry for infusion into future Department of Defense, NASA, and commercial programs and design, analyze, build, test and deliver on-time the highest quality deployable solar arrays, deployable structures and space system products available. Under the terms of the securities purchase agreement, DPSS’s shareholders received purchase consideration of $24,773 thousand in cash. The Company amended the Adams Street Capital Credit Agreement to increase the principal amount by an additional $32,000 thousand on the Adams Street Term Loan to finance the DPSS acquisition.

On April 2, 2021, the Company subsequently amended the SVB Loan Agreement to extend the term from August 2021 to September 30, 2022.

COSMOS INTERMEDIATE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On March 24, 2021, the Company’s Parent amended the Class P Unit Incentive Plan so that the Tranche I and the Tranche III Incentive Units will immediately become fully vested, subject to continued employment or provision of services, upon the closing of the transaction stipulated in the Agreement and Plan of Merger (the “Merger Agreement”) dated March 25, 2021. The Company’s Parent also amended the Class P Unit Incentive Plan so that the Tranche II Incentive Units will vest on any liquidation event, as defined in the Class P Unit Incentive Plan, rather than only upon consummation of the sale of the Parent, subject to the market-based condition stipulated in the Class P Unit Incentive Plan prior to its amendment. As of March 24, 2021, there was approximately $27,942 thousand of unrecognized compensation costs related to Incentive Units.

On March 25, 2021, the Company’s Parent entered into the Merger Agreement by and among Genesis Park Acquisition Corp. (“Genesis Park”), Shepard Merger Sub Corporation, a Delaware corporation and direct, wholly owned subsidiary of Genesis Park (“Merger Sub”), the Company, and the Company’s Parent. Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination”) by which Merger Sub will merge with and into the Company, with the Company being the surviving entity in the merger (the “First Merger”), and (iii) immediately following the First Merger, the Company will merge with and into Genesis Park, with Genesis Park being the surviving entity in the merger (the “Second Merger” and, together with the First Merger, being collectively referred to as the “Mergers”).

COSMOS INTERMEDIATE, LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands of U.S. dollars)

	Successor March 31, 2021	Successor December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$16,225	$22,076
Accounts receivable, net	14,170	6,057
Contract assets	8,567	4,172
Inventory	399	330
Income tax receivable	688	688
Related party receivable	—	4,874
Prepaid expenses and other current assets	3,792	1,109

Total current assets	43,841	39,306

Property, plant and equipment, net	4,706	3,262
Goodwill	69,063	52,711
Intangible assets, net	93,657	60,961
Other non-current assets	128	534

Total assets	$211,395	$156,774

Liabilities and Equity
Current liabilities:
Accounts payable	$10,150	$7,158
Notes payable to sellers	1,440	1,827
Short-term debt, including current portion of long-term debt	1,720	1,074
Accrued expenses	12,099	7,462
Deferred revenue	19,436	15,665
Other current liabilities	1,018	378

Total current liabilities	45,863	33,564

Long-term debt	116,974	76,642
Deferred tax liabilities	15,152	7,367
Other non-current liabilities	6	6

Total liabilities	177,995	117,579

Equity:
Additional paid-in capital	55,173	53,063
Accumulated deficit	(22,048)	(14,374)
Accumulated other comprehensive income	275	506

Members’ equity	33,400	39,195

Total liabilities and members’ equity	$211,395	$156,774

The accompanying notes are an integral part of the condensed consolidated financial statements.

COSMOS INTERMEDIATE, LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(Unaudited)

(In thousands of U.S. dollars, except unit and per unit data)

	Successor		Predecessor
	Three month period ended March 31, 2021	Period from February 10, 2020 to March 31, 2020	Three month period ended March 31, 2020
Revenues	$31,698	$968	$8,154
Cost of sales	24,221	637	6,077

Gross margin	7,477	331	2,077
Operating expenses:
Selling, general and administrative	11,256	368	1,169
Research and development	996	56	227
Transaction expenses	2,417	1,738	—

Operating (loss) income	(7,192)	(1,831)	681
Interest income	(1)	—	(6)
Interest expense	1,422	—	47
Other expense, net	87	—	1

(Loss) income before income taxes	(8,700)	(1,831)	639
Income tax benefit	(1,026)	—	(120)
Net (loss) income	$(7,674)	$(1,831)	$759

Basic and diluted net loss per Unit	$(77)	$(18)	$—

Weighted-average Units outstanding:
Basic and diluted	100	100	—

Comprehensive (loss) income:
Net (loss) income	$(7,674)	$(1,831)	$759
Foreign currency translation (loss) gain, net of tax	(231)	—	3

Total other comprehensive (loss) income, net of tax	(231)	—	3

Total comprehensive (loss) income	$(7,905)	$(1,831)	$762

The accompanying notes are an integral part of the condensed consolidated financial statements.

COSMOS INTERMEDIATE, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Unaudited)

(In thousands of U.S. dollars, except share and unit data)

For the Predecessor Q1 2020 Period

	Common Stock		Class F Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss)	Total Shareholders’ (Deficit)
	Shares	Par Value	Shares	Par Value
Predecessor Balance as of December 31, 2019	2,401,881	$—	1,316,467	$—	$10	(13,198)	$(8)	(13,196)
Equity-based compensation expense	—	—	—		4	—	—	4
Foreign currency translation, net of tax	—	—	—	—	—	—	3	3
Net income	—	—	—	—	—	759	—	759

Predecessor Balance at March 31, 2020	2,401,881	$—	1,316,467	$—	$14	(12,439)	$(5)	(12,430)

For the Successor Q1 2020 Period

						Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Members’ Equity (Deficit)
				Units	Amount
Successor Balance as of February 10, 2020				—	$—	$—	$—	$—
Parent’s contributions				100	36,200	—	—	36,200
Net loss				—	—	(1,831)	—	(1,831)

Successor Balance at March 31, 2020				100	$36,200	$(1,831)	$—	$34,369

For the Successor 2021 Period

						Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Members’ Equity (Deficit)
				Units	Amount
Successor Balance as of December 31, 2020				100	$53,063	$(14,374)	$506	$39,195
Parent units issued for acquisitions				—	2,110	—	—	2,110
Foreign currency translation, net of tax				—	—	—	(231)	(231)
Net loss				—	—	(7,674)	—	(7,674)

Successor Balance as of March 31, 2021				100	$55,173	$(22,048)	$275	$33,400

The accompanying notes are an integral part of the condensed consolidated financial statements.

COSMOS INTERMEDIATE, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands of U.S. dollars)

	Successor		Predecessor
	Three month period ended March 31, 2021	Period from February 10, 2020 to March 31, 2020	Three month period ended March 31, 2020
Cash flows from operating activities:
Net (loss) income	$(7,674)	$(1,831)	$759
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization expense	2,271	87	30
Amortization of debt issuance costs and discount	59	—	9
Stock based compensation expense	—	—	4
Income tax (benefits) expense	(1,026)	—	72
Changes in assets and liabilities:
Accounts receivable	(5,053)	160	(469)
Contract assets	(2,669)	66	(209)
Inventory	(20)	27	(2)
Prepaid expenses and other assets	(2,125)	632	(112)
Accounts payable and accrued expenses	5,081	(409)	762
Deferred revenue	(43)	(69)	692
Other liabilities	(1,450)	—	(35)
Notes payable to seller	124	—	—

Net cash (used in) provided by operating activities	(12,525)	(1,337)	1,501

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(38,385)	(32,496)	—
Purchases of property, plant and equipment, net	(576)	—	(184)
Settlement of related party receivable	4,874	—	—

Net cash used in investing activities	(34,087)	(32,496)	(184)

Cash flows from financing activities:
Repayments of term loans	(4,991)	—	(49)
Payment of term loan fees to third parties	(60)	—	—
Proceeds from term loans	45,970	—	—
Parent’s contribution	—	36,200	—

Net cash provided by (used in) financing activities	40,919	36,200	(49)

Effect of foreign currency rate changes on cash and cash equivalents	(158)	—	(67)

Net (decrease) increase in cash and cash equivalents	(5,851)	2,367	1,201
Cash and cash equivalents at beginning of period	22,076	—	9,292

Cash and cash equivalents at end of period	$16,225	$2,367	$10,493

Cash paid (received) during the period for:
Interest	$1,235	$—	$37
Supplemental disclosures – non cash activities:
Non-cash investing activity
Parent’s contribution for acquisition of businesses	$(2,110)	$—	$—
Property, plant and equipment expenditures included in accounts payable or accrued liabilities	$90	$—	$—

The accompanying notes are an integral part of the condensed consolidated financial statements.

COSMOS INTERMEDIATE, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands of U.S. dollars, except share and unit amounts)

Note A – Description of the Business

AE Industrial Partners Fund II, LP (“AEI”), a private equity firm specializing in aerospace, defense, and government services, formed a series of acquisition vehicles on February 10, 2020, which included Cosmos Parent, LLC, Cosmos Intermediate, LLC, Cosmos Finance, LLC and Cosmos Acquisition, LLC, with Cosmos Parent, LLC being the top holding company. Cosmos Parent, LLC owned 100% of the equity in Cosmos Intermediate, LLC; Cosmos Intermediate, LLC owned 100% of the equity in Cosmos Finance, LLC; Cosmos Finance, LLC owned 100% of the equity in Cosmos Acquisition, LLC. Upon the formation of these acquisition vehicles, Cosmos Intermediate, LLC (“Successor”) effected a number of acquisitions through its wholly owned subsidiary, Cosmos Acquisition, LLC.

These acquisitions included Adcole Space, LLC (“Adcole”), Deep Space Systems, Inc. (“DSS”), In Space Group, Inc. and its subsidiaries (collectively “MIS” or “Predecessor”), Roccor, LLC (“Roccor”), and LoadPath, LLC (“LoadPath”) as of December 31, 2020.

During the three month period ended March 31, 2021, the following acquisitions were completed:

•

On January 15, 2021, the Company acquired Oakman Aerospace, Inc. (“Oakman”), which was established in 2012. Oakman specializes in the development of modular open system architecture, rapid spacecraft design and development, and custom missions, payloads, and applications. Oakman’s proprietary digital engineering modular, open systems software environment, ACORN, enables the next generation of digitally engineered spacecraft that optimizes the balance between cost and tailor ability in spacecraft design and development.

•

On February 17, 2021, the Company acquired Deployable Space Systems, Inc. (“DPSS”), which was established in 2008. DPSS’ mission is to develop new and enabling deployable technologies for space applications, transition emerging technologies to industry for infusion into future Department of Defense (“DoD”), NASA, and/or commercial programs and design, analyze, build, test and deliver on-time the deployable solar arrays, deployable structures and space system products. DPSS has developed a one of a kind, patented roll out solar array (“ROSA”) technology which is a new and innovative mission-enabling rolled flexible blanket solar array system that offers greatly improved performance over state-of-the-art rigid panel solar arrays.

The Successor is a wholly owned subsidiary of Redwire, LLC (“Parent”). The Predecessor, which is comprised of MIS before its acquisition date, and the Successor, including Adcole, DSS, MIS, Roccor, LoadPath, Oakman, and DPSS, after the acquisition of each, respectively, are collectively referred to as “the Company.” The Company develops and manufactures a wide array of space infrastructure solutions and provides advanced engineering, modeling and simulation services to enable future space missions. Many of these products and services have been enabling space missions since the 1960s and have been flight-proven on over 150 satellite missions, including high-priority missions such as the GPS constellation, New Horizons and Perseverance. The Company also is a provider of innovative technologies with the potential to help transform the economics of space and create new markets for its exploration and commercialization.

Note B – Summary of Significant Accounting Policies

Basis of Presentation

The three month period ended March 31, 2021 (the “Successor 2021 Period”), and the period from February 10 (inception) to March 31, 2020 (the “Successor Q1 2020 Period”) relate to the activity of Cosmos Intermediate, LLC and its subsidiaries. MIS was identified as the Predecessor through an analysis

COSMOS INTERMEDIATE, LLC NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(In thousands of U.S. dollars, except share and unit amounts)

of various factors, including the size, financial characteristics, ongoing management, and order in which the acquired entities were acquired. The three month period ended March 31, 2020 (the “Predecessor Q1 2020 Period”) relates to the activity of MIS and its subsidiaries.

The accompanying condensed consolidated financial statements have been prepared in accordance with the United States (“U.S.”) generally accepted accounting principles (“GAAP”) for interim financial statement information. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. The year-end condensed consolidated balance sheet data was derived from audited financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America. In the opinion of management, the condensed consolidated financial statements include all adjustments, consisting of adjustments associated with acquisition accounting and normal recurring adjustments, necessary for the fair statement of such financial statements. All intercompany balances and transactions have been eliminated in consolidation.

The Company’s unaudited interim condensed consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements and related notes for the period ended December 31, 2020. Interim results are not necessarily indicative of the results for a full year.

There have been no significant changes from the significant accounting policies disclosed in Note B of the “Notes to Consolidated Financial Statements” included in the annual consolidated financial statements for the period ended December 31, 2020.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results could differ from those estimates. Accounting policies subject to estimates include valuation of intangible assets and contingent consideration, revenue recognition, income taxes, and equity-based compensation.

Recently Issued Accounting Pronouncements

The FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which supersedes the current lease requirements in ASC 840, Leases. ASU 2016-02 requires lessees to recognize a right-of-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. Currently, leases are classified as either capital or operating, with any capital leases recognized on the condensed consolidated balance sheets. The reporting of lease-related expenses in the condensed consolidated statements of operations and cash flows will be generally consistent with the current guidance. The new lease guidance will be effective for the year ending December 31, 2022 and will be applied using a modified retrospective transition method to either the beginning of the earliest period

COSMOS INTERMEDIATE, LLC NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(In thousands of U.S. dollars, except share and unit amounts)

presented or the beginning of the year of adoption. The Company is currently evaluating the impact of adopting the new standard. The adoption of this standard will require the recognition of a right of use asset and liability on the Company’s condensed consolidated balance sheets.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments–Credit Losses (Topic 326) (“ASU 2016-13”), an amendment of the FASB Accounting Standards Codification. Subsequent to the issuance of ASU 2016-13, there were various updates that amended and clarified the impact of ASU 2016-13. ASU 2016-13 broadens the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The amendments in ASU 2016-13 will require an entity to record an allowance for credit losses for certain financial instruments and financial assets, including accounts receivable, based on expected losses rather than incurred losses. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. An entity must use judgment in determining the relevant information and estimation methods that are appropriate in its circumstances. The use of forecasted information incorporates more timely information in the estimate of expected credit losses. The new guidance will be effective for the years beginning after December 15, 2022. The Company does not expect this guidance to have a material impact on its condensed consolidated financial statements or related disclosures.

Note C – Business Combinations

Adcole Acquisition

On March 2, 2020, the Successor acquired 100% of the equity interest of Adcole in exchange for cash. The acquisition supports the Company’s growth in its offering of space structures.

The following table summarizes the fair value of the consideration transferred and the estimated fair values of the major classes of assets acquired and liabilities assumed as of the acquisition date.

March 2, 2020
Cash paid	$32,640

Purchase consideration	$32,640

Assets:
Cash	$156
Accounts receivable	840
Contract assets	1,427
Inventory	212
Prepaid expenses and other current assets	661
Property, plant and equipment	444
Intangible assets	9,690

$13,430

Liabilities:
Accounts payable	$894
Accrued expenses	644
Deferred revenue	777

$2,315

Fair value of net identifiable assets acquired	11,115

Goodwill	$21,525

COSMOS INTERMEDIATE, LLC NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(In thousands of U.S. dollars, except share and unit amounts)

The following table summarizes the intangible assets acquired by class:

March 2, 2020
Trademark	$1,000
Technology	2,400
Customer relationships	6,100
In-process research and development (“IPR&D”)	190

Total intangible assets	$9,690

The fair value of the acquired trademark and technology was estimated using the relief from royalty (“RFR”) method. The fair value of the acquired customer relationships was estimated using the excess earnings method. The fair value of the IPR&D was estimated using the replacement cost method.

The acquisition was accounted for as a business combination, whereby the excess of the consideration paid over the fair value of identifiable net assets was allocated to goodwill. The goodwill reflects the potential synergies and expansion of the Company’s offerings across product lines and markets complementary to its existing products and markets. For tax purposes, the goodwill is deductible over 15 years.

The results of operations of the acquired businesses for the period from March 2, 2020 to March 31, 2020 have been included in the results of operations for the Successor Q1 2020 Period; the post-acquisition revenues and net loss included in the Successor Q1 2020 Period were $968 thousand and ($93) thousand, respectively. The acquisition-related costs included in transaction expenses in the condensed consolidated statement of operations for the Successor Q1 2020 Period were $1,738 thousand.

DSS Acquisition

On June 1, 2020, the Successor acquired 100% of the equity interest of DSS in exchange for cash and 1,000,000 units of the Successor’s Parent’s equity (“Parent Units”). The acquisition supports the Company’s growth in its offering of engineering solutions.

The following table summarizes the fair value of the consideration transferred and the estimated fair values of the major classes of assets acquired and liabilities assumed as of the acquisition date.

June 1, 2020
Cash paid	$3,940
Equity issued	1,000

Purchase consideration	$4,940

Assets:
Cash	$1,071
Accounts receivable	1,282
Contract assets	107
Inventory	39
Prepaid expenses and other current assets	37
Property, plant and equipment	710
Intangible assets	850
Other non-current assets	26

$4,122

COSMOS INTERMEDIATE, LLC NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(In thousands of U.S. dollars, except share and unit amounts)

June 1, 2020
Liabilities:
Accounts payable	$284
Deferred revenue	188
Current portion of long-term debt	353
Other current liabilities	1,178
Long-term debt	705
Deferred tax liabilities	458

$3,166

Fair value of net identifiable assets acquired	956

Goodwill	$3,984

The following table summarizes the intangible assets acquired by class:

June 1, 2020
Trademark	$150
Customer relationships	700

Total intangible assets	$850

The amounts above represent the current preliminary fair value estimates but the measurement period is still open and subject to further adjustments as additional information becomes available and as additional analyses and final allocations are completed.

The fair value of the acquired trademark was determined using the RFR method. The fair value of the acquired customer relationships was determined using the excess earnings method.

The acquisition was accounted for as a business combination, whereby the excess of the purchase consideration over the fair value of identifiable net assets was allocated to goodwill. The goodwill reflects the potential synergies and expansion of the Company’s offerings across product lines and markets complementary to its existing products and markets. For tax purposes, the goodwill is not deductible.

MIS Acquisition

On June 22, 2020, the Successor acquired 100% of the equity interest of MIS in exchange for cash and 2,615,726 Parent Units. The acquisition supports the Company’s growth in its offering of space structures.

The purchase agreement with the sellers of MIS awarded such sellers with a contingent right to an earnout payment from the Company upon the achievement of certain revenue milestones over the year ended December 31, 2020. The earnout amount would be computed as $1.50 for every $1.00 of MIS Revenue (as defined in the purchase agreement), in excess of $40,000 thousand for the year ended December 31, 2020, and the contingent earnout shall not exceed $15,000 thousand or be less than $0. The fair value of the MIS contingent earnout was estimated using the Black-Scholes option pricing model (“OPM”). There has been no change to the earnout contingency as of March 31, 2021. The assumptions used in the Black-Scholes OPM were as follows:

MIS Black-Scholes OPM Assumptions
Risk-free interest rate	0.2%
Revenue discount rate	6.5%
Revenue volatility	30.0%
Earnout payment discount rate	5.9%

COSMOS INTERMEDIATE, LLC NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(In thousands of U.S. dollars, except share and unit amounts)

The following table summarizes the fair value of the consideration transferred and the estimated fair values of the major classes of assets acquired and liabilities assumed as of the acquisition date.

June 22, 2020
Cash paid	$42,177
Equity issued	2,616
Contingent consideration	600

Purchase consideration	$45,393

Assets:
Cash	$13,559
Accounts receivable	585
Contract assets	665
Property, plant and equipment	451
Intangible assets	35,000
Other non-current assets	676

$50,936

Liabilities:
Accounts payable	$3,689
Deferred revenue	7,128
Other current liabilities	2,749
Deferred tax liabilities	7,297

$20,863

Fair value of net identifiable assets acquired	30,073

Goodwill	$15,320

The following table summarizes the intangible assets acquired by class:

June 22, 2020
Trademarks	$3,400
Technology	16,000
Customer relationships	15,600

Total intangible assets	$35,000

The amounts above represent the current preliminary fair value estimates but the measurement period is still open and subject to further adjustments as additional information becomes available and as additional analyses and final allocations are completed.

The fair value of the acquired trademark and technology was estimated using the RFR method. The fair value of the acquired customer relationships was estimated using the excess earnings method.

The acquisition was accounted for as a business combination, whereby the excess of the purchase consideration over the fair value of identifiable net assets was allocated to goodwill. The goodwill reflects the potential synergies and expansion of the Company’s offerings across product lines and markets complementary to its existing products and markets. For tax purposes, the goodwill is not deductible.

COSMOS INTERMEDIATE, LLC NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(In thousands of U.S. dollars, except share and unit amounts)

Roccor Acquisition

On October 28, 2020, the Successor acquired 100% of the equity interest of Roccor in exchange for cash and 1,564,531 Parent Units. The acquisition supports the Company’s growth in its offering of space structures.

The purchase agreement with the sellers of Roccor awarded such sellers with a contingent right to an earnout payment from the Company upon the achievement of certain revenue milestones for the year ended December 31, 2021. The earnout amount would be based on one of the following: (i) $0 if Roccor revenue for the year ended December 31, 2021 is less than $30,000 thousand, (ii) $1,000 thousand if Roccor revenue for the year ended December 31, 2021 is equal to or greater than $30,000 thousand but less than $40,000 thousand, (iii) $2,000 thousand if Roccor revenue for the year ended December 31, 2021 is equal to or greater than $40,000 thousand. The fair value of the Roccor contingent earnout was estimated using the Black-Scholes OPM; the fair value of the Roccor contingent earnout was $550 thousand as of the acquisition date. The assumptions used in the Black-Scholes OPM were as follows:

Roccor Black-Scholes OPM Assumptions
Risk-free interest rate	0.1%
Revenue discount rate	7.0%
Revenue volatility	30.0%
Earnout payment discount rate	4.0%

The purchase agreement also stipulated that certain funds in the amount of $466 thousand were to be held in escrow (the “PBR Escrow”), subject to a variance (the “PBR Variance”), for the benefit of the sellers. The PBR Variance was defined as the excess revenue recorded by Roccor for the year ended December 31, 2020, based on the difference between Roccor’s forecasted revenues and Roccor’s actual revenues for the eight months ended August 31, 2020. Upon determination of the PBR Variance, an amount equal to (i) the PBR Escrow less (ii) the PBR Variance will be disbursed to the sellers of Roccor; any remaining PBR Escrow funds will be disbursed to the Company. Since the transfer of the PBR Escrow funds is contingent upon the PBR Variance, the Company’s obligation to deliver the PBR Escrow funds net of PBR Variance was determined to be a contingent consideration. The fair value of the PBR Variance was determined to be $359 thousand as of the acquisition date, therefore contingent consideration related to PBR Escrow was determined to be $107 thousand. PBR Escrow amount of $107 thousand was paid to sellers of Roccor in March 2021.

COSMOS INTERMEDIATE, LLC NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(In thousands of U.S. dollars, except share and unit amounts)

The following table summarizes the fair value of the consideration transferred and the estimated fair values of the major classes of assets acquired and liabilities assumed as of the acquisition date.

October 28, 2020
Cash paid	$15,683
Equity issued	1,565
Contingent consideration	657

Purchase consideration	$17,905

Assets:
Cash	$6,161
Accounts receivable	517
Contract assets	1,797
Property, plant and equipment	1,128
Intangible assets	13,400
Other non-current assets	361

$23,364

Liabilities:
Accounts payable	$1,880
Deferred revenue	3,240
Other current liabilities	5,112
Deferred tax liabilities	1,952

$12,184

Fair value of net identifiable assets acquired	11,180

Goodwill	$6,725

The following table summarizes the intangible assets acquired by class:

October 28, 2020
Trademarks	$1,200
Technology	6,500
Customer relationships	5,700

Total intangible assets	$13,400

The amounts above represent the current preliminary fair value estimates but the measurement period is still open and subject to further adjustments as additional information becomes available and as additional analyses and final allocations are completed.

The fair value of the acquired trademark and technology was estimated using the RFR method. The fair value of the acquired customer relationships was estimated using the excess earnings method.

The acquisition was accounted for as a business combination, whereby the purchase consideration over the fair value of identifiable net assets was allocated to goodwill. The goodwill reflects the potential synergies and expansion of the Company’s offerings across product lines and markets complementary to its existing products and markets. For tax purposes, the goodwill is not deductible.

COSMOS INTERMEDIATE, LLC NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(In thousands of U.S. dollars, except share and unit amounts)

LoadPath Acquisition

On December 11, 2020, the Successor acquired 100% of the equity interest of LoadPath in exchange for cash and 800,000 Parent Units. The acquisition supports the Company’s growth in its offering of engineering solutions.

The following table summarizes the fair value of the consideration transferred and the estimated fair values of the major classes of assets acquired and liabilities assumed as of the acquisition date.

December 11, 2020
Cash paid	$7,598
Equity issued	800

Purchase consideration	$8,398

Assets
Cash	$995
Accounts receivable	1,208
Contract assets	187
Prepaid expenses and other current assets	2
Property, plant and equipment	42
Intangible assets	4,230

$6,664

Liabilities
Accounts payable	$334
Deferred revenue	394
Other current liabilities	1,203
Deferred tax liabilities	1,148

$3,079

Fair value of net identifiable assets acquired	3,585

Goodwill	$4,813

The following table summarizes the intangible assets acquired by class:

December 11, 2020
Trademarks	$560
Technology	370
Customer relationships	3,300

Total intangible assets	$4,230

The amounts above represent the current preliminary fair value estimates but the measurement period is still open and subject to further adjustments as additional information becomes available and as additional analyses and final allocations are completed.

The fair value of the acquired trademark and technology was estimated using the RFR method. The fair value of the acquired customer relationships was estimated using the excess earnings method.

The acquisition was accounted for as a business combination, whereby the excess of purchase consideration over the fair value of identifiable net assets was allocated to goodwill. The goodwill reflects the potential synergies and expansion of the Company’s offerings across product lines and markets complementary to its existing products and markets. For tax purposes, the goodwill is not deductible.

COSMOS INTERMEDIATE, LLC NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(In thousands of U.S. dollars, except share and unit amounts)

Oakman Acquisition

On January 15, 2021, the Successor acquired 100% of the equity interest of Oakman for cash and 1,000,000 Parent Units. The acquisition supports the Company’s growth in its offering of engineering solutions.

The following table summarizes the fair value of the consideration transferred and the estimated fair values of the major classes of assets acquired and liabilities assumed as of the acquisition date.

January 15, 2021
Cash paid	$12,142
Equity issued	2,110

Purchase consideration	$14,252

Assets:
Accounts receivable	$1,279
Contract assets	121
Inventory	40
Prepaid expenses and other current assets	50
Property, plant and equipment	493
Intangible assets	10,600

$12,583

Liabilities:
Accounts payable	$46
Accrued expenses	2,022
Deferred revenue	253
Other current liabilities	45
Deferred tax liabilities	2,831

$5,197

Fair value of net identifiable assets acquired	7,386

Goodwill	$6,866

The following table summarizes the intangible assets acquired by class:

January 15, 2021
Trademark	$100
Technology	5,600
Customer relationships	4,900

Total intangible assets	$10,600

The amounts above represent the current preliminary fair value estimates but the measurement period is still open and subject to further adjustments as additional information becomes available and as additional analyses and final allocations are completed.

The fair value of the acquired trademark and technology was estimated using the RFR method. The fair value of the acquired customer relationships was estimated using the excess earnings method. The fair value of the IPR&D was estimated using the replacement cost method.

COSMOS INTERMEDIATE, LLC NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(In thousands of U.S. dollars, except share and unit amounts)

The acquisition was accounted for as a business combination, whereby the excess of the consideration paid over the fair value of identifiable net assets was allocated to goodwill. The goodwill reflects the potential synergies and expansion of the Company’s offerings across product lines and markets complementary to its existing products and markets. For tax purposes, the goodwill is deductible over 15 years.

The results of operations of the acquired businesses for the period from January 15, 2021 to March 31, 2021 have been included in the results of operations for the three month period ended March 31, 2021 (Successor 2021 Period); the post-acquisition revenues and net loss included in the period were $1,456 thousand and ($204) thousand, respectively. The acquisition-related costs included in transaction expenses in the condensed consolidated statement of operations for the three month period ended March 31, 2021 (Successor 2021 Period) were $97 thousand.

DPSS Acquisition

On February 17, 2021, the Successor acquired 100% of the equity interest of DPSS in exchange for cash. The acquisition supports the Company’s growth in its offering of deployable technology.

The following table summarizes the fair value of the consideration transferred and the estimated fair values of the major classes of assets acquired and liabilities assumed as of the acquisition date.

February 17, 2021
Cash paid	$27,132

Purchase consideration	$27,132

Assets:
Cash	$711
Accounts receivable	1,270
Contract assets	1,605
Inventory	3
Prepaid expenses and other current assets	53
Property, plant and equipment	734
Intangible assets	24,160
Other non-current assets	48

$28,584

Liabilities:
Accounts payable	$1,186
Accrued expenses	1,282
Deferred revenue	3,830
Deferred tax liabilities	6,058

$12,356

Fair value of net identifiable assets acquired	16,228

Goodwill	$10,904

COSMOS INTERMEDIATE, LLC NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(In thousands of U.S. dollars, except share and unit amounts)

The following table summarizes the intangible assets acquired by class:

February 17, 2021
Trademark	$160
Technology	11,900
Customer relationships	12,100

Total intangible assets	$24,160

The amounts above represent the current preliminary fair value estimates but the measurement period is still open and subject to further adjustments as additional information becomes available and as additional analyses and final allocations are completed.

The fair value of the acquired trademark was determined using the RFR method. The fair value of the acquired customer relationships was determined using the excess earnings method.

The acquisition was accounted for as a business combination, whereby the excess of the purchase consideration over the fair value of identifiable net assets was allocated to goodwill. The goodwill reflects the potential synergies and expansion of the Company’s offerings across product lines and markets complementary to its existing products and markets. For tax purposes, the goodwill is not deductible.

The results of operations of the acquired businesses for the period from February 17, 2021 to March 31, 2021 have been included in the results of operations for the three month period ended March 31, 2021 (Successor 2021 Period); the post-acquisition revenues and net loss included in the three month period ended March 31, 2021 (Successor 2021 Period) were $4,323 thousand and ($201) thousand, respectively. The acquisition-related cost, which are included in transaction expenses in the condensed consolidated statement of operations for the three month period ended March 31, 2021 (Successor 2021 Period) were $2,069 thousand.

Pro Forma Financial Data (Unaudited)

The following table presents the pro forma combined results of operations for the business combinations for the three month periods ended March 31, 2021 and 2020 as though the acquisitions of Adcole, DSS, MIS, Roccor, and LoadPath (the “2020 business combinations”) had been completed as of January 1, 2019, and the acquisitions of Oakman and DPSS (the “2021 business combinations”) had been completed as of January 1, 2020. The three month period ended March 31, 2021 (Successor 2021 Period) includes the pre-acquisition 2021 period and Successor 2021 period for all entities. The three month period ended March 31, 2020 (Successor Q1 2020 Period) includes the Predecessor Q1 2020 Period, the Successor Q1 2020 Period, and the pre-acquisition period for all business combinations.

	Pro forma for the three month period ended
	March 31, 2021	March 31, 2020
Revenues	$36,005	$29,818
Net (loss) income	(6,341)	2,115

The amounts included in the pro forma information are based on the historical results and do not necessarily represent what would have occurred if the 2021 business combinations had taken place as of January 1, 2020 and the 2020 business combinations had taken place as of January 1, 2019, nor do they represent the

COSMOS INTERMEDIATE, LLC NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(In thousands of U.S. dollars, except share and unit amounts)

results that may occur in the future. Accordingly, the pro forma financial information should not be relied upon as being indicative of the results that would have been realized had the business combination occurred as of the date indicated or that may be achieved in the future.

During the three month period ended March 31, 2021 (Successor 2021 Period), the Company incurred $2,166 thousand of acquisition related costs attributable to the business combinations. These expenses are reflected in the pro forma earnings for the three month period ended March 31, 2020 (Successor Period 2020), in the table above. For the three month period ended March 31, 2021 (Successor 2021 Period), these expenses are included in transaction expenses on the condensed consolidated statement of operations.

Note D – Fair Value of Financial Instruments

Cash and cash equivalents, accounts receivable, inventories, prepaid expenses and other current assets, accounts payable, salaries and benefits payable, accrued interest, and other accrued expenses and current liabilities are reflected on the condensed consolidated balance sheets at amounts that approximate fair value because of the short-term nature of these financial assets and liabilities.

As of March 31, 2021 (Successor 2021), the fair value of the Company’s debt approximates its carrying value and is classified as a Level 2 fair value in the fair value hierarchy as it is based on discounted cash flows using a current borrowing rate.

Contingent consideration consists of estimated future payments related to the Successor’s acquisitions of MIS and Roccor. As certain inputs are not observable in the market, contingent consideration payments are classified as Level 3 instruments and included in note payable to seller on the Successor’s condensed consolidated balance sheets. Significant changes in the significant unobservable inputs used in the Black-Scholes OPM used to determine the fair value of contingent consideration would result in a significantly lower or higher fair value measurement. The Company adjusts the previous fair value estimate of contingent consideration at each reporting period while considering changes in forecasted financial performance and overall change in risk based on the period of time elapsed.

Financial liabilities measured at fair value on a recurring basis are as follows:

		Successor
		March 31, 2021
	Balance Sheet Location	Level 1	Level 2	Level 3	Total
Liabilities:
Contingent consideration	Notes payable to sellers			1,263	1,263

The changes in the fair value of contingent consideration are as follows:

Level 3
December 31, 2020	$1,257
Additions	113
Changes in fair value	—
Settlements	(107)

March 31, 2021	$1,263

COSMOS INTERMEDIATE, LLC NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(In thousands of U.S. dollars, except share and unit amounts)

Note E – Accounts Receivable, net

The accounts receivable balance is composed as follows:

	Successor
	March 31, 2021	December 31, 2020
Accounts Receivable, net
Billed receivables	$13,971	$5,352
Unbilled receivables	199	705

Total	$14,170	$6,057

Accounts receivable are recorded for amounts to which the Company is entitled and has invoiced to the customer. Allowance for doubtful accounts was not material in any period and therefore not presented in the financial statements. The Company identified a portion of accounts receivable that was unbilled to the customer at March 31, 2021 (Successor 2021) and at December 31, 2020 (Successor 2020) but was subsequently invoiced in April 2021 and January 2021, respectively.

Note F – Inventory

The inventory balances of $399 thousand as of March 31, 2021 (Successor 2021) and $330 thousand as of December 31, 2020 (Successor 2020) related to raw materials. The Company did not have inventory reserves as of March 31, 2021 (Successor) or December 31, 2020 (Successor 2020).

Note G – Property, Plant and Equipment, net

The property, plant and equipment, net balances are as follows:

	Successor
	March 31, 2021	December 31, 2020
Computer equipment	$957	$739
Furniture and fixtures	474	442
Laboratory equipment	1,979	1,357
Software	518	359
Leasehold improvements	1.434	672
Less: accumulated depreciation	(656)	(307)

	$4,706	$3,262

Depreciation expense related to property, plant and equipment was $349 thousand, $13 thousand and $30 thousand for the Successor 2021 Period, Successor Q1 2020 Period, and Predecessor Q1 2020 Period, respectively.

The Company occasionally designs and builds its own machinery. The cost of these projects, including direct material and labor, and other indirect costs attributable to the construction, are capitalized as construction in progress. No provision for depreciation is made on construction in progress until the related assets are completed and placed in service.

COSMOS INTERMEDIATE, LLC NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(In thousands of U.S. dollars, except share and unit amounts)

Note H – Goodwill

The Company performed an annual qualitative assessment of impairment as of October 1, 2020 for each of the three reporting units, Mission Solutions, Space Components, and Engineering Services, concluding there was no impairment. The Company also concluded that there were no indicators of impairment requiring further testing during the three month period ended March 31, 2021 (Successor).

The changes in the carrying amount of goodwill are as follows:

Successor
March 31, 2021
Beginning Balance	$52,711
Measurement period adjustment — DSS acquisition	(85)
Measurement period adjustment — MIS acquisition	(512)
Measurement period adjustment — Roccor acquisition	(684)
Goodwill arising from the Oakman acquisition	6,866
Goodwill arising from the DPSS acquisition	10,904
Change arising from impact of foreign currency	(137)

Ending Balance	$69,063

The Company’s estimate of the amount payable to/receivable from the seller as of the acquisition date changed during the Successor 2021 Period. These changes primarily related to settlement of net working capital adjustment, adjustment for cash true-up, and earnout payment adjustments. These changes were caused by new information becoming available during the Successor 2021 Period relating to events and circumstances existing at the acquisition date, therefore measurement period adjustments were recorded.

Successor
December 31, 2020
Beginning Balance at February 10, 2020	$—
Goodwill arising from the Adcole acquisition	21,525
Goodwill arising from the DSS acquisition	3.984
Goodwill arising from the MIS acquisition	15,320
Goodwill arising from the Roccor acquisition	6,725
Goodwill arising from the LoadPath acquisition	4,813
Change arising from impact of foreign currency	344

Ending Balance	$52,711

COSMOS INTERMEDIATE, LLC NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(In thousands of U.S. dollars, except share and unit amounts)

Note I – Intangible Assets

The intangible asset balances and accumulated amortization are as follows:

	Successor
	As of March 31, 2021
	Gross carrying amount	Accumulated amortization	Net carrying amount	Weighted average useful life in years
Intangible assets subject to amortization:
Customer relationships	$48,469	(1,524)	46,945	19
Technology	42,796	(2,531)	40,265	14
Trademarks	6,588	(667)	5,921	9
Intangible assets not subject to amortization:
Cosmos Tradename	300	—	300
IPR&D	226	—	226

Total	$98,379	(4,722)	93,657

	Successor
	December 31, 2020
	Gross carrying amount	Accumulated amortization	Net carrying amount	Weighted average useful life in years
Intangible assets subject to amortization:
Customer relationships	$31,541	$(899)	$30,642	19
Technology	25,368	(1,508)	23,860	12
Trademarks	6,344	(393)	5,951	9
Intangible assets not subject to amortization:
Cosmos Tradename	300	—	300
IPR&D	208	—	208

Total	$63,761	$(2,800)	$60,961

Amortization expense related to intangible assets was $1,922 thousand, $74 thousand, and $0 thousand for the Successor 2021 Period, Successor Q1 2020 Period, and Predecessor Q1 2020 Period, respectively.

Note J – Debt

Adams Street Capital Credit Agreement

On October 28, 2020, the Company entered into a credit agreement with Adams Street Capital (the “Adams Street Credit Agreement”). The Adams Street Credit Agreement includes a $31,000 thousand term loan commitment, $5,000 thousand revolving credit facility commitment, and $15,000 thousand delayed draw term loan, all of which mature on October 28, 2026. On January 15, 2021, the Company drew $15,000 thousand on the delayed draw term loan to finance the Oakman acquisition. On February 17, 2021, the Company amended the Adams Street Capital Credit Agreement to increase the principal amount of the

COSMOS INTERMEDIATE, LLC NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(In thousands of U.S. dollars, except share and unit amounts)

Adams Street Term Loan by an additional $32,000 thousand, which was incurred to finance the DPSS acquisition.

Silicon Valley Bank Loan Agreement

On August 31, 2020, the Company entered into a $45,350 thousand loan agreement with Silicon Valley Bank, which was subsequently modified to increase the principal on October 28, 2020 (the “SVB Loan”). On April 2, 2021, the Company subsequently amended the SVB Loan Agreement to extend the term from August 2021 to September 30, 2022.

As of March 31, 2021 (Successor 2021) and as of December 31, 2020 (Successor 2020), the Company remained compliant with the covenant requirements.

Paycheck Protection Program (“PPP”) Loans

On May 1, 2020, prior to its acquisition, DSS received a PPP Loan for $1,058 thousand (the “DSS PPP Loan”). Under the terms of the DSS PPP Loan, DSS could apply for forgiveness under the PPP regulations if DSS used the proceeds of the loan for its payroll costs and other expenses in accordance with the requirements of the PPP. Proceeds from the DSS PPP loan, including interest calculated at a nominal and effective interest rate of 1.00% per annum, were included in a DSS savings account as of the DSS acquisition date. Any amount of the DSS PPP Loan forgiven and proportionate interest amount will be released to the seller of DSS. The Company has not and does not plan to use any of the DSS PPP Loan funds assumed as part of the DSS acquisition; the remaining unforgiven balance of the loan will be paid according to the terms of DSS PPP Loan.

The debt balances are summarized as follows:

	Successor
	March 31, 2021	December 31, 2020
Adams Street Term Loan	$30,921	$31,000
Adams Street Revolving Credit Facility	—	—
Adams Street Delayed Draw Term Loan	14,963	—
Adams Street Incremental Term Loan	32,000	—
SVB Loan Agreement	41,619	46,500
DSS PPP Loan	1,058	1,058

Total debt	$120,561	$78,558
Less: unamortized discounts and issuance costs	1,867	842

Total debt, net	$118,694	$77,716
Less: current portion	1,720	1,074

Long-term debt, net	$116,974	$76,642

COSMOS INTERMEDIATE, LLC NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(In thousands of U.S. dollars, except share and unit amounts)

The maturities of the Company’s long-term debt outstanding as of March 31, 2021 (Successor 2021) are as follows:

	2021	2022	2023	2024	2025	Thereafter	Total
Adams Street Term Loan	310	310	310	310	310	29,450	31,000
Adams Street Delayed Draw Term Loan	240	320	320	320	320	30,480	32,000
Adams Street Incremental Term Loan	150	150	150	150	150	14,250	15,000
SVB Loan Agreement	4,874	41,626	—	—	—	—	46,500
DSS PPP Loan	764	294	—	—	—	—	1,058

Total	6,338	42,700	780	780	780	74,180	125,558

Interest expense, including the amortization of debt issuance costs, charged for the three month period ended March 31, 2021 (Successor 2021 Period) was $1,410 thousand.

Note K – Leases

The Company is obligated under certain operating leases for its facilities and office equipment. Certain facility leases contained predetermined fixed escalation of minimum rents at rates ranging from 1.50% to 4.17% per annum and renewal options that could extend certain leases to up to five additional years; the office equipment lease contained a renewal option that could extend the lease to consecutive 60-day terms and a purchase option.

As of March 31, 2021 (Successor 2021), the future annual minimum lease payments for operating leases are as follows:

Fiscal Year	Total
2021 Remaining	$2,034
2022	2,824
2023	2,883
2024	2,848
2025	1,913
Thereafter	1,187

Total	$13,689

The Company records rent expense on a straight-line basis over the life of the lease. Rent expense under all leases for the Successor 2021 Period, Successor Q1 2020 Period, and Predecessor Q1 2020 Period was $811 thousand, $115 thousand, and $28 thousand, respectively.

Note L – Income Taxes

The Company’s effective income tax rate on pre-tax income from continuing operations is as follows:

	Successor		Predecessor
	Three month period ended March 31, 2021	Period from February 10, 2020 to March 31, 2020	Three month period ended March 31, 2020
Effective tax rate	11.8%	0%	(18.8)%

COSMOS INTERMEDIATE, LLC NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(In thousands of U.S. dollars, except share and unit amounts)

The effective tax rate for the three month period ended March 31, 2021 differs from the U.S. federal income tax rate of 21.0% primarily due to nondeductible transaction costs and changes in the estimated state income tax rate in connection with the acquisition of Oakman and DPSS partially offset by the estimated research and development income tax credit. The effective tax rate for the successor period from February 10, 2020 to March 31, 2020 differs from the U.S. federal income tax rate of 21.0% primarily due to a full valuation allowance of the net deferred tax asset. The effective tax rate for the Predecessor Q1 2020 Period for the three month period ended March 31, 2020 differs from the U.S. federal income tax rate of 21.0% primarily due to the full valuation allowance of the net deferred tax asset offset by the income tax benefit of the carry back of net operating losses under the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”).

The Company assesses the deferred tax assets for recoverability on a quarterly basis. In assessing the realizability of deferred income tax assets, the Company considers whether it is more-likely-than-not that some or all of the deferred income tax assets will not be realized. The ultimate realization of the deferred income tax assets is dependent upon the generation of future taxable income during the periods in which the net operating loss (“NOL”) and tax credit carryforwards are available. As of March 31, 2021 (Successor 2021) the Successor has concluded that substantially all of the deferred tax assets are more-likely-than-not realizable. As of March 31, 2020 (Successor 2020) and March 31, 2020 (Predecessor 2020) Predecessor and Successor maintain a full valuation allowance to reduce the net deferred tax asset to nil. The change in the valuation allowance is primarily as a result of the recording of deferred tax liabilities for fixed and intangible assets in connection with the 2020 business combinations.

Note M – Employee Benefit Plans

401(k) Plan

The Company maintains five qualified 401(k) plans for its U.S. employees: the Redwire 401(k) plan, the Roccor 401(k) plan, the LoadPath 401(k) plan, the Oakman 401(k) plan, and the DPSS 401(k) plan. During the Successor Q1 2020 Period, the Company matched employee contributions up to 50% for the Redwire 401(k) plan; During the Successor 2021 period, the Company matched employee contributions up to 100% for the Roccor 401(k) plan, and the LoadPath 401(k) plan, the Oakman 401(k), and the DPSS 401(k) plan. The Company recognized expense for matching contributions related to all plans of $414 thousand for the Successor 2021 Period and none for the Successor Q1 2020 Period.

The Predecessor maintained a qualified 401(k) plan (the “Predecessor 401(k) Plan”) for its U.S. employees. The Predecessor did not make any contributions to the plan for the three month period ended March 31, 2020 (Predecessor Q1 2020 Period).

Note N – Commitments and Contingencies

Contingencies in the Normal Course of Business

Under certain contracts with the U.S. government and certain governmental entities, contract costs, including indirect costs, are subject to audit by and adjustment through negotiation with governmental representatives. Revenue is recorded in amounts expected to be realized on final settlement of any such audits.

COSMOS INTERMEDIATE, LLC NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(In thousands of U.S. dollars, except share and unit amounts)

Legal Proceedings

The Company is subject to litigation, claims, investigations and audits arising from time to time in the ordinary course of business. Although legal proceedings are inherently unpredictable, the Company believes that it has valid defenses with respect to any matters currently pending against the Company and intends to defend itself vigorously. The outcome of these matters, individually and in the aggregate, is not expected to have a material impact on the Company’s condensed consolidated balance sheets, statements of operations, or cash flows.

Business Combinations

The Company has acquired and plans to continue to acquire businesses with prior operating histories. Acquired companies may have unknown or contingent liabilities. The associated acquisition costs incurred in the form of professional fees and services may be material to the future periods in which they occur, regardless of whether the acquisition is ultimately completed.

Note O – Equity

The Successor has an unlimited number of authorized Successor units (“Units”), of which 100 Units are issued and outstanding as of March 31, 2021 (Successor 2021) and as of December 31, 2020 (Successor 2020).

Profits and losses of the Successor are allocated among the Units based on the allocation of such profits and losses for purposes of calculating the Unit holders’ capital account balances; distributions are made to Unit holders based on their percentage interests at the times and in the aggregate amounts determined by the Successor’s board of managers (the “Board”). The LLC agreement stipulates that any indemnity by the Successor shall be provided out of and to the extent of the Successor’s assets only; members do not have personal liability for any such indemnity.

Note P – Equity-Based Compensation

Class P Unit Incentive Plan

The Company’s Parent adopted a written compensatory benefit plan (the “Class P Unit Incentive Plan”) to provide incentives to existing or new employees, officers, managers, directors, or other service providers of the Company or its subsidiaries in the form of the Parent’s class P Units (“Incentive Units”). Incentive Units have a participation threshold of $1.00 and are divided into three tranches (“Tranche I,” “Tranche II,” and “Tranche III”): Tranche I, Tranche II, and Tranche III Incentive Units are subject to performance-based, service-based, and market-based conditions.

On March 24, 2021, the Company’s Parent amended the Class P Unit Incentive Plan so that the Tranche I and the Tranche III Incentive Units will immediately become fully vested, subject to continued employment or provision of services, upon the closing of the transaction stipulated in the Agreement and Plan of Merger (the “Merger Agreement”) dated March 25, 2021. The Company’s Parent also amended the Class P Unit Incentive Plan so that the Tranche II Incentive Units will vest on any liquidation event, as defined in the Class P Unit Incentive Plan, rather than only upon consummation of the sale of the Parent, subject to the market-based condition stipulated in the Class P Unit Incentive Plan prior to its amendment. As of March 31, 2021 (Successor 2021), there was approximately $27,942 thousand of unrecognized compensation costs related to Incentive Units.

COSMOS INTERMEDIATE, LLC NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(In thousands of U.S. dollars, except share and unit amounts)

Note Q – Net Loss per Unit

The numerators and denominators of the basic and diluted net loss per Unit are computed as follows (in thousands, except for Unit data):

	Successor
	Three month period ended March 31, 2021	Period from February 10, 2020 to March 31, 2020
Numerator:
Net loss	$(7,674)	$(1,831)
Denominator:
Weighted average Units outstanding – basic and diluted	100	100

Basic and diluted loss per Unit	$(77)	$(18)

There were no potentially issuable Units or other dilutive securities in the three month period ended March 31, 2021 (Successor 2021 Period) or for the period from February 10, 2020 to March 31, 2020 (Successor Q1 2020 Period).

Note R – Revenue

Based on the specific analysis of its contracts, the Company has determined that its contracts are subject to revenue recognition in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). The Company’s revenues are derived from the design and sales of components for spacecraft and satellites and the performance of engineering, modeling and simulation services related to spacecraft design and mission execution. Each promised good or service within a contract is accounted for separately under the guidance of ASC 606 if they are distinct. Promised goods or services not meeting the criteria for being a distinct performance obligation are bundled into a single performance obligation with other goods or services that together meet the criteria for being distinct. The appropriate allocation of the transaction price and recognition of revenue is then applied for the bundled performance obligation. The Company has concluded that its service contracts generally contain a single performance obligation given the interrelated nature of the activities within the contract to which the transaction price is assigned and for which revenue is recognized over time.

The Company engages in long-term contracts for production and service activities and recognizes revenue for performance obligations over time. These long-term contracts involve the design, development, manufacture, or modification of components for spacecraft and satellites. Revenue is recognized over time (versus point in time recognition), as the Company’s performance creates an asset with no alternative use to the Company and the Company has an enforceable right to payment for performance completed to date, and the customer receives the benefit as the Company builds the asset. The Company considers the nature of these contracts and the types of products and services provided when determining the proper accounting for a particular contract. These contracts include both fixed-price and cost reimbursable contracts. The Company’s cost reimbursable contracts typically include cost-plus fixed fee and time and material (“T&M”) contracts.

COSMOS INTERMEDIATE, LLC NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(In thousands of U.S. dollars, except share and unit amounts)

Revenues by customer grouping are as follows:

	Successor		Predecessor
	Three month period ended March 31, 2021	Period from February 10, 2020 to March 31, 2020	Three month period ended March 31, 2020
Civil space	$16,023	$112	$7,690
National security	8,288	483	357
Commercial and other	7,387	373	107

Total revenues	$31,698	$968	$8,154

Contract Balances

Contract balances result from the timing of revenue recognized, billings and cash collections, and the generation of contract assets and liabilities.

Contract assets represent revenue recognized in excess of amounts invoiced to the customer and the right to payment is not subject to the passage of time. Contract liabilities are presented as deferred revenue on the Company’s condensed consolidated balance sheets and consist of deferred product revenue, billings in excess of revenues, deferred service revenue, and customer advances. Deferred product revenue represents amounts that have been invoiced to customers but are not yet recognizable as revenue because the Company has not satisfied its performance obligations under the contract. Billings in excess of revenues represents milestone billing contracts where the billings of the contract exceed recognized revenues.

Contract asset balances on the Company’s condensed consolidated balance sheets were $8,567 thousand as of March 31, 2021 (Successor 2021), compared to $4,172 thousand as of December 31, 2020 (Successor 2020). The change in contract assets was primarily driven by the acquisitions of Oakman and DPSS during the Successor 2021 Period, which combined contributed $3,022 thousand to contract assets as of March 31, 2021 (Successor 2021), compared to December 31, 2020 (Successor 2020) before they were acquired.

Contract liability balances included in deferred revenue on the Company’s condensed consolidated balance sheets were $19,436 thousand as of March 31, 2021 (Successor 2021), compared to $15,665 thousand as of December 31, 2020 (Successor 2020). Revenue recognized in the three month period ended March 31, 2021 (Successor 2021 Period) that was included in the contract liability balance as of December 31, 2020 (Successor 2020) was $8,141 thousand. The change in contract liabilities was primarily driven by the acquisitions of Oakman and DPSS during the Successor 2021 Period, which combined contributed $5,297 thousand to contract liabilities as of March 31, 2021 (Successor 2021), compared to December 31, 2020 (Successor 2020) before they were acquired.

Remaining Performance Obligations

The Company includes in its computation of remaining performance obligations customer orders for which it has accepted signed sales orders. The definition of remaining performance obligations excludes those contracts accounted for under the “right to invoice” practical expedient. As of March 31, 2021 (Successor 2021), the aggregate amount of the transaction price allocated to remaining performance obligations was $141,156 thousand. The Company expects to recognize approximately 74% of its remaining performance obligations as revenue within the next 12 months and the balance thereafter.

COSMOS INTERMEDIATE, LLC NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(In thousands of U.S. dollars, except share and unit amounts)

Geographic Information and Significant Customers

The Company has customers located in the United States, Luxembourg, Germany, and South Korea.

Revenues based on the geographic location of the Company’s customers are as follows:

	Successor		Predecessor
	Three month period ended March 31, 2021	Period from February 10, 2020 to March 31, 2020	Three month period ended March 31, 2020
U.S.	$30,911	$964	$7,878
Luxembourg	715	—	276
Germany	11	—	—
South Korea	61	2	—
Poland	—	2	—

Total revenues	$31,698	$968	$8,154

The majority of the Company’s revenues are derived from government contracts. Customers comprising 10% or more of revenues are as follows:

	Successor		Predecessor
	Three month period ended March 31, 2021	Period from February 10, 2020 to March 31, 2020	Three month period ended March 31, 2020
Air Force Research Laboratory	$3,344	$—	$—
Boeing	4,031	—	—
Lockheed Martin	—	252	—
Loral	—	77	—
National Aeronautics and Space Administration	10,937	—	7,386
Nippon Electric Company	—	179	—
Orbital Science	—	82	—

	$18,312	$590	$7,386

Note S – Related Parties

During the three month period ended March 31, 2021, Cosmos Intermediate, LLC paid $1,062 thousand in fees to AE, of which $162 thousand related to management fees and $900 thousand related to transaction fees.

AE Industrial Partners Fund II, LP, AE Industrial Partners Fund II-A, LP and AE Industrial Partners Fund II-B, LP, the Company’s majority owners, entered into a written support letter, dated as of July 6, 2021, with the Company to provide additional funding of up to $20,000 thousand to support its operating, investing and financing activities, in each case to the extent the Company is unable to obtain such support from another source. This additional liquidity commitment extends through the earlier of July 15, 2022, or up to the point at which the Company’s unencumbered cash balance first exceeds $30,000 thousand, including as a result of a capital transaction at an earlier date.

COSMOS INTERMEDIATE, LLC NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(In thousands of U.S. dollars, except share and unit amounts)

During the three month period ended March 31, 2020, the Successor paid $710 thousand in fees to AE, of which $50 thousand related to an annual management fee and $660 thousand related to transaction fees. The Company made a $4,874 thousand payment to AE in October 2020, which was reflected as an intercompany receivable due from AE on the consolidated balance sheet as of December 31, 2020 (Successor). This amount was repaid in February 2021.

Note T – Subsequent Events

On April 2, 2021, the Company subsequently amended the SVB Loan Agreement to extend the term from August 31, 2021 to September 30, 2022.

On July 6, 2021, AE Industrial Partners Fund II, LP, AE Industrial Partners Fund II-A, LP and AE Industrial Partners Fund II-B, LP., the Company’s majority owners, entered into a written support letter with the Company. On August 3, 2021, the support letter was extended through the earlier of (x) August 31, 2022 and (y) the point at which the Company’s unencumbered cash balance exceeds $30 million at any time prior to August 31, 2022. There were no other modifications besides extending the term of the support letter.

On July 22, 2021, the Company received correspondence from the MIS sellers providing a notice of disagreement in accordance with the purchase agreement that contained their proposed calculation of the contingent earnout amount. Although we vigorously disagree with the seller’s position and intend to defend our determination of the earnout amount, the ultimate amount payable under the MIS earnout provision could be in excess of the amount previously accrued, up to the maximum amount as allowed in the purchase agreement as disclosed within Note C.

The Company has evaluated subsequent events after the condensed consolidated balance sheet of March 31, 2021 through the condensed consolidated financial statement reissuance date and there were no additional subsequent events that required disclosure.

Independent Auditor’s Report

To the Board of Directors

Adcole Maryland Aerospace, LLC

Marlborough, Massachusetts

We have audited the accompanying financial statements of Adcole Maryland Aerospace, LLC, which comprise the balance sheets as of March 1, 2020 and December 31, 2019, and the related statements of operations and comprehensive income (loss), changes in equity, and cash flows for the period January 1, 2020 to March 1, 2020 and the year ended December 31, 2019, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Adcole Maryland Aerospace, LLC as of March 1, 2020 and December 31, 2019, and the results of their operations and their cash flows for the period January 1, 2020 to March 1, 2020 and the year ended December 31, 2019, in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Boston, Massachusetts

April 23, 2021

ADCOLE MARYLAND AEROSPACE, LLC

BALANCE SHEETS

	March 1, 2020	December 31, 2019
Assets
Current Assets:
Cash and cash equivalents	$156,412	$1,405
Accounts receivable, net	839,641	369,502
Costs and estimated earnings in excess of billings on uncompleted contracts	1,213,145	1,615,732
Inventory	212,052	121,202
Prepaid expenses and other current assets	531,335	34,014

Total Current Assets	2,952,585	2,141,855

Property and Equipment:
Lab equipment and tools	1,076,971	1,479,598
Computers	520,774	520,774
Buildings, land and improvements	330,847	330,847
Furniture and fixtures	30,922	30,922

	1,959,514	2,362,141
Less: Accumulated depreciation	1,422,589	1,496,896

Property and equipment, net	536,925	865,245

Other Assets:
Due from Parent	3,113,612	3,943,035

Total Assets	$6,603,122	$6,950,135

Liabilities and Equity

Current Liabilities:
Accounts payable	$250,442	$316,275
Billings in excess of costs and estimated earnings on uncompleted contracts	909,084	841,736
Accrued liabilities:
Accrued other	228,142	336,487
Accrued paid time off	225,969	217,537
Accrued payroll	190,152	219,773

Total Current Liabilities	1,803,789	1,931,808

Commitments and Contingencies (Note 7)

Equity
Net Parent investment	3,119,566	3,261,912
Non-controlling interests	1,679,767	1,756,415

Total Equity	4,799,333	5,018,327

Total Liabilities and Equity	$6,603,122	$6,950,135

The accompanying notes to financial statements are an integral part of these statements.

ADCOLE MARYLAND AEROSPACE, LLC

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Period January 1, 2020 to March 1, 2020	Year Ended December 31, 2019
Contract Revenues	$1,355,558	$13,089,380
Cost of Revenues	654,853	7,095,855

Gross Profit	700,705	5,993,525
Selling, general and administrative expenses	617,907	3,653,692

Income from Operations	82,798	2,339,833
Other (Expense) / Income:
Other (expense) / income	(27)	229,627
Loss on sale of property and equipment	(301,765)	(139,458)

(Loss) / Income	(218,994)	2,430,002
(Loss) / Income attributable to non-controlling interest	(76,648)	850,501

(Loss) / Income and comprehensive (loss) income attributable to the Adcole Maryland Aerospace, LLC	$(142,346)	$1,579,501

The accompanying notes to financial statements are an integral part of these statements.

ADCOLE MARYLAND AEROSPACE, LLC

STATEMENTS OF CHANGES IN EQUITY

For the period January 1, 2020 to March 1, 2020 and the year ended December 31, 2019

	Net Parent Investment	Non-Controlling Interests	Total Equity
Balance, January 1, 2019	$1,682,411	$905,914	$2,588,325

Net income	1,579,501	850,501	2,430,002

Balance, December 31, 2019	3,261,912	1,756,415	5,018,327

Net loss	(142,346)	(76,648)	(218,994)

Balance, March 1, 2020	$3,119,566	$1,679,767	$4,799,333

The accompanying notes to financial statements are an integral part of these statements.

ADCOLE MARYLAND AEROSPACE, LLC

STATEMENTS OF CASH FLOWS

	Period January 1, 2020 to March 1, 2020	Year ended December 31, 2019
Cash Flows from Operating Activities
Net (loss) / income	$(218,994)	$2,430,002
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	26,555	177,427
Loss on disposal of property, plant and equipment	301,765	139,458
Increase (decrease) in cash resulting from a change in:
Accounts receivable, net	(470,139)	1,757,913
Inventory, net	(90,850)	35,785
Prepaid expenses and other current assets	(497,321)	320,333
Accounts payable	(65,833)	(133,465)
Costs and estimated earnings in excess of billings on uncompleted contracts	402,587	(356,841)
Billings in excess of costs and estimated earnings on uncompleted contracts	67,348	(3,471,345)
Due from Parent	829,423	1,028,390
Accrued liabilities	(129,534)	(1,886,778)

Net cash provided by operating activities	155,007	40,879

Cash Flows from Investing Activities
Purchases of property and equipment	—	(81,224)

Net cash used in investing activities	—	(81,224)

Net Increase/(Decrease) in Cash and Cash Equivalents	155,007	(40,345)

Cash and Cash Equivalents - Beginning of the period	1,405	41,750

Cash and Cash Equivalents - End of the period	$156,412	$1,405

The accompanying notes to financial statements are an integral part of these statements.

ADCOLE MARYLAND AEROSPACE, LLC

NOTES TO FINANCIAL STATEMENTS

Note 1 – Description of the Business

Adcole Maryland Aerospace, LLC (“AMA” or the “Company”) is engaged in the design, engineering, manufacturing, and testing of sensors, cameras, and trackers used in space and satellite applications. The Company is headquartered in Marlborough, Massachusetts, and was formed in 2017 as a result of a spin off merger between Adcole Corporation (“Parent”) aerospace division and Maryland Aerospace, Inc.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The financial statements present the results of operations, financial position, and cash flows of the Company and have been “carved out” of and derived from the consolidated financial statements and accounting records of Adcole Corporation using the historical results of operations and historical basis of assets and liabilities of the Company. Accordingly, Adcole Corporation’s net investment in this Company (“Net Parent investment”) is presented in lieu of a controlling interest’s equity in the financial statements. Therefore, the financial statements reflect the Company’s historical financial position, results of operations, and cash flows as the Company was historically operated as part of Adcole Corporation. As a result, the Company’s financial statements may not be indicative of the Company’s future performance and do not necessarily reflect what the Company’s results of operations, financial condition, and cash flows would have been had the Company operated as a separate Company during the periods presented.

The statements of operations include all sales and costs directly attributable to the Company. Certain shared costs and benefits with Adcole Corporation have been directly charged to the Company based on direct usage or other allocation methods, as discussed further in Note 10 – Related Party Transactions.

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates.

Use of Estimates

The preparation of the financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates, judgements, and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses in the financial statements and disclosures in the accompanying notes. Actual results and outcomes may differ materially from management’s estimates, judgments, and assumptions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Allowance for Doubtful Accounts

The Company provides an allowance for doubtful accounts equal to estimated bad debt losses. The estimated losses are based on historical collection experience together with a review of the current status of the existing receivables. At March 1, 2020 and December 31, 2019, there was no allowance for doubtful accounts recorded.

ADCOLE MARYLAND AEROSPACE, LLC

NOTES TO FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (Continued)

Inventory

Inventory is stated at the lower of cost or market. Cost is determined on a first-in, first-out (“FIFO”) basis. Inventory consists of raw material and components.

Property and Equipment

Property and equipment are stated at cost. Major renewals, additions, and betterments are charged to the property accounts, while replacements, maintenance, and repairs, which do not improve or extend the lives of the respective assets, are expensed in the period incurred.

Depreciation

Depreciation is computed using straight-line methods over the estimated useful lives of the related assets as follows:

Assets	Life in Years
Lab equipment and tools	8
Computers	8
Buildings, land and improvements	5-39
Furniture and fixtures	5-15

Depreciation expense was $26,555 for the period January 1 to March 1, 2020 and $177,427 for the year ended December 31, 2019.

Contract Balances

The timing of revenue recognition, billings and cash collections results in billed accounts receivable, costs and estimated earnings in excess of billings (contract assets), deferred revenue or customer advances, and billings in excess of costs and estimated earnings (contract liabilities) on the balance sheets. Generally, billing occurs subsequent to revenue recognition, as a right to payment is not just subject to passage of time, resulting in contract assets.

Costs incurred but not billed are recorded as contract assets as costs and estimated earnings in excess of billings, which represents the excess of contract costs and profits (or contract revenue) over the amount of contract billings to date, and are classified as a current asset. Costs and estimated earnings in excess of billings result when the appropriate contract revenue amount has been recognized over time in accordance with Accounting Standards Codification (“ASC”) 606, but a portion of the revenue recorded cannot be billed currently due to the billing terms defined in the contract. Unbilled costs and profits are billable in accordance with the billing terms of each of the existing contractual arrangements, and as such, the timing of contract billing cycles can cause fluctuations in the balance of unbilled costs and profits. Ultimate resolution of other unbilled costs and profits typically involves incremental progress toward contractual requirements.

Customer payments received in advance of satisfaction of the related performance obligations are deferred as contract liabilities, which are recognized over the contractual period. Billings in excess of costs and estimated earnings represent the excess of contract billings to date over the amount of contract costs and profits (or contract revenue) recognized to date. The balance may fluctuate depending on the timing of

ADCOLE MARYLAND AEROSPACE, LLC

NOTES TO FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (Continued)

Contract Balances (Continued)

contract billings and the recognition of contract revenue. These assets and liabilities are reported on the balance sheets on a contract-by-contract basis at the end of each reporting period. Changes in the contract asset and liability balances during the period January 1 to March 1, 2020 and for the year ended December 31, 2019, were not materially impacted by any other factors.

For the period ended on	March 1, 2020	December 31, 2019	December 31, 2018
Accounts receivable, net	$839,641	$369,502	$2,127,415
Contract assets (costs and estimated earnings in excess of billings on uncompleted contracts)	1,213,145	1,615,732	1,258,891
Contract liabilities (billings in excess of costs and estimated earnings on uncompleted contracts)	909,084	841,736	4,313,081

In the period ended December 31, 2019, the Company recognized revenue of approximately $805,978 related to deferred revenue at December 31, 2018. No deferred revenue existed at December 31, 2019.

Disaggregation of Revenue

The following table presents the Company’s contract revenues disaggregated by revenue stream:

	Period January 1, 2020 to March 1, 2020	Year ended December 31, 2019
Components	$1,355,558	$12,719,775
Time and Materials (T&M) Services	—	369,605

	$1,355,558	$13,089,380

Revenue and Cost Recognition

The Company evaluates revenue from contracts with customers based on the five-step model outlined in Topic 606: (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations, and (v) recognize revenue when (or as) the performance obligations are satisfied. The Company considers a contract with a client to exist under Topic 606 when there is approval and commitment from both the Company and the customer, the rights of the parties and payment terms are identified, the contract has commercial substance, and collectability of consideration is probable. The Company also will consider whether two or more contracts entered into with the same client should be combined and accounted for as a single contract. If, at the outset of an arrangement, the Company determines that a contract with enforceable rights and obligations does not exist, revenues are deferred until all criteria for an enforceable contract are met. Customer contracts are often modified to change the scope, price, specifications, or other terms within the existing arrangement. Contract modifications are evaluated by management to determine whether the modification should be accounted for as part of the original performance obligation(s) or as a separate contract. If the modification adds distinct services and increases the contract value proportionate to the stand-alone selling price of the additional services, it will be accounted for as a separate contract. Generally,

ADCOLE MARYLAND AEROSPACE, LLC

NOTES TO FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (Continued)

Revenue and Cost Recognition (Continued)

the Company’s contract modifications do not include services which are distinct and are therefore accounted for as part of the original performance obligation(s) with any impact on transaction price or estimated costs at completion being recorded as through a cumulative catch-up adjustment to revenue.

The Company evaluates each service deliverable contracted with the customer to determine whether it represents a promise to transfer a distinct service representing a performance obligation. One or more service deliverables often represent a single performance obligation. This evaluation requires significant judgment, and the impact of combining or separating performance obligations may change the time over which revenue from the contract is recognized. The Company’s contracts generally provide a set of integrated or highly interrelated tasks or services and are therefore accounted for as a single performance obligation. However, in cases where the Company provides more than one distinct good or service within a client contract, the individual performance obligations are identified and accounted for discretely.

The transaction price represents the amount of consideration to which the Company expects to be entitled in exchange for transferring promised services to clients and is typically established at the time of contract inception based on discrete negotiations with clients. The consideration promised within a contract is in fixed amounts. In situations where a contract with a client contains more than one performance obligation, the Company allocates the transaction price of a contract between the performance obligations in the proportion to their respective stand-alone selling prices. The Company generally estimates the stand-alone selling price of performance obligations based on an expected cost-plus margin approach as allowed under Topic 606.

Under ASC 606, the Company recognizes revenue when the customer obtains control of promised services (the performance obligation) in an amount that reflects the consideration the Company expects to receive in exchange for those services (the transaction price). The Company measures revenue by estimating the transaction price based on the consideration specified in the customer contract. Contract costs include direct costs, such as labor and reimbursable expenses, as well as indirect costs identifiable with, or allocable to, a specific contract that are expensed as incurred. The Company does not incur material incremental costs to acquire or fulfill contracts.

The following provides a description of the Company’s revenue recognition under major contract types:

Components Contracts

For Components Contracts, there is only one performance obligation, which is the provision of manufacturing engineering services and support. Revenue on firm fixed-price contracts is recognized on the percentage-of-completion method over time using the input method, measured by the percentage of costs incurred to date to estimated total costs for each contract.

Time & Materials Contracts

For Time & Materials Contracts, there is only one performance obligation, which is the provision of time and materials services that are paid by the customer based on time spent on the works.

Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

The Company applied certain practical expedients permitted by Topic 606 which include: a) using the portfolio approach where contracts with similar characteristics were assessed collectively to evaluate risk of

ADCOLE MARYLAND AEROSPACE, LLC

NOTES TO FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (Continued)

Revenue and Cost Recognition (Continued)

being impacted by the adoption of Topic 606; and b) consideration for significant financing components at contract inception where the contract terms require payment within one year or are considered immaterial to the contract. The Company has also elected to provide the reduced nonpublic business entity disclosures, which include not providing a quantitative reconciliation of opening and closing balances; the significant changes during the period for contract assets and liabilities; and the methods, inputs, and assumptions used to determine the transaction price and to allocate the transaction price.

Advertising Expense

Advertising costs are expensed as incurred. Advertising expense was not incurred for the period January 1, 2020 to March 1, 2020 and was $10,446 for the year ended December 31, 2019.

Research and Development Costs

The Company accounts for its research and development costs in accordance with ASC 730, Research and Development. Accordingly, research and development costs are charged to expense as incurred. Research and development costs are included in selling, general and administrative expenses and were $209,858 and $1,419,132 for the period January 1, 2020 to March 1, 2020 and the year ended December 31, 2019 respectively.

Recently Adopted Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“Topic 606”), related to revenue recognition which replaces numerous requirements in U.S. GAAP, including industry specific requirements, and provides companies with a single revenue recognition model for recognizing revenue from contracts with customers. The core principle of the new standard is that a Company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services in accordance with the five-step model outlined in Topic 606. The two permitted transition methods under the new standard are the full retrospective method, in which case the standard would be applied to each prior reporting period presented, and the cumulative effect of applying the standard would be recognized at the earliest period presented; or the modified retrospective method, in which case the cumulative effect of applying the standard would be recognized at the date of initial application.

Effective January 1, 2019, the Company adopted the requirements of Topic 606 using the modified retrospective method. The Company determined key factors from the five-step model to recognize revenue as prescribed by the new standard that may be applicable to each of the Company’s contract types. Significant customers and contracts were identified, and the Company reviewed these contracts. The Company completed the evaluation of the provisions of these contracts and compared the historical accounting policies and practices to the requirements of the new standard, including the related qualitative disclosures regarding the potential impact of the effects of the accounting policies and a comparison to the Company’s previous revenue recognition policies. The Company determined that the cumulative effect of initially applying the new standard to all contracts not yet completed or substantially completed as of December 31, 2018, was immaterial, and thus, an adjustment to beginning equity was not recorded.

ADCOLE MARYLAND AEROSPACE, LLC

NOTES TO FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (Continued)

New Accounting Pronouncements

FASB issued ASU No. 2016-02, Leases (Topic 842), which will supersede the current lease requirements in ASC 840. The ASU requires lessees to recognize a right-of-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. Currently, leases are classified as either capital or operating, with only capital leases recognized on the balance sheets. The reporting of lease-related expenses in the statements of operations and cash flows will be generally consistent with the current guidance. The new lease guidance will be effective for the AMA’s year ending December 31, 2022, and will be applied using a modified retrospective transition method to either the beginning of the earliest period presented or the beginning of the year of adoption. The Company is still evaluating which method it will apply. The new lease standard is not expected to have a significant effect on the Company’s financial statements as a result of the operating leases, as disclosed in Note 7, that will be reported on the balance sheet at adoption. Upon adoption, AMA will recognize a lease liability and corresponding right-of-use asset based on the present value of the minimum lease payments. The effects on the results of operations are not expected to be significant, as recognition and measurement of expenses and cash flows for leases will be substantially the same under the new standard.

Note 3 – Accounts Receivable

As of	March 1, 2020	December 31, 2019
Billed:
Components contracts-in-progress	$839,641	$369,502

	$839,641	$369,502

Note 4 – Costs and Estimated Earnings on Uncompleted Contracts

As of	March 1, 2020	December 31, 2019
Costs incurred on uncompleted contracts	$8,371,953	$16,038,377
Estimated earnings	7,571,113	14,449,986

	15,943,066	30,488,363
Less: billings to date	15,639,005	29,714,367

	$304,061	$773,996

Included in the accompanying balance sheets under the following captions:

As of	March 1, 2020	December 31, 2019
Costs and estimated earnings in excess of billings on uncompleted contracts	$1,213,145	$1,615,732
Billings in excess of costs and estimated earnings on uncompleted contracts	(909,084)	(841,736)

	$304,061	$773,996

ADCOLE MARYLAND AEROSPACE, LLC

NOTES TO FINANCIAL STATEMENTS

Note 5 – Inventory

Inventory consists of the following:

As of	March 1, 2020	December 31, 2019
Component inventory	$90,362	$103,968
Raw material	121,690	17,234

	$212,052	$121,202

Note 6 – Property and Equipment

As of	March 1, 2020
Asset Class	Gross Value	Accumulated Depreciation	Net Book Value
Lab equipment and tools	$1,076,971	$(925,936)	$151,035
Computers	520,774	(384,925)	135,849
Buildings, land and improvements	330,847	(103,906)	226,941
Furniture & fixtures	30,922	(7,822)	23,100

	$1,959,514	$(1,422,589)	$536,925

As of	December 31, 2019
Asset Class	Gross Value	Accumulated Depreciation	Net Book Value
Lab equipment and tools	$1,479,598	$(1,012,611)	$466,987
Computers & equipment	520,774	(381,172)	139,602
Buildings, land and improvements	330,847	(95,634)	235,213
Furniture & fixtures	30,922	(7,479)	23,443

	$2,362,141	$(1,496,896)	$865,245

Note 7 – Operating Leases

The Company rents two office spaces that are located in Crofton, Maryland, and Herndon, Virginia. The lease commitments are through December 31, 2021 and March 1, 2020, with monthly payments of $9,817 and $2,456, respectively.

Future payments under these leases are as follows as of March 1, 2020:

Years ending December 31,
2020 (10 months following March 1, 2020)	$98,171
2021	117,806

$215,977

Note 8 – Income Taxes

Historically, the Company was taxed under the provisions of Subchapter K of the Internal Revenue Code (“IRC”). Under those provisions, the Company does not pay federal corporate income taxes on its taxable

ADCOLE MARYLAND AEROSPACE, LLC

NOTES TO FINANCIAL STATEMENTS

Note 8 – Income Taxes (Continued)

income. Instead, the Company’s members are liable for individual federal income taxes on their share of the Company’s taxable income. The Company has made tax distributions to its members in amounts intended to provide such members with sufficient cash to pay income taxes on their share of the Company’s income. As a result, the Company has not accrued income taxes for the period January 1, 2020 to March 1, 2020 and the year ended December 31, 2019. Further, the Company believes that no significant difference existed between the tax bases and the reported amounts of the Company’s assets and liabilities at March 1, 2020 and December 31, 2019, respectively.

As discussed further in Note 12 – Subsequent Event, subsequent to the Company’s acquisition by Cosmos Acquisition, LLC on March 2, 2020, the Company became a limited liability company that was disregarded for US tax purposes from the ultimate parent, who is subject to ASC 740, Income Taxes.

Note 9 – Employee Benefit Plan

The Company offers a defined contribution plan (the “Plan”) under Section 401(k) of the IRC covering all employees, except excluded employees as defined by the Plan, who are at least at the age of 21. Upon becoming eligible, participants are automatically enrolled in the Plan, unless elected otherwise by the participant. The Plan allows employees to make contributions up to a specified percentage of their compensation. Under the Plan, the Company may elect to make matching contributions. The Company made no such contributions during the period January 1, 2020 to March 1, 2020 and the year ended December 31, 2019.

Note 10 – Related-Party Transactions

During the period January 1, 2020 to March 1, 2020 and the year ended December 31, 2019, the Company received certain payroll, IT, and administrative support from Adcole Corporation pursuant to a Shared Services Agreement executed between the two companies. Under the agreement, the Company was allocated costs based on agreed upon metrics for personnel compensation relating to services benefiting and directly attributable to the Company. However, the expenses reflected in the financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Company historically operated as a separate, stand-alone entity. Further, in addition to the Shared Services, the Company also rendered payment to Adcole Corporation for common costs that included heat, rent, maintenance, and supplies, and other costs that were used and incurred by the Company but paid for by Adcole Corporation. At March 1, 2020 and December 31, 2019, the Company had intercompany payables to Adcole Corporation for $2,871,859 and $2,637,436, respectively.

The Company also has intercompany loans due to Adcole Corporation in the amounts of $5,985,471 and $6,580,471 at March 1, 2020 and December 31, 2019, respectively.

Collectively on a net basis, $3,113,612 and $3,943,035 were included in dues from parent as non-current assets on the balance sheets as on March 1, 2020 and December 31, 2019, respectively.

Note 11 – Non-controlling Interests

Ownership interests in the Company held by parties other than Adcole Corporation are presented separately from net parent investment in the balance sheets as non-controlling interests. Specifically, Maryland Aerospace, Inc. owns 35% stake in the Company since its formation in 2017. The amount of net income attributable to Adcole Corporation and the non-controlling interests are both presented on the face of the statements of operations and comprehensive income.

ADCOLE MARYLAND AEROSPACE, LLC

NOTES TO FINANCIAL STATEMENTS

Note 11 – Non-controlling Interests (Continued)

The following table summarizes the activity for equity attributable to non-controlling interests:

	Period January 1, 2020 to March 1, 2020	Year ended December 31, 2019
Opening Balance	$1,756,415	$905,914
Net (loss) / income attributable to non-controlling interests	(76,648)	850,501

Closing Balance	$1,679,767	$1,756,415

Note 12 – Subsequent Event

The Company evaluated events or transactions subsequent to the balance sheet date for potential recognition or disclosure in the financial statements through the date of these financial statements.

Execution of Membership Interest Purchase Agreement for the sale of AMA

Effective March 2, 2020, Adcole Corporation and Maryland Aerospace, Inc. (collectively, the “Sellers”) entered into a Membership Interest Purchase Agreement and sold 100% interest in the Company to Cosmos Acquisition, LLC at an estimated purchase price of approximately $29,000,000 to be allocated to the Sellers. Cosmos Acquisition, LLC is ultimately owned by Redwire, LLC.

COVID-19 Operational Posture and Impact

As aerospace manufacturing is a federal critical infrastructure sector, the Company is allowed to keep some of its workforce onsite to maintain critical operations. As a result, such operations continue to expose the Company to risks associated with the COVID-19 pandemic. Authorities around the world have implemented numerous measures to try to reduce the spread of the virus, and such measures have impacted and continue to impact the Company and its suppliers and consumers. While some of these measures have been lifted or eased in certain jurisdictions, other jurisdictions have seen a resurgence of COVID-19 cases resulting in reinstitution or expansion of such measures.

In response to this exposure, the Company has activated a pandemic crisis response plan to protect the health and safety of its team members, families, customers, and communities while continuing to meet commitments to customers. The Company’s mitigation strategies cover employee preparation, travel, security, supply chain, the ability to work virtually offsite, facility preparation, and communications. All of the Company’s locations are currently operational through a combination of working remotely offsite and limited personnel working onsite for essential operations, though in some cases capacity utilization and productivity are below normalized levels. In doing so, the Company continues to diligently follow safety protocols, including social distancing, alternating shifts, temperature checks, deep cleaning facilities, and employee isolation strategies for essential personnel working at its sites. Additionally, the Company is encouraging employees to receive COVID-19 vaccinations.

Accordingly, given the ongoing nature of the outbreak, at this time the Company cannot reasonably estimate the magnitude of the ultimate impact that COVID-19 will have on its business, financial performance, and operating results. The near and long-term impacts of the current pandemic on the cost and schedule of the numerous programs in the Company’s existing backlog and the timing of new awards remains uncertain. The Company is observing stress in its supplier base inside and outside the U.S. Management will continue

ADCOLE MARYLAND AEROSPACE, LLC

NOTES TO FINANCIAL STATEMENTS

Note 12 – Subsequent Event (Continued)

COVID-19 Operational Posture and Impact (Continued)

to monitor and assess the actual and potential COVID-19 impacts on employees, customers, suppliers, and the productivity of the work being done, all of which, to some extent, will impact revenues, estimated costs to complete projects, earnings, and cash flow.

Material Shiver Settlement

AMA entered into a subcontract with Millennium Engineering and Integration Company (“MEI”) to provide MEI with technical support services, data, and reports (“Project Shiver”). Subsequently pursuant to this contract, AMA received Stop Work Orders, and the subcontract was terminated by MEI at their convenience as on October 9, 2019, which was effective from October 1, 2019 (“Project Shiver Termination”) for contracts yet to be accomplished.

For the execution of the contract, AMA engaged certain subcontractors who were owed payment or reimbursement (“Shiver Claimants”) as a result of Project Shiver and the Project Shiver Termination. Proceeds recovered by AMA from MEI or other third parties related to Project Shiver shall be used to first satisfy any outstanding claim of subcontractors (“Shiver Claims”) or other third parties related to the Project Shiver Termination.

As of the date of these financial statements, AMA has achieved settlement with the subcontractors for a total amount of $644,000.

Roccor, LLC

Interim Condensed Balance Sheet

	September 30, 2020 (unaudited)	December 31, 2019
Assets
Current Assets
Cash	$5,094,142	$286,066
Contracts receivable	2,462,620	2,052,281
Prepaid expenses	123,964	122,580
Income tax receivable	46,048	—
Other current assets	42,935	43,409

Total current assets	7,769,709	2,504,336
Property and equipment – Net	1,130,685	929,597
Intangible assets – Net	468,607	385,911
Deferred tax asset	—	22,805

Total assets	$9,369,001	$3,842,649

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$984,729	$1,251,859
Revolving line of credit	—	50,000
Current portion of long-term debt	563,890	—
Current portion of capital lease obligation	100,603	102,065
Accrued and other current liabilities:
Accrued compensation	599,276	238,209
Deferred revenue	4,108,795	806,570
Other accrued liabilities	95,577	98,876

Total current liabilities	6,452,870	2,547,579
Long-term related party debt	648,505	367,500
Long-term debt – Net of current portion	347,010	—
Deferred tax liability	132,585	—
Capital lease obligation – Net of current portion	21,938	102,828

Total liabilities	7,602,908	3,017,907
Commitment and contingent liabilities (Note 13)

Stockholders’ Equity
Common stock, $0.0001 par value; 13,600,000 and 12,800,000 shares authorized as of September 30, 2020 and December 31, 2019, respectively; 7,229,861 and 6,846,152 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	725	685
Additional paid-in capital	897,641	678,835
Retained earnings	867,727	145,222

Total stockholders’ equity	1,766,093	824,742

Total liabilities and stockholders’ equity	$9,369,001	$3,842,649

The accompanying notes are an integral part of these condensed financial statements

Roccor, LLC

Interim Condensed Statement of Operations and Comprehensive Income (Loss)

	Nine Months Ended September 30
	2020 (unaudited)	2019 (unaudited)
Net Sales	$12,208,057	$6,987,648
Operating Expenses
Direct expenses	7,998,944	4,536,460
Sales and marketing	788,480	959,545
Research and development	133,758	93,115
Finance and administrative	2,405,216	1,831,443

Total operating expenses	11,326,398	7,420,563

Operating Income (Loss)	881,659	(432,915)

Nonoperating Income (Expense)
Interest income	51	73
Interest expense	(42,151)	(31,021)
Other income	6,751	23,877
Other expense	(16,069)	(1,814)

Total nonoperating expense	(51,418)	(8,885)

Income (Loss) – Before income taxes	830,241	(441,800)
Income Tax Expense (Recovery)	107,736	(39,115)

Net income (loss)	722,505	(402,685)
Other Comprehensive Income (Loss)	—	—

Comprehensive income (loss)	$722,505	$(402,685)

The accompanying notes are an integral part of these condensed financial statements

Roccor, LLC

Interim Condensed Statement of Changes in Stockholders’ Equity

	Common Stock	Additional Paid-in Capital	(Accumulated Deficit) Retained Earnings	Total
Balance – January 1, 2019	$640	$489,011	$(83,919)	$405,732
Net loss	—	—	(402,685)	(402,685)
Stock options exercised	23	27,224	—	27,247
Stock – based compensation expense	—	91,686	—	91,686

Balance – September 30, 2019 (Unaudited)	663	607,921	(486,604)	121,980

Balance – January 1, 2020	685	678,835	145,222	824,742
Net income	—	—	722,505	722,505
Related party note payable converted to common stock	17	18,978		18,995
Stock options exercised	23	41,096	—	41,119
Stock – based compensation expense	—	158,732	—	158,732

Balance – September 30, 2020 (Unaudited)	$725	$897,641	$867,727	$1,766,093

The accompanying notes are an integral part of these condensed financial statements

Roccor, LLC

Interim Condensed Statement of Cash Flows

	Nine Months Ended September 30
	2020 (unaudited)	2019 (unaudited)
Cash Flows from Operating Activities
Net income (loss)	$722,505	$(402,685)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	202,121	147,771
Loss on disposal of property and equipment	1,376	—
Deferred income taxes	155,390	—
Stock compensation expense and issuance of stock	158,732	91,686
Changes in operating assets and liabilities that (used) provided cash:
Contracts receivable	(410,339)	396,657
Income tax receivable	(46,048)	—
Prepaid expenses and other current assets	(910)	125,792
Accounts payable	(267,130)	(140,103)
Income tax payable	—	(125,239)
Deferred revenue	3,302,225	54,843
Accrued compensation and other accrued liabilities	357,768	38,236

Net cash provided by operating activities	4,175,690	186,958
Cash Flows from Investing Activities
Purchases of property and equipment	(398,013)	(366,132)
Purchases of intangible assets	(89,268)	(68,050)

Net cash used in investing activities	(487,281)	(434,182)
Cash Flows from Financing Activities
Borrowings on revolving line of credit	475,000	1,600,000
Repayments on revolving line of credit	(525,000)	(1,250,000)
Borrowings of long-term debt	910,900	—
Borrowings of long-term related party debt	300,000	—
Repayments on capital lease obligations	(82,352)	(102,370)
Proceeds from exercise of common stock options	41,119	27,246

Net cash provided by financing activities	1,119,667	274,876

Net Increase in Cash	4,808,076	27,652
Cash – Beginning of year	286,066	193,901

Cash – End of period	$5,094,142	$221,553

Supplemental Cash Flow Information – Cash paid for interest	$42,151	$31,021

Significant Noncash Transactions
Conversion of related party note payable to common stock	$18,995	$—
Purchase of property and equipment through capital lease	—	266,254

The accompanying notes are an integral part of these condensed financial statements

Roccor, LLC

Notes to Financial Statements

Nine Months Ended September 30, 2020

Note 1 – Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements and related notes have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information and pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). In the opinion of Roccor, LLC (the “Company”), these condensed interim financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of September 30, 2020, and its results of operations for the nine months ended September 30, 2020 and 2019, and cash flows for the nine months ended September 30, 2020 and 2019. The condensed balance sheet as of December 31, 2019, was derived from audited annual financial statements, but does not contain all of the footnote disclosures from the annual financial statements. These interim condensed financial statements should be read in conjunction with the audited financial statements as of and for the year ended December 31, 2019. Operating results for the interim periods are not necessarily indicative of the results that may be expected for the full year.

Risks and Uncertainties

On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus a pandemic. First identified in late 2019 and now known as COVID-19, the outbreak has impacted millions of individuals worldwide. In response, many countries have implemented measures to combat the outbreak that have impacted global business operations. Throughout the pandemic, the Company was considered an essential business and permitted to operate. At the height of the pandemic, in April 2020, the Company was uncertain how it would be impacted. Given the uncertainty facing the Company, as permitted under the under the Coronavirus Aid, Relief, and Economic Security (CARES) Act, the Company applied for and received a loan under the Paycheck Protection Program (PPP), as disclosed in Note 8. While the Company’s results of operations, cash flows, and financial condition were not significantly impacted, the extent of any future impact cannot be reasonably estimated at this time.

Advertising Expense

Advertising expense is charged to income during the year in which it is incurred. Advertising expense for the nine months ended September 30, 2020 and 2019, was $83,213 and $73,047, respectively.

Upcoming Accounting Pronouncement

The Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2016-02, Leases (Topic 842), which will supersede the current lease requirements in Accounting Standards Codification 840. The ASU requires lessees to recognize a right-of-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. Currently, leases are classified as either capital or operating, with only capital leases recognized on the balance sheet. The reporting of lease-related expenses in the statements of operations and cash flows will be generally consistent with the current guidance. The new lease guidance will be effective for the Company’s year ending December 31, 2022 and will be applied using a modified retrospective transition method to either the beginning of the earliest period presented or the beginning of the year of adoption. The Company is still evaluating which method it will apply. The new lease standard is expected to have a significant effect

Roccor, LLC

Notes to Financial Statements

Nine Months Ended September 30, 2020

on the Company’s financial statements as a result of the Company’s operating leases, as disclosed in Note 10, which will be reported on the balance sheet at adoption. Upon adoption, the Company will recognize a lease liability and corresponding right-of-use asset based on the present value of the minimum lease payments. The effects on the results of operations are not expected to be significant, as recognition and measurement of expenses and cash flows for leases will be substantially the same under the new standard.

Note 2 – Revenue

Disaggregation of Revenue

The following table disaggregates revenue by Government and Commercial:

	Nine Months Ended September 30
	2020	2019
Government	$10,676,445	$5,481,039
Commercial	1,531,612	1,506,609

Total revenue from contracts	$12,208,057	$6,987,648

Contracts Receivable and Assets

The Company has an unconditional right to collection of recorded contracts receivable. As of September 30, 2020 and December 31, 2019, the Company had $1,159,717 and $1,019,807, respectively, of unbilled contracts receivable recorded related to revenue from contracts with customers. As of September 30, 2020 and December 31, 2019, the Company did not record any contract assets.

Contract Liabilities

In the nine months ended September 30, 2020, the Company recognized revenue of$806,570 related to the deferred revenue as of December 31, 2019. Deferred revenue related to revenue from contracts with customers as of September 30, 2020 and December 31, 2019, was $4,108,795 and $806,570, respectively.

Remaining Performance Obligations

As of September 30, 2020, the Company’s remaining performance obligations related to its contracts with customers was $29,123,128, of which $6,217,655 and $22,249,651 were expected to be recognized through December 31, 2020 and in 2021, respectively, with the remaining balance of $655,822 expected to be recognized in 2022 and 2023. This balance excludes the value of unsatisfied performance obligations for contracts that have an original duration of one year or less and contracts for which the variable consideration is allocated entirely to wholly unsatisfied performance obligations.

Roccor, LLC

Notes to Financial Statements

Nine Months Ended September 30, 2020

Note 3 – Property and Equipment

Property and equipment are summarized as follows:

	At September 30, 2020	At December 31, 2019
Computer hardware and software	$683,127	$544,883
Leasehold improvements	377,761	369,389
Machinery and equipment	433,377	237,348
Furniture and fixtures	245,122	191,102

Total cost	1,739,387	1,342,722
Accumulated depreciation	(608,702)	(413,125)

Property and equipment – Net	$1,130,685	$929,597

Depreciation and amortization expense related to property and equipment for the nine months ended September 30, 2020 and September 30, 2019, was $195,577 and $141,605, respectively.

Note 4 – Intangible Assets

Intangible assets of the Company are summarized as follows:

	September 30, 2020			December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortized intangible assets:
Patents pending	$353,448	$—	$353,448	$264,180	$—	$264,180
Patents	101,176	(19,313)	81,863	101,176	(14,849)	86,327
Licenses	41,539	(8,958)	32,581	41,539	(6,850)	34,689
Trademarks	715	—	715	715	—	715

Total	$496,878	$(28,271)	$468,607	$407,610	$(21,699)	$385,911

Amortization expense for intangible assets totaled $6,572 and $6,166 for the nine months ended September 30, 2020 and September 30, 2019, respectively.

Estimated amortization expense for the remainder of 2020 and years ending December 31 related to the intangible assets above, with the exception of patents pending and trademarks not subject to amortization, is as follows:

Years Ending	Amount
2020	$2,191
2021	8,763
2022	8,763
2023	8,763
2024	8,763
Thereafter	431,364

Total	$468,607

Roccor, LLC

Notes to Financial Statements

Nine Months Ended September 30, 2020

Note 5 – Income Taxes

Realization of deferred tax assets is dependent on generating sufficient taxable income prior to the expiration of loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized.

The Company had cumulative net operating losses of approximately $357,238 as of September 30, 2019, related to U.S. federal and state jurisdictions; this balance was not subject to expiration. On March 27, 2020 the CARES Act was passed which provided for the carryback of net operating losses to prior tax periods. The Company elected to carry back its net operating loss from its 2019 tax year in August of 2020. As such, the Company had no cumulative net operating losses for income tax purposes as of September 30, 2020 and the benefit of the carryback of previously mentioned net operating losses is reflected in the income tax provision as of September 30, 2020. The Tax Reform Act of 1986 contains provisions that may limit some or all of the net operating loss carryforwards available to be used in any given year in the event of a significant change in ownership. Additional utilization of the net operating losses may be subject to certain limitations under Section 382 of the Internal Revenue Code and other limitations under state and foreign tax laws.

Note 6 – Line of Credit

Under a line of credit agreement with a local financial institution, the Company has available borrowings of $850,000 and $600,000 as of September 30, 2020 and December 31, 2019, respectively. Interest is payable monthly at a rate of 1.50 percent above the prime rate, as published by The Wall Street Journal (an effective rate of 4.75 and 4.35 percent as of September 30, 2020 and December 31, 2019, respectively). Interest expense under the line of credit for the nine months ended September 30, 2020 and September 30, 2019, was $1,771 and $11,761, respectively. The line of credit is collateralized by the assets of the Company and personal guarantees by certain owners of the Company. The Company is subject to certain restrictive covenants in relation to this agreement. Subsequent to September 30, 2020, the line of credit agreement was paid and terminated on October 28, 2020.

Note 7 – Long-term Related Party Debt

On November 12, 2019, December 13, 2019, and December 31, 2019, the Company entered into unsecured note payable agreements with certain employees and stockholders for $285,000, $82,500 and $150,000, respectively. These notes are payable in monthly installments of interest of 6.00 percent, with principal and any outstanding balance due in full on December 1, 2021.

On January 27, 2020, the Company entered into an additional agreement with an employee for $150,000 under the terms described above that was funded on January 27, 2020. Subsequent to the date of the note, $18,995 of the balance was converted to shares of equity.

The total amount outstanding as of September 30, 2020 and December 31, 2019, was $648,505 and $367,500, respectively. During October 2020, these notes were paid in full.

Related party interest expense for the nine months ended September 30, 2020, was $28,268, compared with $0 for the nine months ended September 30, 2019.

Note 8 – Long-term Debt – PPP Loan

During the period ended September 30, 2020, the Company received a Paycheck Protection Program (PPP) loan in the amount of $910,900. The PPP loan program was created under the CARES Act and is

Roccor, LLC

Notes to Financial Statements

Nine Months Ended September 30, 2020

administered by the Small Business Administration (SBA). Under the terms of this program, the loan may be fully or partially forgiven if the loan proceeds are spent on qualifying expenses and if staffing level and salary maintenance requirements are met. The Company may use the funds on qualifying expenses over a covered period of up to 24 weeks. At the conclusion of the covered period, any balance that is not forgiven by the SBA will be repaid over a period of two years, with interest accruing at a 1 percent, with monthly payments of principal and interest on November 15, 2020 per the terms of the agreement with the lending institution. Based on the loan amount, irrespective of any potential forgiveness that may be granted in the future, monthly principal payments would be approximately $51,263 during the repayment period.

Any request for forgiveness is subject to review and approval by the lender and the SBA, including review of qualifying expenditures and staffing and salary levels.

Subsequent to September 30, 2020, the Company applied for and received notification of forgiveness of the entire loan balance from the SBA. The amount of the loan forgiven will be recorded as cancellation of debt income at the time of forgiveness was received.

Note 9 – Capital Leases

The Company leases equipment under long-term lease arrangements that are classified as capital leases. The present values of the net minimum lease payments have been capitalized and are being amortized over the useful lives of the assets. Under the terms of the lease agreements, payments ranging from $7,398 to $8,760 are due monthly through January 2022 and quarterly through February 2021. The balance of the capital leases as of September 30, 2020 and December 31, 2019, is $122,541 and $204,893, respectively. Interest expense under capital leases for the nine months ended September 30, 2020 and September 30, 2019, was $12,112 and $19,260, respectively.

Property and equipment held under capital leases consists of the following at:

	September 30, 2020	December 31, 2019
Computer hardware and software	$266,254	$266,254
Machinery and equipment	94,586	94,586

Total cost	360,840	360,840
Accumulated depreciation	(127,768)	(77,189)

Property and equipment under capital leases – Net	$233,072	$283,651

The future minimum lease payments under capital leases are as follows:

Years Ending December 31	Amount
2020	$30,864
2021	97,446

Total	128,310
Less amount representing interest	(5,769)
Less current obligations	(100,603)

Long-term obligation under capital leases	$21,938

Roccor, LLC

Notes to Financial Statements

Nine Months Ended September 30, 2020

Note 10 – Operating Leases

The Company leases its office building and certain office equipment under operating leases, expiring through May 2025. Certain leases require the Company to pay taxes, insurance, utilities, and maintenance costs. Total rent expense under these leases was $349,771 and $221,446 for the periods ended September 30, 2020 and 2019, respectively.

Future minimum annual commitments under these operating leases are as follows:

Years Ending December 31	Amount
2020	$115,719
2021	470,362
2022	482,589
2023	419,398
2024	357,155
Thereafter	150,606

Total	$1,995,829

Note 11 – Common Stock

The Company has authorized up to 13,600,000 and 12,800,000 shares of common stock as of September 30, 2020 and December 31, 2019, respectively, of which 7,229,861 and 6,846,152 were issued and outstanding as of September 30, 2020 and December 31, 2019, respectively. Par value per share of common stock is $0.0001.

During the nine months ended September 30, 2020, stock options were exercised for a total of 217,088 shares of common stock. A note payable with a related party was converted to common stock for a total of 166,621 shares. During the year ended December 31, 2019, stock options were exercised for a total of 451,716 shares of common stock.

Note 12 – Stock Options

During the nine months ended September 30, 2020 and 2019, the Company issued incentive stock options of 690,018 and 1,388,733, respectively. The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that uses the weighted-average assumptions noted in the following table.

	September 30, 2020	December 31, 2019
Approximate risk-free rate	1.06%	2.82%
Volatility	55.38%	41.66%
Average expected life	10 years	7.2 years
Dividend yield	0%	0%
Weighted-average grant-date fair value	$0.36	$0.27
Estimated fair value of total options granted	$221,011	$101,484

Stock compensation expense for the nine months ended September 30, 2020 and 2019 was $158,732 and $91,686, respectively.

Roccor, LLC

Notes to Financial Statements

Nine Months Ended September 30, 2020

Note 13 – Related Party Transactions

Solid Power, Inc. (Solid Power) is partially owned by a stockholder of the Company. During the nine months ended September 30, 2019, the Company received accounting and administrative support from Solid Power. As of and during the nine-month period ending September 30, 2020, there were no ongoing services. During the nine months ended September 30, 2019, the Company incurred $228,033, of finance and administrative support expenses, which were recorded in finance and administrative expenses in the accompanying statement of operations. During the nine-month period ended September 30, 2020, the Company entered into a production contract at arms-length terms with Solid Power, LLC. Expenses incurred on this contract during the period ending September 30, 2020 was $150,000.

As of September 30, 2020 and December 31, 2019, amounts due to Solid Power totaled $50,000 and $0, respectively, and are included in accounts payable on the accompanying balance sheet.

Ocugenesis LLC is a wholly owned subsidiary that was formed in March 2018 for a future potential holder of intellectual property. On December 4, 2019, the Company dissolved its interest in Ocugenesis LLC. For the nine months ended September 30, 2020 and 2019, Ocugenesis LLC did not have any activity or balances.

Note 14 – Commitments and Contingencies

From time-to-time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently a party to any legal proceedings the adverse outcome of which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on our operating results or financial condition.

Note 15 – Subsequent Events

On October 28, 2020, the Company and its stockholders entered into a securities purchase agreement (the “Transaction”) to sell 100 percent of the common stock of Roccor, LLC for approximately $16,790,000, net of cash. As part of this transaction, certain funds were used to pay off the Company’s outstanding long-term debt to related parties (see Note 7) and capital lease obligations (see Note 9). Additionally, pursuant to the terms of outstanding stock option agreements at the transaction date, the Company’s outstanding stock options (see Note 12) were fully vested or canceled.

Independent Auditor’s Report

To the Board of Directors

Roccor, LLC

We have audited the accompanying financial statements of Roccor, LLC (the “Company”), which comprise the balance sheet as of December 31, 2019 and 2018 and the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Roccor, LLC as of December 31, 2019 and 2018 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matters

As described in Note 1 to the financial statements, the Company’s income tax recovery previously reported as $(107,333) should have been ($30,558). This discovery was made subsequent to the issuance of the financial statements. The financial statements have been restated to reflect this correction. Our opinion is not modified with respect to this matter.

To the Board of

Directors Roccor, LLC

As described in Note 3 to the financial statements, the Company adopted the provisions of Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), as of January 1, 2019. Our opinion is not modified with respect to this matter.

April 23, 2021

Roccor, LLC

Balance Sheet

December 31, 2019 and 2018

	2019	2018
Assets
Current Assets
Cash	$286,066	$193,901
Contracts receivable	2,052,281	1,144,706
Prepaid expenses	122,580	202,546
Other current assets	43,409	42,917

Total current assets	2,504,336	1,584,070
Property and Equipment – Net	929,597	469,552
Intangible Assets – Net	385,911	315,701
Deferred Tax Asset	22,805	89,236

Total assets	$3,842,649	$2,458,559

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$1,251,859	$623,179
Revolving line of credit	50,000	—
Current portion of capital lease obligation	102,065	27,687
Accrued and other current liabilities:
Income tax payable	—	199,258
Accrued compensation	238,209	190,353
Deferred revenue	806,570	924,483
Other accrued liabilities	98,876	48,224

Total current liabilities	2,547,579	2,013,184
Long-term Related Party Debt	367,500	—
Capital Lease Obligation – Net of current portion	102,828	39,643

Total liabilities	3,017,907	2,052,827

Stockholders’ Equity
Common stock, $0.0001 par value; 12,800,000 and 11,700,000 shares authorized at December 31, 2019 and 2018, respectively; 6,846,152 and 6,394,976 shares issued and outstanding at December 31, 2019 and 2018, respectively	685	640
Additional paid-in capital	678,835	489,011
Retained earnings (accumulated deficit)	145,222	(83,919)

Total stockholders’ equity	824,742	405,732

Total liabilities and stockholders’ equity	$3,842,649	$2,458,559

Roccor, LLC

Statement of Operations

Years Ended December 31, 2019 and 2018

	2019	2018
Net Sales
Government	$9,011,569	$6,006,256
Commercial	1,794,151	3,534,335
Related party services	1,655	6,349

Total net sales	10,807,375	9,546,940
Operating Expenses
Direct expenses	6,838,263	6,368,553
Sales and marketing	1,203,490	1,549,246
Research and development	95,667	30,116
Finance and administrative	2,448,868	965,457

Total operating expenses	10,586,288	8,913,372

Operating Income	221,087	633,568

Nonoperating Income (Expense)
Interest income	247	3,276
Interest expense	(44,048)	(9,809)
Other income	22,228	1,740
Other expense	(931)	—

Total nonoperating expense	(22,504)	(4,793)

Income – Before income taxes	198,583	628,775
Income Tax (Recovery) Expense	(30,558)	110,022

Net Income	$229,141	$518,753

Roccor, LLC

Statement of Stockholders’ Equity

Years Ended December 31, 2019 and 2018

	Common Stock	Additional Paid-in Capital	(Accumulated Deficit) Retained Earnings	Total
Balance – January 1, 2018	$546	$244,660	$(602,672)	$(357,466)
Net income	—	—	518,753	518,753
Issuance of stock	15	67,480	—	67,495
Stock options exercised	79	90,350	—	90,429
Stock-based compensation expense	—	86,521	—	86,521

Balance – December 31, 2018	640	489,011	(83,919)	405,732
Net income	—	—	229,141	229,141
Stock options exercised	45	52,396	—	52,441
Stock-based compensation expense	—	137,428	—	137,428

Balance – December 31, 2019	$685	$678,835	$145,222	$824,742

Roccor, LLC

Statement of Cash Flows

Years Ended December 31, 2019 and 2018

	2019	2018
Cash Flows from Operating Activities
Net income	$229,141	$518,753
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	207,038	111,943
Stock compensation expense and issuance of stock	137,428	154,016
Deferred income taxes	66,431	(89,236)
Changes in operating assets and liabilities that (used) provided cash:
Contracts receivable	(907,575)	766,278
Prepaid expenses	79,966	(27,222)
Other assets	(492)	—
Accounts payable	628,680	181,158
Deferred revenue	(117,913)	(2,723,309)
Accrued compensation and other accrued liabilities	98,508	65,355
Income tax payable	(199,258)	199,258

Net cash provided by (used in) operating activities	221,954	(843,006)
Cash Flows from Investing Activities
Purchases of property and equipment	(419,098)	(100,059)
Purchases of intangible assets	(78,566)	(84,406)

Net cash used in investing activities	(497,664)	(184,465)
Cash Flows from Financing Activities
Proceeds from long-term related party debt	367,500	—
Borrowings on revolving line of credit	2,200,000	150,000
Repayments on revolving line of credit	(2,150,000)	(150,000)
Payments on capital lease obligation	(102,066)	(27,256)
Proceeds from exercise of common stock options	52,441	90,429

Net cash provided by financing activities	367,875	63,173

Net Increase (Decrease) in Cash	92,165	(964,298)
Cash – Beginning of year	193,901	1,158,199

Cash – End of year	$286,066	$193,901

Supplemental Cash Flow Information – Cash paid for interest	$44,048	$9,809

Significant Noncash Transactions
Relief of accounts payable through a capital lease arrangement	$—	$94,586
Purchase of property and equipment through capital lease	239,629	—

Roccor, LLC

Notes to Financial Statements

December 31, 2019 and 2018

Note 1 – Restatement of Financial Statements – Correction of an Error

The accompanying financial statements for 2019 have been restated to correct an error to the income tax provision (see Note 6) as of December 31, 2019. The following financial statement line items, along with the information in Note 6, were affected by the correction of the error:

Statement of Operations

Year Ended December 31, 2019

	As Originally Reported	As Corrected	Effect of Change
Net sales	$10,807,375	$10,807,375	$—
Operating expenses	(10,594,845)	(10,586,288)	8,557
Nonoperating expense	(22,504)	(22,504)	—
Income tax recovery	107,333	30,558	(76,775)

Net income	$297,359	$229,141	$(68,218)

Balance Sheet

December 31, 2019

	As Originally Reported	As Corrected	Effect of Change
Total current assets	$2,586,880	$2,504,336	$(82,544)
Property and equipment - Net	929,597	929,597	—
Intangible assets - Net	385,911	385,911	—
Deferred tax asset	14,002	22,805	8,803

Total assets	$3,916,390	$3,842,649	$(73,741)

Current liabilities	$2,553,102	$2,547,579	$(5,523)
Long-term related party debt	367,500	367,500	—
Capital lease obligation - Net of current portion	102,828	102,828	—

Total liabilities	3,023,430	3,017,907	(5,523)
Common stock	685	685	—
Additional paid-in capital	678,835	678,835	—
Retained earnings	213,440	145,222	(68,218)

Total stockholders’ equity	892,960	824,742	(68,218)

Total liabilities and stockholders’ equity	$3,916,390	$3,842,649	$(73,741)

Note 2 – Nature of Business

Roccor, LLC (the “Company”) is an industry-leading developer of products for space, thermal, terrestrial, and space military markets and advanced manufacturing. With the support of government and commercial research and development contracts, the Company is working to develop a variety of products to aid in spacecraft deployable structure problems, including solar arrays, antennas, and thermal management solutions to some of the most challenging heat dissipation problems.

Roccor, LLC

Notes to Financial Statements

December 31, 2019 and 2018

Note 2 – Nature of Business (Continued)

Ocugenesis LLC is a wholly owned subsidiary that was formed in March 2018 for a future potential holder of intellectual property. For the years ended December 31, 2019 and 2018, Ocugenesis LLC did not have any activity or balances. Subsequent to year end, the Company dissolved its interest in Occugenesis LLC.

Note 3 – Significant Accounting Policies

Basis of Presentation

The financial statements of the Company have been prepared on the basis of generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

The Company generated positive operating cash flow during 2019 and has a working capital surplus of approximately $33,000 as of December 31, 2019. Historically, the Company has incurred significant losses from operations and negative operating cash flow. Additionally, as more fully described in Note 15, COVID-19’s impact on the Company over the next 12 months creates significant uncertainty. These factors raised substantial doubt about the Company’s ability to continue as a going concern, which, as discussed below, has been alleviated by management’s plans.

Management has taken several actions to ensure that the Company will continue to operate as a going concern. During December 2019 and throughout 2020, the Company entered into new contracts that have generated significant positive operating cash flow and net income. The Company additionally utilized certain note payable agreements (see Note 8) in 2020 with related parties to fund continuing operations prior to realization of positive financial performance on the new contracts described above. Lastly, the Company received approximately $911,000 of funds under the Paycheck Protection Program (PPP) subsequent to year end, as described in Note 15. As more fully described in Note 15, the Company additionally entered into a securities purchase agreement subsequent to year end. Through arrangements entered into as part of this transaction, the Company has access to significant financing and capital as needed. Management believes its currently available cash on hand, access to additional funding, and significant new contracts are sufficient to meet its current obligations, which alleviates doubt about Company’s ability to continue as a going concern.

Adoption of New Accounting Pronouncement

On January 1, 2019, the Company adopted Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes Topic 605, Revenue Recognition. The ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The Company elected to apply the new revenue recognition guidance using the modified retrospective approach.

Under the modified retrospective method, the cumulative effect of applying the standard is recognized at the date of initial application. Results for reporting periods beginning on January 1, 2019 are presented under

Roccor, LLC

Notes to Financial Statements

December 31, 2019 and 2018

Note 3 – Significant Accounting Policies (Continued)

Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with historic accounting under Topic 605. The adoption of the new standard did not have a material effect on the financial statements.

In implementing Topic 606, the Company was required to determine the revenue earned on any work in progress at the implementation date and to restate the revenue and cost of services as if Topic 606 had been followed from the inception of the contract. In recalculating costs and revenue under Topic 606 guidelines, the Company did not identify a material difference in the timing or amount of recognition, and, therefore, no cumulative transition adjustment has been posted.

Cash Equivalents

The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not hold any cash equivalents at December 31, 2019 and 2018. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. Periodically throughout 2019 and 2018, the Company’s cash accounts exceeded federally insured limits.

Contracts Receivable

Contracts receivable consist of amounts due from government entities and commercial contractors. The Company provides an allowance for doubtful collections, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. It is reasonably possible that the estimate of the allowance for doubtful accounts will change and that losses ultimately incurred could differ materially from the amounts estimated in determining the allowance. Management considers all contracts receivable collectible; therefore, an allowance for doubtful accounts has not been recorded at December 31, 2019 and 2018.

Credit Risk and Major Customers

The Company grants credit in the normal course of business to government entities and commercial contractors in the United States. The Company periodically performs credit analyses and monitors the financial condition of its customers to reduce credit risk. The Company performs ongoing credit evaluations of its customers but generally does not require collateral to support contract receivables.

During the year ended December 31, 2019, two government and two commercial customers accounted for 57 percent of total revenue. One government entity accounted for 17 percent of total contracts receivable at December 31, 2019. During the year ended December 31, 2019, two commercial customers accounted for 57 percent of total contract receivables.

During the year ended December 31, 2018, one government and one commercial customer accounted for 48 percent of total revenue. Two government entities accounted for 37 percent of total contract receivables at December 31, 2018. There were no contracts receivable concentrations for commercial entities at December 31, 2018.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist primarily of security deposits and prepaid expenses.

Roccor, LLC

Notes to Financial Statements

December 31, 2019 and 2018

Note 3 – Significant Accounting Policies (Continued)

Property and Equipment

Property and equipment are recorded at cost. The straight-line method is used for computing depreciation and amortization. Assets are depreciated over their estimated useful lives. The cost of leasehold improvements is amortized over the lesser of the length of the related leases or the estimated useful lives of the assets. Costs of maintenance and repairs are charged to expense when incurred.

Depreciable Life – Years
Machinery and equipment	7
Furniture and fixtures	7
Computer hardware and software	3-5
Leasehold improvements	6-7

Intangible Assets

Intangible assets consist of licenses and costs incurred for patents and trademarks. Licenses consist of rights to use patents and are amortized over their estimated useful lives of 12 to 17 years. Patent and trademark costs will be amortized over an estimated useful life upon award by the United States Patent and Trademark Office or expensed if the Company is unsuccessful. Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. Assets not subject to amortization are tested for impairment at least annually.

Stock-based Compensation

The Company accounts for stock-based compensation arrangements with employees and stock-based payments to nonemployees based on the grant-date estimated fair value of the awards. Compensation expense for all employee stock-based payments is recognized in earnings over the requisite service period, generally the vesting period. The Company records stock-based compensation expense related to nonemployees over the service periods commensurate with the services provided.

Revenue Recognition

As described below, the Company recognizes revenue from contracts with customers.

During 2019, the Company adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), which amended the existing accounting standards for revenue recognition. The Company adopted Accounting Standards Codification (ASC) 606, effective January 1, 2019, using the modified retrospective approach. As a result of that adoption, the Company did not record a cumulative impact to beginning stockholders’ equity.

With the adoption of ASC 606, revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. If the consideration promised in a contract includes a variable amount, the Company includes an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur.

Roccor, LLC

Notes to Financial Statements

December 31, 2019 and 2018

Note 3 – Significant Accounting Policies (Continued)

The Company determines the amount of revenue to be recognized through application of the following steps:

•	Identification of the contract, or contracts, with a customer

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when or as the Company satisfies the performance obligations

For the majority of the Company’s contracts with customers, control and risk of loss is transferred throughout the development and manufacturing process of the agreed-upon goods for which the Company has been engaged to produce. As there is no alternative use for the product development the Company is performing, and cancellation provisions result in an enforceable right to payment for performance completed to date, revenue for these products is recognized over time. Revenue is recognized at contract rates as work is performed and material costs are incurred, plus any applicable estimated gross margin, as allowed by the contract.

Multiple Performance Obligations

The Company enters into contracts with its customers that may include promises for multiple, distinct performance obligations. A performance obligation is a promise in a contract with a customer to transfer products or services that are distinct. These performance obligations primarily include development of multiple, specified products within a single contract. In determining whether professional services are distinct, the Company considers the following facts for each agreement: availability of the services from other vendors and the nature of the development services it is providing.

The Company allocates the transaction price to each performance obligation on a relative stand-alone selling price (SSP) basis. The SSP is the price at which the Company would sell a promised product or service separately to a customer in similar circumstances and to similar-sized customers. The Company determine SSP by considering the Company’s overall pricing objectives and market conditions. Significant pricing practices taken into consideration include cost plus an appropriate margin, the customer demographic, and historical sales and contract prices.

Significant Payment Terms

The Company typically invoices its customers monthly or at other intervals, as determined by the customer’s contract. Typical payment terms provide that customers pay within 30 days of invoice. Amounts that have been invoiced are recorded in accounts receivable and in either deferred revenue or revenue, depending on whether the revenue recognition criteria has been met. The Company occasionally experiences changes in the transaction price subsequent to the inception of the contract term. Variable consideration generally is comprised of cost overages related to the contracted amount of time and effort to develop the products. The Company has determined to recognize this revenue in the month the change order is determined probable due to the overages being part of a series of distinct services that are satisfied over time elapsed.

Roccor, LLC

Notes to Financial Statements

December 31, 2019 and 2018

Note 3 – Significant Accounting Policies (Continued)

In most cases, contracts are cancelable but require payment for performance to date, which is equal to cost plus an applicable margin. Therefore, at the time revenue is recognized, the Company does not estimate expected refunds for services, nor does the Company exclude any such amounts from revenue.

The Company excludes from revenue all taxes assessed by a governmental authority that are imposed on the sale of its products and collected from customers.

Contracts Receivable and Assets

Included in contracts receivable is revenue recognized for billings that have not been presented to customers. The Company has an unconditional right to collection of these receivables. As of December 31, 2019 and 2018, the Company had $1,019,807 and $547,911, respectively, of unbilled contracts receivable recorded related to revenue from contracts with customers. As of December 31, 2019 and 2018 and January 1, 2018, the Company did not record any contract assets.

Contract Liabilities

Deferred revenue primarily consist of billings in advance of revenue recognized. For all transactions in which there is a significant outstanding obligation, the associated revenue is recorded as a contract liability and recognized once such obligation is fulfilled. The Company determined that the financing component related to the customer deposits was de minimis. The Company records advance billings on a gross basis in deferred revenue and accounts receivable when an arrangement exists with a customer to bill and collect the receivable, even if services have not yet been performed. In the year ended December 31, 2019, the Company recognized revenue of approximately $924,483 related to the deferred revenue at December 31, 2018. Deferred revenue related to revenue from contracts with customers as of December 31, 2019 and 2018 and January 1, 2018 was $806,570, $924,483, and $3,647,792, respectively.

Contingencies

Under certain contracts with the United States government and certain governmental entities, contract costs, including indirect costs, are subject to audit by and adjustment through negotiation with governmental representatives. Revenue is recorded in amounts expected to be realized on final settlement of any such audits.

Research and Development

Research and development expenditures for internal projects of approximately $95,667 and $30,116 in 2019 and 2018, respectively, were charged to expense as incurred.

Advertising Expense

Advertising expense is charged to income during the year in which it is incurred. Advertising expense for 2019 and 2018 was $82,547 and $77,010, respectively.

Income Taxes

Effective January 1, 2018, the Company revoked its S corporation status. Prior to the revocation, all taxable income and losses were reported in the income tax returns of the members.

Roccor, LLC

Notes to Financial Statements

December 31, 2019 and 2018

Note 3 – Significant Accounting Policies (Continued)

After January 1, 2018, the Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the differences between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that are not expected to be realized based on available evidence. The Company’s temporary differences result primarily from deferred revenue, intangible assets, and depreciation of property and equipment.

The Company accounts for any uncertainty in income taxes by recognizing the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company measures the tax benefits recognized in the financial statements from such a position based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate resolution. After evaluating the tax positions taken, none are considered to be uncertain as of December 31, 2019. Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. No interest or penalties have been assessed during the year ended December 31, 2019.

Upcoming Accounting Pronouncement

The Financial Accounting Standards Board (FASB) issued ASU No. 2016-02, Leases (Topic 842), which will supersede the current lease requirements in Accounting Standards Codification 840. The ASU requires lessees to recognize a right-of-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. Currently, leases are classified as either capital or operating, with only capital leases recognized on the balance sheet. The reporting of lease-related expenses in the statements of operations and cash flows will be generally consistent with the current guidance. The new lease guidance will be effective for the Company’s year ending December 31, 2022 and will be applied using a modified retrospective transition method to either the beginning of the earliest period presented or the beginning of the year of adoption. The Company is still evaluating which method it will apply. The new lease standard is expected to have a significant effect on the Company’s financial statements as a result of the Company’s operating leases, as disclosed in Note 12, that will be reported on the balance sheet at adoption. Upon adoption, the Company will recognize a lease liability and corresponding right-of-use asset based on the present value of the minimum lease payments. The effects on the results of operations are not expected to be significant, as recognition and measurement of expenses and cash flows for leases will be substantially the same under the new standard.

Subsequent Events

The financial statements and related disclosures include evaluation of events up through and including April 23, 2021, which is the date the financial statements were available to be issued.

Roccor, LLC

Notes to Financial Statements

December 31, 2019 and 2018

Note 4 – Property and Equipment

Property and equipment are summarized as follows:

	2019	2018
Computer hardware and software	$544,883	$244,487
Leasehold improvements	369,389	145,869
Machinery and equipment	237,348	214,730
Furniture and fixtures	191,102	78,909

Total cost	1,342,722	683,995
Accumulated depreciation:
Computer hardware and software	200,157	96,256
Leasehold improvements	88,141	45,826
Machinery and equipment	82,574	48,738
Furniture and fixtures	42,253	23,623

Total accumulated depreciation	413,125	214,443

Net property and equipment	$929,597	$469,552

Depreciation and amortization expense related to property and equipment for 2019 and 2018 was $198,682 and $102,039, respectively.

Note 5 – Intangible Assets

Intangible assets of the Company are summarized as follows:

	2019		2018
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Patents pending	$264,180	$—	$187,528	$—
Patents	101,176	(14,849)	99,262	(9,304)
Licenses	41,539	(6,850)	41,539	(4,039)
Trademarks	715	—	715	—

Total	$407,610	$(21,699)	$329,044	$(13,343)

Amortization expense for intangible assets totaled $8,356 and $9,904 for the years ended December 31, 2019 and 2018, respectively.

Roccor, LLC

Notes to Financial Statements

December 31, 2019 and 2018

Note 5 – Intangible Assets (Continued)

Estimated amortization expense for the years ending December 31 related to the intangible assets above, with the exception of patents pending and trademarks not subject to amortization, is as follows:

Years Ending	Amount
2020	$8,763
2021	8,763
2022	8,763
2023	8,763
2024	8,763
Thereafter	98,900

Total	$142,715

Note 6 – Income Taxes

Realization of deferred tax assets is dependent on generating sufficient taxable income prior to the expiration of loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized.

The Company had cumulative net operating loss of approximately $335,000 at December 31, 2019 related to U.S. federal, state, and foreign jurisdictions; the balance is not currently subject to expiration. Subsequent to year end, the Coronavirus Aid, Relief, and Economic Security (CARES) Act was passed, which provided for the carryback of certain net operating losses to prior tax periods. The impacts of the CARES Act will be reflected in the Company’s income tax provision during 2020. The Tax Reform Act of 1986 contains provisions that may limit some or all of the net operating loss carryforwards available to be used in any given year in the event of a significant change in ownership. Additional utilization of the net operating losses may be subject to certain limitations under Section 382 of the Internal Revenue Code and other limitations under state and foreign tax laws.

The components of the income tax provision included in the statement of operations are all attributable to continuing operations and are detailed as follows:

	2019	2018
Current – Federal	$(96,990)	$161,843
Current – State and local	—	37,415
Total current	—	199,258

Deferred – Federal	53,863	(75,992)
Deferred – State and local	12,569	(13,244)

Total deferred	31,991	(89,236)

Total income tax provision	$(30,558)	$110,022

Roccor, LLC

Notes to Financial Statements

December 31, 2019 and 2018

Note 6 – Income Taxes (Continued)

A reconciliation of the provision for income taxes to income taxes computed by applying the statutory United States federal rate to income before taxes is as follows:

	2019	2018
Income tax expense, computed at 21 percent of pretax income	$41,703	$132,043
State taxes - Net of federal benefit	12,538	26,557
Permanent differences	30,280	20,333
Conversion to corporation	—	31,108
Credits generated in current year	(100,000)	(100,000)
Miscellaneous other	(975)	(19)
Adjustments of prior year estimates	(14,104)	—

Total provision for income taxes	$(30,558)	$110,022

The details of the net deferred tax asset are as follows:

	2019	2018
Deferred tax assets:
Research and development tax credit	$118,298	$100,000
Net operating loss carryforwards	83,698	—
Other	1,171	—
Deferred revenue	—	27,126

Total deferred tax assets	203,167	127,126
Deferred tax liabilities - Property, equipment, and intangibles	(180,362)	(37,890)

Net deferred tax asset	$22,805	$89,236

The Tax Cuts and Jobs Act (the “Tax Act”) was signed into law on December 22, 2017. The Tax Act includes significant changes to the U.S. corporate income tax system effective in 2018, including a federal corporate rate reduction from 35 percent to 21 percent; limitations on the deductibility of interest expense and executive compensation; eliminating the corporate alternative minimum tax (AMT) and changing how existing AMT credits can be realized; changing the rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017; and the transition of U.S. international taxation from a worldwide tax system to a territorial tax system. The Company included the tax impacts of this legislation in determining its net deferred tax assets as of December 31, 2019 and 2018.

Note 7 – Line of Credit

Under a line of credit agreement with a bank, the Company has available borrowings of $600,000. Interest is payable monthly at a rate of 1.50 percent above the prime rate, as published by The Wall Street Journal (an effective rate of 7.00 percent at December 31, 2019). The line of credit is collateralized by the assets of the Company and personal guarantees by certain owners of the Company. The Company is subject to certain restrictive covenants in relation to this agreement.

Roccor, LLC

Notes to Financial Statements

December 31, 2019 and 2018

Note 8 – Long-term Related Party Debt

On November 12, 2019 and December 13, 2019, the Company entered into unsecured note payable agreements with certain employees and stockholders for $285,000 and $82,500, respectively. These notes are payable in monthly installments of interest of 6.00 percent, with principal and any outstanding balance due in full on December 1, 2021. The total amount outstanding at December 31, 2019 was $367,500. There were no amounts due under these agreements at December 31, 2018.

On December 31, 2019, the Company entered into an additional agreement with an employee for $150,000 under the terms described above that was funded subsequent to December 31, 2019.

Interest expense under these agreements, the capital leases (see Note 9), and line of credit (see Note 7) for 2019 and 2018 was $44,048 and $9,809, respectively. Related party interest expense included in this amount for 2019 was $3,001. There was no related party interest expense for 2018.

Note 9 – Capital Leases

The Company leases equipment under long-term lease arrangements that are classified as capital leases. For financial statement purposes, the present values of the net minimum lease payments have been capitalized and are being amortized over the useful lives of the assets. Under the terms of the lease agreements, payments ranging from $7,398 to $8,760 are due monthly through January 2022 and quarterly through February 2021. The balance of the capital leases at December 31, 2019 and 2018 is $204,893 and $67,330, respectively.

Property and equipment held under capital leases consists of the following at December 31:

	2019	2018
Computer hardware and software	$266,254	$—
Machinery and equipment	94,586	94,586

Subtotal	360,840	94,586
Less accumulated depreciation	(77,189)	(14,188)

Property and equipment under capital leases - Net	$283,651	$80,398

The future minimum lease payments under capital leases are as follows:

Years Ending December 31	Amount
2020	$123,455
2021	97,446

Total	220,901
Less amount representing interest	16,008
Less current obligations	102,065

Long-term obligations under capital leases	$102,828

Note 10 – Common Stock

The Company has authorized up to 12,800,000 and 11,700,000 shares of common stock at December 31, 2019 and 2018, respectively, of which 6,846,152 and 6,394,976 were issued and outstanding as of December 31, 2019 and 2018, respectively. Par value per share of common stock is $0.0001.

Roccor, LLC

Notes to Financial Statements

December 31, 2019 and 2018

Note 10 – Common Stock (Continued)

During the year ended December 31, 2019, stock options were exercised for a total of 451,716 shares of common stock. During the year ended December 31, 2018, stock options were exercised for a total of 793,241 shares of common stock, and the Company issued 149,988 shares of common stock for services provided to the Company.

Note 11 – Stock Options

The fair value of stock options and other equity-based compensation issued to employees is recognized as compensation expense over the period of service that generally coincides with the vesting period of the award. The Company recognized compensation costs totaling $137,428 and $86,521 for the years ended December 31, 2019 and 2018, respectively, which have been included as a component of operating expenses in proportion to personnel wages within the accompanying statement of operations. There was no recognized tax benefit related to stock options and other equity-based compensation during the years ended December 31, 2019 and 2018.

The Company’s equity incentive plan (the “Plan”) permits that the number of common shares that may be issued to its employees, directors, and consultants, as designated by the board of directors pursuant to the Plan, may not exceed 6,450,005. Awards may be issued in the form of stock options, stock appreciation rights, restricted stock, and restricted stock units. The Company believes that such awards better align the interests of its employees with those of its stockholders. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest based on 6 years of continuous service and have 10-year contractual terms. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the Plan).

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that uses the weighted-average assumptions noted in the following table. Expected volatilities are based on historical volatility of comparable companies. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

When calculating the amount of annual compensation expense, the Company has elected not to estimate forfeitures and instead accounts for forfeitures as they occur.

	2019	2018
Approximate risk-free rate	2.28%	2.82%
Volatility	42.48%	41.66%
Average expected life	7.8 years	7.2 years
Dividend yield	0%	0%
Weighted-average grant-date fair value	$0.59	$0.27
Estimated fair value of total options granted	$545,306	$101,484

Roccor, LLC

Notes to Financial Statements

December 31, 2019 and 2018

Note 11 – Stock Options (Continued)

A summary of option activity under the Plan for the years ended December 31, 2019 and 2018 is presented below:

Options	Number of Shares	Weighted-average Exercise Price	Weighted-average Remaining Contractual Term (in Years)
Outstanding at January 1, 2018	4,398,679	$0.16	8.63
Granted	376,000	0.56	N/A
Exercised	(793,241)	0.28	N/A
Forfeited or expired	(199,984)	0.11	N/A

Outstanding at December 31, 2018	3,781,454	0.20	7.90

Outstanding at January 1, 2019	3,781,454	0.20	7.90
Granted	1,938,733	0.30	N/A
Exercised	(451,176)	0.37	N/A
Forfeited or expired	(272,478)	0.12	N/A

Outstanding at December 31, 2019	4,996,533	0.30	7.16

Exercisable at December 31, 2018	1,909,778	0.16	N/A
Exercisable at December 31, 2019	3,265,971	0.58	N/A

Future compensation costs related to the unvested portion of stock options at December 31, 2019 and 2018 was $614,660 and $255,262, respectively.

Cash received from option exercise under all share-based payment arrangements for the years ended December 31, 2019 and 2018 was $52,441 and $90,429, respectively.

Note 12 – Operating Leases

The Company leases its office building and certain office equipment under operating leases, expiring between December 2019 and May 2025. Certain leases require the Company to pay taxes, insurance, utilities, and maintenance costs. Total rent expense under these leases was $330,564 and $190,554 for the years ended December 31, 2019 and 2018, respectively.

Future minimum annual commitments under these operating leases are as follows:

Years Ending December 31	Amount
2020	$457,144
2021	470,362
2022	482,589
2023	419,398
2024	357,155
Thereafter	150,606

Total	$2,337,254

Roccor, LLC

Notes to Financial Statements

December 31, 2019 and 2018

Note 13 – Retirement Plan

The Company established a 401(k) Plan (the “Plan”) on January 1, 2018 to provide retirement benefits for its employees. Employees may contribute from a percentage of their annual compensation to the Plan, limited to a minimum annual amount updated annually by the IRS. The Plan allows for Roth deferrals. The Plan covers substantially all employees who are at least 19 years of age (21 through November 1, 2018). The Plan provides for profit-sharing contributions for employees who have attained age 19 (21 through November 1, 2018) and completed one year of service, as defined in the plan document, and safe harbor contributions. Company contributions were $169,579 and $143,090 for the years ended December 31, 2019 and 2018, respectively.

Note 14 – Related Party Transactions

Solid Power, Inc. (Solid Power) is partially owned by a stockholder of the Company. During the years ended December 31, 2019 and 2018, the Company received accounting and administrative support from Solid Power. As of December 31, 2019, there were no ongoing services. During the years ended December 31, 2019 and 2018, the Company incurred $246,237 and $432,182, respectively, of finance and administrative support expenses, which were recorded in finance and administrative expenses in the accompanying statement of operations. As of December 31, 2019 and 2018, amounts due to Solid Power totaled $265,557 and $108,445, respectively, and are included in accounts payable on the accompanying balance sheet. Subsequent to year end, the Company paid the amount due to Solid Power in full. There were no amounts due from Solid Power as of December 31, 2019 and 2018.

Note 15 – Subsequent Events

On October 28, 2020, the Company and its stockholders entered into a securities purchase agreement (the “transaction”) to sell 100 percent of the common stock of Roccor, LLC for approximately $16,790,000, net of cash. As part of this transaction, certain funds were used to payoff the Company’s outstanding long-term debt to related parties (see Note 8) and capital lease obligations (see Note 9). Additionally, pursuant to the terms of outstanding stock option agreements at the transaction date, the Company’s outstanding stock options (see Note 11) were fully vested or canceled.

Subsequent to year end, the Company’s line of credit was renewed under the same terms described in Note 7. As part of the transaction, the line of credit was terminated.

On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus a pandemic. First identified in late 2019 and now known as COVID-19, the outbreak has impacted thousands of individuals worldwide. In response, many countries have implemented measures to combat the outbreak that have impacted global business operations. Subsequent to the date of the financial statements, the Company’s operations have been significantly impacted by the State of Colorado’s stay-at-home orders, which resulted in the Company implementing additional health and safety procedures. The Company’s operations have been deemed essential, as the Company is part of the defense industry. As such, no impairments were recorded as of the balance sheet date; however, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. In addition, while the Company’s operations, cash flows, and financial condition could be negatively impacted, the extent of the impact cannot be reasonably estimated at this time.

Subsequent to year end, the Company received funding under the Paycheck Protection Program in the amount of approximately $911,000 in order to maintain current workforce and certain other allowance

Roccor, LLC

Notes to Financial Statements

December 31, 2019 and 2018

Note 15 – Subsequent Events (Continued)

expenses under the terms of the program. This loan was forgiven in November 2020 by the Small Business Association (SBA) as part of the terms of the program. The SBA has up to 6 years from the date the loan was forgiven to require additional documentation and conduct an audit of the Company’s eligibility for the loan. In the event the SBA subsequently determines the Company did not meet the eligibility requirements for the PPP loan or did not utilize the funds on allowable expenditures, the Company could be required to repay the SBA for the proceeds of the loan plus interest.

Independent Auditor’s Report

To the Board of Directors

Deployable Space Systems, Inc.

We have audited the accompanying financial statements of Deployable Space Systems, Inc. (the “Company”), which comprise the balance sheet as of December 31, 2020 and the related statements of operations, stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Deployable Space Systems, Inc. as of December 31, 2020 and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

June 17, 2021

Deployable Space Systems, Inc.

Balance Sheet

December 31, 2020
Assets
Current Assets
Cash	$7,657,929
Accounts receivable:
Billed – Net	1,773,297
Costs and earnings in excess of billings	554,157
Other	3,416
Prepaid expenses and other current assets	62,329

Total current assets	10,051,128

Property and Equipment – Net	485,346

Deposits	47,681

Total assets	$10,584,155

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$504,138
Billings in excess of costs and estimated earnings	5,282,269
Accrued and other current liabilities:
Accrued compensation	1,019,631
Other accrued liabilities	86,235

Total liabilities	6,892,273

Stockholders’ Equity
Common stock, $0.01 par value; 1,000,000 shares authorized, 59,701 issued and outstanding	597
Retained earnings	3,691,285

Total stockholders’ equity	3,691,882

Total liabilities and stockholders’ equity	$10,584,155

See notes to financial statements.

Deployable Space Systems, Inc.

Statement of Operations

Year Ended December 31, 2020
Net Revenue	$26,781,352

Operating Expenses
Direct expenses	19,970,870
General and administrative	3,341,172
Selling	362,137
Research and development	1,040

Total operating expenses	23,675,219

Operating Income	3,106,133

Nonoperating Income (Expense)
Forgiveness of debt income	729,560
Other income	7,677
Other expense	(26,015)

Total nonoperating income	711,222

Net Income	$3,817,355

See notes to financial statements.

Deployable Space Systems, Inc.

Statement of Stockholders’ Equity

	Year Ended December 31, 2020
	Common Stock	Retained Earnings	Total
Balance – January 1, 2020	$597	$2,484,730	$2,485,327
Net income	—	3,817,355	3,817,355
Distributions	—	(2,610,800)	(2,610,800)

Balance – December 31, 2020	$597	$3,691,285	$3,691,882

See notes to financial statements.

Deployable Space Systems, Inc.

Statement of Cash Flows

Year Ended December 31, 2020
Cash Flows from Operating Activities
Net income	$3,817,355
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	313,317
Bad debt expense	25,693
Forgiveness of Paycheck Protection Program (PPP) loan	(729,560)
Changes in operating assets and liabilities that provided cash:
Accounts receivable	1,477,240
Prepaid expenses and other assets	6,794
Accounts payable	(67,755)
Deferred revenue	(1,329,930)
Accrued and other liabilities	160,246

Net cash provided by operating activities	3,673,400

Cash Flows Used in Investing Activities – Purchases of property and equipment	(179,698)

Cash Flows from Financing Activities
Proceeds from Paycheck Protection Program (PPP) loan	729,560
Distributions	(2,610,800)

Net cash used in financing activities	(1,881,240)

Net Increase in Cash	1,612,462

Cash – Beginning of year	6,045,467

Cash – End of year	$7,657,929

See notes to financial statements.

Deployable Space Systems, Inc.

Notes to Financial Statements

December 31, 2020

Note 1 – Nature of Business

Deployable Space Systems, Inc. (the “Company”) provides satellite mechanisms, deployable structures and booms, and deployable solar array systems to the global space market. Its product portfolio includes the award-winning and patented ROSA (Roll-Out Solar Array) Integrated Modular Blanket Assembly; Rigid-Panel and Functional Advanced Concentrator Technology solar array technologies; a multitude of elastically and articulated deployable structures and booms, open-lattice booms, and telescopic booms; and a variety of mission-enabling mechanisms for space applications.

Note 2 – Significant Accounting Policies

Basis of Presentation

The financial statements of the Company have been prepared on the basis of generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not hold any cash equivalents at December 31, 2020. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. Periodically throughout 2020, the Company’s cash accounts exceeded federally insured limits.

Accounts Receivable

Accounts receivable consist of amounts due primarily from agencies of the U.S. government and their prime contractors. As of December 31, 2020, $554,157 of total accounts receivable represents recognized revenue for performance to date that was not yet billable to customers. The Company provides an allowance for doubtful collections, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. It is reasonably possible that the estimate of the allowance for doubtful accounts will change and that losses ultimately incurred could differ materially from the amounts estimated in determining the allowance. The allowance for doubtful accounts on contracts receivable balances was $25,693 as of December 31, 2020.

Prepaid Expenses and Other Current Assets and Deposits

Prepaid expenses and other current assets and deposits consist primarily of prepaid expenses and security deposits.

Property and Equipment

Property and equipment are recorded at cost. The straight-line method is used for computing depreciation and amortization. Assets are depreciated over their estimated useful lives. The cost of leasehold improvements is depreciated (amortized) over the lesser of the length of the related leases or the estimated useful lives of the assets. Costs of maintenance and repairs are charged to expense when incurred.

Deployable Space Systems, Inc.

Notes to Financial Statements

December 31, 2020

Note 2 – Significant Accounting Policies (continued)

Depreciable Life - Years
Equipment	3
Office equipment, furniture, and fixtures	3
Leasehold improvements	6

Revenue and Cost Recognition

The Company recognizes revenue from contracts with customers upon transfer of control of promised products and services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. If the consideration promised in a contract includes a variable amount, the Company includes an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur.

The Company determines the amount of revenue to be recognized through application of the following steps:

•	Identification of the contract, or contracts, with a customer

•	Identification of the performance obligations in the contract, or contracts

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when or as the Company satisfies the performance obligations

The Company primarily engages in long-term contracts with customers for production and service activities and recognizes revenue for performance obligations over time. These long-term contracts involve the design, development, manufacture, and/or modification of components. Revenue is recognized over time (versus point-in-time recognition), as the Company’s performance creates an asset with no alternative use to the Company, the Company has an enforceable right to payment for performance completed to date, and the customer receives the benefit as the Company builds the asset. For long-term contracts, the Company typically leverages the input method, using a cost-to-cost measure of progress. The Company believes that this method represents the most faithful depiction of the Company’s performance because it directly measures value transferred to the customer.

Multiple Performance Obligations

The Company enters into contracts with its customers that may include promises for multiple, distinct performance obligations. A performance obligation is a promise in a contract with a customer to transfer products or services that are distinct. These performance obligations primarily include development of multiple, specified products within a single contract. In determining whether professional services are distinct, the Company considers the following facts for each agreement: availability of the services from other vendors and the nature of the development services it is providing.

The Company allocates the transaction price to each performance obligation on a relative stand-alone selling price (SSP) basis. The SSP is the price at which the Company would sell a promised product or service

Deployable Space Systems, Inc.

Notes to Financial Statements

December 31, 2020

Note 2 – Significant Accounting Policies (continued)

separately to a customer in similar circumstances and to similar-sized customers. The Company determines SSP by considering the Company’s overall pricing objectives and market conditions. Significant pricing practices taken into consideration include cost plus an appropriate margin, the customer demographic, and historical sales and contract prices.

Significant Payment Terms

The Company typically invoices its customers monthly or at other intervals, as determined by the customer’s contract. Typical payment terms provide that customers pay within 30 days of invoice. Amounts that have been invoiced are recorded in accounts receivable and in either deferred revenue or revenue, depending on whether the revenue recognition criteria have been met. The Company occasionally experiences changes in the transaction price subsequent to the inception of the contract term. Variable consideration generally is comprised of cost overages related to the contracted amount of time and effort to develop the products. The Company has determined to recognize this revenue in the month the change order is determined probable due to the overages being part of a series of distinct services that are satisfied over time elapsed.

In most cases, contracts are cancelable but require payment for performance to date, which is equal to cost plus an applicable margin. Therefore, at the time revenue is recognized, the Company does not estimate expected refunds for services, nor does the Company exclude any such amounts from revenue.

The Company excludes from revenue all taxes assessed by a governmental authority that are imposed on the sale of its products and collected from customers.

Contract Liabilities

Billings in excess of costs and estimated earnings primarily consist of billings in advance of revenue recognized. For all transactions in which there is a significant outstanding obligation, the associated revenue is recorded as a contract liability and recognized once such obligation is fulfilled. The Company determined that the financing component related to the customer deposits was de minimis. The Company records advance billings on a gross basis in deferred revenue and accounts receivable when an arrangement exists with a customer to bill and collect the receivable, even if services have not yet been performed.

Contingencies

Under certain contracts with the United States government and certain governmental entities, contract costs, including indirect costs, are subject to audit by and adjustment through negotiation with governmental representatives. Revenue is recorded in amounts expected to be realized on final settlement of any such audits.

Credit Risk and Major Customers

The Company grants credit in the normal course of business to government entities and commercial contractors in the United States. The Company periodically performs credit analyses and monitors the financial condition of its customers to reduce credit risk. The Company performs ongoing credit evaluations of its customers but generally does not require collateral to support contract receivables.

Deployable Space Systems, Inc.

Notes to Financial Statements

December 31, 2020

Note 2 – Significant Accounting Policies (continued)

During the year ended December 31, 2020, four government contracts accounted for approximately 91 percent of total revenue. Two contracts from government revenue sources accounted for approximately 94 percent of total accounts receivable at December 31, 2020. Approximately 99 percent of the Company’s total revenue is from sources funded through the federal government, either as a prime or subcontractor.

Research and Development

Research and development expenditures of approximately $1,040 in 2020 were charged to expense as incurred.

Income Taxes

Pursuant to provisions of the Internal Revenue Code, the Company has elected to be taxed as an S corporation. Generally, the income of an S corporation is not subject to federal income tax at the corporate level, but rather the stockholders are required to include a pro-rata share of the Company’s taxable income or loss in their personal income tax returns, irrespective of whether dividends have been paid. Accordingly, no provision for federal income taxes has been made in the accompanying financial statements.

The Company accounts for any uncertainty in income taxes by recognizing the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company measures the tax benefits recognized in the financial statements from such a position based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate resolution. After evaluating the tax positions taken, none are considered to be uncertain as of December 31, 2020. Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. No interest or penalties have been assessed during the year ended December 31, 2020.

Upcoming Accounting Pronouncements

The Financial Accounting Standards Board (FASB) issued ASU 2016-02, Leases, which will supersede the current lease requirements in ASC 840. The ASU requires lessees to recognize a right-to-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. Currently, leases are classified as either capital or operating, with only capital leases recognized on the balance sheet. The reporting of lease-related expenses in the statements of operations and cash flows will be generally consistent with the current guidance. The new lease guidance will be effective for the Company’s year ending December 31, 2022 and will be applied using a modified retrospective transition method to either the beginning of the earliest period presented or the beginning of the year of adoption. The Company is still evaluating which method it will apply. The new lease standard is expected to have a significant effect on the Company’s financial statements as a result of the Company’s operating leases, as disclosed in Note 7, that will be reported on the balance sheet at adoption. Upon adoption, the Company will recognize a lease liability and corresponding right-to-use asset based on the present value of the minimum lease payments. The effects on the results of operations are not expected to be significant as recognition and measurement of expenses and cash flows for leases will be substantially the same under the new standard.

Deployable Space Systems, Inc.

Notes to Financial Statements

December 31, 2020

Note 2 – Significant Accounting Policies (continued)

Subsequent Events

The financial statements and related disclosures include evaluation of events up through and including June 17, 2021, which is the date the financial statements were available to be issued.

Note 3 – Property and Equipment

Property and equipment are summarized as follows:

Equipment	$527,201
Office equipment, furniture, and fixtures	400,046
Leasehold improvements	341,801

Total cost	1,269,048

Accumulated depreciation:
Equipment	340,686
Office equipment, furniture, and fixtures	319,025
Leasehold improvements	123,991

Total accumulated depreciation	783,702

Net property and equipment	$485,346

Depreciation and amortization expense for 2020 was $313,317.

Note 4 – Paycheck Protection Program (PPP) Loan

During the year ended December 31, 2020, the Company received a Paycheck Protection Program (PPP) loan in the amount of $729,560. The PPP loan program was created under the Coronavirus Aid, Relief, and Economic Security (CARES) Act and is administered by the Small Business Administration (SBA). Under the terms of this program, the loan may be fully or partially forgiven if the loan proceeds are spent on qualifying expenses and if staffing level and salary maintenance requirements are met. The Company may use the funds on qualifying expenses over a covered period of up to 24 weeks. At the conclusion of the covered period, any balance that is not forgiven by the SBA will be repaid over a period of two years, with interest accruing at a rate of 1 percent and monthly payments of principal and interest beginning 10 months after the conclusion of the covered period.

Prior to December 31, 2020, the Company applied for and received notification of forgiveness of the loan from the SBA. Loan forgiveness in the amount of $729,560 has been recorded as forgiveness of debt income in nonoperating income (expense) on the statement of operations.

Although management considers it probable that the Company was initially eligible for the loan and subsequent forgiveness, the SBA has the ability to review the Company’s loan file for a period subsequent to the date the loan was forgiven and could request additional documentation to support the Company’s initial eligibility for the loan and request for loan forgiveness. In the event the SBA subsequently determines the Company did not meet the initial eligibility requirements for the PPP loan or did not qualify for loan forgiveness, the SBA may pursue legal remedies at its discretion.

Deployable Space Systems, Inc.

Notes to Financial Statements

December 31, 2020

Note 4 – Paycheck Protection Program (PPP) Loan (continued)

As of the date of issuance of the financial statements, there is significant uncertainty surrounding the impact of loan forgiveness on certain contracts the Company entered into with the federal government and other contracts with federal funding sources. The Company has taken the position that the payroll costs applied to the PPP Loan described above within the forgiveness calculation were attributable to the Company’s firm fixed-price contracts and those contracts at risk of cancellation due to impacts from COVID-19. Although the Company has determined that the loan forgiveness is a credit under the Federal Acquisition Regulation (FAR) 31.201-05, no liability has been recorded for the impact to the Company’s indirect cost rate pool, as no costs related to cost plus fixed fee contracts were applied to the PPP loan for forgiveness. As described in Note 2, the Company is subject to certain audits by governmental entities, which could result in liabilities arising related to this matter due to the significant uncertainty surrounding the situation. Management continues to monitor this situation and evolving guidance by the governmental agencies that oversee their contracts.

Note 5 – Common Stock

The Company has authorized up to 1,000,000 shares of common stock at December 31, 2020, of which 59,701 were issued and outstanding as of December 31, 2020. Par value per share of common stock is $0.01.

Note 6 – Revenue Recognition

Disaggregation of Revenue

During 2020, the Company’s revenue from contracts with customers consisted of the following:

Government contracts	$26,677,178
Commercial contracts	104,174

Total revenue from contracts with customers	$26,781,352

Contracts Receivable and Assets

The Company had accounts receivable representing net billed amounts due on contracts with customers of $1,773,297 and $2,994,261 as of December 31, 2020 and January 1, 2020, respectively. As of December 31, 2020 and January 1, 2020, the Company had $554,157 and $703,449, respectively, of unbilled contracts receivable representing costs and earnings in excess of billings recorded related to revenue from contracts with customers. The Company has an unconditional right to collection of these receivables. As of December 31, 2020 and January 1, 2020, the Company did not record any contract assets.

Contract Liabilities

During 2020, the Company recognized revenue of approximately $6,424,000 related to the balance of billings in excess of costs and estimated earnings as of January 1, 2020. Contract liabilities related to billings in excess of costs and estimated earnings related to revenue from contracts with customers as of December 31, 2020 and January 1, 2020 were $5,282,269 and $6,612,199, respectively.

Deployable Space Systems, Inc.

Notes to Financial Statements

December 31, 2020

Note 6 – Revenue Recognition (continued)

Remaining Performance Obligations

As of December 31, 2020, the Company’s remaining performance obligations related to its contracts with customers were approximately $30,023,000, of which approximately $23,821,000 is expected to be recognized through December 31, 2021, with the remaining balance of $6,202,000 expected to be recognized in 2022. This balance excludes the value of unsatisfied performance obligations for contracts that have an original duration of one year or less and contracts for which the variable consideration is allocated entirely to wholly unsatisfied performance obligations.

Note 7 – Operating Leases

The Company leases certain buildings under operating leases, expiring in June and December of 2024. Under these leases, the Company is required to pay certain taxes, insurance, utilities, and maintenance costs. Total rent expense under these leases was $612,015 for the year ended December 31, 2020.

Future minimum annual commitments under these operating leases are as follows:

Years Ending December 31	Amount
2021	$544,997
2022	561,347
2023	578,187
2024	504,520

Total	$2,189,051

Note 8 – Employee Benefit Plans

The Company established a 401(k) Plan (the “Plan”) on January 1, 2010 to provide retirement benefits for its employees. Employees may contribute from a percentage of their annual compensation to the Plan, limited to a minimum annual amount updated annually by the IRS. The Plan allows for Roth deferrals. The Plan covers substantially all employees who are at least 21 years of age. The Plan provides for discretionary profit-sharing contributions for eligible employees, as defined in the plan document, and safe harbor matching contributions. Company contributions were $550,518 for the year ended December 31, 2020. As of December 31, 2020, a discretionary profit-sharing contribution of $396,869 is included in accrued compensation on the accompanying balance sheet.

Note 9 – Contingencies

From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently a party to any legal proceedings the outcome of which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on our operating results or financial condition.

Deployable Space Systems, Inc.

Notes to Financial Statements

December 31, 2020

Note 10 – Risks and Uncertainties Due to COVID-19

On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus as a “pandemic”. First identified in late 2019 and known now as COVID-19, the outbreak has impacted millions of individuals worldwide. In response, many countries have implemented measures to combat the outbreak which have impacted global business operations. Throughout the pandemic, the Company was considered an essential business and permitted to operate. At the height of the pandemic, in April 2020, the Company was uncertain how it would be impacted. Given the uncertainty facing the Company, as permitted under the CARES Act, the Company applied for and received a PPP loan, as disclosed in Note 4. As of the date of the issuance of the financial statements, the Company’s operations have not been significantly impacted. The Company continues to monitor the situation, and management’s judgment regarding the pandemic could change in the future.

Note 11 – Subsequent Event

On February 17, 2021, the Company’s stockholders entered into a securities purchase agreement (the “transaction”) to sell 100 percent of the common stock of the Company to Cosmos Acquisitions, LLC for approximately $27,000,000.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

GENESIS PARK ACQUISITION CORP.,

SHEPARD MERGER SUB CORPORATION

COSMOS INTERMEDIATE, LLC

and

REDWIRE, LLC

dated as of

March 25, 2021

EXHIBITS
Exhibit A	–	Form of Acquiror Charter
Exhibit B	–	Form of Acquiror Bylaws
Exhibit C	–	Investor Rights Agreement
Exhibit D	–	Sponsor Agreement
Exhibit E	–	Form of First Merger Certificate
Exhibit F	–	Form of Second Merger Certificate

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 25, 2021, by and among Genesis Park Acquisition Corp., a Cayman Islands exempted company (“Acquiror”), Shepard Merger Sub Corporation, a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“Merger Sub”), Cosmos Intermediate, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Holdings (the “Company”), and Redwire, LLC, a Delaware limited liability company (“Holdings”). Acquiror, Merger Sub, the Company and Holdings are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, prior to the Closing and subject to the conditions set forth in this Agreement, Acquiror shall domesticate as a Delaware corporation pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and sections 206 and 209 of the Companies Act (as amended) of the Cayman Islands (the “Domestication”);

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the Limited Liability Company Act of the State of Delaware (“DLLCA”) and other applicable Laws, the Parties intend to enter into a business combination transaction by which: (i) Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving entity of the First Merger (the Company, in its capacity as the surviving entity of the First Merger, is sometimes referred to as the “Surviving Company”); and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Company will merge with and into Acquiror (the “Second Merger” and, together with the First Merger, the “Mergers”), with Acquiror being the Surviving Entity of the Second Merger (Acquiror, in its capacity as the Surviving Entity of the Second Merger, is sometimes referred to as the “Surviving Entity”);

WHEREAS, for U.S. federal income Tax purposes (and for purposes of any applicable state or local income Tax that follows the U.S. federal income Tax treatment), each of the Parties intends that (i) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (ii) the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, and (iii) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the board of managers of the Company has unanimously (i) determined that it is in the best interests of the Company and the equityholders of the Company, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and DLLCA, as applicable, (ii) approved this Agreement and the Transactions, including the Mergers in accordance with the DGCL and DLLCA, as applicable, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the equityholders of the Company;

WHEREAS, the board of managers of Holdings has unanimously approved this Agreement, the First Merger and the other Transactions in accordance with the DLLCA (the “Holdings Board Approval”), and Holdings, in its capacity as the sole member of the Company, has, by its execution and delivery hereof, approved and adopted this Agreement, the First Merger and the other Transactions in accordance with the DLLCA (the “Company Member Approval”);

WHEREAS, the board of directors of Acquiror has unanimously (i) determined that it is in the best interests of Acquiror to enter into this Agreement providing for the Mergers and the Domestication, (ii) approved this Agreement and the Transactions, including the Domestication and the Mergers, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that the plan of merger set forth in this Agreement, the Domestication and each of the other Acquiror Stockholder Matters be approved by the shareholders of Acquiror (the “Acquiror Board Recommendation”);

WHEREAS, prior to the First Effective Time and the closing of the PIPE Investment, Acquiror shall (i) subject to obtaining the approval of the Acquiror Stockholder Matters, amend and restate the certificate of incorporation of Acquiror to be substantially in the form of Exhibit A attached hereto (the “Acquiror Charter”) and (ii) amend and restate the bylaws of Acquiror to be substantially in the form of Exhibit B attached hereto (the “Acquiror Bylaws”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, Acquiror, Holdings, certain of the members of Holdings and certain other parties as of the date hereof have entered into an Investor Rights Agreement, a copy of which is attached as Exhibit C hereto (as amended, restated, modified, supplemented or waived from time to time, the “Investor Rights Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor and Acquiror have entered into the Sponsor Agreement, a copy of which is attached as Exhibit D hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor and Jefferies LLC (“Jefferies”) have entered into that certain Forfeiture Agreement (the “Forfeiture Agreement”) with Holdings and Acquiror, pursuant to which Sponsor and Jefferies have agreed, immediately prior to the Domestication, to surrender to Acquiror for no consideration an aggregate of 2,000,000 Acquiror Warrants (the “Forfeit Warrants”);

WHEREAS, on or prior to the date hereof, Acquiror has obtained commitments from certain investors for a private placement of shares of Acquiror Class A Common Stock (the “PIPE Investment”) pursuant to the terms of one or more subscription agreements (each, a “Subscription Agreement”), such private placements to be consummated immediately prior to the consummation of the Transactions; and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain shareholders of Acquiror have entered into one or more Voting and Support Agreements (each, a “Voting and Support Agreement”) pursuant to which, inter alia, such shareholders have agreed (i) to vote all of their respective shares of Acquiror Class A Common Stock in favor of the Acquiror Stockholder Matters and (ii) not to redeem or transfer their respective Acquiror Class A Common Stock.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Board Recommendation” has the meaning specified in the Recitals hereto.

“Acquiror Bylaws” has the meaning specified in the Recitals hereto.

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Class A Common Stock” means, (i) prior to the Domestication, the Class A ordinary shares, par value $0.0001 per share, of Acquiror, and (ii) following the Domestication, the common stock of Acquiror, par value $0.0001 per share, authorized pursuant to the Acquiror Charter.

“Acquiror Class B Common Stock” means the Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Closing Statement” has the meaning specified in Section 4.02.

“Acquiror Common Stock” means the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Cure Period” has the meaning specified in Section 12.01(c).

“Acquiror Domestication Documents” means the documents required to be filed with the Registrar of Companies of the Cayman Islands under the Cayman Islands Companies Act (as amended) in connection with the Domestication.

“Acquiror Extended Termination Date” has the meaning specified in Section 12.01(b).

“Acquiror Material Adverse Effect” means any change, event, state of fact, circumstance or development, that, individually or when aggregated with other changes, events, states of fact, circumstances or developments, has had, or would reasonably be expected to have, a material adverse effect on the ability of the Acquiror Parties to consummate the Transactions.

“Acquiror Organizational Documents” means, at any time prior to the Domestication, the Amended and Restated Memorandum and Articles of Association and, at any time following the Domestication, the Acquiror Charter and the Acquiror Bylaws, as amended and in effect at such time.

“Acquiror Parties” means Acquiror and Merger Sub.

“Acquiror Party Representations” means the representations and warranties of Acquiror and Merger Sub expressly and specifically set forth in Article VI of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror Party Representations are solely made by Acquiror and Merger Sub.

“Acquiror Preferred Stock” means the preference shares, par value $0.0001 per share, of Acquiror.

“Acquiror Stockholder Matters” has the meaning specified in Section 10.02(a)(i).

“Acquiror Stockholder Redemption” has the meaning specified in Section 10.02(a)(i).

“Acquiror Stockholders” means the holders of shares of Acquiror Common Stock.

“Acquiror Transaction Expenses” means all fees, costs and expenses of Acquiror incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Acquiror, whether paid or unpaid prior to the Closing.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Class A Common Stock per warrant.

“Acquisition Financials” means the financial statements described in clauses (b), (c) and (d) of the definition of “Required Financials.”

“Acquisition Transaction” has the meaning specified in Section 10.03(a).

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, in no event shall the Company or any of the Company’s Subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of Holdings nor shall any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any equityholder of Holdings be considered to be an Affiliate of the Company or any of the Company’s Subsidiaries; provided further, that, in no event shall any of the Acquiror Parties be considered an Affiliate of any portfolio company or other investment (other than the Acquiror Parties) of any investment fund affiliated with any direct or indirect equityholder of the Acquiror nor shall any portfolio company or other investment (other than the Acquiror Parties) of any investment fund affiliated with any equityholder of the Acquiror be considered to be an Affiliate of any of the Acquiror Parties.

“Agreement” has the meaning specified in the preamble hereto.

“Amended and Restated Memorandum and Articles of Association” means the Amended and Restated Memorandum and Articles of Association of Acquiror, filed with Cayman Islands General Registry on November 23, 2020, as amended and in effect on the date hereof.

“Available Closing Acquiror Cash” means an amount equal to (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Acquiror Stockholder Redemption), plus (ii) the aggregate amount of cash that has been funded to and remains with Acquiror pursuant to the Subscription Agreements as of immediately prior to the Closing.

“Business Combination” has the meaning ascribed to such term in the Amended and Restated Memorandum and Articles of Association.

“Business Combination Proposal” has the meaning set forth in Section 10.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in the Cayman Islands) or commercial banks in New York, New York, Houston, Texas or Boca Raton, Florida are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), and applicable related rules, regulations and guidance, in each case, as amended.

“Closing” has the meaning specified in Section 4.01.

“Closing Cash Consideration” means an amount equal to $75,000,000.

“Closing Date” has the meaning specified in Section 4.01.

“Closing Merger Consideration” means the Closing Cash Consideration, the Closing Share Consideration and the Closing Warrant Consideration.

“Closing Share Consideration” means 37,200,000 shares of Acquiror Class A Common Stock.

“Closing Warrant Consideration” means 2,000,000 Acquiror Warrants which are identical to the Forfeit Warrants, including that such Acquiror Warrants shall be designated Private Placement Warrants under the Warrant Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 5.13(a).

“Company Common Units” means the “Units” of the Company, as defined in the Limited Liability Company Agreement of the Company, dated as of February 10, 2020, by and between the Company and Holdings.

“Company Cure Period” has the meaning specified in Section 12.01(b).

“Company Employee” means any current employee of the Company or any of its Subsidiaries.

“Company Extended Termination Date” has the meaning specified in Section 12.01(c).

“Company Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Company Member Approval” has the meaning specified in the Recitals hereto.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Software” means Software that is Owned Intellectual Property and material to the Company and its Subsidiaries.

“Company Subsidiary Securities” has the meaning specified in Section 5.07.

“Company Transaction Expenses” means all accrued fees, costs and expenses of Holdings, the Company and its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Holdings, the Company and its Subsidiaries, whether paid or unpaid prior to the Closing.

“Confidentiality Agreement” has the meaning specified in Section 13.09.

“Contracts” means any legally-binding contracts, agreements, subcontracts, leases and purchase orders and all amendments, written modifications and written supplements thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof, including any epidemics, pandemics or disease outbreaks resulting therefrom.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Securities Act (CARES).

“D&O Tail” has the meaning specified in Section 9.02(b).

“Data Security Requirements” means all of the following, to the extent relating to data protection, privacy, data security, cybersecurity, cross-border data transfer, and security breach notification requirements and applicable to the Company or any of its Subsidiaries: (i) all applicable Laws, (ii) public-facing policies of the Company or any of its Subsidiaries, including any privacy policies, and (iii) Contracts to which the Company or any of its Subsidiaries is a party or is otherwise bound.

“DGCL” has the meaning specified in the Recitals hereto.

“DLLCA” has the meaning specified in the Recitals hereto.

“Domestication” has the meaning specified in the Recitals hereto.

“Effectiveness Date” has the meaning specified in Section 10.02(a)(i).

“Enforceability Exceptions” has the meaning specified in Section 5.03.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or human health and safety (with respect to exposure to Hazardous Materials), or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect as of the date hereof.

“ERISA” has the meaning specified in Section 5.13(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Unit” has the meaning specified in Section 3.02(d).

“Export Control Laws” means any (i) Laws with respect to U.S. export control (including the International Traffic in Arms Regulations (22 CFR §§ 120-130) (ITAR) and the Export Administration Regulations (15 CFR §§ 730-774)), (ii) Laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security (and any successor thereof) and (iii) Laws with respect to export, import and customs of other countries in which the Company or any Subsidiary thereof has conducted or currently conducts business.

“First Certificate of Merger” has the meaning specified in Section 2.02.

“First Effective Time” has the meaning specified in Section 2.02.

“First Lien Credit Agreement” means that certain Credit Agreement, dated as of October 28, 2020, by and among Cosmos Acquisition, LLC, a Delaware limited liability company, Cosmos Finance, LLC, a Delaware limited liability company, the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, Adams Street Credit Advisors LP, as the Administrative Agent and Collateral Agent, each lender from time to time party thereto and the other Persons party thereto from time to time, as amended by that certain First Amendment to Credit Agreement, dated February 17, 2021, as further supplemented by that certain Joinder, dated as of March 16, 2021, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time. Capitalized terms used in the preceding sentence but not otherwise defined herein shall have the meaning set forth in the First Lien Credit Agreement.

“First Lien Credit Facility” means, collectively, (i) that certain first lien senior secured term loan facility under the First Lien Credit Agreement and (ii) that certain first lien senior secured revolving credit facility under the First Lien Credit Agreement.

“First Merger” has the meaning specified in the Recitals hereto.

“Forfeit Warrants” has the meaning specified in the Recitals hereto.

“Forfeiture Agreement” has the meaning specified in the Recitals hereto.

“Fraud” means (i) with respect to the Company, the intentional fraud of the Company with respect to the Company’s making an express representation or warranty contained in Article V of this Agreement or in any certificate delivered by the Company pursuant to this Agreement, (ii) with respect to the Acquiror Parties, the intentional fraud of the Acquiror Parties with respect to the Acquiror Parties’ making an express representation or warranty contained in Article VI of this Agreement or in any certificate delivered by the Acquiror Parties pursuant to this Agreement and (iii) with respect to Holdings, the intentional fraud of Holdings with respect to Holdings’ making an express representation or warranty contained in Article VII of this Agreement or in any certificate delivered by Holdings pursuant to this Agreement, in each case, with the actual knowledge of such Person that such representation or warranty was false when made (as opposed to the making of a representation or warranty negligently, recklessly or without actual knowledge of its truthfulness) and which was made with the specific intent of deceiving, misleading and inducing the party hereto to whom such representation and warranty was made to enter into or consummate the transactions contemplated by this Agreement and upon which such party hereto has reasonably relied to its material detriment. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, in any determination of whether a Person has committed Fraud, all materiality qualifications (including the words “material” or “materiality” or the phrase “Material Adverse Effect”) contained in the representations and warranties of the parties in this Agreement shall be taken into account.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or non-U.S. government, governmental authority, regulatory or administrative agency, self-regulatory organization, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Government Closure” has the meaning specified in Section 8.03(a).

“Government Contract” means any Contract between a Person and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor or (iii) any subcontractor with respect to any Contract of a type described in clauses (i) or (ii) above.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws as in effect as of the date hereof, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“Holdings” has the meaning specified in the preamble hereto.

“Holdings Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Holdings to consummate the transactions contemplated hereby.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning specified in Section 9.13.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (iii) obligations of such Person for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business), (iv) all obligations as lessee that are required to be capitalized in accordance with GAAP, (v) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, (vii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (viii) all obligations of the type referred to in clauses (i)—(vii) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person.

“Indemnitee Affiliate” has the meaning specified in Section 9.02(c).

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Regulatory Consent Authority or any subpoena, interrogatory or deposition.

“Intellectual Property” means all intellectual property rights (including with respect to technology) created, arising, or protected under applicable Law (or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world), including all: (i) patents and patent applications; (ii) trademarks, service marks and trade names; (iii) copyrights; (iv) internet domain names; and (v) trade secrets and proprietary rights in confidential information.

“Intended Income Tax Treatment” has the meaning specified in Section 10.04(b).

“Interim Period” has the meaning specified in Section 8.01.

“Investor Rights Agreement” has the meaning set forth in the Recitals hereto.

“IT Systems” means all computer systems, servers, networks, databases, websites, computer hardware and equipment used to process, store, maintain and operate data, information and functions that are owned, licensed or leased by a Person, including any Software embedded or installed thereon.

“Jefferies” has the meaning specified in the Recitals hereto.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased, licensed or otherwise used or occupied by the Company or its Subsidiaries.

“Leases” has the meaning specified in Section 5.18.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Malware” has the meaning specified in Section 5.19(a).

“Material Adverse Effect” means any change, event, state of fact, circumstance or development that, individually or when aggregated with other changes, events, states of fact, circumstances or developments, has had, or would reasonably be expected to have a material adverse effect on (i) the assets, business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the Transactions; provided, however, that, solely with respect to clause (i) above, other than as set forth in the final proviso of this definition, in no event will any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 11.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of Acquiror (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 11.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect) and (i) COVID-19 or any Law, directive, pronouncement or guideline issued by a

Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s or any of its Subsidiaries’ compliance therewith; provided that, in the case of clauses (a), (b), (d), (f),(g) and (i), such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants.

“Material Contracts” has the meaning specified in Section 5.12(a).

“Mergers” has the meaning specified in the Recitals hereto.

“Merger Sub” has the meaning specified in the preamble hereto.

“Most Recent Balance Sheet” has the meaning specified in Section 5.08(a).

“Multiemployer Plan” has the meaning specified in Section 5.13(g).

“NYSE” means the New York Stock Exchange.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or its Subsidiaries.

“Open Source Technology” means any Software that is subject to or licensed, provided, distributed or made available under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar open source license.

“Party” has the meaning specified in the preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Financials” has the meaning specified in clause (a) of the definition of “Required Financials.”

“Permits” has the meaning specified in Section 5.17.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established therefor in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) easements, covenants, rights of way and similar restrictions, charges and encumbrances that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (v) Liens that (A) were not incurred in connection with indebtedness for borrowed money and (B) are not material to the Company and its Subsidiaries, taken as a whole, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) Liens securing any Indebtedness of the Company and its Subsidiaries (including pursuant to the First Lien Credit Facility) and (viii) Liens described on Schedule 1.01(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means information that identifies, relates to, describes, is reasonably capable of being associated or linked with, directly or indirectly, a particular individual or household, and when referring to a Data Security Requirement, has the same meaning as the similar or equivalent term.

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” has the meaning specified in Section 6.13.

“PIPE Investor” means an investor party to a Subscription Agreement.

“Policies” has the meaning specified in Section 5.16.

“Privileged Communications” has the meaning specified in Section 13.17.

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Special Meeting for purpose of soliciting proxies from holders of Acquiror Class A Common Stock to approve the Acquiror Stockholder Matters (which shall also provide such stockholders with the opportunity to redeem shares of Acquiror Class A Common Stock in conjunction with a stockholder vote on the Transactions).

“Reference Date” means March 2, 2020.

“Related Party Contract” has the meaning specified in Section 5.24.

“Registered Intellectual Property” has the meaning specified in Section 5.19(a).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Representative” means, as to any Person, any of the officers, directors, manager(s), employees, counsel, accountants, financial advisors, and consultants of such Person.

“Required Financials” means the following: (a) the audited consolidated balance sheet of the Company and its Subsidiaries (or its predecessor entities for accounting purposes, as appropriate) as of December 31, 2020 and December 31, 2019 and the related audited statements of income and comprehensive income, shareholders’ equity and cash flow for the years then ended, in each case audited in accordance with the auditing standards of the PCAOB, together with the unqualified audit report thereon by the Company’s independent auditors (collectively, the “PCAOB Financials”); (b) the audited consolidated balance sheet of Adcole Space, LLC as of December 31, 2019 and the audited statements of income and comprehensive income, members’ equity and cash flow for the (i) year ended December 31, 2019 and (ii) the period from January 1, 2020 to March 1, 2020, together with the unqualified audit report thereon by the independent auditor auditing such financial statements; (c) the (i) audited consolidated balance sheet of Roccor, LLC as of December 31, 2019 and December 31, 2018 and the related audited statements of income and comprehensive income, members’ equity and cash flow for the years then ended, together with the unqualified audit report thereon by the independent auditor auditing such financial statements, and (ii) the reviewed consolidated condensed balance sheet of Roccor, LLC as of September 30, 2020 and September 30, 2019 and the related reviewed statements of income and comprehensive income, members’ equity and cash flow for the nine-month periods then ended and (d) the audited consolidated balance sheet of Deployable Space Systems, Inc. as of December 31, 2020 and the related audited statements of income and comprehensive income, shareholders’ equity and cash flow for the year then ended, together with the unqualified audit report thereon by the independent auditor auditing such financial statements.

“Sanctions Laws” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by any Governmental Authority, including the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), and the U.S. Department of State, and the U.S. Department of Commerce, the United Kingdom, the European Union, the United Nations Security Council, or other relevant sanctions authority.

“Sanctions Target” means any Person that is the subject or target of any Sanctions Laws, including any Person that is: (i) identified on any sanctions lists maintained by OFAC or a comparable list of persons whose assets must be frozen that is maintained by the United Kingdom, European Union, the United Nations Security Council, or other relevant sanctions authority, (ii) located, organized or resident in a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws or (iii) owned or controlled, directly or indirectly, by any such Person or Persons described in the foregoing clauses (i)-(ii).

“Schedules” means, as applicable, the disclosure schedules of (a) the Company and its Subsidiaries or (b) the Acquiror.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 6.08(a).

“Second Certificate of Merger” has the meaning specified in Section 2.02.

“Second Effective Time” has the meaning specified in Section 2.02.

“Second Merger” has the meaning specified in the Recitals hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Seller Counsel” has the meaning specified in Section 13.17.

“Seller Group” has the meaning specified in Section 13.17.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (c) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” has the meaning specified in Section 10.02(b).

“Specified Representations” has the meaning specified in Section 11.02(a)(i).

“Sponsor” means Genesis Park Holdings, a Cayman Islands limited liability company.

“Sponsor Agreement” means that certain Letter Agreement, dated as of the date hereof, by and among the Sponsor and Acquiror, as amended, restated, modified or supplemented from time to time.

“Subscription Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Company” has the meaning specified in the Recitals hereto.

“Surviving Entity” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 12.02.

“SVB” means Silicon Valley Bank.

“SVB Loan” means the Indebtedness of the Company and its Subsidiaries in favor of SVB including pursuant to that certain Loan Agreement, dated as of October 28, 2020, by and among the Company, SVB, Stifel Bank and Western Alliance Bank.

“Tax” means any federal, state, provincial, territorial, local, non-U.S. and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge of any kind whatsoever in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Terminating Acquiror Breach” has the meaning specified in Section 12.01(c).

“Terminating Company Breach” has the meaning specified in Section 12.01(b).

“Termination Date” has the meaning specified in Section 12.01(b).

“Transaction Agreements” shall mean this Agreement, the Investor Rights Agreement, the Sponsor Agreement, the Subscription Agreements, the Voting and Support Agreements, the Acquiror Charter, the Acquiror Bylaws, the Confidentiality Agreement and all the other written agreements, instruments and certificates of the Parties required to be delivered hereunder.

“Transactions” means the transactions contemplated by this Agreement, including the Mergers.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.06(a).

“Trust Agreement” has the meaning specified in Section 6.06(a).

“Trustee” has the meaning specified in Section 6.06(a).

“Unaudited Financial Statements” has the meaning specified in Section 5.08(a).

“Voting and Support Agreement” has the meaning specific in the Recitals hereto.

“Warrant Agreement” means that certain Warrant Agreement, dated as of November 23, 2020, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19).

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. on the day that is one day prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement, (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form or (iii)  in the case of the Acquiror Parties, as may have been publicly filed by Acquiror with the SEC.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, Peter Cannito, Andrew Rush, Faith Horowitz, Bill Read, and Chris Edmunds, in the case of Holdings, Peter Cannito and, in the case of the Acquiror Parties, Paul Hobby, David Siegel and Jonathan Baliff.

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Units or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock or share dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred (including any of the foregoing in connection with the Domestication), or if there shall have been any breach by Acquiror of any representation, warranty, covenant or agreement with respect to the shares of Acquiror Common Stock (or any Acquiror Warrants) or rights to acquire Acquiror Common Stock (or any Acquiror Warrants), then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Units or shares of Acquiror Common Stock, as applicable, will be appropriately adjusted to provide to the holders of Company Common Units or the holders of Acquiror Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Acquiror, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

ARTICLE II

THE MERGERS

Section 2.01 The Mergers.

(a) At the First Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and the DLLCA, Merger Sub and the Company shall consummate the First Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company after the First Merger and as a direct, wholly owned subsidiary of Acquiror (provided that references to the Company for periods after the First Effective Time until the Second Effective Time shall include the Surviving Company).

(b) At the Second Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and the DLLCA, the Surviving Company shall be merged with and into Acquiror, following which the separate corporate existence of the Surviving Company shall cease and Acquiror shall continue as the Surviving Entity after the Second Merger (provided that references to the Company or the Surviving Company for periods after the Second Effective Time shall include the Surviving Entity).

(c) The provisions of this Agreement relating exclusively to the First Merger and exclusively to the Second Merger, respectively, constitute separate respective agreements and plans of merger for purposes of the DGCL and the DLLCA.

Section 2.02 Effective Times. On the terms and subject to the conditions set forth herein, on the Closing Date, the Company and Merger Sub shall cause the First Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit E attached hereto (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and the DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the First Certificate of Merger, being the “First Effective Time”). As soon as practicable following the First Effective Time and in any case on the same day as the First Effective Time, the Surviving Company and Acquiror shall cause the Second Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit F attached hereto (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL and DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the Second Certificate of Merger, being the “Second Effective Time”).

Section 2.03 Effect of the Mergers.

(a) At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the First Effective Time.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Acquiror and the Surviving Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of the Surviving Entity and the Surviving Company set forth in this Agreement to be performed after the Second Effective Time.

Section 2.04 Governing Documents. Subject to Section 9.02, at the First Effective Time, the certificate of formation and limited liability company agreement of the Company shall be the certificate of formation and operating agreement of the Surviving Company. Subject to Section 9.02, at the Second Effective Time, the Acquiror Charter and the Acquiror Bylaws shall be the certificate of incorporation and bylaws of the Surviving Entity until thereafter amended in accordance with its terms and as provided by applicable Law.

Section 2.05 Directors/Managers and Officers of the Surviving Company and the Surviving Entity. Immediately after the First Effective Time, the board of managers and officers of the Surviving Company shall be the board of directors and officers of Merger Sub immediately prior to the First Effective Time. Immediately after the Second Effective Time, and subject to and in accordance with the Investor Rights Agreement, Acquiror shall take such actions as are necessary for the board of directors and officers of the Surviving Entity to be as set forth on Schedule 2.05.

Section 2.06 Further Assurances. If, at any time after the First Effective Time or the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company following the First Merger and the Surviving Entity following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Merger Sub and Acquiror, the applicable directors, officers, members and managers of the Company, Merger Sub and Acquiror (or their designees) are fully authorized in the name of their respective corporations/companies or otherwise to take, and will, at the request of any other Party, take or perform all such lawful and reasonably necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.07 SVB Payoff. Acquiror shall repay, or cause to be repaid, any and all amounts necessary to discharge the then outstanding obligations under the SVB Loan as set forth in the payoff letter with respect to all amounts owed under the SVB Loan. The Company shall deliver such payoff letter to Acquiror at least two (2) Business Days prior to the Closing.

Section 2.08 Cancellation of Warrants. Pursuant to the terms of, and as further specified in, the Forfeiture Agreement, immediately prior to the Domestication, upon the forfeiture and surrender of the Forfeit Warrants by the Sponsor and Jefferies, Acquiror shall irrevocably cause the Forfeit Warrants to be terminated and cancelled, for no consideration and without further right, obligation or liability of any kind or nature on the part of Acquiror, Merger Sub, the Surviving Company, the Sponsor or Jefferies. If, between the date of this Agreement and the Closing, the outstanding shares of Acquiror Class A Common Stock or Acquiror Class B Common Stock shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event shall have occurred (including any of the foregoing in connection with the Domestication), then the number of Acquiror Warrants to be terminated, forfeited, surrendered and cancelled pursuant to this Section 2.08 and the Forfeiture Agreement, will be equitably adjusted to reflect such change; provided, however, that this Section 2.08 shall not be construed to permit Acquiror or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

ARTICLE III

MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 3.01 Merger Consideration. The total consideration to be paid to Holdings in respect of the First Merger shall equal the Closing Merger Consideration. The Closing Merger Consideration shall be paid to Holdings at the Closing in the form of the Closing Cash Consideration and the Closing Share Consideration.

Section 3.02 Effect of First Merger on Company Common Units. On the terms and subject to the conditions set forth herein, at the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party or the holders of any securities of Acquiror, the following shall occur:

(a) The Company Common Units issued and outstanding immediately prior to the First Effective Time (other than Excluded Units) will be cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate, the Closing Share Consideration, the Closing Warrant Consideration and the Closing Cash Consideration, in each case, without interest and otherwise in accordance with the terms of this Agreement.

(b) From and after the First Effective Time, Holdings shall cease to have any other rights in and to the Company, the Surviving Company or the Surviving Entity; provided that each Company Common Unit (other than Excluded Units) shall thereafter represent only the right to receive the applicable portion of the Closing Merger Consideration as set forth in Section 3.02(a). At the First Effective Time, the unit transfer books of the Company shall be closed, and no transfer of the Company Common Units shall be made thereafter.

(c) Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, common unit of the Surviving Company, which shall constitute the only outstanding equity interests of the Surviving Company. From and after the First Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common units of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(d) Each Company Common Unit held in the Company’s treasury or owned by Acquiror, Merger Sub or the Company immediately prior to the First Effective Time (each, an “Excluded Unit”) shall be cancelled and no consideration shall be paid or payable with respect thereto.

Section 3.03 Effect of Second Merger. On the terms and subject to the conditions set forth herein, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of any securities of Acquiror or the Surviving Company: (a) each common unit of the Surviving Company issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) the capital stock of Acquiror outstanding immediately prior to the Second Effective Time shall remain outstanding as the capital stock of the Surviving Entity, which, collectively with the Acquiror Warrants, shall constitute one hundred percent (100%) of the outstanding equity securities of the Surviving Entity immediately after the Second Effective Time.

Section 3.04 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Acquiror, Merger Sub, the Company, the Surviving Company, the Surviving Entity and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, that Acquiror, Merger Sub, any of their respective Affiliates, or any party acting on their behalf shall reasonably cooperate with Holdings prior to the making of any such deduction or withholding (i) to determine whether any such deduction or withholding (other than with respect to compensatory payments, if any) are required under applicable Law and (ii) in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

ARTICLE IV

CLOSING TRANSACTIONS

Section 4.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 8:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article XI (other than those conditions that by their terms or nature are to be satisfied at the Closing in accordance herewith; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as Acquiror, Holdings and the Company may mutually agree in writing; provided that, notwithstanding the foregoing clauses (a) and (b), in no event shall the Closing occur prior to June 3, 2021, unless Acquiror, Holdings and the Company consent to an earlier date in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 4.02 Acquiror Closing Statement. At least one (1) Business Day prior to the Special Meeting and in any event not earlier than the time that holders of Acquiror Class A Common Stock may no longer elect redemption in accordance with the Acquiror Stockholder Redemption, Acquiror shall prepare and deliver to the Company a statement (the “Acquiror Closing Statement”) setting forth in good faith: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the Acquiror Stockholder Redemption) and the PIPE Investment proceeds received and expected to be received by Acquiror prior to the Closing; (b) the aggregate amount of all payments required to be made in connection with the Acquiror Stockholder Redemption; (c) the Available Closing Acquiror Cash resulting therefrom; (d) the number of shares of Acquiror Class A Common Stock to be outstanding as of the Closing after giving effect to the Acquiror Stockholder Redemption and the issuance of shares of Acquiror Class A Common Stock pursuant to the Subscription Agreements; and (e) the number of shares of Acquiror Class A Common Stock that may be issued upon the exercise of all Acquiror Warrants issued and outstanding as of the Closing and the exercise prices therefor, in each case, including reasonable supporting detail therefor. The Acquiror Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Acquiror Closing Statement until the Closing, Acquiror shall (x) cooperate with and provide the Company and its Representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records of Acquiror and its Subsidiaries and to senior management personnel of Acquiror and its Subsidiaries, in each case, to the extent reasonably requested by the Company or any of its Representatives in connection with their review of the Acquiror Closing Statement and the components thereof and (y) consider in good faith any comments to the Acquiror Closing Statement provided by the Company prior to the Closing Date, and Acquiror shall revise such Acquiror Closing Statement to incorporate any changes Acquiror determines in its good faith discretion are necessary or appropriate given such comments.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror as follows:

Section 5.01 Corporate Organization of the Company. The Company has been duly formed, is validly existing as a limited liability company and is in good standing under the Laws of the State of Delaware and has all limited liability company power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted, except where such failure to be in good standing or to have such limited liability company power and authority would not constitute a Material Adverse Effect. The copies of the certificate of formation of the Company certified by the Secretary of the State of Delaware and the limited liability company agreement previously made available by the Company to Acquiror (i) are true, correct and complete, and (ii) are in full force and effect as of the date hereof. The Company is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not constitute a Material Adverse Effect. The Company is not in violation of any of the provisions of its certificate of formation or limited liability company agreement in any material respect.

Section 5.02 Subsidiaries. The Subsidiaries of the Company as of the date of this Agreement are set forth on Schedule 5.02. The Subsidiaries of the Company have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have all corporate (or equivalent) power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except where such failure to have such corporate (or equivalent) power and authority would not constitute a Material Adverse Effect. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not constitute a Material Adverse Effect. The respective jurisdiction of incorporation or organization of each Subsidiaries is identified on Schedule 5.02. The copies of the certificate of formation, certificate of incorporation or equivalent documents of each Subsidiary of the Company and the bylaws, limited liability company agreement or equivalent documents of each Subsidiary of the Company previously made available by the Company to Acquiror (i) are true, correct and complete in all material respects, and (ii) are in full force and effect as of the date hereof. No Subsidiary of the Company is in violation of any of the provisions of its certificate of formation, certificate of incorporation, bylaws, limited liability company agreement or equivalent documents in any material respect.

Section 5.03 Due Authorization. The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of managers of the Company and Holdings, in its capacity as sole member of the Company, has by its execution and delivery hereof delivered the Company Member Approval, and no other limited liability company proceeding on the part of the Company is necessary to authorize this Agreement or such Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 5.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05, the execution, delivery and performance of this Agreement and each Transaction Agreement to which it is party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the certificate of formation or limited liability company agreement of the Company or the equivalent documents of any Subsidiary of the Company, (b) violate any provision of, or result in the breach of or default by the Company under, or require any filing, registration or qualification under, any applicable Law, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any Material Contract or Lease, including to any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to the terms, conditions or provisions of any such Material Contract or Lease, (d) result in the creation of any Lien upon any of the properties, rights or assets of the Company or any of its Subsidiaries, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien, (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person or (g) provide the basis for disqualification or cancellation with respect to any Contracts between the Company or any Subsidiary, on the one hand, and a Governmental Authority, on the other hand, except, in the case of clauses (b)—(g), for such violations, conflicts, breaches, defaults, consents, waivers, Liens, events, terminations, accelerations, modifications, cancellations, revocations, disqualifications, other actions or failures to act that would not constitute a Material Adverse Effect.

Section 5.05 Governmental Authorities; Consents. Assuming the accuracy of the representations and warranties of the Acquiror Parties contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and the Transaction Agreements to which the Company is a party and the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) the filing of the First Certificate of Merger in accordance with the DGCL and DLLCA and the filing of the Second Certificate of Merger in accordance with the DGCL and DLLCA, (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not constitute a Material Adverse Effect and (iv) as otherwise disclosed on Schedule 5.05.

Section 5.06 Current Capitalization.

(a) The Company is a wholly owned subsidiary of Holdings. As of the date hereof, the equity interests of the Company have been duly authorized and validly issued in compliance with Law in all material respects, the Company’s certificate of formation and limited liability company agreement and any preemptive right, rights of first refusal, rights of first offer or similar rights and consist of 100 Company Common Units, all of which such Company Common Units are uncertificated. Except for the Company Common Units owned by Holdings, as of the date hereof, there are no shares, units, membership interests, common stock, preferred stock or other equity interests or securities of the Company authorized, reserved, issued or outstanding.

(b) As of the date hereof there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Company Common Units or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any units, shares of capital stock of, other equity interests in or debt or other securities of, the Company and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s equityholders may vote. Other than the Company’s limited liability company agreement, the Company is not party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to its equity interests.

Section 5.07 Capitalization of Subsidiaries. The outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued in accordance with Law in all material respects, such Subsidiary’s certificate of formation, certificate of incorporation, limited liability company agreement, bylaws or equivalent documents, as applicable, and, as applicable, are fully paid and nonassessable. All of the outstanding ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws and Liens securing obligations under the First Lien Credit Facility) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. There are no outstanding (a) securities of the Company or any of its Subsidiaries convertible into or exchangeable for ownership interests in any Subsidiary of the Company, (b) obligations, options, warrants or other rights (including preemptive rights), commitments or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, sell or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any Subsidiary of the Company or (c) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any Subsidiary of the Company (the items in clauses (a)-(c), in addition to all ownership interests of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). There are no (i) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound with respect to the voting or transfer of any shares of capital stock of such Subsidiary, or (ii) obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except for the Company Subsidiary Securities in respect of the Subsidiaries set forth on Schedule 5.02, neither the Company nor any of its Subsidiaries owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person. No shares of capital stock are held in treasury by any Subsidiary of the Company.

Section 5.08 Financial Statements.

(a) Attached as Schedule 5.08 hereto are true, correct, accurate and complete copies of the unaudited consolidated balance sheet of the Company and its Subsidiaries (or its predecessor entities for accounting purposes, as appropriate) as of December 31, 2020 and December 31, 2019 and the related unaudited consolidated statements of operations and comprehensive income and shareholders’ equity for the periods then ended and the related unaudited consolidated statement of cash flows as of December 31, 2019 (such December 31, 2020 balance sheet of the Company and its Subsidiaries, the “Most Recent Balance Sheet”) (the “Unaudited Financial Statements”).

(b) The Unaudited Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Unaudited Financial Statements and such Unaudited Financial Statements have been prepared in accordance with GAAP consistently applied in all material respects throughout the periods covered thereby (except for incomplete footnote disclosures contained therein). The Unaudited Financial Statements have been prepared based on and from the books and records of the Company and its Subsidiaries and in accordance with the accounting and reporting policies of the Company and its Subsidiaries.

(c) The Required Financials, when delivered by the Company, shall present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries (or its predecessor entities for accounting purposes, as appropriate) or, in the case of the Acquisition Financials, the financial position, cash flows and results of operations of the applicable entity or entities to which such Acquisition Financials relate, in each case of the dates and for the periods indicated in such Required Financials in conformity with GAAP consistently applied in all material respects throughout the periods covered thereby. The Required Financials, when delivered by the Company, shall be prepared based on and from the books and records of the Company and its Subsidiaries and in accordance with the accounting and reporting policies of the Company and its Subsidiaries.

(d) The Company and its Subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurances that (i) transactions are executed in accordance with the board of manager’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals so that appropriate action can be taken with respect to any differences and (iv) the obligations of the Company and its Subsidiaries are satisfied in a timely manner and as required under the terms of any applicable Contract. Except as set forth on Schedule 5.08(d), none of the Company, any Subsidiary or an independent auditor of the Company or any Subsidiary has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal controls utilized by the Company and its Subsidiaries, (B) any fraud, whether or not material, that involves the Company’s or its Subsidiaries’ management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Company or its Subsidiaries, or (C) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, the Company’s or its Subsidiaries’ ability to record, process, summarize and report financial information, and there is no fraud that involves the management of the Company or any Subsidiary.

Section 5.09 Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for in the Unaudited Financial Statements or disclosed in any notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business of the Company and its Subsidiaries, (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder, including transaction expenses, (d) disclosed in the Schedules or (e) that would not constitute a Material Adverse Effect.

Section 5.10 Litigation and Proceedings. There are no, and since the Reference Date, there have not been any, pending or, to the knowledge of the Company, threatened in writing Actions against the Company or any of its Subsidiaries or any of their properties, rights or assets which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by any other Transaction Agreement. There is no Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their properties, rights or assets that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries which would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 5.11 Compliance with Laws. Except with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.20) or compliance with Tax Laws (which are the subject of Section 5.15), the Company and its Subsidiaries are, and since the Reference Date have been, in material compliance with all applicable Laws and Governmental Orders. Since the Reference Date, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice of any material violations of applicable Laws, Governmental Orders or Permits, and to the knowledge of the Company, no charge, claim, assertion or Action of any material violation of any Law, Governmental Order or material Permit by the Company or any of its Subsidiaries is currently threatened against the Company or any of its Subsidiaries. To the knowledge of the Company, as of the date hereof (i) no material investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or threatened, and (ii) no such investigations have been conducted by any Governmental Authority since the Reference Date, other than those the outcome of which did not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole.

Section 5.12 Contracts; No Defaults.

(a) Schedule 5.12(a) contains a true and complete listing of all Contracts (other than purchase orders) described in clauses (i) through (xvii) of this Section 5.12(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (together with all amendments, waivers or other changes thereto) other than Company Benefit Plans (all Contracts required to be listed on Schedule 5.12(a), collectively, the “Material Contracts”).

(i) Each Contract or group of Contracts with the same party or its Affiliates that the Company reasonably anticipates will involve aggregate payments or consideration furnished (x) by the Company or by any of its Subsidiaries of more than $1,000,000 or (y) to the Company or to any of its Subsidiaries of more than $5,000,000, in each case, in the calendar year ended December 31, 2021 or any subsequent calendar year;

(ii) Each Contract related to the First Lien Credit Facility;

(iii) Each Contract that is a definitive purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries since the Reference Date, in each case, involving payments in excess of $500,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing on the part of any party thereto;

(iv) Each Contract with outstanding obligations that provides for the sale or purchase of personal property, fixed assets or real property and involves aggregate payments in excess of $500,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(v) Each joint venture Contract, partnership agreement, limited liability company agreement or similar Contract (other than Contracts between Subsidiaries of the Company) that is material to the business of the Company and its Subsidiaries taken as a whole;

(vi) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $1,000,000 in the aggregate;

(vii) Each Contract expressly prohibiting or restricting in any material respect the ability of the Company or its Subsidiaries to engage in any business, to operate in any geographical area or to compete with any Person;

(viii) Each material license agreement with respect to any item of Intellectual Property (excluding non-exclusive licenses granted by or to customers, suppliers and vendors in the ordinary course of business, and licenses in respect of click-wrap, shrink-wrap and commercially available “off-the-shelf software” with annual aggregate fees of less than $150,000);

(ix) Each employee collective bargaining Contract;

(x) Each Government Contract pursuant to which the Company and its Subsidiaries generated gross revenue during the twelve (12) month period ended December 31, 2020 in excess of $500,000;

(xi) Each mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company or any of its Subsidiaries in excess of $500,000 or the guaranty of any obligation for borrowed money;

(xii) Each Contract that is a currency or interest hedging arrangement;

(xiii) Each Related Party Contract;

(xiv) Each Contract for the lease of personal property for which the annual rental fee exceeds $500,000;

(xv) Each Contract granting, or pursuant to which the Company or any Subsidiary is subject to, a right of first refusal, right of first offer or most favored nation pricing or similar provision, or exclusive sales, distribution, marketing or other exclusive right to or from any Person;

(xvi) Each Contract relating to any settlement or compromise of any Action involving the Company or its Subsidiaries that would impose material obligations or limitations on the operations of the Company or its Subsidiaries after the Closing; and

(xvii) Any commitment to enter into a Contract of the type described in clauses (i) through (xvi) of this Section 5.12(a).

(b) Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, all of the Contracts listed pursuant to Section 5.12(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. As of the date of this Agreement, (w) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is or is alleged to be in material breach of or material default under any such Contract, (x) neither the Company nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any such Contract, (y) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both) and (z) no party to any such Contract that is a customer of or supplier to the Company or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or, to the knowledge of the Company, threatened in writing to cancel or terminate its business with, the Company or any of its Subsidiaries, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) True, correct and complete copies of the Material Contracts have been delivered to or made available to Acquiror or its agents or Representatives, other than any prime Government Contracts to which the Company or one of its Subsidiaries is a party that cannot be provided under applicable Law for which a summary of material terms has been delivered to or made available to Acquiror or its agents or Representatives to the extent permitted under, and subject to, applicable Law.

Section 5.13 Company Benefit Plans.

(a) Schedule 5.13(a) sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement, the term Company Benefit Plan shall mean each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including “multiemployer plans” as defined in Section 3(37) of ERISA), and any compensation, benefit, equity purchase, equity or equity-based, severance, employment, individual contracting or consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, written or unwritten, which are contributed to (or required to be contributed to), sponsored by or maintained by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any current or potential liability.

(b) With respect to each material Company Benefit Plan set forth on Schedule 5.13(a), the Company has delivered or made available to Acquiror true and complete copies of (i) each Company Benefit Plan, and all amendments thereto, including all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (iii) the most recent annual report and all attachments and schedules with respect to each Company Benefit Plan (if applicable), (iv) the most recent financial statement and actuarial valuation (if applicable) relating to such Company Benefit Plan, and (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan.

(c) Each Company Benefit Plan has been established, funded and administered in compliance with its terms and in material compliance with all applicable Laws, including ERISA and the Code, and all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements.

(d) Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, in either case, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification.

(e) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA), no event has occurred and no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material tax, fine, lien, penalty or other material liability imposed by ERISA, the Code or other applicable Law.

(f) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, none of the Company Benefit Plans has incurred any current liability in respect of post-employment or post-retirement health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable law or at the expense of the participant or the participant’s beneficiary.

(g) No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries sponsored or was required to contribute to, at any point during the six year period prior to the date hereof, or has any liability (including any liability on account of being an ERISA Affiliate with any Person other that the Company of any of its Subsidiaries) with respect to (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) (a “Multiemployer Plan”) or (ii) other pension plan, in each case, that is subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code.

(h) No event has occurred and no condition exists that would subject the Company or any of its Subsidiaries by reason of their affiliation with any ERISA Affiliate to any (i) Tax, penalty, fine, (ii) lien, or

(iii) other liability imposed by ERISA, the Code or other applicable Laws, in each case, in respect of any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by any ERISA Affiliate (other than the Company or any of its Subsidiaries).

(i) There are no pending or, to the knowledge of the Company, threatened actions, claims or lawsuits against or relating to the Company Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Benefit Plans with respect to the operation of such plans (other than routine benefits claims). No Company Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority.

(j) No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(k) Except as would not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (whether alone or in connection with any subsequent event(s)): (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any Company Employee or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) to the knowledge of the Company, result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or section 4975 of the Code.

(l) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any Company Employee would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event).

Section 5.14 Labor Matters.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreements with a labor organization. None of the Company Employees are represented by any labor organization or works council with respect to their employment with the Company. As of the date of this Agreement, to the knowledge of the Company, there are no labor organizing activities or proceedings with respect to any of the Company Employees, and there is no, and since the Reference Date there has been no, material labor dispute or strike, slowdown, concerted refusal to work overtime, or work stoppage against the Company, in each case, pending or threatened. To the knowledge of the Company, there is no union representation claim or petition pending before any applicable Governmental Authority.

(b) Since the Reference Date, neither the Company nor any of its Subsidiaries has taken any action in violation of the Workers Adjustment Retraining Notification Act of 1988, as amended.

(c) Except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries (i) are, and since the Reference Date have been, in material compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non- exempt employees, and unemployment insurance and (ii) since the Reference Date, have not committed any material unfair labor practice as defined by the National Labor

Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved.

(d) Except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are not materially delinquent on any payments to any Company Employees for any services or amounts required to be reimbursed or otherwise paid.

(e) To the knowledge of the Company as of the date of this Agreement, there are no material allegations of sexual harassment against any directors or officers of the Company or any of its Subsidiaries.

Section 5.15 Taxes.

(a) All material Tax Returns required by Law to be filed by the Company or its Subsidiaries on or before the Closing Date have been filed (taking into account any validly obtained extensions of time within which to file), and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP, and since the date of the Most Recent Balance Sheet none of the Company nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary course of business other than Taxes resulting from the Transactions.

(c) Each of the Company and its Subsidiaries has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Taxing Authority and (iii) complied in all material respects with applicable Law with respect to tax withholding, including all reporting and record keeping requirements.

(d) Neither the Company nor any of its Subsidiaries is currently engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from a Taxing Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that any such entity is or may be subject to Taxes in that jurisdiction, which claim has not been resolved.

(e) Neither the Company nor any Subsidiary (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution that was governed, or intended or reported to be governed, in whole or in part by Section 355 of the Code in the past two (2) years.

(f) Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) Neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) any “closing agreement” (or similar item under non-U.S. Law) with respect to Taxes with a Taxing Authority executed on or prior to the Closing; (C) installment sale or open transaction disposition made on or prior to the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); or (D) prepaid amount received on or prior to the Closing.

(h) There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(i) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to contracts entered into in the ordinary course of business not primarily relating to Taxes).

(j) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Taxing Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements entered into in the ordinary course of business that are commercial contracts not primarily relating to Taxes).

(k) The Company has not taken any action (nor permitted any action to be taken), and does not have knowledge of any facts or circumstances, that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

(l) The Company is classified as a corporation pursuant to Subchapter C of the Code for U.S. federal income tax purposes. Each of the Company’s subsidiaries is a corporation pursuant to Subchapter C of the Code for U.S. federal income tax purposes except for the following entities which are disregarded entities for U.S. federal income tax purposes: Adcole Space, LLC; Made In Space Europe, LLC; and Oakman Aerospace, LLC.

For purposes of this Section 5.15, any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into the Company or any Subsidiary, as applicable. Other than Section 5.13, this Section 5.15 provides the sole and exclusive representations and warranties of the Company in respect of Tax matters.

Section 5.16 Insurance. As of the date of this Agreement, except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole: (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance (collectively, the “Policies”) held by, or for the benefit of, the Company or any of its Subsidiaries with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Policies. True, correct and complete copies of each of the material Policies have been made available to the Acquiror.

Section 5.17 Permits. Each of the Company and its Subsidiaries (and, as applicable, any officer, director or employee thereof) has, and since the Reference Date, has had, all material licenses, approvals, consents, registrations, franchises and permits (including all facility and personnel security clearances) (the “Permits”) that are required to own, lease or operate the Company and its Subsidiaries’ properties and assets and to conduct their respective businesses as currently conducted or as conducted at the applicable time (except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.20)). The Company and its Subsidiaries have obtained all of the material Permits necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business and operations of the Company and its Subsidiaries as currently conducted. The operation of the business of the Company and its Subsidiaries is not, and since the Reference Date, has not been in material violation of, nor is the Company or any of its Subsidiaries (nor has the Company or any of its Subsidiaries since the Reference Date been) in material default or material violation under, any such necessary Permit. Since the Reference Date, neither the Company nor any Subsidiary has received any written notice that any Governmental Authority that has issued a Permit intends to cancel, terminate or not renew such necessary Permit or that the Company or any Subsidiary is in material default or violation of such necessary Permit.

Section 5.18 Real and Personal Property.

(a) Neither the Company nor any Subsidiary of the Company owns any real property. Neither the Company nor any Subsidiary of the Company is party to any agreement or option to purchase any real property or interest therein. Schedule 5.18 contains a true, correct and complete list, as of the date of this Agreement, of all Leased Real Property including, the address of each Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of the material Contracts (including all material modifications, amendments, guarantees, supplements, waivers and side letters thereto) pursuant to which the Company or any of its Subsidiaries occupy (or have been granted an option to occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). The Company or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. With respect to each Lease and except as would not constitute a Material Adverse Effect, (i) such Lease is valid, binding and enforceable and in full force and effect against the Company or one of its Subsidiaries and, to the Company’s knowledge, the other party thereto, subject to the Enforceability Exceptions, (ii) to the knowledge of the Company, such Lease has not been materially amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to the Acquiror, (iii) neither the Company nor any of its Subsidiaries has received or given any written notice of material default or material breach under any such Lease and to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received oral notice of any material default or breach that has not been cured within the applicable cure period; and (iv) there does not exist under such Lease any event or condition which, with notice or lapse of time or both, would become a material default by the Company or one of its Subsidiaries or, to the Company’s knowledge, the other party thereto.

(b) Neither the Company nor any of its Subsidiaries has a written sublease granting any Person the right to use or occupy any Leased Real Property, which grant is still in effect. Neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Neither the Company nor any of its Subsidiaries is in material default or violation of, or not in compliance with, any legal requirements applicable to its occupancy of the Leased Real Property. No construction or expansion is currently being performed or is planned for 2020 or 2021 at any of the Leased Real Properties that is expected to result in liability to the Company or any of its Subsidiaries in excess of $500,000 in any such calendar year.

(c) As of the date hereof, the Leased Real Property identified on Schedule 5.18 comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company and its Subsidiaries as it is currently conducted.

(d) The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound (as applicable) and in operating condition and repair (ordinary wear and tear expected) and are suitable for their present use in all material respects.

Section 5.19 Intellectual Property and IT Security.

(a) Schedule 5.19(a) lists all Owned Intellectual Property for which applications have been filed or registrations have been obtained, whether in the United States or internationally, as of the date of this Agreement (“Registered Intellectual Property”). Each item of Registered Intellectual Property is subsisting and unexpired and, to the knowledge of the Company and its Subsidiaries, valid and enforceable. All necessary registration, maintenance, renewal, and other relevant fees due through the date hereof have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining all Registered Intellectual Property in full force and effect. The Company or one of its Subsidiaries (i) solely and exclusively owns all rights, title and interests in the Owned Intellectual Property free and clear of any Liens other than Permitted Liens and orders of any Governmental Authority and (ii) has the right to use all other Intellectual Property used in the operation of the business of the Company and its Subsidiaries, as presently conducted (“Licensed Intellectual Property”). The Company Intellectual Property (in the case of Licensed Intellectual Property, when used within the scope of the applicable license, as applicable) constitutes all of the Intellectual Property necessary and sufficient to enable the Company and its Subsidiaries to conduct the business as currently conducted.

(b) (i) The conduct and operation of the business of the Company and its Subsidiaries are not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and have not in the past six years infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any Person, in each case in any material way; and (ii) to the knowledge of the Company and its Subsidiaries, no third party is infringing upon, misappropriating or otherwise violating any Owned Intellectual Property, or since the Reference Date has infringed upon, misappropriated, or otherwise violated any material Owned Intellectual Property or any material Licensed Intellectual Property to which the Company has an exclusive license. As of the date of this Agreement, the Company and its Subsidiaries have not received from any Person at any time since the Reference Date (or earlier, for matters that are or become unresolved) any written notice, or to the knowledge of the Company and its Subsidiaries any oral notice, that the Company or any of its Subsidiaries (x) is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person (including any unsolicited offer to license any Intellectual Property rights of a third party); or (y) challenging the ownership, right to use, validity, or enforceability of any Company Intellectual Property.

(c) (i) The Company and its Subsidiaries take, and since the Reference Date have taken, commercially reasonable actions and measures to protect and maintain (x) the sole ownership, confidentiality and value of all trade secrets and confidential information that is part of any Company Intellectual Property; and, (y) the security, confidentiality, value, continuous operation and integrity of the IT Systems and Software (and all data stored therein or transmitted thereby) owned by each of them; and (ii) except for consultants and other independent contractors engaged by the Company or any of its Subsidiaries in the ordinary course of business under written confidentiality agreements, no other Person possesses (or has any right to access or have disclosed) any material proprietary source code owned by the Company or its Subsidiaries.

(d) Schedule 5.19(d) sets forth a true and correct list of all third party Software (other than Open Source Technology) that is material to the Company and its Subsidiaries and incorporated or embedded in or linked or bundled with any Company Software by the Company. Except as set forth in Schedule 5.19(d), none of the source code for any material Company Software has been licensed by Company or any of its Subsidiaries, or to the knowledge of the Company and its Subsidiaries, used or accessed by, or provided by Company or any of its Subsidiaries to any Person other than employees, directors, consultants and contractors of the Company or its Subsidiaries who have entered into written confidentiality obligations with, or are bound by written confidentiality obligations to, the Company or its Subsidiaries, respectively, with respect to such source code. Neither the Company nor any of its Subsidiaries is a party to any Contract (or a party to any Contract obligating the Company and/or its Subsidiaries to enter into a Contract) requiring the deposit or delivery of any source code for any material Company Software.

(e) No Open Source Technology is or has been included, incorporated or embedded in, linked to, combined or distributed or made available with, or used in the design, development, delivery or provision of, any material Company Software in a manner that (i) subjects any Company Software or any product of the Company and its Subsidiaries to any “copyleft” license in a manner that requires the licensing, disclosure or distribution in source code format of any Owned Intellectual Property or Company Software, other than such unmodified Open Source Technology, (ii) imposes any restriction on the consideration to be charged for the distribution of any Owned Intellectual Property or Company Software, or (iii) grants to any third Person any licenses, rights or immunities under other Owned Intellectual Property or Company Software.

(f) The Company or one of its Subsidiaries owns, or has a valid right to access and use pursuant to a written agreement, all IT Systems used in connection with the business as currently conducted, and the IT Systems operate and perform substantially as needed by the Company and its Subsidiaries to adequately conduct the businesses as currently conducted. The Company and its Subsidiaries have adequate back-up and disaster recovery arrangements for the continued operation of its businesses in the event of a failure of its IT Systems that are, in the reasonable determination of the Company, in accordance with standard industry practice in all material respects. To the knowledge of the Company and its Subsidiaries, the Software owned by the Company and its Subsidiaries, and the IT Systems used in connection with the business as currently conducted, are each free of any malicious Software including viruses, worms and trojan horses, and material bugs, faults or other devices, errors, contaminants or material vulnerabilities, including any of the foregoing identified in the U.S. National Vulnerability Database maintained by the Department of Homeland Security and the National Institute of Standards and Technology (collectively, “Malware”) which may be used to gain access to, communicate information to third parties, alter, delete, destroy or disable any of its or any third party’s IT Systems or Software or which may in other ways cause damage to or abuse such IT Systems or Software. The Company has taken commercially reasonable efforts to ensure that its Software, and the IT Systems used in connection with the business as currently conducted, are each free from such Malware or vulnerabilities.

(g) The Company maintains and enforces, and since the Reference Date has maintained and enforced, policies and procedures compliant in all material respects with all applicable Data Security Requirements regarding data privacy and the protection of the confidentiality, integrity, and availability of Personal Information, and IT Systems that process such data, in each case, by or on behalf of the Company. The Company is, and since the Reference Date has been, in compliance in all material respects with all Data Security Requirements. Except as set forth on Schedule 5.19(h), since the Reference Date, there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any material confidential or sensitive information, payment card data, Personal Information, or other protected information relating to individuals in the possession or control of the Company or collected, used or processed by or on behalf of the Company. The Company has not received any notice of any claims of or investigations or inquiries related to, or been charged with, the violation of any Data Security Requirements. To the Company’s knowledge, there are no facts or circumstances that would reasonably form the basis of any such notice or claim.

(h) The execution, delivery, and performance of this Agreement shall not cause, constitute, or result in a breach or violation of any Data Security Requirement.

(i) Except as would not constitute a Material Adverse Effect, and other than SBIR rights, limited, restricted or government purpose rights, (i) neither the Company nor any of its Subsidiaries has granted rights to a Government Authority under any Company Owned Intellectual Property and (ii) there are no current or contingent usage rights, march-in rights, or manufacturing restrictions in or to (x) any Company Owned Intellectual Property or (y) any other Intellectual Property this is necessary to the conduct of the business as currently conducted.

Section 5.20 Environmental Matters. Except as would not constitute a Material Adverse Effect:

(a) the Company and its Subsidiaries are, and since the Reference Date have been, in compliance with all applicable Environmental Laws, which includes compliance with all Permits required under applicable Environmental Laws;

(b) the Company and its Subsidiaries hold all material Permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted; and

(c) there are no written claims or notices of violation pending against or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, nor is there any basis for any such claims or notices.

Other than Sections 5.04, 5.05, 5.08, 5.09, 5.12 and 5.16, this Section 5.20 provides the sole and exclusive representations and warranties of the Company in respect of environmental matters, including any and all matters arising under Environmental Laws.

Section 5.21 Absence of Changes.

(a) Since the date of the Most Recent Balance Sheet, no Material Adverse Effect has occurred.

(b) Since the date of the Most Recent Balance Sheet, except (i) as set forth on Schedule 5.21(b), (ii) for any commercially reasonable actions taken in response to COVID-19 Measures and (iii) in connection with the transactions contemplated by this Agreement and any other Transaction Agreement, through and including the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses and operated their properties in all material respects in the ordinary course of business.

(c) Since the date of the Most Recent Balance Sheet, except (i) as set forth on Schedule 5.21(c), (ii) for any commercially reasonable actions taken in response to COVID-19 Measures and (iii) in connection with the transactions contemplated by this Agreement and any other Transaction Agreement, neither the Company nor any of its Subsidiaries has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of Acquiror pursuant to Section 8.01.

Section 5.22 Brokers’ Fees. Except as set forth on Schedule 5.22, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

Section 5.23 Government Contracts.

(a) With respect to each Government Contract since the Reference Date, all representations and certifications and statements submitted by the Company and its Subsidiaries were accurate in all material respects as of their respective effective dates.

(b) Since the Reference Date, the Company and its Subsidiaries have complied with all terms and conditions of each Government Contract in all material respects and neither a Governmental Authority nor any prime contractor has provided written notice to the Company or any of its Subsidiaries, that the Company or any of its Subsidiaries have breached or violated any such Government Contract or any Law applicable to such Government Contract or of any investigation, audit, other than a routine audit, or proceeding in respect of such Government Contract by a Governmental Authority. Since the Reference Date, there has not existed any event, condition or omission that would constitute a material breach or violation of any Government Contract, whether by the passage of time or notice or both, by the Company or any Subsidiary.

(c) Neither the Company nor any of its Subsidiaries nor any of their respective senior management is, or since the Reference Date, has been, suspended or debarred from doing business with any Governmental Authority or has been declared non-responsible or ineligible for contracting with any Governmental Authority. To the knowledge of the Company, no circumstances exist that would reasonably warrant the institution of suspension or debarment proceedings against the Company, any of its Subsidiaries or any of their respective senior management.

(d) Since the Reference Date, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation resulting in a voluntary or mandatory disclosure to any Governmental Authority with respect to any alleged or possible irregularity, misstatement or omission arising under or relating to a Government Contract.

(e) There exist no outstanding claims or disputes with the Company or any of its Subsidiaries, either by a Governmental Authority or by any prime contractor, subcontractor or vendor, arising under or relating to any Government Contract.

(f) No written termination for default, cure notice or show cause notice has been received by the Company or any of its Subsidiaries with respect to any Government Contract since the Reference Date.

(g) Since the Reference Date, (i) no Government Contract has been terminated for default, (ii) neither the Company nor any Subsidiary thereof, has received any written termination for default notice, cure notice, or show-cause notice from any Governmental Authority that remains unresolved, and (iii) neither the Company nor any Subsidiary thereof has received written notice of any disallowance of costs under any Government Contract or assessment of any penalty in writing, nor received in writing any material negative findings in any audit or investigation performed by any Governmental Authority.

(h) Each bid in respect of any Government Contract (whether successful or not) since the Reference Date or relating to any Government Contract entered into or in effect since the Reference Date, was made in compliance with Law in all material respects

Section 5.24 Related Party Transactions. Except for the Contracts set forth on Schedule 5.24, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (other than the Company or any Subsidiary thereof), officer or director of the Company or, to the Company’s knowledge, any Affiliate of any of them, on the other hand (a “Related Party Contract”), except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service and (c) amounts paid pursuant to Company Benefit Plans.

Section 5.25 Registration Statement/Proxy Statement. None of the information relating to the Company or its Subsidiaries supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Registration Statement and the Proxy Statement will, (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act or (b) in the case of the Proxy Statement, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Acquiror Stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Acquiror or Merger Sub for inclusion or incorporation by reference in the Registration Statement, the Proxy Statement or any SEC Reports filed or furnished by Acquiror; or (b) any projections or forecasts included in the Registration Statement or the Proxy Statement.

Section 5.26 Sanctions and International Trade Compliance.

(a) Each of the Company and its Subsidiaries (i) are, and have been since the Reference Date, in compliance in all material respects with all Export Control Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the Export Control Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Action against any Company or any of its Subsidiaries related to any Export Control Laws or Sanctions Laws or any Export Approvals. The Company and its Subsidiaries are not organized, resident, or located in Cuba, Iran, North Korea, Syria, or the Crimea region of Ukraine.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of its Subsidiaries, (i) is, or has since the Reference Date, been a Sanctions Target or (ii) has transacted business directly or knowingly indirectly with any Sanctions Target or in any country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws, in violation of Sanctions Laws. The Company and its Subsidiaries have in place a system of internal controls designed to provide reasonable assurance that violations of Export Control Laws and Sanctions Laws will be prevented, detected, and deterred.

Section 5.27 Anti-Corruption. The Company and each of its Subsidiaries, and each of its and their owners, directors, officers, employees, and, to the knowledge of the Company, agents, and each other Person acting on its or their behalf, (i) is, and at all times has been, in compliance in all material respects with all applicable U.S. (federal, state, and local) non-U.S. anti-corruption laws, rules, and regulations, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “Anti-Corruption Laws”), and (ii) has not been charged with or convicted of violating any Anti-Corruption Laws, or received any notice, request, or citation, or been made aware of any allegation, government investigation, inquiry, action, charge, or proceeding with regard to a potential violation of any Anti-Corruption Laws. The Company and each of its Subsidiaries have in place a system of internal controls designed to provide reasonable assurances that it is in compliance in all material respects with all applicable Anti-Corruption Laws.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 6.04 (Litigation and Proceedings); Section 6.06 (Financial Ability; Trust Account); Section 6.10 (Tax Matters); and Section 6.11 (Capitalization)), each Acquiror Party represents and warrants to Holdings and the Company as follows:

Section 6.01 Corporate Organization. Each of Acquiror and Merger Sub are duly incorporated and validly existing as a corporation or exempted company and in good standing (or equivalent status, to the extent such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, except where such failure to be in good standing which would not constitute an Acquiror Material Adverse Effect. Each of Acquiror and Merger Sub has the corporate or company power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted, except as would not be material to the Acquiror and Merger Sub, taken as a whole. The copies of the organizational documents of each of the Acquiror Parties previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of the Acquiror Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not constitute an Acquiror Material Adverse Effect.

Section 6.02 Due Authorization.

(a) Each of the Acquiror Parties has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of approval of the Acquiror Stockholder Matters by the Acquiror Stockholders, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors or equivalent governing body of the applicable Acquiror Party and, except for approval of the Acquiror Stockholder Matters by the Acquiror Stockholders, no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder. Acquiror has executed and delivered to Merger Sub a consent, in its capacity as the sole stockholder of Merger Sub, approving and adopting this Agreement in accordance with the DGCL, which consent shall be effective immediately following the Parties’ execution of this Agreement. By Acquiror’s execution and delivery hereof, it has provided all other approvals on behalf of the equityholder of Merger Sub required for the transactions contemplated hereby. This Agreement has been, and each such Transaction Agreement to which such Acquiror Party will be party, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such Acquiror Party will be party, will constitute a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming a quorum is present at the Special Meeting, as adjourned or postponed, the only votes of any of Acquiror’s shares necessary in connection with the entry into this Agreement by Acquiror, the consummation of the transactions contemplated hereby, including the Closing, and the approval of the Acquiror Stockholder Matters are as set forth on Schedule 6.02(b).

(c) At a meeting duly called and held, the board of directors of Acquiror has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Acquiror’s shareholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv)  adopted a resolution recommending to the shareholders of Acquiror approval of the transactions contemplated by this Agreement.

Section 6.03 No Conflict. Subject to the receipt of the consents, approvals, authorization and other requirements set forth in Section 6.05, the execution, delivery and performance of this Agreement and any Transaction Agreement to which any Acquiror Party is a party by such Acquiror Party and, upon receipt of approval of the Acquiror Stockholder Matters by the Acquiror Stockholders, the consummation of the transactions contemplated hereby or by any Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror (including Merger Sub), (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Acquiror, any Subsidiaries of Acquiror (including Merger Sub) or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror or any Subsidiaries of Acquiror (including Merger Sub) is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiaries of Acquiror (including Merger Sub), except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches, defaults, terminations, accelerations, amendments, cancellations, revocations or modifications which would not constitute an Acquiror Material Adverse Effect.

Section 6.04 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against any Acquiror Party, or, to the knowledge of Acquiror, otherwise affecting any Acquiror Party or their respective assets, including any condemnation or similar proceedings, which, if determined adversely, would constitute an Acquiror Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon any Acquiror Party which would constitute an Acquiror Material Adverse Effect.

Section 6.05 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any Acquiror Party with respect to the execution or delivery of this Agreement by each Acquiror Party or any Transaction Agreement to which any of the Acquiror Parties is a party, as applicable, or the consummation of the transactions contemplated hereby or thereby, except for applicable requirements of the HSR Act, Securities Laws, the filing of the First Certificate of Merger in accordance with the DGCL and DLLCA, the filing of the Second Certificate of Merger in accordance with the DGCL and DLLCA, the NYSE, the applicable requirements and any approvals and filings that may be required in connection with the Domestication with the Registrar of Companies of the Cayman Islands under the Companies Act (as amended) of the Cayman Islands and any consents, approvals or authorizations, the absence of which would not constitute an Acquiror Material Adverse Effect.

Section 6.06 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $166,280,000 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated November 23, 2020, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated November 23, 2020. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since November 23, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the First Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the First Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the First Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Acquiror Class A Common Stock for redemption pursuant to the Acquiror Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of Acquiror who shall have elected to redeem their shares of Acquiror Class A Common Stock pursuant to the Acquiror Stockholder Redemption or the underwriters of Acquiror’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company and Holdings contained herein and the compliance by the Company and Holdings with their respective obligations hereunder, and subject to the terms and conditions of this Agreement, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c) Except for the Indebtedness under the First Lien Credit Agreement at the Closing and other Indebtedness of the Company which shall remain outstanding following the Closing, as of the date hereof, Acquiror and Merger Sub do not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 6.07 Brokers’ Fees. Except fees described on Schedule 6.07 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror, Merger Sub or any of their respective Affiliates, including the Sponsor.

Section 6.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since Acquiror’s incorporation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). The SEC Reports filed or furnished by Acquiror were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No Acquiror Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports. No financial statements other than those of Acquiror are required by GAAP to be included in the consolidated financial statements of Acquiror.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) To Acquiror’s knowledge, each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required with respect to Acquiror by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 6.08, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or NYSE.

(e) There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any Acquiror Party or any of their respective Subsidiaries of the nature required to be disclosed or reserved for in a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for the financial statements and notes contained or incorporated by reference in the SEC Reports; (b) that have arisen since the date of the most recent balance sheet included in the financial statements and notes contained or incorporated by reference in the SEC Reports in the ordinary course of the operation of business of such Acquiror Party; (c) incurred in connection with the transactions contemplated by this Agreement; (d) that will be discharged or paid off prior to or at the Closing; or (e) that would not be material to the business of Acquiror and its Subsidiaries, taken as a whole.

(f) There are no outstanding loans or other extensions of credit made by any Acquiror Party to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of any Acquiror Party. No Acquiror Party has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(h) To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.09 Business Activities.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not constitute an Acquiror Material Adverse Effect. Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable. There is no agreement, commitment, or Governmental Order binding upon Merger Sub to which Merger Sub is a party which has or would have the effect of prohibiting or impairing any acquisition of property by Merger Sub other than as, individually or in the aggregate, which has not and would not constitute an Acquiror Material Adverse Effect.

(b) Acquiror and Merger Sub do not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 9.03) or as set forth on Schedule 6.09(c), no Acquiror Party is, and at no time has been, party to any Contract with any other Person that would require payments by any Acquiror Party in excess of $10,000 monthly, $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts with the Acquiror Parties (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 9.03) and Contracts set forth on Schedule 6.09(c)).

(d) Acquiror is an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“Jumpstart Act”) and has not taken any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the Jumpstart Act.

Section 6.10 Tax Matters.

(a) All material Tax Returns required by Law to be filed by Acquiror on or after the Closing Date have been filed (taking into account any validly obtained extensions of time within which to file), and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by any Acquiror Party have been paid, and since the date of the most recent audited financial statements, no Acquiror Party has incurred any material Tax liability outside the ordinary course of business other than Taxes resulting from the Transactions.

(c) Each Acquiror Party has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) No Acquiror Party is currently, or since its incorporation has been, the subject of any material audit, administrative proceeding or judicial proceeding with respect to Taxes. No Acquiror Party has received any written notice from a Taxing Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of any Acquiror Party. No written claim has been made by any Governmental Authority in a jurisdiction where any Acquiror Party does not file a Tax Return that such entity is or may be subject to Taxes in that jurisdiction, which claim has not been resolved.

(e) No Acquiror Party has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f) There are no Liens with respect to Taxes on any of the assets of any Acquiror Party, other than Liens for Taxes which are not yet due and payable.

(g) No Acquiror Party has been a member of an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law) and does not have material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by contract or otherwise (except, in each case, for liabilities pursuant to contracts entered into in the ordinary course of business not primarily relating to Taxes).

(h) No Acquiror Party is party to, or bound by, or has any material obligation to any Taxing Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements entered into in the ordinary course of business that are commercial contracts not primarily relating to Taxes).

(i) Acquiror has not distributed stock of another Person, or has had its shares distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code since January 1, 2018 or that would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement.

(j) No Acquiror Party has, and since their respective incorporation has never had, any material liability for any U.S. federal, state or local Taxes.

(k) Neither Acquiror Party will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) any “closing” agreement (or similar item under non-U.S. Law) with respect to Taxes with a Taxing Authority executed on or prior to the Closing; (C) installment sale or open transaction disposition made on or prior to the Closing; or (D) other than amounts received in the ordinary course of business, prepaid amounts received on or prior to the Closing.

(l) Neither Acquiror Party has taken any action (nor caused or permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

(m) Since the date of its incorporation, Acquiror has been classified as a corporation for U.S. federal, state and local income Tax purposes.

This Section 6.10 provides the sole and exclusive representations and warranties of the Acquiror Parties in respect of Tax matters.

Section 6.11 Capitalization.

(a) The authorized share capital of Acquiror is 252,200,000, divided into (i) 230,000,000 shares of Acquiror Class A Common Stock, (ii) 20,000,000 shares of Acquiror Class B Common Stock and (iii) 2,000,000 shares of Acquiror Preferred Stock of which (A) 16,377,622 shares of Acquiror Class A Common Stock are issued and outstanding as of the date of this Agreement, (B) 4,094,406 shares of Acquiror Class B Common Stock are issued and outstanding as of the date of this Agreement and (C) no shares of Acquiror Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock and Acquiror Warrants (1) have been duly authorized and validly issued and are fully paid and nonassessable or valid and binding, as applicable, (2) were issued in compliance in all material respects with applicable Law and the constitutional documents of the Acquiror, (3) were not issued in breach or violation of any preemptive rights or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain Acquiror Common Stock held by the Sponsors. As of the date hereof, Acquiror has issued 15,920,979 Acquiror Warrants that entitle the holder thereof to purchase Acquiror Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(b) Immediately prior to the closing of the transactions contemplated by the Subscription Agreements and the completion of the Mergers, but following the consummation of the Domestication, the authorized capital stock of Acquiror will consist of 600,000,000 shares of capital stock, including (i) 500,000,000 shares of Acquiror Class A Common Stock, and (ii) 100,000,000 shares of Acquiror Preferred Stock of which Acquiror has committed to issue 10,000,000 shares of Acquiror Class A Common Stock to the PIPE Investors and to issue 4,094,406 shares of Acquiror Class A Common Stock upon the conversion Acquiror’s Class B Common Stock in accordance with that certain Sponsor Agreement and Acquiror will have up to 15,920,979 Acquiror Warrants issued and outstanding, of which (i) up to 5,406,541 will be issued to the Sponsor and (ii) 15,920,979 Acquiror Warrants will entitle the holder thereof to purchase Acquiror Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(c) Except for this Agreement, the Acquiror Warrants and the Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the SEC Reports, the Acquiror Organizational Documents or in the Sponsor Agreement, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other Person (other than Merger Sub) nor does it have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character with another Person under which such Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(d) Acquiror is the sole record and beneficial owner of all of the issued and outstanding capital stock of Merger Sub free and clear of any Liens. No Person other than Acquiror has any rights with respect to the equity interests of Merger Sub, and no other Person holds any capital stock of Merger Sub nor has any rights to acquire any interest in Merger Sub. There are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for capital stock of Merger Sub or equity interests of Merger Sub, or any other Contracts to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Merger Sub, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Merger Sub.

(e) To the knowledge of Acquiror, no Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) of a Person owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of Acquiror representing 35% or more of the combined voting power of the issued and outstanding securities of Acquiror.

Section 6.12 NYSE Stock Market Listing. Prior to the Domestication, the issued and outstanding units of the Acquiror, each such unit comprised of one share of Acquiror Class A Common Stock and one-half of one Acquiror Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “GNPK.U”. The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “GNPK”. Prior to the Domestication, the issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “GNPK.WS”. Acquiror is in compliance with the rules of the NYSE and there is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the NYSE. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement. Acquiror has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Class A Common Stock from the NYSE or the SEC.

Section 6.13 PIPE Investment.

(a) Acquiror has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Acquiror with the applicable PIPE Investors named therein,

pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror solely for purposes of consummating the Transactions in the aggregate amount of $100,000,000 (the “PIPE Investment Amount”). To the knowledge of Acquiror, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect (other than as has been consented to in writing by the Company and Holdings), and no withdrawal, termination, amendment or modification is contemplated by Acquiror as of the date hereof. Each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each PIPE Investor, and neither the execution or delivery by any party thereto nor the performance of Acquiror’s or, to the knowledge of Acquiror, any other Person’s obligations under any such Subscription Agreement violates any Laws. The Subscription Agreements provide that Holdings and the Company are third party beneficiaries of and entitled to enforce the applicable provisions specified therein. There are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor relating to any Subscription Agreement that would, individually or in the aggregate, reasonably be expected to affect the obligation of such PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investors, and, as of the date hereof, Acquiror does not know of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

(b) Except as set forth in the Subscription Agreements, no fees, consideration or other discounts are payable or have been agreed by Acquiror or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment.

Section 6.14 Sponsor Agreement. Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror as of the date hereof. The Sponsor Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party thereto’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the Sponsor Agreement.

Section 6.15 Voting and Support Agreements. Acquiror has delivered to the Company true, correct and complete copies of each Voting and Support Agreement, executed by the applicable shareholders of Acquiror party thereto.

Section 6.16 Related Party Transactions. Except as described in the SEC Reports or in connection with the PIPE Investment, there are no transactions, Contracts, side letters, arrangements or understandings between any Acquiror Party, on the one hand, and any director, officer, employee, stockholder, shareholder, warrant holder or Affiliate of such Acquiror Party.

Section 6.17 Investment Company Act. Neither the Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.18 Interest in Competitors. No Acquiror Party owns any interest, nor does any of its Affiliates insofar as such Affiliate-owned interests would be attributed to such Acquiror Party under the HSR Act or any other antitrust Law, in any entity or Person that derives revenues from any lines of products, services or business within any of the Company’s or any of its Subsidiaries’ lines of products, services or business.

Section 6.19 Acquiror Stockholders. No “foreign person,” “foreign government” or a “foreign entity,” in each case will acquire a “substantial interest” as defined in 31 C.F.R. Part 800.224 in the Company as a result of the Transaction such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no “foreign person” will have control (as defined in 31 C.F.R. Part 800.208) over the Company immediately following the Closing (except to the extent a foreign person has control (as defined in 31 C.F.R. Part 800.208) over the Company prior to the Closing).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF HOLDINGS

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), Holdings represents and warrants to Acquiror as follows:

Section 7.01 Corporate Organization of Holdings. Holdings has been duly formed, is validly existing as a limited liability company and is in good standing under the Laws of the State of Delaware and has all limited liability company power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted, except where such failure to be in good standing or to have such limited liability company power and authority would not constitute a Holdings Material Adverse Effect.

Section 7.02 Due Authorization. Holdings has the requisite limited liability company power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of managers of Holdings and no other limited liability company proceeding on the part of Holdings or any of its equityholders is necessary to authorize this Agreement or such Transaction Agreements or Holdings’ performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by Holdings) will be, duly and validly executed and delivered by Holdings and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms, subject to the Enforceability Exceptions. The copy of the Holdings Board Approval provided to Acquiror prior to the date hereof is true, correct and complete, is effective and has not been revoked and is the only approval of the board of managers of Holdings or any of the equityholders of Holdings to approve relating to the Transaction Agreements, the transactions contemplated hereby and thereby and the performance of the obligations of Holdings hereunder and thereunder.

Section 7.03 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05, the execution, delivery and performance of this Agreement and each Transaction Agreement to which Holdings is party by Holdings and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the certificate of formation or limited liability company agreement of Holdings or (b) violate any provision of, or result in the breach of or default by Holdings under, or require any filing, registration or qualification under, any applicable Law, except, in the case of clause (b), for such violations, conflicts, breaches, filings, registrations or qualifications that would not constitute a Holdings Material Adverse Effect.

Section 7.04 Litigation and Proceedings. There are no pending or, to the knowledge of Holdings, threatened, Actions and, to the knowledge of Holdings, there are no pending or threatened investigations, in each case, against Holdings, or otherwise affecting Holdings or its assets, including any condemnation or similar proceedings, which, if determined adversely, would constitute a Holdings Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon Holdings which would constitute a Holdings Material Adverse Effect.

Section 7.05 Ownership of Company Units. Holdings owns good and valid title to 100 Company Common Units free and clear of all Liens other than restrictions under applicable securities Laws and the Company’s limited liability company agreement. Other than the Company’s limited liability company agreement, such Company Common Units are not subject to any shareholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to the Company Common Units.

ARTICLE VIII

COVENANTS OF THE COMPANY AND HOLDINGS

Section 8.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement, set forth on Schedule 8.01 or consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (i) use its commercially reasonable efforts to operate its business in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19 and it being understood and agreed that, any commercially reasonable action taken, or omitted to be taken, that relates to, or arises out of, COVID-19 shall be deemed to be in the ordinary course of business), (ii) use commercially reasonable efforts to maintain its goodwill and relationships with customers, suppliers, employees and other material business relations in the ordinary course of business and (iii) use its commercially reasonable efforts to continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses, establish reserves for uncollectible accounts and manage inventory in accordance with past custom and practice (including, for the avoidance of doubt, recent past practice in light of COVID-19 and it being understood and agreed that, any commercially reasonable action taken, or omitted to be taken, that relates to, or arises out of, any COVID-19 shall be deemed to be in the ordinary course of business). Notwithstanding anything to the contrary contained herein, nothing herein shall prevent the Company or any of its Subsidiaries from taking or failing to take any commercially reasonable action, including the establishment of any commercially reasonable policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures so long as, in each instance, prior to taking any such action that would otherwise violate this Section 8.01, the Company, to the extent reasonably practicable under the circumstances, provides Acquiror with advance notice of such anticipated action and consults with Acquiror in good faith with respect to such action, and (x) no such actions or failure to take such actions shall be deemed to violate or breach this Agreement in any way, (y) all such actions or failure to take such actions shall be deemed to constitute an action taken in the ordinary course of business and consistent with past practice and (z) no such actions or failure to take such actions shall serve as a basis for Acquiror to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied. Without limiting the generality of the foregoing, except as contemplated by this Agreement, as set forth on Schedule 8.01, as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), or as required by Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

(a) change or amend the certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, except as otherwise required by Law;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company to the Company or to any other wholly owned Subsidiaries of the Company;

(c) enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries is a party or by which it or any of its Subsidiaries is bound;

(d) (i) issue, deliver, sell, transfer, pledge, dispose of, authorize or place any Lien (other than a Permitted Lien) on any shares of capital stock or any other equity or voting securities of the Company or any of its Subsidiaries or (ii) issue or grant any options, warrants or other rights to purchase or obtain any shares of capital stock or any other securities of the Company or any of its Subsidiaries;

(e) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties of the Company and its Subsidiaries, taken as a whole, other than the sale or license of Software, goods and services to customers, or the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or unsalvageable, in each such case, in the ordinary course of business, or the license of Intellectual Property in the ordinary course of business or the lapse or expiration of issued or registered Intellectual Property at the end of the applicable statutory term;

(f) (i) cancel or compromise any material claim or material amount of Indebtedness owed to the Company or any of its Subsidiaries, (ii) settle any pending or threatened Action, (A) if such settlement would require payment by the Company in an amount greater than $500,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief or (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing, or (iii) agree to modify in any respect materially adverse to the Company and its Subsidiaries any confidentiality or similar Contract to which the Company or any of its Subsidiaries are a party;

(g) except as otherwise required by Law or the terms of any existing Company Benefit Plans set forth on Schedule 5.13(a) as in effect on the date hereof, (i) increase the compensation or benefits of any Company Employee except for ordinary course increases in annual salary, hourly wage rates, or bonus opportunity for 2021 for all employees that do not exceed, in the aggregate, 4% of the aggregate salary, hourly wages or bonus amounts paid by the Company and its Subsidiaries as of the date hereof in respect of calendar year 2021, (ii) make any grant of any severance, retention or termination payment to any Person, except in connection with the promotion, hiring (to the extent permitted by clause (iii) of this paragraph) or termination of any employee in the ordinary course of business, (iii) hire or engage any employee of the Company or its Subsidiaries or any other individual who is providing or will provide services to the Company or its Subsidiaries, in either case, other than any employee with an annual base salary of less than $200,000 in the ordinary course of business, (iv) except in the ordinary course of business, establish, adopt, enter into, amend in any material respect or terminate any Company Benefit Plan or any material plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, except as required by the terms of any existing Company Benefit Plan, (v) terminate (other than for Cause) any Company Employee with an annual base salary of more than $200,000; (vi) accelerate the vesting or payment of any compensation or benefits of any Company Employee, except in connection with the termination of any employee in the ordinary course of business, (vii) fund any payments or benefits that are payable or to be provided under any Company Benefit Plan, (viii) make any loan to any Company Employee (other than advancement of expenses in the ordinary course of business), or (ix) enter, amend or terminate any collective bargaining agreement or similar agreement with a labor union or labor organization;

(h) other than any transactions solely between or among the Company and/or its Subsidiaries or between and/or among the Company’s Subsidiaries, directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or any equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof other than in the ordinary course of business;

(i) make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees or officers of the Company or any of its Subsidiaries for expenses not to exceed $25,000 individually or $150,000 in the aggregate, (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business or (C) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business;

(j) enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 5.12(a) or any lease related to the Leased Real Property, other than any Contract of a type required to be listed in subsections (i), (iv), (viii), (x) or (xii) in the ordinary course of business;

(k) redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries;

(l) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of the Company or any of its Subsidiaries;

(m) make any change in its accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by applicable Law or GAAP;

(n) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement);

(o) make or change any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any material Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment other than in the ordinary course, or enter into any Tax sharing or Tax indemnification agreement (except, in each case, for such agreements that are commercial contracts not primarily relating to Taxes);

(p) directly or indirectly, incur, or modify in any material respect the terms of, any Indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness (other than Indebtedness under the existing First Lien Credit Facility of the Company and its Subsidiaries or capital leases entered into in the ordinary course of business);

(q) voluntarily fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;

(r) enter into any Related Party Contract or amend in any material respect any existing Related Party Contract (excluding ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of the Company or its Subsidiaries and excluding transactions between or among the Company or any of its Subsidiaries);

(s) enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business or enter into a new line of business;

(t) make any capital expenditures that in the aggregate exceed $1,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditures budget for periods following the date hereof, made available to Acquiror;

(u) terminate or fail to renew (to the extent renewable) any material Permit which is necessary for the operation of the Company and its Subsidiaries in the ordinary course of business; or

(v) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 8.01.

Section 8.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure (provided that, in the case of clauses (y) or (z), to the extent possible, the Parties shall use commercially reasonable efforts to permit disclosure of such information in a manner that is compliant with applicable Law and preserves such privilege), the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as Acquiror and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that Acquiror shall not be permitted to perform any environmental sampling at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 8.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 8.03 HSR Act and Approvals.

(a) In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten Business Days after the date hereof with the notification and reporting requirements of the HSR Act; provided that, in the event the Federal Trade Commission and/or the U.S. Department of Justice is closed or not accepting such filings under the HSR Act (a “Government Closure”), such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. The Company shall (i) use its reasonable best efforts to substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act.

(b) The Company shall promptly furnish to Acquiror copies of any notices or written communications received by the Company or any of its Affiliates from any third party or any Governmental Authority, and detail any substantive oral communications between the Company or any of its Affiliates and any Governmental Authority, with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of Acquiror. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(c) The Company shall cooperate in good faith with the Regulatory Consent Authorities and use their respective reasonable best efforts to undertake promptly any and all action required by a Regulatory Consent Authority to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and, with the prior written consent of the Acquiror, all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order by a Regulatory Consent Authority that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, provided that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.03 or any other provision of this Agreement shall require or obligate the Company or any of its Subsidiaries or Affiliates to (i) proffer, consent and/or agree to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or any of its Subsidiaries or Affiliates or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or any of its Subsidiaries or Affiliates or (ii) effect the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, and further provided, that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.03 or any other provision of this Agreement shall require or obligate the Company or any other Person to take any actions with respect to the Company’s Affiliates (other than the Company or any Subsidiary thereof) and any investment funds or investment vehicles affiliated with, or managed or advised by, Holdings’ or any portfolio company (as such this term is commonly understood in the private equity industry) or investment of Holdings’ Affiliates or of any such investment fund or investment vehicle.

(d) Except as required by this Agreement, the Company shall not acquire or agree to acquire any equity interests, business or material assets of any business that would reasonably be expected to materially impair or delay the receipt of approval of the transactions contemplated hereby by the Regulatory Consent Authorities or the receipt of a grant of early termination in respect of any waiting period under the HSR Act.

Section 8.04 No Claim Against the Trust Account. The Company and Holdings each acknowledges that it has read Acquiror’s final prospectus, dated November 23, 2020 and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company and Holdings further acknowledges and agrees that Acquiror’s sole assets consist of (i) the cash proceeds of Acquiror’s initial public offering and private placement of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders and (ii) its rights under any Contract. The Company and Holdings further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by May 23, 2022 or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, each of the Company and Holdings (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or any trustee of the Trust Account or otherwise to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 8.04 shall survive the termination of this Agreement for any reason; provided, that nothing herein shall serve to limit or prohibit the Company’s or Holdings’ right to pursue a claim against Acquiror or any of its Affiliates for legal relief against assets held outside the Trust

Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 13.13 for specific performance or other injunctive relief.

Section 8.05 Proxy Solicitation; Other Actions.

(a) The Company agrees to use reasonable best efforts to provide Acquiror as promptly as reasonably practicable after the date hereof, the Required Financials, in each case, prepared in accordance with GAAP and Regulation S-X and accompanied by a signed audit opinion from the independent auditor auditing the applicable Required Financials and, in the case of the PCAOB Financials, audited in accordance with the auditing standards of the PCAOB. The Company shall be available to, and the Company and its Subsidiaries shall use commercially reasonable efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (A) the drafting of the Registration Statement and the Proxy Statement and (B) responding in a timely manner to comments on the Registration Statement and the Proxy Statement from the SEC.

(b) From and after the date on which the Registration Statement is declared effective under the Securities Act, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is or becomes known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror, or any not required, pursuant to this Section 8.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

Section 8.06 Certain Transaction Agreements. Except to the extent approved in writing by Acquiror, neither Holdings nor the Company shall permit any amendment or modification to be made to any Voting and Support Agreement to the extent that such amendment or modification would reasonably be expected to materially and adversely affect or delay the closing of the Transactions. Holdings and the Company shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to Holdings and the Company in each Voting and Support Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement, except to the extent that the vote(s) of the holder(s) of outstanding shares of Acquiror Common Stock entitled to vote at the Special Meeting party thereto is reasonably determined by Holdings and the Company not to be required or necessary in order to obtain approval of Acquiror Stockholder Matters or to the extent that the failure of Holdings or the Company to enforce such rights would not reasonable be expected to materially and adversely affect the closing of the Transactions. Without limiting the generality of the foregoing, Holdings and the Company shall give Acquiror, prompt written notice: (a) of any breach or default (or any threatened breach or default) by any party to any Voting and Support Agreement known to Holdings or the Company; or (b) of the receipt of any written notice or other written communication from any other party to any Voting and Support Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 8.07 Termination of Certain Agreements. On and as of the Closing, the Company shall take all actions necessary to cause the Contracts listed on Schedule 8.07 to be terminated without any further force and effect without any cost or other liability or obligation to the Company or its Subsidiaries (as applicable), and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

Section 8.08 FIRPTA. At the Closing, Holdings shall deliver to Acquiror a properly completed and duly executed IRS Form W-9.

ARTICLE IX

COVENANTS OF ACQUIROR

Section 9.01 HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten Business Days after the date hereof with the notification and reporting requirements of the HSR Act; provided that, in the event there is a Government Closure, such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. Acquiror shall use its reasonable best efforts to substantially comply with any Information or Document Requests.

(b) Acquiror shall, if permitted by the Federal Trade Commission or Department of Justice under then applicable Law, request early termination of any waiting period under the HSR Act and use its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and use its reasonable best efforts to undertake promptly any and all action required by a Regulatory Consent Authority to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and, with the prior written consent of the Company, all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order by a Regulatory Consent Authority that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Termination Date. provided, that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 9.01 or any other provision of this Agreement shall require or obligate Acquiror or any other Person to take any actions with respect to Acquiror’s Affiliates, the Sponsor, any PIPE Investor, or any of the respective Affiliates of any the foregoing (the “Excluded Persons”) or any investment funds or investment vehicles affiliated with, or managed or advised by, any Excluded Person, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of any Excluded Person or of any such investment fund or investment vehicle. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of Acquiror to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article XI.

(d) Acquiror shall promptly furnish to the Company copies of any notices or written communications received by Acquiror or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the

Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority in respect of the transactions contemplated by this Agreement without the written consent of the Company. Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e) Except as required by this Agreement, Acquiror shall not to acquire or agree to acquire any equity interests, business or material assets of any business that would, that would reasonably be expected to materially impair or delay the receipt of approval of the transactions contemplated hereby by the Regulatory Consent Authorities or the receipt of a grant of early termination in respect of any waiting period under the HSR Act.

Section 9.02 Indemnification and Insurance.

(a) From and after the First Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director, manager and officer of the Company and Acquiror and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law and indemnification and advancement for any expenses or other costs incurred by any such Person to enforce the provisions of this Section to the fullest extent permitted by applicable Law). Without limiting the foregoing, Acquiror shall cause the Surviving Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the First Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification, exculpation and exoneration (including provisions relating to expense advancement) of current or former officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six years from the First Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company and its Subsidiaries for such insurance policy for the year ended December 31, 2020; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time (the “D&O Tail”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 9.02 shall be continued in respect of such claim until the final disposition thereof.

(c) Acquiror and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the indemnified Persons under this Section 9.02 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders, members, or other Affiliates of such stockholders or members (“Indemnitee Affiliates”) separate from the indemnification obligations of the Acquiror, the Company and their respective Subsidiaries hereunder. The Parties hereby agree (i) that the Acquiror, the Company and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the indemnified Persons under this Section 9.02 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnified Persons under this Section 9.02 are secondary), (ii) that the Acquiror, the Company and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the indemnified Persons under this Section 9.02 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by the Acquiror’s, the Company’s and their respective Subsidiaries’ governing documents or any director or officer indemnification agreements, without regard to any rights the indemnified Persons under this Section 9.02 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 9.02 shall survive the consummation of the First Merger and the Second Merger indefinitely and shall be binding, jointly and severally, on Acquiror, the Surviving Company and the Surviving Entity and all successors and assigns of Acquiror, the Surviving Company and the Surviving Entity. In the event that Acquiror, the Surviving Company or the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror, the Surviving Company or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 9.02.

(e) The obligations under this Section 9.02 shall not be terminated or modified, in each case, following the Closing, in such a manner as to affect adversely any indemnified Person or Indemnitee Affiliate to whom this Section 9.02 applies without the consent of such affected indemnified Person or Indemnitee Affiliate. The provisions of this Section 9.02 are intended for the benefit of, and will be enforceable by (as express third-party beneficiaries), each Indemnitee Affiliate and each current and former officer, director, manager or similar functionary of the Company and its Subsidiaries and his or her heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by contract or otherwise.

Section 9.03 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, except as required in consummation of the Domestication, as set forth on Schedule 9.03 or as contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of clauses (i), (ii), (iv), (vi) and (vii) below, as to which the Company’s consent may be granted or withheld in its sole discretion), Acquiror shall not and each shall not permit any of its Subsidiaries to:

(i) change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding shares or capital stock (as applicable) of, or other equity interests in, Acquiror; (B) split, subdivide, combine, consolidate, convert or reclassify any shares or capital stock (as applicable) of, or other equity interests in, Acquiror; or (C) other than in connection with the Acquiror Stockholder

Redemption or as otherwise required by the Acquiror Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares or capital stock (as applicable) of, or other equity interests in, Acquiror;

(iii) make, change or revoke any material tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any material Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment other than in the ordinary course of business, or enter into any Tax sharing or Tax indemnification agreement (except, in each case, for such agreements that are commercial contracts not primarily relating to Taxes);

(iv) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (x) the Sponsors or anyone related by blood, marriage or adoption to any Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v) waive, release, compromise, settle (or make any settlement or similar offer) or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle (or make any settlement or similar offer) any liability;

(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness; or

(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any shares or capital stock (as applicable) of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Acquiror or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (x) issuance of Acquiror Class A Common Stock in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (y) issuance of Acquiror Class A Common Stock at not less than $10 per share on the terms set forth in the Subscription Agreements or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and the Transaction Agreements.

Section 9.04 PIPE Investment. Unless otherwise approved in writing by Holdings and the Company, no Acquiror Party shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacements of, any of the Subscription Agreements in a manner adverse to Holdings, Acquiror or the Company. Acquiror shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Subscription Agreements and otherwise comply with its obligations thereunder; (ii) in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to Closing; (iii) confer with the Company regarding timing of the Expected Closing Date (as defined in the Subscription Agreements); (iv) deliver any required notices to counterparties to the Subscription Agreements sufficiently in advance of the Closing to cause them, in the event that all conditions to the counterparties’ obligations to fund in the Subscription Agreements are satisfied (other than those conditions that by their nature are to be satisfied at Closing), to fund their obligations as far in advance of the Closing as permitted by the Subscription Agreements; and (v) without limiting Holdings’ and the Company’s rights to enforce certain provisions of such Subscription Agreements thereunder or pursuant to Section 13.13, enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) Acquiror the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms. Without limiting the generality of the foregoing, Acquiror shall give the Company prompt written notice: (A) of any amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Subscription Agreement known to Acquiror; (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (D) if Acquiror does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors as contemplated by the Subscription Agreements. Acquiror shall deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause, in the event that all conditions to the counterparties’ obligations to fund in the Subscription Agreements are satisfied (other than those conditions that by their nature are to be satisfied at Closing), the PIPE Investors to consummate the PIPE Investment concurrently with the Closing and shall take all actions required under any Subscription Agreements with respect to the timely issuance and delivery of any physical certificates evidencing the shares of Acquiror Class A Common Stock as and when required under any such Subscription Agreements.

Section 9.05 Certain Transaction Agreements. Unless otherwise approved in writing by Holdings and the Company, no Acquiror Party shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacement of, the Sponsor Agreement or Forfeiture Agreement. Acquiror shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Sponsor Agreement and Forfeiture Agreement and otherwise comply with its obligations thereunder and to enforce its rights thereunder. Without limiting the generality of the foregoing, Acquiror shall give the Company, prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Sponsor Agreement, Forfeiture Agreement or any Voting and Support Agreement known to Acquiror; (B) of the receipt of any written notice or other written communication from any other party to the Sponsor Agreement, Forfeiture Agreement or any Voting and Support Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 9.06 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) in the opinion of legal counsel of the Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure (provided that, in the case of clauses (y) or (z), to the extent possible, the Parties use commercially reasonable efforts to permit disclosure of such information in a manner that is compliant with applicable Law and preserves such privilege), Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the normal operation of the Acquiror and so long as permissible under applicable Law, their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Second Effective Time.

Section 9.07 Acquiror NYSE Listing. From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Class A Common Stock and Acquiror Warrants to be listed on, the NYSE. After the Closing, Acquiror shall use best efforts to continue the listing for trading of the Acquiror Class  A Common Stock and Acquiror Warrants on the NYSE.

Section 9.08 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 9.09 Trust Account. Upon satisfaction or waiver of the conditions set forth herein (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement and the Acquiror Organizational Documents, at the Closing, Acquiror: (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with that certain trust termination letter (“Trust Termination Letter”) and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to stockholders who have properly elected to have their Acquiror Class A Common Stock converted to cash in accordance with the provisions of the Acquiror Organizational Documents; (B) for income tax or other tax obligations of Acquiror prior to Closing; (C) to the underwriters of the initial public offering of Acquiror with respect to the Deferred Discount; (D) for any transaction costs of Acquiror; and (E) as repayment of loans and reimbursement of expenses to directors, officers and stockholders of Acquiror; and (b) thereafter, the Trust Agreement shall terminate, except as otherwise provided therein.

Section 9.10 Section 16 Matters. Prior to the First Effective Time, Acquiror shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Acquiror Class A Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or would reasonably be expected to be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 9.11 Acquiror Board of Directors. The Parties shall use commercially reasonable efforts to ensure that the individuals listed on Schedule 9.11 and the other persons identified by the applicable Party following the date hereof are elected and appointed as directors of Acquiror effective at the Closing; provided, that any such individuals not listed on Schedule 9.11 shall be identified as promptly as practicable following the date hereof (but in no event later than the date on which the Registration Statement is filed with the SEC).

Section 9.12 Qualification as Emerging Growth Company. Acquiror shall, at all times during the period from the date hereof until the occurrence of the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“Jumpstart

Act”); and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the Jumpstart Act.

Section 9.13 Incentive Equity Plan; Employee Stock Purchase Plan. Prior to the Closing Date, Acquiror shall approve, and subject to approval of the stockholders of Acquiror, adopt, a management incentive equity plan, the proposed form and terms of which shall be prepared and delivered by Acquiror to the Company and shall be mutually agreed by Acquiror and the Company prior to the Closing Date (the “Incentive Equity Plan”), reserving an amount of shares of Acquiror Class A Common Stock for grant thereunder equal to ten percent and a half (10.5%) of the fully diluted equity of the Surviving Entity and providing that the number of shares of Acquiror Class A Common Stock reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to two percent (2%) of the shares of Acquiror Class A Common Stock outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the board of directors of the Surviving Entity. Prior to the Closing Date, Acquiror shall approve, and subject to approval of the stockholders of Acquiror, adopt, an employee stock purchase plan, the proposed form and terms of which shall be prepared and delivered by Acquiror to the Company and shall be mutually agreed by Acquiror and the Company prior to the Closing Date.

Section 9.14 Names Changes. As soon as practicable after the Second Effective Time, on the Closing Date, Acquiror shall cause (i) Cosmos Finance, LLC, a Delaware limited liability company, to change its name to “Redwire Intermediate Holdings, LLC”, (ii) Cosmos Acquisition, LLC, a Delaware limited liability company, to change its name to “Redwire Holdings, LLC” and (iii) Acquiror to change its name to “Redwire Corporation”.

ARTICLE X

JOINT COVENANTS

Section 10.01 Support of Transaction. Without limiting any covenant contained in Article VIII or Article IX, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 8.03 and Section 9.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 10.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that, Holdings and the Company shall not be required to seek any such required consents or approvals of third party counterparties to Material Contracts with the Company or its Subsidiaries to the extent such Material Contract is otherwise terminable at will, for convenience or upon or after the giving of notice of termination by a party thereto unless otherwise agreed in writing by the Company, and (c) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article XI or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub, Holdings, the Company or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions. Without breach of any representation, warranty, covenant or agreement of Holdings or the Company under this Agreement or the Confidentiality Agreement and notwithstanding anything to the contrary contained herein or therein, the Company, Holdings or any of their respective Subsidiaries and Affiliates may purchase and/or sell (but may not redeem (including through the Acquiror Stockholder Redemption)) shares of Acquiror Class A Common Stock at any time prior to the Closing; provided that, the Company and Holdings shall cause all shares so acquired that are owned by the Company, Holdings or any of their respective Subsidiaries or Affiliates as of the record date established pursuant to Section 10.02(b) to be voted in favor of each of the Acquiror Stockholder Matters.

Section 10.02 Proxy Statement; Acquiror Special Meeting.

(a) Proxy Statement.

(i) As promptly as practicable (and in any event on or prior to the later of (i) the tenth Business Day following the delivery of the Required Financials pursuant to the first sentence of Section 8.05(a) and (ii) April 12, 2021), Acquiror shall, in accordance with this Section 10.02(a), prepare and file with the SEC, in preliminary form, a registration statement on Form S-4 in connection with the Transactions (together with the Proxy Statement contained therein and as amended or supplemented, the “Registration Statement”). The Proxy Statement shall be for the purpose of, among other things: (A) providing Acquiror’s shareholders with the opportunity to redeem shares of Acquiror Class A Common Stock by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Special Meeting (the “Acquiror Stockholder Redemption”); and (B) soliciting proxies from holders of Acquiror Class A Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions (including the Domestication and the Mergers); (2) the issuance of shares of Acquiror Class A Common Stock in connection with the First Merger and under the Subscription Agreements (including as may be required under the NYSE); (3) the amendment and restatement of the Amended and Restated Memorandum and Articles of Association in the form of the Acquiror Charter attached as Exhibit A hereto; (4) the adoption and approval of certain differences to the Amended and Restated Memorandum and Articles of Association in the form of the Acquiror Charter attached as Exhibit A hereto; (5) the approval of the adoption of the Incentive Equity Plan; and (6) any other proposals the Parties agree are necessary or desirable to consummate the Transactions (collectively, the “Acquiror Stockholder Matters”). Without the prior written consent of the Company, the Acquiror Stockholder Matters shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by the Acquiror’s shareholders at the Special Meeting, as adjourned or postponed. The Registration Statement, at the time it becomes effective, will comply as to form and substance with the applicable requirements of the Securities Act and Exchange Act and the rules and regulations thereunder. Acquiror shall (I) cause the Proxy Statement to be mailed to its shareholders of record, as of the record date to be established by the board of directors of Acquiror in accordance with Section 10.02(b) and in accordance with the Amended and Restated Memorandum and Articles of Association, as promptly as practicable (but in no event later than three (3) Business Days except as otherwise required by applicable Law) following the date the Registration Statement is declared effective under the Securities Act, the “Effectiveness Date”) and (II) promptly commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act.

(ii) Prior to filing with the SEC, Acquiror will make available to the Company drafts of the Registration Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Registration Statement or such other documents and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Acquiror shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned, delayed or denied). Acquiror will advise the Company promptly after it receives notice thereof, of: (A) the time when the Registration Statement has been filed; (B) in the event the Registration Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Registration Statement; (E) any request by the SEC for amendment of the Registration Statement; (F) any comments from the SEC relating to the Registration Statement and responses thereto; (G) the issuance of any stop order by the SEC; and (H) requests by the SEC for additional information. Acquiror shall respond to any SEC comments on the Registration Statement as promptly as practicable (and in any event within 10 Business Days following receipt by Acquiror of any such SEC comments except to the extent due to the failure by the Company to timely provide information required to respond to such SEC comments) and shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, Acquiror will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.

(iii) If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Acquiror shall promptly file an amendment or supplement to the Registration Statement containing such information; provided, that prior to filing such amendment or supplement, Acquiror will make available to the Company drafts of such amendment or supplement and provide the Company with a reasonable opportunity to comment on such drafts. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Acquiror of such information, event or circumstance.

(iv) Acquiror shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to use commercially reasonable efforts to promptly provide Acquiror with all information concerning the business, management, operations and financial condition of the Company and its Subsidiaries, in each case, as reasonably requested by Acquiror for inclusion in the Registration Statement. Without limiting the generality of the foregoing, the Company shall use its commercially reasonable efforts to cooperate with Acquiror in connection with the preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X. The Company shall use its commercially reasonable efforts to cause its managers, directors and officers to be reasonably available to Acquiror and its counsel and other advisors in connection with the drafting of the Registration Statement and the Proxy Statement and any other filing required to be made in connection with the Transactions by Acquiror and respond in a timely manner to comments on the Registration Statement, the Proxy Statement or such other filings.

(b) Acquiror Special Meeting. Acquiror shall, prior to or as promptly as practicable following the Effectiveness Date (and in no event later than the date the Proxy Statement is required to be mailed in accordance with Section 10.02(a)), establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of (in each case, in accordance with the provisions of the Amended and Restated Memorandum and Articles of Association), the Special Meeting. Acquiror shall convene and hold an extraordinary general meeting of Acquiror’s shareholders, for the purpose of obtaining the approval of the Acquiror Stockholder Matters (the “Special Meeting”), which meeting shall be held not more than 25 days after the date on which Acquiror commences the mailing of the Proxy Statement to its shareholders. Acquiror shall use its reasonable best efforts to take all actions necessary (in its discretion or at the reasonable request of the Company) to obtain the approval of the Acquiror Stockholder Matters at the Special Meeting, including as such Special Meeting may be adjourned or postponed in accordance with this Agreement and the Amended and Restated Memorandum and Articles of Association, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the Acquiror Stockholder Matters. Acquiror shall include the Acquiror Board Recommendation in the Proxy Statement. The board of directors of Acquiror shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation for any reason. Acquiror agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the Acquiror Stockholder Matters shall not be affected by any intervening event or circumstance, and Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its shareholders the Acquiror Stockholder Matters, in each case in accordance with this Agreement and the Amended and Restated Memorandum and Articles of Association, regardless of any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall only be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall) postpone or adjourn the Special Meeting for a period of no longer than 15 days: (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Acquiror has determined in good faith is required by applicable Law is disclosed to Acquiror’s shareholders and for such supplement or amendment to be promptly disseminated to Acquiror’s shareholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Acquiror Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from shareholders for purposes of obtaining approval of the Acquiror Stockholder Matters; or (iv) only with the prior written consent of the Company, for purposes of satisfying the condition set forth in Section 11.03(c) hereof; provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved and, in each case, in accordance with the provisions of the Amended and Restated Memorandum and Articles of Association.

Section 10.03 Exclusivity.

(a) During the Interim Period, neither the Company nor Holdings shall take, nor shall such Persons permit any of their respective Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Acquiror and/or any of its Affiliates or Representatives) concerning any purchase of any of the Company’s or Holding’s equity securities or the issuance and sale or registration or listing of any securities of, or membership interests in, the Company, Holdings or their respective Subsidiaries (other than any purchases of equity securities by the Company or Holdings from employees of the Company, Holdings or their respective Subsidiaries) or any merger or sale of assets involving the Company, Holdings or their respective Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 10.03(a). The Company and Holdings shall, and shall cause their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its equityholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 10.03(b). Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 10.04 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, Acquiror shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. Acquiror shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Company and each of its Subsidiaries will join in the execution of any such Tax Returns.

(b) For U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax that follows the U.S. federal income Tax treatment), the Parties intend that (i) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (ii) the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder (the “Intended Income Tax Treatment”). The Parties will prepare and file all Tax Returns consistent with the Intended Income Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties in writing of any challenge to the Intended Income Tax Treatment by any Governmental Authority (with such notice including a copy of any such challenge).

(c) No Party shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the First Merger and Second Merger from so qualifying for the Intended Income Tax Treatment.

(d) The Company, Acquiror and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(e) Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns and any audit or Tax proceeding. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 10.05 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, Acquiror will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed).

(b) Promptly after the execution of this Agreement, Acquiror and Company shall issue a mutually agreed joint press release announcing the execution of this Agreement.

(c) Acquiror shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountants, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed). Prior to Closing, the Company and Acquiror shall prepare a mutually agreed joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Substantially concurrently with the Closing, Acquiror shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Acquiror shall file the Closing Form 8-K with the SEC.

Section 10.06 Confidentiality; Publicity

(a) Each Party acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the PIPE Investment, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Evaluation Material (as defined in the Confidentiality Agreement); provided, that, Acquiror provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof.

(b) None of Holdings, Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of Holdings, the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case Holdings, Acquiror or the Company, as applicable, shall use their reasonable best efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; provided, however, that, subject to this Section 10.06, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that subject to Section 8.02 and this Section 10.06, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in this Section 10.06(b), nothing herein shall modify or affect Acquiror’s obligations pursuant to Section 10.02.

Section 10.07 Domestication. Prior to Closing and subject to the receipt of the requisite approval of the Acquiror Stockholder Matters, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, together with the Acquiror Charter, in each case, in accordance with the provisions thereof and the DGCL, (b) completing and making and procuring all Acquiror Domestication Documents are filed with the Registrar of Companies of the Cayman Islands under Cayman Islands Companies Act (as amended) in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Registrar of Companies of the Cayman Islands. Immediately prior to the Closing, Acquiror shall cause the Acquiror Bylaws to become the bylaws of Acquiror. Acquiror shall cause the board of directors of Acquiror to act by consent to take the following actions, with such consent effective immediately following the Domestication: (A) approve, confirm and ratify all actions theretofore taken by or on behalf of Acquiror pursuant to this Agreement (including for purposes of Section 203 of the DGCL to the extent it is applicable), (B) confirm such board’s approval and adoption of, and to declare advisable, the First Merger and the Second Merger, and (C) approve, confirm and ratify the issuance of capital stock of Acquiror pursuant to each of the transactions contemplated by this Agreement.

ARTICLE XI

CONDITIONS TO OBLIGATIONS

Section 11.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) HSR Approval. The applicable waiting period(s) under the HSR Act in respect of the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable) shall have expired or been terminated.

(b) No Prohibition. There shall not be in force any Law enjoining or prohibiting the consummation of the Transactions or having the effect of making the Transactions illegal.

(c) Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Acquiror Stockholder Redemption.

(d) Stockholder Approval. The approval of the Acquiror Stockholder Matters shall have been duly obtained in accordance with the DGCL, Cayman Islands Law, the Acquiror Organizational Documents and the rules and regulations of the NYSE.

(e) Domestication. The Domestication shall have been completed in accordance with the terms of this Agreement, the Acquiror Charter shall have been filed with the Secretary of State of the State of Delaware, substantially in the form attached hereto as Exhibit A, and Acquiror shall have adopted the Acquiror Bylaws, substantially in the form attached hereto as Exhibit B.

(f) NYSE Approval. The Closing Share Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 11.02 Additional Conditions to Obligations of Acquiror Parties. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in Section 5.01 (Corporate Organization of the Company), Section 5.03 (Due Authorization), Section 5.04(a) (No Conflict), Section 5.06(b) (Current Capitalization), Section 5.07 (Capitalization of Subsidiaries) and Section 5.22 (Brokers’ Fees) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) Each of the representations and warranties of Holdings contained in Article VII shall be true and correct (without giving any effect to any limitation as to “materiality” or “Holdings Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iii) The representations and warranties of the Company contained in Section 5.06(a) (Current Capitalization) shall be true and correct in all respects except for de minimis inaccuracies as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iv) The representations and warranties of the Company contained in Section 5.21(a) (No Material Adverse Effect) shall be true and correct in all respects as of the Closing Date as though then made.

(v) Each of the representations and warranties of the Company contained in Article V (other than the Specified Representations and the representations and warranties of the Company contained in Section 5.21(a) (No Material Adverse Effect) and Section 5.06(a) (Current Capitalization) and Section 5.07 (Capitalization of Subsidiaries)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the Company and Holdings in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(d) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.02(a) (other than Section 11.02(a)(ii)), Section 11.02(b) (solely with respect to the Company) and Section 11.02(c) have been fulfilled.

(e) Officer’s Certificate. Holdings shall have delivered to Acquiror a certificate signed by an officer of Holdings, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.02(a)(ii) and Section 11.02(b) (solely with respect to Holdings) have been fulfilled.

Section 11.03 Additional Conditions to the Obligations of the Company. The obligation of Holdings and the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Acquiror Parties contained in Article VI (other than the representations and warranties of the Acquiror Parties contained in Section 6.01 (Corporate Organization of the Company), Section 6.02 (Due Authorization), Section 6.07 (Brokers’ Fees) and Section 6.11 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, an Acquiror Material Adverse Effect.

(ii) Each of the representations and warranties of the Acquiror Parties contained in Section 6.01 (Corporate Organization of the Company), Section 6.02 (Due Authorization), Section 6.07 (Brokers’ Fees) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iii) The representations and warranties of the Acquiror Parties contained in Section 6.11 (Capitalization) shall be true and correct except for de minimis inaccuracies, as of the Closing Date, as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(b) Agreements and Covenants. The covenants and agreements of the Acquiror Parties in this Agreement and the Sponsor in the Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Available Closing Acquiror Cash. The Available Closing Acquiror Cash shall not be less than $185,000,000.

(d) Officer’s Certificate. Acquiror shall have delivered to the Company and Holdings a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.03(a), Section 11.03(b) and Section 11.03(c) have been fulfilled.

(e) Acquiror Material Adverse Effect. No Acquiror Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

Section 11.04 Frustration of Conditions. None of the Acquiror Parties or the Company may rely on the failure of any condition set forth in this Article XI to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 10.01.

ARTICLE XII

TERMINATION/EFFECTIVENESS

Section 12.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and Acquiror;

(b) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company or Holdings set forth in this Agreement, such that the conditions specified in Section 11.02(a) or Section 11.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company or Holdings through the exercise of their respective commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date or the Acquiror Extended Termination Date, as applicable) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company or Holdings continues to use their respective commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before September 25, 2021 (the “Termination Date”); provided, that if any Action for specific performance or other equitable relief by Holdings or the Company with respect to this Agreement, any other Transaction Agreement or otherwise with respect to the Transactions is commenced or pending on or before the Termination Date, then the Termination Date shall be automatically extended without any further action by any Party until the date that is 30 days following the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and the Termination Date shall be deemed to be such later date for all purposes of this Agreement (the “Acquiror Extended Termination Date”) or (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that, the right to terminate this Agreement under subsection (i) or (ii) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of any Acquiror Party set forth in this

Agreement, such that the conditions specified in Section 11.03(a) or Section 11.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by such Acquiror Party through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date or the Company Extended Termination Date, as applicable) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date; provided, that if any Action for specific performance or other equitable relief by Acquiror or Merger Sub with respect to this Agreement, any other Transaction Agreement or otherwise with respect to the Transactions is commenced or pending on or before the Termination Date, then the Termination Date shall be automatically extended without any further action by any Party until the date that is 30 days following the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and the Termination Date shall be deemed to be such later date for all purposes of this Agreement (the “Company Extended Termination Date”), or (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if the Company’s and/or Holding’s failure(s) (collectively or individually) to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

(d) by written notice from either the Company or Acquiror to the other if the approval of the Acquiror Stockholder Matters by the Acquiror Stockholders is not obtained at the Special Meeting (subject to any adjournment, postponement or recess of the meeting); provided, that, the right to terminate this Agreement under this Section 12.01(d) shall not be available to Acquiror if, at the time of such termination, Acquiror is in material breach of Section 10.02.

Section 12.02 Effect of Termination. Except as otherwise set forth in this Section 12.02 or Section 13.13, in the event of the termination of this Agreement pursuant to Section 12.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 8.04 (No Claim Against the Trust Account), Section 10.06 (Confidentiality; Publicity), this Section 12.02 (Effect of Termination) and Article XIII (collectively with the applicable definitions in Article I, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 13.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 13.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to Acquiror or Merger Sub to:

Genesis Park Acquisition Corp.

2000 Edwards Street, Suite B

Houston, Texas 77007

Attention: David Bilger

Email: dbilger@genesis-park.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn: William H. Gump and Jesse P. Myers

E-mail: wgump@willkie.com and jmyers@willkie.com

(b) If to Holdings, the Company, the Surviving Company or the Surviving Entity, to:

Cosmos Intermediate, LLC

c/o AE Industrial Partners, LP

N. Military Trail, Suite 470

Boca Raton, FL 33431

Attn: Michael Greene and Kirk Konert

E-mail: mgreene@aeroequity.com and kkonert@aeroequity.com

with a copy (which shall not constitute notice) to:

AE Industrial Partners, LP

N. Military Trail, Suite 470

Boca Raton, FL 33431

Attn: Michael Greene and Kirk Konert

E-mail: mgreene@aeroequity.com and kkonert@aeroequity.com

and

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, IL 60654

Attn: Jeremy S. Liss, P.C., Douglas C. Gessner, P.C., Robert M. Hayward, P.C., Matthew

S. Arenson, P.C., Dan Hoppe and Alexander M. Schwartz

E-mail: jeremy.liss@kirkland.com, douglas.gessner@kirkland.com,

robert.hayward@kirkland.com, matthew.arenson@kirkland.com,

dan.hoppe@kirkland.com and alexander.schwartz@kirkland.com

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 13.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 13.03 shall be null and void, ab initio.

Section 13.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 9.02, (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 13.14 and Section 13.15, and (c) Seller Counsel and Acquiror Counsel are each intended third-party beneficiaries of, and may enforce, Section 13.17.

Section 13.05 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, Acquiror shall bear and pay at or promptly after Closing, all Acquiror Transaction Expenses and all Company Transaction Expenses; provided, further that 50% of any filing or other fee payable in connection with the filings required under the HSR Act or Securities Laws shall be borne by the Company and 50% shall be borne by Acquiror.

Section 13.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (except that the Cayman Islands Companies Act shall also apply to the Domestication).

Section 13.07 Captions; Counterparts; Electronic Delivery. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement and any amendments hereto may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute the original form of this Agreement and deliver such form to all other parties hetero or thereto. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a party’s intent or the effectiveness of such signature.

Section 13.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

Section 13.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain letter agreement, dated as of December 16, 2020, by and among certain Affiliates of the Company and Acquiror (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby.

No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 13.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders (or other equityholders) of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 12.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 13.10.

Section 13.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 13.12 Jurisdiction; WAIVER OF TRIAL BY JURY. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction, first to any federal court, or second, to any state court, each located in Wilmington, Delaware, to the exclusion of other courts, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties hereto (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. The Parties agree that such court shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with such Action under this Section 13.12 and the enforcement of its rights under this Agreement and, if such court determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, such court may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with such Action and the enforcement of its rights under this Agreement.

Section 13.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 12.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Agreement in accordance with this Section 13.13 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting the generality of the foregoing, or the other provisions of this Agreement, Acquiror acknowledges and agrees that Holdings or the Company may, without breach of this Agreement, (a) with respect to any Transaction Agreement to which Holdings or the Company is a party or a third party beneficiary thereof, institute or pursue an Action directly against the counterparty(ies) to such Transaction Agreement seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement, and (b) require Acquiror to promptly execute, and Acquiror hereby agrees to execute and comply with, any and all documents reasonably necessary to implement the execution of the rights contemplated in this sentence.

Section 13.14 Non-Recourse. Subject in all respect to the last sentence of this Section 13.14, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing (collectively, the “Non-Recourse Parties”) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 13.14 shall limit, amend or waive any rights or obligations of any party to any Transaction Agreement under such Transaction Agreement in accordance with the terms thereof.

Section 13.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other agreements, shall survive the Closing and all such representations, warranties, covenants, obligations, agreements and other provisions shall terminate and expire upon the consummation of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b)  this Article XIII.

Section 13.16 Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the representations set forth in Article VII (the “Holdings Representations”) constitute the sole and exclusive representations and warranties of Holdings, (iv) the Acquiror Party Representations constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub; (v) except for the Company Representations by the Company, the Holdings Representations by Holdings and the Acquiror Party Representations by the Acquiror Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation by omission or as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (vi) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Holdings Representations by Holdings and the Acquiror Party Representations by the Acquiror Parties. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the Company Representations by the Company or as provided in any certificate delivered in accordance with Section 11.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

(b) Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 13.16. Notwithstanding anything in this Section 13.16(b) to the contrary, nothing in this Section 13.16(b) shall preclude any Party from seeking any remedy for Fraud by a Party solely and exclusively with respect to the making of any representation or warranty by such Party in Article V, Article VI or Article VII (as applicable) to the extent such Fraud cannot be waived as a matter of Delaware public policy with respect to contracts as contemplated by Abry Partners V, L.P. v. F&W Acquisition LLC, 891 A.2d 1032 (Del. Ch. 2006) or seek specific performance of the other Parties’ obligations hereunder in accordance with Section 13.13 with respect to any agreement or covenant herein surviving, and requiring performance at or after, the Closing to the extent provided in Section 13.15. Each Party shall have the right to enforce this Section 13.16 on behalf of any Person that would be benefitted or protected by this Section 13.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers were specifically bargained for by sophisticated parties represented by counsel in determining the terms hereof and consideration conveyed hereunder and are irrevocable. For the avoidance of doubt, nothing in this Section 13.16 shall limit, modify, restrict or operate as a waiver with respect to any express rights of any party pursuant to any other Transaction Agreement against any other party pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof.

Section 13.17 Provisions Respecting Representation of the Company.

(a) Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP, Morris, Nichols, Arsht & Tunnell LLP, and Walkers (“Seller Counsel”) may serve as counsel to the Company and its Subsidiaries, on the one hand, and Holdings (individually and collectively, the “Seller Group”), on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Seller Counsel (or any of its respective successors) may serve as counsel to Seller Group or any director, manager, member, partner, officer, employee or Affiliate of any member of Seller Group, in connection with any Action or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Company and/or any of its Subsidiaries, and each of the Parties (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The parties agree to take the steps necessary to ensure that any privilege attaching as a result of Seller Counsel representing the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement shall survive the Closing and shall remain in effect, provided that such privilege from and after the Closing shall be controlled by Holdings on behalf of the Seller Group. As to any privileged attorney-client communications or attorney work product between Seller Counsel and the Company or Seller Counsel and any of the Company’s Subsidiaries in connection with the transactions contemplated by this Agreement prior to the Closing Date (collectively, the “Seller Privileged Communications”), Acquiror, the Company and each of its Subsidiaries, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Seller Privileged Communications in any action against or involving any of the parties after the Closing. In addition, if the Mergers and the other transactions contemplated by this Agreement are consummated, all Seller Privileged Communications related to such transactions will become the property of (and be controlled by) Holdings or its direct or indirect equityholders, and none of Acquiror, the Company or any of its Subsidiaries or any of their respective Affiliates, Subsidiaries, successors or assigns shall retain any copies of such records or have any access to them. In the event that Acquiror is legally required or requested by any Governmental Authority to access or obtain a copy of all or a portion of the Seller Privileged Communications, Acquiror shall be entitled to access or obtain a copy of and disclose the Privileged Communications to the extent necessary to comply with any such legal requirement or request; provided that Acquiror shall promptly notify Holdings in writing (prior to the disclosure by Acquiror of any Seller Privileged Communications to the extent practicable) so that Holdings can seek a protective order, at its sole cost and expense, and Acquiror agrees to use commercially reasonable efforts to assist therewith.

(b) Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates, that Willkie Farr & Gallagher LLP and Maples and Calder (“Acquiror Counsel”) may serve as counsel to Acquiror and Merger Sub, on the one hand, and Sponsor (individually and collectively, the “Acquiror Group”), on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Acquiror Counsel (or any of its respective successors) may serve as counsel to the Acquiror Group or any director, manager, member, partner, officer, employee or Affiliate of any member of the Acquiror Group, in connection with any Action or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Acquiror and/or any of its Subsidiaries, and each of the Parties (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. As to any privileged attorney-client communications or attorney work product between Acquiror Counsel and Acquiror and/or Sponsor or Acquiror Counsel and any of Acquiror’s Subsidiaries in connection with the transactions contemplated by this Agreement prior to the Closing Date (collectively, the “Acquiror Privileged Communications”), Acquiror, the Company, Holdings and each of their respective Subsidiaries, together with any of their respective Affiliates, Subsidiaries, successors or assigns (other than Sponsor), agree that no such party may use or rely on any of the Acquiror Privileged Communications in any action against or between or among any of the parties hereto or Sponsor after the Closing.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

GENESIS PARK ACQUISITION CORP.

By:	/s/ Jonathan E. Baliff
Name:	Jonathan E. Baliff
Title:	President and Chief Financial Officer

SHEPARD MERGER SUB CORPORATION

By:	/s/ Jonathan E. Baliff
Name:	Jonathan E. Baliff
Title:	President

Signature Page to Merger Agreement

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

COSMOS INTERMEDIATE, LLC

By:	/s/ Peter Cannito
Name:	Peter Cannito
Title:	Chief Executive Officer

REDWIRE, LLC

By:	/s/ Peter Cannito
Name:	Peter Cannito
Title:	Chief Executive Officer

Signature Page to Merger Agreement

Annex B

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

GENESIS PARK ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED NOVEMBER 18, 2020 AND EFFECTIVE ON NOVEMBER 23, 2020)

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

GENESIS PARK ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED NOVEMBER 18, 2020 AND EFFECTIVE ON NOVEMBER 23, 2020)

1	The name of the Company is Genesis Park Acquisition Corp.

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5

The share capital of the Company is US$25,200 divided into 230,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 2,000,000 preference shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7

Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

GENESIS PARK ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED NOVEMBER 18, 2020 AND EFFECTIVE ON NOVEMBER 23, 2020)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”	means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the New York Stock Exchange, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means Genesis Park Holdings, a Cayman Islands limited liability company, and its successors or assigns.

“Statute”	means the Companies Law (2020 Revision) of the Cayman Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)

Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the

Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class)], or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Ordinary Share Conversion

17.1

The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2

Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof; and (b) automatically on the first business day following the closing of a Business Combination.

17.3

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO (excluding any private placement shares) plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement shares issued to the Sponsor or its Affiliates upon conversion of working capital loans made to the Company.

17.4

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6

Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3

The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21	Notice of General Meetings

21.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings

22.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9

If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11	A resolution put to the vote of the meeting shall be decided on a poll.

22.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1

Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies

24.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members

25.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

27.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2

The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand elected for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand elected for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand elected for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

28	Powers of Directors

28.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors

29.1

Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4

Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors

31.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors’ Interests

33.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers

35.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3

The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated

Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit

Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

42.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	Notices

43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:

(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Combination

49.1

Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account ((net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 upon consummation of such Business Combination. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

49.3

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5

Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6

A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7

In the event that the Company does not consummate a Business Combination by 18 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8	In the event that any amendment is made to this Article:

(a)

to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 18 months from the consummation of the IPO; or

(b)	with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)	vote as a class with Public Shares on a Business Combination.

49.11

A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.12

As long as the securities of the Company are listed on the New York Stock Exchange, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

49.13

The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to complete a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

50	Business Opportunities

50.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the

Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.2

Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Annex C

FORM OF CERTIFICATE OF INCORPORATION

OF

REDWIRE CORPORATION

* * * * *

ARTICLE I

NAME

The name of the Corporation is Redwire Corporation.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is County of [●], [●]. The name of the registered agent of the Corporation in the State of Delaware at such address is [●].

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 600,000,000, which shall be divided into two classes as follows:

(i) 500,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”); and

(ii) 100,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

A.	Capital Stock.

1.

The board of directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the number of shares constituting such series and the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock. The powers (including voting powers), preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

2.

Each holder of record of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders are entitled to vote generally, including the election or removal of directors (other than the election or removal of directors, if any, elected exclusively by one or more series of Preferred Stock). Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

3.

Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

4.

Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

5.

Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

6.

The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A.    The Corporation reserves the right to amend or repeal this Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Certificate of Incorporation or by applicable law, whenever any vote of the holders of stock of the Corporation is required to amend or repeal any provision of this Certificate of Incorporation, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of stock of the Corporation entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, at any time when the Partners and their Permitted Transferees (each as defined in that certain Investor Rights Agreement, dated as of March 25, 2021, by and among the Corporation, the Partners, Genesis Park Holdings (“Sponsor”), and any other parties thereto from time to time (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Investor Rights Agreement”)) beneficially own, in the aggregate, less than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: this Article V, Article VI and Article IX. For the purposes of this Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

B.    The Board of Directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware, this Certificate of Incorporation or the Investor Rights Agreement. Except as otherwise provided herein, in the Investor Rights Agreement or in the Bylaws, the Bylaws may be amended or repealed, and new Bylaws may be adopted, by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of stock of the Corporation entitled to vote on such amendment, repeal or adoption, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of stock of the Corporation entitled to vote on such amendment or repeal, voting together as a single class. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote of the stockholders, at any time when the Partners and their Permitted Transferees beneficially own, in the aggregate, less than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), by the Bylaws or by applicable law, the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to amend, alter, rescind, change, add or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith; provided, however, that no Bylaw hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors that was valid at the time of such act prior to the adoption of such Bylaw.

ARTICLE VI

BOARD OF DIRECTORS

A.    Except as otherwise provided in this Certificate of Incorporation or the DGCL, and subject to any restrictions provided in the Investor Rights Agreement, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the Investor Rights Agreement or any certificate of designation with respect to any series of Preferred Stock, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors; provided, that any determination by the Board of Directors to increase or decrease the total number of directors shall require the approval of 66 2/3% of the directors present at a meeting at which a quorum is present. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III, with such division effective immediately following the election of initial directors by the incorporator. Class I directors shall initially serve for a term expiring at the

Corporation’s annual meeting of stockholders to be held in 2022, Class II directors shall initially serve for a term expiring at the Corporation’s annual meeting of stockholders to be held in 2023 and Class III directors shall initially serve for a term expiring at the Corporation’s annual meeting of stockholders to be held in 2024. Commencing with the annual meeting of stockholders to be held in 2022, the directors of the class to be elected at each annual meeting shall be elected for a three-year term. In no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class, effective at the time the division of the directors into classes is effective.

B.    Without limiting the rights or obligations of any party to the Investor Rights Agreement, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director or by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that, subject to the aforementioned rights granted to holders of one or more series of Preferred Stock or the rights of any holders of Common Stock pursuant to the Investor Rights Agreement, at any time when the Partners and their Permitted Transferees beneficially own, in the aggregate, less than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

C.    Without limiting the rights or obligations of any party to the Investor Rights Agreement, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that at any time when the Partners and their Permitted Transferees beneficially own, in the aggregate, less than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

D.    Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E.    During any period when the holders of any series of Preferred Stock have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F.    As used in this Article VI only, the term “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person, and the term “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY

A.    To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B.    Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

C.    Notwithstanding anything herein to the contrary, the amendment or repeal of this Article VII shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of stock of the Corporation entitled to vote on such amendment or repeal, voting together as a single class, and the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of each class of stock of the Corporation entitled to vote on such amendment or repeal, voting as a class.

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

A.    At any time when the Partners and their Permitted Transferees beneficially own, in the aggregate, 50% or more of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, or by certified or registered mail, return receipt requested. At any time when the Partners and their Permitted Transferees beneficially own, in the aggregate, less than 50% of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock. The Bylaws shall not contain any provision that impedes or delays any action by consent of the stockholders described in this paragraph and shall not contain any provision requiring the stockholders to request that the Board of Directors fix a record date in connection therewith.

B.    Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors or the Chairman of the Board of Directors. Only such business shall be conducted at a special meeting of the stockholders of the Corporation as shall have been brought before the meeting by or at the direction of the Board of Directors.

C.    An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

ARTICLE IX

COMPETITION AND CORPORATE OPPORTUNITIES

A.    In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of AE Industrial Partners, LP (“AE LP”) and its affiliated PE Funds (as defined in the Investor Rights Agreement and, together with AE LP, for purposes of this Article IX, “AE”), Institutional Partners (as defined in the Investor Rights Agreement), Sponsor and their respective Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (ii) AE, the Institutional Partners, Sponsor and their respective Affiliates, including (I) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates, including (I) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve AE, any Institutional Partner, Sponsor, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B.    None of (i) AE, (ii) any Institutional Partner, (iii) Sponsor or (iv) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or their respective Affiliates (the Persons (as defined below) identified in (i), (ii), (iii) and (iv) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage or (2) competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section (C) of this Article IX. Subject to said Section (C) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for itself, herself or himself, or any of its or his or her Affiliates, and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate or present such transaction or matter to the Corporation or any of its subsidiaries or any Institutional Partner, as the case may be and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any subsidiary of the Corporation or any Institutional Partner for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation by reason of the fact that such Identified Person, directly or indirectly, pursues or acquires such opportunity for itself, herself or himself, directs such opportunity to another Person or does not present such opportunity to the Corporation or any of its subsidiaries or any Institutional Partner (or its Affiliates).

C.    The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section (B) of this Article IX shall not apply to any such corporate opportunity.

D.    In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

E.    For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of AE or any Institutional Partner or Sponsor, any Person that, directly or indirectly, is controlled by AE or such Institutional Partner or Sponsor (as applicable), controls AE or such Institutional Partner or Sponsor (as applicable) or is under common control with AE, such Institutional Partner or Sponsor (as applicable) and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

F.    To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

DGCL SECTION 203 AND BUSINESS COMBINATIONS

A.    The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

B.    Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

1.	prior to such time, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; or

2.

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

3.

at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent (notwithstanding the provisions of Article VIII hereof), by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation that is not owned by the interested stockholder; or

4.

the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.

C.    For purposes of this Article X, references to:

1.	“AE” means AE Industrial Partners, LP and its affiliates, together with their respective affiliates, subsidiaries, successors and assigns (other than the Corporation and its subsidiaries).

2.

“AE Direct Transferee” means any person that acquires (other than in a registered public offering) directly from AE or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

3.	“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

4.

“associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

5.	“business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)

any merger or consolidation of the Corporation (other than a merger effected pursuant to Section 253 or 267 of the DGCL) or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article X is not applicable to the surviving entity;

(ii)

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)

any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g), 253 or 267 of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv)

any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v)

any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

6.

“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

7.

“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder or (iii) the affiliates and associates of any such person described in clauses (i) and (ii); provided, however, that “interested stockholder” shall not include (a) AE or any AE Direct Transferee, or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, that such person specified in this clause (b) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of (x) further corporate action not caused, directly or indirectly, by such person or (y) an acquisition of a de minimis number of such additional shares. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

8.	“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)	beneficially owns such stock, directly or indirectly; or

(ii)

has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii)

has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

9.	“person” means any individual, corporation, partnership, unincorporated association or other entity.

10.	“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

11.

“voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article X to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

ARTICLE XI

MISCELLANEOUS

A.    Forum.

1.

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended, restated, modified, supplemented or waived from time to time); (iv) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation governed by the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). For the avoidance of doubt, this Article XI(A)(1) shall not apply to any action or proceeding asserting a claim under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

2.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

B.    Consent to Jurisdiction. If any action the subject matter of which is within the scope of Article XI(A) above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Article XI(A) above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C.    Severability. If any provision or provisions in the Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions in the Certificate of Incorporation and the application of such provision or provisions to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

D.    Facts Ascertainable. When the terms of this Certificate of Incorporation refer to a specific agreement or other document or a decision by any body, person or entity to determine the meaning or operation of a provision hereof, the secretary of the Corporation shall maintain a copy of such agreement, document or decision at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor.

E.    Incorporator. The name and mailing address of the incorporator of the Corporation is as follows: [●].

F.    Deemed Notice and Consent. Any person (as defined in Article X) purchasing or otherwise acquiring any security of the Corporation shall be deemed to have notice of and consented to this Article XI.

[Remainder of Page Intentionally Left Blank]

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, and, accordingly, have hereto set my hand this                  day of                 , 2021.

Name:

Incorporator

Annex D

FORM OF BYLAWS

OF

REDWIRE CORPORATION

* * * *

ARTICLE I

Offices

Section 1.01    Registered Office. The registered office and registered agent of Redwire Corporation (the “Corporation”) shall be as set forth in the Certificate of Incorporation (as defined below). The Corporation may also have offices in such other places in the United States or elsewhere (and may change the Corporation’s registered agent) as the board of directors of the Corporation (the “Board of Directors”) may, from time to time, determine or as the business of the Corporation may require as determined by any officer of the Corporation.

ARTICLE II

Meetings of Stockholders

Section 2.01    Annual Meetings. Annual meetings of stockholders may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board of Directors shall determine and state in the notice of meeting. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication, including by webcast, as described in Section 2.11 of these Bylaws (these “Bylaws”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

Section 2.02    Special Meetings. Special meetings of the stockholders may only be called in the manner provided in the Corporation’s certificate of incorporation as then in effect (as the same may be amended from time to time, the “Certificate of Incorporation”) and may be held either within or without the State of Delaware. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication, including by webcast, as described in Section 2.11 of these Bylaws, in accordance with the DGCL. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors or the Chairman of the Board of Directors.

Section 2.03    Notice of Stockholder Business and Nominations.

(A)    Annual Meetings of Stockholders.

(1)    Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) as provided in the Investor Rights Agreement (as defined in the Certificate of Incorporation), (b) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 2.04, (c) by or at the direction of the Board of Directors or any authorized committee thereof, or (d) by any stockholder of the Corporation who (i) was a stockholder of record at the time the notice provided for in this Section 2.03 was given, on the record date for the determination of stockholders of the Corporation entitled to vote at the meeting, and at the time of the meeting, (ii) is entitled to vote at the meeting, and (iii) subject to Section 2.03(C)(4), complies with the notice procedures set forth in these Bylaws as to such business or nomination. Section 2.03(A)(1)(d) shall be the exclusive means for a stockholder to make nominations (other than pursuant to Section 2.03(A)(1)(a)) or submit other business before an annual meeting of stockholders (other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

(2)    For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.03(A)(1)(d), the stockholder must have given timely notice thereof in writing and otherwise in proper form in accordance with this Section 2.03(A)(2) to the Secretary of the Corporation, and, in the case of business other than nominations of persons for election to the Board of Directors, such other business must constitute a proper matter for stockholder action under applicable law. To be timely, a stockholder’s notice shall be delivered to the Secretary not earlier than the Close of Business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting nor later than the Close of Business on the 90th calendar day prior to the first anniversary of the date of the preceding year’s annual meeting (and the annual meeting of stockholders of the Corporation for calendar year 2021 shall be deemed to have been held on [            ], 2021 for purposes of this Section 2.03); provided, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 70 calendar days after the anniversary date of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year (other than in connection with calendar year 2021), notice by the stockholder to be timely must be so delivered not earlier than the Close of Business on the 120th calendar day prior to the date of such annual meeting and not later than the Close of Business on the later of the 90th calendar day prior to the date of such annual meeting or the tenth calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. For the avoidance of doubt, a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these Bylaws. The number of nominees a stockholder may nominate for election at an annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at an annual meeting on behalf of the beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. Notwithstanding anything in this Section 2.03(A)(2) to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 calendar days prior to the first anniversary of the preceding year’s annual meeting of stockholders, then a stockholder’s notice required by this Section 2.03 shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of the Corporation not later than the Close of Business on the tenth calendar day following the day on which such public announcement is first made by the Corporation.

(3)    To be in proper form, a stockholder’s notice delivered to the Secretary pursuant to this Section 2.03 must:

(a) set forth, as to each person whom the Noticing Stockholder (as defined herein) proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person (present and for the past five years), (iii) the Ownership Information (as defined herein) for such person and any member of the immediate family of such person, or any Affiliate or Associate (as such terms are defined herein) of such person, or any person acting in concert therewith, (iv) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (v) a complete and accurate description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings (whether written or oral) during the past three years, and any other material relationships, between or among the Holders and/or any Stockholder Associated Person (as such terms are defined herein), on the one hand, and each proposed nominee and any member of the immediate family of such proposed nominee, and his or her respective Affiliates and Associates, or others acting in concert therewith, on the other hand, including, without limitation all biographical and related party transaction and other information that would be required to be disclosed pursuant to the federal and state securities laws, including Rule 404 promulgated under Regulation S-K (the “Regulation

S-K”) under the Securities Act of 1933 (the “Securities Act”) (or any successor provision), if any Holder and/or any Stockholder Associated Person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

(b) if the notice relates to any business other than nominations of persons for election to the Board of Directors that the stockholder proposes to bring before the meeting, set forth (i) a brief description of the business desired to be brought before the meeting, (ii) the text, if any, of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), (iii) the reasons for conducting such business at the meeting and any material interest of each Holder and any Stockholder Associated Person in such business, and (iv) a description of all agreements, arrangements and understandings between each Holder and any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business by such stockholder;

(c) set forth, as to the stockholder giving the notice (the “Noticing Stockholder”) and the beneficial owner, if any, on whose behalf the nomination or proposal is made (collectively with the Noticing Stockholder, the “Holders” and each, a “Holder”): (i) the name and address as they appear on the Corporation’s books and records of each Holder and the name and address of any Stockholder Associated Person, (ii) (A) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by each Holder and any Stockholder Associated Person (provided, however, that for purposes of this Section 2.03(A)(3), any such person shall in all events be deemed to beneficially own any shares of the Corporation as to which such person has a right to acquire beneficial ownership of at any time in the future), (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived, in whole or in part, from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by each Holder and any Stockholder Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding or relationship pursuant to which each Holder and any Stockholder Associated Person has a right to vote or has granted a right to vote any shares of any security of the Corporation, (D) any Short Interest held by each Holder and any Stockholder Associated Person presently or within the last 12 months in any security of the Corporation (for purposes of this Section 2.03 a person shall be deemed to have a “Short Interest” in a security if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any agreement, arrangement or understanding (including any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) between and among each Holder, any Stockholder Associated Person, on the one hand, and any person acting in concert with any such person, on the other hand, with the intent or effect of which may be to transfer to or from any such person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation or to increase or decrease the voting power of any such person with respect to any security of the Corporation, (F) any direct or indirect legal, economic or financial interest (including Short Interest) of each Holder and any Stockholder Associated Person in the outcome of any vote to be taken at any annual or special meeting of stockholders of the Corporation or any other entity with respect to any matter that is substantially related, directly or indirectly, to any nomination or business proposed by any Holder under this Section 2.03, (G) any rights to dividends on the shares of the Corporation owned beneficially by each Holder and any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation, (H) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which any Holder and any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns any interest in a general partner or is the manager or managing member or, directly or indirectly, beneficially owns any interest in the manager or managing member of a limited liability company or similar entity, and (I) any performance-

related fees (other than an asset-based fee) that each Holder and any Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice (Sub-clauses (A) through (I) above of this Section 2.03(A)(3)(c)(ii) shall be referred, collectively, as the “Ownership Information”), (iii) a representation by the Noticing Stockholder that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting, will continue to be a stockholder of record of the Corporation entitled to vote at such meeting through the date of such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (iv) a representation as to whether any Holder and/or any Stockholder Associated Person intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise to solicit proxies from stockholders in support of such proposal or nomination, (v) a certification that each Holder and any Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with its acquisition of shares or other securities of the Corporation and such person’s acts or omissions as a stockholder of the Corporation, (vi) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, and (vii) a representation as to the accuracy of the information set forth in the notice; and (viii) with respect to each person nominated for election to the Board of Directors, include a completed and signed questionnaire, representation and agreement and any and all other information required by Section 2.03(D).

(4)    A Noticing Stockholder shall further update and supplement its notice of any nomination or other business proposed to be brought before a meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.03(A) shall be true and correct (a) as of the record date for the meeting and (b) as of the date that is ten Business Days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof. Such update and supplement shall be delivered to the Secretary not later than three Business Days after the later of the record date or the date notice of the record date is first publicly announced (in the case of the update and supplement required to be made as of the record date for the meeting) and not later than seven Business Days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to the meeting), or any adjournment, recess, rescheduling or postponement thereof (in the case of the update and supplement required to be made as of ten Business Days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof).

(5)    The Corporation may also, as a condition to any such nomination or business being deemed properly brought before an annual meeting, require any Holder or any proposed nominee to deliver to the Secretary, within five Business Days of any such request, such other information as may reasonably be requested by the Corporation, including such other information as may be reasonably required by the Board of Directors, in its sole discretion, to determine (a) the eligibility of such proposed nominee to serve as a director of the Corporation, (b) whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly disclosed corporate governance guideline or committee charter of the Corporation and (c) such other information that the Board of Directors determines, in its sole discretion, could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(B)    Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting under Section 2.02. At any time that the stockholders are not prohibited from filling vacancies or newly created directorships on the Board of Directors, nominations of persons for election to the Board of Directors to fill any vacancy or newly created directorship may be made at a special meeting of stockholders at which any proposal to fill any vacancy or unfilled newly created directorship is to be presented to the stockholders (1) as provided in the Investor Rights Agreement, (2) by or at the direction of the Board of Directors or any committee thereof or (3) by any stockholder of the Corporation who (a) was a stockholder of record at the time the notice provided for in this Section 2.03 was given, on the record date for the determination of stockholders of the Corporation entitled to vote at the meeting, and at the time of the meeting, (b) is entitled to vote at the meeting, and (c) subject to Section 2.03(C)(4), complies with the notice procedures set forth in these Bylaws as to such business or nomination, including delivering the stockholder’s notice required by Section 2.03(A) with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 2.03(D)) to the Secretary not earlier than the Close of Business on the 120th calendar day prior to such special meeting, nor later than the Close of Business on the later of the 90th calendar day prior to such special meeting or the tenth calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees, if any, proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(C)    General.

(1)    Except as provided in Section 2.03(C)(4) only such persons who are nominated in accordance with the procedures set forth in this Section 2.03 or the Investor Rights Agreement shall be eligible to be elected at an annual or special meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at an annual or special meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall, in addition to making any other determination that may be appropriate for the conduct of the meeting, have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall be disregarded. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting (whether or not a quorum is present), to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted to questions or comments by participants and on stockholder approvals; and (vi) restricting the use of cell phones, audio or video recording devices and similar devices at the meeting. The chairman of the meeting’s rulings on procedural matters shall be final. Notwithstanding the foregoing provisions of this Section 2.03, unless otherwise required by law, if the Noticing Stockholder (or a qualified representative thereof) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.03, to be considered a qualified representative of the Noticing Stockholder, a person must be a duly authorized officer, manager or partner of such Noticing Stockholder or must be authorized by a writing executed by such Noticing Stockholder or, subject to Section 2.13, an electronic transmission delivered by such Noticing Stockholder to act for such Noticing Stockholder as proxy at the meeting of stockholders and such person must produce such writing or, subject to Section 2.13, electronic transmission, or a reliable reproduction of the writing or, subject to Section 2.13, electronic transmission, at the meeting of stockholders. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, the meeting of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(2)    For purposes of these Bylaws,

(a)    “Affiliate” shall mean, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, in no event shall the Corporation or any of its subsidiaries be considered an Affiliate of any portfolio company (other than the Corporation and its subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Corporation nor shall any portfolio company (other than the Corporation and its subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Corporation be considered to be an Affiliate of the Corporation or its subsidiaries.

(b)    “Associate(s)” shall have the meaning attributed to such term in Rule 12b-2 under the Exchange Act and the rules and regulations promulgated thereunder.

(c)    “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Jacksonville, Florida or New York, New York are authorized or obligated by law or executive order to close.

(d)    “Close of Business” shall mean 5:00 p.m. local time at the principal executive offices of the Corporation, and if an applicable deadline falls on the Close of Business on a day that is not a Business Day, then the applicable deadline shall be deemed to be the Close of Business on the immediately preceding Business Day.

(e)    “delivery” of any notice or materials by a stockholder as required to be “delivered” under this Section 2.03 shall be made by both (i) hand delivery, overnight courier service, or by certified or registered mail, return receipt required, in each case, to the Secretary at the principal executive offices of the Corporation, and (ii) electronic mail to the Secretary at [                    ] or such other email address for the Secretary as may be specified in the Corporation’s proxy statement for the annual meeting of stockholders immediately preceding such delivery of notice or materials.

(f)    “person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

(g)    “public announcement” shall mean any method (or combination of methods) of disclosure that is reasonably designed to provide broad, non-exclusionary distribution of the information to the public or the furnishing or filing of any document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(h)    “Stockholder Associated Person” shall mean as to any Holder (i) any person acting in concert with such Holder, (ii) any person controlling, controlled by or under common control with such Holder or any of their respective Affiliates and Associates, or person acting in concert therewith and (iii) any member of the immediate family of such Holder or an affiliate or associate of such Holder.

(3)    Notwithstanding the foregoing provisions of this Section 2.03, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.03; provided, however, that, to the fullest extent permitted by law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 2.03(A) and Section 2.03(B). Nothing in these Bylaws shall be deemed to affect any rights of (a) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or any other applicable federal or state securities law with respect to that stockholder’s request to include proposals in the Corporation’s proxy statement, or (b) the holders of any class or series of stock having a preference over the Common Stock (as defined in the Certificate of Incorporation) as to dividends or upon liquidation to elect directors under specified circumstances.

(4)    Notwithstanding anything to the contrary contained in this Section 2.03, for as long as the Investor Rights Agreement remains in effect with respect to the Partners or the Sponsor (each as defined in the Certificate of Incorporation), neither the Sponsor nor any Partner (to the extent then subject to the Investor Rights Agreement) shall be subject to the notice procedures set forth in Section 2.03(A)(2), Section 2.03(A)(3), Section 2.03(A)(4), Section 2.03(A)(5), Section 2.03(B) or Section 2.03(D) with respect to any annual or special meeting of stockholders in respect of any matters that are contemplated by the Investor Rights Agreement.

(D)    Submission of Questionnaire. Representation and Agreement. To be eligible to be a nominee for election or re-election as a director of the Corporation pursuant to Section 2.03(A)(1)(d), a proposed nominee must deliver in writing (in accordance with the time periods prescribed for delivery of notice under this Section 2.03) to the Secretary (1) a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request of any stockholder of record identified by name within five Business Days of such written request) and (2) a written representation and agreement (in the form provided by the Secretary upon written request of any stockholder of record identified by name within five Business Days of such request) that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Director of the Corporation, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable rules of the exchanges upon which the securities of the Corporation are listed and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation and (d) in such person’s individual capacity and on behalf of any Holder on whose behalf the nomination is being made, intends to serve a full term if elected as a director of the Corporation.

Section 2.04    Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a timely notice in writing or by electronic transmission, in the manner provided in Section 232 of the DGCL, of the meeting, which shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purposes for which the meeting is called, shall be mailed to or transmitted electronically by the Secretary of the Corporation to each stockholder of record entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting. Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the notice of any meeting shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Section 2.05    Quorum. Unless otherwise required by law, the Certificate of Incorporation or the rules of any stock exchange upon which the Corporation’s securities are listed, the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.

Section 2.06    Voting. Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy in any manner provided by applicable law, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Unless required by the Certificate of Incorporation or applicable law, or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, if there be such proxy. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which, by express provision of applicable law, of the rules or regulations of any stock exchange applicable to the Corporation, of any regulation applicable to the Corporation or its securities, of the Certificate of Incorporation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing sentence and subject to the Certificate of Incorporation, all elections of directors shall be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Section 2.07    Chairman of Meetings. The Chairman of the Board of Directors, if one is elected, or, in his or her absence or disability or refusal to act, the Chief Executive Officer of the Corporation, or in the absence, disability or refusal to act of the Chairman of the Board of Directors and the Chief Executive Officer, a person designated by the Board of Directors shall be the chairman of the meeting and, as such, preside at all meetings of the stockholders.

Section 2.08    Secretary of Meetings. The Secretary of the Corporation shall act as Secretary at all meetings of the stockholders. In the absence, disability or refusal to act of the Secretary, the chairman of the meeting shall appoint a person to act as Secretary at such meetings.

Section 2.09    Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote only to the extent permitted by and in the manner provided in the Certificate of Incorporation and in accordance with applicable law.

Section 2.10    Adjournment. At any meeting of stockholders of the Corporation, if less than a quorum be present, the chairman of the meeting or stockholders holding a majority in voting power of the shares of stock of the Corporation, present in person or by proxy and entitled to vote thereon, shall have the power to adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present. Any business may be transacted at the adjourned meeting that might have been transacted at the meeting originally noticed. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.

Section 2.11    Remote Communication. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(A)    participate in a meeting of stockholders; and

(B)    be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication,

provided that

(i)    the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder;

(ii)    the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

(iii)    if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 2.12    Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election

Section 2.13    Delivery to the Corporation. Notwithstanding anything herein to the contrary, whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to provide a notice, make submission or otherwise deliver or transmit a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), the Corporation shall not be required to accept delivery of such document or information unless the document or information is in writing exclusively (and not in an electronic transmission) and delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested. the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), the Corporation shall not be required to accept delivery of such document or information unless the document or information is in writing exclusively (and not in an electronic transmission) and delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested.

ARTICLE III

Board of Directors

Section 3.01    Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, and subject to any restrictions provided in the Investor Rights Agreement, the business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not, by the DGCL or the Certificate of Incorporation, directed or required to be exercised or done by the stockholders.

Section 3.02    Number and Term; Chairman. Subject to the Certificate of Incorporation and the Investor Rights Agreement, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors; provided that any determination by the Board of Directors to increase or decrease the total number of directors shall require the approval of 66 2/3% of the directors present at a meeting at which a quorum is present. The term of each director shall be as set forth in the Certificate of Incorporation. Directors need not be stockholders. The Board of Directors shall elect a Chairman of the Board, who shall have the powers and perform such duties as provided in these Bylaws and as the Board of Directors may from time to time prescribe. The Chairman of the Board shall preside at all meetings of the Board of Directors at which he or she is present. If the Chairman of the Board is not present at a meeting of the Board of Directors, the Chief Executive Officer (if the Chief Executive Officer is a director and is not also the Chairman of the Board) shall preside at such meeting, and, if the Chief Executive Officer is not present at such meeting or is not a director, a majority of the directors present at such meeting shall elect one of their members to preside over such meeting.

Section 3.03    Resignations. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President or the Secretary of the Corporation. The resignation shall take effect at the time or the happening of any event specified therein, and if no time or event is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.

Section 3.04    Removal. Subject to the Investor Rights Agreement, directors of the Corporation may be removed in the manner provided in the Certificate of Incorporation and applicable law.

Section 3.05    Vacancies and Newly Created Directorships. Except as otherwise provided by law and subject to the Investor Rights Agreement, vacancies occurring in any directorship (whether by death, resignation, retirement, disqualification, removal or other cause) and newly created directorships resulting from any increase in the number of directors shall be filled in accordance with the Certificate of Incorporation. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Section 3.06    Meetings. Regular meetings of the Board of Directors may be held at such places and times as shall be determined from time to time by the Board of Directors. Special meetings of the Board of Directors may be called by the Chief Executive Officer of the Corporation, the President of the Corporation or the Chairman of the Board of Directors, and shall be called by the Chief Executive Officer, the President or the Secretary of the Corporation if directed by the Board of Directors and shall be at such places and times as they or he or she shall fix. Notice need not be given of regular meetings of the Board of Directors. At least 24 hours before each special meeting of the Board of Directors, either written notice, notice by electronic transmission or oral notice (either in person or by telephone) of the time, date and place of the meeting shall be given to each director. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 3.07    Quorum, Voting and Adjournment. Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, a majority of the total number of directors shall constitute a quorum for the transaction of business. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.

Section 3.08    Committees; Committee Rules. Subject to the Investor Rights Agreement, the Board of Directors may designate one or more committees, including but not limited to an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each such committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board of Directors, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.

Section 3.09    Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission. The writing or writings or electronic transmission or transmissions shall be filed in the minutes of proceedings of the Board of Directors in accordance with applicable law. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action shall be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

Section 3.10    Remote Meeting. Unless otherwise restricted by the Certificate of Incorporation, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting by means of conference telephone or other communications equipment in which all persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone or other communications equipment shall constitute presence in person at such meeting.

Section 3.11    Compensation. The Board of Directors shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Section 3.12    Reliance on Books and Records. A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

ARTICLE IV

Officers

Section 4.01    Number. The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary, each of whom shall be elected by the Board of Directors and who shall hold office for such terms as shall be determined by the Board of Directors and until their successors are elected and qualify or until their earlier resignation or removal. In addition, the Board of Directors may elect one or more Vice Presidents, including one or more Executive Vice Presidents or Senior Vice Presidents, a Treasurer and one or more Assistant Treasurers and one or more Assistant Secretaries, who shall hold their respective offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. Any number of offices may be held by the same person.

Section 4.02    Other Officers and Agents. The Board of Directors may appoint such other officers and agents as it deems advisable, who shall hold their office for such terms and shall exercise and perform such powers and duties as shall be determined from time to time by the Board of Directors.

Section 4.03    Powers. Each of the officers of the Corporation elected by the Board of Directors or appointed by an officer in accordance with these Bylaws shall have the powers and duties prescribed by law, by these Bylaws or by the Board of Directors and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by these Bylaws or by the Board of Directors or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office.

Section 4.04    Corporate Funds and Checks. The funds of the Corporation shall be kept in such depositories as shall from time to time be prescribed by the Board of Directors or its designees selected for such purposes. All checks or other orders for the payment of money shall be signed by the Chief Executive Officer, the President, a Vice President, the Treasurer, the Secretary, an Assistant Treasurer, an Assistant Secretary or such other person or agent as may from time to time be authorized and with such countersignature, if any, as may be required by the Board of Directors.

Section 4.05    Contracts and Other Documents. The Chief Executive Officer, the President, a Vice President, the Treasurer, the Secretary, an Assistant Treasurer, an Assistant Secretary or such other officer or officers as may from time to time be authorized by the Board of Directors or any other committee given specific authority in the premises by the Board of Directors during the intervals between the meetings of the Board of Directors, shall have power to sign and execute on behalf of the Corporation deeds, conveyances and contracts, and any and all other documents requiring execution by the Corporation.

Section 4.06    Ownership of Stock of Another Corporation. Unless otherwise directed by the Board of Directors, the Chief Executive Officer, the President, a Vice President, the Treasurer, the Secretary, an Assistant Treasurer, an Assistant Secretary or such other officer or agent as shall be authorized by the Board of Directors, shall have the power and authority, on behalf of the Corporation, to attend and to vote at any meeting of securityholders of any entity in which the Corporation holds securities or equity interests and may exercise, on behalf of the Corporation, any and all of the rights and powers incident to the ownership of such securities or equity interests at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Corporation.

Section 4.07    Delegation of Duties. In the absence, disability or refusal of any officer to exercise and perform his or her duties, the Board of Directors may delegate to another officer such powers or duties.

Section 4.08    Resignation and Removal. Any officer of the Corporation may be removed from office for or without cause at any time by the Board of Directors. Any officer may resign at any time in the same manner prescribed under Section 3.03 of these Bylaws.

Section 4.09    Vacancies. Subject to the Investor Rights Agreement, the Board of Directors shall have the power to fill vacancies occurring in any office.

ARTICLE V

Stock

Section 5.01    Shares With Certificates.

The shares of stock of the Corporation shall be uncertificated and shall not be represented by certificates, except to the extent as may be required by applicable law or as otherwise authorized by the Board of Directors.

If shares of stock of the Corporation shall be certificated, such certificates shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two authorized officers of the Corporation (it being understood that each of the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary, and any Assistant Secretary of the Corporation shall be an authorized officer for such purpose), certifying the number and class of shares of stock of the Corporation owned by such holder. Any or all of the signatures on the certificate may be a facsimile. The Board of Directors shall have the power to appoint one or more transfer agents and/or registrars for the transfer or registration of certificates of stock of any class, and may require stock certificates to be countersigned or registered by one or more of such transfer agents and/or registrars. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation. With respect to all uncertificated shares, the name of the holder of record of such uncertificated shares represented, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

Section 5.02    Shares Without Certificates. If the Board of Directors chooses to issue shares of stock without certificates, the Corporation, if required by the DGCL, shall, within a reasonable time after the issue or transfer of shares without certificates, send the stockholder a statement of the information required by the DGCL. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided that the use of such system by the Corporation is permitted in accordance with applicable law.

Section 5.03    Transfer of Shares. Shares of stock of the Corporation shall be transferable upon its books by the holders thereof, in person or by their duly authorized attorneys or legal representatives, upon surrender to the Corporation by delivery thereof (to the extent evidenced by a physical stock certificate) to the person in charge of the stock and transfer books and ledgers. Certificates representing such shares, if any, shall be cancelled and new certificates, if the shares are to be certificated, shall thereupon be issued. Shares of capital stock of the Corporation that are not represented by a certificate shall be transferred in accordance with any procedures adopted by the Corporation or its agent and applicable law. A record shall be made of each transfer. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented, both the transferor and transferee request the Corporation to do so. The Corporation shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

Section 5.04    Lost, Stolen, Destroyed or Mutilated Certificates. A new certificate of stock or uncertificated shares may be issued in the place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed, and the Corporation may, in its discretion, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond, in such sum as the Corporation may direct, in order to indemnify the Corporation against any claims that may be made against it in connection therewith. A new certificate or uncertificated shares of stock may be issued in the place of any certificate previously issued by the Corporation that has become mutilated upon the surrender by such owner of such mutilated certificate and, if required by the Corporation, the posting of a bond by such owner in an amount sufficient to indemnify the Corporation against any claim that may be made against it in connection therewith.

Section 5.05    List of Stockholders Entitled To Vote. The Corporation shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten days prior to the meeting (a) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of meeting or (b) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 5.05 or to vote in person or by proxy at any meeting of stockholders.

Section 5.06    Fixing Date for Determination of Stockholders of Record.

(A)    In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(B)    In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(C)    Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 5.07    Registered Stockholders. Prior to the surrender to the Corporation of the certificate or certificates for a share or shares of stock or notification to the Corporation of the transfer of uncertificated shares with a request to record the transfer of such share or shares, the Corporation may treat the registered owner of such share or shares as the person entitled to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner of such share or shares. To the fullest extent permitted by law, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

ARTICLE VI

Notice and Waiver of Notice

Section 6.01    Notice. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Other forms of notice shall be deemed given as provided in the DGCL. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 6.02    Waiver of Notice. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VII

Indemnification

Section 7.01    Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation (including, for the avoidance of doubt, a director or officer of Genesis Park Acquisition Corp., a Cayman Islands exempted company) or, while a director or officer of the Corporation (including, for the avoidance of doubt, a director or officer of Genesis Park Acquisition Corp., a Cayman Islands exempted company), is or was serving at the request of the Corporation (including, for the avoidance of doubt, a director or officer of Genesis Park Acquisition Corp., a Cayman Islands exempted company) as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 7.03 with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. Any reference to an officer of the Corporation in this Article VII shall be deemed to refer exclusively to the Chief Executive Officer, President and Secretary of the Corporation appointed pursuant to Article IV of these Bylaws, and to any Vice President, Treasurer, Assistant Secretary, Assistant Treasurer, other officer of the Corporation appointed by the Board of Directors pursuant to Article IV of these Bylaws or other person designated by the title of “Vice President” of the Corporation, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

Section 7.02    Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 7.01, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred by the indemnitee in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article VII (which shall be governed by Section 7.03) (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the

Corporation (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under Section 7.01 and Section 7.02 or otherwise.

Section 7.03    Right of Indemnitee to Bring Suit. If a claim under Section 7.01 or Section 7.02 is not paid in full by the Corporation within (i) 60 days after a written claim for indemnification has been received by the Corporation or (ii) 20 days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation. Notwithstanding the foregoing, if an indemnitee is successful on the merits or otherwise in the defense of any proceeding (or in the defense of any claim, issue or matter therein), indemnitee shall be indemnified for his or her expenses (including attorneys’ fees) actually and reasonably incurred in such defense, and the Corporation may not assert the failure to satisfy a standard of conduct as a basis to deny indemnification, or as a basis to recover amounts advanced, in connection with such defense.

Section 7.04    Indemnification Not Exclusive.

(A)    The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article VII, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article VII, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

(B)    Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director or officer of the Corporation at the request of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article VII, irrespective of any right of recovery the indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation hereunder. In the event that any of the indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 7.04(B) of Article VII, entitled to enforce this Section 7.04(B) of Article VII.

For purposes of this Section 7.04(B) of Article VII, the following terms shall have the following meanings:

(1)    The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.

(2)    The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to Delaware law, any agreement or certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.

Section 7.05    Nature of Rights. The rights conferred upon indemnitees in this Article VII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 7.06    Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 7.07    Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE VIII

Miscellaneous

Section 8.01    Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 8.02    Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 8.03    Fiscal Year. The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall be the calendar year.

Section 8.04    Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 8.05    Inconsistent Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, such provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

Section 8.06    Severability. If any provision or provisions in these Bylaws shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions in these Bylaws and the application of such provision or provisions to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any security of the Corporation shall be deemed to have notice of and consented to this Section 8.06.

ARTICLE IX

Amendments

Section 9.01    Amendments. The Board of Directors is authorized to make, repeal, alter, amend and rescind, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware, the Certificate of Incorporation or the Investor Rights Agreement. Notwithstanding any other provisions of these Bylaws or any provision of law which might otherwise permit a lesser vote of the stockholders, at any time when the Partners and their Permitted Transferees (as defined in the Certificate of Incorporation) beneficially own, in the aggregate, less than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock (as defined in the Certificate of Incorporation)), these Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of these Bylaws (including, without limitation, this Section 9.01) or to adopt any provision inconsistent herewith.

[Remainder of Page Intentionally Left Blank]

Annex E

Execution Version

March 25, 2021

Genesis Park Acquisition Corp.

2000 Edwards St., Suite B

Houston, Texas 77007

Re: Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in accordance with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Genesis Park Acquisition Corp., a Cayman Islands exempted company (“Acquiror”), Shepard Merger Sub Corporation, a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“Merger Sub”), Cosmos Intermediate, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Holdings (the “Company”), and Redwire, LLC, a Delaware limited liability company (“Holdings”), and hereby amends and restates in its entirety that certain letter agreement (the “Prior Letter Agreement”), dated November 23, 2020, by and among Acquiror, Genesis Park Holdings (the “Sponsor”) and each of the undersigned individuals, each of whom is a member of the Company’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

As of the date hereof, the Sponsor and the Insiders are the record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of the shares of Acquiror Common Stock (the “Acquiror Common Shares”) and private placement warrants of Acquiror (the “Acquiror Warrants”) set forth opposite such Person’s name on Schedule I attached hereto.

In order to induce the Company and Acquiror to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each of the Insiders hereby agree, severally (and not jointly and severally), with Acquiror as follows:

1. During the period commencing on the date hereof and ending on the earlier to occur of (a) the Closing and (b) such date and time as the Merger Agreement shall be validly terminated in accordance with Section 12.01 thereof (the earlier of (a) and (b), the “Expiration Time”), Sponsor and each Insider hereby unconditionally and irrevocably agrees: (i) that at any duly called meeting of the stockholders of Acquiror (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of Acquiror requested by Acquiror’s board of directors or undertaken as contemplated by the Transactions, the Sponsor and each such Insider shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its, his or her Acquiror Common Shares to be counted as present thereat for purposes of establishing a quorum, and shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its, his or her Acquiror Common Shares (a) in favor of the adoption of the Merger Agreement and approval of the Transactions (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of Acquiror contained in the Merger Agreement, (c) in favor of the other Acquiror Stockholder Matters, (d) for any proposal to adjourn or postpone the applicable stockholder meeting to a later date if (and only if) (1) there are not sufficient votes for approval of the Merger Agreement and the other Acquiror Stockholder Matters on the dates on which such meetings are held or (2) the closing condition in Section 11.03(c) of the Merger Agreement has not been satisfied, and (e) except as set forth in the Proxy Statement, against the following actions or proposals: (1) any Business Combination Proposal or any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement; and (2) (A) any change in the present capitalization of Acquiror or any amendment of the Articles, except to the extent expressly contemplated by the Merger Agreement, (B) any liquidation, dissolution or other change in Acquiror’s corporate structure or business,

(C) any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Sponsor or such Insider under this Sponsor Agreement, or (D) any other action or proposal involving Acquiror or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions and (ii) not to redeem, elect to redeem or tender or submit any of its shares of Acquiror Common Stock owned by it, him or her for redemption in connection with such stockholder approval or proposed Business Combination, or in connection with any vote to amend the Articles. Prior to any valid termination of the Merger Agreement, (x) the Sponsor and each Insider shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Mergers and the other transactions contemplated by the Merger Agreement and on the terms and subject to the conditions set forth therein, and (y) the Sponsor and each Insider shall be bound by and comply with Sections 10.03(b) (Exclusivity) and 10.06(b) (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Person were a signatory to the Merger Agreement with respect to such provisions. The obligations of the Sponsor and the Insiders specified in this paragraph 1 shall apply whether or not the Mergers, any of the Transactions or any action described above is recommended by the Acquiror Board.

2. From and after such date and time as the Merger Agreement shall be validly terminated in accordance with Section 12.01 thereof, the Sponsor and each Insider hereby agrees that if the Acquiror seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any Ordinary Shares owned by it, him or her in favor of such proposed Business Combination and (ii) not redeem any Ordinary Shares owned by it, him or her in connection with such shareholder approval. If Acquiror engages in a tender offer in connection with any proposed Business Combination, each Insider agrees that he or she will not seek to sell his or her Ordinary Shares to Acquiror in connection with such tender offer.

3. Without limiting their obligations under paragraphs 8(a) and 8(b) below, during the period commencing on the date hereof and ending on the Expiration Time, the Sponsor and each Insider shall not, without the prior written consent of the Company, Transfer any Units, Acquiror Common Shares or Acquiror Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Acquiror Common Stock owned by it, him or her (other than pursuant to that certain Forfeiture Agreement). In the event that (i) any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror are issued to the Sponsor or any Insider after the date hereof pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Common Shares of, on or affecting the Acquiror Common Shares owned by the Sponsor or any Insider or otherwise, (ii) the Sponsor or any Insider purchases or otherwise acquires beneficial ownership of any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror after the date hereof or (iii) the Sponsor or any Insider acquires the right to vote or share in the voting of any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror after the date hereof (such Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror described in clauses (i), (ii) and (iii), the “New Shares”), then such New Shares acquired or purchased by the Sponsor or any Insider shall be subject to the terms of this paragraph 3 and paragraph 1 above to the same extent as if they constituted the Acquiror Common Shares or Acquiror Warrants owned by the Sponsor or any Insider as of the date hereof.

4. The Sponsor and each Insider hereby agrees that in the event that Acquiror fails to consummate a Business Combination within the timeframe set forth in Acquiror’s amended and restated memorandum and articles of association, as amended from time to time (the “Articles”), the Sponsor and each Insider shall take all reasonable steps to cause Acquiror to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, subject to lawfully available funds therefor, redeem 100% of the shares of Acquiror Class A Common Stock (the “Ordinary Shares”) sold as part of Acquiror’s units (the “Units”) in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Acquiror to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Shareholders’ rights as shareholders of Acquiror (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Acquiror’s remaining shareholders and Acquiror’s board of directors, dissolve and liquidate, subject in each case to Acquiror’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. The Sponsor and each Insider agree not to propose any amendment to the Articles (a) to modify the substance or timing of Acquiror’s obligation to provide for the redemption of the Offering Shares in connection with an initial Business Combination or to redeem 100% of such shares if Acquiror has not consummated an initial Business Combination within such time as is described in the Articles or (b) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, unless Acquiror provides its Public Shareholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Acquiror to pay its taxes, divided by the number of then outstanding Offering Shares. The Sponsor and each Insider agree to waive their respective redemption rights with respect to Acquiror Common Shares owned by them in connection with a shareholder vote to approve an amendment to the Articles (1) to modify the substance or timing of Acquiror’s obligation to provide for the redemption of the Offering Shares in connection with an initial Business Combination or to redeem 100% of such shares if Acquiror has not consummated an initial Business Combination within such time as is described in the Articles or (2) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity.

The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of Acquiror as a result of any liquidation of Acquiror with respect to the shares of Acquiror Class B Common Stock (the “Founder Shares”) held by it, him or her. The Sponsor and each Insider hereby further waives, with respect to any Ordinary Shares held by it, him or her, if any, any redemption rights it, he or she may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or in the context of a tender offer made by Acquiror to purchase Ordinary Shares (although the Sponsor, the Insiders and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if Acquiror fails to consummate a Business Combination within the timeframe set forth in the Articles).

5. During the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider shall not, without the prior written consent of Jefferies LLC, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Units, Acquiror Common Shares, Acquiror Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares owned by it, him or her, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, Acquiror Common Shares, Acquiror Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares owned by it, him or her, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Each of the Insiders and the Sponsor acknowledges and agrees that, prior to the effective date of any release or waiver of the restrictions set forth in this paragraph 5 or paragraph 8 below, Acquiror shall announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this paragraph 5 will not apply if (i) the release or waiver is effected solely to permit a transfer of securities that is not for consideration and (ii) the transferee has agreed in writing to be bound by the same terms described in this Sponsor Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

6. In the event of the liquidation of the Trust Account, the Sponsor (which, for purposes of clarification, shall not extend to any other shareholders, members or managers of the Sponsor or any Insider) agrees to indemnify and hold harmless Acquiror against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which Acquiror may become subject as a result of any claim by (i) any third party (other than Acquiror’s independent public accountants) for services rendered or products sold to Acquiror or (ii) a prospective target business with which Acquiror has entered into a letter of intent, confidentiality or other similar agreement for a Business Combination agreement (a “Target”); provided, however, that such indemnification of Acquiror by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than Acquiror’s independent public accountants) or products sold to Acquiror or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per Offering Share or (ii) the actual amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per Offering Share, due to reductions in the value of the trust assets, less taxes payable, except as to any claims by a third party (including a Target) who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and except as to any claims under Acquiror’s indemnity of the underwriters under the underwriting agreement, dated November 23, 2020 (the “Underwriting Agreement”), in respect of the Public Offering (the “Underwriters”) against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to Acquiror if, within 15 days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies Acquiror in writing that it shall undertake such defense. For the avoidance of doubt, none of Acquiror’s officers or directors will indemnify Acquiror for claims by third parties, including, without limitation, claims by vendors and prospective Targets.

7. The Sponsor and each Insider hereby agrees and acknowledges that (i) (a) the Underwriters would be irreparably injured in the event of a breach by the Sponsor or an Insider of its, his or her obligations under paragraphs 2, 4, 5, 6, 8(a), 8(b) and 10 of this Sponsor Agreement; (b) the Acquiror would be irreparably injured in the event of a breach by the Sponsor or an Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 5, 6, 8(a), 8(b), 10 and 21 of this Sponsor Agreement; and (c) prior to any valid termination of the Merger Agreement, the Company would be irreparably injured in the event of a breach by the Sponsor or an Insider of its, his or her obligations under paragraphs 1, 3, 8(a), 8(b), 8(c) and 21 of this Sponsor Agreement; (ii) monetary damages may not be an adequate remedy for any such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

8. (a) If (i) the Closing does not occur for any reason (including, without limitation, as a result of the valid termination of the Merger Agreement), the Sponsor and each Insider agrees that it, he or she shall not Transfer any Founder Shares (or Ordinary Shares issuable upon conversion thereof) until the earlier of (A) one year after the completion of Acquiror’s initial Business Combination or (B) subsequent to Acquiror’s initial Business Combination, (x) if the reported closing price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after the consummation of Acquiror’s initial Business Combination, or (y) the date on which Acquiror completes a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of Acquiror’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property or (ii) if the Closing does occur, the Sponsor and each Insider agrees that it, he or she shall not Transfer any Founder Shares (or Ordinary Shares issuable upon conversion thereof) until the date that is 180 days following the Closing Date (such period, the “Founder Shares Lock-up Period”).

(b) The Sponsor and each Insider agrees that it, he or she shall not Transfer any Acquiror Warrants sold in the private placement that occurred simultaneous with the consummation of the Public Offering (the “Private

Placement Warrants”) (or Ordinary Shares issued or issuable upon the exercise of the Private Placement Warrants) (other than pursuant to that certain Forfeiture Agreement) until 30 days after the completion of a Business Combination (the “Private Placement Warrants Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 3, 8(a) and 8(b), (i) Transfers of Acquiror Common Shares, Acquiror Warrants and Acquiror Common Shares issued or issuable upon the exercise or conversion of Acquiror Warrants or other Acquiror Common Shares and that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 8(c) are permitted (a) to Acquiror’s officers or directors, any affiliates or family members of any of Acquiror’s officers or directors, any members of the Sponsor or any affiliates of the Sponsor; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of an initial Business Combination at prices no greater than the price at which the shares or warrants were originally purchased; (f) in the event of Acquiror’s liquidation prior to the completion of an initial Business Combination; or (g) by virtue of the laws of the Cayman Islands or the organizational documents of the Sponsor upon dissolution of the Sponsor; provided, however, that in the case of clauses (a) through (e) or (g), these permitted transferees must enter into a written agreement with Acquiror agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Agreement and by the same agreements entered into by the Sponsor with respect to such securities (including provisions relating to voting, the Trust Account and liquidating distributions) and (ii) during the period commencing on the date hereof and ending on the earlier of (x) the expiration of the Lock-up Periods and (y) the date of any valid termination of the Merger Agreement, Transfers of the Founder Shares or Private Placement Warrants that are held by the Sponsor or any Insider or any of their permitted transferees (that have complied with this paragraph 8(c)), are permitted only in accordance with Section 4.2 of the Investor Rights Agreement; provided, that to the extent such transferees have obligations pursuant to this Sponsor Agreement or any Voting and Support Agreement, such holders shall confirm in writing to Acquiror and the Company that the securities so distributed to them will continue to be subject to such obligations; provided, further, that any other permitted transferees must enter into a written agreement with Acquiror and the Company agreeing to be bound by the transfer restrictions herein.

9. The Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to Acquiror (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the Insider’s background. The Sponsor and each Insider’s questionnaire furnished to Acquiror was true and accurate in all respects. The Sponsor and each Insider represents and warrants that: it, he or she is and was not, as of November 23, 2020, subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently, and as of November 23, 2020 was not, a defendant in any such criminal proceeding.

10. (a) Except as disclosed in the Prospectus or on Section 6.07 (Brokers’ Fees) of the Schedules, neither the Sponsor nor any Insider nor any affiliate of the Sponsor or any Insider, nor any director or officer of Acquiror, shall receive from Acquiror any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of Acquiror’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination and each of which shall, as of and in connection with the Closing, be paid off in full and no further liabilities or obligations in respect thereof shall be due and owing by Acquiror or the Company or any of its Subsidiaries from and after the Closing: repayment of a loan and advances up to an aggregate of $300,000 made to Acquiror by the Sponsor; reimbursement for any out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination; and repayment of loans, if any, and on such terms as to be determined by Acquiror from time to time, made by the Sponsor or any of Acquiror’s officers or directors to finance transaction costs in connection with an intended initial Business Combination, provided, that, if Acquiror does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by Acquiror to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. No such loans may be converted into warrants prior to the Closing. Following any valid termination of the Merger Agreement, up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender and such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. During the period commencing on the date hereof and ending on the Expiration Time, the Sponsor and each Insider agrees not to enter into, modify or amend any Contract between or among the Sponsor, any Insider, anyone related by blood, marriage or adoption to any Insider or any Affiliate of any such Person (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of its Subsidiaries, on the other hand, that would contradict, limit, restrict or impair (x) any party’s ability to perform or satisfy any obligation under this Sponsor Agreement or (y) the Company’s or Acquiror’s ability to perform or satisfy any obligation under the Merger Agreement.

(b) Commencing on the effective date of the Prospectus for the Public Offering and continuing until the earlier of (i) the consummation by Acquiror of a Business Combination or (ii) Acquiror’s liquidation as described in the Prospectus, Genesis Park II, LP, the managing member of the Sponsor, shall make available to Acquiror, in an amount not to exceed $15,000 per month, certain office space and administrative and support services as may be required by Acquiror from time to time, situated at 2000 Edwards St., Suite B, Houston, TX 77007 (or any successor locations).

11. The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement and, as applicable, to serve as an officer and/or a director of Acquiror.

12. As used herein, (i) “Business Combination” shall mean a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving Acquiror and one or more businesses; (ii) “Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase, distribution or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b) above; (iii) “Prospectus” shall mean the prospectus filed by Acquiror in respect of the Public Offering; (iv) “Public Offering” shall mean Acquiror’s initial public offering of 15,000,000 Units, each comprised of one Ordinary Share and one half of one Acquiror Warrant, (v) “Public Shareholders” shall mean the holders of securities issued in the Public Offering and (vi) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Warrants were deposited.

13. This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto and the Company, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement.

14. No party hereto may assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties (and, prior to any valid termination of the Merger Agreement, the Company). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on Acquiror, the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

15. Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of Acquiror, Sponsor and the Insiders (and, in the case of paragraphs 1, 3, 7(c), 8(a)(ii), 8(b), 8(c), 10, 13, 14, 15, 21 and 23 of this Sponsor Agreement and prior to any valid termination of the Merger Agreement, the Company) and their successors, heirs, personal representatives and assigns and permitted transferees. Notwithstanding anything herein to the contrary, each of the Acquiror, the Sponsor and each Insider acknowledges and agrees that the Company is an express third party beneficiary of this Agreement and may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) paragraphs 1, 3, 7(c), 8(a)(ii), 8(b), 8(c), 10, 13, 14, 15, 21 and 23 of this Sponsor Agreement as though directly party hereto.

16. This Sponsor Agreement may be executed in any number of original or facsimile counterparts or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

17. This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

18. This Sponsor Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Sponsor Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

19. Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or email transmission.

20. Nothing in this Sponsor Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent, designee or other representative of the Sponsor or by any Insider, in each case, in his or her capacity as a director or officer of Acquiror or any of its Subsidiaries or any other Person. Sponsor and each Insider is executing this Agreement solely in such capacity as a record or beneficial holder of Acquiror Common Shares and/or Acquiror Warrants.

21. Each of the Sponsor and the Insiders hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to Acquiror and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Person; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder; (iii) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iv) the execution and delivery of this Sponsor Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (v) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (vi) except for fees described on Schedule 6.07 (Brokers’ Fees) of the Merger Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, Acquiror, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which Acquiror, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) except as otherwise described in this Sponsor Agreement, such Person has the direct or indirect interest in all of its, his or her Acquiror Common Stock or Acquiror Warrants, which are held through the Sponsor, the Sponsor has good and valid title to all such Acquiror Common Stock or Acquiror Warrants held by the Sponsor, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities (other than transfer restrictions under the Securities Act) affecting any such securities, other than pursuant to (A) this Sponsor Agreement, (B) the Amended and Restated Memorandum and Articles of Association, (C) the Merger Agreement, (D) the Registration and Shareholder Rights Agreement, dated November 23, 2020, by and between Acquiror, the Sponsor and the other parties thereto or (E) any applicable securities laws; (x) the equity securities listed on Schedule I, as supplemented from time to time, are the only equity securities in Acquiror (including, without limitation, any equity securities convertible into, or which can be exercised or exchanged for, equity securities of Acquiror) owned of record or beneficially owned by such Person as of the date hereof and such Person has the sole power to dispose of and the sole power to vote such equity securities and none of such equity securities is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such equity securities, except as provided in this Sponsor Agreement or pursuant to the Amended and Restated Memorandum and Articles of Association; the Sponsor and each Insider hereby agrees to supplement Schedule I from time to time to the extent that the Sponsor or any Insider acquires additional securities in Acquiror; and (xi) such Person is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or

Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of Acquiror (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

22. This Sponsor Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods or (ii) the liquidation of Acquiror; provided further that paragraph 6 of this Sponsor Agreement shall survive such liquidation for a period of six years.

23. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature page follows]

Sincerely,

GENESIS PARK HOLDINGS

By:	/s/ Paul Hobby
Name: Paul Hobby
Title: Authorized Signatory

By:	/s/ Paul W. Hobby
Paul W. Hobby

By:	/s/ Jonathan E. Baliff
Jonathan E. Baliff

By:	/s/ David Bilger
David Bilger

By:	/s/ David N. Siegel
David N. Siegel

By:	/s/ Thomas Dan Friedkin
Thomas Dan Friedkin

By:	/s/ Andrea Fischer Newman
Andrea Fischer Newman

By:	/s/ Richard H. Anderson
Richard H. Anderson

By:	/s/ Wayne Gilbert West
Wayne Gilbert West

Acknowledged and agreed:

GENESIS PARK ACQUISITION CORP.

By:	/s/ Jonathan E. Baliff
Name: Jonathan E. Baliff
Title: President and Chief Financial Officer

Annex F

Execution Version

FORM OF SUBSCRIPTION AGREEMENT

Genesis Park Acquisition Corp.

2000 Edwards Street, Suite B

Houston, Texas 77007

Ladies and Gentlemen:

In connection with the proposed business combination (the “Transaction”) between Genesis Park Acquisition Corp., a Cayman Islands exempted company (the “Company”), and Cosmos Intermediate, LLC, a Delaware limited liability company (“Cosmos”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among Redwire, LLC, a Delaware limited liability company (“Redwire”), Cosmos, the Company and Shepard Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), whereby, among other things, (a) Merger Sub will merge with and into Cosmos (the “First Merger”), with Cosmos as the surviving company in the First Merger and (b) immediately following the First Merger, Cosmos will merge with and into the Company (the “Second Merger”), with the Company as the surviving company in the Second Merger. In connection with the Transaction, the Company is seeking commitments from interested investors to purchase, following the Domestication (as defined below) and prior to the closing of the Transaction, shares of the Company’s common stock, par value $0.0001 per share, as such shares will exist as common stock following the Domestication (the “Shares”), in a private placement for a purchase price of $10.00 per share. The aggregate purchase price to be paid by the undersigned (the “Investor”) for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.” In connection with the transaction contemplated hereby, certain other “accredited investors” (as defined in rule 501 under the Securities Act of 1933, as amended (the “Securities Act”)) and “qualified institutional buyers” (as defined in Section 2(a)(51) of the Investment Company Act of 1940, as amended (the “Investment Company Act”)), have entered into separate subscription agreements with the Company (the “Other Subscription Agreements”), pursuant to which such investors under the Other Subscription Agreements (the “Other Investors”) have, together with the undersigned pursuant to this Subscription Agreement, agreed to purchase an aggregate of 10,000,000 Shares for a purchase price of $10.00 per share. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

Prior to the closing of the Transaction (and as more fully described in the Merger Agreement), the Company will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”).

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, the Investor and the Company agree as follows:

1. Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from the Company, and the Company agrees to issue and sell to Investor, such number of Shares as is set forth on the signature page of this Subscription Agreement on the terms provided for herein. The Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be issued pursuant hereto shall be shares of common stock in a Delaware corporation (and not, for the avoidance of doubt, ordinary shares in a Cayman Islands exempted company).

2. Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) shall occur on the date of, and is contingent upon the substantially concurrent consummation of, the Transaction. Upon (a) satisfaction or waiver in writing of the conditions set forth in Section 3 below and (b) delivery of written notice from (or on behalf of) the Company to the Investor (the “Closing Notice”) that the Company reasonably expects the closing

F-1

of the Transaction to occur on a specified date that is not less than five (5) business days after the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to the Company, three (3) business days prior to the closing date specified in the Closing Notice (the “Closing Date”), the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by the Company in the Closing Notice to be held by the Company in escrow until the Closing. On the Closing Date, the Company shall issue the Shares to the Investor and subsequently cause the Shares to be registered in book entry form in the name of the Investor (or its nominee in accordance with its written delivery instructions) on the Company’s share register and provide on written request, as promptly as practicable after the Closing, reasonable evidence of the same; provided, however, that the Company’s obligation to issue the Shares to the Investor is contingent upon the Company having received the Subscription Amount in full in accordance with this Section 2. For purposes of this Subscription Agreement, “business day” shall mean any day other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York, New York are required or authorized by applicable law to be closed for business.

If the Transaction does not occur within three (3) business days after the Closing Date specified in the Closing Notice, the Company shall promptly (but not later than four (4) business days after the Closing Date specified in the Closing Notice) return the Subscription Amount to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor and any book-entries for the Shares shall be deemed repurchased and cancelled; provided that, unless this Subscription Agreement has been terminated pursuant to Section 9 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligations to purchase the Shares at the Closing in the event the Company delivers a subsequent Closing Notice in accordance with this Section 2.

3. Closing Conditions.

a. The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:

(i) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby;

(ii) all conditions precedent to the closing of the Transaction under the Merger Agreement shall have been satisfied (as determined by the parties to the Merger Agreement and other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement) or waived by the party entitled to the benefit thereof under the Merger Agreement and the closing of the Transaction shall be scheduled to occur substantially concurrently with and on the same day as the Closing; and

(iii) the Shares shall have been approved for listing on the New York Stock Exchange (“NYSE”), subject to official notice of issuance.

b. The obligation of the Company to consummate the issuance and sale of the Shares at the Closing pursuant to this Subscription Agreement shall be subject to the satisfaction or waiver in writing by the Company of the additional conditions that:

(i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for those representations and warranties that speak as of a specified earlier date, which shall be so true and correct or true and correct in all material respects as of such specified

F-2

earlier date), and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations, warranties, covenants and agreements of the Investor contained in this Subscription Agreement as of the Closing Date; and

(ii) the Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

c. The obligation of the Investor to consummate the purchase of the Shares at the Closing pursuant to this Subscription Agreement shall be subject to the satisfaction or waiver in writing by the Investor of the additional conditions that:

(i) all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations, warranties, covenants and agreements of the Company contained in this Subscription Agreement as of the Closing Date; [provided, that in the event this condition would otherwise fail to be satisfied as a result of a breach of one or more of the representations and warranties of the Company contained in this Subscription Agreement and the facts underlying such breach would also cause a condition to Redwire’s and/or Cosmos’ obligations under the Merger Agreement to fail to be satisfied, this condition shall nevertheless be deemed satisfied in the event Redwire and/or Cosmos waives such condition with respect to such breach under the Merger Agreement unless the Other Investors which have subscribed under the Oher Subscription Agreements for a majority of the shares to be acquired pursuant to all of the Other Subscription Agreements have asserted, and refused to close the transactions under their respective Other Subscription Agreements on the basis, that the equivalent condition in such Other Subscription Agreements has not been satisfied;]1

(ii) the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Company to consummate the Closing;

(iii) no amendment, modification or waiver of the Merger Agreement shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that Investor would reasonably expect to receive under this Subscription Agreement without having received Investor’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed); and

(iv) the Shares shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

4. Further Assurances. At the Closing, the Company and the Investor shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. Company Representations and Warranties. The Company represents and warrants to the Investor that:

a. The Company has been duly formed as a Cayman Islands exempted company and is validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction), with corporate power and authority to own, lease and operate its properties and conduct its business

[1]	Italicized language to be used for Genesis Park II LP.

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as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, the Company will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted.

b. As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational documents (as amended to the Closing Date) or under the General Corporation Law of the State of Delaware.

c. This Subscription Agreement has been duly authorized, executed and delivered by the Company and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

d. The execution, delivery and performance of this Subscription Agreement, the compliance by the Company with all of the provisions of this Subscription Agreement, including the issuance and sale of the Shares hereunder, and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its Subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company is subject that would reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of the Company to enter into and perform in all material respects its obligations under this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of the Company to comply in all material respects with this Subscription Agreement.

e. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the U.S. Securities and Exchange Commission (the “SEC”), (ii) filings required by applicable state securities laws, (iii) the filings required in accordance with Section 13 of this Subscription Agreement; (iv) filings required by the NYSE, including with respect to obtaining approval of the Company’s stockholders, (v) those that will be obtained on or prior to the Closing; and (vi) consents, waivers, authorizations, orders, notices or filings, the failure of which to obtain or make, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

f. The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, the Company has not received any written communication from a governmental authority that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, there is no action, suit, claim or other proceeding, in each case,

F-4

by or before any governmental authority pending, or to the knowledge of the Company, threatened against the Company or judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

g. As of their respective dates, all reports (the “SEC Reports”) required to be filed by the Company with the SEC complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by the Company from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

h. As of the date hereof, the issued and outstanding Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the NYSE under the symbol “GNPK” (it being understood that the trading symbol will be changed in connection with the Transaction). There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by NYSE or the SEC, respectively, to prohibit or terminate the listing of the Company’s Shares on NYSE or to deregister the Shares under the Exchange Act. The Company has taken no action that is designed to terminate the registration of the Shares under the Exchange Act.

i. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Investor.

j. Neither the Company nor any person acting on its behalf has offered or sold the Shares by any form of general solicitation or general advertising in violation of the Securities Act.

k. The Company is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares other than to the Placement Agent (as defined below).

l. All (a) issued and outstanding ordinary shares of the Company have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (b) outstanding warrants of the Company have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. Except as set forth above and pursuant to this Subscription Agreement, the Other Subscription Agreements and the Merger Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any ordinary shares, or any other equity interests in the Company, or securities convertible into or exchangeable or exercisable for such equity interests. There are no securities or instruments issued by or to which the Company is party containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares hereunder or under any Other Subscription Agreement, in each case, that have not been or will not be validly waived on or prior to the Closing Date.

m. Other than the Other Subscription Agreements, the Merger Agreement and any other agreement contemplated by the Merger Agreement, the Company has not entered into any side letter or similar agreement with any Other Investor in connection with such Other Investor’s direct or indirect investment in the Company. No Other Subscription Agreement includes terms and conditions that are materially more advantageous to any

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Other Investor than the Investor hereunder. The Other Subscription Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement.

6. Investor Representations and Warranties. The Investor represents and warrants to the Company that:

a. The Investor (i) (x) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), a “qualified purchaser” (as defined in Section 2(a)(51) of the Investment Company Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, and an “Institutional Account” as defined in FINRA Rule 4512(c) or (y) is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). If a “qualified institutional buyer”, “qualified purchaser” or institutional “accredited investor”, the Investor is not an entity formed for the specific purpose of acquiring the Shares.

b. The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to the Company or a Subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book entry positions representing the Shares shall contain a restrictive legend to such effect; as a result the Investor may not be able to readily offer, resell, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act. The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, pledge, transfer or disposition of any of the Shares.

c. The Investor acknowledges and agrees that the Investor is purchasing the Shares from the Company. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of the Company, Redwire or their respective affiliates or any of their respective Subsidiaries, control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company expressly set forth in this Subscription Agreement. The Investor hereby expressly and irrevocably acknowledges and agrees that he, she or it has not relied on any other representations, warranties or statements (including by omission) and all other purported representations and warranties or statements (including by omission) are hereby disclaimed by the Investor.

d. The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

e. The Investor acknowledges and agrees that the Investor has received and has had an adequate opportunity to review such information as the Investor deems reasonably necessary in order to make an investment decision with respect to the Shares, including, with respect to the Company, the Transaction and the

F-6

business of Cosmos and its Subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has reviewed the Company’s filings with the SEC. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

f. The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and the Company, Cosmos or its Subsidiaries or a representative of the Company or Cosmos or by means of contact from Jefferies LLC or its affiliates (the “Placement Agent”), and the Shares were offered to the Investor solely by direct contact between the Investor and the Company, Cosmos or its Subsidiaries or a representative of the Company or Cosmos or its Subsidiaries or by contact between the Investor and the Placement Agent. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, Cosmos or its Subsidiaries, the Placement Agent or any of their respective affiliates or any of their respective control persons, officers, directors, employees or representatives), other than the representations and warranties of the Company contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in the Company.

g. The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the Company’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision and the Investor has made its own assessment and has satisfied itself concerning relevant tax or other economic considerations relative to its purchase of the Shares.

h. Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in the Company. The Investor acknowledges specifically that a possibility of total loss exists. The Investor will not look to the Placement Agent for all or part of any such loss or losses the Investor may suffer.

i. In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agent or any of its affiliates or any of its control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning the Company, Cosmos or its Subsidiaries, the Transaction, the Merger Agreement, the Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.

j. The Investor acknowledges that the Placement Agent (i) has not provided the Investor with any information or advice with respect to the Shares, (ii) has not made any representation, express or implied as to the Company, Cosmos, Redwire, their credit quality, the Shares, the First Merger, the Second Merger or the other transactions contemplated hereby, or the Investor’s purchase of the Shares, (iii) has not acted as the Investor’s financial advisor or fiduciary in connection with the issue and purchase of Shares, (iv) may have acquired, or may acquire, non-public information with respect to the Company, Redwire, and Cosmos which the Investor agrees need not be provided to it, and (v) may have existing or future business relationships with Redwire, Cosmos and the Company (including, but not limited to, lending, depository, risk management, advisory and

F-7

banking relationships) and will pursue actions and take steps that it deems necessary or appropriate to protect its interests arising therefrom without regard to the consequences for a holder of Shares, and that certain of these actions may have material and adverse consequences for a holder of Shares.

k. The Investor acknowledges that it has not relied on the Placement Agent in connection with its determination as to the legality of its acquisition of the Shares or as to the other matters referred to herein and the Investor has not relied on any investigation that the Placement Agent, any of its affiliates or any person acting on its behalf have conducted with respect to the Shares, Redwire, Cosmos or the Company. The Investor further acknowledges that it has not relied on any information contained in any research reports prepared by the Placement Agent or any of its affiliates.

l. The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

m. The Investor, if not an individual, has been duly formed or incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

n. The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding obligation of the Company, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

o. The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), in any Executive Order issued by the President of the United States and administered by OFAC, or any other list of prohibited or restricted parties promulgated by OFAC, the Department of Commerce, or the Department of State (“Sanctions Lists”), or a person or entity prohibited by or restricted under any OFAC sanctions program, (ii) greater than 50% owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on any Sanctions List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Myanmar, Venezuela, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a “Designated National” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Investor maintains policies and procedures reasonably designed for the screening of its

F-8

investors against the OFAC sanctions programs, including Sanctions Lists. The Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

p. The Investor is not a “foreign person,” “foreign government,” or a “foreign entity,” in each case, as defined in Section 721 of the Defense Production Act of 1950, as amended, including, without limitation, all implementing regulations thereof (the “DPA”). The Investor is not controlled, in whole or in part, by a “foreign person,” as defined in the DPA. [p. No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. .208) over the Company from and after the Closing as a result of the purchase and sale of Shares hereunder.]2

q. The Investor acknowledges that the no disclosure or offering document has been delivered to the Investor by the Placement Agent in connection with the offer and sale of the Shares.

r. The Investor acknowledges that neither the Placement Agent nor any of its controlling persons, directors, officers, employees, partners, agents and representatives of any of the foregoing have made any independent investigation with respect to the Company, Cosmos, Redwire or their respective Subsidiaries or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by the Company, Cosmos, Redwire, their respective Subsidiaries, or any of their officers, directors, partners, agents, partners, agents, or representatives.

s. The Investor acknowledges that in connection with the issue and purchase of the Shares, the Placement Agent has not acted as the Investor’s financial advisor or fiduciary.

t. The Investor has or has commitments to have, and, when required to deliver payment to the Company pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares when required pursuant to this Subscription Agreement.

u. The Investor acknowledges and agrees that it is not an underwriter within the meaning of Section 2(a)(11) of the Securities Act.

v. The Investor acknowledges that certain information provided to it was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

7. Registration Rights.

a. In the event that the Shares are not registered in connection with the consummation of the Transaction, the Company agrees that, as soon as reasonably practicable (but in any case no later than thirty (30) calendar days after the consummation of the Transaction), it will file with the SEC (at its sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Shares acquired by the Investor pursuant to this Subscription Agreement, and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or, in the event the SEC reviews and has written comments to the Registration Statement, the ninetieth (90th) calendar day following the filing thereof) and (ii) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the

[2]	Italicized alternate language to be used for foreign investor.

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SEC that the Registration Statement will not be “reviewed” or will not be subject to further review ((i) and (ii) collectively, the “Effectiveness Deadline”); provided, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next business day on which the SEC is open for business. The Company agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the third anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) on the first date on which the Investor can sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 of the Securities Act within 90 days without limitation as to the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under rule 144(c)(1) (or Rule 144(i)(2), if applicable). The Investor agrees to disclose its ownership to the Company upon request to assist it in making the determination described above. The Company may amend the Registration Statement so as to convert the Registration Statement into a Registration Statement on Form S-3 at such time as the Company becomes eligible to use such Form S-3. The Company will use its commercially reasonable efforts to provide a draft of the Registration Statement to the Investor for review at least two (2) business days in advance of filing the Registration Statement; provided that, for the avoidance of doubt, in no event shall the Company be required to delay or postpone the filing of such Registration Statement as a result of or in connection with Investor’s review. The Company’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to the Company such information regarding the Investor, the securities of the Company held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten offerings, as shall be reasonably requested by the Company to effect the registration of such Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, provided that Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares.

b. In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Investor as to the status of such registration. The Company shall, at its expense advise the Investor within two business days (A) when a Registration Statement or any amendment thereto has been filed with the SEC and when such Registration Statement or any post-effective amendment thereto has become effective; (B) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (C) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (D) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising the undersigned of such events, provide the undersigned with any material, nonpublic information regarding the Company other than to the extent that providing notice to the undersigned of the occurrence of the events listed in (A) through (D) above constitutes material, nonpublic information regarding the Company. The Investor agrees that the Company may suspend the use of any such registration statement, for a continuous period of up to 60 days and not more than not more than twice, in each case in any 12-month period, if it determines that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act.

c. The Company agrees to indemnify and hold harmless, to the extent permitted by law, the Investor, its directors, and officers, employees, and agents, and each person who controls the Investor (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Investor (within the meaning of Rule 405 under

F-10

the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of the Investor expressly for use therein.

d. The Investor agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of the Investor expressly for use therein. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.

e. Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without the indemnifying party’s consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

f. The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.

g. If the indemnification provided under this Section 7 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent,

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knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7 from any person who was not guilty of such fraudulent misrepresentation.

h. With a view to making available to the Investor the benefits of Rule 144 that may, at such times as Rule 144 is available to shareholders of the Company, permit the Investors to sell securities of the Company to the public without registration, the Company agrees to:

(i) make and keep public information available, as those terms are understood and defined in Rule 144;

(ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(iii) furnish to the Investor so long as the Investor owns the Shares acquired hereunder, promptly upon request, (i) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company (it being understood that the availability of such report on the SEC’s EDGAR system shall satisfy this requirement) and (iii) such other information as may be necessary to permit the Investor to sell such securities pursuant to Rule 144 without registration.

8. Additional Investor Agreements. The Investor hereby agrees that, from the date of this Subscription Agreement until the Closing (or such earlier termination of this Subscription Agreement in accordance with its terms), none of the Investor, nor any person or entity acting on behalf of Investor or pursuant to any understanding with the Investor will engage in any Short Sales with respect to securities of the Company; provided, however, that this restriction shall lapse upon the date when the last reported sale price of the Company’s common stock on its principal trading market equals or exceeds $20.00 per share. For purposes of this Section 8, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with the Investor that have no knowledge of this Subscription Agreement or of the Investor’s participation in the Transaction (including the Investor’s controlled affiliates and/or affiliates) from entering into any Short Sales, (ii) nothing in this Section 8 shall restrict the Investor’s ability to maintain bona fide hedging positions in respect of the warrants of the Company held by the Investor as of the date hereof and (iii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, this Section 8 shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscription Amount covered by this Subscription Agreement.

9. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto and Redwire to terminate this Subscription Agreement and (c) the date that is nine (9) months following the date hereof, if the Closing has not occurred by such date; provided that nothing herein will relieve any party from

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liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. The Company shall notify the Investor of the termination of the Merger Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 9, any monies paid by the Investor to the Company pursuant to Section 2 hereof shall be promptly (and in any event within one (1) business day after such termination) returned to the Investor.

10. Trust Account Waiver. The Investor acknowledges that the Company is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets. The Investor further acknowledges that, as described in the Company’s prospectus relating to its initial public offering dated November 23, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of the Company’s assets consist of the cash proceeds of the Company’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the Company, its public shareholders and the underwriter of the Company’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of the Company entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 10 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Class A ordinary shares of the Company acquired other than pursuant to this Subscription Agreement, pursuant to an exercised redemption right with respect to any such Class A ordinary shares, except to the extent that the Investor has otherwise agreed with the Company to not exercise such redemption right.

11. Miscellaneous.

a. Neither this Subscription Agreement nor any rights that may accrue to any party hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned by a party without the prior written consent of the other party hereto; provided that (i) this Subscription Agreement and any of the Investor’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as the Investor or by an affiliate (as defined in Rule 12b-2 of the Exchange Act) of such investment manager without the prior consent of, but with prior written notice to, the Company and (ii) the Investor’s rights under Section 7 may be assigned to an assignee or transferee of the Shares acquired by the Investor pursuant to this Subscription Agreement; provided, further, that prior to such assignment any such assignee shall agree in writing to be bound by the terms hereof. Notwithstanding the foregoing, no assignment pursuant to clause (i) of this Section 11 shall relieve the Investor of its obligations hereunder. The parties hereto acknowledge and agree that (i) this Subscription Agreement is being entered into in order to induce each of the Company, Cosmos and Redwire to execute and deliver the Merger Agreement and without the representations, warranties, covenants and agreements of the Company and the Investor hereunder, each of the Company, Cosmos and Redwire would not enter into the Merger Agreement, (ii) each representation, warranty, covenant and agreement of the Investor hereunder is being made also for the benefit of Redwire and Cosmos and (iii) Redwire and Cosmos may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the covenants and agreements in this Subscription Agreement of (A) the Investor in respect of its obligations under Sections 1, 2, 4 and 8 and (B) the Company in respect of its obligations under Sections 1, 2, 4, in each case pursuant to the terms and subject to the conditions set forth in this Subscription Agreement.

b. The Company may request from the Investor such additional information as the Company may deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall reasonably promptly provide such information as may reasonably be requested; provided, that

F-13

the Company agrees to keep any such information provided by the Investor confidential other than as necessary to include in any registration statement the Company is required to file hereunder. The Investor acknowledges and agrees that if it does not provide the Company with such requested information, the Company may not be able to register the Shares acquired by the Investor pursuant to this Subscription Agreement for resale pursuant to Section 7 hereof. Notwithstanding anything in this Subscription Agreement to the contrary, the Company shall not publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities or (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which the Company’s securities are listed for trading; provided, however, that the Company shall provide to the Investor a copy of any proposed disclosure under this Section 11(b) relating to the Investor in advance of any publication thereof and shall include such revisions to such proposed disclosure as the Investor shall reasonably request.

c. The Investor acknowledges that the Company, Redwire, Cosmos, the Placement Agent and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify the Company, Redwire and the Placement Agent if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 6 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Investor shall notify the Company, Redwire and the Placement Agent if they are no longer accurate in all respects). The Investor agrees that each purchase by the Investor of Shares from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase. The Placement Agent may rely on the representations, warranties and covenants of the Company and the Investor contained in this Subscription Agreement as if such representations, warranties and covenants, as applicable, were made directly to the Placement Agent.

d. The Investor, Company, Redwire, Cosmos and the Placement Agent are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 11(d) shall not give Redwire, Cosmos or the Placement Agent any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall Redwire or Cosmos be entitled to rely on any of the representations and warranties of the Company set forth in this Subscription Agreement.

e. All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

f. This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 9 above) except by an instrument in writing, signed by each of the parties hereto and Redwire and Cosmos. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Notwithstanding anything to the contrary herein, Section 6, Section 11(c), Section 11(d), this Section 11(f) and Section 12 may not be modified, waived or terminated in a manner that is material and adverse to the Placement Agent without the written consent of the Placement Agent.

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g. This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in the last sentence of Section 11(a), Section 11(c), Section 11(d), Section 11(f), this Section 11(g) and the third sentence of Section 11(k) with respect to the persons referenced specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

h. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

j. This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or any other form of electronic delivery (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that Redwire or Cosmos and the Placement Agent shall be entitled to specifically enforce the Investor’s obligations to fund the Subscription Amount and the provisions of this Subscription Agreement of which Redwire or Cosmos and the Placement Agent are each an express third-party beneficiary, in each case, on the terms and subject to the conditions set forth in this Subscription Agreement. The parties hereto further agree not to assert that a remedy of specific enforcement pursuant to this Section 11(k) is unenforceable, invalid, contrary to applicable law or inequitable for any reason and to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. The parties acknowledge and agree that this Section 11(k) is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.

l. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i)	if to Investor, to such address(es) or email address(es) set forth herein;

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(ii)	if to, prior to the Closing, the Company, to:

Genesis Park Acquisition Corp.

2000 Edwards Street, Suite B Houston, Texas 77007

Attention:   David Bilger

Email:        dbilger@genesis-park.com

with a required copy to (which copy shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention:   William H. Gump

                    Jesse P. Myers

Email:         wgump@willkie.com

                    jmyers@willkie.com

(iii)	if to Cosmos or Redwire, to:

Cosmos Intermediate, LLC

c/o AE Industrial Partners, LP

2500 N. Military Trail, Suite 470

Boca Raton, FL 33431

Attn: Kirk Konert

E-mail: kkonert@aeroequity.com

with a required copy to (which shall not constitute notice):

AE Industrial Partners, LP

2500 N. Military Trail, Suite 470

Boca Raton, FL 33431

Attn: Kirk Konert

E-mail: kkonert@aeroequity.com

and

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, IL 60654

Attn: Jeremy S. Liss, P.C., Matthew S. Arenson, P.C. and Dan Hoppe

E-mail: jeremy.liss@kirkland.com, matthew.arenson@kirkland.com and dan.hoppe@kirkland.com

m. Each party hereto shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

n. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS

F-16

SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11(l) OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. NOTWITHSTANDING THE FOREGOING, A FINAL JUDGMENT IN ANY SUCH ACTION MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(n).

12. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agent, any of their respective affiliates or any of its or their control persons, officers, directors, employees, partners, agents, and any representatives of any of the foregoing), other than the statements, representations and warranties of the Company expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in the Company. The Investor acknowledges and agrees that none of (i) any other investor pursuant to this Subscription Agreement or any Other Subscription Agreement related to the private placement of the Shares (including the respective control persons, officers, directors, partners, agents, partners, agents, and any representatives of any of the foregoing), (ii) the Placement Agent, its affiliates or any of its or their control persons, officers, directors, employees or representatives, or (iii) any party to the Merger Agreement that is not a party hereto, including any such party’s representatives, affiliates or any of its or their control persons, officers, directors or employees, shall have any liability to the Investor, or to any other investor, pursuant to, arising out of or relating to this Subscription Agreement or any Other Subscription Agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, Cosmos, Redwire, the Placement Agent or any Non-Party Affiliates concerning the Company, Cosmos, Redwire, the Placement Agent, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner,

F-17

member, manager, direct or indirect equityholder or affiliate of the Company, Cosmos, Redwire, the Placement Agent or any of their controlled affiliates or any family member of the foregoing.

13. Disclosure. The Company shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that the Company has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of the Company, the Investor shall not be in possession of any material, non-public information received from the Company or any of its officers, directors, or employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with the Company, any of its affiliates or the Placement Agents, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, the Company shall not publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which the Company’s securities are listed for trading, (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 13 or (iv) as expressly contemplated by the last sentence of Section 11(b) of this Subscription Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:

Name:

Title:

Name in which Shares are to be registered (if different):	Date: ________, 2021

Investor’s EIN (SSN for Individuals)::

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice. To the extent the offering is oversubscribed, the number of Shares received may be less than the number of Shares subscribed for.

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IN WITNESS WHEREOF, Genesis Park Acquisition Corp. has accepted this Subscription Agreement as of the date set forth below.

GENESIS PARK ACQUISITION CORP.

By:
Name:
Title:

Date:         , 2021

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SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

** OR **

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

** AND **

C.	FINRA INSTITUTIONAL ACCOUNT STATUS

(Please check the applicable subparagraphs):

1.	☐ We are an “institutional account” under FINRA Rule 4512(c).

2.	☐ We are not an “institutional account” under FINRA Rule 4512(c).

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D.	IF THE SUBSCRIBER IS A NON-INSTITUTIONAL ACCREDITED INVESTOR

Investor has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐

Any bank, registered broker or dealer, insurance company, registered investment company, business development company, small business investment company, private business development company, or rural business investment company;

☐	Any investment adviser registered pursuant to section 203 of the Investment Advisers Act or registered pursuant to the laws of a state;

☐	Any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐

Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000;

☐

Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act;

☐

Any entity, other than an entity described in the categories of “accredited investors” above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

☐

Any “family office,” as defined under the Investment Advisers Act that satisfies all of the following conditions: (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

☐

Any “family client,” as defined under the Investment Advisers Act, of a family office meeting the requirements in the previous paragraph and whose prospective investment in the issuer is directed by such family office pursuant to the previous paragraph; or

☐	Any entity in which all of the equity owners are “accredited investors”.

[Specify which tests:             ]

☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐

Any natural person whose individual net worth, or joint net worth with that person’s spouse or spousal equivalent, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is

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secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐

Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status; or

☐

Any natural person who is a “knowledgeable employee,” as defined in the Investment Company Act, of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act.

This Schedule A should be completed by the Investor

and constitutes a part of the Subscription Agreement.

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Annex G - 1

EXECUTION VERSION

FORM OF GENESIS PARK VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into this 25th day of March, 2021, by and among Redwire, LLC, a Delaware limited liability company (“Holdings”), Cosmos Intermediate, LLC, a Delaware limited liability company (“Cosmos” and, together with Holdings, the “Redwire Parties”), and the undersigned Holder (“Holder”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, Holder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and has the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of), as applicable, the number of Class A ordinary shares, par value $0.0001 per share of Genesis Park Acquisition Corp., a Cayman Islands exempted company (the “Issuer”) (collectively, the “Acquiror Shares”), set forth on Holder’s signature page hereto (such Acquiror Shares, together with any other Acquiror Shares acquired by Holder or with respect to which Holder otherwise becomes entitled to exercise voting power during the Restricted Period including any Class A ordinary shares issued upon the exercise of any warrants of the Issuer, the “Covered Shares”); and

WHEREAS, the Issuer, Holdings, Cosmos and the other parties named therein will, immediately following the execution of this Agreement, enter into that certain Agreement and Plan of Merger, dated as of March 25, 2021 (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, inter alia, Issuer will re-domicile to Delaware (the “Domestication”), a direct, wholly owned subsidiary of the Issuer will be merged with and into Cosmos, with Cosmos surviving as a wholly owned subsidiary of the Issuer (the “First Merger”), and immediately thereafter Cosmos will be merged with and into Issuer, with Issuer surviving (the “Second Merger”), on the terms and subject to the conditions set forth therein (the Domestication, the First Merger and the Second Merger, together with the other transactions contemplated by the Merger Agreement, the “Transactions”).

WHEREAS, in connection with the Transactions, certain other institutional “accredited investors” (as such term is defined in Rule 501 under the Securities Act of 1933, as amended), have entered into voting and support agreements with the Issuer.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.    Voting Agreement; Proxy.

1.1    Voting Agreement. Holder hereby unconditionally and irrevocably agrees that, during the period from the date hereof through the date on which this Agreement terminates in accordance with Section 5 (such period, the “Restricted Period”), at any duly called extraordinary general meeting of the shareholders of the Issuer (or any adjournment or postponement thereof) (the “Special Meeting”), and in any action by written consent of the shareholders of the Issuer requested by the Issuer’s board of directors or undertaken as contemplated by the Transactions, Holder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its Covered Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented) (which shall include, for the avoidance of doubt, any consent in writing (to the extent applicable)), in person or by proxy, all of its Covered Shares (i) in favor of the adoption of the Merger Agreement and approval of the Transactions (including the Domestication and the Mergers), (ii) in favor of the issuance of shares of Class A Common Stock of the Issuer in connection with the First Merger and under the Subscription Agreements (including as may be required under the NYSE), (iii) in favor of the amendment and restatement of the Amended and Restated Memorandum and Articles of

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Association in the form of the Acquiror Charter attached as Exhibit A to the Merger Agreement, (iv) in favor of the adoption and approval of certain differences to the Amended and Restated Memorandum and Articles of Association in the form of the Acquiror Charter attached as Exhibit A to the Merger Agreement; (v) in favor of the approval of the adoption of the Incentive Equity Plan, (vi) in favor of any other proposals the parties to the Merger Agreement agree are necessary or desirable to consummate the Transactions, (vii) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of the Issuer contained in the Merger Agreement, (viii) in favor of the other Acquiror Stockholder Matters, (ix) for any proposal to adjourn or postpone the applicable Special Meeting to a later date if (and only if) there are not sufficient votes for approval of the Merger Agreement and the other Acquiror Stockholder Matters on the dates on which such meetings are held, and (x) except as set forth in the registration statement on Form S-4, including the proxy statement to be contained therein (the “Proxy Statement”), against the following actions or proposals: (A) any Business Combination Proposal or any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement; and (B) (1) any change in the present capitalization of the Issuer or any amendment of the Amended and Restated Memorandum and Articles of Association, except to the extent expressly contemplated by the Merger Agreement, (2) any liquidation, dissolution or other change in the Issuer’s corporate structure or business, (3) any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of Holder under this Agreement, or (4) any other action or proposal involving the Issuer or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions. The obligations of Holder specified in this Section 1.1 shall apply whether or not the Domestication, First Merger, Second Merger, any of the Transactions or any action described above is recommended by the Issuer’s board of directors. If the Holder is the beneficial owner, but not the registered holder, of the covered shares, Holder agrees to take all actions necessary or requested by Cosmos to cause the registered holder and any nominees to vote all of the Covered Shares in accordance with the terms of this Agreement.

1.2    Irrevocable Proxy. Holder hereby revokes any and all other proxies, consents or powers of attorney in respect of any Covered Shares and agrees that, during the period commencing on the date hereof and ending on the date this Agreement terminates in accordance with Section 5, Holder hereby irrevocably appoints Cosmos or any individual designated by Cosmos as Holder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstitution), for and in the name, place and stead of Holder, to vote (or cause to be voted) Holder’s Covered Shares, in the manner set forth in Section 1.1, at any meeting of the shareholders of the Issuer, however called, or in connection with any written consent of the shareholders of the Issuer. The power of attorney granted by Holder hereunder is a durable power of attorney coupled with an interest and shall survive the death, incapacity, illness, bankruptcy, dissolution or other inability to act of Holder. With respect to Covered Shares as to which Holder is the beneficial owner but not the holder of record, Holder shall cause any holder of record of such Covered Shares to grant to Cosmos or any individual designated by Cosmos a proxy to the same effect as that described in this Section 1.2. The exercise of the foregoing proxy shall not relieve Holder from any liability hereunder for failing to comply with the terms of this Agreement. Holder hereby affirms that the proxy set forth in this Section 1.2 is irrevocable, is coupled with an interest sufficient in Law to support an irrevocable proxy, and is granted in consideration of the Redwire Parties entering into the Merger Agreement; provided, that, for the avoidance of doubt, the proxy set forth in this Section 1.2 shall terminate automatically upon termination of this Agreement. The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of Holder’s Covered Shares and a vote by Holder of Holder’s Covered Shares.

2.    No Redemption. Holder hereby unconditionally and irrevocably agrees that Holder shall not, and shall cause its controlled Affiliates not to, elect to redeem or tender or submit for redemption any Covered Shares pursuant to or in connection with the Acquiror Stockholder Redemption or otherwise in connection with the Transactions

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3.    Representations, Warranties and Agreements.

3.1    Holder’s Representations, Warranties and Agreements. Holder hereby represents and warrants to the Redwire Parties and acknowledges and agrees with the Redwire Parties as follows:

3.1.1    If Holder is not an individual, Holder has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Agreement. If Holder is an individual, Holder has the authority to enter into, deliver and perform its obligations under this Agreement.

3.1.2    If Holder is not an individual, this Agreement has been duly authorized, validly executed and delivered by Holder. If Holder is an individual, the signature on this Agreement is genuine, and Holder has legal competence and capacity to execute the same. This Agreement is enforceable against Holder in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

3.1.3    The execution, delivery and performance by Holder of this Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon Holder’s Covered Shares or any other property or assets of Holder or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Holder or any of its subsidiaries is a party or by which Holder or any of its subsidiaries is bound or to which Holder’s Covered Shares or any other property or assets of Holder or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority of Holder to enter into and timely perform its obligations under this Agreement (a “Holder Material Adverse Effect”), (ii) if Holder is not an individual, result in any violation of the provisions of the organizational documents of Holder or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Holder or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Holder Material Adverse Effect.

3.1.4    Holder’s signature page hereto sets forth the number of Covered Shares over which Holder has beneficial ownership as of the date hereof. As of the date hereof, Holder is the legal and beneficial owner of the Covered Shares denoted as being owned by Holder on the signature page hereto and has the sole power to vote (or sole power to direct the voting of) such Covered Shares. Holder has good and valid title to the Covered Shares denoted as being owned by Holder on the signature page hereto, free and clear of any and all Liens other than those created or permitted by this Agreement and those imposed by applicable law, including federal and state securities laws, and are not subject to any preemptive or similar rights. There are no claims for finder’s fees or brokerage commission or other like payments in connection with this Agreement or the transactions contemplated hereby payable by Holder pursuant to arrangements made by Holder. Except for the Covered Shares denoted on the signature page hereto, as of the date of this Agreement, Holder is not a beneficial owner or record holder of any (i) equity securities of the Issuer, (ii) securities of the Issuer having the right to vote on any matters on which the holders of equity securities of the Issuer may vote or which are convertible into or exchangeable for, at any time, equity securities of the Issuer, or (iii) options or other rights to acquire from the Issuer any equity securities or securities convertible into or exchangeable for equity securities of the Issuer except as contemplated by the Transaction Agreements.

3.1.5    Holder acknowledges and represents that Holder has received such information as Holder deems necessary in order to make an investment decision with respect to the Covered Shares and to enter into this Agreement, including with respect to the Issuer, Holdings, Cosmos and the Transactions. Without limiting the generality of the foregoing, Holder has not relied on any statements or other information provided by the

G-1-3

Issuer or any Redwire Party in making its decision to enter into, deliver and perform its obligations under this Agreement. Holder further acknowledges that that there have been no representations, warranties, covenants or agreements made to Holder by Holdings, Cosmos or any of their respective officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Agreement. Holder acknowledges that the agreements contained herein with respect to the Covered Shares held by Holder are irrevocable.

3.1.6    Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by Holder with the SEC with respect to the beneficial ownership of the Issuer’s common stock, Holder is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

3.1.7    Holder understands and acknowledges that the Redwire Parties are entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Holder.

3.1.8    Holder (i) has not entered into any voting agreement or voting trust with respect to Holder’s Covered Shares inconsistent with Holder’s obligations pursuant to this Agreement, (ii) has not granted a proxy, a consent or power of attorney with respect to Holder’s Covered Shares and (iii) has not entered into any agreement or taken any action that would make any representation or warranty of Holder contained herein untrue or incorrect in any material respect or have the effect of preventing Holder from performing any of its obligations under this Agreement.

3.1.9    There is no Action pending against Holder or, to the knowledge of Holder, threatened against Holder that challenges the beneficial or record ownership of Holder’s Covered Shares, the validity of this Agreement or the performance by Holder of its obligations under this Agreement.

3.1.10    As of the date hereof, (i) neither Holder nor any of its Affiliates owns, directly or indirectly, any equity interests or any other interests exercisable or convertible into any equity interests of any Person engaged in any business that directly competes with Cosmos and its Subsidiaries (a “Competing Business”) and (ii) neither Holder nor any of its Affiliates is party to any contract, agreement or arrangement to acquire any equity interests or other interests exercisable or convertible into any equity interests of any Competing Business; provided, that, for the purposes of this Section 3.1.10 such equity interests or any other interests exercisable or convertible into any equity interests shall not include any passive investment (in the ordinary course of business and not with the purpose nor with the effect of changing or influencing the control of the issuer of such interests, nor in connection with or as a participant in any transaction having such purpose or effect) of less than 2%, in the aggregate, of the outstanding shares or capital stock, as applicable of any class of any corporation that is traded on a nationally recognized securities exchange or inter-dealer quotation system (or its equivalent in any foreign jurisdiction).

3.2    Representations, Warranties and Agreements of the Redwire Parties. The Redwire Parties hereby represent and warrant to Holder and acknowledge and agree with Holder as follows:

3.2.1    Each Redwire Party is duly organized and validly existing under the laws of its jurisdiction of formation, with limited liability company power and authority to enter into, deliver and perform its obligations under this Agreement.

3.2.2    This Agreement has been duly authorized, executed and delivered by the Redwire Parties and is enforceable against the Redwire Parties in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

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3.2.3    The execution, delivery and performance of this Agreement (including compliance by the Redwire Parties with all of the provisions hereof) and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any of the terms of any material contract, or other agreements or instrument to which any Redwire Party is a party or by which any Redwire Party or any of its assets may be bound, (ii) result in any violation of the provisions of the organizational documents of any Redwire Party, as applicable or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over any Redwire Party or any of its properties, as applicable, that would reasonably be expected to impair any Redwire Party’s ability to perform its obligations under this Agreement in any material respect.

4.    Additional Covenants.

4.1    Holder agrees that, during the Restricted Period, except as contemplated by the Merger Agreement and the Transactions, it shall not, and shall cause its Affiliates not to, without Cosmos’s prior written consent (which consent may be given or withheld by Cosmos in its sole discretion): (i) offer for sale, sell (including short sales), transfer, tender, pledge, convert, encumber, assign or otherwise dispose of (including by gift, merger, tendering into any tender offer or exchange offer or otherwise) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Covered Shares or any interest in the Covered Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Covered Shares (except in connection with voting by proxy at a meeting of shareholders of the Issuer as contemplated by Section 1 of this Agreement); or (iii) permit to exist any Lien with respect to any or all of the Covered Shares other than those created by this Agreement; provided, that any Lien with respect to Covered Shares that would not prevent, impair or delay Holder’s ability to comply with the terms and conditions of this Agreement shall be permitted and will not be deemed to violate the restrictions contained above. Notwithstanding the foregoing, this Section 4.1 shall also not prohibit a Transfer of Covered Shares by Holder to an Affiliate of Holder; provided, that such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to Cosmos, to assume all of the obligations of Holder hereunder and to be bound by the terms of this Agreement. Any transfer in violation of this Section 4.1 shall be null and void ab initio.

4.2    In the event of a share dividend or distribution, or any change in the Covered Shares by reason of any share dividend or distribution, sub-division, recapitalization, combination, conversion, exchange of shares or the like, the term “Covered Shares” shall be deemed to refer to and include the Covered Shares as well as all such share dividends and distributions and any securities into which or for which any or all of the Covered Shares may be changed or exchanged or which are received in such transaction. Holder agrees, while this Agreement is in effect, to notify Cosmos promptly in writing (including by e-mail) of the number of any additional Covered Shares acquired by Holder, if any, after the date hereof.

4.3    Holder agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of Holder contained in this Agreement inaccurate in any material respect or have the effect of preventing or disabling Holder from performing its obligations under this Agreement.

4.4    Standstill Obligations. Holder covenants and agrees that, during the Restricted Period:

4.4.1    Holder shall not take, nor shall any of its Affiliates or Representatives take, whether directly or indirectly, any action intended to solicit, initiate or encourage, or any action to continue or engage in discussions or negotiations with, any Person (other than the Redwire Parties and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, a Business Combination Proposal in respect of the Issuer other than with the Redwire Parties and their respective Affiliates and Representatives. If Holder or any of its Affiliates or Representatives receives any inquiry or

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proposal regarding a Business Combination Proposal in respect of the Issuer, then Holder shall promptly notify such Person indicating only that it is subject to an exclusivity agreement that prohibits it from considering such inquiry or proposal and, in such event, Holder shall also promptly notify Cosmos of such facts and circumstances. Holder shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person (other than the Redwire Parties and/or any of their Affiliates or Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal in respect of the Issuer.

4.4.2    Holder shall not, nor shall Holder act in concert with any Person to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the proxy solicitation rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any Covered Shares in connection with any vote or other action with respect to the Acquiror Stockholder Matters, other than to recommend that shareholders of the Issuer vote in favor of approval of the Merger Agreement and the other Acquiror Stockholder Matters (and otherwise as expressly provided by Section 1).

4.4.3    Holder shall not, nor shall Holder act in concert with any person to, deposit any of the Covered Shares in a voting trust or subject any of the Covered Shares to any arrangement or agreement with any person with respect to the voting of the Covered Shares, except as provided by Section 1.

4.5    Stop Transfers. Holder agrees with, and covenants to, the Redwire Parties that Holder shall not request that the Issuer register the transfer (book-entry or otherwise) of any Covered Shares during the term of this Agreement without the prior written consent of Cosmos, in its sole discretion, other than pursuant to a transfer permitted by Section 4.1.

4.6    No Inconsistent Agreements. Holder hereby covenants and agrees that, except for this Agreement, Holder shall not, at any time while this Agreement remains in effect, (i) enter into any voting agreement or voting trust with respect to Holder’s Covered Shares inconsistent with Holder’s obligations pursuant to this Agreement, (ii) grant a proxy, a consent or power of attorney with respect to Holder’s Covered Shares (except in connection with voting by proxy at a meeting of shareholders of the Issuer as contemplated by Section 1 of this Agreement) or (iii) enter into any agreement or taken any action that would make any representation or warranty of Holder contained herein untrue or incorrect in any material respect or have the effect of preventing Holder from performing any of its obligations under this Agreement.

4.7    Non-Circumvention. Each party hereto agrees that it shall not, and shall cause its Affiliates not to, indirectly accomplish that which it is not permitted to accomplish directly under this Agreement pursuant to provisions of this Agreement that have not been terminated pursuant to Section 5.

5.    Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) the First Effective Time, (ii) such date and time as the Merger Agreement is validly terminated in accordance with its terms and (iii) upon the mutual written agreement of each of the parties hereto to terminate this Agreement; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. Notwithstanding anything to the contrary herein, the provisions of this Section 5 and Sections 6 and 7 shall survive the termination of this Agreement.

6.    No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Merger Agreement or any other Transaction Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated

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hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future shareholders or stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect shareholder or stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

7.    Miscellaneous.

7.1    Additional Agreements.

7.1.1    The parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the transactions contemplated by this Agreement.

7.1.2    Holder acknowledges that Holdings, Cosmos and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Agreement.

7.1.3    Each of Holder, Holdings and Cosmos is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

7.1.4    Holder shall pay all of its own expenses in connection with this Agreement and the transactions contemplated herein.

7.1.5    Holder shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement at the times and on the terms and conditions described herein .

7.2    Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i)	If to any Redwire Party:

Cosmos Intermediate, LLC

c/o AE Industrial Partners, LP

2500 N. Military Trail, Suite 470

Boca Raton, FL 33431

Attention: Michael Greene and Kirk Konert

Email: mgreene@aeroequity.com and kkonert@aeroequity.com

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with a copy (which shall not constitute notice) to:

AE Industrial Partners, LP

2500 N. Military Trail, Suite 470

Boca Raton, FL 33431

Attention: Michael Greene and Kirk Konert

Email: mgreene@aeroequity.com and kkonert@aeroequity.com

and

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, IL 60654

Attention: Jeremy S. Liss, P.C., Douglas C. Gessner, P.C., Robert M. Hayward, P.C., Matthew S. Arenson, P.C., Dan Hoppe and Alexander M. Schwartz

Email: jeremy.liss@kirkland.com, douglas.gessner@kirkland.com, robert.hayward@kirkland.com, matthew.arenson@kirkland.com, dan.hoppe@kirkland.com and alexander.schwartz@kirkland.com

(ii)	If to Holder, to such address or addresses set forth on the signature page hereto.

7.3    Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter(s) entered into relating to the subject matter hereof.

7.4    Modifications and Amendments. This Agreement may not be amended, modified, supplemented or waived (i) except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought and (ii) without the prior written consent of Holdings and Cosmos; provided that any provision of this Agreement may be waived, in whole or in part, by a party on such party’s own behalf without the prior consent of any other party.

7.5    Assignment. Except for transfers permitted by Section 4.1, neither this Agreement nor any rights, interests or obligations that may accrue to the parties hereunder may be transferred or assigned without the prior written consent of each of the other parties hereto.

7.6    Benefit.

7.6.1    Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns.

7.6.2    Holder acknowledges and agrees that (i) this Agreement is being entered into in order to induce each of Holdings and Cosmos to execute and deliver the Merger Agreement and without the representations, warranties, covenants and agreements of Holder hereunder, each of Holdings and Cosmos would not enter into the Merger Agreement, (ii) each representation, warranty, covenant and agreement of Holder hereunder is being made for the benefit of Holdings and Cosmos, and (iii) each of Holdings and Cosmos may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the covenants and agreements of Holder under this Agreement.

7.6.3    Each of Holdings, Holder and Cosmos agrees that the Issuer is a third party beneficiary of this Agreement and the Issuer may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the covenants and agreements of Holder under this Agreement, as amended, modified, supplemented or waived in accordance with Section 7.4.

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7.7    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

7.8    Consent to Jurisdiction; Waiver of Jury Trial. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction, first to any federal court, or second, to any state court, each located in Wilmington, Delaware, to the exclusion of other courts, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties hereto (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 7.8. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Without limiting the foregoing, each party hereto hereby agrees that service of process upon such party in any action or proceeding contemplated by this Section 7.8 shall be effective if notice is given in accordance with Section 7.2.

7.9    Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

7.10    No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

7.11    Remedies.

The parties agree that Holdings and Cosmos would suffer irreparable damage if this Agreement was not performed or the Closing is not consummated in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that Holdings and Cosmos shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including Holder’s obligations to vote its Covered Shares as provided in this Agreement, without proof of actual damages or the inadequacy of monetary damages as a remedy, in an appropriate court of competent jurisdiction as set forth in Section 7.8, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of Holdings or Cosmos to cause Holder to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any

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bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 7.11 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. In connection with any Action for a breach of the terms of this Agreement by Holder for which Holdings or Cosmos is being granted an award of money damages, Holder agrees that such damages may include damages that are not limited to an award of out-of-pocket fees and expenses related to the Merger Agreement.

7.11.1    The parties acknowledge and agree that this Section 7.11 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Agreement.

7.11.2    In any dispute arising out of or related to this Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.

7.12    Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Agreement shall survive the Closing.

7.13    No Broker or Finder. Holder represents and warrants to the Redwire Parties that no broker, finder or other financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on a Redwire Party. Holder agrees to indemnify and save each Redwire Party harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of a Redwire Party and to bear the cost of legal expenses incurred in defending against any such claim.

7.14    Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

7.15    Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

7.16    Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant

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contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant.

7.17    Mutual Drafting. This Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties hereto and shall not be construed for or against any party.

7.18    Consent to Disclosure. Holder hereby consents to the publication and disclosure in the Proxy Statement (and, as and to the extent otherwise required by the federal securities laws or the SEC or any other securities authorities, any other documents or communications provided or filed by the Issuer, Holdings or Cosmos to or with any Governmental Authority or to securityholders of the Issuer) of Holder’s identity and beneficial ownership of Covered Shares and the nature of Holder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Issuer, Holdings or Cosmos, a copy of this Agreement. Holder will promptly provide any information reasonably requested by the Issuer, Holdings or Cosmos for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

7.19    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any Redwire Party any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares.

7.20    Certificates. Promptly following the date of this Agreement, Holder shall advise the Issuer’s transfer agent in writing that Holder’s Covered Shares are subject to the restrictions set forth herein and, in connection therewith, provide the Issuer’s transfer agent in writing with such information as is reasonable to ensure compliance with such restrictions.

7.21    No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among Holder and the Redwire Parties, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the parties.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of Holdings, Cosmos and Holder has executed or caused this Voting and Support Agreement to be executed by its duly authorized representative as of the date set forth below.

HOLDINGS

REDWIRE, LLC

By:
Name:
Title:

Signature Page to Voting and Support Agreement

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COSMOS

COSMOS INTERMEDIATE, LLC

By:
Name:
Title:

Signature Page to Voting and Support Agreement

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HOLDER

[HOLDER]

By:
Name:
Title:

Acquiror Shares:

Notice Address:

Signature Page to Voting and Support Agreement

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EXHIBIT G-2 Execution Version

FORM OF CRESCENT PARK FUNDS VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into this 25th day of March, 2021, by and among Redwire, LLC, a Delaware limited liability company (“Holdings”), Cosmos Intermediate, LLC, a Delaware limited liability company (“Cosmos” and, together with Holdings, the “Redwire Parties”), and the undersigned Holder (“Holder”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, Holder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and has the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of), as applicable, the number of Class A ordinary shares, par value $0.0001 per share of Genesis Park Acquisition Corp., a Cayman Islands exempted company (the “Issuer”) (collectively, the “Acquiror Shares”), set forth on Holder’s signature page hereto (such Acquiror Shares, together with any other Acquiror Shares acquired by Holder or with respect to which Holder otherwise becomes entitled to exercise voting power during the Restricted Period including any Class A ordinary shares issued upon the exercise of any warrants of the Issuer, the “Covered Shares”);

WHEREAS, the Issuer, Holdings, Cosmos and the other parties named therein will, immediately following the execution of this Agreement, enter into that certain Agreement and Plan of Merger, dated as of [●], 2021 (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, inter alia, Issuer will re-domicile to Delaware (the “Domestication”), a direct, wholly owned subsidiary of the Issuer will be merged with and into Cosmos, with Cosmos surviving as a wholly owned subsidiary of the Issuer (the “First Merger”), and immediately thereafter Cosmos will be merged with and into Issuer, with Issuer surviving (the “Second Merger”), on the terms and subject to the conditions set forth therein (the Domestication, the First Merger and the Second Merger, together with the other transactions contemplated by the Merger Agreement, the “Transactions”); and

WHEREAS, in connection with the Transactions, certain other institutional “accredited investors” (as such term is defined in Rule 501 under the Securities Act of 1933, as amended), have entered into voting and support agreements with the Issuer.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Voting Agreement; Proxy.

1.1    Voting Agreement. Holder hereby unconditionally and irrevocably agrees that, during the period from the date hereof through the date on which this Agreement terminates in accordance with Section 5 (such period, the “Restricted Period”), at any duly called extraordinary general meeting of the shareholders of the Issuer (or any adjournment or postponement thereof) (the “Special Meeting”), and in any action by written consent of the shareholders of the Issuer requested by the Issuer’s board of directors or undertaken as contemplated by the Transactions, Holder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its Covered Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented) (which shall include, for the avoidance of doubt, any consent in writing (to the extent applicable)), in person or by proxy, all of its Covered Shares (i) in favor of the adoption of the Merger Agreement and approval of the Transactions (including the Domestication and the Mergers), (ii) in favor of the issuance of shares of Class A Common Stock of the Issuer in connection with the First Merger and under the Subscription Agreements (including as may be required under the NYSE), (iii) in favor of the amendment and restatement of the Amended and Restated Memorandum and Articles of Association in the form of the Acquiror Charter attached as Exhibit A to the Merger Agreement, (iv) if separately

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presented for a vote of the Issuer’s shareholders, in favor of the adoption and approval of certain differences to the Amended and Restated Memorandum and Articles of Association in the form of the Acquiror Charter attached as Exhibit A to the Merger Agreement; (v) in favor of the approval of the adoption of the Incentive Equity Plan, (vi) in favor of any other proposals the parties to the Merger Agreement agree are necessary or desirable to consummate the Transactions, (vii) for any proposal to adjourn or postpone the applicable Special Meeting to a later date if (and only if) there are not sufficient votes for approval of the Merger Agreement and the other Acquiror Stockholder Matters on the dates on which such meetings are held, and (viii) except as set forth in the registration statement on Form S-4, including the proxy statement to be contained therein (the “Proxy Statement”), against the following actions or proposals: (A) any Business Combination Proposal or any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement; and (B) (1) any change in the present capitalization of the Issuer or any amendment of the Amended and Restated Memorandum and Articles of Association, except to the extent expressly contemplated by the Merger Agreement, (2) any liquidation, dissolution or other change in the Issuer’s corporate structure or business, (3) any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of Holder under this Agreement, or (4) any other action or proposal involving the Issuer or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions. The obligations of Holder specified in this Section 1.1 shall apply whether or not the Domestication, First Merger, Second Merger, any of the Transactions or any action described above is recommended by the Issuer’s board of directors. If the Holder is the beneficial owner, but not the registered holder, of the Covered Shares, Holder agrees to take all actions necessary or requested by Cosmos to cause the registered holder and any nominees to vote all of the Covered Shares in accordance with the terms of this Agreement.

1.2    Revocation of Prior Proxies. Holder hereby revokes any and all other proxies, consents or powers of attorney in respect of any Covered Shares.

2.    No Redemption. Holder hereby unconditionally and irrevocably agrees that Holder shall not, and shall cause its controlled Affiliates not to, elect to redeem or tender or submit for redemption the Holder’s Covered Shares pursuant to or in connection with the Acquiror Stockholder Redemption or otherwise in connection with the Transactions

3.	Representations, Warranties and Agreements.

3.1    Holder’s Representations, Warranties and Agreements. Holder hereby represents and warrants to the Redwire Parties and acknowledges and agrees with the Redwire Parties as follows:

3.1.1    If Holder is not an individual, Holder has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Agreement. If Holder is an individual, Holder has the authority to enter into, deliver and perform its obligations under this Agreement.

3.1.2    If Holder is not an individual, this Agreement has been duly authorized, validly executed and delivered by Holder. If Holder is an individual, the signature on this Agreement is genuine, and Holder has legal competence and capacity to execute the same. This Agreement is enforceable against Holder in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

3.1.3    The execution, delivery and performance by Holder of this Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon Holder’s Covered Shares pursuant to the terms of any indenture,

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mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Holder’s Covered Shares are subject, which would reasonably be expected to have a material adverse effect on the legal authority of Holder to enter into and timely perform its obligations under this Agreement (a “Holder Material Adverse Effect”), (ii) if Holder is not an individual, result in any violation of the provisions of the organizational documents of Holder or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Holder that would reasonably be expected to have a Holder Material Adverse Effect.

3.1.4    Holder’s signature page hereto sets forth the number of Covered Shares over which Holder has beneficial ownership as of the date hereof. As of the date hereof, Holder is the legal and beneficial owner of the Covered Shares denoted as being owned by Holder on the signature page hereto and has the sole power to vote (or sole power to direct the voting of) such Covered Shares. Holder has good and valid title to the Covered Shares denoted as being owned by Holder on the signature page hereto, free and clear of any and all Liens other than those created or permitted by this Agreement and those imposed by applicable law, including federal and state securities laws, and are not subject to any preemptive or similar rights. There are no claims for finder’s fees or brokerage commission or other like payments in connection with this Agreement or the transactions contemplated hereby payable by Holder pursuant to arrangements made by Holder. Except for the Covered Shares denoted on the signature page hereto, as of the date of this Agreement, Holder is not a beneficial owner or record holder of any (i) equity securities of the Issuer, (ii) securities of the Issuer having the right to vote on any matters on which the holders of equity securities of the Issuer may vote or which are convertible into or exchangeable for, at any time, equity securities of the Issuer, or (iii) options or other rights to acquire from the Issuer any equity securities or securities convertible into or exchangeable for equity securities of the Issuer except as contemplated by the Transaction Agreements.

3.1.5    Holder acknowledges and represents that Holder has received such information as Holder deems necessary in order to make an investment decision with respect to the Covered Shares and to enter into this Agreement, including with respect to the Issuer, Holdings, Cosmos and the Transactions. Without limiting the generality of the foregoing, Holder has not relied on any statements or other information provided by the Issuer or any Redwire Party in making its decision to enter into, deliver and perform its obligations under this Agreement. Holder further acknowledges that that there have been no representations, warranties, covenants or agreements made to Holder by Holdings, Cosmos or any of their respective officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Agreement. Holder acknowledges that the agreements contained herein with respect to the Covered Shares held by Holder are irrevocable.

3.1.6    Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by Holder with the SEC with respect to the beneficial ownership of the Issuer’s common stock, Holder is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

3.1.7    Holder understands and acknowledges that the Redwire Parties are entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Holder and in reliance on the acknowledgments, understandings, agreements, representations and warranties of Holder contained in this Agreement.

3.1.8    Holder (i) has not entered into any voting agreement or voting trust with respect to Holder’s Covered Shares inconsistent with Holder’s obligations pursuant to this Agreement, (ii) has not granted a proxy, a consent or power of attorney with respect to Holder’s Covered Shares and (iii) has not entered into any agreement or taken any action that would make any representation or warranty of Holder contained herein untrue

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or incorrect in any material respect or have the effect of preventing Holder from performing any of its obligations under this Agreement.

3.1.9    There is no Action pending against Holder or, to the knowledge of Holder, threatened against Holder that challenges the beneficial or record ownership of Holder’s Covered Shares, the validity of this Agreement or the performance by Holder of its obligations under this Agreement.

3.2    Representations, Warranties and Agreements of the Redwire Parties. The Redwire Parties hereby represent and warrant to Holder and acknowledge and agree with Holder as follows:

3.2.1    Each Redwire Party is duly organized and validly existing under the laws of its jurisdiction of formation, with limited liability company power and authority to enter into, deliver and perform its obligations under this Agreement.

3.2.2    This Agreement has been duly authorized, executed and delivered by the Redwire Parties and is enforceable against the Redwire Parties in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

3.2.3    The execution, delivery and performance of this Agreement (including compliance by the Redwire Parties with all of the provisions hereof) and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any of the terms of any material contract, or other agreements or instrument to which any Redwire Party is a party or by which any Redwire Party or any of its assets may be bound, (ii) result in any violation of the provisions of the organizational documents of any Redwire Party, as applicable or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over any Redwire Party or any of its properties, as applicable, that would reasonably be expected to impair any Redwire Party’s ability to perform its obligations under this Agreement in any material respect.

4.	Additional Covenants.

4.1    Holder agrees that, during the Restricted Period, except as contemplated by the Merger Agreement and the Transactions, it shall not, and shall cause its Affiliates not to, without Cosmos’s prior written consent (which consent may be given or withheld by Cosmos in its sole discretion): (i) offer for sale, sell (including short sales), transfer, tender, pledge, convert, encumber, assign or otherwise dispose of (including by gift, merger, tendering into any tender offer or exchange offer or otherwise) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Covered Shares or any interest in the Covered Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Covered Shares (except in connection with voting by proxy at a meeting of shareholders of the Issuer as contemplated by Section 1 of this Agreement); or (iii) permit to exist any Lien with respect to any or all of the Covered Shares other than those created by this Agreement; provided, that any Lien with respect to Covered Shares that would not prevent, impair or delay Holder’s ability to comply with the terms and conditions of this Agreement shall be permitted and will not be deemed to violate the restrictions contained above. Notwithstanding the foregoing, this Section 4.1 shall also not prohibit a Transfer of Covered Shares by Holder (x) to an Affiliate of Holder or (y) by distribution from the Holder to its members, partners or shareholders pursuant to Holder’s organizational documents; provided, that such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to Cosmos, to assume all of the obligations of Holder hereunder and to be bound by the terms of this Agreement. Any transfer in violation of this Section 4.1 shall be null and void ab initio.

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4.2    In the event of a share dividend or distribution, or any change in the Covered Shares by reason of any share dividend or distribution, sub-division, recapitalization, combination, conversion, exchange of shares or the like, the term “Covered Shares” shall be deemed to refer to and include the Covered Shares as well as all such share dividends and distributions and any securities into which or for which any or all of the Covered Shares may be changed or exchanged or which are received in such transaction.

4.3    Standstill Obligations. Holder covenants and agrees that, during the Restricted Period:

4.3.1    Holder shall not take, nor shall any of its controlled Affiliates take, and Holder shall direct its Representatives not to take, whether directly or indirectly, any action intended to solicit, initiate or encourage, or any action to continue or engage in discussions or negotiations with, any Person (other than the Redwire Parties and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, a Business Combination Proposal in respect of the Issuer other than with the Redwire Parties and their respective Affiliates and Representatives. If Holder or any of its Affiliates or Representatives receives any inquiry or proposal regarding a Business Combination Proposal in respect of the Issuer, then Holder shall promptly notify such Person indicating only that it is subject to an exclusivity agreement that prohibits it from considering such inquiry or proposal and, in such event, Holder shall also promptly notify Cosmos of such facts and circumstances. Holder shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person (other than the Redwire Parties and/or any of their Affiliates or Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal in respect of the Issuer.

4.3.2    Holder shall not, nor shall Holder act in concert with any Person to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the proxy solicitation rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any Covered Shares in connection with any vote or other action with respect to the Acquiror Stockholder Matters, other than to recommend that shareholders of the Issuer vote in favor of approval of the Merger Agreement and the other Acquiror Stockholder Matters (and otherwise as expressly provided by Section 1).

4.4    Stop Transfers. Holder agrees with, and covenants to, the Redwire Parties that Holder shall not request that the Issuer register the transfer (book-entry or otherwise) of any Covered Shares during the term of this Agreement without the prior written consent of Cosmos, in its sole discretion, other than pursuant to a transfer permitted by Section 4.1. Holder hereby authorizes and instructs Issuer to instruct Issuer’s transfer agent to enter a stop transfer order with respect to all of the Covered Shares subject to the provisions of this Agreement; provided, that any such stop transfer order will immediately be withdrawn and terminated by Issuer following termination of this Agreement.

4.5    No Inconsistent Agreements. Holder hereby covenants and agrees that, except for this Agreement, Holder shall not, at any time while this Agreement remains in effect, (i) enter into any voting agreement or voting trust with respect to Holder’s Covered Shares inconsistent with Holder’s obligations pursuant to this Agreement, (ii) grant a proxy, a consent or power of attorney with respect to Holder’s Covered Shares (except in connection with voting by proxy at a meeting of shareholders of the Issuer as contemplated by Section 1 of this Agreement) or (iii) enter into any agreement or taken any action that would make any representation or warranty of Holder contained herein untrue or incorrect in any material respect or have the effect of preventing Holder from performing any of its obligations under this Agreement.

4.6    Non-Circumvention. Each party hereto agrees that it shall not, and shall cause its Affiliates not to, indirectly accomplish that which it is not permitted to accomplish directly under this Agreement pursuant to provisions of this Agreement that have not been terminated pursuant to Section 5.

5.    Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party

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in respect thereof, upon the earlier to occur of (i) the effective time of the First Merger, (ii) such date and time as the Merger Agreement is validly terminated in accordance with its terms and (iii) upon the mutual written agreement of each of the parties hereto to terminate this Agreement; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. Notwithstanding anything to the contrary herein, the provisions of this Section 5 and Sections 6 and 7 shall survive the termination of this Agreement.

6.    No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Merger Agreement or any other Transaction Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future shareholders or stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect shareholder or stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

7.    Miscellaneous.

7.1    Additional Agreements.

7.1.1    The parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the transactions contemplated by this Agreement.

7.1.2    Each of Holder, Holdings and Cosmos is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

7.1.3    Holder shall pay all of its own expenses in connection with this Agreement and the transactions contemplated herein.

7.2    Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i)	If to any Redwire Party:

Cosmos Intermediate, LLC

c/o AE Industrial Partners, LP

2500 N. Military Trail, Suite 470

Boca Raton, FL 33431

Attention: Michael Greene and Kirk Konert

Email: mgreene@aeroequity.com and kkonert@aeroequity.com

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with a copy (which shall not constitute notice) to:

AE Industrial Partners, LP

2500 N. Military Trail, Suite 470

Boca Raton, FL 33431

Attention: Michael Greene and Kirk Konert

Email: mgreene@aeroequity.com and kkonert@aeroequity.com

and

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, IL 60654

Attention: Jeremy S. Liss, P.C., Douglas C. Gessner, P.C., Robert M. Hayward, P.C., Matthew S. Arenson, P.C., Dan Hoppe and Alexander M. Schwartz

Email: jeremy.liss@kirkland.com, douglas.gessner@kirkland.com, robert.hayward@kirkland.com, matthew.arenson@kirkland.com, dan.hoppe@kirkland.com and alexander.schwartz@kirkland.com

(ii)    If to Holder, to such address or addresses set forth on the signature page hereto.

7.3    Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter(s) entered into relating to the subject matter hereof.

7.4    Modifications and Amendments. This Agreement may not be amended, modified, supplemented or waived (i) except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought and (ii) without the prior written consent of Holdings and Cosmos; provided that any provision of this Agreement may be waived, in whole or in part, by a party on such party’s own behalf without the prior consent of any other party.

7.5    Assignment. Except for transfers permitted by Section 4.1, neither this Agreement nor any rights, interests or obligations that may accrue to the parties hereunder may be transferred or assigned without the prior written consent of each of the other parties hereto.

7.6    Benefit.

7.6.1    Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns.

7.6.2    Holder acknowledges and agrees that (i) this Agreement is being entered into in order to induce each of Holdings and Cosmos to execute and deliver the Merger Agreement and without the representations, warranties, covenants and agreements of Holder hereunder, each of Holdings and Cosmos would not enter into the Merger Agreement and (ii) each representation, warranty, covenant and agreement of Holder hereunder is being made for the benefit of Holdings and Cosmos.

7.6.3    Each of Holdings, Holder and Cosmos agrees that the Issuer is a third party beneficiary of this Agreement and the Issuer may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the covenants and agreements of Holder under this Agreement, as amended, modified, supplemented or waived in accordance with Section 7.4.

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7.7    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

7.8    Consent to Jurisdiction; Waiver of Jury Trial. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction, first to any federal court, or second, to any state court, each located in Wilmington, Delaware, to the exclusion of other courts, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties hereto (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 7.8. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Without limiting the foregoing, each party hereto hereby agrees that service of process upon such party in any action or proceeding contemplated by this Section 7.8 shall be effective if notice is given in accordance with Section 7.2.

7.9    Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

7.10    No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

7.11    Remedies.

7.11.1    The parties agree that Holdings and Cosmos would suffer irreparable damage if this Agreement was not performed or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that Holdings and Cosmos shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including Holder’s obligations to vote its Covered Shares as provided in this Agreement, without proof of actual damages or the inadequacy of monetary damages as a remedy, in an appropriate court of competent jurisdiction as set forth in Section 7.8, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of Holdings or Cosmos to cause Holder to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 7.11 is unenforceable, invalid, contrary to

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applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. In connection with any Action for a breach of the terms of this Agreement by Holder for which Holdings or Cosmos is being granted an award of money damages, Holder agrees that such damages may include damages that are not limited to an award of out-of-pocket fees and expenses related to the Merger Agreement.

7.11.2    The parties acknowledge and agree that this Section 7.11 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Agreement.

7.12    Non-Survival of Representations and Warranties. None of the representations and warranties made by the parties hereto in this Agreement shall survive the Closing.

7.13    Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

7.14    Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

7.15    Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant.

7.16    Mutual Drafting. This Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties hereto and shall not be construed for or against any party.

7.17    Consent to Disclosure. Holder hereby consents to the publication and disclosure in the Proxy Statement (and, as and to the extent otherwise required by the federal securities laws or the SEC or any other securities authorities, any other documents or communications provided or filed by the Issuer, Holdings or Cosmos to or with any Governmental Authority or to securityholders of the Issuer) of Holder’s identity and beneficial ownership of Covered Shares and the nature of Holder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Issuer, Holdings or Cosmos, a copy of this Agreement. Holder will promptly provide any information reasonably requested by the Issuer, Holdings or Cosmos for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

7.18    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any Redwire Party any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares.

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7.19    No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among Holder and the Redwire Parties, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the parties.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of Holdings, Cosmos and Holder has executed or caused this Voting and Support Agreement to be executed by its duly authorized representative as of the date set forth below.

HOLDINGS

REDWIRE, LLC

By:
Name:
Title:

Signature Page to Voting and Support Agreement

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COSMOS

COSMOS INTERMEDIATE, LLC

By:
Name:
Title:

Signature Page to Voting and Support Agreement

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HOLDER

[HOLDER]

By:
Name:
Title:

Acquiror Shares:

Notice Address:

Signature Page to Voting and Support Agreement

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Annex H

Execution Version

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with its terms, the “Investor Rights Agreement”), dated as of March 25, 2021 (the “Effective Date”), is made by and among (i) Genesis Park Acquisition Corp., a Cayman Islands exempted company (“PubCo”); (ii) Redwire, LLC, a Delaware limited liability company (together with any of its Permitted Transferees (as defined herein) that have executed a joinder to this Investor Rights Agreement, the “Partners” and each a “Partner”), (iii) Genesis Park Holdings, a Cayman Islands limited liability company (together with any of its Permitted Transferees that are party to this Investor Rights Agreement or have executed a joinder to this Investor Rights Agreement, the “Sponsor”) and (iv) the Persons listed as Other Holders on the signature pages hereto and each other Person who executes a joinder as an “Other Holder” (collectively, the “Other Holders”). Each of PubCo, the Partner(s), the Sponsor and the Other Holders may be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, PubCo has entered into that certain Agreement and Plan of Merger, dated as of the Effective Date (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “Merger Agreement”), by and among PubCo, Redwire, LLC, (“Redwire”) a Delaware limited liability company, Cosmos Intermediate, LLC (“Cosmos”), a Delaware limited liablity company and wholly owned subsidiary of Redwire, and Shepard Merger Sub Corporation, a Delaware corporation, in connection with the business combination (the “Business Combination”) set forth in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, (i) Merger Sub will merge with and into Cosmos (the “First Merger”), with Cosmos being the surviving entity of the First Merger (Cosmos, in its capacity as the surviving entity of the First Merger, the “Surviving Company”); and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Company will merge with and into PubCo (the “Second Merger”), with PubCo as the surviving entity of the Second Merger;

WHEREAS, PubCo, the Sponsor and the Other Holders entered into that certain Registration and Shareholder Rights Agreement, dated as of November 13, 2020 (the “Original RRA”);

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Investor Rights Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Investor Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Investor Rights Agreement, the following terms shall have the following meanings:

“Action” has the meaning set forth in Section 5.13(a).

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith determination of the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) PubCo determines that the offer or sale of Registrable Securities would reasonably be expected to have a material adverse effect on any proposal or plan by PubCo or any of its subsidiaries to engage in any material acquisition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization, financing or other transaction involving PubCo and either (x) PubCo has a bona fide business purpose for preserving the confidentiality of such transaction, (y) disclosure would have a material adverse effect on PubCo or PubCo’s ability to consummate such transaction, or (z) such transaction renders PubCo unable to comply with SEC requirements, in each case under circumstances that would make it impractical or inadvisable to cause the registration statement (or such filings) to become effective or to promptly amend or supplement the registration statement on a post effective basis, as applicable.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no Party or affiliate thereof shall be deemed an Affiliate of PubCo or any of its subsidiaries for purposes of this Investor Rights Agreement.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of PubCo.

“Business Combination” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Bylaws” means the bylaws of PubCo, as in effect on the Closing Date, as the same may be amended from time to time.

“Certificate of Incorporation” means the certificate of incorporation of PubCo, as in effect on the Closing Date, as the same may be amended from time to time.

“Charitable Distribution” means the distribution or similar Transfer of shares of Common Stock by a Holder that is a PE Fund to its partners, members, stockholders or other equityholders solely to effect charitable donations in connection with a Transfer of shares of Common Stock by such PE Fund that is otherwise permitted under this Investor Rights Agreement (other than, for the avoidance of doubt, a Transfer solely permitted pursuant to clause (iii) of Section 4.2); provided, that the aggregate amount of shares of Common Stock subject to the Charitable Distribution, together with such shares of Common Stock otherwise Transferred by such PE Fund in connection therewith, shall not exceed the aggregate amount of shares of Common Stock that such PE Fund would have been permitted to so Transfer.

“Closing” has the meaning given to such term in the Merger Agreement.

“Closing Date” has the meaning given to such term in the Merger Agreement.

“Common Stock” means shares of the Class A common stock, par value $0.0001 per share, of PubCo, including (i) any shares of such Class A common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class A common stock and (ii) any Equity Securities of PubCo that may be issued or distributed or be issuable with respect to such Class A common stock by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction.

“Confidential Information” has the meaning set forth in Section 2.2.

“Cosmos” has the meaning set forth in the Recitals.

“Demand Delay” has the meaning set forth in Section 3.2(a)(ii).

“Demand Initiating Holders” has the meaning set forth in Section 3.2(a).

“Demand Period” has the meaning set forth in Section 3.2(c).

“Demand Registration” has the meaning set forth in Section 3.2(a).

“Distribution” means a distribution (other than a Charitable Distribution), however structured (including through dissolution), by any Holder of Equity Securities of PubCo to such Holder’s limited partners, members or equityholders (as applicable).

“Effective Date” has the meaning set forth in the Preamble.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Family Member” means with respect to (i) any individual, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such individual or any trust created for the benefit of such individual or of which any of the foregoing is a beneficiary or (ii) any trust, (x) any current or former employee of PubCo and its subsidiaries or prior to the Closing Date, Cosmos and its subsidiaries, who is a trustee or beneficiary of such trust, and any spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such current or former employee or any other trust created for the benefit of such current or former employee or of which any of the foregoing is a beneficiary and (y) to the extent such trust is a Partner, any current or former employee of PubCo and its subsidiaries or prior to the Closing Date, Cosmos and its subsidiaries whose spouse, lineal descendant (whether natural or adopted) or lineal descendant’s spouse is a trustee or beneficiary of such trust, and any spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such current or former employee or any other trust created for the benefit of such current or former employee or of which any of the foregoing is a beneficiary.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“First Merger” has the meaning set forth in the Recitals.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Holder” means any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this Investor Rights Agreement pursuant to Section 5.1; provided, that, a Party who does not hold Registrable Securities as of the Closing Date and who acquires Registrable Securities after the Closing Date will not be a Holder until such Party gives PubCo a representation in writing of the number of Registrable Securities it holds.

“Holder Indemnitees” has the meaning set forth in Section 5.13(a).

“Indemnification Sources” has the meaning set forth in Section 5.13(c).

“Indemnified Liabilities” has the meaning set forth in Section 5.13(a).

“Indemnified Party” has the meaning set forth in Section 3.6(c).

“Indemnitee-Related Entities” has the meaning set forth in Section 5.13(c).

“In-Kind Distribution” means any Charitable Distribution or Distribution.

“Institutional Partners” means any Partner that is not a current or former employee of Cosmos, Pubco or any of their respective subsidiaries or an Affiliate or Family Member of such employee.

“Investor Rights Agreement” has the meaning set forth in the Preamble.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Lock-Up Period” means the period commencing on the Closing Date and ending on the date that is 180 days following the Closing Date, provided that for purposes of the Redwire Warrants and the Sponsor Warrants only, the “Lock-Up Period” shall mean the period commencing on the Closing Date and ending on the date that is 30 days following the Closing Date.

“Lock-Up Shares” has the meaning set forth in Section 4.1.

“Management Holder” means each current or former employee of Cosmos or its subsidiaries, or any Family Member thereof, who holds Equity Securities of Redwire immediately prior to the Closing Date and/or at any time receives Common Stock in a Distribution from Redwire, in each case, for so long as such Person remains a Holder.

“Management Lock-Up Period” shall be the period commencing on the Closing Date and ending on the date that is twelve (12) months following the Closing Date.

“Market Stand-Off Period” has the meaning set forth in Section 3.9.

“Marketed” means an Underwritten Shelf Take-Down or other Underwritten Offering, as applicable, that involves the use or involvement of a customary “road show” (including an “electronic road show”) or other substantial marketing effort by Underwriters over a period of at least 48 hours.

“Marketed Underwritten Shelf Take-Down” has the meaning set forth in Section 3.1(d)(iii).

“Merger Agreement” has the meaning set forth in the Recitals.

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (c) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result and (f) nominating or appointing certain Persons (including to fill vacancies) and providing the highest level of support for election of such Persons to the Board in connection with the annual or special meeting of stockholders of PubCo.

“Non-Marketed” means an Underwritten Shelf Take-Down that is not a Marketed Underwritten Shelf Take-Down.

“Non-Underwritten Shelf Take-Down” has the meaning set forth in Section 3.1(d)(iv)(A).

“Non-Marketed Underwritten Shelf Take-Down Selling Holders” has the meaning set forth in Section 3.1(d)(iv)(B).

“Organizational Documents” means the Certificate of Incorporation and the Bylaws.

“Original RRA” has the meaning set forth in the Recitals.

“Other Holders” has the meaning set forth in the Preamble.

“Partner Director” has the meaning set forth in Section 2.1(a).

“Partner” has the meaning set forth in the Preamble.

“Party” has the meaning set forth in the Preamble.

“PE Fund” means (a) a private equity investment fund that makes investments in multiple portfolio companies, or PubCo or any of its subsidiaries, together with any alternative investment vehicles related to that private equity investment fund and (b) any investment vehicle directly or indirectly wholly owned by any fund described in the foregoing clause (a).

“Permitted Transferee” means (i) with respect to Redwire, any direct holder of Equity Securities of Redwire (the “Redwire Holders”), (ii) with respect to Sponsor, any direct holder of Equity Securities of Sponsor (together with Sponsor, the “Sponsor Holders”), and (iii) with respect to any other Person (including the Redwire Holders and the Sponsor Holders), (a) any Family Member of such Person, (b) any Affiliate of such Person, and (c) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (c) who operates or engages in a business which competes with the business of PubCo and its subsidiaries).

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“PIPE Investment” means a private placement of PubCo Common Stock pursuant to a Subscription Agreement.

“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.

“PubCo” has the meaning set forth in the Preamble.

“Redwire” has the meaning set forth in the Recitals.

“Redwire Warrants” means the warrants issued by PubCo to Redwire at the Closing pursuant to, and subject to the terms and conditions of, the Merger Agreement.

“Registrable Securities” means (a) any shares of Common Stock, (b) any Warrants or any shares of Common Stock issued or issuable upon the exercise thereof and (c) any Equity Securities of PubCo or any subsidiary of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held directly or indirectly by a Partner, the Sponsor or the Other Holders, or in each case, any of their resespective Permitted Transferees; provided that, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by PubCo and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities have been sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” means a registration, including any related Shelf Take-Down, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.

“Registration Expenses” means the expenses of a Registration or other Transfer pursuant to the terms of this Investor Rights Agreement, including (a) all SEC or stock exchange registration and filing fees (including, if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in Rule 5121 of FINRA (or any successor provision), and of its counsel), (b) all fees and expenses of complying with securities or blue sky laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of the Registrable Securities), (c) all printing, messenger and delivery expenses, (d) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange and all rating agency fees, (e) the fees and disbursements of counsel for PubCo and of its independent public accountants, including the expenses of any special audits and/or comfort letters required by or incident to such performance and compliance, (f) any fees and disbursements of Underwriters customarily paid by the issuers or sellers of securities, including liability insurance if PubCo so desires or if the Underwriters so require, and the reasonable fees and expenses of any special experts retained in connection with the requested registration, but excluding underwriting discounts and commissions and transfer taxes, if any, (g) the reasonable and documented fees and out-of-pocket expenses of one counsel for all of the Holders participating in such Registration or other Transfer, selected by such Holders that own a majority of the Registrable Securities participating in such Registration or other Transfer, (h) the costs and expenses of PubCo relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities (including the expenses of the Holders) and (i) any other fees and disbursements customarily paid by the issuers of securities.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Investor Rights Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person acting on behalf of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Second Merger” has the meaning set forth in the Recitals.

“Section 721” means Section 721 of the Defense Production Act of 1950, as amended, and all regulations issued and effective thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Shared Representative” has the meaning set forth in Section 2.2.

“Shelf Holder” means any Holder that owns Registrable Securities that have been registered on a Shelf Registration Statement.

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.

“Shelf Registration Statement” means a Registration Statement of PubCo filed with the SEC on either (a) Form S-3 (or any successor form or other appropriate form under the Securities Act) or (b) if PubCo is not permitted to file a Registration Statement on Form S-3, a Registration Statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act covering the Registrable Securities, as applicable.

“Shelf Suspension” has the meaning set forth in Section 3.1(c).

“Shelf Take-Down” means any offering or sale of Registrable Securities initiated by a Shelf Take-Down Initiating Holder pursuant to a Shelf Registration Statement.

“Shelf Take-Down Initiating Holders” means the Partners, Sponsor and, solely with respect to Non-Underwritten Shelf Take-Downs, the other Shelf Holders.

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Director” has the meaning set forth in Section 2.1(a).

“Sponsor Warrants” means the warrants issued by PubCo to Sponsor pursuant to that Private Placement Warrants Purchase Agreement, dated as of November 23, 2020, by and between PubCo and Sponsor.

“Subscription Agreements” has the meaning given to such term in the Merger Agreement.

“Subsequent Shelf Registration” has the meaning set forth in Section 3.1(b).

“Surviving Company” has the meaning set forth in the Recitals.

“Take-Down Participation Notice” has the meaning set forth in Section 3.1(d)(iv)(C).

“Take-Down Tagging Holder” has the meaning set forth in Section 3.1(d)(iv)(B)

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge or hypothecation, distribution or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, sells, pledges or hypothecates, distributes or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; provided, that none of the following will be considered a Transfer: (A) a pledge of Equity Securities of PubCo as collateral for a PE Fund’s bona fide revolving credit facility that is also secured by other private equity investments of such PE Fund and (B) a transfer of partnership interests in any PE Fund or in any Person that holds a direct or indirect interest in such PE Fund. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings. For avoidance of doubt, any In-Kind Distribution shall each be deemed a Transfer.

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Take-Down” has the meaning set forth in Section 3.1(d)(ii)(A).

“Underwritten Shelf Take-Down Notice” has the meaning set forth in Section 3.1(d)(ii)(A).

“Warrants” means the following outstanding warrants of PubCo, each exercisable for one share of Common Stock: (a) warrants to purchase 7,292,541 shares of Common Stock issued to the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated as of November 23, 2020, by and between the Sponsor and PubCo, for a purchase price of $1.00 per warrant, (b) warrants to purchase 439,627 shares of Common Stock issued to Jefferies LLC pursuant to that certain Private Placement Warrants Purchase Agreement, November 23, 2020, by and between Jefferies LLC and PubCo, for a purchase price of $1.00 per warrant and (c) any other warrants to purchase shares of Common Stock.

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

Section 1.2 Interpretive Provisions. For all purposes of this Investor Rights Agreement, except as otherwise provided in this Investor Rights Agreement or unless the context otherwise requires:

(a) the meanings of defined terms are applicable to the singular as well as the plural forms of such terms;

(b) the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Investor Rights Agreement, refer to this Investor Rights Agreement as a whole and not to any particular provision of this Investor Rights Agreement;

(c) references in this Investor Rights Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder;

(d) whenever the words “include”, “includes” or “including” are used in this Investor Rights Agreement, they shall mean “without limitation;”

(e) the captions and headings of this Investor Rights Agreement are for convenience of reference only and shall not affect the interpretation of this Investor Rights Agreement; and

(f) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

ARTICLE II

GOVERNANCE

Section 2.1 Board of Directors.

(a) Composition of the Board. At and following the Closing, each of the Partner and the Sponsor, severally and not jointly, agrees with PubCo to take all Necessary Action to cause the Board to be comprised of (x) seven (7) directors and (y) those individuals to be nominated in accordance with this Article II, initially (i) five (5) of whom have been nominated by the Partners, at least three (3) of whom shall meet the independence requirements under the listing rules of the NYSE (with at least one (1) of such persons also meeting the independence requirements under Rule 10A-3 promulgated under the Exchange Act with respect to service on the audit committee of the Board), and thereafter designated pursuant to Section 2.1(c) or Section 2.1(e) of this Investor Rights Agreement (each, a “Partner Director”) and (ii) two (2) of whom have been nominated by the Sponsor, at least one (1) of whom shall meet the independence requirements under the listing rules of the NYSE and the independence requirements under Rule 10A-3 promulgated under the Exchange Act with respect to service on the audit committee of the Board , and thereafter designated pursuant to Section 2.1(d) or Section 2.1(e) of this Investor Rights Agreement (each, a “Sponsor Director”). At and following the Closing, each of the Sponsor and the Partners, severally and not jointly, agrees with PubCo to take all Necessary Action to cause the directors initially nominated pursuant to the foregoing to be divided into three classes of directors, with each class serving for staggered three year terms as follows:

(i) the Class I directors shall include: two (2) Partner Directors;

(ii) the Class II directors shall include: one (1) Sponsor Director and two (2) Partner Directors; and

(iii) the Class III directors shall include: one (1) Sponsor Director and one (1) Partner Directors.

(b) The initial term of the Class I directors shall expire immediately following PubCo’s 2022 annual meeting of stockholders at which directors are elected. The initial term of the Class II directors shall expire immediately following PubCo’s 2023 annual meeting of stockholders at which directors are elected. The initial term of the Class III directors shall expire immediately following PubCo’s 2024 annual meeting at which directors are elected.

(c) Partner Representation. PubCo shall take all Necessary Action to include in the slate of nominees recommended by PubCo for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected (including, for the avoidance of doubt, the Special Meeting (as defined in the Merger Agreement)), a number of individuals designated by the Partners that, if elected, will result in the Partners having a number of directors serving on the Board as shown below:

Common Stock Beneficially Owned by the Partners as a Percentage of the Common Stock Beneficially Owned by the Partners on the Closing Date	Number of Partner Directors
50% or greater	5
42.5% or greater, but less than 50%	4
25% or greater, but less than 42.5%	3
10% or greater, but less than 25%	2
5% or greater, but less than 10%	1

For so long as the Board is divided into three classes, PubCo agrees to take all Necessary Action to apportion the Partner Directors among such classes so as to maintain the proportion of the Partner Directors in each class as nearly as possible to the relative apportionment of the Partner Directors among the classes as contemplated in Section 2.1(a).

(d) Sponsor Representation. PubCo shall take all Necessary Action to include in the slate of nominees recommended by PubCo for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected including, for the avoidance of doubt, the Special Meeting, a number of individuals designated by the Sponsor that, if elected, will result in the Sponsor having a number of directors serving on the Board as shown below:

Common Stock Beneficially Owned by the Sponsor (and its Permitted Transferees) as a Percentage of the Common Stock Beneficially Owned by the Sponsor on the Closing Date	Number of Sponsor Directors
50% or greater	2
25% or greater, but less than 50%	1

For so long as the Board is divided into three classes, PubCo agrees to take all Necessary Action to apportion the Sponsor Directors among such classes so as to maintain the proportion of the Sponsor Directors in each class as nearly as possible to the relative apportionment of the Sponsor Directors among the classes as contemplated in Section 2.1(a).

(e) Removal; Vacancies. The Partners or the Sponsor, as applicable, shall have the exclusive right to (i) remove their nominees from the Board, and PubCo shall take all Necessary Action to cause the removal of any such nominee at the request of the applicable Party and (ii) designate directors for election or appointment, as applicable, to the Board to fill vacancies created by reason of death, removal or resignation of its nominees to the Board, and PubCo shall take all Necessary Action to nominate or cause the Board to appoint, as applicable, replacement directors designated by the applicable Party to fill any such vacancies created pursuant to clause (i) or (ii) above as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or applicable committee). Notwithstanding anything to the contrary in this Section 2.1(e), no Party shall have the right to designate a replacement director, and PubCo shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors nominated or designated by such Party in excess of the number of directors that such Party is then entitled to nominate for membership on the Board pursuant to this Investor Rights Agreement. Each of the Partners and the Sponsor agrees with PubCo not to take action to remove any director nominee of another Party from office unless such removal is for cause.

(f) Committees. In accordance with PubCo’s Organizational Documents, (i) the Board shall establish and maintain committees of the Board for (x) Audit, (y) Compensation and (z) Nominating and Corporate Governance, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. Subject to applicable Laws and stock exchange regulations, and subject to requisite independence requirements applicable to such committee, for so long as (i) the Partners Beneficially Own Common Stock representing at least 10% of the Common Stock Beneficially Owned by the Partners on the Closing Date, PubCo shall take, and each of the Partners and the Sponsor, severally and not jointly, agree with PubCo to take, all Necessary Action to have at least one Partner Director appointed to serve on each committee of the Board and (ii) the Sponsor Beneficially Owns Common Stock representing at least 25% of the Common Stock Beneficially Owned by the Sponsor on the Closing Date, PubCo shall take, and each of the Partners and the Sponsor, severally and not jointly, agree with PubCo to take, all Necessary Action to have at least one Sponsor Director appointed to serve on each committee of the Board.

(g) Reimbursement of Expenses. PubCo shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

(h) Indemnification. PubCo shall provide each Partner Director and Sponsor Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of PubCo, and PubCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Partner Director or Sponsor Director nominated pursuant to this Investor Rights Agreement as and to the extent consistent with applicable Law, the Certificate of Incorporation, the Bylaws and any indemnification agreements with directors (whether such right is contained in the Organizational Documents or another document) (except to the extent such amendment or alteration permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(i) Review of Nominees. Any nominee as a Partner Director or Sponsor Director (or alternate thereof) shall be subject to PubCo’s customary due diligence process, including its review of a completed questionnaire and a background check. Based on the foregoing, PubCo may reasonably object to any such nominee within 15 days of receiving such completed questionnaire and background check authorization, (i) provided it does so in good faith and (ii) solely to the extent such objection is based upon any of the following: (1) such nominee was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (2) such nominee was the subject of any order, judgment or decree not subsequently reversed, suspended or vacated of any court of competent jurisdiction, permanently or temporarily enjoining such proposed director from, or otherwise limiting, the following activities: (A) engaging in any type of business practice, or (B) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal or state securities laws; (3) such nominee was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in clause (2)(B), or to be associated with persons engaged in such activity; (4) such nominee was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated; (5) such nominee was the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to a violation of any federal or state securities laws or regulations or (6) such nominee, if elected to the Board, would cause Partner or Sponsor, as applicable, to be in noncompliance with the independence requirements specified in Section 2.1(a). In the event the Board reasonably finds any such nominee to be unsuitable based upon one or more of the foregoing clauses (1) through (6) and reasonably objects to such nominated director, the applicable Holder shall be entitled to propose a different nominee to the Board within thirty (30) days of PubCo’s notice to such Holder of its objection to such nominee and such replacement nominee shall be subject to the review process outlined in this Section 2.1(i).

(j) For so long as the Partners beneficially own greater than 50% of the Common Stock beneficially owned by the Partners on the Closing Date, the Partners shall be entitled to designate one of their Partner Directors as the Chairman of the Board.

Section 2.2 Sharing of Information. To the extent permitted by antitrust, competition or any other applicable Law, each of PubCo, the Partners and the Sponsor agrees and acknowledges that the directors designated by the Partners and the Sponsor may share confidential, non-public information about PubCo and its subsidiaries (“Confidential Information”) with the Partners and the Sponsor, as applicable. Each of the Partners and the Sponsor recognizes that it, or its Affiliates and Representatives, has acquired or will acquire Confidential Information the use or disclosure of which could cause PubCo substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, each of the Partners and the Sponsor covenants and agrees with PubCo that it will not (and will cause its respective controlled Affiliates and Representatives not to) at any time, except with the prior written consent of PubCo, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of such Party, (b) disclosure is required by applicable Law (including any filing following the Closing Date with the SEC pursuant to applicable securities laws) or court of competent jurisdiction or requested by a Governmental Entity; provided, that (other than in the case of any required filing following the Closing Date with the SEC or in connection with any routine audit or examination as described below) such Party promptly notifies PubCo of such requirement or request and takes commercially reasonable steps, at the sole cost and expense of PubCo, to minimize the extent of any such required disclosure, (c) such information was available or becomes available to such Party before, on or after the Effective Date, without restriction, from a source (other than PubCo) without any breach of duty to PubCo or (d) such information was independently developed by such Party or its Representatives without the use of the Confidential Information. Notwithstanding the foregoing, nothing in this Investor Rights Agreement shall prohibit any of the Partners or the Sponsor from disclosing Confidential Information (x) to any Affiliate, Representative, limited partner, member or shareholder of such Party, provided, that such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information and such Party shall be responsible for any breach of this Section 2.2 by any such Person or (y) if such disclosure is made to a governmental or regulatory authority with jurisdiction over such Party in connection with a routine audit or examination that is not specifically directed at PubCo or the Confidential Information, provided that such Party shall request that confidential treatment be accorded to any information so disclosed. No Confidential Information shall be deemed to be provided to any Person, including any Affiliate of the Partners or the Sponsor, unless such Confidential Information is actually provided to such Person. Furthermore, receipt of Confidential Information shall not be imputed to any Affiliate of the Partners or the Sponsor solely by virtue of the fact that the party serves in a similar capacity for such Affiliate (a “Shared Representative”) and has received Confidential Information unless a Shared Representative (x) conveys, shares or communicates, in any manner, Confidential Information to such Affiliate or (y) participates, directly or indirectly, on behalf of such Affiliate in activities prohibited by this Agreement.

ARTICLE III

REGISTRATION RIGHTS

Section 3.1 Shelf Registration.

(a) Filing. PubCo shall file, as soon as is reasonably practicable and in any event within 45 days after the Closing Date, a Shelf Registration Statement covering the resale of all Registrable Securities (except as determined by PubCo pursuant to Section 3.7 as of two Business Days prior to such filing) on a delayed or continuous basis. PubCo shall use its reasonable best efforts to cause such Shelf Registration Statement to become effective under the Securities Act as soon as practicable after such filing, but in no event later than the earlier of (i) sixty (60) calendar days after the filing thereof (or, in the event the SEC reviews and has written comments to the Shelf Registration Statement, the ninetieth (90th) calendar day following the filing thereof) and (ii) the tenth (10th) business day after the date PubCo is notified (orally or in writing, whichever is earlier) by the SEC that the Shelf Registration Statement will not be “reviewed” or will not be subject to further review. PubCo shall maintain such Shelf Registration Statement in accordance with the terms of this Investor Rights Agreement, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf Registration Statement continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as of which all Registrable Securities registered by such Shelf Registration Statement have been sold or cease to be Registrable Securities. In the event PubCo files a Shelf Registration Statement on Form S-1, PubCo shall use its commercially reasonable efforts to convert such Shelf Registration Statement (and any Subsequent Shelf Registration) to a Shelf Registration Statement on Form S-3 as soon as practicable after PubCo is eligible to use Form S-3. PubCo shall also use its reasonable best efforts to file any replacement or additional Shelf Registration Statement and use reasonable best efforts to cause such replacement or additional Shelf Registration Statement to become effective prior to the expiration of the initial Shelf Registration Statement filed pursuant to this Section 3.1(a).

(b) Subsequent Shelf Registration. If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while there remain any Registrable Securities registered by such Shelf Registration Statement, PubCo shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities registered by such prior Shelf Registration Statement. If a Subsequent Shelf Registration is filed, PubCo shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as of which all Registrable Securities registered by such Subsequent Shelf Registration have been sold or cease to be Registrable Securities.

(c) Suspension of Filing or Registration. If PubCo shall furnish to the Shelf Holders, a certificate signed by the chief executive officer or equivalent senior executive of PubCo, stating that the filing, effectiveness or continued use of any Shelf Registration Statement would require PubCo to make an Adverse Disclosure, then PubCo shall have a period of not more than sixty (60) days within which to delay the filing or effectiveness (but not the preparation) of such Shelf Registration Statement or, in the case of a Shelf Registration Statement that has been declared effective, to suspend the use by Shelf Holders of such Shelf Registration Statement (in each case, a “Shelf Suspension”); provided, however, that PubCo shall not be permitted to exercise in any twelve (12) month period (i) more than one (1) Shelf Suspensions pursuant to this Section 3.1(c) and Demand Delays pursuant to Section 3.2(a)(ii) in the aggregate or (ii) aggregate Shelf Suspensions pursuant to this Section 3.1(c) and Demand Delays pursuant to Section 3.2(a)(ii) of more than ninety (90) days. Each Holder shall keep confidential the fact that a Shelf Suspension is in effect, the certificate referred to above and its contents for the permitted duration of the Shelf Suspension or until otherwise notified by PubCo, except (A) for disclosure to such Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law. In the case of a Shelf Suspension that occurs after the effectiveness of the applicable Shelf Registration Statement, the Shelf Holders agree to suspend use of the applicable Prospectus for the permitted duration of such Shelf Suspension in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the certificate referred to above. PubCo shall immediately notify the Holders or Shelf Holders, as applicable, upon the termination of any Shelf Suspension, and (i) in the case of a Shelf Registration Statement that has not been declared effective, shall promptly thereafter file the Shelf Registration Statement and use its reasonable best efforts to have such Shelf Registration Statement declared effective under the Securities Act and (ii) in the case of an effective Shelf Registration Statement, shall amend or supplement the Prospectus, if necessary, so it does not contain any material misstatement or omission prior to the expiration of the Shelf Suspension and furnish to the Shelf Holders such numbers of copies of the Prospectus as so amended or supplemented as the Shelf Holders may reasonably request. PubCo agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement if required by the registration form used by PubCo for the Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Shelf Holders Beneficially Owning a majority of the Registrable Securities then outstanding.

(d) Shelf Take-Downs.

(i) Generally. Subject to the terms and provisions of this Article III, following the Lock-Up Period, a Shelf Take-Down Initiating Holder may initiate a Shelf Take-Down that, at the option of such Shelf Take-Down Initiating Holder (A) is in the form of an Underwritten Shelf Take-Down or a Shelf Take-Down that is not an Underwritten Shelf Take-Down and (B) in the case of an Underwritten Shelf

Take-Down, is Non-Marketed or Marketed, in each case, as shall be specified in the written demand delivered by the Shelf Take-Down Initiating Holder to PubCo pursuant to the provisions of this Section 3.1(d).

(ii) Underwritten Shelf Take-Downs.

(A) A Shelf Take-Down Initiating Holder may elect in a written demand delivered to PubCo (an “Underwritten Shelf Take-Down Notice”) for any Shelf Take-Down that it has initiated to be in the form of an underwritten offering (an “Underwritten Shelf Take-Down”), and PubCo shall, if so requested, file and effect an amendment or supplement of the Shelf Registration Statement for such purpose as soon as practicable. The Shelf Holders that own a majority of the Registrable Securities to be offered for sale in such Underwritten Shelf Take-Down shall have the right to select the Underwriter or Underwriters to administer such Underwritten Shelf Take-Down; provided, that such Underwriter or Underwriters shall be reasonably acceptable to PubCo.

(B) With respect to any Underwritten Shelf Take-Down (including any Marketed Underwritten Shelf Take-Down), in the event that a Shelf Holder otherwise would be entitled to participate in such Underwritten Shelf Take-Down pursuant to this Section 3.1(d)(ii), Section 3.1(d)(iii) or Section 3.1(d)(iv), as the case may be, the right of such Shelf Holder to participate in such Underwritten Shelf Take-Down shall be conditioned upon such Shelf Holder’s participation in such underwriting and the inclusion of such Shelf Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. PubCo, together with all Shelf Holders proposing to distribute their securities through such Underwritten Shelf Take-Down, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected in accordance with Section 3.1(d)(ii)(A). Notwithstanding any other provision of this Section 3.1, if the Underwriter shall advise PubCo that marketing factors (including an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten in an Underwritten Shelf Take-Down, then PubCo shall so advise all Shelf Holders that have requested to participate in such Underwritten Shelf Take-Down, and the number of Registrable Securities that may be included in such Underwritten Shelf Take-Down shall be allocated pro rata among such Shelf Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Shelf Holders at the time of such Underwritten Shelf Take-Down; provided, that any Registrable Securities thereby allocated to a Shelf Holder that exceeds such Shelf Holder’s request shall be reallocated among the remaining Shelf Holders in like manner; and provided, further, that the number of Registrable Securities to be included in such Underwritten Shelf Take-Down shall not be reduced unless all other Equity Securities of PubCo are first entirely excluded from any contemporaneous Underwritten Offering. No Registrable Securities excluded from an Underwritten Shelf Take-Down by reason of the Underwriter’s marketing limitation shall be included in such underwritten offering.

(iii) Marketed Underwritten Shelf Take-Downs. The Shelf Take-Down Initiating Holder submitting an Underwritten Shelf Take-Down Notice shall indicate in such notice that it delivers to PubCo pursuant to Section 3.1(d)(ii) whether it intends for such Underwritten Shelf Take-Down to be Marketed (a “Marketed Underwritten Shelf Take-Down”). Upon receipt of an Underwritten Shelf Take-Down Notice indicating that such Underwritten Shelf Take-Down will be a Marketed Underwritten Shelf Take-Down, PubCo shall promptly (but in any event no later than ten (10) days prior to the expected date of such Marketed Underwritten Shelf Take-Down) give written notice of such Marketed Underwritten Shelf Take-Down to all other Shelf Holders under such Shelf Registration Statement and any such Shelf Holders requesting inclusion in such Marketed Underwritten Shelf Take-Down must respond in writing within five (5) days after the receipt of such notice. Each such Shelf Holder that timely delivers any such request shall be permitted to sell in such Marketed Underwritten Shelf Take-Down subject to the terms and conditions of Section 3.1(d)(ii).

(iv) Non-Marketed Underwritten Shelf Take-Downs and Non- Underwritten Shelf Take-Downs.

(A) Any Shelf Take-Down Initiating Holder may initiate (x) an Underwritten Shelf Take-Down that is Non-Marketed (a “Non-Marketed Underwritten Shelf Take-Down”) or (y) a Shelf Take-Down that is not an Underwritten Shelf Take-Down (a “Non-Underwritten Shelf Take-Down”) by providing written notice thereof to PubCo and, to the extent required by Section 3.1(d)(iv)(B), PubCo shall provide written notice thereof to all other Shelf Holders. Any notice delivered pursuant to the immediately preceding sentence shall include (I) the total number of Registrable Securities expected to be offered and sold in such Shelf Take-Down and (II) the expected timing and plan of distribution of such Shelf Take-Down.

(B) With respect to each Non-Marketed Underwritten Shelf Take-Down, the Shelf Take-Down Initiating Holder initiating such Non-Marketed Underwritten Shelf Take-Down shall provide written notice (a “Non-Marketed Underwritten Shelf Take-Down Notice”) of such Non-Marketed Underwritten Shelf Take-Down to PubCo and PubCo shall provide written notice thereof to all other Shelf Holders at least forty-eight (48) hours prior to the expected time of the pricing of the applicable Non-Marketed Underwritten Shelf Take-Down, which Non-Marketed Underwritten Shelf Take-Down Notice shall set forth (I) the total number of Registrable Securities expected to be offered and sold in such Non-Marketed Underwritten Shelf Take-Down, (II) the expected timing and plan of distribution of such Non-Marketed Underwritten Shelf Take-Down, (III) other than in the case of a Distribution (if applicable), an invitation to each Shelf Holder to elect (such Shelf Holders who make such an election being “Take-Down Tagging Holders” and, together with the Shelf Take-Down Initiating Holders and all other Persons (other than any Affiliates of the Shelf Take-Down Initiating Holders) who otherwise are Transferring, or have exercised a contractual or other right to Transfer, Registrable Securities in connection with such Non-Marketed Underwritten Shelf Take-Down, the “Non-Marketed Underwritten Shelf Take-Down Selling Holders”) to include in the Non-Marketed Underwritten Shelf Take-Down Registrable Securities held by such Take-Down Tagging Holder (but subject to Section 3.1(d)(ii)(B)) and (IV) the action or actions required (including the timing thereof) in connection with such Non-Marketed Underwritten Shelf Take-Down with respect to each Shelf Holder that elects to exercise such right (including the delivery of one or more stock certificates representing Registrable Securities of such Shelf Holder to be sold in such Non-Marketed Underwritten Shelf Take-Down).

(C) Upon delivery of a Non-Marketed Underwritten Shelf Take-Down Notice, other than in the case of a Distribution, each Shelf Holder may elect to sell Registrable Securities in such Non-Marketed Underwritten Shelf Take-Down, at the same price per Registrable Security and pursuant to the same terms and conditions with respect to payment for the Registrable Securities as agreed to by the Shelf Take-Down Initiating Holders, by sending an irrevocable written notice (a “Take-Down Participation Notice”) to PubCo within the time period specified in such Non-Marketed Underwritten Shelf Take-Down Notice (which time period shall be at least twenty-four (24) hours prior to the expected time of the pricing of the applicable Non-Marketed Underwritten Shelf Take-Down), indicating its, his or her election to sell up to the number of Registrable Securities in the Non-Marketed Underwritten Shelf Take-Down specified by such Shelf Holder in such Take-Down Participation Notice (but, in all cases, subject to Section 3.1(d)(ii)(B)). Following the time period specified in such Non-Marketed Underwritten Shelf Take-Down Notice, each Take-Down Tagging Holder that has delivered a Take-Down Participation Notice shall be permitted to sell in such Non-Marketed Underwritten Shelf Take-Down on the terms and conditions set forth in the Non-Marketed Underwritten Shelf Take-Down Notice, concurrently with the Shelf Take-Down Initiating Holders and the other Non-Marketed Underwritten Shelf Take-Down Selling Holders, the number of Registrable Securities calculated pursuant to Section 3.1(d)(ii)(B). It is understood that in order to be entitled to exercise its, his or her right to sell Registrable Securities in a Non-Marketed Underwritten Shelf Take-Down pursuant to this Section 3.1(d)(iv), each Take-Down Tagging Holder must agree to make the same representations, warranties, covenants, indemnities and agreements, if any, as the Shelf Take-

Down Initiating Holders agree to make in connection with the Non-Marketed Underwritten Shelf Take-Down, with such additions or changes as are required of such Take-Down Tagging Holder by the Underwriters (if applicable).

(D) Notwithstanding the delivery of any Non-Marketed Underwritten Shelf Take- Down Notice, all determinations as to whether to complete any Non-Marketed Underwritten Shelf Take-Down and as to the timing, manner, price and other terms and conditions of any Non-Marketed Underwritten Shelf Take-Down shall be at the sole discretion of the applicable Shelf Take-Down Initiating Holder, and PubCo agrees to cooperate in facilitating any Non-Marketed Underwritten Shelf Take-Down pursuant to Section 3.1(d). Each of the Shelf Holders agrees to reasonably cooperate with each of the other Shelf Holders and PubCo to establish notice, delivery and documentation procedures and measures to facilitate such other Shelf Holders’ participation in Non-Marketed Underwritten Shelf Take-Downs pursuant to this Section 3.1(d).

Section 3.2 Demand Registrations.

(a) Holders’ Demand for Registration. If, at a time when a Shelf Registration Statement is not effective pursuant to Section 3.1, PubCo shall receive from the Partners, at any time following the Lock-up Period (in such capacity, the “Demand Initiating Holders”), a written demand that PubCo effect any Registration in connection with an Underwritten Offering other than a Shelf Registration or a Shelf Take-Down (a “Demand Registration”) of Registrable Securities held by such Holders, PubCo will:

(i) promptly (but in any event within 10 (ten) days prior to the date such Demand Registration becomes effective under the Securities Act) give written notice of the proposed Demand Registration to all other Holders; and

(ii) use its reasonable best efforts to effect such registration as soon as practicable as will permit or facilitate the sale and distribution of all or such portion of the Demand Initiating Holders’ Registrable Securities as are specified in such demand, together with all or such portion of the Registrable Securities of any other Holders joining in such demand as are specified in a written notice received by PubCo within five (5) days after the written notice set forth in Section 3.2(a)(i) is given; provided, that PubCo shall not be obligated to file any Registration Statement or other disclosure document pursuant to this Section 3.2 (but shall be obligated to continue to prepare such Registration Statement or other disclosure document) if PubCo shall furnish to the Demand Initiating Holders and any other participating Holders, a certificate signed by the chief executive officer or equivalent senior executive of PubCo, stating that the filing or effectiveness of such Registration Statement would require PubCo to make an Adverse Disclosure, in which case PubCo shall have an additional period (each, a “Demand Delay”) of not more than sixty (60) days within which to file such Registration Statement; provided, however, that PubCo shall not exercise, in any twelve (12) month period, (x) more than one (1) Demand Delay pursuant to this Section 3.2(a)(ii) and Shelf Suspensions pursuant to Section 3.1(c) or (y) aggregate Demand Delays pursuant to this Section 3.2(a)(ii) and Shelf Suspensions pursuant to Section 3.1(c) of more than ninety (90) days. The Demand Initiating Holders and any other participating Holders shall keep confidential the fact that a Demand Delay is in effect, the certificate referred to above and its contents for the permitted duration of the Demand Delay or until otherwise notified by PubCo, except (A) for disclosure to the Demand Initiating Holders’ or other participating Holders’ employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law.

(b) Underwriting. If the Demand Initiating Holders intend to distribute the Registrable Securities covered by their demand by means of an Underwritten Offering, they shall so advise PubCo as part of their demand made pursuant to this Section 3.2, and PubCo shall include such information in the written notice referred to in Section 3.2(a)(ii). In such event, the right of any Holder to registration pursuant to this

Section 3.2 shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. PubCo, together with all holders of Registrable Securities of PubCo proposing to distribute their securities through such Underwritten Offering, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected by the Demand Initiating Holders and reasonably satisfactory to PubCo. Notwithstanding any other provision of this Section 3.2, if the Underwriter shall advise PubCo that marketing factors (including an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then PubCo shall so advise the Demand Initiating Holders and all other Holders that have requested to participate in such offering and the number of Registrable Securities that may be included in the Demand Registration and Underwritten Offering shall be allocated pro rata among the Partners, the other Holders that have requested to participate in such offering and other holders of Registrable Securities exercising a contractual or other right to dispose of Registrable Securities in such Underwritten Offering thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such persons at the time of filing the Registration Statement; provided, that any Registrable Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the Demand Initiating Holders, the other Holders that have requested to participate in such offering and other requesting holders of Registrable Securities in like manner; and provided, further, that the number of Registrable Securities to be included in such Underwritten Offering shall not be reduced unless all other Equity Securities of PubCo are first entirely excluded from the Underwritten Offering. No Registrable Securities excluded from the Underwritten Offering by reason of the Underwriter’s marketing limitation shall be included in such Demand Registration. If the Underwriter has not limited the number of Registrable Securities to be underwritten, PubCo may include securities for its own account (or for the account of any other Persons) in such Demand Registration if the Underwriter so agrees and if the number of Registrable Securities would not thereby be limited.

(c) Effective Registration. PubCo shall be deemed to have effected a Demand Registration if the Registration Statement pursuant to such registration is declared effective by the SEC and remains effective for not less than one hundred eighty (180) days (or such shorter period as will terminate when all Registrable Securities covered by such Registration Statement have been sold or withdrawn), or, if such Registration Statement relates to an Underwritten Offering, such longer period as, in the opinion of counsel for the Underwriters, a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an Underwriter or dealer (the applicable period, the “Demand Period”). No Demand Registration shall be deemed to have been effected if (i) during the Demand Period such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court or (ii) the conditions specified in the underwriting agreement, if any, entered into in connection with such Registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by a participating Holder.

Section 3.3 Piggyback Registration.

(a) If at any time or from time to time PubCo shall determine to register any of its Equity Securities, either for its own account or for the account of security holders (other than in (1) a registration relating solely to employee benefit plans, (2) a registration statement on Form S-4 or S-8 (or such other similar successor forms then in effect under the Securities Act), (3) a registration pursuant to which PubCo is offering to exchange its own securities for other securities, (4) a registration statement relating solely to dividend reinvestment or similar plans, (5) a Shelf Registration Statement pursuant to which only the initial purchasers and subsequent transferees of debt securities of PubCo or any of its subsidiaries that are convertible for Common Stock and that are initially issued pursuant to Rule 144A and/or Regulation S (or any successor provision) of the Securities Act may resell such notes and sell the Common Stock into which such notes may be converted, (6) a registration pursuant to Section 3.1 or Section 3.2 hereof or (7) a registration expressly contemplated by the Subscription Agreements) PubCo will:

(i) promptly (but in no event less than ten (10) days before the effective date of the relevant Registration Statement) give to each Holder written notice thereof; and

(ii) include in such Registration (and any related qualification under state securities laws or other compliance), and in any Underwritten Offering involved therein, all the Registrable Securities specified in a written request or requests made within five (5) days after receipt of such written notice from PubCo by any Holder or Holders except as set forth in Section 3.3(b) below.

Notwithstanding anything herein to the contrary, this Section 3.3 shall not apply (i) prior to the expiration of the Lock-Up Period in respect of any Holder, unless the Partners elect to participate in such registration, in which case this Section 3.3 shall apply to the Holders, (ii) to any Shelf Take-Down irrespective of whether such Shelf Take-Down is an Underwritten Shelf Take-Down or not an Underwritten Shelf Take-Down or (iii) following the Lock-Up Period, to any Distribution (if applicable).

(b) Underwriting. If the Registration of which PubCo gives notice pursuant to Section 3.3(a) is for an Underwritten Offering, PubCo shall so advise the Holders as a part of the written notice given pursuant to Section 3.3(a)(i). In such event the right of any Holder to participate in such registration pursuant to this Section 3.3 shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. All Holders proposing to dispose of their Registrable Securities through such Underwritten Offering, together with PubCo and the other parties distributing their Equity Securities of PubCo through such Underwritten Offering, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Underwritten Offering by PubCo. Notwithstanding any other provision of this Section 3.3, if the Underwriters shall advise PubCo that marketing factors (including, without limitation, an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then PubCo may limit the number of Registrable Securities to be included in the Registration and Underwritten Offering as follows:

(i) If the Registration is initiated and undertaken for PubCo’s account, PubCo shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of Registrable Securities that may be included in the Registration and Underwritten Offering shall be allocated in the following manner: (A) first, to PubCo, (B) second, to the Holders of Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by such Holders and (C) third, to other holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering on a pro rata basis based on the total number of Equity Securities of PubCo held by such persons; provided, that any Registrable Securities or Equity Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the remaining requesting Holders or other requesting holders, as applicable, in like manner.

(ii) If the Registration is initiated and undertaken at the request of one or more holders of Equity Securities of PubCo who are not Holders, PubCo shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of Registrable Securities that may be included in the Registration and Underwritten Offering shall be allocated in the following manner: (A) first, to the initiating holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering, on a pro rata basis based on the total number of Equity Securities of PubCo, (B) second, to the Holders of Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by such Holders, (C) third, to PubCo, (D) fourth, to other holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering on a pro rata basis based on the total number of Equity Securities of PubCo held by such persons; provided, in the case of this foregoing clause (D) that any Registrable Securities or Equity Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the remaining requesting Holders or other requesting holders, as applicable, in like manner.

No such reduction pursuant to the foregoing paragraphs (i) and (ii) shall reduce the amount of Registrable Securities of the selling Holders included in the Registration below twenty-five percent (25%) of the total amount of Equity Securities included in such Registration. No securities excluded from the Underwritten Offering by reason of the Underwriter’s marketing limitation shall be included in such Registration.

(c) Right to Terminate Registration. PubCo shall have the right to terminate or withdraw any Registration initiated by it under this Section 3.3 prior to the effectiveness of such Registration whether or not any Holder has elected to include Registrable Securities in such Registration.

Section 3.4 Expenses of Registration. All Registration Expenses incurred in connection with all Registrations or other Transfers effected pursuant to or permitted by this Investor Rights Agreement (including any Distribution), shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling or otherwise Transferring any Registrable Securities in any Registration or Transfer shall bear all incremental selling expenses relating to the sale or Transfer of such Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing such Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold or Transferred in such Registration.

Section 3.5 Obligations of PubCo. Whenever required under this Article III to effect the Registration of any Registrable Securities, PubCo shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

(b) prepare and file with the SEC such amendments, post-effective amendments and supplements to such Registration Statement and the Prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement in accordance with the intended methods of disposition by sellers thereof set forth in such Registration Statement;

(c) permit any Holder that (in the good faith reasonable judgment of Pubco) might be deemed to be a controlling person of PubCo to participate in good faith in the preparation of such Registration Statement and to cooperate in good faith to include therein material, furnished to PubCo in writing, that in the reasonable judgment of such Holder and its counsel should be included;

(d) furnish to the Holders such numbers of copies of the Registration Statement and the related Prospectus, including all exhibits thereto and documents incorporated by reference therein and a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(e) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such offering; each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(f) notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably possible after notice thereof is received by PubCo of any written comments by the SEC or any request by the SEC or any other federal or state Governmental Entity for amendments or supplements to such Registration Statement or such Prospectus or for additional information;

(g) notify each Holder of Registrable Securities covered by such Registration Statement, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(h) notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by PubCo of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, or any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(i) use its reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of any Registration Statement or of any order preventing or suspending the use of any preliminary or final Prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;

(j) make available for inspection by each Holder including Registrable Securities in such Registration, any Underwriter participating in any distribution pursuant to such Registration, and any attorney, accountant or other agent retained by such Holder or Underwriter, all financial and other records, pertinent corporate documents and properties of PubCo, as such parties may reasonably request, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such Holder, Underwriter, attorney, accountant or agent in connection with such Registration Statement;

(k) use its reasonable best efforts to register or qualify, and cooperate with the Holders of Registrable Securities covered by such Registration Statement, the Underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the “Blue Sky” or securities laws of each state and other jurisdiction of the United States as any such Holder or Underwriters, if any, or their respective counsel reasonably request in writing, and do any and all other things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 3.1(b) and Section 3.2(c), as applicable; provided, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or take any action which would subject it to taxation or service of process in any such jurisdiction where it is not then so subject;

(l) in the case of an Underwritten Offering, obtain for delivery to the Holders of Registrable Securities covered by such Registration Statement and to the Underwriters an opinion or opinions from counsel for PubCo, dated the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or Underwriters, as the case may be, and their respective counsel;

(m) in the case of an Underwritten Offering, obtain for delivery to PubCo and the Underwriters, with copies to the Holders of Registrable Securities included in such Registration, a cold comfort letter from PubCo’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing Underwriter or Underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(n) use its reasonable best efforts to list the Registrable Securities that are covered by such Registration Statement with any securities exchange or automated quotation system on which the Common Stock or other Equity Securities of PubCo, as applicable, are then listed;

(o) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(p) cooperate with Holders including Registrable Securities in such Registration and the managing Underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing Underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities;

(q) use its reasonable best efforts to comply with all applicable securities laws and make available to its Holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(r) in the case of an Underwritten Offering that is Marketed, cause the senior executive officers of PubCo to participate in the customary “road show” presentations that may be reasonably requested by the Underwriters and otherwise to facilitate, cooperate with and participate in each proposed offering contemplated herein and customary selling efforts related thereto; and

(s) otherwise, in good faith, reasonably cooperate with, and take such customary actions as may reasonably be requested by, the Holders, in connection with such Registration.

Section 3.6 Indemnification.

(a) PubCo will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities and each of such Holder’s officers, directors, trustees, employees, partners, managers, members, equityholders, beneficiaries, affiliates and agents and each Person, if any, who controls such Holder, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, with respect to any Registration, qualification, compliance or sale effected pursuant to this Article III, and each Underwriter, if any, and each Person who controls any Underwriter, of the Registrable Securities held by or issuable to such Holder, against all claims, losses, damages and liabilities (or actions in respect thereto) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law arising out of or based on (A) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, free writing prospectus or other similar document (including any related Registration Statement, notification, or the like) incident to any such Registration, qualification, compliance or sale effected pursuant to this Article III, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, (B) any violation or alleged violation by PubCo of any Law applicable to PubCo in connection with any such Registration, qualification, compliance or sale, or (C) any failure to register or qualify Registrable Securities in any state where PubCo or its agents have affirmatively undertaken or agreed in writing (including pursuant to Section 3.5(k)) that PubCo (the undertaking of any Underwriter being attributed to PubCo) will undertake such Registration or qualification on behalf of the Holders of such Registrable Securities (provided, that in such instance PubCo shall not be so liable if it has undertaken its reasonable best efforts to so register or qualify such Registrable Securities) and will reimburse, as incurred, each such Holder, each such Underwriter and each such director, officer, trustee, employee, partner, manager, member, equityholder, beneficiary, affiliate, agent and controlling person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, that PubCo will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to PubCo by such Holder or Underwriter expressly for use therein.

(b) Each Holder (if Registrable Securities held by or issuable to such Holder are included in such Registration, qualification, compliance or sale pursuant to this Article III) does hereby undertake to indemnify and hold harmless, severally and not jointly, PubCo, each of its officers, directors, employees, affiliates and agents and each Person, if any, who controls PubCo within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each Underwriter, if any, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular, free writing prospectus or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, and will reimburse, as incurred, PubCo, each of its officers, directors, employees, affiliates and agents and each Person, if any, who controls PubCo within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each

Underwriter, if any, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement, prospectus, offering circular, free writing prospectus or other document, in reliance upon and in conformity with written information that (i) relates to such Holder in its capacity as a selling security holder and (ii) was furnished to PubCo by such Holder expressly for use therein; provided, however, that the aggregate liability of each Holder hereunder shall be limited to the net proceeds after underwriting discounts and commissions received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. It is understood and agreed that the indemnification obligations of each Holder pursuant to any underwriting agreement entered into in connection with any Registration Statement shall be limited to the obligations contained in this Section 3.6(b).

(c) Each party entitled to indemnification under this Section 3.6 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at the Indemnifying Party’s expense if representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding; and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 3.6, except to the extent that such failure to give notice materially prejudices the Indemnifying Party in the defense of any such claim or any such litigation. An Indemnifying Party, in the defense of any such claim or litigation, may, without the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Indemnified Party of an unconditional release from all liability with respect to such claim or litigation and (ii) does not include any recovery (including any statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Indemnified Party) other than monetary damages, and provided, that any sums payable in connection with such settlement are paid in full by the Indemnifying Party.

(d) In order to provide for just and equitable contribution in case indemnification is prohibited or limited by law, the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such actions; provided, however, that, in any case, (i) no Holder will be required to contribute any amount in excess of the net proceeds after Underwriting discounts and commissions received by such Holder upon the sale of the Registrable Securities giving rise to such contribution obligation and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) The indemnities provided in this Section 3.6 shall survive the Transfer of any Registrable Securities by such Holder.

Section 3.7 Information by Holder. The Holder or Holders of Registrable Securities included in any Registration shall furnish to PubCo such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as PubCo may reasonably request in writing and as shall be required in connection with any Registration, qualification or compliance referred to in this Article III. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations under this Investor Rights Agreement, including for purposes of Section 3.8 hereof. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, if any Holder does not provide PubCo with information requested pursuant to this Section 3.7, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of outside counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration under this Investor Rights Agreement unless such Person completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 3.1(d)(ii) and Section 3.2(a) of this Investor Rights Agreement, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.7 shall not affect the registration of the other Registrable Securities to be included in such Registration.

Section 3.8 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without Registration, PubCo agrees to use its reasonable best efforts to:

(a) make and keep current public information available, within the meaning of Rule 144 (or any similar or analogous rule) promulgated under the Securities Act, at all times;

(b) file with the SEC, in a timely manner, all reports and other documents required of PubCo under the Securities Act and Exchange Act; and

(c) so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a written statement by PubCo as to its compliance with the reporting requirements of said Rule 144 (at any time commencing after the Lock-Up Period), the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of PubCo and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without Registration.

Section 3.9 “Market Stand Off” Agreement. Each Holder hereby agrees with PubCo that, with respect to Underwritten Offerings initiated by a Holder only, during such period (which period shall in no event exceed 90 days) following the effective date of a Registration Statement of PubCo (or, in the case of an Underwritten Shelf Take-Down, the date of the filing of a preliminary Prospectus or Prospectus supplement relating to such Underwritten Offering (or if there is no such filing, the first contemporaneous press release announcing commencement of such Underwritten Offering)) as the Holders that own a majority of the Registrable Securities participating in such Underwritten Offering may agree to with the Underwriter or Underwriters of such Underwritten Offering (a “Market Stand-Off Period”), such Holder or its Affiliates shall not sell, pledge, hypothecate, transfer, make any short sale of, loan, grant any option or right to purchase of, or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Registrable Securities held by it at any time during such period except Registrable Securities included in such Registration and shares of Common Stock subject to a Charitable Distribution in connection with such Underwritten Offering. In connection with any Underwritten Offering contemplated by this Section 3.9, PubCo shall use reasonable best efforts to cause each director and executive officer of PubCo to execute a customary lock-up for the Market Stand-Off Period. Each Holder agrees with PubCo that it shall deliver to the Underwriter or Underwriters for any such Underwritten Offering a customary agreement (with customary terms, conditions and exceptions) that is substantially similar to the agreement delivered to the Underwriter or Underwriters by the Holders that own a majority of the Registrable Securities participating in such Registration reflecting their agreement set forth in this Section 3.9; provided, that such agreement shall not be materially more restrictive than any similar agreement entered into by PubCo’s directors and executive officers participating in such Underwritten Offering; provided, further, that such agreement shall not be required unless all Holders are required to enter into similar agreements; provided, further, that such agreement shall provide that any early release of any Holder from the provisions of the terms of such agreement shall be on a pro rata basis among all Holders.

Section 3.10 Other Obligations. In connection with a Transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under the foregoing clause (a). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

Section 3.11 Other Registration Rights. Other than the registration rights set forth in the Original RRA and in the Subscription Agreements, PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this Investor Rights Agreement, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person. Further, each of PubCo and the Sponsor represents and warrants that this Investor Rights Agreement supersedes any other registration rights agreement or agreement (including, from and after the termination of the Original RRA pursuant to Section 3.13, the Original RRA), other than the Subscription Agreements.

Section 3.12 Term. Article III shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.6 shall survive any such termination with respect to such Holder.

Section 3.13 Termination of Original RRA. Upon the Closing, PubCo, the Sponsor and the other Holders who are party to the Original RRA hereby agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

ARTICLE IV

LOCK-UP

Section 4.1 Lock-Up.

(a) Each Holder severally, and not jointly, agrees with PubCo not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares (as defined below) Beneficially Owned or otherwise held by such Person during the Lock-Up Period; provided, that such prohibition shall not apply to Transfers (i) permitted pursuant to Section 4.2, or (ii) permitted pursuant to Article III. In the event that PubCo permits the Partners or any Permitted Transferee of the Partners to make any Transfer of all or a portion of such Person’s Lock-Up Shares prior to the expiration of the Lock-Up period that is otherwise prohibited by this Section 4.1, PubCo shall concurrently release a proportionate amount of each other Holder’s respective Lock-Up Shares from the restrictions on Transfer set forth in this Section 4.1. For the avoidance of doubt, each Holder agrees with PubCo not to effect a Distribution during the Lock-Up Period. The “Lock-Up Shares” means the Registrable Securities held by the Holders as of the

Closing Date; provided, however, that no (x) Warrants held by the Holders (other than the Redwire Warrants and the Sponsor Warrants, which shall be Lock-Up Shares for all purposes under this Agreement), (y) Registrable Securities held by Genesis Park II LP (excluding any Registrable Securities held indirectly by virtue of any interest in Sponsor) or (z) Equity Securities acquired by any Holder or any of their respective Affiliates in connection with a PIPE Investment shall be “Lock-Up Shares” for any purposes under this Agreement.

(b) Each Management Holder severally, and not jointly, agrees with PubCo not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares Beneficially Owned or otherwise held by such Management Holder during the Management Lock-up Period.

(c) During the Lock-Up Period (or in the case of the Management Holders, the Management Lock-Up Period), any purported Transfer of Lock-Up Shares not in accordance with this Investor Rights Agreement shall be null and void, and PubCo shall refuse to recognize any such Transfer for any purpose.

(d) The Holders acknowledge and agree that, notwithstanding anything to the contrary contained in this Investor Rights Agreement, the Lock-Up Shares Beneficially Owned by such Person shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC.

Section 4.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, during the Lock-Up Period, the Holders may Transfer, without the consent of PubCo, any of such Person’s Lock-Up Shares to (i) any of such Person’s Permitted Transferees, upon written notice to PubCo and, in the case of such a Transfer by the Sponsor or its Permitted Transferees, the Partners, and in the case of such a Transfer by the Partners or their Permitted Transferees, the Sponsor, (ii) (a) in the case of a Management Holder, a charitable organization, upon written notice to PubCo, (b) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (c) in the case of an individual, pursuant to a qualified domestic relations order; or (d) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of PubCo’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Business Combination or (iii) a charitable organization through a Charitable Distribution (which for avoidance of doubt shall be deemed separate from a Transfer pursuant to clause (ii)(a) above); provided, that in connection with any Transfer of such Lock-Up Shares pursuant to clause (ii) above, (x) the restrictions and obligations contained in Section 4.1 and this Section 4.2 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares and such Transferee shall agree to be bound by such restrictions and obligations in writing and acknolwedged by PubCo, and (y) the Transferee of such Lock-Up Shares shall have no rights under this Investor Rights Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Investor Rights Agreement. Any Transferee of Lock-Up Shares who is a Permitted Transferee of the Transferor pursuant to this Section 4.2 shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Investor Rights Agreement. Notwithstanding the foregoing provisions of this Section 4.2, a Holder may not make a Transfer to a Permitted Transferee if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this Agreement (it being understood that the purpose of this provision includes prohibiting the Transfer to a Permitted Transferee (A) that has been formed to facilitate a material change with respect to who or which entities Beneficially Own the underlying Lock-Up Shares, or (B) followed by a change in the relationship between the Holder and the Permitted Transferee (or a change of control of such Holder or Permitted Transferee) after the Transfer with the result and effect that the Holder has indirectly made a Transfer of Lock-Up Shares by using a Permitted Transferee, which Transfer would not have been directly permitted under this Article IV had such change in such relationship occurred prior to such Transfer).

ARTICLE V

GENERAL PROVISIONS

Section 5.1 Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a) Except as otherwise permitted pursuant to this Investor Rights Agreement, no Party may assign such Party’s rights and obligations under this Investor Rights Agreement, in whole or in part, without the prior written consent of the Partners and the Sponsor; provided that the Sponsor is only entitled to such consent if it benecially owns at least 25% of the Common Stock of PubCo that it beneficially owned on the Closing Date. Any such assignee may not again assign those rights, other than in accordance with this Article V. Any attempted assignment of rights or obligations in violation of this Article V shall be null and void.

(b) Notwithstanding anything to the contrary contained in this Investor Rights Agreement (other than the succeeding sentence of this Section 5.1(b)), (i) prior to the expiration of the Lock-Up Period (or in the case of the Management Holders, the Management Lock-Up Period) to the extent applicable to such Holder, no Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, except in connection with a Transfer pursuant to Section 4.2; and (ii) after the expiration of the Lock-up Period (or in the case of the Management Holders, the Management Lock-Up Period) to the extent applicable to such Holder, a Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, (x) to any of such Holder’s Permitted Transferees (other than any charitable organization), (y) pursuant to a Distribution or (z) to any Person with the prior written consent of PubCo. In no event can the Sponsor or the Partners assign any of such Person’s rights under Section 2.1. Any Transferee of Registrable Securities (other than pursuant to an effective registration statement under the Securities Act, pursuant to a Rule 144 transaction or pursuant to any In-Kind Distribution) shall, except as otherwise expressly stated herein, have all the rights and be subject to all of the obligations of the Transferor Holder under this Investor Rights Agreement and shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A. No Transfer of Registrable Securities by a Holder shall be registered on PubCo’s books and records, and such Transfer of Registrable Securities shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this Investor Rights Agreement, and PubCo is hereby authorized by all of the Holders to enter appropriate stop transfer notations on its transfer records to give effect to this Investor Rights Agreement.

(c) All of the terms and provisions of this Investor Rights Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms of this Investor Rights Agreement.

(d) Nothing in this Investor Rights Agreement, express or implied, is intended to confer upon any Person, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Investor Rights Agreement or otherwise create any third party beneficiary hereto.

Section 5.2 Termination. Except for Section 2.1(h) (which section shall terminate at such time as the Partners, the Sponsor and their Permitted Transferees, as applicable, are no longer entitled to any rights pursuant to such section), Article II shall terminate automatically (without any action by any Party) as to the Partners or the Sponsor at such time at which such Party no longer has the right to designate an individual for nomination to the Board under this Investor Rights Agreement. Except for Section 3.6 (which section shall terminate at such time as the Partners, the Sponsor and their Permitted Transferees, as applicable, are no longer entitled to any rights pursuant to such section), Article III of this Investor Rights Agreement shall terminate as set forth in

Section 3.12. The remainder of this Investor Rights Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder, following the Closing Date, ceases to Beneficially Own any Registrable Securities; provided, that the provisions of Section 5.11, Section 5.12 and Section 5.13 shall survive any such termination with respect to such Holder. Notwithstanding anything herein to the contrary, in the event the Merger Agreement terminates in accordance with its terms prior to the Closing, this Investor Rights Agreement shall automatically terminate and be of no further force or effect, without any further action required by the Parties.

Section 5.3 Severability. If any provision of this Investor Rights Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Investor Rights Agreement, to the extent permitted by Law shall remain in full force and effect.

Section 5.4 Entire Agreement; Amendments; No Waiver.

(a) This Investor Rights Agreement, together with the Exhibit to this Investor Rights Agreement, the Merger Agreement and all other Transaction Agreements (as such term is defined in the Merger Agreement), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Investor Rights Agreement and therein.

(b) No provision of this Investor Rights Agreement may be amended or modified in whole or in part at any time without the express written consent of (i) PubCo, (ii) for so long as the Partners collectively Beneficially Own Common Stock representing 10% or more of the Common Stock Beneficially Owned by the Partners immediately after the Closing, the Partners and (iii) in any event, at least the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders; provided, that any such amendment or modification that adversely and disproportionately affects any Holder or Holders, as compared to any other Holder or Holders, shall require the prior written consent of such Holders who Beneficially Own a majority of the Registrable Securities Beneficially Owned by all such Holders so adversely and disproportionately affected; provided, further that any amendment or modification to Article II, Article III, Article IV or this Article V that adversely affects any right granted to the Partners or the Sponsor shall require the consent of the Partners or the Sponsor, as applicable; provided, further that a provision that has terminated with respect to a Party shall not require any consent of such Party (and such Party’s Common Stock shall not be considered in computing any percentages) with respect to amending or modifying such provision.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this Investor Rights Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 5.5 Counterparts; Electronic Delivery. This Investor Rights Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Investor Rights Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Investor Rights Agreement or any document to be signed in connection with this Investor Rights Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 5.6 Notices. All notices, demands and other communications to be given or delivered under this Investor Rights Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 5.6, notices, demands and other communications shall be sent to the addresses indicated below if to PubCo, prior to the Closing, to:

Genesis Park Acquisition Corp.

2000 Edwards Street, Suite B

Houston, TX 77007

Attn: Jonathan Baliff

E-mail: jbaliff@genesis-park.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher, LLP

787 Seventh Avenue

New York, NY 10019

Attn: William H. Gump and Jesse P. Myers

E-mail: wgump@willkie.com and jmyers@willkie.com

if to PubCo, following the Closing, to:

Redwire Corporation

1136 Thomasville Rd.

Tallahassee, FL 32302

Attn: General Counsel

E-mail: nathan.okonek@redwirespace.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, IL 60654

Attn: Jeremy S. Liss, P.C., Douglas C. Gessner, P.C., Robert M. Hayward, P.C.,

Matthew S. Arenson, P.C., Dan Hoppe and Alexander M. Schwartz

E-mail: jeremy.liss@kirkland.com, douglas.gessner@kirkland.com,

robert.hayward@kirkland.com, matthew.arenson@kirkland.com,

dan.hoppe@kirkland.com and alexander.schwartz@kirkland.com

if to the Partners, to:

AE Industrial Partners, LP

N. Military Trail, Suite 470

Boca Raton, FL 33431

Attn: Michael Greene and Kirk Konert

E-mail: mgreene@aeroequity.com and kkonert@aeroequity.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, IL 60654

Attn: Jeremy S. Liss, P.C., Douglas C. Gessner, P.C., Robert M. Hayward, P.C.,

Matthew S. Arenson, P.C., Dan Hoppe and Alexander M. Schwartz

E-mail: jeremy.liss@kirkland.com, douglas.gessner@kirkland.com,

robert.hayward@kirkland.com, matthew.arenson@kirkland.com,

dan.hoppe@kirkland.com and alexander.schwartz@kirkland.com

if to the Sponsor, to:

Genesis Park Holdings

2000 Edwards Street, Suite B

Houston, TX 77007

Attn: Jonathan Baliff

E-mail: jbaliff@genesis-park.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher, LLP

787 Seventh Avenue

New York, NY 10019

Attn: William H. Gump and Jesse P. Myers

E-mail: wgump@willkie.com and jmyers@willkie.com

Section 5.7 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Actions, claims or matters related to or arising from this Investor Rights Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Investor Rights Agreement, and the performance of the obligations imposed by this Investor Rights Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS INVESTOR RIGHTS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS INVESTOR RIGHTS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS INVESTOR RIGHTS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS INVESTOR RIGHTS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Action arising out of or relating to this Investor Rights Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this Investor Rights Agreement in any other courts. Each Party irrevocably consents to the service of process in any such Action by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party, at its address for notices as provided in Section 5.6 of this Investor Rights Agreement, such service to become effective ten (10) days after such mailing. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any Action commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. Nothing in this Section 5.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity; provided, that each of the Parties hereby waives any right it may have under the Laws of any jurisdiction to commence by publication any Action with respect to this Investor Rights Agreement. To the fullest extent permitted by applicable Law, each of the Parties hereby irrevocably waives any objection it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Investor Rights Agreement in any of the courts referred to in this Section 5.7 and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such Action. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity, in any jurisdiction.

Section 5.8 Specific Performance. Each Party hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Investor Rights Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Action should be brought in equity to enforce any of the provisions of this Investor Rights Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

Section 5.9 Subsequent Acquisition of Shares. Any Equity Securities of PubCo acquired subsequent to the Effective Date by a Holder shall be subject to the terms and conditions of this Investor Rights Agreement and such shares shall be considered to be “Registrable Securities” as such term is used in this Investor Rights Agreement.

Section 5.10 Consents, Approvals and Actions. If any consent, approval or action of the Partners or Sponsor is required or permitted at any time pursuant to this Investor Rights Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Equity Securities of PubCo held by the Partners or Sponsor, as applicable, at such time provide such consent, approval or action in writing at such time.

Section 5.11 Not a Group; Independent Nature of Holders’ Obligations and Rights. The Holders and PubCo agree that the arrangements contemplated by this Investor Rights Agreement are not intended to constitute the formation of a “group” (as defined in Section 13(d)(3) of the Exchange Act). Each Holder agrees that, for purposes of determining beneficial ownership of such Holder, it shall disclaim any beneficial ownership by virtue of this Investor Rights Agreement of PubCo’s Equity Securities owned by the other Holders, and PubCo agrees to recognize such disclaimer in its Exchange Act and Securities Act reports. The obligations of each Holder under this Investor Rights Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Investor Rights Agreement. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as, and PubCo acknowledges that the Holders do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Investor Rights Agreement, and PubCo acknowledges that the Holders are not acting in concert or as a group, and PubCo shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Investor Rights Agreement. The decision of each Holder to enter into this Investor Rights Agreement has been made by such Holder independently of any other Holder. Each Holder acknowledges that no other Holder has acted as agent for such Holder in connection with such Holder making its investment in PubCo and that no other Holder will be acting as agent of such Holder in connection with monitoring such Holder’s investment in the Common Stock or enforcing its rights under this Investor Rights Agreement. PubCo and each Holder confirms that each Holder has had the opportunity to independently participate with PubCo and its subsidiaries in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Investor Rights Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the rights and obligations contemplated hereby was solely in the control of PubCo, not the action or decision of any Holder, and was done solely for the convenience of PubCo and its subsidiaries and not because it was required to do so by any Holder. It is expressly understood and agreed that each provision contained in this Investor Rights Agreement is between PubCo and a Holder, solely, and not between PubCo and the Holders collectively and not between and among the Holders.

Section 5.12 Other Business Opportunities.

(a) The Parties expressly acknowledge and agree that to the fullest extent permitted by applicable law: (i) each of the Institutional Partners and the Sponsor (including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) and (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors) and the Partner Directors and the Sponsor Directors has the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as PubCo or any of its subsidiaries or deemed to be competing with PubCo or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, with no obligation to offer to PubCo or any of its subsidiaries, or any other Holder the right to participate therein; (ii) each of the Institutional Partners and the Sponsor (including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) and (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors) and the Partner Directors and the Sponsor Directors may invest in, or provide services to, any Person that directly or indirectly competes with PubCo or any of its subsidiaries; and (iii) in the event that any of the Institutional Partners or the Sponsor (including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) and (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors) or any Partner Director or Sponsor Director, respectively, acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for PubCo or any of its subsidiaries, such Person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to PubCo or any of its subsidiaries or any other Holder, as the case may be, and, notwithstanding any provision of this Investor Rights Agreement to the contrary, shall not be liable to PubCo or any of its subsidiaries or any other Holder (or its Affiliates) for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to PubCo or any of its subsidiaries or any other Holder (or its Affiliates). For the avoidance of doubt, the Parties acknowledge that this paragraph is intended to disclaim and renounce, to the fullest extent permitted by applicable law, any right of PubCo or any of its subsidiaries with respect to the matters set forth herein, and this paragraph shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by law.

(b) Each of the Parties hereby, to the fullest extent permitted by applicable law:

(i) confirms that none of the Institutional Partners or the Sponsor or any of their respective Affiliates have any duty to PubCo or any of its subsidiaries or to any other Holder other than the specific covenants and agreements set forth in this Investor Rights Agreement;

(ii) acknowledges and agrees that (A) in the event of any conflict of interest between PubCo or any of its subsidiaries, on the one hand, and any of the Institutional Partners, the Sponsor or any of their respective Affiliates (or any Partner Director or Sponsor Director acting in his or her capacity as such), on the other hand, the Institutional Partners or Sponsor or applicable Affiliates (or any Partner Director or Sponsor Director acting in his or her capacity as a director) may act in its best interest and (B) none of the Partner or the Sponsor or any of their respective Affiliates or any Partner Director or Sponsor Director acting in his or her capacity as a director, shall be obligated (1) to reveal to PubCo or any of its subsidiaries confidential information belonging to or relating to the business of such Person or any of its Affiliates or (2) to recommend or take any action in its capacity as a direct or indirect stockholder or director, as the case may be, that prefers the interest of PubCo or its subsidiaries over the interest of such Person; and

(iii) waives any claim or cause of action against any of the Institutional Partners or the Sponsor and any of their respective Affiliates, and any officer, employee, agent or Affiliate of any such Person that may from time to time arise in respect of a breach by any such person of any duty or obligation disclaimed under Section 5.12(b)(i) or Section 5.12(b)(ii).

(c) Each of the parties hereto agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 5.12 shall not apply to any alleged claim or cause of action against any of the Institutional Partners or the Sponsor based upon the breach or nonperformance by such Person of this Investor Rights Agreement or any other agreement to which such Person is a party.

(d) The provisions of this Section 5.12, to the extent that they restrict the duties and liabilities of any of the Institutional Partners, the Sponsor or any of their respective Affiliates or any Partner Director or Sponsor Director otherwise existing at law or in equity, are agreed by the Parties to replace such other duties and liabilities of the Institutional Partners, the Sponsor or any of their respective Affiliates or any such Partner Director or Sponsor Director to the fullest extent permitted by applicable law.

Section 5.13 Indemnification; Exculpation.

(a) PubCo will, and PubCo will cause each of its subsidiaries to, jointly and severally indemnify, exonerate and hold the Holders and each of their respective direct and indirect partners, equityholders, members, managers, Affiliates, directors, officers, shareholders, fiduciaries, managers, controlling Persons, employees, representatives and agents and each of the partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Holder Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Holder Indemnitees or any of them before or after the date of this Investor Rights Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim (each, an “Action”) arising directly or indirectly out of, or in any way relating to, (i) any Holder’s or its Affiliates’ ownership of Equity Securities of PubCo or control or ability to influence PubCo or any of its subsidiaries (other than any such Indemnified Liabilities (x) to the extent such Indemnified Liabilities arise out of any breach of this Investor Rights Agreement by such Holder Indemnitee or its Affiliates or other related Persons or the breach of any fiduciary or other duty or obligation of such Holder Indemnitee to its direct or indirect equity holders, creditors or Affiliates, (y) to the extent such control or the ability to control PubCo or any of its subsidiaries derives from such Holder’s or its Affiliates’ capacity as an officer or director of PubCo or any of its subsidiaries or (z) to the extent such Indemnified Liabilities are directly caused by such Person’s willful misconduct), (ii) the business, operations, properties, assets or other rights or liabilities of PubCo or any of its subsidiaries or (iii) any services provided prior to, on or after the date of this Investor Rights Agreement by any Holder or its Affiliates to PubCo or any of their respective subsidiaries; provided, however, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, PubCo will, and will cause its subsidiaries to, make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. For the purposes of this Section 5.13, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Holder Indemnitee as to any previously advanced indemnity payments made by PubCo or any of its subsidiaries, then such payments shall be promptly repaid by such Holder Indemnitee to PubCo and its subsidiaries. The rights of any Holder Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Holder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the organizational or governing documents of PubCo or its subsidiaries.

(b) PubCo will, and will cause each of its subsidiaries to, jointly and severally, reimburse any Holder Indemnitee for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any Action for which the Holder Indemnitee would be entitled to indemnification under the terms of this Section 5.13, or any action or proceeding arising therefrom, whether or not such Holder Indemnitee is a party thereto. PubCo or its subsidiaries, in the defense of any Action for which a Holder Indemnitee would be entitled to indemnification under the terms of this Section 5.13, may, without the consent of such Holder Indemnitee, consent to entry of any judgment or enter into any settlement if and only if it (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Holder Indemnitee of an unconditional release from all liability with respect to such Action, (ii) does not impose any limitations (equitable or otherwise) on such Holder Indemnitee, and (iii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Holder Indemnitee, and provided, that the only penalty imposed in connection with such settlement is a monetary payment that will be paid in full by PubCo or its subsidiaries.

(c) PubCo acknowledges and agrees that PubCo shall, and to the extent applicable shall cause its subsidiaries to, be fully and primarily responsible for the payment to any Holder Indemnitee in respect of Indemnified Liabilities in connection with any Jointly Indemnifiable Claims (as defined below), pursuant to and in accordance with (as applicable) the terms of (i) the Delaware General Corporation Law and the Organizational Documents, each as amended, (ii) any director indemnification agreement, (iii) this Investor Rights Agreement, any other agreement between PubCo or any of its subsidiaries and such Holder Indemnitee (or its Affiliates) pursuant to which such Holder Indemnitee is indemnified, (iv) the laws of the jurisdiction of incorporation or organization of any subsidiary of PubCo and/or (v) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any subsidiary of PubCo ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery such Holder Indemnitee (or its Affiliates) may have from any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than PubCo, any of its subsidiaries or the insurer under and pursuant to an insurance policy of PubCo or any of its subsidiaries) from whom such Holder Indemnitee may be entitled to indemnification with respect to which, in whole or in part, PubCo or any of its subsidiaries may also have an indemnification obligation (collectively, the “Indemnitee-Related Entities”). Under no circumstance shall PubCo or any of its subsidiaries be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery any Holder Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of such Holder Indemnitee or the obligations of PubCo or any of its subsidiaries under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to any Holder Indemnitee in respect of indemnification with respect to any Jointly Indemnifiable Claim, (x) PubCo shall, and to the extent applicable shall cause its subsidiaries to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (y) to the extent not previously and fully reimbursed by PubCo and/or any of its subsidiaries pursuant to clause (x), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Holder Indemnitee against PubCo and/or any of its subsidiaries, as applicable, and (z) such Holder Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. Each of the Parties agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 5.13(c), entitled to enforce this Section 5.13(c) as though each such Indemnitee-Related Entity were a party to this Investor Rights Agreement. PubCo shall cause each of its subsidiaries to perform the terms and obligations of this Section 5.13(c) as though each such subsidiary were a party to this Investor Rights

Agreement. For purposes of this Section 5.13(c), the term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any Indemnified Liabilities for which any Holder Indemnitee shall be entitled to indemnification from both (1) PubCo and/or any of its subsidiaries pursuant to the Indemnification Sources, on the one hand, and (2) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and such Holder Indemnitee (or its Affiliates) pursuant to which such Holder Indemnitee is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.

(d) In no event shall any Holder Indemnitee be liable to PubCo or any of its subsidiaries for any act, alleged act, omission or alleged omission that does not constitute willful misconduct or fraud of such Holder Indemnitee as determined by a final, nonappealable determination of a court of competent jurisdiction.

(e) Notwithstanding anything to the contrary contained in this Investor Rights Agreement, for purposes of this Section 5.13, the term Holder Indemnitees shall not include any Holder or its any of its partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents or any of the partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of any of the foregoing who is an officer or director of PubCo or any of its subsidiaries in such capacity as officer or director. Such officers and directors are or will be subject to separate indemnification in such capacity through this Investor Rights Agreement and/or the certificate of incorporation or organization, bylaws or limited partnership agreements and other instruments of PubCo and its subsidiaries.

(f) The rights of any Holder Indemnitee to indemnification pursuant to this Section 5.13 will be in addition to any other rights any such Person may have under any other section of this Investor Rights Agreement or any other agreement or instrument to which such Holder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the certificate of limited partnership, limited partnership agreement, certificate of incorporation or bylaws (or equivalent governing documents) of PubCo or any of its subsidiaries.

Section 5.14 Representations and Warranties of the Parties. Each of the Parties hereby represents and warrants to each of the other Parties as follows:

(a) Such Party, to the extent applicable, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite organizational power and authority to conduct its business as it is now being conducted and is proposed to be conducted.

(b) Such Party has the full organizational power, authority and legal right to execute, deliver and perform this Investor Rights Agreement. The execution, delivery and performance of this Investor Rights Agreement have been duly authorized by all necessary organizational action, corporate or otherwise, of such Party. This Investor Rights Agreement has been duly executed and delivered by such Party and constitutes its, his or her legal, valid and binding obligation, enforceable against it, him or her in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

(c) The execution and delivery by such Party of this Investor Rights Agreement, the performance by such Party of its, his or her obligations hereunder by such Party does not and will not violate (i) in the case of Parties who are not individuals, any provision of its by-laws, charter, articles of association, partnership agreement or other similar organizational document, (ii) any provision of any material agreement to which it, he or she is a Party or by which it, he or she is bound or (iii) any law, rule, regulation, judgment, order or decree to which it, he or she is subject.

(d) Such Party is not currently in violation of any law, rule, regulation, judgment, order or decree, which violation could reasonably be expected at any time to have a material adverse effect upon such

Party’s ability to enter into this Investor Rights Agreement or to perform its, his or her obligations hereunder.

(e) There is no pending legal action, suit or proceeding that would materially and adversely affect the ability of such Party to enter into this Investor Rights Agreement or to perform its, his or her obligations hereunder.

Section 5.15 No Third Party Liabilities. This Investor Rights Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including any representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement), may be made only against the Persons that are expressly identified as parties hereto, as applicable; and no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any Party hereto (including any Person negotiating or executing this Investor Rights Agreement on behalf of a Party hereto), unless a Party to this Investor Rights Agreement, shall have any liability or obligation with respect to this Investor Rights Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including a representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement).

Section 5.16 Legends. Without limiting the obligations of PubCo set forth in Section 3.10, each of the Holders acknowledges that (i) no Transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities laws and (ii) PubCo shall (x) place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this Investor Rights Agreement and (y) remove such restrictive legends at the time the applicable Transfer and other restrictions contemplated thereby are no longer applicable to the Registrable Securities represented by such certificates or book entries.

Section 5.17 Adjustments. If there are any changes in the Common Stock as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Investor Rights Agreement, as may be required, so that the rights, privileges, duties and obligations under this Investor Rights Agreement shall continue with respect to the Common Stock as so changed.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has duly executed this Investor Rights Agreement as of the Effective Date.

PUBCO:

GENESIS PARK ACQUISITION CORP.

By:	/s/ Jonathan E. Baliff
Name: Jonathan E. Baliff
Title: President and Chief Financial Officer

SPONSOR:

GENESIS PARK HOLDINGS

By:	/s/ Paul Hobby
Name: Paul Hobby
Title: Authorized Signatory

Partner:

REDWIRE, LLC

By:	/s/ Peter Cannito
Name: Peter Cannito
Title: Chief Executive Officer

Other Holders:

GENESIS PARK II LP

By: Genesis Park II GP LLC, its general partner

By:	/s/ Paul W. Hobby
Name: Paul W. Hobby
Title: Authorized Signatory

JEFFERIES LLC

By:	/s/ Scott M. Skidmore
Name: Scott M. Skidmore
Title: Managing Director

Exhibit A

Form of Joinder

This Joinder (this “Joinder”) to the Investor Rights Agreement, made as of                         , is between                              (“Transferor”) and                                                           (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring Registrable Securities (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Investor Rights Agreement, dated as of [●], 2021, among [________] ( “PubCo”) and the other persons party thereto (the “Investor Rights Agreement”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Investor Rights Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Investor Rights Agreement.

Section 1.2 Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Section 1.3 Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Investor Rights Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Investor Rights Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement.

Section 1.4 Notice. Any notice, demand or other communication under the Investor Rights Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 5.6 of the Investor Rights Agreement.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.

Section 1.6 Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

[TRANSFEROR]

By:
Name:
Title:

[TRANSFEREE]

By:
Name:
Title:

Address for notices:

Annex I

EXECUTION VERSION

FORFEITURE AGREEMENT

March 25, 2021

Genesis Park Acquisition Corp.

2000 Edwards Street, Suite B

Houston, Texas 77007

Redwire, LLC

c/o AE Industrial Partners, LP

N. Military Trail, Suite 470

Boca Raton, FL 33431

Attn: Michael Greene and Kirk Konert

Cosmos Intermediate, LLC

c/o AE Industrial Partners, LP

N. Military Trail, Suite 470

Boca Raton, FL 33431

Attn: Michael Greene and Kirk Konert

Re: Forfeiture of Private Placement Warrants

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Genesis Park Acquisition Corp., a Cayman Islands exempted company (“Acquiror”), Shepard Merger Sub Corporation, a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“Merger Sub”), Cosmos Intermediate, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Holdings (the “Company”), and Redwire, LLC, a Delaware limited liability company (“Holdings”).

In order to induce Redwire, the Company and Acquiror to enter into the Merger Agreement and to proceed with the transactions contemplated therein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Genesis Park Holdings, a Cayman island limited liability company (“Sponsor”), Jefferies LLC (“Jefferies” and, together with Sponsor, the “Forfeiting Parties”), Acquiror, Holdings and the Company hereby agree, pursuant to this letter agreement (this “Letter Agreement”), as follows:

1.

Immediately prior to (and contingent upon) the Closing (as defined in the Merger Agreement) (the “Forfeiture Time”), (x) Sponsor shall forfeit and surrender to Acquiror 1,886,000 warrants that Sponsor acquired in connection with Acquiror’s initial public offering pursuant to that certain Private Placement Warrants Purchase Agreement, dated as of November 23, 2020, between Sponsor and Acquiror (such warrants, the “Sponsor Forfeited Private Placement Warrants”, and such forfeiture and surrender, the “Sponsor Warrant Forfeiture”) for no consideration and (y) Jefferies shall forfeit and surrender to Acquiror 114,000 warrants that Jefferies acquired in connection with Acquiror’s initial public offering pursuant to that certain Private Placement Warrants Purchase Agreement, dated as of November 23, 2020 between Jefferies and Acquiror for no consideration (such warrants forfeited and surrendered by Jefferies, together with the Sponsor Forfeited Private Placement Warrants, the “Forfeited Private Placement Warrants”, and such forfeiture and surrender by Jefferies, together with the Sponsor Warrant Forfeiture, the “Forfeitures”).

2.

To effect the Forfeitures, immediately prior to (and contingent upon) the Closing: (a) each Forfeiting Party shall surrender their respective Forfeited Private Placement Warrants to Acquiror for cancellation and in exchange for no consideration; (b) Acquiror shall immediately retire and cancel all of the Forfeited Private Placement Warrants (and shall direct Acquiror’s transfer agent (or such other intermediaries as appropriate) to take any and all such actions incident thereto); and (c) the Forfeiting Parties and Acquiror each shall take such actions as are necessary to cause the Forfeiting Parties’ Forfeited Private Placement Warrants to be retired and canceled, after which such Forfeited Private Placement Warrants shall no longer be issued, outstanding, convertible, or exercisable, and each Forfeiting Party and Acquiror shall provide Holdings and the Company with reasonable evidence that such retirement and cancellation has occurred.

3.

Prior to the Closing, neither Forfeiting Party shall, directly or indirectly, transfer or otherwise dispose of any of the Forfeited Private Placement Warrants held by it, other than pursuant to their respective Forfeitures.

4.

Each Forfeiting Party hereby represents and warrants to Acquiror, Holdings and the Company, severally and not jointly or jointly and severally, as of the date hereof and as of the Forfeiture Time, that such Forfeiting Party owns, and holds of record, all of its respective Forfeited Private Placement Warrants, free and clear of all liens or encumbrances in respect of its respective Forfeited Private Placement Warrants (other than liens or encumbrances (i) under applicable securities laws or regulations, (ii) disclosed in the filings of Acquiror with the United States Securities and Exchange Commission prior to the date hereof or (iii) imposed by the terms of such Forfeited Private Placement Warrants).

5.

No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms hereof shall be null and void, ab initio.

6.

All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following business day) at the address set forth below such party’s name on the signature pages hereto.

7.

This Letter Agreement shall immediately terminate, without any further action by the parties hereto, at such time, if at all, that the Merger Agreement is terminated in accordance with its terms or at such other time as each of the parties hereto shall agree in writing.

8.

This Letter Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

9.

This Letter Agreement and, with respect to parties that are also parties to the Merger Agreement, the Merger Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties or any of their respective subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Letter Agreement exist between the parties hereto except as expressly set forth or referenced in this Letter Agreement.

10.

This Letter Agreement may be amended, waived or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Letter Agreement and which makes reference to this Letter Agreement.

11.

Nothing expressed or implied in this Letter Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto, any right or remedies under or by reason of this Letter Agreement.

12.

The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction, first to any federal court, or second, to any state court, each located in Wilmington, Delaware, to the exclusion of other courts, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties hereto (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Letter Agreement or any transactions contemplated hereby other than in any such court, and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law or regulation. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law or regulation or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any action or legal proceeding brought pursuant to this paragraph 12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. The parties hereto agree that such court shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with such action or legal proceeding under this paragraph 12 and the enforcement of its rights under this Letter Agreement and, if such court determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, such court may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with such action or legal proceeding and the enforcement of its rights under this Letter Agreement.

13.

This Letter Agreement and any amendments hereto may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute the original form of this Letter Agreement and deliver such form to all other parties hetero or thereto. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity. Minor variations in the form of the signature page, including footers from earlier versions of this Letter Agreement or any such other document, will be disregarded in determining a party’s intent or the effectiveness of such signature.

14.

If any provision of this Letter Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Letter Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Letter Agreement, they shall take any actions necessary to render the remaining provisions of this Letter Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Letter Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

15.

The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Letter Agreement (including failing to take such actions as are required of them hereunder to consummate this Letter Agreement) or otherwise breach such provisions. The parties hereto acknowledge and agree that (i) the parties hereto shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Letter Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Letter Agreement in accordance with paragraph 7 this being in addition to any other remedy to which they are entitled under this Letter Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Letter Agreement and without that right, none of the parties hereto would have entered into this Agreement. Each party hereto agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties hereto acknowledge and agree that any party hereto seeking an injunction to prevent breaches of this Letter Agreement and to enforce specifically the terms and provisions of this Letter Agreement in accordance with this paragraph 15 shall not be required to provide any bond or other security in connection with any such injunction.

16.

Subject in all respect to the last sentence of this paragraph 16, this Letter Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Letter Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party hereto. Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto in this Letter Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any party hereto and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the parties hereto under this Letter Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

[Signature pages follow]

Sincerely,

GENESIS PARK HOLDINGS

By:	/s/ Paul Hobby
Name:	Paul Hobby
Title:	Authorized Signatory

Notice:
Genesis Park Holdings
2000 Edwards Street, Suite B
Houston, Texas 77007
Attention: David Bilger
Email: dbilger@genesis-park.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn: William H. Gump and Jesse P. Myers
E-mail: wgump@willkie.com and jmyers@willkie.com

JEFFERIES LLC

By:	/s/ Scott M. Skidmore
Name:	Scott M. Skidmore
Title:	Managing Director

Notice:

Signature Page to Forfeiture Agreement

AGREED AND ACKNOWLEDGED:

GENESIS PARK ACQUISITION CORP.

By:	/s/ Jonathan E. Baliff
Name:	Jonathan E. Baliff
Title:	President

Notice:

Genesis Park Holdings

2000 Edwards Street, Suite B

Houston, Texas 77007

Attention: David Bilger

Email: dbilger@genesis-park.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn: William H. Gump and Jesse P. Myers

E-mail: wgump@willkie.com and jmyers@willkie.com

Signature Page to Forfeiture Agreement

REDWIRE LLC

By:	/s/ Peter Cannito
Name:	Peter Cannito
Title:	Chief Executive Officer

COSMOS INTERMEDIATE, LLC

By:	/s/ Peter Cannito
Name:	Peter Cannito
Title:	Chief Executive Officer

Notice to Redwire LLC or Cosmos Intermediate, LLC:

AE Industrial Partners, LP

N. Military Trail, Suite 470

Boca Raton, FL 33431

Attn: Michael Greene and Kirk Konert

E-mail: mgreene@aeroequity.com and kkonert@aeroequity.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, IL 60654

Attn: Jeremy S. Liss, P.C., Douglas C. Gessner, P.C.,

Robert M. Hayward, P.C., Matthew S. Arenson, P.C.,

Dan Hoppe and Alexander M. Schwartz

E-mail: jeremy.liss@kirkland.com, douglas.gessner@kirkland.com,

robert.hayward@kirkland.com, matthew.arenson@kirkland.com,

dan.hoppe@kirkland.com and alexander.schwartz@kirkland.com

Signature Page to Forfeiture Agreement

Annex J

REDWIRE CORPORATION

2021 OMNIBUS INCENTIVE PLAN

1. Purpose.

The purpose of the Plan is to assist the Company in attracting, retaining, motivating, and rewarding certain employees, officers, directors, and consultants of the Company and its Affiliates and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of such stockholders. The Plan authorizes the award of Stock-based and cash-based incentives to Eligible Persons to encourage such Eligible Persons to expend maximum effort in the creation of stockholder value.

2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)    “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

(b)    “Award” means any Option, award of Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, or other cash or Stock-based award granted under the Plan.

(c)    “Award Agreement” means an Option Agreement, a Restricted Stock Agreement, an RSU Agreement, a SAR Agreement, or an agreement governing the grant of any other cash or Stock-based Award granted under the Plan.

(d)    “Board” means the Board of Directors of the Company.

(e)    “Cause” means, with respect to a Participant and in the absence of an Award Agreement or Participant Agreement otherwise defining Cause, (1) the Participant’s plea of nolo contendere to, conviction of or indictment for, any crime (whether or not involving the Company or its Affiliates) (i) constituting a felony or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Service Recipient, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or its Affiliates, (2) conduct of the Participant, in connection with his or her employment or service, that has resulted, or could reasonably be expected to result, in injury to the business or reputation of the Company or its Affiliates, (3) any material violation of the policies of the Service Recipient, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Service Recipient; (4) the Participant’s act(s) of negligence or willful misconduct in the course of his or her employment or service with the Service Recipient; (5) misappropriation by the Participant of any assets or business opportunities of the Company or its Affiliates; (6) embezzlement or fraud committed by the Participant, at the Participant’s direction, or with the Participant’s prior actual knowledge; or (7) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties. If, subsequent to the Termination of a Participant for any reason other than by the Service Recipient for Cause, it is discovered that the Participant’s employment or service could have been terminated for Cause, such Participant’s employment or service shall, at the discretion of the Committee, be deemed to have been terminated by the Service Recipient for Cause for all purposes under the Plan, and the Participant shall be required to repay or return to the Company all amounts and benefits received by him or her in respect of any Award following such Termination that would have been forfeited under the Plan had such Termination been by the Service Recipient for Cause. In the event that there is an Award Agreement or Participant Agreement defining Cause, “Cause” shall have the meaning provided in such agreement, and a Termination by the Service Recipient for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such Award Agreement or Participant Agreement are complied with.

(f)    “Change in Control” means:

(1)    a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the U.S. Securities and Exchange Commission or similar non-U.S. regulatory agency or pursuant to a Non-Control Transaction) whereby any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its Affiliates, an employee benefit plan sponsored or maintained by the Company or any of its Affiliates (or its related trust), or any underwriter temporarily holding securities pursuant to an offering of such securities, directly or indirectly acquire “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities eligible to vote in the election of the Board (the “Company Voting Securities”);

(2)    the date, within any consecutive twenty-four (24)-month period commencing on or after the Effective Date, upon which individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director subsequent to the Effective Date whose election or nomination for election by the Company’s stockholders or appointment was approved by a vote of at least a majority of the directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (including, but not limited to, a consent solicitation) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(3)    the consummation of a merger, consolidation, share exchange, or similar form of corporate transaction involving the Company or any of its Affiliates that requires the approval of the Company’s stockholders (whether for such transaction, the issuance of securities in the transaction or otherwise) (a “Reorganization”), unless immediately following such Reorganization (i) more than fifty percent (50%) of the total voting power of (A) the corporation resulting from such Reorganization (the “Surviving Company”) or (B) if applicable, the ultimate parent corporation that has, directly or indirectly, beneficial ownership of one hundred percent (100%) of the voting securities of the Surviving Company (the “Parent Company”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among holders thereof immediately prior to such Reorganization, (ii) no person, other than an employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company (or its related trust), is or becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company, or if there is no Parent Company, the Surviving Company, and (iii) at least a majority of the members of the board of directors of the Parent Company, or if there is no Parent Company, the Surviving Company, following the consummation of such Reorganization are members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization (any Reorganization which satisfies all of the criteria specified in clauses (i), (ii), and (iii) above shall be a “Non-Control Transaction”); or

(4)    the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” (as defined in Section 3(a)(9) of the Exchange Act) or to any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Company’s Affiliates.

Notwithstanding the foregoing, (x) a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of fifty percent (50%) or more of the Company Voting Securities as a result of an acquisition of Company Voting Securities by the Company that reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then be deemed to occur, and (y) with respect to the payment of any amount that constitutes a deferral of compensation subject to Section 409A of the Code payable upon a Change in Control, a Change in Control shall not be deemed to have occurred, unless the Change in Control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code.

(g)    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(h)    “Committee” means the Board, the Compensation Committee of the Board or such other committee consisting of two or more individuals appointed by the Board to administer the Plan and each other individual or committee of individuals designated to exercise authority under the Plan.

(i)    “Company” means Redwire Corporation, a Delaware corporation, and its successors by operation of law.

(j)    “Corporate Event” has the meaning set forth in Section 10(b) hereof.

(k)    “Data” has the meaning set forth in Section 20(f) hereof.

(l)    “Disability” means, in the absence of an Award Agreement or Participant Agreement otherwise defining Disability, the permanent and total disability of such Participant within the meaning of Section 22(e)(3) of the Code. In the event that there is an Award Agreement or Participant Agreement defining Disability, “Disability” shall have the meaning provided in such Award Agreement or Participant Agreement.

(m)    “Disqualifying Disposition” means any disposition (including any sale) of Stock acquired upon the exercise of an Incentive Stock Option made within the period that ends either (1) two years after the date on which the Participant was granted the Incentive Stock Option or (2) one year after the date upon which the Participant acquired the Stock.

(n)    “Effective Date” means                , 2021, which is the date on which the Plan was approved by the Board.

(o)    “Eligible Person” means (1) each employee and officer of the Company or any of its Affiliates, (2) each non-employee director of the Company or any of its Affiliates; (3) each other natural Person who provides substantial services to the Company or any of its Affiliates as a consultant or advisor (or a wholly owned alter ego entity of the natural Person providing such services of which such Person is an employee, stockholder or partner) and who is designated as eligible by the Committee, and (4) each natural Person who has been offered employment by the Company or any of its Affiliates; provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such Person has commenced employment or service with the Company or its Affiliates; provided further, however, that (i) with respect to any Award that is intended to qualify as a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the term “Affiliate” as used in this Section 2(o) shall include only those corporations or other entities in the unbroken chain of corporations or other entities beginning with the Company where each of the corporations or other entities in the unbroken chain other than the last corporation or other entity owns stock possessing at least fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations or other entities in the chain, and (ii) with respect to any Award that is intended to be an Incentive Stock Option, the term “Affiliate” as used in this Section 2(o) shall include only those entities that qualify as a

“subsidiary corporation” with respect to the Company within the meaning of Section 424(f) of the Code. An employee on an approved leave of absence may be considered as still in the employ of the Company or any of its Affiliates for purposes of eligibility for participation in the Plan.

(p)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(q)    “Expiration Date” means, with respect to an Option or Stock Appreciation Right, the date on which the term of such Option or Stock Appreciation Right expires, as determined under Sections 5(b) or 8(b) hereof, as applicable.

(r)    “Fair Market Value” means, as of any date when the Stock is listed on one or more national securities exchange(s), the closing price reported on the principal national securities exchange on which such Stock is listed and traded on the date of determination or, if the closing price is not reported on such date of determination, the closing price reported on the most recent date prior to the date of determination. If the Stock is not listed on a national securities exchange, “Fair Market Value” shall mean the amount determined by the Board in good faith, and in a manner consistent with Section 409A of the Code, to be the fair market value per share of Stock.

(s)    “GAAP” means the U.S. Generally Accepted Accounting Principles, as in effect from time to time.

(t)    “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(u)    “Nonqualified Stock Option” means an Option not intended to be an Incentive Stock Option.

(v)    “Option” means a conditional right, granted to a Participant under Section 5 hereof, to purchase Stock at a specified price during a specified time period.

(w)    “Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option Award.

(x)    “Participant” means an Eligible Person who has been granted an Award under the Plan or, if applicable, such other Person who holds an Award.

(y)    “Participant Agreement” means an employment or other services agreement between a Participant and the Service Recipient that describes the terms and conditions of such Participant’s employment or service with the Service Recipient and is effective as of the date of determination.

(z)    “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity.

(aa)    “Plan” means this Redwire Corporation 2021 Omnibus Incentive Plan, as amended from time to time.

(bb)    “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and an “independent director” as defined under, as applicable, the NASDAQ Listing Rules, the NYSE Listed Company Manual or other applicable stock exchange rules.

(cc)    “Qualifying Committee” has the meaning set forth in Section 3(b) hereof.

(dd)    “Restricted Stock” means Stock granted to a Participant under Section 6 hereof that is subject to certain restrictions and to a risk of forfeiture.

(ee)    “Restricted Stock Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Restricted Stock Award.

(ff)    “Restricted Stock Unit” means a notional unit representing the right to receive one share of Stock (or the cash value of one share of Stock, if so determined by the Committee) on a specified settlement date.

(gg)    “RSU Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Restricted Stock Units.

(hh)    “SAR Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Stock Appreciation Rights.

(ii)    “Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(jj)    “Service Recipient” means, with respect to a Participant holding an Award, either the Company or an Affiliate of the Company by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

(kk)    “Stock” means the Class A common stock, par value $0.0001 per share, of the Company, and such other securities as may be substituted for such stock pursuant to Section 10 hereof.

(ll)    “Stock Appreciation Right” means a conditional right, granted to a Participant under Section 8 hereof, to receive an amount equal to the value of the appreciation in the Stock over a specified period. Except in the event of extraordinary circumstances, as determined in the sole discretion of the Committee, or pursuant to Section 10(b) hereof, Stock Appreciation Rights shall be settled in Stock.

(mm)    “Substitute Award” has the meaning set forth in Section 4(a) hereof.

(nn)    “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient; provided, however, that, if so determined by the Committee at the time of any change in status in relation to the Service Recipient (e.g., a Participant ceases to be an employee and begins providing services as a consultant, or vice versa), such change in status will not be deemed a Termination hereunder. Unless otherwise determined by the Committee, in the event that the Service Recipient ceases to be an Affiliate of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute the Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction. Notwithstanding anything herein to the contrary, a Participant’s change in status in relation to the Service Recipient (for example, a change from employee to consultant) shall not be deemed a Termination hereunder with respect to any Awards constituting “nonqualified deferred compensation” subject to Section 409A of the Code that are payable upon a Termination unless such change in status constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments in respect of an Award constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a Termination shall be delayed for such period as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the first business day following the expiration of such period, the Participant shall be paid, in a single lump sum without interest, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule applicable to such Award.

3. Administration.

(a)    Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to (1) select Eligible Persons to become Participants, (2) grant Awards, (3) determine the type, number and type of shares of Stock subject to, other terms and conditions of, and all other matters relating to, Awards, (4) prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, (5) construe and interpret the Plan and Award Agreements and correct defects, supply omissions, and reconcile inconsistencies therein, (6) suspend the right to exercise Awards during any period that the Committee deems appropriate to comply with applicable securities laws, and thereafter extend the exercise period of an Award by an equivalent period of time or such shorter period required by, or necessary to comply with, applicable law, and (7) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Any action of the Committee shall be final, conclusive, and binding on all Persons, including, without limitation, the Company, its stockholders and Affiliates, Eligible Persons, Participants, and beneficiaries of Participants. Notwithstanding anything in the Plan to the contrary, the Committee shall have the ability to accelerate the vesting of any outstanding Award at any time and for any reason, including upon a Corporate Event, subject to Section 10(d), or in the event of a Participant’s Termination by the Service Recipient other than for Cause, or due to the Participant’s death, Disability or retirement (as such term may be defined in an applicable Award Agreement or Participant Agreement, or, if no such definition exists, in accordance with the Company’s then-current employment policies and guidelines). For the avoidance of doubt, the Board shall have the authority to take all actions under the Plan that the Committee is permitted to take.

(b)    Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company, must be taken by the remaining members of the Committee or a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members (a “Qualifying Committee”). Any action authorized by such a Qualifying Committee shall be deemed the action of the Committee for purposes of the Plan. The express grant of any specific power to a Qualifying Committee, and the taking of any action by such a Qualifying Committee, shall not be construed as limiting any power or authority of the Committee.

(c)    Delegation. To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Company or any of its Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions under the Plan, including, but not limited to, administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Plan. Any actions taken by an officer or employee delegated authority pursuant to this Section 3(c) within the scope of such delegation shall, for all purposes under the Plan, be deemed to be an action taken by the Committee. Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Award granted under the Plan to any Eligible Person who is not an employee of the Company or any of its Affiliates (including any non-employee director of the Company or any Affiliate) or to any Eligible Person who is subject to Section 16 of the Exchange Act must be expressly approved by the Committee or Qualifying Committee in accordance with Section 3(b) above.

(d)    Sections 409A and 457A. The Committee shall take into account compliance with Sections 409A and 457A of the Code in connection with any grant of an Award under the Plan, to the extent applicable. While the Awards granted hereunder are intended to be structured in a manner to avoid the imposition of any penalty taxes under Sections 409A and 457A of the Code, in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on a Participant as a result of Section 409A or Section 457A of the Code or any damages for failing to comply with Section 409A or Section 457A of the Code or any similar state or local laws (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A or Section 457A of the Code).

4. Shares	Available Under the Plan; Other Limitations.

(a)    Number of Shares Available for Delivery. Subject to adjustment as provided in Section 10 hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall equal 8,777,265, plus the number of shares of Common Stock that are automatically added on January 1st of each year prior to the termination of the Plan, commencing on the first January 1st following the Effective Date, in an amount equal to the lesser of (x) two percent (2%) of the total number of shares of Stock outstanding on December 31st of the preceding calendar year or (y) such lesser number of shares as determined by the Board. Shares of Stock delivered under the Plan shall consist of authorized and unissued shares or previously issued shares of Stock reacquired by the Company on the open market or by private purchase. Notwithstanding the foregoing, (i) except as may be required by reason of Section 422 of the Code, the number of shares of Stock available for issuance hereunder shall not be reduced by shares issued pursuant to Awards issued or assumed in connection with a merger or acquisition as contemplated by, as applicable, NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c) and IM-5635-1, AMEX Company Guide Section 711, or other applicable stock exchange rules, and their respective successor rules and listing exchange promulgations (each such Award, a “Substitute Award”); and (ii) shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.

(b)    Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double-counting (as, for example, in the case of tandem awards or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. Other than with respect to a Substitute Award, to the extent that an Award expires or is canceled, forfeited, settled in cash, or otherwise terminated without delivery to the Participant of the full number of shares of Stock to which the Award related, the undelivered shares of Stock will again be available for grant. Shares of Stock withheld in payment of the exercise price or taxes relating to an Award and shares of Stock equal to the number surrendered in payment of any exercise price or taxes relating to an Award shall not be deemed to constitute shares delivered to the Participant and shall be deemed to again be available for delivery under the Plan.

(c)    Incentive Stock Options. No more than 27,000,000 shares of Stock (subject to adjustment as provided in Section 10 hereof) reserved for issuance hereunder may be issued or transferred upon exercise or settlement of Incentive Stock Options.

(d)    Shares Available Under Acquired Plans. To the extent permitted by NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c) or other applicable stock exchange rules, subject to applicable law, in the event that a company acquired by the Company or with which the Company combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio of formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Stock reserved and available for delivery in connection with Awards under the Plan; provided that Awards using such available shares shall not be made after the date awards could have been made under the terms of such pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by the Company or any subsidiary of the Company immediately prior to such acquisition or combination.

(e)    Limitation on Awards to Non-Employee Directors. Notwithstanding anything herein to the contrary, the maximum value of any Awards granted to a non-employee director of the Company in any one calendar year, taken apart from any cash fees paid to such non-employee director during such calendar year in respect of the non-employee director’s services as a member of the Board during such year, shall not exceed $750,000 (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes); provided, that the limitation that shall apply in any calendar year in which a non-employee director (i) is initially appointed or elected to the Board, (ii) serves on a special committee of the Board, or (iii) serves as lead director or chairman of the Board, will instead be $1,000,000 for such non-employee director.

5. Options.

(a)    General. Certain Options granted under the Plan may be intended to be Incentive Stock Options; however, no Incentive Stock Options may be granted hereunder following the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board and (ii) the date the stockholders of the Company approve the Plan. Options may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate; provided, however, that Incentive Stock Options may be granted only to Eligible Persons who are employees of the Company or an Affiliate (as such definition is limited pursuant to Section 2(o) hereof) of the Company. The provisions of separate Options shall be set forth in separate Option Agreements, which agreements need not be identical. No dividends or dividend equivalents shall be paid on Options.

(b)    Term. The term of each Option shall be set by the Committee at the time of grant; provided, however, that no Option granted hereunder shall be exercisable after, and each Option shall expire, ten (10) years from the date it was granted.

(c)    Exercise Price. The exercise price per share of Stock for each Option shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant, subject to Section 5(g) hereof in the case of any Incentive Stock Option. Notwithstanding the foregoing, in the case of an Option that is a Substitute Award, the exercise price per share of Stock for such Option may be less than the Fair Market Value on the date of grant; provided, that such exercise price is determined in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.

(d)    Payment for Stock. Payment for shares of Stock acquired pursuant to an Option granted hereunder shall be made in full upon exercise of the Option in a manner approved by the Committee, which may include any of the following payment methods: (1) in immediately available funds in U.S. dollars, or by certified or bank cashier’s check, (2) by delivery of shares of Stock having a value equal to the exercise price, (3) by a broker-assisted cashless exercise in accordance with procedures approved by the Committee, whereby payment of the Option exercise price or tax withholding obligations may be satisfied, in whole or in part, with shares of Stock subject to the Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations, or (4) by any other means approved by the Committee (including, by delivery of a notice of “net exercise” to the Company, pursuant to which the Participant shall receive the number of shares of Stock underlying the Option so exercised reduced by the number of shares of Stock equal to the aggregate exercise price of the Option divided by the Fair Market Value on the date of exercise). Notwithstanding anything herein to the contrary, if the Committee determines that any form of payment available hereunder would be in violation of Section 402 of the Sarbanes-Oxley Act of 2002, such form of payment shall not be available.

(e)    Vesting. Options shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an Option Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Option at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of an Option shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires, is canceled or otherwise terminates.

(f)    Termination of Employment or Service. Except as provided by the Committee in an Option Agreement, Participant Agreement or otherwise:

(1)    In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s Options outstanding shall cease, (B) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (C) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is ninety (90) days after the date of such Termination.

(2)    In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s Options outstanding shall cease, (ii) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (iii) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is twelve (12) months after the date of such Termination.

(3)    In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Options outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.

(g)    Special Provisions Applicable to Incentive Stock Options.

(1)    No Incentive Stock Option may be granted to any Eligible Person who, at the time the Option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof, unless such Incentive Stock Option (i) has an exercise price of at least one hundred ten percent (110%) of the Fair Market Value on the date of the grant of such Option and (ii) cannot be exercised more than five (5) years after the date it is granted.

(2)    To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

(3)    Each Participant who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Stock acquired pursuant to the exercise of an Incentive Stock Option.

6. Restricted	Stock.

(a)    General. Restricted Stock may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Awards of Restricted Stock shall be set forth in separate Restricted Stock Agreements, which agreements need not be identical. Subject to the restrictions set forth in Section 6(b) hereof, and except as otherwise set forth in the applicable Restricted Stock Agreement, the Participant shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. Unless otherwise set forth in a Participant’s Restricted Stock Agreement, cash dividends and stock dividends, if any, with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

(b)    Vesting and Restrictions on Transfer. Restricted Stock shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in a Restricted Stock Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Award of Restricted Stock at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of an Award of Restricted Stock shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. In addition to any other restrictions set forth in a Participant’s Restricted Stock Agreement, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Stock prior to the time the Restricted Stock has vested pursuant to the terms of the Restricted Stock Agreement.

(c)    Termination of Employment or Service. Except as provided by the Committee in a Restricted Stock Agreement, Participant Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock has vested, (1) all vesting with respect to such Participant’s Restricted Stock outstanding shall cease, and (2) as soon as practicable following such Termination, the Company shall repurchase from the Participant, and the Participant shall sell, all of such Participant’s unvested shares of Restricted Stock at a purchase price equal to the lesser of (A) the original purchase price paid for the Restricted Stock (as adjusted for any subsequent changes in the outstanding Stock or in the capital structure of the Company) less any dividends or other distributions or bonus received (or to be received) by the Participant (or any transferee) in respect of such Restricted Stock prior to the date of repurchase and (B) the Fair Market Value of the Stock on the date of such repurchase; provided that, if the original purchase price paid for the Restricted Stock is equal to zero dollars ($0), such unvested shares of Restricted Stock shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

7. Restricted	Stock Units.

(a)    General. Restricted Stock Units may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Restricted Stock Units shall be set forth in separate RSU Agreements, which agreements need not be identical.

(b)    Vesting. Restricted Stock Units shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an RSU Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Restricted Stock Unit at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of a Restricted Stock Unit shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment.

(c)    Settlement. Restricted Stock Units shall be settled in Stock, cash, or property, as determined by the Committee, in its sole discretion, on the date or dates determined by the Committee and set forth in an RSU Agreement. Unless otherwise set forth in a Participant’s RSU Agreement, a Participant shall not be entitled to dividends, if any, or dividend equivalents with respect to Restricted Stock Units prior to settlement.

(d)    Termination of Employment or Service. Except as provided by the Committee in an RSU Agreement, Participant Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock Units have been settled, (1) all vesting with respect to such Participant’s Restricted Stock Units outstanding shall cease, (2) all of such Participant’s unvested Restricted Stock Units outstanding shall be forfeited for no consideration as of the date of such Termination, and (3) any shares remaining undelivered with respect to vested Restricted Stock Units then held by such Participant shall be delivered on the delivery date or dates specified in the RSU Agreement.

8. Stock	Appreciation Rights.

(a)    General. Stock Appreciation Rights may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Stock Appreciation Rights shall be set forth in separate SAR Agreements, which agreements need not be identical. No dividends or dividend equivalents shall be paid on Stock Appreciation Rights.

(b)    Term. The term of each Stock Appreciation Right shall be set by the Committee at the time of grant; provided, however, that no Stock Appreciation Right granted hereunder shall be exercisable after, and each Stock Appreciation Right shall expire, ten (10) years from the date it was granted.

(c)    Base Price. The base price per share of Stock for each Stock Appreciation Right shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant. Notwithstanding the foregoing, in the case of a Stock Appreciation Right that is a Substitute Award, the base price per share of Stock for such Stock Appreciation Right may be less than the Fair Market Value on the date of grant; provided, that such base price is determined in a manner consistent with the provisions of Section 409A of the Code.

(d)    Vesting. Stock Appreciation Rights shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in a SAR Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Stock Appreciation Right at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of a Stock Appreciation Right shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. If a Stock Appreciation Right is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Stock Appreciation Right expires, is canceled or otherwise terminates.

(e)    Payment upon Exercise. Payment upon exercise of a Stock Appreciation Right may be made in cash, Stock, or property as specified in the SAR Agreement or determined by the Committee, in each case having a value in respect of each share of Stock underlying the portion of the Stock Appreciation Right so exercised, equal to the difference between the base price of such Stock Appreciation Right and the Fair Market Value of one (1) share of Stock on the exercise date. For purposes of clarity, each share of Stock to be issued in settlement of a Stock Appreciation Right is deemed to have a value equal to the Fair Market Value of one (1) share of Stock on the exercise date. In no event shall fractional shares be issuable upon the exercise of a Stock Appreciation Right, and in the event that fractional shares would otherwise be issuable, the number of shares issuable will be rounded down to the next lower whole number of shares, and the Participant will be entitled to receive a cash payment equal to the value of such fractional share.

(f)    Termination of Employment or Service. Except as provided by the Committee in a SAR Agreement, Participant Agreement or otherwise:

(1)    In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s Stock Appreciation Rights outstanding shall cease, (B) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (C) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is ninety (90) days after the date of such Termination.

(2)    In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s Stock

Appreciation Rights outstanding shall cease, (ii) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (iii) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is twelve (12) months after the date of such Termination. In the event of a Participant’s death, such Participant’s Stock Appreciation Rights shall remain exercisable by the Person or Persons to whom such Participant’s rights under the Stock Appreciation Rights pass by will or by the applicable laws of descent and distribution until the applicable Expiration Date, but only to the extent that the Stock Appreciation Rights were vested at the time of such Termination.

(3)    In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Stock Appreciation Rights outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.

9. Other	Cash or Stock-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to Stock, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee is also authorized to grant cash Awards, on a free-standing basis or as an element of, a supplement to, or in lieu of any other Award under the Plan to Participants in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate. The Committee may also grant cash or Stock as a bonus (whether or not subject to any vesting requirements or other restrictions on transfer), and may grant other Awards in lieu of obligations of the Company or an Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award Agreements, which agreements need not be identical.

10. Adjustment	for Recapitalization, Merger, etc.

(a)    Capitalization Adjustments. The aggregate number of shares of Stock that may be delivered in connection with Awards (as set forth in Section 4 hereof), the numerical share limits in Section 4(a) hereof, the number of shares of Stock covered by each outstanding Award, and the price per share of Stock underlying each such Award shall be equitably and proportionally adjusted or substituted, as determined by the Committee, in its sole discretion, as to the number, price, or kind of a share of Stock or other consideration subject to such Awards (1) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award (including any Corporate Event); (2) in connection with any extraordinary dividend declared and paid in respect of shares of Stock, whether payable in the form of cash, stock, or any other form of consideration; or (3) in the event of any change in applicable laws or circumstances that results in or could result in, in either case, as determined by the Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants in the Plan. In lieu of or in addition to any adjustment pursuant to this Section 10, if deemed appropriate, the Committee may provide that an adjustment take the form of a cash payment to the holder of an outstanding Award with respect to all or part of an outstanding Award, which payment shall be subject to such terms and conditions (including timing of payment(s), vesting and forfeiture conditions) as the Committee may determine in its sole discretion. The Committee will make such adjustments, substitutions or payment, and its determination will be final, binding and conclusive. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

(b)    Corporate Events. Notwithstanding the foregoing, except as provided by the Committee in an Award Agreement, Participant Agreement or otherwise, in connection with (i) a merger, amalgamation, or consolidation involving the Company in which the Company is not the surviving corporation, (ii) a merger, amalgamation, or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation or other property or cash, (iii) a Change in Control, or (iv) the reorganization, dissolution or liquidation of the Company (each, a “Corporate Event”), the Committee may provide for any one or more of the following:

(1)    The assumption or substitution of any or all Awards in connection with such Corporate Event, in which case the Awards shall be subject to the adjustment set forth in Section 10(a) hereof, and to the extent that such Awards vest subject to the achievement of performance criteria, such performance criteria shall be deemed earned at target level (or if no target is specified, the maximum level) and will be converted into solely service based vesting awards that will vest during the performance period, if any, during which the original performance criteria would have been measured;

(2)    The acceleration of vesting of any or all Awards not assumed or substituted in connection with such Corporate Event, subject to the consummation of such Corporate Event; provided that unless otherwise set forth in an Award Agreement, any Awards that vest subject to the achievement of performance criteria will be deemed earned at target level (or if no target is specified, the maximum level), provided further that a Participant has not experienced a Termination prior to such Corporate Event;

(3)    The cancellation of any or all Awards not assumed or substituted in connection with such Corporate Event (whether vested or unvested) as of the consummation of such Corporate Event, together with the payment to the Participants holding vested Awards (including any Awards that would vest upon the Corporate Event but for such cancellation) so canceled of an amount in respect of cancellation equal to an amount based upon the per-share consideration being paid for the Stock in connection with such Corporate Event, less, in the case of Options, Stock Appreciation Rights, and other Awards subject to exercise, the applicable exercise or base price; provided, however, that holders of Options, Stock Appreciation Rights, and other Awards subject to exercise shall be entitled to consideration in respect of cancellation of such Awards only if the per-share consideration less the applicable exercise or base price is greater than zero dollars ($0), and to the extent that the per-share consideration is less than or equal to the applicable exercise or base price, such Awards shall be canceled for no consideration;

(4)    The cancellation of any or all Options, Stock Appreciation Rights and other Awards subject to exercise not assumed or substituted in connection with such Corporate Event (whether vested or unvested) as of the consummation of such Corporate Event; provided that all Options, Stock Appreciation Rights and other Awards to be so canceled pursuant to this paragraph (4) shall first become exercisable for a period of at least ten (10) days prior to such Corporate Event, with any exercise during such period of any unvested Options, Stock Appreciation Rights or other Awards to be (A) contingent upon and subject to the occurrence of the Corporate Event, and (B) effectuated by such means as are approved by the Committee; and

(5)    The replacement of any or all Awards (other than Awards that are intended to qualify as “stock rights” that do not provide for a “deferral of compensation” within the meaning of Section 409A of the Code) with a cash incentive program that preserves the value of the Awards so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced and payment to be made within thirty (30) days of the applicable vesting date.

Payments to holders pursuant to paragraph (3) above shall be made in cash or, in the sole discretion of the Committee, and to the extent applicable, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or a combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Award at such time (less any applicable exercise or base price). In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this Section 10(b), the Committee may require a Participant to (A) represent and warrant as to the unencumbered title to his or her Awards, (B) bear such Participant’s pro-rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Stock, and (C) deliver customary transfer documentation as reasonably determined by the Committee. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

(c)    Fractional Shares. Any adjustment provided under this Section 10 may, in the Committee’s discretion, provide for the elimination of any fractional share that might otherwise become subject to an Award. No cash settlements shall be made with respect to fractional shares so eliminated.

11. Use	of Proceeds.

The proceeds received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.

12. Rights	and Privileges as a Stockholder.

Except as otherwise specifically provided in the Plan, no Person shall be entitled to the rights and privileges of Stock ownership in respect of shares of Stock that are subject to Awards hereunder until such shares have been issued to that Person.

13. Transferability	of Awards.

Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and to the extent subject to exercise, Awards may not be exercised during the lifetime of the grantee other than by the grantee. Notwithstanding the foregoing, except with respect to Incentive Stock Options, Awards and a Participant’s rights under the Plan shall be transferable for no value to the extent provided in an Award Agreement or otherwise determined at any time by the Committee.

14. Employment	or Service Rights.

No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for the grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate of the Company.

15. Compliance	with Laws.

The obligation of the Company to deliver Stock upon issuance, vesting, exercise, or settlement of any Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Stock pursuant to an Award unless such shares have been properly registered for sale with the U.S. Securities and Exchange Commission pursuant to the Securities Act (or with a similar non-U.S. regulatory agency pursuant to a similar law or regulation) or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Stock to be offered or sold under the Plan or any shares of Stock to be issued upon exercise or settlement of Awards. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

16. Withholding	Obligations.

As a condition to the issuance, vesting, exercise, or settlement of any Award (or upon the making of an election under Section 83(b) of the Code), the Committee may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the amount of all federal, state, and local income and other taxes of any kind required or permitted to be withheld in connection with such issuance, vesting, exercise, or settlement (or election). The Committee, in its discretion, may permit shares of Stock to be used to satisfy tax withholding requirements, and such shares shall be valued at their Fair Market Value as of the issuance, vesting, exercise, or settlement date of the Award, as applicable. Depending on the withholding method, the Company may withhold by considering the applicable minimum statutorily required withholding rates or other applicable withholding rates in the applicable Participant’s jurisdiction, including maximum applicable rates that may be utilized without creating adverse accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto) and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity.

17. Amendment	of the Plan or Awards.

(a)    Amendment of Plan. The Board or the Committee may amend the Plan at any time and from time to time.

(b)    Amendment of Awards. The Board or the Committee may amend the terms of any one or more Awards at any time and from time to time.

(c)    Stockholder Approval; No Material Impairment. Notwithstanding anything herein to the contrary, no amendment to the Plan or any Award shall be effective without stockholder approval to the extent that such approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which the Stock is listed. Additionally, no amendment to the Plan or any Award shall materially impair a Participant’s rights under any Award unless the Participant consents in writing (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Plan, including, without limitation, any actions described in Section 10 hereof, shall constitute an amendment to the Plan or an Award for such purpose). Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Board or the Committee may amend the terms of the Plan or any one or more Awards from time to time as necessary to bring such Awards into compliance with applicable law, including, without limitation, Section 409A of the Code.

(d)    No Repricing of Awards Without Stockholder Approval. Notwithstanding Sections 17(a) or 17(b) above, or any other provision of the Plan, the repricing of Awards shall not be permitted without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (1) changing the terms of an Award to lower its exercise or base price (other than on account of capital adjustments resulting from share splits, etc., as described in Section 10(a) hereof), (2) any other action that is treated as a repricing under GAAP, and (3) repurchasing for cash or canceling an Award in exchange for another Award at a time when its exercise or base price is greater than the Fair Market Value of the underlying Stock, unless the cancellation and exchange occurs in connection with an event set forth in Section 10(b) hereof.

18. Termination	or Suspension of the Plan.

The Board or the Committee may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the stockholders of the Company approve the Plan. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated; provided, however, that following any suspension or termination of the Plan, the Plan shall remain in effect for the purpose of governing all Awards then outstanding hereunder until such time as all Awards under the Plan have been terminated, forfeited, or otherwise canceled, or earned, exercised, settled, or otherwise paid out, in accordance with their terms.

19. Effective	Date of the Plan.

The Plan is effective as of the Effective Date, subject to stockholder approval.

20. Miscellaneous.

(a)    Certificates. Stock acquired pursuant to Awards granted under the Plan may be evidenced in such a manner as the Committee shall determine. If certificates representing Stock are registered in the name of the Participant, the Committee may require that (1) such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Stock, (2) the Company retain physical possession of the certificates, and (3) the Participant deliver a stock power to the Company, endorsed in blank, relating to the Stock. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Stock shall be held in book-entry form rather than delivered to the Participant pending the release of any applicable restrictions.

(b)    Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

(c)    Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Committee consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares of Stock) that are inconsistent with those in the Award Agreement as a result of a clerical error in connection with the preparation of the Award Agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

(d)    Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board (or a committee or subcommittee of the Board) and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Affiliates. In the event that an Award is subject to more than one such policy, the policy with the most restrictive clawback or recoupment provisions shall govern such Award, subject to applicable law.

(e)    Non-Exempt Employees. If an Option is granted to an employee of the Company or any of its Affiliates in the United States who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option will not be first exercisable for any shares of Stock until at least six (6) months following the date of grant of the Option (although the Option may vest prior to such date).

Consistent with the provisions of the Worker Economic Opportunity Act, (1) if such employee dies or suffers a Disability, (2) upon a Corporate Event in which such Option is not assumed, continued, or substituted, (3) upon a Change in Control, or (4) upon the Participant’s retirement (as such term may be defined in the applicable Award Agreement or a Participant Agreement, or, if no such definition exists, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options held by such employee may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Award will be exempt from such employee’s regular rate of pay, the provisions of this Section 20(e) will apply to all Awards.

(f)    Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 20(f) by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing the Plan and Awards and the Participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

(g)    Participants Outside of the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then a resident, or is primarily employed or providing services, outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed or providing services, or so that the value and other benefits of the Award to the Participant, as affected by non–U.S. tax laws and other restrictions applicable as a result of the Participant’s residence, employment, or providing services abroad, shall be comparable to the value of such Award to a Participant who is a resident, or is primarily employed or providing services, in the United States. An Award may be modified under this Section 20(g) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified. Additionally, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are non–U.S. nationals or are primarily employed or providing services outside the United States.

(h)    Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any of its Affiliates is reduced (for example, and without limitation, if the Participant is an employee of the Company and the employee has a change in status from a full-time employee to a part-time employee) after the date of grant of any Award to the Participant, the Committee has the right in its sole discretion to (i) make a corresponding reduction in the number of shares of Stock subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(i)    No Liability of Committee Members. Neither any member of the Committee nor any of the Committee’s permitted delegates shall be liable personally by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such Person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such Person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(j)    Payments Following Accidents or Illness. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(k)    Governing Law. The Plan shall be governed by and construed in accordance with the laws of State of Delaware without reference to the principles of conflicts of laws thereof.

(l)    Electronic Delivery. Any reference herein to a “written” agreement or document or “writing” will include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled or authorized by the Company to which the Participant has access) to the extent permitted by applicable law.

(m)    Arbitration. All disputes and claims of any nature that a Participant (or such Participant’s transferee or estate) may have against the Company arising out of or in any way related to the Plan or any Award Agreement shall be submitted to and resolved exclusively by binding arbitration conducted in Harris County, Texas (or such other location as the parties thereto may agree) in accordance with the applicable rules of the American Arbitration Association then in effect, and the arbitration shall be heard and determined by a panel of three arbitrators in accordance with such rules (except that in the event of any inconsistency between such rules and this Section 20(m), the provisions of this Section 20(m) shall control). The arbitration panel may not modify the arbitration rules specified above without the prior written approval of all parties to the arbitration. Within ten business days after the receipt of a written demand, each party shall designate one arbitrator, each of whom shall have experience involving complex business or legal matters, but shall not have any prior, existing or potential material business relationship with any party to the arbitration. The two arbitrators so designated shall select a third arbitrator, who shall preside over the arbitration, shall be similarly qualified as the two arbitrators and shall have no prior, existing or potential material business relationship with any party to the arbitration; provided that if the two arbitrators are unable to agree upon the selection of such third arbitrator, such third arbitrator shall be designated in accordance with the arbitration rules referred to above. The arbitrators will decide the dispute by majority decision, and the decision shall be rendered in writing and shall bear the signatures of the arbitrators and the party or parties who shall be charged therewith, or the allocation of the expenses among the parties in the discretion of the panel. The arbitration decision shall be rendered as soon as possible, but in any event not later than 120 days after the constitution of the arbitration panel. The arbitration decision shall be final and binding upon all parties to the arbitration. The parties hereto agree that judgment upon any award rendered by the arbitration panel may be entered in the United States District Court for the Southern District of Texas or any court sitting in Harris County, Texas. To the maximum extent permitted by law, the parties hereby irrevocably waive any right of appeal from any judgment rendered upon any such arbitration award in any such court. Notwithstanding the foregoing, any party may seek injunctive relief in any such court.

(n)    Statute of Limitations. A Participant or any other person filing a claim for benefits under the Plan must file the claim within one (1) year of the date the Participant or other person knew or should have known of the facts giving rise to the claim. This one-year statute of limitations will apply in any forum where a Participant or any other person may file a claim and, unless the Company waives the time limits set forth above in its sole discretion, any claim not brought within the time periods specified shall be waived and forever barred.

(o)    Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees and service providers under general law.

(p)    Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting, or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any Person or Persons other than such member.

(q)    Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

*            *              *

ADOPTED BY THE BOARD OF DIRECTORS:                     , 2021

APPROVED BY THE STOCKHOLDERS:                     , 2021

TERMINATION DATE:                     , 2031

Annex K

REDWIRE CORPORATION

2021 EMPLOYEE STOCK PURCHASE PLAN

1.	GENERAL; PURPOSE.

(a)

The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan.

(b)

The Company, by means of the Plan, seeks to retain the services of its Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

(c)

The Plan consists of two components: the Section 423 Component and the Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. In addition, the Plan authorizes the grant of Purchase Rights under the Non-Section 423 Component, which need not qualify as Purchase Rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code; such Purchase Rights granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Committee and designed to achieve tax, securities laws or other objectives for Eligible Employees and the Designated Companies in locations outside of the United States. Except as otherwise provided herein or determined by the Committee, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Committee at or prior to the time of such Offering.

(d)

For purposes of the Plan, the Committee may designate separate Offerings under the Plan, the terms of which need not be identical, in which Eligible Employees will participate, even if the dates of such Offerings are identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component as determined under Section 423 of the Code. Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non-Section 423 Component of the Plan.

2.	ADMINISTRATION.

(a)	The Committee will administer the Plan.

(b)	The Committee will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)	To determine how and when Purchase Rights will be granted and the terms and conditions of each Offering (which need not be identical);

(ii)

To designate from time to time which Related Corporations of the Company will be eligible to participate in the Plan as Designated Companies, which Related Corporations may be excluded from participation in the Plan, and which Designated Companies will participate in the Section 423 Component or Non-Section 423 Component; provided, however, that a Related Corporation that does not also qualify as a “subsidiary corporation” within the meaning of Section 424(f) of the Code may be designated only as participating in the Non-Section 423 Component;

(iii)

To construe and interpret the Plan and Purchase Rights, and to establish, amend, and revoke rules and regulations for its administration. The Committee, in the exercise of this power, may correct any defect, omission, or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective;

(iv)	To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v)	To suspend or terminate the Plan at any time as provided in Section 11(b) below;

(vi)	To amend the Plan at any time as provided in Section 11(a) below;

(vii)

Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan; and

(viii)

To adopt such procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States.

(c)

The Committee may, in its sole discretion, designate Employees and professional advisors to assist it in the administration of the Plan and (to the extent permitted by applicable laws, rules, and regulations) may grant authority to Employees to execute agreements or other documents on behalf of the Committee relating to the Plan. The Committee may, in its sole discretion, employ legal counsel, consultants, and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred in the engagement of any such counsel, consultant, or agent will be paid by the Company. Neither the Board, the Committee, any Employee to whom authority has been delegated pursuant to this Section 2(c), nor any current or former Director, will be liable for any action or determination made in good faith with respect to the Plan, and to the maximum extent permitted by applicable laws, rules, and regulations, no current or former Director or Employee to whom authority has been delegated pursuant to this Section 2(c) will be liable for any action or determination made in good faith with respect to the Plan.

(d)	All determinations, interpretations, and constructions made by the Committee in good faith will not be subject to review by any person and will be final, binding, and conclusive on all persons.

3.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

(a)

Subject to the provisions of Section 10(a) below relating to Changes in Capitalization, the maximum number of shares of Common Stock that may be issued under the Plan will equal 835,929 shares of Common Stock, plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of up to ten years, commencing on the first January 1st following the Effective Date, in an amount equal to the lesser of (x) one percent (1%) of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, or (y) such lesser number of shares as determined by the Board; provided, however, no more than 8,750,000 shares of Common Stock may be issued in total under the Plan.

(b)

If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c)	The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.	GRANT OF PURCHASE RIGHTS; OFFERING.

(a)	The Committee may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or

Offering Dates selected by the Committee. Each Offering will be in such form and will contain such terms and conditions as the Committee will deem appropriate, and, for the Section 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering will be incorporated by reference into the Plan and treated as part of the Plan. The terms and conditions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of the Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b)

If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

5.	ELIGIBILITY.

(a)

Purchase Rights may be granted only to Employees of the Company or, as the Committee may designate in accordance with Section 2(b), to Employees of a Related Corporation. An Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or a Related Corporation, as the case may be, for such continuous period preceding such Offering Date as the Committee may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Committee may provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company or the Related Corporation, as applicable, is more than 20 hours per week and more than five months per calendar year or such other criteria as the Committee may determine, for the Section 423 Component, consistent with Section 423 of the Code, unless such exclusion from eligibility is prohibited by applicable laws or regulations.

(b)

No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(b), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(c)

As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the Section 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which exceeds $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time. In addition, no Eligible Employee will be able to purchase more than 5,000 shares of Common Stock, or such other number of shares of Common Stock as may be determined by the Committee, with respect to a single Offering or Purchase Period.

(d)

Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Committee may provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate, unless such exclusion from eligibility is prohibited by applicable laws or regulations.

(e)

Further, with respect to the Non-Section 423 Component, (i) the Committee may limit eligibility further within a Designated Company so as to only designate some Employees of a Designated Company as Eligible Employees, and (b) to the extent any restrictions in this Section 5 are not consistent with applicable local laws, the applicable local laws shall control.

6.	PURCHASE RIGHTS; PURCHASE PRICE.

(a)

On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Committee, but in either case not exceeding fifteen percent (15%) of such Employee’s earnings (which, except as otherwise defined by the Committee in an Offering, shall mean an Employee’s base pay) during the period that begins on the Offering Date (or such later date as the Committee determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b)

The Committee will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c)

In connection with each Offering made under the Plan, the Committee may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Committee action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock available will be made in as nearly a uniform manner as will be practicable and equitable.

(d)

Subject to such other limitations determined by the Committee, the purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be not less than an amount equal to the lesser of (i) 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date and (ii) 85% of the Fair Market Value of the shares of Common Stock on the first Trading Day of the applicable Purchase Period.

7.	PARTICIPATION; WITHDRAWAL; TERMINATION.

(a)

An Eligible Employee who chooses to become a Participant must, unless otherwise required under applicable laws or regulations, elect to authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified in the Offering, an enrollment form provided by the Company. Except as may otherwise be determined by the Committee, a Participant’s completion of an enrollment form with respect to any Offering will enroll such Participant in the Plan for each subsequent Offering on the terms contained therein until the Participant either submits a new enrollment form, withdraws from participation under the Plan as provided in Section 7(b) hereof, or otherwise becomes ineligible to participate in the Plan. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Committee. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where applicable laws or regulations require that Contributions be deposited with a third party or otherwise be segregated. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) his or her Contributions by completing and delivering a new enrollment form to the Company within the time specified in the Offering. If required under applicable laws or regulations, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through a payment by cash, check or wire transfer prior to a Purchase Date, in a manner directed by the Company.

(b)

During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon Participant’s timely withdrawal in accordance with the deadline imposed by the Company, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute to such Participant all of his or her accumulated but unused Contributions as soon as practicable thereafter. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c)

Unless otherwise required by applicable laws or regulations, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. The Company will distribute to such individual all of his or her accumulated but unused Contributions as soon as practicable thereafter.

(d)

During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, or by the laws of descent and distribution. If a Participant dies, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant.

(e)	Unless otherwise specified in the Offering or required by applicable law, the Company will have no obligation to pay interest on Contributions.

(f)

Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited or otherwise problematic under applicable local laws (as determined by the Committee in its sole discretion), the Committee may provide that an Eligible Employee may elect to participate through Contributions in a form acceptable to the Committee in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Committee must determine that any alternative method of contribution is applied on an equal and uniform basis to all Eligible Employees in the Offering. Any reference to “payroll deductions” in this Section 7 (or in any other section of the Plan) will similarly cover Contributions by other means made pursuant to this Section 7(f).

8.	EXERCISE OF PURCHASE RIGHTS.

(a)

On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b)

If any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock (whether as a result of the application of purchase limits or otherwise) and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be held in such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such Offering, in which case such amount will be distributed to such Participant after the final Purchase Date, without interest. If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one whole share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will not roll over to the next Offering and will instead be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by applicable law).

(c)

No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign, and other securities and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 6 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all applicable laws or regulations, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest, unless otherwise required by applicable laws or regulations.

(d)

The Committee may, in its discretion, establish a holding period for any shares of Common Stock purchased in a particular Offering unless such holding period is prohibited by applicable laws or regulations. The holding period, if any, will commence on the Purchase Date and will not exceed six months; provided that the holding period, if any, with respect to any Participant will end automatically if either (i) the Participant is no longer an Employee, or (ii) a Change in Control occurs. During such holding period, the holder of the shares of Common Stock will not be permitted to sell such shares and the shares will be designated with an applicable resale restriction. The applicable holding period will be set forth in the Offering Document for the applicable Offering, and each Participant will be required to agree to such holding period as a condition to participating in the Offering.

9.	COVENANTS OF THE COMPANY.

The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission or agency having jurisdiction over the Plan, such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines in its sole discretion, that doing so would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CHANGE IN CONTROL.

(a)

In the event of a Change in Capitalization, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee will, in such manner as it deems equitable, appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and number of securities subject to, and the purchase price applicable to, outstanding Offerings and Purchase Rights, and (iii) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. In addition, if any change in the capital structure or business of the Company that is not a Change in Capitalization occurs, then the Committee, in its sole discretion, may make adjustments to the Plan in such manner as it deems appropriate and equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan. The Committee will make these adjustments in its discretion, and its determination will be final, binding, and conclusive.

(b)

Notwithstanding the foregoing, except as provided by the Committee, in the event of a Change in Control, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Change in Control) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock within ten (10) business days prior to the Change in Control under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

11.	AMENDMENT; TERMINATION OR SUSPENSION OF THE PLAN.

(a)

The Board or the Committee may amend the Plan at any time in any respect the Board or the Committee, as applicable, deems necessary or advisable. However, except as provided in Section 10(a) relating to Changes in Capitalization, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by applicable laws, regulations or listing requirements, including, without limitation, any amendment that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to become Participants and receive Purchase Rights, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be purchased under the Plan, or (iv) expands the types of awards available for issuance under the Plan, but in each of (i) through (iv) above only to the extent stockholder approval is required by applicable laws, regulations or listing requirements. In addition, no amendment may make any change to any outstanding Purchase Right which materially adversely affects such Purchase Right without the consent of the person to whom such Purchase Right was granted, except (x) as provided in Section 10(a) relating to Changes in Capitalization, (y) to the extent necessary to comply with any laws, listing requirements, or governmental regulations (including, for the Section 423 Component, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date, or (z) as necessary to obtain or maintain any special tax, listing, or regulatory treatment.

(b)

The Board or the Committee may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated. In addition, the Board or the Committee may terminate an Offering if the Board or the Committee determines that the termination of the Offering is in the best interests of the Company and its stockholders.

12.	RULES PARTICULAR TO SPECIFIC COUNTRIES.

Notwithstanding anything herein to the contrary, the terms and conditions of the Plan with respect to Participants who are tax residents of a particular non-U.S. country or who are non-U.S. nationals or employed in non-U.S. jurisdictions may be subject to an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Committee). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern. Without limiting the foregoing, the Committee is specifically authorized to adopt rules and procedures, with respect to Participants who are non-U.S. nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Related Corporations from participation in the Plan, eligibility to participate, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions, provided that the adoption and implementation of any such rules and/or procedures would not cause the Section 423 Component to not be in compliance with Section 423 of the Code.

13.	EFFECTIVE DATE OF PLAN.

The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 11(a) above, materially amended) by the Board.

14.	MISCELLANEOUS PROVISIONS.

(a)	Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b)

To the extent required by applicable law, rules, or regulations, a Participant will be required to make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan or any Offering.

(c)

A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(d)

Neither the Plan nor any Offering hereunder will give any Participant or other Employee any right with respect to continuance of employment by the Company or any Related Corporation, nor will they be a limitation in any way on the right of the Company or any Related Corporation by which an Employee is employed or retained to terminate his or her employment at any time.

(e)

The Plan and actions taken in connection herewith will be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

(f)

If any provision of the Plan will be held invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions hereof, and the Plan will be construed and enforced as if such provisions had not been included.

(g)	The headings and captions herein are provided for reference and convenience only, will not be considered part of the Plan, and will not be employed in the construction of the Plan.

15.	DEFINITIONS.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)

“Affiliate” means a corporation or other entity controlled by, controlling, or under control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such person, whether through the ownership of voting or other securities, by contract or otherwise.

(b)	“Board” means the Board of Directors of the Company.

(c)

“Change in Capitalization” means any change in the capital structure of the Company by reason of any stock split, reverse stock split, stock dividend, extraordinary cash dividend, subdivision, combination or reclassification of shares that may be issued under the Plan, any recapitalization, any merger, any consolidation, any spin off, any reorganization or any partial or complete liquidation, or any other corporate transaction or event having an effect similar to the foregoing.

(d)	“Change in Control” will have the meaning ascribed thereto in the Company’s 2021 Omnibus Incentive Plan, as amended or amended and restated from time to time.

(e)

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder. Any reference to any section of the Code will also be a reference to any successor provision.

(f)

“Committee” means the Compensation Committee of the Board or such other committee or subcommittee of the Board appointed from time to time by the Board. To the extent that no Committee exists that has the authority to administer the Plan, the functions of the Committee will be exercised by the Board.

(g)	“Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company, and such other securities as may be substituted for such stock pursuant to Section 10 hereof.

(h)	“Company” means Redwire Corporation, a Delaware corporation, and its successors by operation of law.

(i)

“Contributions” means the payroll deductions that a Participant contributes to fund the exercise of a Purchase Right. If required by applicable law or regulation and if specifically provided for in the Offering, a Participant may make additional payments into his or her account, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions.

(j)

“Designated Company” means any Related Corporation designed by the Committee as participating in the Plan, such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component. A Designated Company may participate in either the Section 423 Component or Non-Section 423 Component, but not both. Notwithstanding the foregoing, if any Related Corporation is disregarded for U.S. federal income tax purposes in respect of the Company or any Designated Company participating in the Section 423 Component, then such disregarded Related Corporation shall automatically be a Designated Company participating in the Section 423 Component. If any Related Corporation is disregarded for U.S. federal income tax purposes in respect of any Designated Company participating in the Non-Section 423 Component, the Committee may exclude such Related Corporation from participating in the Plan, notwithstanding that the Designated Company in respect of which such Related Corporation is disregarded may participate in the Plan.

(k)	“Director” means a member of the Board.

(l)	“Effective Date” means , 2021, which is the date on which the Plan was approved by the Board.

(m)

“Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(n)

“Employee” means any person, including an Officer or Director, who is treated as an employee in the records of the Company or a Related Corporation. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(o)	“Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(p)	“Fair Market Value” will have the meaning ascribed thereto in the Company’s 2021 Omnibus Incentive Plan, as amended or amended and restated from time to time.

(q)

“Non-Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Committee as a part of the Plan, in each case, pursuant to which Purchase Rights may be granted to Eligible Employees that need not satisfy the requirements for Purchase Rights granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

(r)

“Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Committee for that Offering.

(s)	“Offering Date” means a date selected by the Committee for an Offering to commence.

(t)

“Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and all rules, regulations and successor provisions promulgated thereunder.

(u)	“Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(v)

“Plan” means this Redwire Corporation 2021 Employee Stock Purchase Plan, including both the Section 423 Component and Non-Section 423 Component and any other sub-plans or appendices hereto, as amended from time to time.

(w)

“Purchase Date” means one or more dates during an Offering selected by the Committee on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(x)

“Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(y)	“Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(z)

“Related Corporation” means any Affiliate or any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(aa)	“Section 423 Component” means those Offerings under the Plan that are intended to meet the requirements under Section 423(b) of the Code.

(bb)

“Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder. Any reference to any section of the Securities Act will also be a reference to any successor provision.

(cc)

“Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the NYSE, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, or any successors thereto, is open for trading.

ADOPTED BY THE BOARD OF DIRECTORS:                    , 2021

APPROVED BY THE STOCKHOLDERS:                    , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. The Existing Governing Documents provided for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Existing Governing Documents. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description

2.1†*	Agreement and Plan of Merger, dated as of March 25, 2021, by and among GPAC, Shepard Merger Sub Corporation, Cosmos Intermediate, LLC and Redwire, LLC (included as Annex A to the proxy statement/prospectus).

3.1*	Amended and Restated Memorandum and Articles of Association of GPAC (included as Annex B to the proxy statement/prospectus).

3.2*	Form of Certificate of Incorporation of New Redwire, to become effective upon Domestication (included as Annex C to the proxy statement/prospectus).

3.3*	Form of Bylaws of New Redwire, to become effective upon Domestication (included as Annex D to the proxy statement/prospectus).

3.4*	Form of Certificate of Corporate Domestication of GPAC, to be filed with the Secretary of the State of Delaware.

4.1*	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed by the Registrant on September 25, 2020).

4.2*	Specimen Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed by the Registrant on September 25, 2020).

4.3*	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed by the Registrant on September 25, 2020).

Exhibit Number	Description

4.4*	Warrant Agreement, dated as of November 23, 2020, between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on November 27, 2020).

5.1*	Opinion of Willkie Farr & Gallagher LLP.

8.1*	Tax Opinion of Willkie Farr & Gallagher LLP.

10.1*	Letter Agreement, dated November 23, 2020, by and among GPAC, the Sponsor and each director and officer of GPAC (incorporated by reference to Exhibit 10.17 to Form 8-K, filed by GPAC on November 27, 2020).

10.2*	Investment Management Trust Agreement, dated November 23, 2020, by and between Continental Stock Transfer & Trust Company and GPAC (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by GPAC on November 27, 2020).

10.3*	Registration and Shareholder Rights Agreement, dated November 23, 2020, by and among GPAC, Sponsor, Genesis Park and Jefferies (incorporated by reference to Exhibit 10.2 to Form 8-K, filed by GPAC on November 27, 2020).

10.4*	Indemnity Agreement, dated November 23, 2020, by and between GPAC and Paul W. Hobby (incorporated by reference to Exhibit 10.5 to Form 8-K, filed by GPAC on November 27, 2020).

10.5*	Indemnity Agreement, dated November 23, 2020, by and between GPAC and Jonathan E. Baliff (incorporated by reference to Exhibit 10.6 to Form 8-K, filed by GPAC on November 27, 2020).

10.6*	Indemnity Agreement, dated November 23, 2020, by and between GPAC and David Bilger (incorporated by reference to Exhibit 10.7 to Form 8-K, filed by GPAC on November 27, 2020).

10.7*	Indemnity Agreement, dated November 23, 2020, by and between GPAC and David N. Siegel (incorporated by reference to Exhibit 10.8 to Form 8-K, filed by GPAC on November 27, 2020).

10.8*	Indemnity Agreement, dated November 23, 2020, by and between GPAC and Wayne Gilbert West (incorporated by reference to Exhibit 10.9 to Form 8-K, filed by GPAC on November 27, 2020).

10.9*	Indemnity Agreement, dated November 23, 2020, by and between GPAC and Richard H. Anderson (incorporated by reference to Exhibit 10.10 to Form 8-K, filed by GPAC on November 27, 2020).

10.10*	Indemnity Agreement, dated November 23, 2020, by and between GPAC and Thomas Dan Friedkin (incorporated by reference to Exhibit 10.11 to Form 8-K, filed by GPAC on November 27, 2020).

10.11*	Indemnity Agreement, dated November 23, 2020, by and between GPAC and Andrea Fischer Newman (incorporated by reference to Exhibit 10.12 to Form 8-K, filed by GPAC on November 27, 2020).

10.12*	Indemnity Agreement, dated November 23, 2020, by and between GPAC and Nina Jonsson (incorporated by reference to Exhibit 10.13 to Form 8-K, filed by GPAC on November 27, 2020).

10.13*	Indemnity Agreement, dated November 23, 2020, by and between GPAC and John Bolton (incorporated by reference to Exhibit 10.14 to Form 8-K, filed by GPAC on November 27, 2020).

10.14*	Indemnity Agreement, dated November 23, 2020, by and between GPAC and Dave Davis (incorporated by reference to Exhibit 10.15 to Form 8-K, filed by GPAC on November 27, 2020).

10.15*	Subscription Agreement, dated July 30, 2020, by and between GPAC and Sponsor (incorporated by reference to Exhibit 10.5 to Form S-1, filed by GPAC on September 25, 2020).

10.16*	Form of Subscription Agreement, dated November 18, 2020 (incorporated by reference to Exhibit 10.18 to Form 8-K, filed by GPAC on November 27, 2020).

10.17†*	Sponsor Agreement, dated as of March 25, 2021, by and among GPAC, the Sponsor and the Insiders (included as Annex E to the proxy statement/prospectus).

Exhibit Number	Description

10.18*	Form of Subscription Agreement (included as Annex F to the proxy statement/prospectus).

10.19*	Form of Voting and Support Agreement of Genesis Park (included as Annex G-1 to the proxy statement/prospectus).

10.20*	Form of Voting and Support Agreement of the Crescent Park Funds (included as Annex G-2 to the proxy statement/prospectus).

10.21*	Investor Rights Agreement, dated as of March 25, 2021, by and among Genesis Park, the Sponsor, GPAC, Holdings and Jefferies (included as Annex H to the proxy statement/prospectus).

10.22*	Warrant Forfeiture Agreement, dated as of March 25, 2021, by and among GPAC, the Sponsor, Jefferies, Holdings and Cosmos (included as Annex I to the proxy statement/prospectus).

10.23*	Form of Redwire Corporation 2021 Omnibus Equity Incentive Plan (included as Annex J to the proxy statement/prospectus).

10.24*	Form of Redwire Corporation 2021 Employee Stock Purchase Plan (included as Annex K to the proxy statement/prospectus).

10.25*	Offer Letter, dated as of March 11, 2020, by and between Holdings and Peter Cannito.

10.26*	Employment Agreement, dated as of June 22, 2020, by and between Cosmos Acquisition, LLC and Andrew Rush.

10.27*	Employment Agreement, dated as of August 3, 2020, by and between Cosmos Acquisition, LLC and William Read.

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm for GPAC.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Cosmos Intermediate, LLC.

23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for In Space Group, Inc.

23.4	Consent of BDO USA, LLP, independent auditor for Adcole Maryland Aerospace, LLC.

23.5	Consent of Plante & Moran, PLLC, independent auditor for Roccor, LLC.

23.6	Consent of Plante & Moran, PLLC, independent auditor for Deployable Space Systems, Inc.

23.7*	Consent of Willkie Farr & Gallagher LLP (included as part of Exhibit 5.1).

23.8*	Consent of Willkie Farr & Gallagher LLP (included as a part of Exhibit 8.1).

24.1*	Power of Attorney (included on signature page).

99.1*	Consent of Les Daniels to be named as a director.

99.2*	Consent of Reggie Brothers to be named as a director.

99.3*	Consent of Joanne Isham to be named as a director.

99.4*	Consent of Kirk Konert to be named as a director.

99.5*	Consent of Jonathan E. Baliff to be named as a director.

99.6*	Consent of John S. Bolton to be named as a director.

99.7*	Form of Proxy Card for GPAC Extraordinary General Meeting.

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

†

Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule of exhibit to the SEC upon request.

*	Previously filed.

Item 22.	Undertakings

11.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications,

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

12.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

13.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

14.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

15.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

16.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on the 5th day of August, 2021.

GENESIS PARK ACQUISITION CORP.

By:	/s/ Paul W. Hobby
Name:	Paul W. Hobby
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Paul W. Hobby and Jonathan E. Baliff as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or and in his or her name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form S-4, or other appropriate form, and all amendments thereto, including post-effective amendments, of Genesis Park Acquisition Corp. and to file the same, with any exhibits thereto, with the Securities and Exchange Commission, or any state securities department or any other federal or state agency or governmental authority granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Paul W. Hobby Paul W. Hobby	Chief Executive Officer and Director (Principal Executive Officer)	August 5, 2021

/s/ Jonathan E. Baliff Jonathan E. Baliff	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	August 5, 2021

* David N. Siegel	Chairman	August 5, 2021

* Richard H. Anderson	Director	August 5, 2021

* Wayne Gilbert West	Director	August 5, 2021

* Thomas Dan Friedkin	Director	August 5, 2021

* Andrea Fischer Newman	Director	August 5, 2021

*By:	/s/ Paul W. Hobby Paul W. Hobby	Attorney-in-Fact	August 5, 2021